As filed with the Securities and Exchange Commission on November 10, 2014

Registration Statement No. 333-199817

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Platform Specialty Products Corporation

(Exact name of registrant as specified in its charter)

Delaware	2890	37-1744899
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5200 Blue Lagoon Drive, Suite 855

Miami, FL 33126

(203) 575-5850

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frank J. Monteiro

Chief Financial Officer

5200 Blue Lagoon Drive, Suite 855

Miami, FL 33126

(203) 575-5850

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

Donn A. Beloff, Esq.

Jason T. Simon, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, par value $0.01 per share	25,465,024	$25.45	$648,084,861	$75,307.46

(1)	The shares of common stock will be offered for resale by selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Registrant’s common stock on November 5, 2014, as reported on the New York Stock Exchange.
(3)	Of this amount, $47,806.64 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER 10, 2014

PROSPECTUS

25,465,024 Shares

Platform Specialty Products Corporation

Common Stock

This prospectus relates to the resale of up to 25,465,024 shares of our common stock, which may be offered for sale from time to time by the selling stockholders named in this prospectus. The shares of our common stock covered by this prospectus (the “Shares”) were issued by us to the selling stockholders in a private placement (the “October/November Private Placement”) which we completed on October 8, 2014 and November 6, 2014, respectively, as more fully described in this prospectus.

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of their Shares in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 170 of this prospectus for more information.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.” The closing sale price on the NYSE for our shares of common stock on November 7, 2014 was $25.79 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and have elected to take advantage of certain reduced public company reporting requirements.

Investing in our common stock involves risks. You should carefully consider the risks that we have described in “Risk Factors” beginning on page 19 of this prospectus, and under similar headings in any amendments or supplements to this prospectus, before investing in the Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this prospectus is November        , 2014.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or make any representation concerning us, the selling stockholders or the Shares to be registered hereunder (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us or the selling stockholders. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or as otherwise set forth in this prospectus.

The selling stockholders are offering the Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Terms Used in This Prospectus

As used in this prospectus, unless the context otherwise requires, all references to “we,” “us,” “our,” the “Company” and “Platform” refer to Platform Specialty Products Corporation, a Delaware corporation, and its subsidiaries, collectively, for all periods subsequent to April 23, 2013 (inception). All references in this prospectus to our “Predecessor” refer to MacDermid, Incorporated, a Connecticut corporation (“MacDermid”) and its subsidiaries for all periods prior to our acquisition of MacDermid on October 31, 2013 (the “MacDermid Acquisition”). As used in this prospectus, “Successor 2014 Three-Month Period” refers to the period from April 1, 2014 to June 30, 2014, “Predecessor 2013 Three-Month Period” refers to the period from April 1, 2013 to June 30, 2013, “Successor 2014 Six-Month Period” refers to the period from January 1, 2014 to June 30, 2014, “Predecessor 2013 Six-Month Period” refers to the period from January 1, 2013 to June 30, 2013, “Successor 2013 Period” refers to the period from April 23, 2013 (inception) through December 31, 2013 and “Predecessor 2013 Period” refers to the ten month period from January 1, 2013 through October 31, 2013. “Predecessor 2012 Period” and “Predecessor 2011 Period” correspond to MacDermid’s fiscal years ended December 31, 2012 and 2011, respectively.

All references in this prospectus to “Agriphar” refer to Percival S.A. and its agrochemical business, Agriphar. On October 1, 2014, we completed the acquisition of Percival S.A., including Percival S.A.’s agrochemical business, Agriphar (the “Agriphar Acquisition”). See “Summary—Recent Developments—Agriphar Acquisition” and “Our Business—AgroSolutions.”

All references in this prospectus to “Chemtura AgroSolutions” or “CAS” refer to the Chemtura AgroSolutions business of Chemtura Corporation, a Delaware corporation (“Chemtura”). On November 3, 2014, we completed the acquisition of CAS (the “CAS Acquisition”). See “Summary—Recent Developments—CAS Acquisition,” “CAS Management’s Discussion of Operations and Cash Flows” and “Our Business—AgroSolutions.”

All references in this prospectus to “Arysta LifeScience” or “Arysta” refer to Arysta LifeScience Limited. All references in this prospectus to “Arysta Corporation” refer to Arysta’s wholly-owned Japanese subsidiary. On October 20, 2014, we entered into a share purchase agreement to acquire Arysta (the “Arysta Acquisition” and together with the Agriphar Acquisition and the CAS Acquisition, the “Acquisitions”). The proposed Arysta Acquisition is expected to close in the first quarter of 2015, subject to closing conditions customary for a transaction of this type. A description of Arysta’s business is included in this prospectus. See “Summary—Recent Developments—Proposed Arysta Acquisition,” “Arysta Management’s Discussion of Operations and Cash Flows” and “Our Business—AgroSolutions.”

References to our “common stock” refer to the common stock of Platform, par value $0.01 per share.

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Trademarks and Trade Names

This prospectus contains some of our trademarks and trade names. All other trademarks or trade names of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Industry and Market Data

We obtained the industry, market and competitive position data described or referred to throughout this prospectus from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. While we believe our internal estimates and research are reliable and the market definitions are appropriate, such estimates, research and definitions have not been verified by any independent source. We caution you not to place undue reliance on this data.

Non-GAAP Financial Measures

The United States Securities and Exchange Commission (the “SEC”) has adopted rules to regulate the use of “non-GAAP financial measures” that are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“GAAP”). In this prospectus we present Adjusted EBITDA, which is a non-GAAP financial measure. Our management believes this non-GAAP financial measure provides useful information about our operating performance by excluding certain items and including other items that we believe are not representative of our core business. We also believe that this financial measure will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use certain of these financial measures for business planning purposes and in measuring our performance relative to that of our competitors. However, these measures should not be considered as alternatives to net sales or cash flows from operating activities as indicators of operating performance or liquidity. For additional information on why we present non-GAAP financial measures, the limitations associated with using non-GAAP financial measures and reconciliations of our non-GAAP financial measures to the most comparable applicable GAAP measure, see “Summary Financial Data.”

Other than the International Financial Reporting Standards (“IFRS”) consolidated financial statements of Arysta included in this prospectus, for periods up to and including the year ended December 31, 2012, Arysta only prepared unconsolidated financial statements in accordance with Irish generally accepted accounting principles (“Irish GAAP”), and Arysta Corporation only prepared consolidated financial statements in accordance with Japanese generally accepted accounting principles (“JGAAP”). Arysta prepared consolidated financial statements under JGAAP for the year ended December 31, 2013. A reconciliation from JGAAP to IFRS is presented in Note 25 to Arysta’s audited consolidated financial statements included in this prospectus.

Unaudited Pro Forma Financial Information

The proposed Arysta Acquisition is a probable significant acquisition to us (at a significance level of greater than fifty percent) under Rule 3-05 and 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”). The CAS Acquisition, which was consummated on November 3, 2014, was also a significant acquisition (at a significance level of forty percent). As a result, we have included in this prospectus unaudited pro forma financial information based on the historical financial statements of Platform, CAS and Arysta, combined and adjusted to give effect to the CAS Acquisition and the proposed Arysta Acquisition as if each had occurred as of January 1, 2013 for purposes of the statements of operations and as of June 30, 2014 for purposes of the balance sheet data. For the year ended December 31, 2013, such pro forma financial information is also giving effect to the MacDermid Acquisition and the related financings as if they had occurred as of January 1, 2013 for purposes of the statement of operations. The unaudited pro forma combined consolidated financial information has been prepared in accordance with the basis of preparation described in “Unaudited Pro Forma Financial Information—Notes to the Unaudited Pro Forma Financial Information.”

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The unaudited pro forma combined consolidated financial information presented herein is for informational purposes only and is not intended to represent or to be indicative of the consolidated results of operations or financial position that we would have reported had the MacDermid Acquisition, the CAS Acquisition and the Arysta Acquisition been completed as of the dates set forth in the unaudited pro forma combined consolidated financial information, and should not be taken as indicative of our future consolidated results of operations or financial position. The unaudited pro forma financial data has been prepared in accordance with the requirements of Regulation S-X of the Securities Act. However, neither the assumptions underlying the pro forma adjustments nor the resulting pro forma financial information have been audited or reviewed in accordance with any generally accepted auditing standards.

The unaudited pro forma combined consolidated financial information should be read in conjunction with our historical financial statements and with both CAS’ and Arysta’s historical financial statements, all included in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus . This summary does not contain all of the information you should consider before investing in the Shares . You should carefully read this entire prospectus carefully, including the section titled “Risk Factors,” along with our, CAS’ and Arysta’s financial statements, and the respective notes to those financial statements, before making an investment decision . This prospectus contains forward-looking statements, which involve risks and uncertainties . Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus .

Our Company

We are a global producer of high technology specialty chemical products and provider of technical services. Our business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes are sold into multiple industries including agricultural, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling.

As our name “Platform Specialty Products Corporation” implies, we continually seek opportunities to act as an acquirer and consolidator of specialty chemical businesses on a global basis, particularly those meeting Platform’s “asset-lite, high-touch” philosophy, which involves prioritizing extensive resources to research and development and highly technical, post-sale customer service, while managing conservatively our investments in fixed assets and capital expenditures. To date, Platform has completed three acquisitions, the MacDermid Acquisition, on October 31, 2013, the Agriphar Acquisition, on October 1, 2014, and the CAS Acquisition, on November 3, 2014. On October 20, 2014, Platform announced the proposed Arysta Acquisition, which is expected to close in the first quarter of 2015, subject to closing conditions customary for a transaction of this type. See “— Recent Developments” and “Risk Factors — Risks Related to the Acquisitions — There can be no assurance that the Arysta Acquisition will be completed.”

Our History

We were initially incorporated with limited liability under the laws of the British Virgin Islands on April 23, 2013 under the name Platform Acquisition Holdings Limited. We were created for the purpose of acquiring a target company or business with an anticipated enterprise value of between $750 million and $2.50 billion. We completed our initial public offering in the United Kingdom on May 22, 2013, raising net proceeds of approximately $881 million, and were listed on the London Stock Exchange.

On October 31, 2013, we indirectly acquired substantially all of the equity of MacDermid Holdings, LLC (“MacDermid Holdings”), which, at the time, owned approximately 97% of MacDermid. As a result, we became a holding company for the MacDermid business. We acquired the remaining 3% of MacDermid (the “MacDermid Plan Shares”) on March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between us and the fiduciaries of the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the “MacDermid Savings Plan”). Concurrently with the closing of the MacDermid Acquisition, we changed our name to Platform Specialty Products Corporation. On January 22, 2014, we changed our jurisdiction of incorporation from the British Virgin Islands to Delaware (the “Domestication”), and on January 23, 2014, our shares of common stock began trading on the NYSE under the ticker symbol “PAH.”

Our Business

Until consummation of the CAS Acquisition, we managed our business in two operating segments: Performance Materials and Graphic Solutions. Upon consummation of the CAS Acquisition, we created a new operating segment, AgroSolutions, which includes Agriphar’s and CAS’ complementary businesses. Upon consummation of the proposed Arysta Acquisition, AgroSolutions will also include Arysta’s business. See “Our Business — AgroSolutions.”

Our Performance Materials segment manufactures and markets dynamic chemistry solutions that are used in the electronics, automotive and oil and gas production and drilling industries. We operate in the Americas, Asia and Europe. Our products include surface and coating materials and water-based hydraulic control fluids. In conjunction with the sale of these products, we provide extensive technical service and support to ensure superior performance in their application.

Our Graphic Solutions segment primarily produces and markets photopolymers through an extensive line of flexographic plates that are used in the commercial packaging and printing industries. Our operations in the Graphic Solutions segment are predominantly in the Americas and Europe.

Our AgroSolutions segment focuses on a wide variety of proven plant health and pest control products to growers, which are comprised of specific target applications in the following major product lines: seed treatment, insecticides, miticides, herbicides, fungicides, honey bee health, plant growth regulators, adjuvants and home applications (home and garden and ectoparasiticides). We offer innovative seed treatment and crop protection applications and value-added customer solutions, drawing upon our registration expertise and capabilities in numerous geographies and our large established distribution network.

We sell our products into three main geographic regions: the Americas, Asia and Europe. Because our segments utilize shared facilities and administrative resources but offer products that are distinct from one another, we make decisions about how to manage our operations by reference to each segment and not with respect to the underlying products or geographic regions that comprise each segment.

Recent Developments

Amendments to Credit Agreement

On August 6, 2014, we, Barclays Bank PLC, the several lenders from time to time party thereto and the other parties thereto further amended our senior secured credit facility by entering into a second amended and restated credit agreement (the “Second Amended and Restated Credit Agreement”), which generally provides for, among other things, (i) Platform as a borrower under the term loan facility, (ii) increased flexibility with respect to permitted acquisitions, (iii) the ability to request incremental facilities in currencies other than U.S. Dollars, and (iv) securing foreign assets in support of future term loans. The Amended and Restated Credit Agreement also allows us, subject to certain limitations, to extend the maturity of our term loans and/or revolving credit commitments.

In addition, on August 6, 2014 we, Barclays Bank PLC, the several lenders from time to time party thereto and the other parties thereto, agreed to further amendments to the Amended and Restated Credit Agreement (the “Further Amendments,” and together with the Second Amended and Restated Credit Agreement, the “Amended and Restated Credit Agreement”). Pursuant to the Further Amendments, which became effective upon the consummation of the CAS Acquisition on November 3, 2014, (i) we borrowed new term loans in an aggregate principal amount of $130 million through an increase in our existing tranche B term loan facility (the “New Tranche B Term Loans”), (ii) our existing U.S. Dollar revolving credit facility was increased by $62.5 million to $87.5 million, and (iii) our existing multicurrency revolving credit facility was increased by $62.5 million to $87.5 million. On the date of the CAS Acquisition, we borrowed $60 million under the U.S. Dollar revolving credit facility and €55 million ($69 million assuming an exchange rate of $1.26 per €1.00) under the multicurrency revolving credit facility. In addition, new term loans denominated in Euros in an aggregate amount of €205 million, or approximately $259 million assuming an exchange rate of $1.26 per €1.00 (the “Euro Tranche Term Loans”) were borrowed by a newly formed indirect subsidiary of Platform, MacDermid Agricultural Solutions Holdings B.V., a company organized under the laws of the Netherlands (“MAS Holdings”), and Netherlands Agricultural Investment Partners, LLC (“NAIP”), a Delaware limited liability company and subsidiary of Platform, serving as a United States co-borrower. Pursuant to the Further Amendments, MAS Holdings and NAIP were added as borrowers under the Amended and Restated Credit Agreement in respect of the Euro Tranche Term Loans and certain domestic and foreign subsidiaries of Platform and MacDermid, including MAS Holdings and NAIP, became guarantors under our Amended and Restated Credit Agreement, and in connection therewith, pledged certain additional collateral to secure the obligations incurred under the Euro Tranche Term Loans and/or other loans incurred under the facility.

With the exception of the collateral package as noted above and the interest rate, the terms of the Euro Tranche Term Loans are substantially similar to Platform’s New Tranche B Term Loans and bear interest at a rate per annum equal to an applicable margin plus an adjusted Eurocurrency Rate, calculated as set forth in the Amended and Restated Credit Agreement, and mature on June 7, 2020. As amended by the Further Amendments, the Amended and Restated Credit Agreement now also provides for, among other things, additional flexibility with respect to certain limiting covenants, including by increasing certain dollar baskets.

On October 1, 2014, we and MacDermid, as borrowers, MacDermid Holdings, certain subsidiaries of MacDermid Holdings and Platform, Barclays Bank PLC, as collateral agent and administrative agent, and the incremental lender entered into an incremental amendment No. 1 (the “Incremental Amendment”) to the Amended and Restated Credit Agreement through an increase in our existing Tranche B Term Loans under the Amended and Restated Credit Agreement (the “New USD Term Loans”) in an aggregate principal amount of $300 million. Except as set forth in the Incremental Amendment, the New USD Term Loans have identical terms as the existing Tranche B Term Loans (as defined in the Amended and Restated Credit Agreement) and are otherwise subject to the provisions of the Amended and Restated Credit Agreement. The proceeds from the Incremental Amendment were used to finance the Agriphar Acquisition.

As a result of the Incremental Amendment and the Further Amendments, on November 7, 2014, we have (i) approximately $1,437 million outstanding under our first lien credit facility (including new term loans denominated in Euros in an aggregate of €205 million) and (ii) approximately $129 million outstanding under our revolving credit facilities (including revolving credit facility borrowings denominated in Euros in an aggregate of €55 million).

Private Placements

On May 20, 2014, we completed a private placement to certain qualified institutional buyers and a limited number of institutional accredited investors (the “May Private Placement”). In the May Private Placement, we sold an aggregate of 15,800,000 shares of our common stock at a purchase price of $19.00 per share, raising net proceeds of approximately $287 million, after deducting placement agents’ commissions and fees and offering and transaction expenses of the placement agents and us. Pursuant to a registration rights agreement we entered into in connection with the May Private Placement, on June 13, 2014, we filed a resale registration statement on Form S-1, resulting in the registration of 14,825,000 of the shares sold in the May Private Placement. Such registration statement was declared effective on June 19, 2014.

On October 8, 2014 and November 6, 2014, we completed a private placement to certain qualified institutional buyers and a limited number of institutional accredited investors of an aggregate of 16,060,960 shares and 9,404,064 shares, respectively, of our common stock at a price of $25.59 per share (the “October/November Private Placement”). In the October/November Private Placement, we received net proceeds of approximately $651.5 million, after deducting fees and offering expenses. Pursuant to registration rights agreements we entered into in connection with the October/November Private Placement, on November 3, 2014, we initially filed this resale registration statement on Form S-1 to register the resale of all of the shares sold in the October/November Private Placement, which resale registration statement was amended on November 10, 2014. We expect this registration statement to be declared effective on November 10, 2014.

Agriphar Acquisition

On October 1, 2014, we completed the acquisition of Agriphar, whose product portfolio includes a wide range of herbicide, fungicides and insecticides, pursuant to the agreement, dated August 4, 2014 (the “Agriphar

Acquisition Agreement”), by and among MAS Holdings, as the purchaser, Platform, as the guarantor, and a representative of Percival, as the seller. Pursuant to the terms of the Agriphar Acquisition Agreement, MAS Holdings acquired 100% of the equity interests of Percival for a purchase price of €300 million (approximately $379 million assuming an exchange rate of $1.26 per €1.00), consisting of €285 million in cash (approximately $360 million assuming an exchange rate of $1.26 per €1.00) and 711,551 restricted shares of our common stock, which will become unrestricted beginning January 2, 2018 unless agreed otherwise in accordance with the terms of the Agriphar Acquisition Agreement. These shares can also be transferred back to us within six-months after the closing of the Agriphar Acquisition for €15 million (approximately $19 million assuming an exchange rate of $1.26 per €1.00).

Agriphar is a European crop protection group supported by a team of researchers and regulatory experts which provides a wide range of herbicides, fungicides and insecticides with end markets primarily across Europe. We believe Agriphar’s wide variety of product applications and expertise will increase the anticipated benefits from the recently consummated CAS Acquisition and the proposed Arysta Acquisition, if and when completed. For the year ended December 31, 2013, Agriphar had $164.3 million of revenue and $20.4 million of net income.

For more information about Agriphar’s business and a general presentation of our new operating segment, AgroSolutions, which was recently created upon the consummation of the CAS Acquisition, see “Our Business — AgroSolutions.”

CAS Acquisition

On November 3, 2014, we completed the acquisition of CAS for approximately $1.00 billion, consisting of $950 million in cash, subject to certain post-closing working capital and other adjustments, 2,000,000 shares of our common stock and the assumption of certain liabilities by Platform.

Established over 50 years ago, CAS is a leading niche provider of seed treatment and agrochemical products for a wide variety of crop protection applications in numerous geographies. CAS focuses on specific target applications in seven major product lines: seed treatments; insecticides; miticides; herbicides; fungicides; plant growth regulators; and adjuvants. CAS develops, sells and registers its own products, as well as products manufactured by others on a license or resale basis.

For more information about CAS’ financial performance, see “Unaudited Pro Forma Financial Information,” other related pro forma information included in “Summary Financial Data” and in this prospectus, and CAS’ financial statements for the fiscal years ended December 31, 2013 and 2012 and the six-month periods ended June 30, 2014 and 2013, included in this prospectus. For a general presentation of our new operating segment, AgroSolutions, which was created upon the consummation of the CAS Acquisition, see “Our Business — AgroSolutions,” included in this prospectus.

Proposed Arysta Acquisition

On October 20, 2014, we entered into a share purchase agreement (the “Arysta Acquisition Agreement”) pursuant to which Platform agreed to acquire Arysta, a leading global provider of crop solutions, with expertise in agrochemical and biological products, for approximately $3.51 billion, consisting of $2.91 billion in cash, subject to working capital and other adjustments, and $600 million of new Series B convertible preferred stock of the Company (the “Series B Convertible Preferred Stock”). The closing of the proposed Arysta Acquisition is subject to the satisfaction or waiver of certain closing conditions customary for a transaction of this type, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approvals of government authorities and antitrust authorities from certain non-U.S. jurisdictions.

Arysta has a solutions-oriented business model that focuses on product innovation to address grower needs. Arysta’s solutions are delivered on a local basis, utilizing globally managed patented and proprietary off-patent agrochemical active ingredients (“AIs”) and biological solutions, or biosolutions, complemented by a broad portfolio of regionally managed off-patent agrochemical offerings. Biosolutions includes biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Arysta employs a targeted market strategy aimed at specific regions and crops where it is believed that its market position, product portfolio and capabilities enable Arysta to achieve sustainable high growth and a strong leadership position.

The Arysta Acquisition Agreement contains representations and warranties customary for a transaction of this type. However, no representations or warranties will survive the closing of the Arysta Acquisition, except for (i) the seller’s representations with respect to its ownership of Arysta’s equity and its authority to enter into the Arysta Acquisition Agreement and to consummate the Arysta Acquisition, and (ii) Platform’s representations with respect to its due organization, its authority to enter into the Arysta Acquisition Agreement and to consummate the Arysta Acquisition, and its solvency immediately following the closing of the Arysta Acquisition.

The seller has also agreed to various customary covenants and agreements regarding Arysta, including the seller’s covenants to cause Arysta and its subsidiaries, during the period between the execution of the Arysta Acquisition Agreement and the closing of the Arysta Acquisition, (A) to conduct their business in the ordinary course of business consistent with past practices and procedures, and (B) without the prior written consent of Platform (which consent will not be unreasonably withheld, conditioned or delayed), among other things, (i) not to make any amendments to the organizational documents of any of Arysta’s subsidiaries in a manner adverse to Platform in any material respect, (ii) not to purchase any securities or make any material investment in any person, or otherwise acquire direct or indirect control over any Person, (iii) not to incur, assume or guarantee any indebtedness as defined in the Agreement, except for borrowings under Arysta’s existing credit facilities in the ordinary course of business, (iv) not to sell, transfer, lease, sublease or otherwise dispose of any properties or assets other than immaterial assets or properties in the ordinary course of business, (v) not to amend or otherwise modify or terminate (other than allowing expiration according to its scheduled term) any of its material contracts other than in the ordinary course of business and (vi) not to engage in or take certain other kinds of transactions or actions during such period, as more fully described in the Agreement. Platform covenants, among other things, (A) during the period between the execution of the Agreement and the closing of the Arysta Acquisition, not to (i) acquire or agree to acquire, including by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business of any person or business organization if such acquisition or proposed acquisition could reasonably be expected to (a) delay any authorization from any governmental antitrust authority necessary to complete the Arysta Acquisition, (b) delay or adversely affect Platform’s ability to obtain debt financing in connection with the Arysta Acquisition or (c) delay or prevent the consummation of the Arysta Acquisition, (ii) amend, alter or repeal any of its organizational documents if such amendment, alteration or repeal would be adverse to the seller in any material respect, (iii) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any of its equity interests, except in respect of our Series A preferred stock (the “Series A Preferred Stock”) and (iv) authorize or create any shares of any class or series of stock of Platform ranking senior to or on parity with the Series B Convertible Preferred Stock with respect to the payment of dividends, redemption or the distribution of assets upon any liquidation, dissolution or winding up of Platform, and (B) to reserve for issuance a sufficient number of shares of common stock of Platform for issuance upon conversion of the Series B Convertible Preferred Stock.

When issued, each share of Series B Convertible Preferred Stock may be converted into such number of shares of common stock of Platform as is determined by dividing a $1,000 liquidation preference by a conversion price of $27.14. Platform has also agreed to enter into a registration rights agreement with the seller pursuant to which Platform would be obligated to file with the SEC a registration statement to register the resale of the shares of common stock of Platform issuable upon conversion of the Series B Convertible Preferred Stock. The form of the certificate of designation for the Series B Preferred Stock and the registration rights agreement are attached as Exhibits A and B, respectively, to the Arysta Acquisition Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Each share of Series B Convertible Preferred Stock that is not previously converted to common stock will be subject to automatic redemption on either (a) the earlier of (i) October 20, 2016 and (ii) four months prior to the maturity of the mandatory preferred stock contemplated by the Debt Commitment Letter (as defined under “—Acquisition Financing—Arysta” below) if such security is issued; provided that such maturity date shall not be prior to the earlier of (x) the first anniversary of the original issue date of the Series B Convertible Preferred Stock and (y) 90 days prior to the maturity of the mandatory preferred stock contemplated by the Debt Commitment Letter (the “Maturity Date”) or (b) the occurrence of (i) a merger of Platform or a subsidiary of Platform where more than 50% of the voting power of the surviving corporation is held by persons other than the stockholders of Platform, (ii) the sale of all or substantially all of the assets or subsidiaries of Platform in a single transaction or series of related transactions or (iii) a bankruptcy or liquidation of Platform (each of clauses (i), (ii) and (iii), a “Triggering Event”). The redemption price for each share of Series B Convertible Preferred Stock will be $1,000, which must be paid in cash in the event of redemption upon a Triggering Event. The redemption price may be paid in cash or shares of common stock (valued at $27.14 per share), at the option of Platform, in the event of redemption at the Maturity Date. However, Platform may not issue more than 22,107,590 shares of common stock in connection with a redemption at the Maturity Date. To the extent that the aggregate value of such 22,107,590 shares of common stock is less than $600 million (based on a 10-day volume weighted average price), then, pursuant to the Arysta Acquisition Agreement, such shortfall would be payable in cash by Platform as additional purchase price. Assuming that the proposed underwritten public offering of our common stock described below under “— Proposed Underwritten Public Offering of Common Stock” (the “Proposed Public Offering”) is consummated, we do not intend to issue any mandatory preferred stock contemplated by the Debt Commitment Letter in connection with the Arysta Acquisition.

The Arysta Acquisition Agreement also contains customary provisions governing circumstances under which the parties may terminate the Agreement, including the right of Platform or the seller, as the case may be, to terminate the Agreement if the transactions contemplated therein have not been consummated on or before June 1, 2015, subject to certain conditions, and subject to extension to August 3, 2015 if certain regulatory approvals have not been obtained. Neither Platform nor the seller is responsible for a termination fee in any event.

There can be no assurance that the Arysta Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing. See “Risk Factors — Risks Related to the Acquisitions — There can be no assurance that the Arysta Acquisition will be completed.” The closing of the Proposed Public Offering is not conditioned on, and is expected to be consummated before, the closing of the proposed Arysta Acquisition.

As Arysta is being acquired by a U.S. company, the Arysta Acquisition Agreement provides that prior to the closing of the Arysta Acquisition, the seller will cause Arysta to terminate all the business and operations of Arysta and its subsidiaries in or directed to certain countries subject to sanctions by the United States. We can make no assurance that Arysta will fully wind down these operations, and to the extent that it does not, the closing of the Arysta Acquisition could be delayed or may not occur at all. In addition, to the extent that any action by Arysta prior to the consummation of the Arysta Acquisition is deemed to have violated applicable laws, Platform could face the risk of potential investigations or enforcement actions (including potential successor liability) related to those acts.

For more information about Arysta’s financial performance, see “Unaudited Pro Forma Financial Information,” other related pro forma information included in “Summary Financial Data” in this prospectus, and Arysta’s financial statements for the fiscal years ended December 31, 2013 and 2012 and the six-month periods ended June 30, 2014 and 2013, included in this prospectus. For a general presentation of our new operating segment, AgroSolutions, which was created upon consummation of the CAS Acquisition and which, upon consummation of the proposed Arysta Acquisition, will also include Arysta’s business, see “Our Business — AgroSolutions,” included in this prospectus.

Acquisition Financing

Agriphar. We funded the Agriphar Acquisition with the proceeds from the aforementioned Incremental Amendment and cash on hand.

CAS. We funded the cash portion of the purchase price and related transaction expenses of the CAS Acquisition through a combination of available cash on hand, and borrowings under an increase in term loans of approximately $389 million (approximately $259 million of which is denominated in Euros), $60 million under the U.S. Dollar revolving credit facility and €55 million ($69 million assuming an exchange rate of $1.26 per €1.00) under the multicurrency revolving credit facility under the Amended and Restated Credit Agreement, as amended upon the effectiveness of the Further Amendments.

Arysta. We plan to fund the cash portion of the proposed Arysta Acquisition through a combination of the net proceeds of equity (including the shares to be issued in connection with the Proposed Public Offering) or debt offerings, available cash on hand, the financial arrangements described below and/or possible other financings. Pursuant to the Arysta Acquisition Agreement, we deposited $400 million into an escrow account and agreed to deposit an additional $200 million into such escrow account no later than November 28, 2014. The release of any amounts from such escrow account is subject to the prior written consent of the seller. The funds in the escrow account are intended to be released to the Seller in connection with the consummation of the Arysta Acquisition. The seller in the Arysta Acquisition will also receive $600 million of our Series B Convertible Preferred Stock (the “Arysta Seller Financing”). The closing of the Proposed Public Offering is not conditioned on, and is expected to be consummated before, the closing of the Arysta Acquisition.

On October 20, 2014, we entered into a commitment letter (the “Debt Commitment Letter”) with Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Nomura Corporate Funding Americas, LLC, Nomura Securities International, Inc., UBS AG, Stamford Branch and UBS Securities LLC (collectively, the “Commitment Parties”) for (i) $1.6 billion of first lien incremental term loans (the “Term Facility”) to be incurred under the Amended and Restated Credit Agreement and (ii) senior unsecured bridge loans (the “Senior Bridge Facility” and together with the Term Facility, the “Facilities”) in an aggregate principal amount of $750 million, for the purposes of financing the proposed Arysta Acquisition and the fees and expenses in connection therewith, on the terms and subject to the conditions set forth in the Debt Commitment Letter. The Commitment Parties’ obligation to provide the Facilities is subject to a number of customary conditions precedent. Furthermore, we are under no obligation to borrow under the Facilities and we anticipate seeking a number of alternative financings for the proposed Arysta Acquisition in lieu of the Facilities, including, but not limited to, equity (including the shares offered in connection with the Proposed Public Offering) or debt offerings and other borrowings under our Amended and Restated Credit Agreement.

Third Quarter Results

Set out below are certain unaudited financial results for each of Platform, CAS and Arysta in respect of the three and nine months ended September 30, 2014.

Platform

On November 5, 2014, we issued a press release and filed a Form 8-K announcing our financial results for the three and nine months ended September 30, 2014. The following unaudited financial results were included in that announcement. We expect to file our quarterly report on Form 10-Q for the quarterly period ended September 30, 2014 on November 14, 2014.

The 2013 as reported quarterly and year-to-date information is based on Predecessor information and does not reflect the purchase accounting effect of the MacDermid Acquisition on October 31, 2013. In order to perform a proper comparison between the 2013 and 2014 periods, we have made certain adjustments to our reported numbers, as detailed in the financial tables below, to assist in this comparison of the profit and loss data provided below. We believe that this “as adjusted” format better reflects a comparable analysis of the numbers being presented.

In addition, because the Agriphar Acquisition and the CAS Acquisition were consummated subsequent to September 30, 2014, and the proposed Arysta Acquisition has not been consummated, the financial results of Agriphar, CAS and Arysta are not reflected in our financial results for the three months and nine months ended September 30, 2014 presented below.

For the three months ended September 30, 2014 (unaudited):

•	Net sales increased $8.3 million, or 4.4%, to $196.8 million, compared to $188.4 million for the same period in 2013.

•	Reported gross profit increased $4.3 million, or 4.3%, to $103.2 million, compared to $99.0 million for the same period in 2013.

•	Reported net income declined to $11.9 million, compared to $14.5 million for the same period in 2013.

•	Adjusted EBITDA increased $4.9 million to $52.5 million, compared to $47.6 million for the same period in 2013 representing a record level.

For the nine months ended September 30, 2014 (unaudited):

•	Net sales increased $9.1 million, or 1.6%, to $569.6 million, compared to $560.6 million for the same period in 2013.

•	Reported gross profit decreased $4.7 million, or 1.6%, to $284.1 million, compared to $288.8 million for the same period in 2013.

•	Reported net income declined to $4.1 million, compared to $23.9 million for the same period in 2013.

•	Adjusted EBITDA increased $11.0 million to $146.6 million, compared to $135.6 million for the same period in 2013 representing a record level.

Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and additional information on why we present non-GAAP financial measures as well as the limitations associated with using non-GAAP financial measures, see “Summary Financial Data.”

Platform Specialty Products Corporation

Statement of Operations Data

(Unaudited)

($ In thousands)

	Successor	Successor	Predecessor	Successor	Successor	Predecessor
	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Period from Inception (April 23, 2013) to September 30, 2013	Nine Months Ended September 30, 2013
Net sales	$196,782	$—	$188,433	$569,640	$—	$560,557
Gross profit	$103,224	$—	$98,972	$284,133	$—	$288,827
Total operating expenses	$79,861	$4,773	$60,352	$251,172	$4,870	$183,799
Operating profit (loss)	$23,363	$(4,773)	$38,620	$32,961	$(4,870)	$105,028
Income (loss) before income taxes, non-controlling interests and accrued payment-in-kind dividends on cumulative preferred shares	$12,322	$(4,710)	$21,500	$5,915	$(4,790)	$45,141
Income tax benefit (provision)	$1,595	$—	$(6,864)	$3,542	$—	$(20,932)
Net income (loss)	$13,917	$(4,710)	$14,636	$9,457	$(4,790)	$24,209
Net income attributable to the non-controlling interests	$(2,046)	$—	$(139)	$(5,380)	$—	$(319)
Net income (loss) attributable to common shareholders	$11,871	$(4,710)	$14,497	$4,077	$(4,790)	$23,890
Accrued payment-in-kind dividend on cumulative preferred shares	$—	$—	$(1,028)	$—	$—	$(22,100)
Net income (loss) attributable to common shares	$11,871	$(4,710)	$13,469	$4,077	$(4,790)	$1,790

Platform Specialty Products Corporation

Balance Sheet Data

(Unaudited)

($ In thousands)

	September 30, 2014	December 31, 2013
Cash	$281,676	$123,040
Restricted cash	$315,000	$—
Total current assets	$911,704	$383,452
Total assets	$2,729,620	$2,260,154

Total current liabilities	$141,310	$119,673
Total liabilities	$1,150,038	$1,124,080

Total stockholders’ equity	$1,481,195	$1,019,081
Total liabilities, redeemable 401(k) interest and stockholders’ equity	$2,729,620	$2,260,154

Reconciliation of Non-GAAP Measures

Includes Predecessor and Successor data

	Predecessor	Successor		Predecessor	Successor
(in millions)	Three Months Ended September 30, 2013	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2014
Net income	$14.5	$11.9		$23.9	$4.1
Adjustments to reconcile to net income (loss):
Income tax expense (benefit)	6.9	(1.6)		20.9	(3.5)
Interest expense	16.2	8.1		41.0	23.8
Depreciation and amortization expense	9.7	19.0	(1)	29.5	57.3	(1)
Unrealized (gain) loss on foreign currency denominated debt	—	—		(1.1)	—	(2)
Unrealized loss on foreign exchange forward contracts	—	2.6	(3)	—	2.6	(3)
Restructuring and related expenses	0.2	0.6		1.9	1.0	(4)
Manufacturer’s profit in inventory (purchase accounting)	—	—		—	12.0	(5)
Non-cash fair value adjustment to contingent consideration	—	2.3		—	26.1	(6)
Acquisition costs	—	8.2		—	18.8	(7)
Debt Extinguishment	—	—		18.8	—	(8)
Other expense (income)	0.1	1.4	(9)	0.7	4.4	(9)

Adjusted EBITDA	$47.6	$52.5		$135.6	$146.6

Footnotes:

(1)	Includes $14.3 million in the three months ended September 30, 2014 and $6.7 million in the three months ended September 30, 2013 and $43.6 million in the nine months ended September 30, 2014 and $20.2 million in the nine months ended September 30, 2013 for amortization expense that is added back in the “as adjusted” income statement.
(2)	Predecessor adjustment to other income for non-cash gain on foreign denominated debt.
(3)	Adjustment to reverse net unrealized loss on foreign exchange forward contracts in connection with the Chemtura and Agriphar Acquisitions.
(4)	Includes restructuring expenses of $1.9 million of reorganization costs adjusted out of operating expenses for the nine months ended September 30, 2013.
(5)	Adjustment to reverse manufacturer’s profit in inventory purchase accounting adjustment associated with the MacDermid Acquisition.
(6)	Adjustment to fair value of contingent consideration in connection with the MacDermid Acquisition primarily associated with achieving the share price targets.
(7)	Adjustment to reverse deal costs primarily in connection with the Chemtura and Agriphar Acquisitions.
(8)	Adjustment to reverse debt extinguishment charge in connection with debt from Predecessor recapitalization.
(9)	Adjustment for 2014 primarily for reversal of the income attributable to the non-controlling interest resulting from the MacDermid Acquisition. For 2013, adjustment to reverse miscellaneous non-recurring charges.

CAS

The unaudited third quarter financial data provided below in respect of the Chemtura AgroSolutions segment has been prepared in accordance with GAAP. The Chemtura AgroSolutions segment data reported in Chemtura’s quarterly report on Form 10-Q is prepared on a different basis than CAS’ carve-out financial information and may not include (i) all adjustments to certain costs necessary to present CAS on a carve-out basis, and (ii) certain adjustments related to portions of entities we did not acquire in the CAS Acquisition. Accordingly, CAS’ independent auditors do not express any form of assurance that the unaudited financial data of the Chemtura Agrosolutions segment presented below is representative in any way of what CAS’ financial results would be on a carve-out entity basis.

Based upon information contained in the quarterly report on Form 10-Q filed by Chemtura on October 28, 2014, the unaudited Chemtura AgroSolutions segment’s financial data for the three months ended September 30, 2014 is as follows:

•	sales of approximately $113 million as compared to approximately $119 million for the same period in 2013; and

•	operating profit of approximately $20 million as compared to approximately $24 million for the same period in 2013.

Based upon information contained in the earnings press release issued by Chemtura on October 28, 2014, unaudited adjusted EBITDA for the Chemtura AgroSolutions segment for the three months ended September 30, 2014 was $23 million as compared to $28 million for the same period in 2013.

CAS is in the process of finalizing its unaudited carve-out financial information for the three and nine months ended September 30, 2014. CAS’ carve-out financial information for the three and nine months ended September 30, 2014 has not been audited, reviewed or subject to any other procedures by CAS’ independent auditors.

The Chemtura AgroSolutions financial data presented above is for informational purposes only and is not intended to represent or be indicative of CAS’ carve-out financial information for the three months ended September 30, 2014, which once finalized, may be lower than the Chemtura AgroSolutions segments financial data indicated above. Accordingly, investors should not place undue reliance on these preliminary estimates of CAS’ carve-out financial information for the three months ended September 30, 2014.

Arysta

The unaudited third quarter information provided below in respect of Arysta has been prepared in accordance with IFRS as issued by the IASB but has not been reviewed or subject to any other procedures by Arysta’s independent auditors. Accordingly, Arysta’s independent auditors do not express any form of assurance with respect to the unaudited third quarter financial data provided below.

Pursuant to the Arysta Acquisition Agreement, we have limited access to Arysta’s financial information, and do not yet have full information for the three and nine months ended September 30, 2014. The below limited information is based on data provided to us by Arysta’s management.

Arysta is in the process of finalizing its financial results for the three and nine months ended September 30, 2014. However, based upon their preliminary unaudited results for the three months ended September 30, 2014, certain selected financial results are expected to be as follows:

•	Arysta had approximately $362 million of sales, compared to $356 million for the same period in 2013;

•	Arysta had a net loss of approximately $26.9 million compared to income of approximately $1.8 million for the same period in 2013; and

•	Arysta had approximately $61.9 million of adjusted EBITDA, compared to $59.1 million for the same period in 2013.

Arysta’s adjusted EBITDA is defined as consolidated net income (loss) before depreciation and amortization; other operating income (expense), net; financial income (expense), net; income tax benefit (expense); income (loss) after tax from discontinued operations; and other adjustments permitted by its existing credit agreement.

The following table reconciles Arysta’s net income to adjusted EBITDA for the three months ended September 30, 2014:

(in thousands)
Net income (loss)	$(26,911)
Depreciation and amortization	17,912
Other operating (income) expense, net (a)	14,242
Financial (income) expense, net(b)	25,502
Income tax (benefit) expense	30,097
Other credit agreement adjustments(c)	1,056

Arysta’s adjusted EBITDA. . . . . . . . . . . . . . . . . . .	$61,898

(a)	Represents the net of other operating income and operating expense.
(b)	Represents the net of financial income and financial expense.
(c)	Reflects adjustments consistent with Arysta’s existing credit agreement that are permitted to be made when computing EBITDA for any given period under such agreement. Adjustments permitted under Arysta’s existing credit agreement include items such as restructuring costs, costs related to a debt refinancing, consulting fees paid to affiliates of the Seller, expenses related to mergers and acquisitions, business optimization expenses and, unusual or non-recurring charges.

Arysta’s financial information presented herein is for informational purposes only and is not intended to represent or be indicative of Arysta’s final results for the three months ended September 30, 2014, once finalized. Accordingly, investors should not place undue reliance on these preliminary estimates.

Proposed Underwritten Public Offering of Common Stock

On November 10, 2014, we filed an amended registration statement on Form S-1 in connection with the Proposed Public Offering. The Proposed Public Offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors.” Risks discussed in the “Risk Factors” section should be carefully considered before investing in our common stock. In particular, the following risks, among others, may have an adverse effect on our business, which could cause the trading price of our common stock to decline and result in a loss of all or a portion of your investment:

•	our business model depends on our ability to consummate future acquisitions and to successfully integrate acquisitions into our business;

•	our business and results of operations depends on our ability to protect and preserve our intellectual property rights;

•	conditions in the global economy may directly adversely affect our substantial international operations and financial condition;

•	our business is significantly influenced by trends and characteristics in the specialty chemical industry and the printing industry; and

•	agrochemical products are highly regulated by governmental agencies in countries where we do business.

Corporate Information

Our principal executive offices are located at 5200 Blue Lagoon Drive, Suite 855, Miami, FL 33126 and our telephone number is (203) 575-5850.

THE OFFERING

Issuer	Platform Specialty Products Corporation

Shares offered for Resale by Selling Stockholders	25,465,024 Shares

Common Stock outstanding prior to any Resale of Shares	165,481,005 Shares

Use of Proceeds	The selling stockholders will receive all of the proceeds from the sale of any Shares sold by them pursuant to this prospectus. We will not receive any proceeds from these sales. See “Use of Proceeds” in this prospectus.

Market for our Common Stock	Our shares of common stock are currently listed on the NYSE.

NYSE Ticker Symbol	“PAH.”

Risk Factors	An investment in our common stock is subject to substantial risks. Please refer to the information contained under the caption “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

On November 10, 2014, we filed an amended registration statement on Form S-1 in connection with the Proposed Public Offering. The number of shares outstanding indicated above does not include any shares issuable in connection with the Proposed Public Offering.

SUMMARY FINANCIAL DATA

The following table presents summary consolidated historical financial data for us and our Predecessor as of the dates and for each of the periods indicated . The summary consolidated historical data for the Successor 2013 Period and as of December 31, 2013 have been derived from our audited consolidated financial statements included in this prospectus. The summary consolidated historical data for our Predecessor for each of the Predecessor 2013 Period, the Predecessor 2012 Period and the Predecessor 2011 Period, and as of December 31, 2012 have been derived from the audited consolidated financial statements of our Predecessor included in this prospectus . The summary consolidated historical data for the Successor 2014 Six-Month Period and as of June 30, 2014, and for the Predecessor 2013 Six-Month Period and as of June 30, 2013, have been derived from our unaudited condensed consolidated interim financial statements included in this prospectus . The summary consolidated historical financial data for the Successor 2014 Six-Month Period and Predecessor 2013 Six-Month Period contain all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial information set forth in those statements .

The summary pro forma financial data for the year ended December 31, 2013 and the six months ended June 30, 2014 is giving effect to the MacDermid Acquisition, the CAS Acquisition and the proposed Arysta Acquisition as if they had been consummated on January 1, 2013 for purposes of the statement of operations and the CAS Acquisition and the proposed Arysta Acquisition as if they had been consummated on June 30, 2014 for purposes of the balance sheet data.

The summary historical consolidated financial data included below is not necessarily indicative of future results and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “CAS Management’s Discussion of Operations and Cash Flows,” “Arysta Management’s Discussion of Operations and Cash Flows,” as well as our consolidated financial statements, CAS combined financial statements, Arysta’s consolidated financial statements, and the respective notes thereto contained in this prospectus.

	Predecessor			Successor		Pro Forma Combined Successor and Predecessor	Predecessor	Successor		Pro Forma
	Year Ended Decem- ber 31, 2011	Year Ended Decem- ber 31, 2012	Period from January 1, 2013 to October 31, 2013	Period from Inception (April 23, 2013) to Decem- ber 31, 2013		Year Ended Decem- ber 31, 2013	Six Months Ended June 30, 2013	Six Months Ended June 30, 2014		Year Ended Decem- ber 31, 2013	Six Months Ended June 30, 2014
Statement of Operations Data (in thousands)
Net sales	$728,773	$731,220	$627,712	$118,239		$745,951	$372,124	$372,858		$2,704,131	$1,312,638
Cost of sales	388,298	376,166	304,875	82,587		366,776	182,269	191,949		1,628,784	761,697

Gross profit	340,475	355,054	322,837	35,652		379,175	189,855	180,909		1,075,347	550,941
Total operating expenses	284,527	239,957	231,088	231,284		275,525	123,447	171,311		859,487	441,153

Operating profit (loss)	55,948	115,097	91,749 (1)	(195,632	)(2)	103,650	66,408	9,598	(3)	215,860	109,788
Other (expense) income	(44,642)	(44,158)	(65,274)	(5,812)		(49,941)	(42,767)	(16,005)		(223,923)	(90,540)

(Loss) income before income taxes, non-controlling interests and accrued payment-in-kind dividends on cumulative preferred shares	11,306	70,939	26,475 (1)	(201,444	)(2)	53,709	23,641	(6,407	)(3)	(8,063)	19,248
Income tax benefit (provision)	(9,953)	(24,673)	(12,961)	5,819		(23,156)	(14,068)	1,947		(64,840)	(38,828)

Net income (loss)	1,353	46,266	13,514 (1)	(195,625	)(2)	30,553	9,573	(4,460	)(3)	(72,903)	(19,580)
Net loss (income) attributable to non-controlling interest	(366)	(289)	(295)	1,403		247	(180)	(3,334)		(8,947)	(6,959)

Net (loss) income attributable to Platform	987	45,977	13,219	(194,222)		30,800	9,393	(7,794)		(81,850)	(26,539)
Accrued payment-in-kind dividend on cumulative preferred shares	(40,847)	(44,605)	(22,454)	—		—	(21,072)	—		—	—

Net (loss) income attributable to common stockholders	$(39,860)	$1,372	$(9,235)	$(194,222)		$30,800	$(11,679)	$(7,794)		$(81,850)	$(26,539)

(Loss) Earnings Per Share
Basic	n/a	n/a	n/a	$(2.10)		n/a	n/a	$(0.07)		$(0.56)	$(0.16)
Diluted	n/a	n/a	n/a	$(2.10)		n/a	n/a	$(0.07)		$(0.56)	$(0.16)
Weighted average shares outstanding (millions)
Basic	n/a	n/a	n/a	93		n/a	n/a	118		146	163
Diluted	n/a	n/a	n/a	93		n/a	n/a	118		146	163

Other Financial Data (in thousands)
Adjusted EBITDA (4)	$153,049	$162,445	$152,470	$27,367			$88,021	$94,103		$567,210 (5)	$280,419 (5)

	Predecessor	Successor	Successor	Pro Forma
	As of December 31, 2012	As of December 31, 2013	As of June 30, 2014	As of June 30, 2014
Balance Sheet Data (in thousands)
Cash and cash equivalents	$143,351	$123,040	$642,760	$257,814
Working capital	246,383	263,779	774,219	1,189,609
Total assets	1,233,917	2,260,154	2,766,689	8,358,973
Total debt	720,640	752,249	748,450	3,253,725
Total equity	272,437	1,115,102	1,626,201	3,245,935

(1)	Includes the following significant items related to the MacDermid Acquisition affecting comparability in the Predecessor 2013 Period:

•	transaction costs, primarily comprised of professional fees and fees paid to Predecessor shareholders resulting from management fees payable in conjunction with consummation of the MacDermid Acquisition of $16.9 million; and
•	deemed compensation expense related to pre-acquisition share awards of approximately $9.3 million.

(2)	Includes the following significant items related to the MacDermid Acquisition affecting comparability in the Successor 2013 Period:

•	non-cash charge related to the Series A Preferred Stock dividend rights of $172.0 million;
•	purchase accounting adjustment of $23.9 million charged to cost of sales for the manufacturer’s profit in inventory adjustment; and
•	transaction costs, primarily comprised of professional fees, of $15.2 million.

(3)	Includes the following significant items related to the MacDermid and CAS Acquisitions affecting comparability in the Successor 2014 Six-Month Period:

•	purchase accounting adjustment of $12.0 million charged to cost of sales for the manufacturer’s profit in inventory adjustment;
•	non-cash fair value adjustment to long-term contingent consideration of $23.8 million; and
•	transaction costs, primarily comprised of professional fees, of $10.6 million.

(4)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income (loss) plus income tax provision (benefit), interest expense (net) and depreciation and amortization expense, less adjustments, which include adjustments recorded in connection with the Acquisitions. The use of Adjusted EBITDA is considered relevant to the analysis of Platform’s results (net) aside from the material impact of the charges associated with the Acquisitions.

We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Our investors regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.

In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, investors should not place undue reliance on Adjusted EBITDA as measures of operating performance. In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments presented herein. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•	although depreciation is a non-cash charge, the assets being depleted and depreciated will have to be replaced in the future;
•	non-cash compensation is and will remain a key element of our overall long-term incentive compensation package;
•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

(5)	The December 31, 2013 Adjusted EBITDA results exclude (i) Adjusted EBITDA of Agriphar, which was approximately $41 million in 2013, (ii) Adjusted EBITDA of Laboratoires Goëmar (“Goëmar”), which was acquired by Arysta in the first quarter of 2014, which was approximately $9 million in 2013 and (iii) any synergies that may be achieved as a result of the combination of our AgroSolutions businesses, which we anticipate will be in the range of $60 million to $70 million annually (to be phased in over a period of three years, with an estimated 75% of such amount to be achieved by the end of year two). The June 30, 2014 Adjusted EBITDA results exclude (1) Adjusted EBITDA of Agriphar, (ii) less than six months of Adjusted EBITDA of Goëmar, and (iii) the synergies described above. Arysta Adjusted EBITDA is calculated as Arysta’s consolidated segment income, as set forth in the notes to Arysta’s consolidated financial statements included in this prospectus.

The following table reconciles Net Income to Adjusted EBITDA for the periods indicated:

	Predecessor		Predecessor	Predecessor		Successor		Predecessor		Successor		Pro forma		Pro forma
(in $ thousands)	Year Ended December 31, 2011		Year Ended December 31, 2012	Period from January 1, 2013 to October 31, 2013		Period from Inception (April 23, 2013) to December 31, 2013		Six Months Ended June 30, 2013		Six Months Ended June 30, 2014		Year Ended December 31, 2013(k)		Six Months Ended June 30, 2014(l)
Net income (loss) attributable to common stockholders	$987		$45,977	$13,219		$(194,222)		$9,393		$(7,794)		$(81,850)		$(26,539)
Adjustments to reconcile net income (loss):
Income tax expense (benefit)	9,953		24,673	12,961		(5,819)		14,068		(1,947)		64,840		38,828
Interest expense	54,554		49,671	46,288		5,487		24,790		15,664		161,316		81,006
Depreciation and amortization expense	46,745		42,193	32,835		12,778		19,741		38,286		263,943		132,826
Non-cash charges related to preferred dividend rights	—		—	—		172,006	(a)	—		—		—		—
Realized/ Unrealized foreign exchange (gain) loss	(9,156)		(5,702)	(1,137)		—		(1,137)		—		46,171		15,967
Equity based compensation	727		162	9,317		542		78		303		—		—
Restructuring and related expenses	2,133		1,161	4,508		3,464		1,652		404		11,143		404
Manufacturer’s profits in inventory (purchase accounting)	—		—	—		23,912	(b)	—		11,956	(b)	—		—
Non-cash fair value adjustment to contingent consideration	—		—	—		(700	)(c)	—		23,800	(c)	—		23,800	(c)
Acquisition transaction costs	—		—	16,925	(d)	15,196	(e)	—		10,604	(e)	—		—
Non cash impairment charges	46,438	(f)	—	—		—		—		—		49,082	(g)	—
Debt extinguishment	—		—	18,788	(h)	—		18,788	(h)	—		18,788	(h)	—
Other expense (income)	668		4,310	(964)		(5,277)		648		2,827		33,777	(i)	14,127	(j)

Adjusted EBITDA	$153,049		$162,445	$152,740		$27,367		$88,021		$94,103		$567,210	(m)	$280,419	(m)

a.	Non-cash charge related to the Series A Preferred Stock dividend rights in connection with the MacDermid Acquisition.
b.	Adjustment to reverse manufacturer’s profit in inventory purchase accounting adjustment associated with the MacDermid Acquisition.
c.	Adjustment to fair value of contingent consideration in connection with the MacDermid Acquisition primarily associated with achieving the share price targets.
d.	Adjustment to reverse deal costs in connection with the MacDermid Acquisition.
e.	Adjustment to reverse deal costs in connection with the CAS Acquisition.
f.	Adjustment for 2011 Period to record impairment charge on certain customer lists in our Performance Materials operating segment.
g.	Adjustment for pro forma December 31, 2013 period to reverse impairment charge on certain product registration rights for Arysta.
h.	Adjustment to reverse debt extinguishment charge in connection with debt incurred as a result of Predecessor recapitalization.
i.	Other expense (income) adjustments represent primarily Arysta adjustments of $12.1 million related to a loss from discontinued operations and a $11.1 million adjustment for financing discounts, and other adjustments consisting primarily of bad debts, sales returns, provisions in addition to charges from debt refinancing and inventory. These expenses were partially offset by a $3.0 million pension curtailment benefit in the Successor 2013 Period results.
j.	Other expense (income) adjustments represent $11 million of Arysta adjustments of which $8.4 million represents unusual and non-recurring charges within Arysta, including with respect to its previously contemplated initial public offering, and Successor adjustments that primarily related to $3.3 million for net income attributable to conversion of exchange rights held by selling stockholders of MacDermid.

k.	Certain adjustments to Pro forma EBITDA for the year ended December 31, 2013 are comprised of the following:

	Predecessor	Successor	CAS	Arysta	Total
Interest Expense:
Pro forma interest expense - senior secured credit facility	—	30,631	22,365	49,820	102,816
Pro forma interest expense - unsecured debt	—	—	—	58,500	58,500

Total pro forma interest expense					161,316

Depreciation and Amortization:
Historical depreciation expense	10,459	3,900	7,567	9,729	31,655
Pro forma amortization expense	—	57,500	36,960	134,000	228,460
Pro forma depreciation expense*	—	3,828	—	—	3,828

Total pro forma depreciation and amortization expense					263,943

Foreign exchange loss	—	—	7,783	39,525	47,308

Realized/unrealized (gain) loss on foreign currency denominated debt	(1,137)	—	—	—	(1,137)

					46,171

Restructuring and related expenses	4,508	3,464	271	2,900	11,143

Debt extinguishment	18,788	—	—	—	18,788

*	Pro forma depreciation expense in the successor period is made up of additional cost of sales depreciation of $3,226 and additional operating expense depreciation of $626, offset by reduced research and development depreciation expense of $24.

l.	Certain adjustments to Pro forma EBITDA for the six months ended June 30, 2014 are comprised of the following:

	Successor	CAS	Arysta	Total
Interest Expense:
Historical interest expense	15,664	—	—	15,664
Pro forma interest expense - term loans	—	11,182	29,250	40,432
Pro forma interest expense - senior secured notes	—	—	24,910	24,910

Total pro forma interest expense				81,006

Depreciation and Amortization:
Historical depreciation expense	8,965	3,861	5,199	18,025
Historical amortization expense	29,321	—	—	29,321
Pro forma amortization expense	—	18,480	67,000	85,480

Total pro forma depreciation and amortization expense				132,826

Foreign exchange (gain) loss	—	(3,393)	19,360	15,967

Restructuring and related expenses	404	—	—	404
m.	The December 31, 2013 Adjusted EBITDA results exclude (i) Adjusted EBITDA of Agriphar, which was approximately $41 million in 2013, (ii) Adjusted EBITDA of Goëmar, which was acquired by Arysta in the first quarter of 2014, which was approximately $9 million in 2013 and (iii) any synergies that may be achieved as a result of the combination of our AgroSolutions businesses, which we anticipate will be in the range of $60 million to $70 million annually (to be phased in over a period of three years, with an estimated 75% of such amount to be achieved by the end of year two). The June 30, 2014 Adjusted EBITDA results exclude (i) Adjusted EBITDA of Agriphar, (ii) less than six months of Adjusted EBITDA of Goëmar, and (iii) the synergies described above. Arysta Adjusted EBITDA is calculated as Arysta’s consolidated segment income, as set forth in the notes to Arysta’s consolidated financial statements included in this prospectus.

RISK FACTORS

Any investment in the Shares is speculative and involves a high degree of risk, including the risks described below. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of the Shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that are currently unknown to us or that we currently consider to be immaterial may also adversely impair our business or adversely affect our financial condition or results of operations. If any of the events described in the risk factors below actually occur, our business, financial condition or results of operations could suffer significantly. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Information Regarding Forward-Looking Statements.”

Risks Relating to Ownership of our Common Stock

We have numerous equity instruments outstanding that would require us to issue additional shares of common stock. Therefore, you may experience significant dilution of your ownership interests and the future issuance of additional shares of our common stock, or the anticipation of such issuances, could have an adverse effect on our stock price.

We currently have numerous equity instruments outstanding that would require us to issue additional shares of our common stock. Depending on the equity instrument, these additional shares may either be issued for no additional consideration or based on a fixed amount of additional consideration. Specifically, as of June 30, 2014, we had outstanding the following:

•	2,000,000 shares of Series A Preferred Stock held by Mariposa Acquisition, LLC and Berggruen Acquisition Holdings, IV, Ltd. (collectively, the “Founder Entities”) which are convertible into shares of our common stock, on a one-for-one basis, at any time at the option of the Founder Entities;

•	8,905,776 exchange rights which will require us to issue shares of our common stock for shares of common stock of Platform Delaware Holdings, Inc., a Delaware corporation (“PDH”), our subsidiary (the “PDH Common Stock”), at the option of the holder, on a one-for-one basis, at 25% per year beginning on October 31, 2014;

•	250,000 options which are exercisable to purchase shares of our common stock, on a one-for-one basis, at any time at the option of the holder;

•	362,892 shares of our common stock, which were issued to certain of our employees and directors pursuant to purchase rights under the 2013 Plan; and

•	402,323 restricted stock units (“RSUs”) which were granted to employees under our 2013 Plan. Each RSU represents a contingent right to receive one (1) share of our common stock.

In addition, $600 million of shares of Series B Convertible Preferred Stock are issuable upon the consummation of the proposed Arysta Acquisition, which shares will be convertible into cash or a maximum of 22,107,590 shares of our common stock.

We also have approximately 15,136,708 shares of our common stock currently available under our 2013 Plan (subject to increase in accordance with the terms of such plan) and an additional 5,174,707 shares of our common stock currently available under our ESPP.

In addition, beginning in 2014, the holders of Series A Preferred Stock are entitled to receive dividends on the Series A Preferred Stock in the form of shares of our common stock equal to 20% of the appreciation over $10.00 of the market price for the last ten days of our calendar year, which could have a dilutive impact on and reduce the value of our outstanding common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with future acquisitions, future issuances of our securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.

Our board of directors (the “Board”) is authorized to create and issue one or more additional series of preferred stock, and, with respect to each series, to determine the number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, which may include dividend rights, conversion or exchange rights, voting rights, redemption rights and terms and liquidation preferences, without stockholder approval. If we create and issue one or more additional series of preferred stock, it could affect your rights or reduce the value of our outstanding common stock. Our Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and which could have certain anti-takeover effects.

In connection with the Arysta Acquisition, we intend to issue $600 million of new Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock may be converted into such number of shares of common stock of Platform as is determined by dividing a $1,000 liquidation preference by a conversion price of $27.14. The form of the certificate of designation for the Series B Preferred Stock is attached as Exhibit A to the Arysta Acquisition Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

We cannot assure you that we will declare dividends or have the available cash to make dividend payments.

We have not declared or paid any dividends on the shares of our common stock (or the ordinary shares from which the shares of our common stock were converted). To the extent we intend to pay dividends on our common stock, we will pay such dividends at such times (if any) and in such amounts (if any) as our Board determines appropriate and in accordance with applicable law. Payments of such dividends will be dependent on the availability of any dividends or other distributions from our subsidiaries (including MacDermid, Agriphar, CAS, Arysta (if the Arysta Acquisition is completed) and their respective subsidiaries) to us. Additionally, we are subject to certain restrictions in our Amended and Restated Credit Agreement which may prohibit or limit our ability to pay dividends. We can therefore give no assurance that we will be able to pay dividends going forward or as to the amount of such dividends, if any.

We are governed by Delaware law, which has anti-takeover implications.

We and our organizational documents are governed by Delaware law. The application of Delaware law to us may have the effect of deterring hostile takeover attempts or a change in control. In particular, Section 203 of the Delaware General Corporation Law (“DGCL”) imposes certain restrictions on merger, business combinations and other transactions between us and holders of 15% or more of our common stock. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or by-laws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

We operate as a holding company and our principal source of operating cash is income received from our subsidiaries.

We are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. As a result, we are dependent on the income generated by our subsidiaries to meet our expenses and operating cash requirements. The amount of distributions and dividends, if any, which may be paid from our subsidiaries to us will depend on many factors, including results of operations and financial condition, limits on dividends under applicable law, its constitutional documents, documents governing any indebtedness of the respective subsidiary, and other factors which may be outside our control. If our subsidiaries are unable to generate sufficient cash flow, we may be unable to pay our expenses or make distributions and dividends on the shares of common stock.

Volatility of our stock price could adversely affect our stockholders.

The market price of our common stock could also fluctuate significantly as a result of:

•	quarterly variations in our operating results;

•	interest rate changes;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of management, securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning our company or our industry in general;

•	operating and securities price performance of companies that investors deem comparable to us;

•	news reports and publication of research reports relating to our business or trends in our markets;

•	changes in laws and regulations affecting our businesses;

•	announcements or strategic developments, acquisitions and other material events by us or our competitors;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•	adverse market reaction to any additional debt we incur in the future;

•	the failure to identify and complete acquisitions in the future or unexpected difficulties or developments related to the integration of recently completed or future acquisitions;

•	actions by institutional stockholders;

•	general economic and political conditions such as recessions and acts of war or terrorism; and

•	the risk factors set forth in this prospectus and other matters discussed herein.

Fluctuations in the price of our common stock could contribute to the loss of all or part of a stockholder’s investment in our Company. Many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of the financial condition, results of operations, business or prospects of us and our subsidiaries. There can be no assurance that the market price of our common stock will not fall in the future.

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.

If we sell, or any of our stockholders sells, a large number of our shares of common stock, or if we issue a large number of shares of common stock in connection with future acquisitions, financings or other circumstances, the market price of our shares of common stock could decline significantly. Moreover, the perception in the public market that we or our stockholders might sell shares of common stock could depress the market price of those shares.

We cannot predict the size of future issuances of our shares of common stock or the effect, if any, that future issuances or sales of our shares will have on the market price of such shares. Sales of substantial amounts of our shares, including sales by significant stockholders, and shares issued in connection with any additional acquisition, or the perception that such sales could occur, may adversely affect prevailing market prices for our shares of common stock. Possible sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem necessary or appropriate.

Risks Relating to the Company

Our business and results of operations could be adversely affected if we fail to protect our intellectual property rights.

Our success depends to a significant degree upon our ability to protect and preserve our intellectual property rights and the rights to our proprietary processes, methods, compounds and other technology. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or in our having to pay other companies for infringing on their intellectual property rights. We rely on confidentiality agreements, licensing agreements, patent, trade secret and trademark law as well as judicial enforcement of all of the foregoing to protect such technologies and intellectual property rights.

We may be unable to prevent third parties from using our intellectual property and other proprietary information without our authorization or from independently developing intellectual property and other proprietary information that is similar to ours, particularly in countries where the laws do not protect our proprietary rights to the same degree as in the United States. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. The use of our intellectual property and other proprietary information by others could reduce or eliminate any competitive advantages we have developed, cause us to lose sales or otherwise harm our business. If it becomes necessary for us to litigate to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

We have applied for patent protection in the United States and in foreign countries relating to certain existing and proposed products, processes and services. While we generally apply for patents in those countries where we intend to make, have made, use, or sell patented products, we may not accurately predict all of the countries where patent protection will ultimately be desirable. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. We also cannot assure you that the patents issuing as a result of our foreign patent applications will have the same scope of coverage as our United States patents. Our patents also may not provide us with any competitive advantage and may be challenged or invalidated by third parties. Further, our competitors may attempt to design around our patents. Our competitors may also already hold or have applied for patents in the United States or abroad that, if enforced or issued, could prevail over our patent rights or otherwise limit our ability to manufacture or sell one or more of our products in the United States or abroad. With respect to our pending patent applications, we may not be successful in securing patents for these claims. Our failure to secure these patents may limit our ability to protect inventions that these applications were intended to cover. In addition, the expiration of a patent can result in increased competition with consequent erosion of profit margins.

Competitors or other parties may, from time to time, assert issued patents or other intellectual property rights against us. If we are legally determined to infringe or violate the intellectual property rights of another party, we may have to pay damages, stop the infringing use, or attempt to obtain a license agreement with the owner of such intellectual property. Further, even if we are successful in defending our rights, such litigation could be burdensome and costly.

In some cases, we rely upon unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally will enter into confidentiality agreements with our employees and third parties to protect our intellectual property, our confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise. In addition, adequate remedies may not be available in the event of unauthorized use or disclosure of our trade secrets or manufacturing expertise. Violations by others of our confidentiality agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position and cause our sales and operating results to decline as a result of increased competition.

In addition, we rely on both registered and unregistered trademarks to protect our name and brands. We cannot assure you that our trademark applications will be approved. Failure by us to adequately maintain the quality of our products and services associated with our trademarks or any loss to the distinctiveness of our trademarks may cause us to lose certain trademark protection, which could result in the loss of goodwill and brand recognition in relation to our name and products. In addition, successful third-party challenges to the use of any of our trademarks may require us to rebrand our business or certain products or services associated therewith.

The failure of our patents, applicable intellectual property law or our confidentiality agreements to protect our intellectual property and other proprietary information, including our processes, apparatuses, technology, trade secrets, trade names and proprietary manufacturing expertise, methods and compounds, or if we are unsuccessful in our judicial enforcement proceedings, could have a material adverse effect on our competitive advantages and could have a material adverse effect on our business, results of operations and share price, and could require us to devote resources advertising and marketing these new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

We may experience claims that our products infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We seek to improve our business processes and develop new products and applications. Many of our competitors have a substantial amount of intellectual property that we must continually monitor to avoid infringement. We cannot guarantee that we will not experience claims that our processes and products infringe issued patents (whether present or future) or other intellectual property rights belonging to others. For example, we are currently a defendant in a patent infringement claim, which has been vigorously opposed by us, relating to technology that is important to us, although we do not expect this claim to have a material adverse effect on our business, financial conditions and results of operations or reputation. From time to time, we oppose patent applications that we consider overbroad or otherwise invalid in order to maintain the ability to operate freely in our various business lines without the risk of being sued for patent infringement. If, however, patents are subsequently issued on any such applications by other parties, or if patents belonging to others already exist that cover our products, processes or technologies, we could experience claims for infringement or have to take other remedial or curative actions to continue our manufacturing and sales activities with respect to one or more products. Such actions could include payment of damages, stopping the use, obtaining licenses from these parties or substantially re-engineering our products or processes in order to avoid infringement. We may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer our products successfully. Moreover, if we are sued for infringement and lose, we could be required to pay substantial damages or be enjoined from using or selling the infringing products or technology. Further, intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management’s attention from operating our business.

We depend upon our information technology systems.

Our business operations could be disrupted if our information technology systems fail to perform adequately. The efficient operation of our business depends on our information technology systems, some of which are managed by third-party service providers. We rely on our information technology systems to effectively manage our business data, communications, supply chain, order entry and fulfillment, and other business processes. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers, causing our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and viruses. Any such damage or interruption could have a material adverse effect on our business.

Our relationship with our employees could deteriorate, and certain of our key employees could leave, which could adversely affect our business and our results of operations.

Our business involves complex operations and therefore demands a management team and employee workforce that is knowledgeable and expert in many areas necessary for our operations. As a company focused on manufacturing and highly technical customer service, we rely on our ability to attract and retain skilled employees, including our specialized research and development and sales and service personnel, to maintain our efficient production processes, to drive innovation in our product offerings and to maintain our deep customer relationships. As of June 30, 2014, we employed approximately 1,900 full-time employees, approximately 950 of whom were members of our research and development and sales and service teams. The departure of a significant number of our highly skilled employees or of one or more employees who hold key regional management positions could have an adverse impact on our operations, including customers choosing to follow a regional manager to one of our competitors.

In addition, many of our full-time employees are employed outside the United States. In certain jurisdictions where we operate, particularly Brazil, France, Germany, Italy and Japan, labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights on termination of employment. In addition, in certain countries where we operate, our employees are members of unions or are represented by a works council as required by law. We are often required to consult and seek the consent or advice of these unions and works councils. These laws, coupled with the requirement to consult with the relevant unions or works councils, could adversely affect our flexibility in managing costs and responding to market changes and could limit our ability to access the skilled employees on which our business depends.

The due diligence undertaken in connection with the MacDermid Acquisition, the Agriphar Acquisition or the CAS Acquisition may not have revealed all relevant considerations or liabilities of MacDermid, Agriphar or CAS, which could have a material adverse effect on our financial condition or results of operations.

There can be no assurance that the due diligence undertaken by us in connection with the MacDermid Acquisition, the Agriphar Acquisition or the CAS Acquisition has revealed all relevant facts that may be necessary to evaluate such acquisitions. Furthermore, the information provided during due diligence may have been incomplete or inadequate. As part of the due diligence process, we have also made subjective judgments regarding the operations, financial condition and prospects of MacDermid, Agriphar or CAS. If the due diligence investigation has failed to correctly identify material issues and liabilities that may be present in MacDermid, Agriphar or CAS, or if we consider any identified material risks to be commercially acceptable relative to the opportunity, we may incur substantial impairment charges or other losses following either the MacDermid Acquisition, the Agriphar Acquisition or the CAS Acquisition. In addition, we may be subject to significant, previously undisclosed liabilities of MacDermid, Agriphar or CAS that were not identified during due diligence and which could contribute to poor operational performance and have a material adverse effect on our financial condition and results of operations.

Conditions in the global economy may directly adversely affect our net sales, gross profit and financial condition and may result in delays or reductions in our spending that could have a material adverse effect on our results of operations, prospects and share price.

Our products are sold in industries that are sensitive to changes in general economic conditions, including the metals and plastics finishings, electronics, oil production and drilling and graphic arts industries. Accordingly, our net sales, gross profit and financial condition depend significantly on general economic conditions and the demand for our specialty chemical products and services in the markets in which we compete. Delays or reductions in our customers’ chemical products purchasing that result from economic downturns would reduce demand for our products and services and could, consequently, have a material adverse effect on our results of operations, prospects and share price.

Our net sales and gross profit have varied depending on our product, customer and geographic mix for any given period, which makes it difficult to forecast future operating results.

Our net sales and gross profit vary among our products and customer groups and markets, and therefore may be different in future periods from historic or current periods. Overall gross profit margins in any given period are dependent in large part on the product, customer and geographic mix reflected in that period’s net sales. Market trends, competitive pressures, commoditization of products, increased component or shipping costs, regulatory conditions and other factors may result in reductions in revenue or pressure on the gross profit margins of certain segments in a given period. Given the nature of our business, the impact of these factors on our business and results of operations will likely vary from period to period and from product to product. For example, a change in market trends that results in a decline in demand for high margin products will have a disproportionately greater adverse effect on our gross profits for that period. The varying nature of our product, customer and geographic mix between periods therefore has materially impacted our net sales and gross profit between periods during certain recessionary times and may lead to difficulties in measuring the potential impact of market, regulatory and other factors on our business. As a result, we may be challenged in our ability to forecast our future operating results. Further, potential future business acquisitions can compound the difficulty in making comparisons between prior, current and future periods because acquisitions and divestitures, which are not ordinary course events, also affect our gross profit margins and our overall operating results.

Our business is significantly influenced by trends and characteristics in the specialty chemical industry and the printing industry.

We believe that the specialty chemical industry and the printing industry are cyclical and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, short product life-cycles, raw material price fluctuations and changes in product supply and demand. The specialty chemical industry is currently being affected by globalization and a shift in customers’ businesses while the printing industry is currently shrinking. The trends and characteristics in these industries may cause significant fluctuations in our results of operations and cash flows and have a material adverse effect on our financial condition.

We face intense competition, and our failure to compete successfully may have an adverse effect on our net sales, gross profit and financial condition.

Our industry is highly competitive, and most of our product lines compete against product lines from at least two competitors. We encounter competition from numerous and varied competitors in all areas of our business; however, our most significant competitors are Atotech Inc. (a division of Total S.A.), Enthone Inc. (an Alent plc company) and Rohm and Haas (a division of The Dow Chemical Company) for our Performance Materials segment and Asahi, E.I. du Pont de Nemours and Company and Flint Group for our Graphic Solutions segment. Further, in our Performance Materials segment, our products compete not only with similar products manufactured by our competitors, but also against a variety of chemical and non-chemical alternatives provided by our competitors. Industry consolidation may result in larger, more homogeneous and potentially stronger competitors in the markets in which we compete.

We compete primarily on the basis of quality, technology, performance, reliability, brand, reputation, range of products, and service and support. We expect our competitors to continue to develop and introduce new products and to enhance their existing products, which could cause a decline in market acceptance of our products. Our competitors may also improve their manufacturing processes or expand their manufacturing capacity, which could make it more difficult or expensive for us to compete successfully. In addition, our competitors could enter into exclusive arrangements with our existing or potential customers or suppliers, which could limit our ability, or make it significantly more expensive, to acquire necessary raw materials or to generate sales.

Some of our competitors may have greater financial, technical and marketing resources than we do and may be able to devote greater resources to promoting and selling certain products. Unlike many of our competitors who specialize in a single or limited number of product lines, we have a portfolio of businesses and must allocate resources across those businesses. As a result, we may invest less in certain areas of our business than our competitors invest in competing businesses, and our competitors may therefore have greater financial, technical and marketing resources available to them with respect to those businesses.

Some of our competitors may also incur fewer expenses than we do in creating, marketing and selling certain products and may face fewer risks in introducing new products to the market. This circumstance results from the nature of our business model, which is based on providing innovative and high quality products and therefore may require that we spend a proportionately greater amount on research and development than some of our competitors. If our pricing and other factors are not sufficiently competitive, or if there is an adverse reaction to our product decisions, we may lose market share in certain areas, which could adversely affect our net sales, gross profit and our prospects. Further, because many of our competitors are small divisions of large, international businesses, these competitors may have access to greater resources then we do and may therefore be better able to withstand a change in conditions within our industry and throughout the economy as a whole.

If we do not compete successfully by developing and deploying new cost effective products, processes and technologies on a timely basis and by adapting to changes in our industry and the global economy, our net sales, gross profit and financial condition could be adversely affected.

Our substantial international operations subject us to risks not faced by domestic competitors, including unfavorable political, regulatory, labor, tax and economic conditions in other countries that could adversely affect our business, financial condition and results of operations.

Currently, we operate, or others operate on our behalf, facilities in over 20 countries, in addition to our operations in the United States. Historically, CAS has expanded its presence in worldwide targeted markets, such as Africa, Europe, Latin America and Middle East. Arysta’s products serve a broad and diverse geographic mix, also focusing on high-growth regions such as Africa, Central and Eastern Europe, China, Latin America, the Middle East and South Asia, which collectively accounted for 68.6% of Arysta’s sales in 2013.

In connection with the CAS Acquisition and the proposed Arysta Acquisition, we expect sales from international markets to represent an increasing portion of our net sales. Accordingly, our business is and will soon be subject to increasing risks related to the different legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent to our international operations include the following:

•	agreements and intellectual property rights may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

•	foreign customers may have increased credit risk and different financial conditions, which may necessitate longer payment cycles or result in increased bad debt write-offs or additions to reserves related to our foreign receivables;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs, duties, export controls, import restrictions or adopt other restrictions on foreign trade or investment, including currency exchange controls;

•	foreign exchange controls may delay, restrict or prohibit the repatriation of funds, and any restrictions on the repatriation of funds may result in adverse tax consequences and tax inefficiencies;

•	U.S. export licenses may be difficult to obtain;

•	the transportation of our products may be delayed or interrupted;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. Dollars of products and services provided by us in markets where payment for our products and services is made in currencies other than the U.S. Dollar;

•	general economic conditions in the countries in which we operate, including fluctuations in gross domestic product, interest rates, market demand, labor costs and other factors beyond our control, could have an adverse effect on our net sales in those countries;

•	our results of operations in a particular country could be affected by political or economic instability on a country-specific or global level from various causes, including the possibility of hyperinflationary conditions, natural disasters, terrorist activities and the response to such conditions and events;

•	we may experience difficulties in staffing and managing multi-national operations, including the possibility of labor disputes abroad;

•	unexpected adverse changes in foreign laws or in foreign regulatory requirements may occur, including in laws or regulatory requirements pertaining to environmental, health and safety and affecting export and import duties and quotas;

•	global sales of our products involve various interactions with government agencies and officials around the world (either as customers or as regulators, such as environmental agencies, tax authorities, customs authorities), some of which may occur in jurisdictions with high corruption risk profiles;

•	we engage with third parties who may interact with government agencies and officials on our behalf or in relation to our business, sometimes in jurisdictions with high corruption risk profiles;

•	restrictions imposed by the United States and the European Union relating to economic interests in Russia and Ukraine (as well as other countries, or related to specific designated entities and individuals) may have a negative impact on our agrochemical activities in these areas;

•	compliance with a variety of foreign laws and regulations may be difficult;

•	we may be subject to the risks of divergent business expectations resulting from cultural incompatibility; and

•	overlap of different tax regimes may subject us to additional taxes.

Our business in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in different legal, regulatory, economic, social and political conditions. We cannot assure you that we will succeed in developing and implementing policies and strategies which will be effective in each location where we do business. Furthermore, any of the foregoing factors or any combination thereof could have a material adverse effect on our business, financial condition and results of operations.

We may also face difficulties managing and administering an internationally dispersed business. In particular, the management of our personnel across several countries can present logistical and managerial challenges. Additionally, international operations present challenges related to operating under different business cultures and languages. We may have to comply with unexpected changes in foreign laws and regulatory requirements, which could negatively impact our operations and ability to manage our global financial resources. Export controls or other regulatory restrictions could prevent us from shipping our products into and from some markets. Moreover, we may not be able to adequately protect our trademarks and other intellectual property overseas due to uncertainty of laws and enforcement in a number of countries relating to the protection of intellectual property rights. Changes in tax regulation and international tax treaties could significantly reduce the financial performance of our foreign operations or the magnitude of their contributions to our overall financial performance.

We have made investments in and are expanding our business into emerging markets and regions, which exposes us to certain risks.

As the regional sales mix in the Performance Materials segment has shifted from more industrialized nations towards emerging markets, we have increased our presence in emerging markets, including greater China, Southeast Asia and South America, by investing significantly in these regions. For example, we have developed state-of-the-art facilities in São Paulo, Brazil and Suzhou, China to better serve our customers and we remain focused on further increasing our presence in these markets. Furthermore, sales into Asia (excluding the non-emerging markets of Australia, Hong Kong, Japan and Singapore) and Brazil represented approximately 27% and 26% of all net sales for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively. Our operations in these markets may be subject to a variety of risks including economies that may be dependent on only a few products and therefore subject to significant fluctuations, consumers with limited or fluctuating disposable income and discretionary spending on which the end users of our products depend, weak legal systems which may affect our ability to enforce our intellectual property and contractual rights, exchange controls, unstable governments and privatization, changes in customs or tax regimes, or other government actions affecting the flow of goods and currency. Accordingly, changes in any of these areas may have significant negative impacts on our financial condition and operating results.

We are exposed to fluctuations in foreign exchange rates, which may adversely affect our operating results and may significantly affect the comparability of our results between financial periods.

The results of operations and financial condition of each of our foreign operating subsidiaries are reported in the relevant local currency and then translated to U.S. Dollars for inclusion in our audited consolidated financial statements. Exchange rates between these currencies and the U.S. Dollar in recent years have fluctuated significantly and are likely to continue to do so in the future. For the combined Successor and Predecessor 2013 Periods, an average of approximately 67% of our net sales were denominated in currencies other than the U.S. Dollar. These foreign currencies included predominantly the Brazilian Real, British Pound Sterling, Chinese Yuan, Euro, Hong Kong Dollar and Japanese Yen. A depreciation of these currencies against the U.S. Dollar will decrease the U.S. Dollar equivalent of the amounts derived from operations reported in these foreign currencies and an appreciation of these currencies will result in a corresponding increase in such amounts. From time to time we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. We cannot, however, assure you that this arrangement or any other exchange rate hedging arrangements we may enter into from time to time will be effective. If our hedging activities are not effective or if additional hedging transactions are not available, changes in currency exchange rates may have a more significant impact on our results of operations.

Because we do not manage our foreign currency exposure in a manner that would eliminate the effects of changes in foreign exchange rates on our net sales, cash flows and reported amount of assets and liabilities, our financial performance can be positively or negatively impacted by changes in foreign exchange rates in any given reporting period.

Besides currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from their functional currency. Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction or translation risks or that any volatility in currency exchange rates will not have an adverse effect on our financial condition or results of operations.

Failure to comply with the FCPA, and other similar anti-corruption laws, could subject us to penalties and damage our reputation.

We are subject to the Foreign Corrupt Practices Act of 1977 (the “FCPA”), which generally prohibits U.S. companies and their intermediaries from making corrupt payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and requires companies to maintain certain policies and procedures. Certain of the jurisdictions in which we conduct business are at a heightened risk for corruption, extortion, bribery, pay-offs, theft and other fraudulent practices. Under the FCPA, U.S. companies may be held liable for actions taken by their strategic or local partners or representatives. If we, or our intermediaries, fail to comply with the requirements of the FCPA, or similar laws of other countries, governmental authorities in the United States or elsewhere, as applicable, could seek to impose civil and/or criminal penalties, which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations.

Changes in our customers’ products and processes can reduce the demand for our specialty chemicals.

Our specialty chemicals are used for a broad range of applications by our customers. Changes, including technological changes, in our customers’ products or processes may make our specialty chemicals unnecessary, which would reduce the demand for those chemicals. We have had, and may continue to have, customers that find alternative materials or processes and therefore no longer require our products, which would have a material adverse effect on our business, financial condition and results of operations.

We generally do not have long-term contracts with the customers in our Performance Materials segment, and contracts with the customers in our Graphic Solutions segment are tied to agreed upon deliverables.

With some exceptions, our relationships with the customers in our Performance Materials segment are based primarily upon individual sales orders. As such, our customers in the Performance Materials segment could cease buying our products from us at any time, for any reason, with little or no recourse. If multiple customers, or a material customer, within this segment elected not to purchase products from us, our business prospects, financial condition and results of operations could be adversely affected.

Additionally, because many of our contracts in our Graphic Solutions segment are tied to agreed-upon deliverables, we could face increased materials and manufacturing costs or other financial liabilities that could make our Graphic Solutions products more costly to manufacture and therefore less competitive and negatively impact our financial results.

The loss of certain customers or independent, third-party distributors in either our Performance Materials or Graphic Solutions segment could adversely affect our overall sales and profitability.

In both our Performance Materials and our Graphic Solutions segment, we have customers and independent, third-party distributors, the loss of which could have a material adverse effect on our results of operations for the affected earnings periods. The principal products purchased by such customers are surface finishing chemicals in our Performance Materials segment and solid sheet printing elements in our Graphic Solutions segment.

Our net sales, gross profit and financial condition could be reduced by decreases in the average selling prices of products in the specialty chemicals industry.

Decreases in the average selling prices of our products may have a material adverse effect on our net sales, gross profit and financial condition. Our ability to maintain or increase our gross profit margin will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency or by shifting to higher margin chemical products. In the past, MacDermid has elected to discontinue selling certain products as a result of sustained material decreases in the selling price of its products and its inability to effectively offset such decrease through shifts in operations. If we are unable to respond effectively to decreases in the average selling prices of our products in the future, our net sales, gross profit and financial condition could be materially and adversely affected. Further, while we may elect to discontinue products that are significantly affected by such price decreases, we cannot assure you that any such discontinuation will mitigate the related declines in our financial condition.

Increases in costs or reductions in the supplies of specialty and commodity chemicals we use in our manufacturing process could materially and adversely affect our results of operations.

We use a variety of specialty and commodity chemicals in our manufacturing processes. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We typically purchase our major raw materials on a contract or as needed basis from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, the financial stability of our suppliers, suppliers’ allocations to other purchasers, interruptions in production by suppliers, new laws or regulations, changes in exchange rates and worldwide price levels. Further, in some cases, we are limited in our ability to purchase certain raw materials from other suppliers by our supply agreements which contain certain minimum purchase requirements. Additionally, we cannot assure you that, as our supply contracts expire, we will be able to renew them or, if they are terminated, that we will be able to obtain replacement supply agreements on terms favorable to us. Our results of operations could be adversely affected if we are unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increase significantly.

From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In addition, some of the raw materials that we use are derived from petrochemical-based feedstocks, and there have been historical periods of rapid and significant upward and downward movements in the prices of these feedstocks. We cannot always pass on these price increases to our customers due to competitive pricing pressure, and, even when we have been able to do so, there has historically been a time delay between increased raw material prices and our ability to increase the prices of our products. Any limitation on, or delay in, our ability to pass on any price increases could have an adverse effect on our results of operations.

We may incur material costs relating to environmental and health and safety requirements or liabilities, which could have a negative impact on our results of operations and cash flows.

As a manufacturer and distributor of specialty chemicals and systems, we are subject to extensive federal, state, local and foreign environmental, health and safety laws and regulations concerning, among other things, emissions in the air, discharges to land, surface, subsurface strata, wastewater and storm water discharges, and the generation, use, handling, storage, transportation, treatment and disposal of hazardous waste and other materials. Our operations bear the risk of violations of those laws and sanctions for violations such as clean-up and removal costs, long-term monitoring and maintenance costs, costs of waste disposal, natural resource damages and payments for property damage and personal injury. Although it is our policy to comply with such laws and regulations, it is possible that we have not been or may not be at all times in compliance with all of these requirements. Many of our products and the AIs incorporated in our products are inherently hazardous. Moreover, our research and development, manufacturing, formulation and packaging activities involve the use of hazardous materials and the generation of hazardous waste. Furthermore, we cannot eliminate the risk of accidental contamination, discharge or injury resulting from these materials. As a result, we could in the future incur significant liabilities, including cleanup costs, fines and sanctions and third-party claims for property or natural resource damages or personal injuries.

Additionally, these requirements, and enforcement of these requirements, may become more stringent in the future. The ultimate cost of compliance with any such requirements could be material. Moreover, non-compliance could subject us to material liabilities such as government fines or orders, criminal sanctions, third-party lawsuits, remediations and settlements, the suspension, modification or revocation of necessary permits and licenses, or the suspension of non-compliant operations. We may also be required to make significant site or operational modifications at substantial cost. Future regulatory or other developments could also restrict or eliminate the use of, or require us to make modifications to, our products, packaging, manufacturing processes and technology, which could have a significant adverse impact on our financial condition, results of operations and cash flows.

Liability under some environmental laws relating to contaminated sites can be joint and several and imposed retroactively, regardless of fault or the legality of the activities that gave rise to the contamination. Some of our manufacturing facilities have an extended history of chemical manufacturing operations or other industrial activities, and contaminants have been detected at some of our sites and offsite disposal locations. We are actively remediating certain of these properties. As of June 30, 2014, we had appropriate reserves for various environmental matters, all of which we consider to be non-material. Ultimate environmental costs are difficult to predict and may vary from current estimates and reserves, and the discovery of additional contaminants at these or other sites, the inability or failure of other liable parties to satisfy their obligations, or the imposition of additional cleanup obligations at these or other sites, or third-party claims relating thereto, could result in significant additional costs. In the past, we have incurred, and will in the future incur, significant costs and capital expenditures in complying with environmental, health and safety laws and regulations.

At any given time, we may be involved in claims, litigation, administrative proceedings, settlements and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage, personal injury and regulatory compliance or non-compliance, which may adversely impact our results of operations and cash flows.

Global climate change legislation could negatively impact our results of operations or limit our ability to operate our business.

We operate production facilities in several countries. In many of the countries in which we operate, legislation has been passed, or proposed legislation is being considered, to limit greenhouse gases through various means, including the capping and trading of emissions credits. Greenhouse gas regulation in the jurisdictions in which we operate could negatively impact our future results from operations through increased costs of production. We may be unable to pass such increased costs on to our customers, which may decrease our gross profit and results of operations. In addition, the potential impact of climate change regulation on our customers is highly uncertain and may also adversely affect our business.

We may be unable to respond effectively to technological changes in our industry, which could reduce the demand for our products and adversely affect our results of operations.

Our future business success will depend upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes on a cost effective and timely basis. Our inability to anticipate, respond to or utilize changing technologies could have an adverse effect on our business, financial condition or results of operations.

Our substantial indebtedness may adversely affect our cash flow and our ability to operate our business and fulfill our obligations under our indebtedness.

As of result of the Incremental Amendment and the closing of the Further Amendments on November 7, 2014 in connection with the CAS Acquisition, we have (i) approximately $1,437 million outstanding under our first lien credit facility (including new term loans denominated in Euros in an aggregate of €205 million) and (ii) approximately $129 million outstanding under our revolving credit facilities (including revolving credit facility borrowings denominated in Euros in an aggregate of €55 million).

As previously discussed, we plan to fund the cash portion of the proposed Arysta Acquisition through a combination of the net proceeds of equity (including the shares offered in connection with the Proposed Public Offering) or debt offerings, cash on hand, the financial arrangements and/or possible other financings. On October 20,

2014, we entered into the Debt Commitment Letter for (i) a $1.6 billion Term Facility to be incurred under the Amended and Restated Credit Agreement and (ii) a Senior Bridge Facility in an aggregate principal amount of $750 million, for the purposes of financing the Arysta Acquisition and the fees and expenses in connection therewith, on the terms and subject to the conditions set forth in the Debt Commitment Letter. If we are unable to consummate the Proposed Public Offering and have to draw upon the Senior Bridge Facility or incur other indebtedness, the increased borrowing could have an adverse impact on our financial results.

As of June 30, 2014, we had approximately $747 million of indebtedness outstanding under the first lien credit facility and there were no borrowings under our revolving credit facility, other than certain stand-by letters of credit issued in the amount of $1.0 million, which reduce the borrowings available under our revolving credit facility to approximately $49.0 million.

As of June 30, 2014, on an as adjusted basis after giving effect to the Incremental Amendment and Further Amendments as if they had occurred on such date, we had approximately $1,177 million of indebtedness outstanding under the first lien credit facility, €205 million term loans and there were no borrowings under our revolving credit facility, other than certain stand-by letters of credit issued in the amount of $1.0 million, which reduce the borrowings available under our revolving credit facility to approximately $174 million.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, dividends, research and development efforts and other general corporate purposes;

•	increase the amount of our interest expense, because our borrowings are at variable rates of interest, which, if interest rates increase, would result in higher interest expense;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our ability to make strategic acquisitions, introduce new technologies or exploit business opportunities; and

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness.

In addition, the Amended and Restated Credit Agreement governing our credit facilities contain covenants that restrict our operations. These covenants restrict, among other things, our ability to incur additional debt, grant liens, pay cash dividends, enter new lines of business, repurchase our shares of common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. These restrictions could limit our ability to plan for or react to market conditions, meet extraordinary capital needs or otherwise take actions that we believe are in our best interest. Further, a failure by us to comply with any of these covenants and restrictions could result in an event of default. Furthermore, substantially all of our domestic assets (including equity interests) secure our indebtedness under our Amended and Restated Credit Agreement. In addition, certain of our deposit accounts are subject to account control agreements with our lenders that give them the right to assume control of the accounts upon an event of a default under our Amended and Restated Credit Agreement. If an event of default under our Amended and Restated Credit Agreement occurs and is continuing then the lenders in respect of our credit facilities (i) may request the acceleration of the related indebtedness and (ii) could foreclose on their security interests, which would have a material adverse effect on our business, results of operations and financial condition.

Our ability to borrow under revolving credit facilities depends on our level of indebtedness and our financial performance, and any deterioration in our results of operations or increase in our indebtedness could therefore have a material adverse effect on our liquidity.

Deterioration in our results of operations or an increase in our indebtedness may limit our access to borrowings under our revolving credit facilities. Under the terms of our Amended and Restated Credit Agreement, if our borrowings under our revolving credit facilities (including letter of credit borrowings) exceed 25% of the used and unused U.S. Dollar or multicurrency commitments under our revolving credit facilities in the aggregate as of the last day of any fiscal quarter, we must maintain a 6.5 to 1.0 ratio of (x) consolidated indebtedness that is secured by a first priority lien minus unrestricted cash and cash equivalents to (y) consolidated EBITDA for the four most recent fiscal quarters, subject to a right to cure.

Our ability to comply with this financial covenant depends, in part, on our financial performance and may be affected by events beyond our control. Any material deviations from our operating forecasts could require us to seek waivers or amendments of these covenants, alternative sources of financing or reductions in expenditures. We may not be able to obtain such waivers, amendments or alternative financings, or if we obtain them, they may not be on terms favorable to us.

Despite the restrictions set forth in the agreements governing our existing indebtedness, we may be able to incur substantial additional indebtedness in the future. Increases in the aggregate amount of our indebtedness may also result in our being unable to comply with the financial covenant, and our inability to borrow under the Revolving Facility as a result of such non-compliance could have an adverse effect on our cash flow and liquidity.

To service our indebtedness and other cash needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to satisfy our debt obligations and to fund any planned capital expenditures, dividends and other cash needs will depend in part upon the future financial and operating performance of our subsidiaries and upon our ability to renew or refinance borrowings. Prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments.

If we are unable to make payments or refinance our debt or obtain new financing under these circumstances, we may consider other options, which, if necessary, may not be effected on commercially reasonable terms or at all, including:

•	sales of assets;

•	sales of equity;

•	reduction or delay of capital expenditures, strategic acquisitions, investments and alliances; or

•	negotiations with our lenders to restructure the applicable debt.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In such circumstances, we may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our debt on commercially reasonable terms or at all.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Chemical manufacturing is inherently hazardous and could result in accidents that disrupt our operations or expose us to significant losses or liabilities.

The hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes are inherent in our operations. These hazards could lead to an interruption or suspension of operations and have a material adverse effect on the productivity and profitability of a particular manufacturing facility or on our business as a whole. These potential risks include:

•	pipeline and storage tank leaks and ruptures;

•	explosions and fires;

•	inclement weather and natural disasters;

•	terrorist attacks;

•	mechanical failure;

•	unscheduled downtime;

•	labor difficulties;

•	transportation interruptions; and

•	chemical spills and other discharges or releases of toxic or hazardous substances or gases.

These hazards may result in personal injury and loss of life, damage to property and contamination of the environment, which may result in a suspension of operations and the imposition of civil or criminal fines, penalties and other sanctions, cleanup costs and claims by governmental entities or third parties. We are dependent on the continued operation of our production facilities, and the loss or shutdown of operations over an extended period at our Morristown, Tennessee facility, which is our only Graphic Solutions segment sheet production facility, or any of our other major operating facilities could have a material adverse effect on our financial condition and results of operations.

Our offshore industry products are subject to the hazards inherent in the offshore oil production and drilling industry, and we may incur substantial liabilities or losses as a result of these hazards.

We produce water-based hydraulic control fluids for major oil companies and drilling contractors to be used for potentially hazardous offshore deep water production and drilling applications. Offshore deep water oil production and drilling are subject to hazards that include blowouts, explosions, fires, collisions, capsizing, sinking and damage or loss to pipeline, subsea or other facilities from severe weather conditions. These hazards could result in personal injury and loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. A catastrophic occurrence at a location where our products are used may expose us to substantial liability for personal injury, wrongful death, product liability or commercial claims. To the extent available, we maintain insurance coverage that we believe is customary in our industry. Such insurance does not, however, provide coverage for all liabilities, and we cannot assure you that our insurance coverage will be adequate to cover claims that may arise or that we will be able to maintain adequate insurance at rates we consider reasonable. The occurrence of a significant offshore deep water oil production or drilling event that results in liability to us that is not fully insured could materially and adversely affect our results of operations and financial condition.

We are not insured against all potential risks.

To the extent available, we maintain insurance coverage that we believe is customary in our industry. Such insurance does not, however, provide coverage for all liabilities, including certain hazards incidental to our business, and we cannot assure you that our insurance coverage will be adequate to cover claims that may arise or that we will be able to maintain adequate insurance at rates we consider reasonable. For example, the occurrence of a significant offshore deep water oil production or drilling event, or a significant business interruption in the operation of one or more of our facilities, could result in liability to us that is not insured and therefore could materially and adversely affect our results of operations and financial condition. In addition, our products are used in or integrated with many high-risk end products and therefore if such products were involved in a disaster or catastrophic accident, we could be involved in litigation arising out of such incidents and susceptible to significant expenses or losses.

Compliance with government regulations, or penalties for non-compliance, could prevent or increase the cost of the development, distribution and sale of our products.

We, our business, our products and our customers’ products are subject to regulation by many U.S. and non-U.S. supranational, national, federal, state and local governmental authorities. These regulations include customs, imports and international trade laws, export control, antitrust laws, environmental, health and safety requirements and zoning and occupancy laws that regulate manufacturers generally or govern the importation, promotion and sale of our products, the operation of our factories and warehouse facilities and our relationship with our customers, suppliers and competitors. Our products and manufacturing processes are also subject to ongoing reviews by certain governmental authorities.

New laws and regulations may be introduced, or existing laws and regulations may be changed or may become subject to new interpretations, which could result in additional compliance costs, seizures, confiscations, recalls, monetary fines or delays that could affect us or our customers. These effects could prevent or inhibit the development, distribution and sale of our products and may harm our reputation. In addition, changes in foreign governmental, federal and state minimum wage laws and other laws relating to employee benefits could cause us to incur additional wage and benefit costs, which could negatively impact our profitability. Further, if any of the regulations to which we are subject were violated by our management, employees, suppliers, buying agents or trading companies, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties, or suffer reputational harm, which could reduce demand for our products, hurt our business and negatively impact our results of operations and share price.

Further, in some circumstances, before we may sell some of our products, governmental authorities must approve these products, our manufacturing processes and facilities. In order to obtain regulatory approval of certain new products, we must, among other things, demonstrate to the relevant authority that the product is safe and effective for its intended uses and that we are capable of manufacturing the product in accordance with current regulations. The approval process can be costly, time consuming and subject to unanticipated and significant delays and might not ultimately be successful in securing an approval.

We cannot assure you that approvals will be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products.

We are exposed to intangible asset risk.

We have recorded intangible assets, including goodwill in connection with the MacDermid Acquisition. Goodwill represents the excess of the acquisition cost over the amount of recognized identifiable assets and liabilities. We do not amortize goodwill and other intangible assets that have indefinite useful lives; rather, goodwill and other intangible assets with indefinite useful lives are tested for impairment periodically. Indefinite-lived intangible assets are reviewed for potential impairment on an annual basis or when events or changes in circumstances indicate that indefinite-lived intangible assets might be impaired by comparing the estimated fair value of the indefinite-lived intangible assets to their carrying value. Goodwill will be tested for impairment at the reporting unit level annually, or when events or changes in circumstances indicate that goodwill might be impaired.

Obligations and expenses related to our defined benefit pension plans and other postretirement benefit plans could negatively affect our financial condition and results of operations.

We have defined benefit pension plans and other postretirement benefit plans in the United States and a number of other countries. Changes in the market value of plan assets, investment returns, discount rates, mortality rates, regulations and the rate of increase in compensation levels may affect the funded status of our plans and could cause volatility in the net periodic benefit cost, future funding requirements of the plans and the funded status of the plans. A significant increase in our obligations or future funding requirements could have a negative impact on our results of operations and cash flows for a particular period and on our financial condition.

We may not be able to finance and/or consummate future acquisitions or successfully integrate acquisitions into our business, which could result in unanticipated expenses and losses.

Part of our strategy is to grow through acquisitions. Consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in unanticipated expenses and losses. Furthermore, we may not be able to realize any of the anticipated benefits from the acquisitions.

We anticipate that any future acquisitions we pursue as part of our business strategy may be financed through a combination of cash on hand, operating cash flow, availability under our Amended and Restated Credit Agreement and new capital market offerings. We may not be successful in completing any equity or debt offering in order to fund our growing business, and therefore we may be required to seek a number of alternative financings. If new debt is added to current debt levels, or if we incur other liabilities, including contingent liabilities, in connection with an acquisition, the debt or liabilities could impose additional constraints and requirements on our business and financial performance, which could materially adversely affect our financial condition and operations.

In connection with our completed and future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with acquisitions include:

•	unexpected losses of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel;

•	negotiating with labor unions; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of businesses we may acquire, including the Acquisitions. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our financial condition or results of operations.

Business disruptions could seriously harm our net sales and increase our costs and expenses.

Our worldwide operations could be subject to extraordinary events, including natural disasters, political disruptions, terrorist attacks, acts of war and other business disruptions, which could seriously harm our net sales and increase our costs and expenses. Some areas, including parts of the East Coast and Midwest of the United States, have previously experienced, and may in the future experience, major power shortages and blackouts, significant floods and strong tornadoes and other storms. These blackouts, floods and storms could cause disruptions to our operations or the operations of our suppliers, distributors, resellers or customers. Similar losses and interruptions could also be caused by earthquakes, telecommunications failures, water shortages, tsunamis, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters for which we are predominantly self-insured.

Productivity initiatives aimed at making our company more profitable and our operations more efficient are part of our strategy. We may not realize all of the anticipated benefits from the implementation of such productivity initiatives.

Our initiatives may reduce our workforce in our manufacturing, research and development, selling, technical, general and administrative functions. We cannot assure you that the assumptions underlying our decisions as to which reductions and eliminations to make as part of these operational restructuring initiatives will prove to be correct and, accordingly, we may determine that we have reduced or eliminated resources that are necessary to, or desirable for, our business. Any reduction or elimination of resources made in error could adversely affect our ability to operate or grow our business and may negatively impact our results of operations. Further, we may not realize all of the anticipated benefits from productivity initiatives in which we may engage in the future.

We are subject to litigation that could have an adverse effect upon our business, financial condition or results of operations.

We are a defendant in numerous lawsuits that result from, and are incidental to, the conduct of our business. These suits concern issues including product liability, contract disputes, labor-related matters, patent infringement, environmental proceedings, property damage and personal injury matters. For example, we are currently a defendant in a patent infringement claim, which has been vigorously opposed by us, relating to technology that is important to us, although we do not expect this claim to have a material adverse effect on our business, financial conditions, results of operations or reputation. The ultimate resolution of such claims, proceedings and lawsuits is inherently unpredictable and, as a result, our estimates of liability, if any, are subject to change and actual results may materially differ from our estimates. If there is an unfavorable resolution of a matter, our reputation may be harmed and there could be a material adverse effect on our business, financial condition or results of operations. Moreover, we cannot assure you that we will have any or adequate insurance coverage to protect us from any adverse resolution.

We may be liable for damages based on product liability claims brought against our customers in our end use markets, and any successful claim for damages could have a material adverse effect on our financial condition or results of operations.

Many of our products provide critical performance attributes to our customers’ products that are sold to consumers who could potentially bring product liability suits related to such products. Our sale of these products therefore involves the risk of product liability claims. If a person were to bring a product liability suit against one of our customers, this customer may attempt to seek contribution from us. A person may also bring a product liability claim directly against us. A successful product liability claim or series of claims against us in excess of our insurance coverage for payments, for which we are not otherwise indemnified, could have a material adverse effect on our financial condition or results of operations. While we endeavor to protect ourselves from such claims and exposures in our contractual negotiations, we cannot assure you that our efforts in this regard will ultimately protect us from any such claims.

We will face new challenges, increased costs and administrative responsibilities as a public company, particularly after we are no longer an “emerging growth company.”

As a publicly traded company with listed equity securities, we are required to comply with certain laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), certain regulations of the SEC and certain of the NYSE requirements applicable to public companies. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our Board and management and will significantly increase our costs and expenses.

We are required to:

•	institute a more comprehensive compliance framework;

•	update, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of Sarbanes-Oxley and the related rules and regulations of the SEC;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	revise our existing internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	comply with SEC rules and guidelines requiring registrants to provide their financial statements in interactive data format using eXtensible Business Reporting Language (“XBRL”);

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	enhance our investor relations function.

However, for as long as we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we are permitted to, and intend to, take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1.00 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1.00 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws. For so long as we remain an “emerging growth company,” we will not be required to:

•	have a report from our independent registered public accounting firm on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the report from our independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and instead may provide a reduced level of disclosure concerning executive compensation.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We currently anticipate not being an emerging growth company by the end of fiscal year 2015. We are also evaluating and monitoring developments with respect to these new rules, and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act. In addition, we also expect that being a public company subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board, particularly to serve on our audit committee.

Failure to establish and maintain effective internal controls in accordance with Section 404 of Sarbanes-Oxley could have a material adverse effect on our business and share price.

As a publicly traded company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley, which requires, beginning with our annual report on Form 10-K for the year ending December 31, 2014, annual management assessments of the effectiveness of our internal control over financial reporting. Additionally, as of the later of the filing of such annual report and the date we are no longer an “emerging growth company” as defined in the JOBS Act, Section 404 of Sarbanes-Oxley will require a report by our independent registered public accounting firm that addresses the effectiveness of our internal control over financial reporting. During the course of our testing, we may identify weaknesses or deficiencies. If such weaknesses or deficiencies are not remediated in time, investors may lose confidence in the accuracy of our financial reporting, which could have a material adverse effect on the price of our common stock.

Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the regulations to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified executive officers and members of our Board, particularly to serve on our audit committee, and make some activities more difficult, time-consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of Sarbanes-Oxley and, when applicable to us, our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations.

In addition to taking advantage of certain exemptions from various reporting requirements listed above, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may elect to delay such adoption of new or revised accounting standards, and as a result, we may choose not to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for public companies other than “emerging growth companies.” As a result of such election, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates of such new or revised accounting standards. We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less attractive trading market for our common stock and our stock price may be more volatile.

Risks Related to the Acquisitions

There can be no assurance that the Arysta Acquisition will be completed.

On October 20, 2014, we signed the Arysta Acquisition Agreement to acquire Arysta in stock and cash transactions. We intend to close the Arysta Acquisition in the first quarter of 2015, subject to customary closing conditions. However, there can be no assurance that the Arysta Acquisition will be completed. The closing of the Proposed Public Offering is not conditioned on, and is expected to be consummated before, the closing of the Arysta Acquisition.

There are a number of risks and uncertainties relating to the Arysta Acquisition. For example, the Arysta Acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing.

As Arysta is being acquired by a U.S. company, the Arysta Acquisition Agreement provides that prior to the closing of the Arysta Acquisition, the seller will cause Arysta to terminate all the business and operations of Arysta and its subsidiaries in or directed to certain countries subject to sanctions by the United States. We can make no assurance that Arysta will fully wind down these operations, and to the extent that it does not, the closing of the Arysta Acquisition could be delayed or may not occur at all. In addition, to the extent that any action by Arysta prior to consummation of the Arysta Acquisition is deemed to have violated applicable laws, Platform could face the risk of potential investigations or enforcement actions (including potential successor liability) related to those acts.

There can be no assurance that the conditions to closing of the Arysta Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Arysta Acquisition. Under the terms of the Arysta Acquisition Agreement, the Arysta Acquisition is required to close no later than August 3, 2015, subject to the satisfaction or waiver of certain closing conditions. Any delay in closing or a failure to close could have a negative impact on our business and the trading price of our common stock.

The historical and unaudited pro forma financial information reflecting the CAS Acquisition and the Arysta Acquisition included in this prospectus may not be representative of our actual results as a consolidated company, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We, CAS and Arysta have no prior history as a combined entity and our operations have not previously been managed on a combined basis. As a result, pro forma financial information, which was prepared in accordance with Article 11 of Regulation S-X, and historical financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the CAS Acquisition and the proposed Arysta Acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the CAS Acquisition and the proposed Arysta Acquisition or future events that may occur, including restructuring activities or other costs related to the integration of CAS and/or Arysta, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The pro forma financial information presented in this prospectus is based in part on certain assumptions regarding the CAS Acquisition and the proposed Arysta Acquisition that we believe are reasonable under the circumstances. However our assumptions may not prove to be accurate over time. As a result, investors should not place any undue reliance on the pro forma financial information.

CAS Management’s Discussion of Operations and Cash Flows and CAS’ combined financial statements and footnotes included elsewhere in this prospectus are not intended to be a complete discussion and presentation of the financial position or results of operations of CAS had it been a stand-alone entity.

CAS’ combined financial statements and footnotes have been extracted from the accounting records of Chemtura on the basis of accounting policies and procedures described below in the section entitled “CAS Management’s Discussion of Operations and Cash Flows — Significant Accounting Policies and Critical Estimates,” included in this prospectus. These financial statements and footnotes have initially been prepared to assist in Chemtura’s proposed divestiture of CAS and to demonstrate CAS’ historical results of operations, financial position and cash flows for the indicated periods under Chemtura’s management. In addition, the section entitled “CAS Management’s Discussion of Operations and Cash Flows,” based on CAS’ combined financial statements, has been prepared voluntarily. This section and CAS’ financial statements and footnotes are not intended to be a complete discussion and presentation of the financial position or results of operations of CAS had it been a stand-alone entity. As a result, CAS’ historical results of operations, financial position, and cash flows, and the related discussion in the section entitled “CAS Management’s Discussion of Operations and Cash Flows” may not be indicative of what they would actually have been had CAS been a separate stand-alone entity, nor are they indicative of what CAS’ results of operations, financial position and cash flows may be in the future.

Arysta Management’s Discussion of Operations and Cash Flows and Arysta’s financial statements and footnotes included in this prospectus were not prepared for this offering and are not indicative of what our financial position or results of operations as a consolidated company may be.

Arysta’s combined financial statements and footnotes as well as Arysta Management’s Discussion of Operations and Cash Flows were not prepared for this offering and are presented herein for informational purposes only. Such financial statements and footnotes and Management’s Discussion of Operations and Cash Flows are not indicative of what our results of operations, financial position and cash flows may be in the future.

The due diligence undertaken in connection with the Arysta Acquisition may not have revealed all relevant considerations or liabilities of Arysta which could have a material adverse effect on our financial condition or results of operations.

There can be no assurance that the due diligence undertaken by us in connection with the proposed Arysta Acquisition has revealed all relevant facts that may be necessary to evaluate such acquisition. Furthermore, the information provided during due diligence may have been incomplete or inadequate. As part of the due diligence process, we have also made subjective judgments regarding the results of operations, financial condition and prospects of Arysta. If the due diligence investigation has failed to correctly identify material issues and liabilities that may be present in Arysta, or if we consider any identified material risks to be commercially acceptable relative to the opportunity, we may incur substantial impairment charges or other losses following each acquisition. In addition, we may be subject to significant, previously undisclosed liabilities of Arysta that were not identified during due diligence and which could contribute to poor operational performance and have a material adverse effect on our financial condition or results of operations.

We may fail to realize the growth prospects and other benefits anticipated from any of the Acquisitions.

The success of the Agriphar Acquisition or the CAS Acquisition or, if completed, the Arysta Acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects from each of these Acquisitions. We may never realize these business opportunities and growth prospects. The Agriphar Acquisition, the CAS Acquisition and, if completed, the Arysta Acquisition, as well as their related integration, will each require significant efforts and expenditures. Our management might have its attention diverted while trying to integrate operations and corporate and administrative infrastructures and the cost of integration may exceed our expectations. We may also be required to make unanticipated capital expenditures or investments in order to maintain, improve or sustain the acquired operations or take writeoffs or impairment charges and may be subject to unanticipated or unknown liabilities relating to any of the Acquisitions. If any of these factors limit our ability to consummate the Arysta Acquisition or the integration of the respective operations of any of the Acquisitions successfully or on a timely basis, our expectations of future results of operations following any of the Acquisitions might not be met.

In addition, it is possible that the integration process could result in the disruption of ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to achieve the anticipated benefits of the Acquisitions and could harm our financial performance.

Business relationships, including customer relationships, in our AgroSolutions business may be subject to disruption due to uncertainty associated with the Acquisitions.

Parties with which we, Agriphar, CAS or Arysta do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Acquisitions, including with respect to current or future business relationships with us, Agriphar, CAS or Arysta, or the combined business. These business relationships may be subject to disruption as customers, suppliers and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, Agriphar, CAS or Arysta, or the combined business, including our competitors or those of Agriphar, CAS or Arysta. These disruptions could have a material adverse effect on the sales, operating results and financial condition of the combined business. The adverse effect of such disruptions could be exacerbated by a delay in the completion of any of the Acquisitions or termination of the related acquisition agreements.

The loss of key senior management in our AgroSolutions business could negatively affect our combined business.

Agriphar, CAS and Arysta depend on their senior management and other key personnel. It is possible that the integration process could result in the loss of key personnel from Agriphar, CAS or Arysta, which could have a material adverse effect on our financial condition or results of operations.

Upon the completion of the proposed Arysta Acquisition, Platform expects Arysta’s management teams to join Platform and remain with the combined business. However, there can be no assurance that this will be the case and the loss of any of Arysta’s executive officers or other key employees could negatively affect the combined business and our financial performance.

Arysta is contesting significant tax assessments and will likely contest additional tax assessments in the future.

Arysta has a large and complex international tax profile. From time to time Arysta receives tax assessments for significant amounts from the tax authorities of the countries in which it operates, especially in Brazil. Arysta is currently contesting tax assessments in several administrative and legal proceedings, and its challenges are at various stages. If determined adversely, these proceedings may have an adverse impact on Arysta’s business, results of operations, or financial condition. In addition, in some jurisdictions, challenges to tax assessments require the posting of a bond or security for the contested amount, which may reduce our flexibility in operating the Arysta business.

Arysta has, from time to time, implemented corporate reorganizations, in connection with which it has taken what it believes to be reasonable positions on tax matters. However, those positions may not be upheld if challenged by the applicable tax authorities. If those positions were successfully challenged, the resulting tax obligations could have a significant adverse effect on Arysta’s cash, results of operations, and financial condition.

Arysta is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining its worldwide provision for income taxes, income taxes payable, and net deferred tax position. There are many transactions where the ultimate tax determination is uncertain. Although Arysta believes its tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from that which is reflected in Arysta’s historical financial statements. An audit or litigation can result in significant additional income taxes payable in the jurisdictions in which Arysta operates which could have an adverse impact on its financial condition and results of operations. In addition, future changes in Arysta’s mix of business activities, or in tax laws or their application with respect to matters such as transfer pricing, intra-group dividends, or a restriction in tax relief allowed on the interest on group debt (including both the deductibility of interest payments, and certain reductions or exemptions from withholding taxes), could increase Arysta’s effective tax rate and adversely affect its business, results of operations and financial condition.

Arysta may be unable to ensure compliance with international trade restrictions and economic sanctions laws and regulations, especially when it sells its products to distributors over which it has limited control, and failure to comply with international trade restrictions or economic sanctions laws and regulations could adversely affect its business, results of operations, and financial condition. Changes to international trade restrictions and economic sanctions laws and regulations could also adversely affect Arysta’s business, results of operations, and financial condition.

Arysta has operations, assets and/or makes sales in countries all over the world, including countries that are or may become the target of the United States and other countries’ trade restrictions, including economic sanctions, which we refer to collectively as “Economic Sanctions Laws.” These Economic Sanctions Laws are complex and change with time as international relationships and confrontations between and among nations evolve. For example, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. State Department administer certain laws and regulations that impose penalties upon U.S. persons and, in some instances, non-U.S. entities, for conducting activities or transacting business with certain countries, governments, entities, or individuals subject to U.S. Economic Sanctions Laws. Given the breadth of Arysta’s international operations and the scope of its sales globally, including via third party distributors over whom Arysta may have limited or no control, coupled with the complexity and ever-changing nature of Economic Sanctions Laws, there can be no assurance that Arysta will at all times be in full compliance. If Arysta fails to comply with Economic Sanctions Laws, actions could be taken against Arysta that could materially and adversely affect its reputation or have a material and adverse effect on its business, results of operations and financial condition.

Additionally, as Arysta is being acquired by a U.S. company, the Arysta Acquisition Agreement provides that, prior to the closing of the proposed Arysta Acquisition, the seller will cause Arysta to terminate all the business and operations of Arysta and its subsidiaries in or directed to certain countries subject to sanctions by the United States. We can make no assurance that Arysta will fully wind down these operations, and to the extent that it does not, the closing of the proposed Arysta Acquisition could be delayed or may not occur at all. In addition, to the extent that any action by Arysta prior to the consummation of the proposed Arysta Acquisition is deemed to have violated applicable laws, Platform could face the risk of potential investigations or enforcement actions (including potential successor liability) related to those acts.

Arysta is subject to credit risks related to its accounts receivable and failure to collect its accounts receivable could adversely affect Arysta’s results of operations and financial condition.

The failure to collect outstanding receivables could have an adverse impact on Arysta’s business, prospects, results of operations, or financial condition. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, then Arysta might be required to make additional allowances, which would adversely affect its results of operations in the period in which the determination or allowance was made. As of December 31, 2013, of Arysta’s $742.7 million of trade receivables, $103.7 million were past due and $91.6 million were impaired, and, after giving effect to collateral and Arysta’s allowance for doubtful accounts, Arysta had exposure of $622.0 million.

While Arysta occasionally obtains letters of credit or other security for payment from customers or distributors, enforcing that security is a lengthy and expensive process and the eventual sale of the security may not ultimately cover the underlying trade receivable balance. Accordingly, Arysta is not protected against accounts receivable default or bankruptcy by these entities. The current economic climate and volatility in the price of the underlying agricultural commodities could increase the likelihood of such defaults and bankruptcies. If a material portion of Arysta’s customers or distributors were to become insolvent or otherwise were not able to satisfy their obligations to it, Arysta would be materially harmed.

Arysta has a substantial amount of intangible assets, which could become impaired in the future and require appropriate accounting adjustments.

Goodwill and other intangible assets, which are comprised primarily of product registration rights, collectively amount to 45.7% and 48.9% of Arysta’s total consolidated assets as of December 31, 2013 and June 30, 2014, respectively. Arysta has recorded significant impairments of intangible assets in the past, and it may be required to do so again in the future. Some of the developments which could cause Arysta to recognize impairment of goodwill or other intangible assets include the failure of a particular business to achieve its expected results of operations, the failure of an acquisition to perform as expected, or the strengthening of the currency in which goodwill or another intangible asset has been recorded. Although the recording of such impairments does not trigger an immediate cash impact, it could have a material adverse impact on Arysta’s results of operations and financial condition.

Arysta’s intellectual property rights and proprietary rights will be integral to our AgroSolutions business. If we are unable to protect Arysta’s intellectual property rights and proprietary rights, our AgroSolutions business could be adversely affected.

Arysta relies to a significant extent on trade secrets, trademarks, data exclusivity, and exclusive or semi-exclusive manufacturing arrangements, as well as confidentiality agreements and other rights to protect its proprietary formulations and processes. The inability of Arysta to obtain or maintain these rights and arrangements could materially and adversely impact its business, results of operations and financial condition, and could adversely affect its competitive position.

Arysta does not have any patents in its portfolio covering the composition of matter of amicarbazone or flucarbazone, two of the AIs in its Global Value Added Portfolio. Arysta’s amicarbazone and flucarbazone patents covering manufacturing processes, methods of use and combinations with other AIs or safeners or other adjuvants will expire in commercially relevant markets at various times from 2016 to 2020 for amicarbazone and from 2014 to 2022 for flucarbazone. The patents in Arysta’s portfolio covering the composition of matter of fluoxastrobin, another AI in its Global Value Added Portfolio, as a single AI, will expire before the end of 2017. Arysta’s patents covering combinations of fluoxastrobin with other AIs, some of which are pending applications, will expire at various times before the end of 2025.

Patents and applications under which Arysta has freedom to operate with respect to processes for making fluoxastrobin will expire before the end of 2026, and patent applications that Arysta has recently filed related to the manufacture of fluoxastrobin, will, if issued, expire before the end of 2034. As key patents expire, if Arysta is not able to achieve further differentiation of its products through patented mixtures or other means of obtaining extended patent protection, its ability to prevent competitors from developing and registering AIs in the same or similar compound class with the same or similar mode of action may be diminished which could have an adverse effect on Arysta’s sales of such product.

Licensing is one way in which Arysta acquires rights to AIs and formulated products. Arysta is a party to license agreements that give it rights to third-party intellectual property that Arysta believes may be necessary or useful for its business and Arysta expects to enter into additional licenses in the future. If Arysta is unable to enter into licensing arrangements on favorable terms in the future, it may adversely affect its business. In addition, if the owners of the patents Arysta licenses do not properly maintain or enforce the patents underlying such licenses, Arysta’s competitive position and business prospects could be harmed. Without protection for the intellectual property Arysta licenses, other companies might be able to offer substantially similar or identical products for sale, which could adversely affect Arysta’s competitive business position and harm its business prospects.

If Arysta fails to comply with its obligations under license agreements, the counterparties may have the right to terminate these agreements, in which event Arysta may not be able to develop, manufacture, register, or market, or may be forced to cease developing, manufacturing, registering, or marketing, any product that is covered by these agreements or may face other penalties under such agreements. Such an occurrence could materially adversely affect the value of the applicable AI or formulated products to Arysta and have an adverse effect on the business and result of operations of our future AgroSolutions business.

If Arysta fails to maintain and successfully manage its existing, or enter into new, strategic partnerships and other relationships, Arysta may not be able to expand commercial development and sales of many of its products.

Many of Arysta’s products are developed or distributed through strategic partnerships. Some of its existing formulated products and others currently under development include combinations of proprietary AIs or combinations of AIs with proprietary safeners or adjuvants. Some of these proprietary AIs, safeners, and adjuvants are owned by third parties, and the development and commercialization of such products are carried out through contractual strategic arrangements with such third parties. Such strategic partnerships entail a variety of risks, including, without limitation, the following:

•	strategic partnerships may independently develop, or develop with third parties, products that compete directly or indirectly with Arysta’s products or product candidates if those partners believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Arysta’s products;

•	strategic partnerships with marketing and distribution rights to one or more of Arysta’s products may not commit sufficient resources to the marketing and distribution of such product or products;

•	strategic partnerships may be involved in other projects competing for their resources, which may result in the de-emphasis, delay, or even termination of Arysta’s product development or commercialization programs;

•	strategic partnerships may improperly (i) maintain or defend intellectual property rights (Arysta’s or theirs) or (ii) use Arysta’s proprietary information, which may jeopardize or invalidate Arysta’s intellectual property or proprietary information or expose it to potential litigation;

•	strategic partnerships may infringe the intellectual property rights of third parties, which may expose Arysta to litigation and potential liability;

•	disputes may arise between Arysta and strategic partners, which may result in (i) the delay or termination of the research, development, registration, and/or commercialization of Arysta’s products or product candidates or (ii) costly legal proceedings that could divert management’s attention and resources; and

•	strategic partnerships may terminate, which may result in a need for additional capital, intellectual property rights, or other resources to pursue further development, registration and/or commercialization of the applicable products or product candidates.

Strategic partnerships ultimately may not lead to development, registration or commercialization of products or product candidates in the most efficient manner, or at all, which could have an adverse effect on Arysta’s business, financial results, and results of operations, which could be material.

Arysta is dependent on a number of third parties.

Arysta relies on unaffiliated contract manufacturers, both domestically and internationally, to produce certain products or key components of products. There is limited available manufacturing capacity that meets Arysta’s quality standards and regulatory requirements. If Arysta is unable to arrange for sufficient production capacity among its contract manufacturers or if its contract manufacturers encounter production, quality, financial, or other difficulties, including labor or geopolitical disturbances, Arysta may encounter difficulty in meeting customer demands as the manufacture of its products may not be easily transferable to other sites, or may cause Arysta to make financial accommodations to such contract manufacturer or otherwise take steps to avoid or minimize supply disruption. Arysta may be unable to locate an additional or alternate contract manufacturing arrangement that meets its quality controls and standards and regulatory requirements in a timely manner or on commercially reasonable terms, if at all. Any such difficulties could have an adverse effect on Arysta’s business, financial results, and results of operations, which could be material.

In addition, Arysta also relies on independent distributors of agrochemicals to distribute its products and to assist it with the marketing and sale of certain of its products. There can be no assurance that Arysta’s distributors will focus adequate resources on selling its products to end users or will be successful in selling its products. Many of Arysta’s potential distributors are in the business of distributing and sometimes manufacturing other, possibly competing, agrochemical products. As a result, these distributors may perceive Arysta’s products as a threat to various product lines currently being distributed or manufactured by them. In addition, these distributors may earn higher margins by selling competing products or combinations of competing products. If Arysta is unable to establish or maintain successful relationships with independent distributors, it will need to further develop its own sales and distribution capabilities, which would be costly and time-consuming, and if not ultimately successful, would adversely affect its results of operations, cash flows or financial condition. In addition, the distribution of Arysta’s products could be disrupted by a number of factors, including labor issues, failure to meet customer standards, bankruptcy or other financial issues affecting its third-party providers, or other issues affecting any such third party’s ability to meet Arysta’s distribution requirements, which could materially adversely affect its business.

Arysta may also be dependent on a limited number of key suppliers for AIs. Generally, Arysta maintains multiple supply sources for each AI and thus obtain its supply of AIs from a number of suppliers. However, there are certain instances where Arysta has only a single registered source in respect of AIs for certain important products where there is currently no viable alternative source. In addition, Arysta generally does not have long-term supply contracts with its AI suppliers for its regional portfolio. If Arysta’s sources of AI supplies are terminated or affected by adverse prices or other concerns, it may not be able to identify alternate sources of AI supplies to sustain its sales volumes on commercially reasonable terms, or at all.

Arysta’s environmental, health and safety regulation issues could have a negative impact on its results of operations and cash flows.

Arysta has been, and continues to be, responsible for the cost of remediating contamination at some of its facilities as well as offsite waste disposal sites. The resolution of these environmental matters could have a material adverse effect on Arysta’s results of operations and cash flows.

Arysta relies on unaffiliated contract manufacturers to produce certain products or key components of products. Also, Arysta’s suppliers or toll manufacturers may use hazardous materials in connection with producing its products. Arysta may also from time to time send wastes to third parties for disposal. In the event of a lawsuit or investigation, Arysta could be subject to claims for liability for any injury caused to persons or property by exposure to, or release of, such hazardous materials or wastes. Further, Arysta may be required to indemnify its suppliers, toll manufacturers or waste disposal contractors against damages and other liabilities arising out of the production, handling or storage of its products or raw materials or the disposal of related wastes. Such indemnification obligations could have an adverse effect on Arysta’s results of operations and financial condition.

Arysta’s investments in biosolutions are risky and may not be profitable.

Arysta has invested and expects to continue to invest in biosolutions businesses and products. Arysta’s biological solutions, or biosolutions, include biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Biosolutions encompass a variety of technologies, including technologies designed to increase yield, improve crop quality and manage “abiotic stress,” or negative impact on non-living factors on plants or other living organisms, by enhancing natural plant systems and processes, as well as technologies providing naturally derived and/or lower residue alternatives for insect (and, to a lesser extent, other pest) control. While certain biosolutions products have been in the market for years, biosolutions as a whole is a new and evolving area of its industry without a history against which to measure growth and without an established presence in most markets. Biosolutions products work most effectively when used in combination with agrochemicals and have been used as standalone applications in areas of low pest pressure. The demand for biosolutions products is increasingly driven by the desire to increase yield and quality, coupled with heightened public concern relating to residue on crops for human consumption and feed for animals as well as public demand for new and innovative ways to address crop risks. As with any growing, evolving industry, there is a risk that adoption will not be as robust as Arysta expects and, therefore, that Arysta may not see the level of returns on its investment in biosolutions that it anticipates. For these reasons, Arysta’s investment in biosolutions may not be profitable, and any failure of its biosolutions to be adopted in the market may materially adversely affect its reputation, financial condition and results of operations.

Arysta is subject to risks relating to product concentration.

Two of Arysta’s AIs, clethodim and acephate, each make up approximately 10% of its consolidated sales. In addition, when combined with flucarbazone, these three AIs make up a material portion of Arysta’s gross profit. Arysta expects these AIs to continue to account for a large percentage of its profits in the near term. Arysta’s ability to continue to market and sell products containing these AIs is critical to its future success. In addition, these AIs are subject to re-registration regimes in the jurisdictions in which Arysta operates, and if it fails to obtain re-registration, and loses its ability to sell products containing these AIs, Arysta’s business, financial condition, results of operations and cash flows would be adversely affected.

Seasonality may cause fluctuations in Arysta’s revenue and operating results.

Historically, Arysta’s operations have been seasonal, with a greater portion of total net revenue and operating income occurring in the second and fourth quarters. As a result of seasonality, any factors that would negatively affect Arysta’s second and fourth quarter results in any year, including severe weather conditions and natural disasters that affect decisions by its customers and end-users about the types and amounts of agrochemicals and biosolutions products to purchase and the timing of use of such products, could have an adverse impact on Arysta’s results of operations, financial condition and results of operations for the entire year.

Risks Related to our AgroSolutions Business

The general presentation of our new operating segment, AgroSolutions, which was created upon the consummation of the CAS Acquisition is not intended to be a complete presentation of our future AgroSolutions business and may not be representative of our actual agrochemical business as a consolidated company.

We, Agriphar, CAS and Arysta have no prior history as a combined entity and our operations have not previously been managed on a combined basis. As a result, the general presentation of Agriphar’s, CAS’ and Arysta’s agrochemical businesses is presented for informational purposes only and is not necessarily indicative of our new operating segment, AgroSolutions, nor is it indicative of the future operating results or financial position of the combined company. In addition, the section entitled “Our Business — AgroSolutions” has been prepared voluntarily in connection with this offering. Such description of our AgroSolutions operating segment may not be indicative of what Agriphar’s, CAS’ or Arysta’s businesses may be in the future. Accordingly, investors have limited financial information on which to evaluate the combined company and to base their investment decision. In making an investment decision based on this prospectus, investors accept the risk that any business and financial information that may be subsequently disclosed may present information that is material to our business, operations and financial position and that may be materially different from the information on which investors based their investment decision.

Adverse weather or economic conditions could materially affect the results of operations of our AgroSolutions business.

Sales volumes for agrochemical products, like all agricultural products, are subject to the sector’s dependency on weather, disease and pest infestation conditions. Adverse weather conditions and natural disasters such as storms, hurricanes, tsunamis, hail, tornadoes, freezing conditions, extreme heat, drought and floods in a particular region could have a material adverse effect on our AgroSolutions business. The agricultural industry, including our AgroSolutions businesses, may also be adversely affect by global climate change and its impact on weather conditions such as changes in precipitation patterns and the increased frequency of extreme weather events.

Unfavorable weather conditions and natural disasters can reduce acreage planted, lead to modified crop selection by growers and affect the incidence (or timing) of certain crop diseases or pest infestations, each of which may reduce or otherwise alter demand for the agrochemical products and adversely affect our business and results of operation. Weather conditions and natural disasters also affect decisions made by distributors, direct customers, and end-users about the types and amounts of products to purchase and the timing of use of such products. Delays by growers in planting or harvesting can result in deferral or orders to a future quarter, or decisions to forego orders altogether in a particular growing season, either of which would negatively affect our sales. Climatic and weather conditions and other variables that are difficult to forecast can lead to changes in planting and growing seasons with the result that sales of our products may vary substantially from year to year and quarter to quarter and from our internal forecasts.

Additionally, some of our products are typically sold pursuant to contracts with extended payment terms in Europe and Latin America. Customary extended payment periods, which are tied to particular crop growing cycles, render us susceptible to losses from receivables during economic downturns, reduced commodity prices or weather conditions that cause harvests to fail and may adversely affect our results of operations and cash flows.

Demand for agrochemical products is affected by governmental policies. Agrochemical products are highly regulated by governmental agencies in countries where we do business.

Demand for agrochemical products is influenced by the agricultural policies of governments and regulatory authorities where we conduct business. Moreover, changes in governmental policies or product registration requirements could have an adverse impact on our ability to market and sell our agrochemical products.

In all regions of the world, directives, laws and/or regulations require the approval of agrochemical products before they can be sold into commerce. The approval process, referred to as “registration,” varies from country to country, but in general, all processes are complex and mandate periodic product reviews, referred to as “re-registration,” which can often result in the requirement to generate new data and could result in either restrictions being placed on the permissible uses of the product going forward or in a refusal by the relevant government authority to grant a re-registration for the product altogether. Notably, scientific developments often result in new data requirements under these regulatory directives, laws and/or regulations, thereby impacting both the scope and timing of the process as well as the likelihood of a registration or re-registration being granted by the relevant government authority.

To obtain a new registration, it is necessary not only to understand the current regulatory requirements in each country at the time a registration request is submitted, but also to anticipate the requirements that could be in place several years in the future when the relevant government authority makes the registration decision. A significant investment in registration data is required (covering all aspects from manufacturing specifications through storage and transport, use and disposal of unwanted product and used containers) to ensure that product performance (efficacy), intrinsic hazards, and use patterns are fully characterized. Prior to granting a registration, the relevant government authority must determine whether the documented risk associated with a product or AI is acceptable. In this process, relevant government authority decisions may be delayed due to requirements for additional data or internal administrative processes. There is a risk that the relevant government authority may not grant a registration of a new product or may not grant a registration that allows all uses of a product sought in the registration request, which then could result in a registration decision that severely restricts the markets for the product. If these circumstances arise, there is a risk that the substantial investments made in product development will not lead to the projected sales that justified the investment and our future growth prospects and results of operations may be adversely affected by failure to obtain new registrations.

Additionally, when products undergo a re-registration process, such process frequently demands that tests be repeated to more modern standards or may even require the performance of new types of tests. These tests and processes for both new and existing agrochemical products can require significant resources and significant time to complete and may ultimately be unsuccessful in securing a re-registration. Nor is there any assurance when an existing product requires re-registration that the re-registration decision will approve the product for continuing use in all of its previously approved applications. Globally, a large number of AIs in our products are currently or will soon be subject to such re-registration processes which may result in products having their approval for sale withdrawn in some countries.

Public awareness of, and concern about, the use of chemicals in food production has been increasing. Concerns about issues such as chemical residues in foods, agricultural worker safety and environmental impacts of agrochemicals (such as impacts on groundwater or on animals such as fish, birds and bees) could result in additional scrutiny of, or adversely affect the market for, our products, even when such products have been approved by governmental authorities. These concerns could influence public and customer perceptions, including purchasing preferences, and thereby impact the market viability of our products, their reputations, and/or the cost to comply with regulations, all of which could have a material adverse impact on our AgroSolutions business. These concerns also could result in litigation pertaining to these products.

Compliance with the prevailing regulations in countries in which we do business is essential. If we fail to comply with government requirements, we could have registrations withdrawn immediately (loss of sales), suffer financial penalties (fines), and suffer reputational damage that could materially adversely affect our business regulatory compliance in the future. This could result in an adverse impact on our results of operations.

Our intellectual property rights and proprietary rights are integral to our AgroSolutions business. If we are unable to protect our intellectual property rights and proprietary rights, our AgroSolutions business could be adversely affected.

Our intellectual property and proprietary rights include patents, trademarks, date and information generated to secure registrations of our products, and information that we are able to maintain as a trade secret. Our success depends in part on our ability to obtain and maintain patent, trademark and other proprietary rights protection for our formulations, processes and products in the jurisdictions in which we sell. If we are unable to obtain or maintain these protections, we will not be able to prevent third parties from using our intellectual property or proprietary formulations or processes, which could materially and adversely impact our AgroSolutions business’ results of operations and financial condition.

Our patents may not provide full protection against competing manufacturers outside of the United States, the European Union and certain other developed countries. Weaker protection may adversely impact our sales and results of operations. In some of the countries in which we operate, such as China, the laws protecting patent holders are significantly weaker than in the United States, the European Union and certain other developed countries. Weaker protection may assist competing manufacturers in becoming more competitive in markets in which they might not have otherwise been able to introduce competing products for a number of years. As a result, for example, CAS tends to rely more heavily upon trade secret and know-how protection in these regions, as applicable, rather than patents. Additionally, for CAS’ products sold in China, CAS relies on regulatory protection of intellectual property provided by regulatory agencies, which may not provide CAS with complete protection against competitors.

Competitors may infringe our patents, trademarks or other intellectual property. To defend against infringement, we may need to file infringement claims, which can be expensive and time-consuming, can divert time and attention of our management and technical personnel, can trigger counterclaims from the alleged infringing party, and may ultimately be unsuccessful.

Additionally, third parties could assert infringement claims against us. Litigation, adversarial proceedings or other proceedings before governmental authorities with regard to such infringement claims could require that we:

•	stop or delay selling, formulating or using products that incorporate the challenged intellectual property;

•	pay damages; and/or

•	enter into licensing or royalty agreements which, if available at all, may only be available on unfavorable terms.

Such litigation or other proceedings could substantially and negatively affect our results of operations, reduce the resources available for development, sales, marketing, or distribution activities and adversely affect our reputations. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse impact on our ability to compete in the marketplace and on their results of operations and financial condition.

Our inability to remain technologically innovative and to offer improved products and services in a cost-effective manner could adversely impact our operating results.

Our operating results are influenced in part by our ability to introduce new products and services that offer distinct value to our customers. We seek to provide tailored products for our customers’ often unique problems, which require an ongoing level of innovation. In many of the markets where we sell our products, the products are subject to a traditional product life cycle. Even where we devote significant human and financial resources to develop new technologically advanced products and services, we may not be successful in these efforts. If we are not able to continue technological innovation and successful commercial introduction of new products, including biosolutions products with respect to Arysta, our customers may turn to other producers to meet their requirements.

Our future growth will depend on our ability to gauge the direction of the commercial and technological progress in all key end markets, and upon our ability to successfully gain access to and develop and market our products in such changing end markets. We need to continue to identify, develop and market innovative products on a timely basis to replace existing products in order to maintain our profit margins and competitive positions. We may not be successful in developing new products and technology that successfully compete or be able to anticipate changing customer needs and preferences, and our customers may not accept one or more new products. If we fail to keep pace with evolving technological innovations or fail to modify our products in response to customers’ needs or adapt quickly to changes in customer preferences, then our business, financial condition and results of operations could be adversely affected.

The high level of competition in the agrochemical and biosolutions industry can lead to pricing pressure, reduced margins, or the inability of our products to achieve market acceptance.

Many entities are engaged in sales of agrochemicals and biosolutions. Competitors of CAS, Agriphar and Arysta include major multinational agrochemical companies such as BASF SE, Bayer AG, Syngenta AG, DuPont and The Dow Chemical Company, as well as a number of Japanese participants and a variety of similar biosolutions companies. Many of these organizations have longer operating histories, significantly greater resources, greater brand recognition, and a larger base of customers than CAS, Agriphar and Arysta in one or more of the markets in which they sell their products. As a result, such competitors may be able to devote greater resources to the research and development, manufacturing, formulation, promotion, or sale of their products, receive greater resources and support from independent distributors, initiate or withstand substantial price competition, or more readily take advantage of acquisition or other opportunities.

The competitive landscape for biosolutions is less well-established than for agrochemicals because it is a newer and less mature area that remains in development. Arysta competes with biosolutions providers that have similar product claims and offer potential functional substitutes for Arysta’s products. Customer education and corresponding demand creation is a critical element of competing within the biosolutions sector. Current competitors of Arysta include, but are not limited to, Stoller S.A., Novozymes Biopharma A/S, Verdesian LifeSciences, LLC, Bayer Crop Science Inc. (AgraQuest), Valagro SpA, BASF SE (Becker Underwood Inc.), and Plant Health Care plc. Potential new competitors include entry into the sector by existing crop protection companies as well as the formation of new agricultural technology companies.

In many of the markets in which we compete, the number of products available to growers is steadily increasing as new products are introduced. At the same time, an increasing number of our products are coming off patent and are thus available to generic manufacturers to produce. As a result, we anticipate that we will continue to face new and different competitive challenges.

Although pricing of products is only one of a series of factors affecting competition, it intensifies the competitive environment in the agrochemical and biosolutions industries. Our results can be significantly affected by movements in commodity crop prices. For example, when commodity crop prices are depressed, the result can be not only reduced sales but also competitive price pressure in certain markets. If competitors initiate price-cutting, we may experience lower sales or be required to take actions to retain our customers and attract more customers, which could adversely affect their profitability. Increased competition from existing or new competitors could result in price reductions, increased competition for raw materials, reduced margins, or loss of market share, any of which could materially and adversely affect our business, operating results and financial condition. This is particularly true given the absence of the development of “blockbuster” agrochemicals in recent years. Current treatments address most of growers’ needs, which could result in competitors initiating price discounting to gain market share.

In addition, if the prices at which our customers sell their crops increase or decrease, the demand for our products may change. If the demand for our products decreases, there could be a significant impact on our business in the applicable location or region, resulting in a material adverse effect on our revenues and results of operations. Furthermore, if crop prices are too low, the use of products to enhance yields is often not justified, since the financial benefit to the grower is diminished. This could lead to a significant reduction in demand, adversely impacting our results of operations.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Such statements are usually identified by the use of words or phrases such as “believes,” “anticipates,” “expects,” “estimates,” “planned,” “outlook,” “could,” “intend,” and “goal” or the negative version of these words or comparable words, although not all forward-looking statements contain such identifying words. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties, and we urge you not to place undue reliance on any forward looking statements, which reflect management’s current expectations and assumptions about future events and are based on currently available information as to the timing and outcome of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors.”

We expressly disclaim any obligation to update or revise any forward-looking statement, all of which are expressly qualified in their entirety by this cautionary statement, whether as a result of new information, future events or otherwise. Historical results are not necessarily indicative of the results expected for any future period.

Forward-looking statements included in this prospectus include:

•	statements regarding our ability to consummate the Arysta Acquisition, and regarding the anticipated benefits of such acquisition, if and when consummated;

•	statements regarding our ability to consummate the Proposed Public Offering;

•	our belief that a majority of our operations hold strong positions in the product markets they serve;

•	our expectation that sales from international markets will represent an increasing portion of our net sales;

•	our beliefs regarding our ability to build our core businesses, successfully enter new markets, selectively pursue strategic acquisitions and capitalize on future growth opportunities;

•	our intent to improve revenue growth over the longer term;

•	our belief that our proprietary technology, extensive industry experience and customer service-focused business model is difficult for competitors to replicate;

•	our belief that our cash conversion rate (the proportion of our profits converted into cash flow) is higher than a majority of the companies in our sector;

•	our estimates regarding the annual cost cash savings resulting from headcount reductions;

•	our beliefs regarding the sufficiency of our liquidity and capital resources to meet our working capital needs, capital expenditures and other business requirements for the next twelve months;

•	our estimates regarding future cash capital expenditures, including expenditures relating to investment and expansion plans relating to product development and sales and environmental, health and safety capital expenditures;

•	the anticipated synergies from the CAS, Agriphar and Arysta Acquisitions;

•	our estimates regarding our new AgroSolutions operating segment’s results and financial condition;

•	our ability to obtain required governmental approvals and registrations for our products;

•	our belief that we will not be materially affected by environmental remediation costs or any related costs at certain contaminated manufacturing sites;

•	our belief that the resolution of various legal proceeding pending against us, to the extent not covered by insurance, will not have a material adverse effect on our liquidity;

•	our belief is that we have customary levels of insurance for a company of our size in our industry;

•	our expectation that our customary off-balance sheet arrangements will not have a current or future material impact on our financial condition;

•	our expectation that recent accounting pronouncements will not have a material impact on our financial statements; and

•	our belief that our exposure to counterparty risk is immaterial.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	conditions in the global economy;

•	the variability of our operating results between periods and the resulting difficulty in forecasting future operating results;

•	the need for increased spending on capital expenditures to meet customer demand and pursue growth opportunities;

•	our ability to compete successfully within our industry;

•	our substantial international operations;

•	fluctuations in foreign currency exchange rates;

•	changes in our customers’ products and processes;

•	the fact that we do not enter into long-term contracts with certain of our customers and the potential loss of those customers;

•	decreases in the average selling prices of products in our industry;

•	increases in the cost, or reductions in the supply, of the specialty and commodity chemicals used in our manufacturing processes;

•	our ability to comply with extensive regulations applicable to agrochemical products;

•	costs related to compliance with health, safety and environmental laws and regulations, including global climate change legislation;

•	our ability to maintain and enhance our technological capabilities and to respond effectively to technological changes in our industry;

•	our substantial level of indebtedness and the effect of restrictions on our operations set forth in the documents that govern such indebtedness;

•	our compliance with certain financial maintenance covenants in our revolving credit facility and the effect on our liquidity of any failure to comply with such covenants;

•	our ability to protect our intellectual property, on which our business is substantially dependent, and our success in avoiding infringing the intellectual property rights of others;

•	acquisitions of businesses and our ability to integrate acquired operations into our operations, including, but not limited to, the Acquisitions;

•	the inherently hazardous nature of chemical manufacturing in industries including agricultural, electronics, graphic arts, metal and plastic plating;

•	the costs of complying with government regulations and obtaining regulatory approval of our products;

•	risks related to the evaluation of our intangible asset values and the possibility of write-downs;

•	the loss of the services of key personnel;

•	our relationship with our employees;

•	disruptions in our operations or the operations of our suppliers, distributors, resellers or customers as a result of extraordinary events;

•	our ability to realize a benefit from our productivity initiatives; and

•	our role as a defendant in litigation that results from our business, including costs related to any damages we may be required to pay as a result of product liability claims brought against our customers.

THE PROPOSED ARYSTA ACQUISITION

Overview

In October 2014, we agreed to acquire Arysta, a leading global provider of crop solutions with expertise in agrochemical and biological products. The proposed Arysta Acquisition is expected to close in the first quarter of 2015, subject to conditions customary to a transaction of this type. There can be no assurance that the Arysta Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing. See “Risk Factors — Risks Related to the Acquisitions — There can be no assurance that the Arysta Acquisition will be completed.” The closing of the Proposed Public Offering is not conditioned on, and is expected to be consummated before, the closing of the Arysta Acquisition.

Upon consummation of the Arysta Acquisition, Arysta’s business will be included in our new operating segment, AgroSolutions, which already includes Agriphar’s and CAS’ complementary businesses. See “Our Business —AgroSolutions.”

The Arysta Acquisition Agreement

On October 20, 2014, we entered into the Arysta Acquisition Agreement pursuant to which Platform agreed to acquire Arysta for approximately $3.51 billion, consisting of $2.91 billion in cash, subject to working capital and other adjustments, and $600 million of new Series B Convertible Preferred Stock. The closing of the proposed Arysta Acquisition is subject to the satisfaction or waiver of certain closing conditions customary for a transaction of this type, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approvals of government authorities and antitrust authorities from certain non-U.S. jurisdictions.

Arysta has a solutions-oriented business model that focuses on product innovation to address grower needs. Arysta’s solutions are delivered on a local basis, utilizing globally managed patented and proprietary off-patent agrochemical AIs and biological solutions, or biosolutions, complemented by a broad portfolio of regionally managed off-patent agrochemical offerings. Biosolutions includes biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Arysta employs a targeted market strategy aimed at specific regions and crops where it is believed that its market position, product portfolio and capabilities enable Arysta to achieve sustainable high growth and a strong leadership position.

The Arysta Acquisition Agreement contains representations and warranties customary for a transaction of this type. However, no representations or warranties will survive the closing of the Arysta Acquisition, except for (i) the seller’s representations with respect to its ownership of Arysta’s equity and its authority to enter into the Arysta Acquisition Agreement and to consummate the Arysta Acquisition, and (ii) Platform’s representations with respect to its due organization, its authority to enter into the Arysta Acquisition Agreement and to consummate the Arysta Acquisition, and its solvency immediately following the closing of the Arysta Acquisition.

The seller has also agreed to various customary covenants and agreements regarding Arysta, including the seller’s covenants to cause Arysta and its subsidiaries, during the period between the execution of the Arysta Acquisition Agreement and the closing of the Arysta Acquisition, (A) to conduct their business in the ordinary course of business consistent with past practices and procedures, and (B) without the prior written consent of Platform (which consent will not be unreasonably withheld, conditioned or delayed), among other things, (i) not to make any amendments to the organizational documents of any of Arysta’s subsidiaries in a manner adverse to Platform in any material respect, (ii) not to purchase any securities or make any material investment in any person, or otherwise acquire direct or indirect control over any Person, (iii) not to incur, assume or guarantee any indebtedness as defined in the Agreement, except for borrowings under Arysta’s existing credit facilities in the ordinary course of business, (iv) not to sell, transfer, lease, sublease or otherwise dispose of any properties or assets other than immaterial assets or properties in the ordinary course of business, (v) not to amend or otherwise modify or terminate (other than allowing expiration according to its scheduled term) any of its material contracts other than in the ordinary course of business and (vi) not to engage in or take certain other kinds of transactions or actions during such period, as more fully described in the

Agreement. Platform covenants, among other things, (A) during the period between the execution of the Agreement and the closing of the Arysta Acquisition, not to (i) acquire or agree to acquire, including by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business of any person or business organization if such acquisition or proposed acquisition could reasonably be expected to (a) delay any authorization from any governmental antitrust authority necessary to complete the Arysta Acquisition, (b) delay or adversely affect Platform’s ability to obtain debt financing in connection with the Arysta Acquisition or (c) delay or prevent the consummation of the Arysta Acquisition, (ii) amend, alter or repeal any of its organizational documents if such amendment, alteration or repeal would be adverse to the seller in any material respect, (iii) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any of its equity interests, except in respect of our Series A Preferred Stock and (iv) authorize or create any shares of any class or series of stock of Platform ranking senior to or on parity with the Series B Convertible Preferred Stock with respect to the payment of dividends, redemption or the distribution of assets upon any liquidation, dissolution or winding up of Platform, and (B) to reserve for issuance a sufficient number of shares of common stock of Platform for issuance upon conversion of the Series B Convertible Preferred Stock.

When issued, each share of Series B Convertible Preferred Stock may be converted into such number of shares of common stock of Platform as is determined by dividing a $1,000 liquidation preference by a conversion price of $27.14. Platform has also agreed to enter into a registration rights agreement with the seller pursuant to which Platform would be obligated to file with the SEC a registration statement to register the resale of the shares of common stock of Platform issuable upon conversion of the Series B Convertible Preferred Stock. The form of the certificate of designation for the Series B Preferred Stock and the registration rights agreement are attached as Exhibits A and B, respectively, to the Arysta Acquisition Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Each share of Series B Convertible Preferred Stock that is not previously converted to common stock will be subject to automatic redemption on either (a) the Maturity Date or (b) the occurrence of a “Triggering Event.” The redemption price for each share of Series B Convertible Preferred Stock will be $1,000, which must be paid in cash in the event of redemption upon a Triggering Event. The redemption price may be paid in cash or shares of common stock (valued at $27.14 per share), at the option of Platform, in the event of redemption at the Maturity Date. However, Platform may not issue more than 22,107,590 shares of common stock in connection with a redemption at the Maturity Date. To the extent that the aggregate value of such 22,107,590 shares of common stock is less than $600 million (based on a 10-day volume weighted average price), then, pursuant to the Arysta Acquisition Agreement, such shortfall would be payable in cash by Platform as additional purchase price.

The Arysta Acquisition Agreement also contains customary provisions governing circumstances under which the parties may terminate the Agreement, including the right of Platform or the seller, as the case may be, to terminate the Agreement if the transactions contemplated therein have not been consummated on or before June 1, 2015, subject to certain conditions, and subject to extension to August 3, 2015 if certain regulatory approvals have not been obtained. Neither Platform nor the seller is responsible for a termination fee in any event.

There can be no assurance that the proposed Arysta Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors including, among other things, the failure of one or more of the conditions to closing. See “Risk Factors — Risks Related to the Acquisitions — There can be no assurance that the Arysta Acquisition will be completed.” The closing of the Proposed Public Offering is not conditioned on, and is expected to be consummated before, the closing of the proposed Arysta Acquisition.

As Arysta is being acquired by a U.S. company, the Arysta Acquisition Agreement provides that prior to the closing of the proposed Arysta Acquisition, the seller will cause Arysta to terminate all the business and operations of Arysta and its subsidiaries in or directed to certain countries subject to sanctions by the United States. We can make no assurance that Arysta will fully wind down these operations, and to the extent that it does not, the closing of the proposed Arysta Acquisition could be delayed or may not occur at all. In addition, to the extent that any action by Arysta prior to the consummation of the proposed Arysta Acquisition is deemed to have violated applicable laws, Platform could face the risk of potential investigations or enforcement actions (including potential successor liability) related to those acts.

For more information about Arysta’s financial performance, see “Unaudited Pro Forma Financial Information,” other related pro forma information included in “Summary Financial Data” in this prospectus, and Arysta’s financial statements for the fiscal years ended December 31, 2013 and 2012 and the six-month periods ended June 30, 2014 and 2013, included in this prospectus. For a general presentation of our new operating segment, AgroSolutions, which was created upon consummation of the CAS Acquisition and which, upon consummation of the proposed Arysta Acquisition, will also include Arysta’s business, see “Our Business — AgroSolutions,” included in this prospectus.

Acquisition Financing

We plan to fund the cash portion of the proposed Arysta Acquisition through a combination of the net proceeds of equity (including the shares offered in connection with the Proposed Public Offering) or debt offerings, available cash on hand, the financial arrangements described below and/or possible other financings. Pursuant to the Arysta Acquisition Agreement, we deposited $400 million into an escrow account and agreed to deposit an additional $200 million into such escrow account no later than November 28, 2014. The release of any amounts from such escrow account is subject to the prior written consent of the seller. The funds in the escrow account are intended to be released to the seller in connection with the consummation of the proposed Arysta Acquisition. The seller in the proposed Arysta Acquisition will also receive $600 million of our Series B Convertible Preferred Stock. The closing of the Proposed Public Offering is not conditioned on, and is expected to be consummated before, the closing of the proposed Arysta Acquisition.

On October 20, 2014, we entered into the Debt Commitment Letter with the Commitment Parties for the purposes of financing the proposed Arysta Acquisition and the fees and expenses in connection therewith, on the terms and subject to the conditions set forth in the Debt Commitment Letter. See “Description of Indebtedness — Acquisition Financings.” The Commitment Parties’ obligation to provide the Facilities is subject to a number of customary conditions precedent. Furthermore, we are under no obligation to borrow under the Facilities and anticipate seeking a number of alternative financings for the proposed Arysta Acquisition in lieu of the Facilities, including, but not limited to, equity (including the shares offered in connection with the Proposed Public Offering) or debt offerings and other borrowings under our Amended and Restated Credit Agreement.

We are also contemplating additional financings, likely in the form of senior unsecured notes, which financing is back-stopped pursuant to the Debt Commitment Letter described under “Summary — Recent Developments — Acquisition Financing” (the “Additional Debt Financing”). We are however under no obligation to commence the Additional Debt Financing and we anticipate seeking a number of alternative financings for the proposed Arysta Acquisition in lieu of the Additional Debt Financing. Assuming that the Proposed Public Offering is consummated, we do not intend to issue any mandatory preferred stock contemplated by the Debt Commitment Letter in connection with the proposed Arysta Acquisition.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any Shares by the selling stockholders.

The selling stockholders will receive all of the net proceeds from the sale of any Shares offered by them under this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus.

MARKET FOR OUR COMMON STOCK

Our ordinary shares (which were converted into shares of common stock of Platform upon the Domestication) were previously listed on the London Stock Exchange under the ticker symbol “PAH” in U.S. Dollars. Our shares began trading on the London Stock Exchange on May 17, 2013 and were traded until October 10, 2013 when trading was halted due to the announcement of the then-pending MacDermid Acquisition. The following table sets forth the quarterly range of high and low reported sale prices of our ordinary shares as reported on the London Stock Exchange for the periods indicated:

Period	High	Low
Second Quarter 2013 (May 17, 2013 to June 30, 2013)	$11.00	$10.05
Third Quarter 2013	$11.00	$10.13
Fourth Quarter 2013 (through October 10, 2013)	$10.60	$10.46

Our shares of common stock commenced trading under the ticker symbol “PAH” on the NYSE on January 23, 2014. The following table sets forth the quarterly range of high and low reported sale prices of our shares of common stock as reported on the NYSE for the periods indicated:

Period	High	Low
First Quarter 2014	$21.82	$13.83
Second Quarter 2014	$28.70	$19.38
Third Quarter 2014	$27.85	$24.71
Fourth Quarter 2014 (through November 7, 2014)	$27.74	$23.29

The closing sale price on the NYSE for our shares of common stock on November 7, 2014 was $25.79 per share. As of November 7, 2014, we had approximately 446 registered holders of record of our shares of common stock.

DIVIDEND POLICY

We have not declared or paid any dividends on the shares of our common stock (or the ordinary shares from which the shares of our common stock were converted) since our inception and have no current plans to pay dividends on such shares of common stock in the foreseeable future. The holders of our Series A Preferred Stock are entitled to receive dividends on the Series A Preferred Stock in the form of shares of our common stock equal to 20% of the appreciation over $10.00 of the average market price for the last ten days of our calendar year. In subsequent years, the dividend amount will be calculated based on the appreciated common stock price compared to the highest average common stock price previously used in calculating the dividend, multiplied by the number of shares issued in our initial public offering plus the number of shares of our common stock issuable upon conversion of our outstanding Series A Preferred Stock. Additionally, we are subject to certain restrictions in our Amended and Restated Credit Agreement which may prohibit or limit our ability to pay dividends. We will become subject to additional restrictions upon the issuance of the Series B Convertible Preferred Stock and may become subject to additional restrictions in any additional indebtedness we may incur, which may prohibit or limit our ability to pay dividends.

SELECTED FINANCIAL DATA

The following table presents selected consolidated historical financial data for us and our Predecessor as of the dates and for each of the periods indicated. The summary consolidated historical data for the Successor 2013 Period and as of December 31, 2013 have been derived from our audited consolidated financial statements included in this prospectus. The summary consolidated historical data for our Predecessor for each of the Predecessor 2013 Period, the Predecessor 2012 Period and the Predecessor 2011 Period, and as of December 31, 2012 have been derived from the audited consolidated financial statements of our Predecessor included in this prospectus. The summary consolidated historical data for the Successor 2014 Six-Month Period and as of June 30, 2014, and for the Predecessor 2013 Six-Month Period and as of June 30, 2013, have been derived from our unaudited condensed consolidated interim financial statements included in this prospectus. The summary consolidated historical financial data for the Successor 2014 Six-Month Period and Predecessor 2013 Six-Month Period contain all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial information set forth in those statements.

The summary historical consolidated financial data included below is not necessarily indicative of future results and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and notes thereto contained in this prospectus.

	Predecessor			Successor		Pro Forma Combined Successor and Predecessor	Predecessor	Successor
	Year Ended Decem- ber 31, 2011	Year Ended Decem- ber 31, 2012	Period from January 1, 2013 to October 31, 2013	Period from Inception (April 23, 2013) to Decem- ber 31, 2013		Year Ended Decem- ber 31, 2013	Six Months Ended June 30, 2013	Six Months Ended June 30, 2014
Statement of Operations Data (in thousands)
Net sales	$728,773	$731,220	$627,712	$118,239		$745,951	$372,124	$372,858
Cost of sales	388,298	376,166	304,875	82,587		366,776	182,269	191,949

Gross profit	340,475	355,054	322,837	35,652		379,175	189,855	180,909
Total operating expenses	284,527	239,957	231,088	231,284		275,525	123,447	171,311

Operating profit (loss)	55,948	115,097	91,749 (1)	(195,632	)(2)	103,650	66,408	9,598	(3)
Other (expense) income	(44,642)	(44,158)	(65,274)	(5,812)		(49,941)	(42,767)	(16,005)

(Loss) income before income taxes, non-controlling interests and accrued payment-in-kind dividends on cumulative preferred shares	11,306	70,939	26,475 (1)	(201,444	)(2)	53,709	23,641	(6,407	)(3)
Income tax benefit (provision)	(9,953)	(24,673)	(12,961)	5,819		(23,156)	(14,068)	1,947

Net income (loss)	1,353	46,266	13,514 (1)	(195,625	)(2)	30,553	9,573	(4,460	)(3)
Net loss (income) attributable to non-controlling interest	(366)	(289)	(295)	1,403		247	(180)	(3,334)

Net (loss) income attributable to Platform	987	45,977	13,219	(194,222)		30,800	9,393	(7,794)
Accrued payment-in-kind dividend on cumulative preferred shares	(40,847)	(44,605)	(22,454)	—		—	(21,072)	—

Net (loss) income attributable to common stockholders	$(39,860)	$1,372	$(9,235)	$(194,222)		$30,800	$(11,679)	$(7,794)

(Loss) Earnings Per Share
Basic	n/a	n/a	n/a	$(2.10)		n/a	n/a	$(0.07)
Diluted	n/a	n/a	n/a	$(2.10)		n/a	n/a	$(0.07)
Weighted average shares outstanding (millions)
Basic	n/a	n/a	n/a	93		n/a	n/a	118
Diluted	n/a	n/a	n/a	93		n/a	n/a	118

Other Financial Data (in thousands)
Adjusted EBITDA	$153,049	$162,445	$152,470	$27,367			$88,021	$94,103

	Predecessor	Successor	Successor
	As of December 31, 2012	As of December 31, 2013	As of June 30, 2014
Balance Sheet Data (in thousands)
Cash and cash equivalents	$143,351	$123,040	$642,760
Working capital	246,383	263,779	774,219
Total assets	1,233,917	2,260,154	2,766,689
Total debt	720,640	752,249	748,450
Total equity	272,437	1,115,102	1,626,201

(1)	Includes the following significant items related to the MacDermid Acquisition affecting comparability in the Predecessor 2013 Period:

•	transaction costs, primarily comprised of professional fees and fees paid to Predecessor shareholders resulting from management fees payable in conjunction with consummation of the MacDermid Acquisition of $16.9 million; and
•	deemed compensation expense related to pre-acquisition share awards of approximately $9.3 million.

(2)	Includes the following significant items related to the MacDermid Acquisition affecting comparability in the Successor 2013 Period:

•	non-cash charge related to the Series A Preferred Stock dividend rights of $172.0 million;

•	purchase accounting adjustment of $23.9 million charged to cost of sales for the manufacturer’s profit in inventory adjustment; and
•	transaction costs, primarily comprised of professional fees, of $15.2 million.

(3)	Includes the following significant items related to the MacDermid and CAS Acquisitions affecting comparability in the Successor 2014 Six-Month Period:

•	purchase accounting adjustment of $12.0 million charged to cost of sales for the manufacturer’s profit in inventory adjustment;
•	non-cash fair value adjustment to long-term contingent consideration of $23.8 million; and
•	transaction costs, primarily comprised of professional fees, of $10.6 million.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On October 31, 2013, we completed the MacDermid Acquisition, pursuant to which we acquired substantially all of the outstanding equity of MacDermid for approximately $1.8 billion (including the assumption of approximately $754 million of indebtedness, consisting primarily of MacDermid’s first lien credit facility), plus (i) approximately $100 million of contingent consideration tied to achieving certain EBITDA and stock trading price performance metrics over a seven year period following the closing of the acquisition and (ii) an interest in certain MacDermid pending litigation.

At the closing of the MacDermid Acquisition on October 31, 2013, we paid approximately $923 million in cash and delivered approximately $100 million of new equity. The equity issued primarily consisted of shares of common stock of a then wholly-owned subsidiary of Platform that may be exchanged for shares of Platform common stock at future specified dates beginning one year after the closing. In addition, we acquired the remaining 3% of MacDermid in March 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between us and the fiduciaries of the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the “401K Plan”). Most of the 401K Plan participants received shares of our common stock for their interests in MacDermid. We funded the cash portion of the purchase price and related transaction expenses with a combination of cash on hand and approximately $137 million of proceeds from a warrant exchange offer.

On November 3, 2014, we completed the CAS Acquisition, pursuant to which we acquired from Chemtura certain legal entities and other assets and liabilities for approximately $1.04 billion, consisting of $990 million in cash plus 2,000,000 shares of our common stock (“CAS Shares”) and the assumption of certain liabilities by Platform. We funded the cash portion of the purchase price and related transaction expenses with a combination of available cash on hand and borrowings under an increase in term loans of approximately $389 million (approximately $259 million of which is denominated in Euros), $60 million under the U.S. Dollar revolving credit facility and €55 million ($69 million assuming an exchange rate of $1.26 per €1.00) under the multicurrency revolving credit facility under the Amended and Restated Credit Agreement.

In October 2014, we entered into the Arysta Acquisition Agreement to acquire all of the outstanding common stock of Arysta for approximately $3.51 billion, consisting of $2.91 billion of cash, subject to working capital and other adjustments, and $600 million of new Series B Convertible Preferred Stock. We intend to fund the cash portion of the purchase price and related transaction expenses with a combination of the net proceeds of equity (including the Shares offered hereby) or debt offerings, available cash on hand, some or all of the Facilities available pursuant to the Debt Commitment Letter and/or possible other financings. We currently expect that the financings to fund the cash portion of the purchase price and related transaction expenses will include, in addition to the net proceeds of the Proposed Public Offering, a $900 million offering of senior unsecured notes (the “Bonds”) and $1.1 billion of the Term Facility (the “Incremental Term Debt”).

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2014 and for the fiscal year ended December 31, 2013 give effect to the MacDermid Acquisition, the CAS Acquisition, and the Arysta Acquisition as if they had been consummated on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 gives effect to the CAS Acquisition and the proposed Arysta Acquisition as if they had been consummated on June 30, 2014.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 and the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2014 were derived from our unaudited consolidated financial statements and the unaudited combined and consolidated statement of operations of CAS and Arysta, respectively. The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 (inclusive of both the Successor 2013 and Predecessor 2013 Periods) were derived from our consolidated statement of operations and the audited consolidated statement of operations of CAS and Arysta. The unaudited pro forma statements of operations and balance sheet do not reflect the Agriphar Acquisition or the related financing, because the Agriphar Acquisition is not significant as defined by Rule 3-05 of Regulation S-X. The unaudited pro forma condensed consolidated financial information presented below is not necessarily indicative of future results and should be read in conjunction with the section entitled “Management’s

Discussion and Analysis of Financial Condition and Results of Operations,” “CAS Management’s Discussion of Operations and Cash Flows,” “Arysta Management’s Discussion of Operations and Cash Flows,” as well as our consolidated financial statements, CAS’s combined financial statements, Arysta’s consolidated financial statements and the respective notes thereto contained in this prospectus.

The pro forma adjustments are described in the accompany notes and include the following:

•	The preliminary allocation of the purchase price to the CAS balance sheet as shown below:

(in millions)
Current assets	$346
Identifiable intangible assets	440
Goodwill	359
Property, plant, and equipment	14
Other long-term assets	6

Total assets	$1,165
Current liabilities	81
Other liabilities	42

Total liabilities	$123

Total consideration	$1,042

•	The preliminary allocation of the purchase price to the Arysta balance sheet as shown below:

(in millions)
Current assets	$1,296
Identifiable intangible assets	1,596
Goodwill	1,757
Property, plant, and equipment	81
Other long-term assets	100

Total assets	$4,830
Current liabilities	577
Other liabilities	562

Total liabilities	$1,139
Noncontrolling interest	60
Total liabilities and noncontrolling interest	$1,199

Total consideration	$3,631

The Company has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities expected to be acquired in the CAS Acquisition, the Arysta Acquisition, and the related allocations of purchase price. Additionally, a final determination of the fair value of assets acquired and liabilities acquired will be based on the actual net tangible and intangible assets and liabilities of CAS and Arysta that exist as of the dates of the CAS Acquisition and the Arysta Acquisition, if and when completed. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. As the final valuations are performed, increases or decreases in the fair value of relevant balance sheet amounts and their useful lives will result in adjustments, which may be material, to the balance sheet and/or the statement of operations.

Pro forma adjustments to historical financial information are subject to assumptions described in the notes following the unaudited proforma financial statements. Management believes that these assumptions and adjustments are reasonable and appropriate under the circumstances and are factually supported based on information currently available. The principal adjustments consist of the following:

•	the completion of the MacDermid Acquisition, the CAS Acquisition, and the Arysta Acquisition for the statements of operations, and the completion of the CAS Acquisition and the Arysta Acquisition for the balance sheet, in each case because the MacDermid Acquisition is included in the condensed consolidated balance sheet as of June 30, 2014;

•	borrowings under the Amended and Restated Credit Agreement;

•	the issuance of 25.5 million shares of common stock in the October/November Private Placement;

•	the anticipated financing related to the Arysta Acquisition in the form of the Shares issued in the Proposed Public Offering, the Bonds, and the Incremental Term Debt, which is backed by the financing available pursuant to the Debt Commitment Letter (the “Bridge Financing”);

•	the amendment to and assumption of MacDermid’s first lien credit facility for the MacDermid Acquisition and the amendment to such facility pursuant to the Amended and Restated Credit Agreement in connection with the CAS Acquisition; and

•	an adjustment to the results of operations to remove Platform’s recording of a one-time, non-cash expense estimated to be approximately $172 million upon the closing of the MacDermid Acquisition, which represents the fair value of the founder preferred dividend rights at that time, as this will not have an ongoing impact on the statement of operations. Future dividends payable in Platform common shares will be recorded in equity.

The unaudited pro forma condensed consolidated financial statements are for illustrative and informational purposes only and are not intended to represent, or be indicative of, what our financial position or results of operations would have been had the CAS Acquisition or the proposed Arysta Acquisition occurred on the dates indicated. The unaudited pro forma condensed consolidated financial information also should not be relied upon as a representation of our future performance.

PLATFORM SPECIALTY PRODUCTS CORPORATION

UNAUDITED PRO FORMA BALANCE SHEET AS OF JUNE 30, 2014

(In thousands)	Platform (Historical)	CAS (Historical)	Arysta (Historical)	CAS Adjustments		Arysta Adjustments			Common Stock Offering (1)			Bonds (1)			Incremental Term Debt (1)			Pro forma Balance Sheet
Assets

Cash and cash equivalents	$642,760	$7,825	$184,207	$516,275	CA	$			$			$			$			$
				651,400	CB
				(3,226)	CC		(124,207)	AA								1,089,000	TA
				(1,006,220)	CD		(2,910,000)	AB		339,500	UA		884,250	BA		(13,750)	TB		257,814
Accounts receivable, net	142,011	205,777	738,722																1,086,510
Inventories	80,511	102,822	301,647	34,758	CE
				(25,583)	CF		135,741	AC											629,896
Prepaid expenses and other current assets	24,262	20,434	59,650				(6,000)	AD
							25,638	AE
							2,457	AF											126,441

Total current assets	889,544	336,858	1,284,226	167,404			(2,876,371)			339,500			884,250			1,075,250			2,100,661

Property, plant, and equipment, net	133,641	23,799	81,029	(10,206)	CG														228,263
Goodwill	1,004,354		831,862	320,622	CH		(831,862)	AG
				39,097	CI		1,403,586	AH
							353,413	AI											3,121,072
Intangible assets, net	699,443	29,306	568,762	(29,306)	CJ		(568,762)	AJ
				440,000	CK		1,596,000	AK											2,735,443
Other assets	39,707	9,666	99,922	2,726	CC
				(4,064)	CL								15,750	BA		9,827	TB		173,534

Total Assets	$2,766,689	$399,629	$2,865,801	$926,273			$(923,996)			$339,500			$900,000			$1,085,077			$8,358,973

Liabilities and Shareholders’ Equity

Current portion of long-term debt and capital leases	7,953		56,336	3,890	CM
				129,300	CA		(56,336)	AL								11,000	TC		152,143
Accounts payable, accrued expenses, and other	107,372	80,680	576,857				(6,000)	AD											758,909

Total current liabilities	115,325	80,680	633,193	133,190			(62,336)			—			—			11,000			911,052

Long-term debt and capital lease obligations	740,497		1,758,900	386,975	CA											1,089,000	TA
				(3,890)	CM		(1,758,900)	AL					900,000	BA		(11,000)	TC		3,101,582
Other long-term liabilities	284,666	2,749	198,434	39,097	CI		353,413	AI
							25,638	AE
							10,000	AN
							2,457	AF
							183,950	AM											1,100,404

Total Liabilities	1,140,488	83,429	2,590,527	555,372			(1,245,778)			—			900,000			1,089,000			5,113,038

(In thousands)	Platform (Historical)	CAS (Historical)	Arysta (Historical)	CAS Adjustments		Arysta Adjustments		Common Stock Offering (1)		Bonds (1)	Incremental Term Debt (1)		Pro forma Balance Sheet
Stockholder’s Equity
Preferred shares—Class A	20												20
Preferred shares—Class B						6	AM						6
Common shares	1,353			20	CN
				255	CB			136	UA				1,764
Additional paid in capital	1,703,483		1,065,779	51,980	CN	(1,065,779)	AO
				651,145	CB	536,987	AM	339,364	UA		(3,923)	TB	3,279,036
Retained deficit	(202,016)		(828,228)	(500)	CC	838,228	AO
				(15,799)	CD	(10,000)	AN						(218,315)
Accumulated other comprehensive income	24,372		6,184			(6,184)	AO						24,372
Parent net investment		316,200		(316,200)	CO

Total stockholders’ equity	1,527,212	316,200	243,735	370,901		293,258		339,500		—	(3,923)		3,086,883
Noncontrolling interests	98,989		31,539			28,524	AP						159,052

Total equity	1,626,201	316,200	275,274	370,901		321,782		339,500		—	(3,923)		3,245,935

Total liabilities and stockholders’ equity	$2,766,689	$399,629	$2,865,801	$926,273		$(923,996)		$339,500		$900,000	$1,085,077		$8,358,973

(1)	Platform anticipates financing a portion of the cash consideration for the Arysta Acquisition with the net proceeds of the Proposed Public Offering, the sale of the Bonds and the Incremental Term Debt as reflected in this pro forma balance sheet. Platform also has committed Bridge Financing; however, it believes it is unlikely that the Bridge Financing will be drawn upon.

PLATFORM SPECIALTY PRODUCTS CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2014

(In thousands except per share data)	Platform (Historical)	CAS (Historical) (1)	Arysta (Historical) (2)	CAS Adjustments (3)			Arysta Adjustments			Bonds (4)			Incremental Term Debt (4)			Pro forma Consolidated
Net sales	$372,858	$240,134	$699,646	$			$			$			$			$1,312,638
Cost of sales	191,949	142,746	438,958		(11,956)	CP										761,697

Gross profit	180,909	97,388	260,688		11,956			—			—			—		550,941

Operating expenses:
Selling, technical, general, and administrative
	158,811	43,349	172,115		(9,600)	CQ
					(2,684)	CR		(28,479)	AQ
					18,480	CS		67,000	AR							418,992
Research and development	12,096	4,835	4,356													21,287
Equity loss (income)		144	(174)		(144)	CL										(174)
Other	404		644													1,048

Total operating expense	171,311	48,328	176,941		6,052			38,521			—			—		441,153

Operating profit	9,598	49,060	83,747		5,904			(38,521)								109,788

Other (expense) income:
Interest, net	(15,404)	(90)	(45,085)		93	CT
					(11,183)	CU		54,602	AS		(29,250)	BB		(24,910)	TD	(71,227)
Other (expense) income, net	(601)	3,473	(22,185)													(19,313)

	(16,005)	3,383	(67,270)		(11,090)			54,602			(29,250)			(24,910)		(90,540)

(Loss) income before income taxes and non-controlling interests	(6,407)	52,443	16,477		(5,186)			16,081			(29,250)			(24,910)		19,248
Income tax benefit (provision)	1,947	(18,537)	(35,745)		1,935	CV		$(4,887)	AT		8,889	BC		7,570	TE	(38,828)

Net (loss) income	(4,460)	33,906	(19,268)		(3,251)			11,194			(20,361)			(17,340)		(19,580)
Net (income) loss attributable to non-controlling interest	(3,334)		(3,625)													(6,959)

Net (loss) income attributable to common shareholders	$(7,794)	$33,906	$(22,893)		$(3,251)			$11,194			$(20,361)			$(17,340)		$(26,539)

(Loss) Earnings Per Share
Basic	$(0.07)	n/a	n/a		n/a			n/a			n/a			n/a		$(0.16)
Diluted	$(0.07)	n/a	n/a		n/a			n/a			n/a			n/a		$(016)
Weighted average shares outstanding (millions)
Basic	118	n/a	n/a		n/a			n/a			n/a			n/a		163	SA
Diluted	118	n/a	n/a		n/a			n/a			n/a			n/a		163	SB

(1)	The historical statement of operations of CAS presents cost of goods sold (excluding depreciation) of $138,885 as an operating expense. For purposes of this pro forma, this amount plus $3,861 of related depreciation is presented as cost of sales to present gross profit for the business to be acquired.
(2)	Adjustments to convert the IFRS basis to GAAP basis are included in the Arysta Adjustments column.
(3)	The CAS Adjustment column includes adjustment CP for the ongoing effect of the MacDermid Acquisition that is otherwise included in the Platform historical amounts for the six months ended June 30, 2014.
(4)	Platform anticipates financing a portion of the cash consideration for the Arysta Acquisition with the net proceeds of the Proposed Public Offering, the sale of the Bonds and the Incremental Term Debt as reflected in this pro forma balance sheet. Platform also has Bridge Financing available; however, it believes it is unlikely that the Bridge Financing will be drawn upon. If Platform is unavailable to finance a portion of the cash consideration for Arysta as anticipated, the net loss to common shareholders on a pro forma basis may increase by up to approximately $25 million. The amount of loss is dependent on several factors, including the terms of the Bridge Financing and whether alternative sources of equity or debt financing are available.

PLATFORM SPECIALTY PRODUCTS CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands except per share data)	Platform (Historical) (1)	MacDermid (Historical) (2)	MacDermid Adjustments			Combined Successor and Predecessor Income Statement	CAS (Historical) (3)	Arysta (Historical) (4)	CAS Adjustments			Arysta Adjustments			Bonds (5)			Incremental Term Debt (5)			Pro forma (6) Consolidated
	Successor	Predecessor
Net sales	$118,239	$627,712	$			$745,951	$449,255	$1,508,925 (7)	$			$			$			$			$2,704,131
Cost of sales	82,587	304,875		(23,912	) MA
				3,226	MB	366,776	282,673	979,335													1,628,784

Gross profit	35,652	322,837		20,686		379,175	166,582	529,590		—			—			—			—		1,075,347
Operating expenses:
Selling, technical, general, and administrative	54,521	207,554		(247	) MC	247,258	71,778	338,893
				(9,317	) MD
				(32,125	) ME
				(31,254	) MF
				57,500	MG					(6,796	) CR		(56,958	) AQ
				626	MB					36,960	CS		134,000	AR							765,135
Non-cash charge related to preferred stock dividend rights	172,006			(172,006	) MH
Research and development	3,995	19,898		(24	) MB	23,869	13,243	8,866													45,978
Equity income							(1,020)	(783)		1,020	CL										(783)
Other	762	3,636				4,398	(271)	45,030													49,157

Total operating expense	231,284	231,088		(186,847)		275,525	83,730	392,006		31,184			77,042			—			—		859,487
Operating (loss) profit	(195,632)	91,749		207,533		103,650	82,852	137,584		(31,184)			(77,042)			—			—		215,860

Other (expense) income:
Interest, net	(5,372)	(45,929)		51,776	MI	(30,156)	(208)	(110,302)		185	CT
				(30,631	) MJ					(22,365	) CU		134,595	AS		(58,500	) BB		(49,819	) TD	(136,570)
Loss on extinguishment of debt		(18,788)				(18,788)															(18,788)
Other (expense) income, net	(440)	(557)				(997)	(6,548)	(61,020)													(68,565)

	(5,812)	(65,274)		21,145		(49,941)	(6,756)	(171,322)		(22,180)			134,595			(58,500)			(49,819)		(223,923)
(Loss) income before income taxes, non-controlling interests, and accrued payment-in-kind dividends on cumulative preferred shares	(201,444)	26,475		228,678		53,709	76,096	(33,738)		(53,364)			57,553			(58,500)			(49,819)		(8,063)
Income tax benefit (provision)	5,819	(12,961)		(16,014	) MK	(23,156)	(29,241)	(47,593)		19,722	CV		(17,490	) AT		17,778	BC		15,140	TE	(64,840)

(In thousands except per share data)	Platform (Historical) (1)	MacDermid (Historical) (2)	MacDermid Adjustments		Combined Successor and Predecessor Income Statement	CAS (Historical) (3)	Arysta (Historical) (4)	CAS Adjustments	Arysta Adjustments	Bonds (5)	Incremental Term Debt (5)	Pro forma Consolidated (6)
	Successor	Predecessor
Net (loss) income	(195,625)	13,514	212,664		30,553	46,855	(81,331)	(33,642)	40,063	(40,722)	(34,679)	(72,903)
Net loss (income) attributable to non-controlling interests	1,403	(295)	(861	) ML	247		(9,194)					(8,947)

Net (loss) income attributable to shareholders	(194,222)	13,219	211,803		30,800	46,855	(90,525)	(33,642)	40,063	(40,722)	(34,679)	(81,850)
Accrued payment-in-kind dividend on cumulative preferred shares
		(22,454)	22,454	MM	—

Net (loss) income attributable to common shareholders	$(194,222)	$(9,235)	$234,257		$30,800	$46,855	$(90,525)	$(33,642)	$40,063	$(40,722)	$(34,679)	$(81,850)

(Loss) Earnings Per Share
Basic	$(2.10)	n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a	n/a	$(0.56)
Diluted	$(2.10)	n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a	n/a	$(0.56)

Weighted average shares outstanding (millions)
Basic	93	n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a	n/a	146	SC
Diluted	93	n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a	n/a	146	SD

(1)	Historical Platform amounts included in the audited income statement of Platform reflect operations for the period from April 23, 2013 (date of inception) through December 31, 2013 (Successor Period).
(2)	Historical MacDermid amounts included in the audited income statement of MacDermid reflect operations for the period from January 1, 2013 through October 31, 2013, date of acquisition by Platform (Predecessor Period).
(3)	The historical statement of operations of CAS presents cost of goods sold (excluding depreciation) of $275,106 as an operating expense. For purposes of this pro forma, this amount plus $7,567 of related depreciation is presented as cost of sales to present gross profit for the business to be acquired.
(4)	Adjustments to convert the IFRS basis to GAAP basis are included in the Arysta Adjustments column.
(5)	Platform anticipates financing a portion of the cash consideration for the Arysta Acquisition with the net proceeds of the Proposed Public Offering, the sale of the Bonds and the Incremental Term Debt as reflected in this pro forma balance sheet. Platform also has committed Bridge Financing; however, it believes it is unlikely that the Bridge Financing will be drawn upon. If Platform is unavailable to finance a portion of the cash consideration for Arysta as anticipated, the net loss to common shareholders on a pro forma basis may increase by up to approximately $45 million. The amount of loss is dependent on several factors, including the terms of the Bridge Financing and whether alternative sources of equity or debt financing are available.
(6)	Does not include Agriphar net sales of $164.3 million in 2013.
(7)	Arysta net sales does not include net sales of Goëmar, which was acquired by Arysta in the first quarter of 2014, of approximately $33 million in 2013.

CAS Adjustments

CA	Reflects borrowings under the Amended and Restated Credit Agreement, including borrowings under our revolving credit facilities of approximately $129 million and borrowings under our term loans facilities of $389 million, to finance a portion of the cash purchase price of CAS, net of estimated original issue discount of $2.1 million.

CB	Represents net proceeds from the October/November Private Placement, net of $0.25 million of issuance costs.

CC	Reflects the deferred financing costs of $2.7 million and expenses of $0.5 million related to the borrowings under the Second Amendment to finance a portion of the CAS purchase price and for access to an incremental $125 million of revolving line of credit obtained in conjunction with the CAS Acquisition.

CD	Reflects the cash paid to the sellers as part of the consideration for the CAS Acquisition of $977,789, cash paid on behalf of the sellers for withholding tax of $11,963, and cash paid for fees and transfer taxes of $16,468, of which $669 was reimbursed by the seller and $15,799 is an expense.

CE	Reflects management’s preliminary estimate of the profit in CAS inventory step-up to fair value as of June 30, 2014.

CF	Reflects raw materials and work-in-process inventory retained by Chemtura following the closing of the CAS Acquisition, in conjunction with supply agreements entered into with Chemtura.

CG	Reflects the net book value of land and buildings retained by Chemtura.

CH	Reflects the preliminary estimated goodwill associated with the CAS Acquisition excluding the effect of deferred taxes (see Note CI). Such amount was calculated as the difference between the estimated allocation of purchase price to net tangible and intangible assets ($722 million) excluding the deferred tax liability calculated in Note CI and the total consideration paid for CAS ($1,042 million).

CI	Reflects the estimated deferred tax liability associated with the temporary difference created by the preliminary step-up to fair value of intangible assets acquired of $111 million and other acquired tangible assets of $2.5 million less $2.8 million of tangible assets retained by Chemtura for financial reporting purposes that does not increase the related tax basis based upon the effective tax rate of CAS for the six months ended June 30, 2014. The remaining step-up of intangibles and tangible assets does not create a temporary difference.

CJ	Reflects the elimination of the historical intangibles of CAS.

CK	Reflects management’s preliminary estimated fair value of the intangible assets of CAS as of the closing of the CAS Acquisition:

(In thousands)
Intangible Assets
Trade names-indefinite lives	$5,000
Technology (7-10 years)	$85,000
Customer relationships (8-20 years)	$350,000

CL	Reflects investments in and related earnings of unconsolidated subsidiaries of CAS not acquired with the CAS Acquisition.

CM	Reflects the reclassification of the Amended and Restated Credit Agreement that amortizes within a year.

CN	Reflects issuance of the CAS shares to the sellers as part of the consideration for the CAS Acquisition based upon the closing price per share of Platform common stock as of October 31, 2014 of $26.00.

CO	Reflects the elimination of historical CAS equity.

CP	Reflects the elimination of manufacturer’s profits in inventory adjustments in connection with MacDermid of $11,956 for the six months ended June 30, 2014.

CQ	Reflects the elimination of non-recurring CAS Acquisition-related expenses, including but not limited to financial advisory, legal and accounting fees, recorded during the six months ended June 30, 2014.

CR	Reflects the elimination of the historical amortization expenses on CAS’s intangible assets.

CS	Reflects amortization expense to be recorded in conjunction with the estimated fair value of the intangible assets of CAS:

(In thousands)
Intangible Assets	Estimated Fair Value	Annual Amortization
Trade names-indefinite lives	$5,000	$—
Technology (7-10 years)	$85,000	$10,250
Customer relationships (8-20 years)	$350,000	$26,710

Annual amortization is calculated as estimated fair value divided by the calculated life of the related asset.

CT	Reflects the elimination of interest expense related to debt not assumed from Chemtura in conjunction with the CAS Acquisition.

CU	Reflects interest expense related to the Amended and Restated Credit Agreement funded a portion for the cash purchase price for the CAS Acquisition comprised of the following:

•	Interest on the incremental US Dollar borrowings under the first lien debt of $130 million at a rate of approximately 4.00% and on the Euro denominated first lien debt of $259 million equivalent at a rate of approximately 4.25% based on the terms of the credit agreement. These interest rates are based on an applicable margin of 3% applied to a LIBOR floor of 1% and are variable in nature. The pre-tax effect of a 1/8% change effective interest rate would be $0.5 million annually.

•	Interest on the incremental borrowings of approximately $129 million under our revolving credit facilities at a rate of 5.25% for the portion under our U.S. Dollar revolving credit facility of $60 million and 3.23% for the portion under or multicurrency revolving credit facility of approximately €55 million ($69 million assuming an exchange rate of $1.26 per €1.00).

•	Amortization of estimated deferred financing fees of $2 million and estimated original issuance discount of $2 million for the first lien term debt over the six year term of the loan.

•	Amortization of estimated deferred financing fees of $0.6 million for access to an incremental $125 million of revolving line of credit anticipated to be obtained in conjunction with the CAS Acquisition over the 4-year term of the facility.

CV	Reflects income tax benefit (expense) related to the income (loss) before income taxes, non-controlling interests, and accrued payment-in-kind dividends on cumulative preferred shares generated by the pro forma adjustments. The tax rate applied is based upon the effective tax rate of CAS for the historical period presented of 38% and 35% for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively. These rates were applied to acquisition costs, amortization, interest expense, and the earnings of unconsolidated subsidiaries not being acquired.

Arysta Adjustments

AA	Reflects management’s estimate of the amount of cash that will be retained by the seller of Arysta.

AB	Reflects the cash to be paid to the seller as part of the consideration for the Arysta Acquisition.

AC	Reflects management’s preliminary estimate of the profit in Arysta inventory step-up to fair value as of June 30, 2014.

AD	As Arysta’s financial statements are prepared in accordance with IFRS, reflects management’s estimate of the offset of derivative asset and liabilities required pursuant to GAAP that is prohibited for IFRS.

AE	As Arysta’s financial statements are prepared in accordance with IFRS, reflects management’s estimate of the offset of deferred tax assets and liabilities required pursuant to GAAP that is prohibited for IFRS.

AF	As Arysta’s financial statements are prepared in accordance with IFRS, reflects management’s estimate of deferred taxes related to intercompany profits that are reclassified as current assets pursuant to GAAP.

AG	Reflects the elimination of Arysta’s historical goodwill.

AH	Reflects the preliminary estimated goodwill associated with Arysta excluding the effect of deferred taxes (see Note AI). Such amount was calculated as the difference between the estimated allocation of purchase price to net tangible and intangible assets ($2.2 billion) excluding the deferred tax liability calculated in Note AI and the total consideration paid for Arysta ($3.6 billion).

AI	Reflects the estimated deferred tax liability associated with the preliminary step up to fair value of intangible assets, excluding goodwill related to acquisitions of stock of $969 million and other acquired tangible assets of $136 million based upon the effective tax rate of Platform for the six months ended June 30, 2014.

AJ	Reflects the elimination of the historical intangibles at Arysta as of the closing of the proposed Arysta Acquisition.

AK	Reflects management’s preliminary estimated fair value of the intangible assets of Arysta as of the closing of the Arysta Acquisition:

(In thousands)
Intangible Assets
Trade names-indefinite lives	$18,000
Technology (7-10 years)	$308,000
Customer relationships (8-20 years)	$1,270,000

AL	Reflects the elimination of debt not expected to be assumed in conjunction with the Arysta Acquisition.

AM	Reflects the issuance of $600 million of Platform preferred stock, $1,000 par, that is convertible into Platform common stock plus cash for the deficit, if any, between the value of our common stock and $27.14, to the seller as part of the consideration for the proposed Arysta Acquisition. The cash feature represents an embedded derivative liability of $184 million. Accordingly, additional paid in capital is adjusted for the difference between the fair value of Platform’s common stock underlying the preferred stock of $537 million, which is based on Platform’s closing stock price of $24.29 as of October 17, 2014, less the par amount of the preferred stock.

AN	As Arysta’s financial statements are reported in IFRS, reflects management’s estimate of uncertain tax positions pursuant to GAAP that is not required for IFRS.

AO	Reflects elimination of Arysta historical equity which includes the $10 million adjustment in Note AN.

AP	Reflects management’s preliminary estimate of the fair value of the non-controlling interest of Arysta that is anticipated to remain outstanding subsequent to the proposed Arysta Acquisition.

AQ	Reflects elimination of historical amortization expenses related to Arysta’s intangible assets.

AR	Reflects amortization expense to be recorded in conjunction with the estimated fair value of the intangible assets of Arysta:

(In thousands)
Intangible Assets	Estimated Fair Value	Annual Amortization
Trade names-indefinite lives	$18,000	$—
Technology (7-10 years)	$305,000	$36,300
Customer relationships (8-20 years)	$1,257,000	$94,700

Annual amortization is calculated as estimated fair value divided by the calculated life of the related asset.

AS	Reflects elimination of historical interest expense at Arysta for indebtedness not assumed at closing.

AT	Reflects income tax benefit (expense) related to the income (loss) before income taxes, non-controlling interests, and accrued payment-in-kind dividends on cumulative preferred shares generated by the pro forma adjustments. The tax rate applied is based upon the effective tax rate of Platform for the historical period presented of 30.4% and for the period ended June 30, 2014. This rate was used as Arysta’s historical rate is not meaningful for purposes of pro forma adjustments.

Bonds Adjustments

BA	Reflects the anticipated issuance of $900 million of Bonds to fund a portion of the Arysta purchase price, net of deferred financing fees of $15.8 million.

BB	Reflects the interest expense related to the Bonds anticipated to be issued to fund a portion for the cash purchase price for the proposed Arysta Acquisition comprised of the following:

•	Interest on the $900 million of Bonds anticipated to be issued at a rate a fixed rate of approximately 6.25%.

•	Amortization of estimated deferred financing fees of $15.7 million over the anticipated 8 year term of the Bonds.

BC	Reflects income tax benefit (expense) related to the income (loss) before income taxes, non-controlling interests, and accrued payment-in-kind dividends on cumulative preferred shares generated by the pro forma adjustments. The tax rate applied is based on the effective tax rate of Platform for the historical period of 30.4%, as the historical tax rate of Arysta is not meaningful for pro forma adjustments.

Common Stock Adjustments

UA	Reflects the anticipated issuance of 13.6 million shares of Platform common stock, $.01 par, for proceeds of $340 million, which is net of fees of $10.5 million.

Term Debt Adjustments

TA	Reflects Incremental Term Debt to be issued to finance a portion of the cash purchase price of Arysta, net of estimated original issue discount of $11 million.

TB	Reflects the deferred financing costs, of $9.8 million and expenses of $3.9 million related to the anticipated Incremental Term Debt to finance a portion of the Arysta purchase price and for access to an incremental $125 million of revolving line of credit anticipated to be obtained in conjunction with the Arysta Acquisition.

TC	Reflects the reclassification of the portion of the anticipated senior term debt to be issued to finance a portion of the cash purchase price of Arysta that amortizes within a year.

TD	Reflects the interest expense related to the anticipated issuance of Incremental Term Debt to fund a portion of the cash purchase price of the proposed Arysta Acquisition comprised of the following

•	Interest on the incremental borrowing under the senior term debt of $1.1 billion at a rate of 4.25% based on the anticipated terms of the credit agreement. The interest rate is based on an applicable margin of 3.25% applied to a LIBOR floor of 1% and is variable in nature. The pre-tax effect of a 1/8% change in effective interest rate would be $1.4 million annually.

•	Amortization of estimated deferred financing fees of $13.8 million and estimated original issuance discount of $11 million over the anticipated 7 year term of the senior term debt and 4 year term of the revolving line of credit.

TE	Reflects income tax benefit (expense) related to the income (loss) before income taxes, non-controlling interests, and accrued payment-in-kind dividends on cumulative preferred shares generated by the pro forma adjustments. The tax rate applied is based on the effective tax rate of Platform for the historical period June 30, 2014 of 30.4%, as the historical tax rate of Arysta is not meaningful for pro forma adjustments.

MacDermid Adjustments

MA	Reflects elimination of manufacturer’s profit in inventory adjustment in connection with MacDermid of $23.9 million for the year ended December 31, 2013.

MB	Reflects incremental depreciation expense in connection with fair value increases to fixed assets resulting from the MacDermid Acquisition.

MC	Reflects elimination of stock based compensation expense for director options that vested upon closing of the MacDermid Acquisition.

MD	Reflects elimination of Predecessor stock based compensation expense for awards that vested upon closing of the MacDermid Acquisition.

ME	Reflects elimination of non-recurring MacDermid acquisition-related expenses, including but not limited to financial advisory, legal and accounting fees recorded during the year ended December 31, 2013.

MF	Reflects elimination of recorded amortization expenses on MacDermid’s intangible assets.

MG	Reflects amortization expense associated with the estimated fair value of the intangible assets of MacDermid based on an outside valuation by a third party obtained by Platform subsequent to closing as follows:

(In thousands)
Intangible Assets	Estimated Fair Value	Annual Amortization
Trade names-indefinite lives	$70,800	$—
Technology (7-10 years)	$164,200	$19,800
Customer relationships (8-20 years)	$494,000	$37,700

Annual amortization is calculated as estimated fair value divided by the calculated life of the related asset.

MH	Reflects Platform’s recording of a one-time, non-cash expense of $172 million upon the closing of the MacDermid Acquisition, which represents the fair value of the founder preferred share dividend rights at that time. As this will not have an ongoing impact on the statement of operations, it is presented as an adjustment in the pro forma statements of operations. This estimate was calculated using a Monte Carlo simulation that simulates the daily price of shares over the potential dividend period with an estimate of volatility and interest to arrive at an estimated fair value of future dividend payments as of October 31, 2013.

MI	Reflects the elimination of recorded interest expense at MacDermid for indebtedness not assumed at closing.

MJ	Reflects interest expense related to indebtedness assumed in the MacDermid Acquisition comprised of the following:

•	Interest on the first lien debt of $753 million at a rate of approximately 4% based on the terms of the credit agreement. Such interest rate is based on an applicable margin of 3% applied to a LIBOR floor of 1% and is variable in nature. The pre-tax effect of a 1/8% change effective interest rate would be $0.9 million annually.

•	Amortization of deferred financing fees of $1.8 million for the first lien term debt over the five year life of the loan.

•	Interest on other assumed indebtedness ($44,000 of interest annually).

MK	Reflects income tax benefit (expense) related to the income (loss) before income taxes, non-controlling interests, and accrued payment-in-kind dividends on cumulative preferred shares generated by the pro forma adjustments. The tax rate applied is based upon the estimated applicable statutory tax rates. The Company’s estimated United States statutory tax rate of approximately 38% was applied to interest expense in the United States, where the debt resides as well as to the portion of acquisition costs which were incurred in the United States and to stock compensation. Additionally, the applicable blended rates were applied to inventory, amortization, depreciation, and Predecessor stock compensation.

ML	Reflects the non-controlling interest represented by equity interests in a subsidiary of Platform provided as a portion of the consideration of the MacDermid Acquisition. Such equity interest represents 6.76% of MacDermid multiplied by the pro forma MacDermid pro forma adjustments excluding the adjustments in Note MD, ME, and MH that relate to Platform expenses.

MM	Reflects the elimination of dividends paid to sellers for an equity interest which has been repaid and eliminated in conjunction with the MacDermid Acquisition.

Weighted Average Share Adjustments

SA	Represents the number of Platform ordinary shares outstanding at January 1, 2014 (which were converted into shares of Platform common stock upon our Domestication) plus 2 million shares of Platform common stock issued in exchange for the remaining outstanding equity interests of MacDermid owned by the 401K Plan during 2014, 16 million warrants exercised during 2014, 2 million shares issued in connection with the CAS Acquisition, 25.5 million shares issued or to be issued for general corporate purposes, and 13.6 million shares anticipated to be issued in connection with the Proposed Public Offering.

SB	Represents the basic shares described in Note SA. Because the pro forma statement of operations reflects a loss, the amount excludes all potentially dilutive common stock.

SC	Represents 88.5 million Platform ordinary shares issued in Platform’s initial public offering (which were converted into shares of Platform common stock upon our domestication) plus 14 million Platform ordinary shares (which were converted into shares of Platform common stock upon our domestication ) issued in connection with Platform’s warrant exchange offer (the proceeds of which were used to fund a portion of the cash consideration for the MacDermid Acquisition), 2 million shares of Platform common stock issued in exchange for the remaining outstanding equity interests of MacDermid owned by the 401K Plan, 2 million shares issued in connection with the CAS Acquisition, 25.5 million shares issued or to be issued for general corporate purposes, and 13.6 million shares anticipated to be issued in connection with the Proposed Public Offering.

SD	Represents the number of basic shares as described in Note SC. Because the pro forma statement of operations reflects a loss, the amount excludes all potential dilutive common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations during each of the Successor 2014 Three-Month Period and Predecessor 2013 Three-Month Period, Successor 2014 Six-Month Period and Predecessor 2013 Six-Month Period, the Successor 2013 Period and each of the Predecessor 2013 Period, the Predecessor 2012 Period and the Predecessor 2011 Period. We did not own MacDermid for any of the Predecessor periods or for the entirety of the Successor 2013 Period. Consequently, these results may not be indicative of the results that we would expect to recognize for future periods. This discussion should be read in conjunction with our consolidated historical financial statements included in this prospectus .

Statements in the following discussion may include forward-looking statements. These forward-looking statements involve risks and uncertainties. See “Information Regarding Forward-Looking Statements” for additional discussion of these factors and risks.

Overview

We are a global producer of high technology specialty chemical products and provider of technical services. Our business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes are sold into multiple industries including agricultural, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling.

As our name “Platform Specialty Products Corporation” implies, we continually seek opportunities to act as an acquirer and consolidator of specialty chemical businesses on a global basis, particularly those meeting Platform’s “asset lite, high touch” philosophy, which involves prioritizing extensive resources to research and development and highly technical, post-sale customer service, while managing conservatively our investments in fixed assets and capital expenditures. To date, Platform has completed three acquisitions, the MacDermid Acquisition, on October 31, 2013, the Agriphar Acquisition, on October 1, 2014, and the CAS Acquisition, on November 3, 2014. On October 20, 2014, Platform announced the proposed Arysta Acquisition, which is expected to close in the first quarter of 2015, subject to closing conditions customary for a transaction of this type. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Acquisitions — There can be no assurance that the Arysta Acquisition will be completed.”

We were initially incorporated with limited liability under the laws of the British Virgin Islands on April 23, 2013 under the name Platform Acquisition Holdings Limited. We were created for the purpose of acquiring a target company or business with an anticipated enterprise value of between $750 million and $2.50 billion. We completed our initial public offering in the United Kingdom on May 22, 2013, raising net proceeds of approximately $881 million and were listed on the London Stock Exchange.

MacDermid Acquisition

On October 31, 2013, we completed the MacDermid Acquisition, pursuant to which we indirectly acquired substantially all of the equity of MacDermid Holdings which, at the time, owned approximately 97% of MacDermid. As a result, we became a holding company for the MacDermid business. We acquired the remaining 3% of MacDermid on March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between us and the fiduciaries of the MacDermid Savings Plan. Concurrently with the closing of the MacDermid Acquisition, we changed our name to Platform Specialty Products Corporation. On January 22, 2014, we completed the Domestication, changing our jurisdiction of incorporation from the British Virgin Islands to Delaware, and on January 23, 2014, our common stock began trading on the NYSE.

The total consideration for the MacDermid Acquisition and the Exchange Agreement was approximately $1.80 billion (including the assumption of approximately $754 million of indebtedness), plus (i) up to $100 million of contingent consideration tied to achievement of EBITDA and stock trading price performance metrics over a seven-year period following the closing of the MacDermid Acquisition and (ii) an interest in certain MacDermid pending litigation. The consideration for the MacDermid Acquisition was paid in both equity interests and cash. Certain sellers elected to receive common stock in our subsidiary PDH, representing approximately $97.0 million of the total consideration. Holders of PDH Common Stock have the right to exchange such shares for shares of our common stock, on a one-for-one basis, at 25% per year, beginning on October 31, 2014.

Agriphar Acquisition

On October 1, 2014, we completed the Agriphar Acquisition. Pursuant to the terms of the Agriphar Acquisition Agreement, MAS Holdings acquired 100% of the equity interests of Percival for a purchase price of €300 million (approximately $379 million assuming an exchange rate of $1.26 per €1.00), consisting of €285 million in cash (approximately $360 million assuming an exchange rate of $1.26 per €1.00) and 711,551 restricted shares of our common stock.

CAS Acquisition

On November 3, 2014, we completed the CAS Acquisition for approximately $1.00 billion, consisting of $950 million in cash, subject to certain post-closing working capital and other adjustments, 2,000,000 shares of our common stock and the assumption of certain liabilities by Platform.

Recent developments

Proposed Arysta Acquisition

On October 20, 2014, we entered into the Arysta Acquisition Agreement to acquire Arysta, a leading global provider of crop solutions with expertise in agrochemical and biological products, for approximately $3.51 billion, consisting of $2.91 billion in cash, subject to working capital and other adjustments, and $600 million of new Series B Convertible Preferred Stock.

The proposed Arysta Acquisition is expected to close in the first quarter of 2015, subject to the satisfaction or waiver of certain closing conditions customary for a transaction of this type. There can be no assurance that the Arysta Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing. See “Risk Factors—Risks Related to the Acquisitions—There can be no assurance that the Arysta Acquisition will be completed.” The closing of the Proposed Public Offering is not conditioned on, and is expected to be consummated before, the closing of the proposed Arysta Acquisition.

Our Business

Our business involves the manufacture of a broad range of specialty chemicals, which we create by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes together encompass the products we sell to our customers in the electronics, metal and plastic plating, graphic arts, and offshore oil production and drilling industries. We refer to our products as “dynamic chemistries” due to their delicate chemical compositions, which are frequently altered during customer use. Our dynamic chemistries are used in a wide variety of attractive niche markets and we believe that the majority of our operations hold strong positions in the product markets they serve.

We generate revenue through the manufacture and sale of our dynamic chemistries and by providing highly technical post-sale service to our customers through our extensive global network of specially trained service personnel. Our personnel work closely with our customers to ensure that the chemical composition and function of our dynamic chemistries are maintained as intended. As an example, a customer will engage us to manufacture and sell a product consisting of a process composed of eight successive chemical baths, each of which is made up of our specialty chemicals, in order to enhance the overall performance of that customer’s circuit boards. In addition to providing such product, a member of our professional service team would visit the customer’s manufacturing facilities on a regular basis post-sale to ensure that the process sold maintains the correct chemical balance and can be used effectively in the manner and for the purpose desired.

While our dynamic chemistries typically represent only a small portion of our customers’ costs, we believe that they are critical to our customers’ manufacturing processes and overall product performance. Further, operational risks and switching costs make it difficult for our customers to change suppliers and allow us to retain customers and maintain our market positions.

Until consummation of the CAS Acquisition, which was subsequent to this Management’s Discussion and Analysis of Financial Condition and Results of Operations, we managed our business in two operating segments: Performance Materials and Graphic Solutions. Upon consummation of the CAS Acquisition, we created a new operating segment, AgroSolutions, which includes Agriphar’s and CAS’ complementary businesses. Thus, we anticipate future Management’s Discussions and Analysis of Financial Condition and Results of Operations will include our new AgroSolutions operating segment. Upon consummation of the Arysta Acquisition, the AgroSolutions operating segment will also include Arysta’s business. See “Our Business — AgroSolutions.”

Performance Materials—Our Performance Materials segment manufactures and markets dynamic chemistry solutions that are used in the electronics, automotive and oil and gas production and drilling industries. We operate in the Americas, Asia and Europe. Our products include surface and coating materials and water-based hydraulic control fluids. In conjunction with the sale of these products, we provide post-sale technical service and support when necessary to ensure superior performance of their application. The regional sales mix in this segment has shifted over the past several years from more industrialized nations towards emerging markets, such as Asia and South America. To better serve customers in these markets, we have developed state-of-the-art facilities in São Paulo, Brazil and Suzhou, China. We have over 600 personnel and three manufacturing facilities in Asia and remain focused on further increasing our presence in the region.

Graphic Solutions—Our Graphic Solutions segment primarily produces and markets photopolymers through an extensive line of flexographic plates that are used in the commercial packaging and printing industries. We manufacture photopolymers used to produce printing plates for transferring images onto commercial packaging, including packaging for consumer food products, pet food bags, corrugated boxes, labels and beverage containers. In addition, we also produce photopolymer printing plates for the flexographic and letterpress newspaper and publications markets. Our products are used to improve print quality and printing productivity. Flexography is a printing process that utilizes flexible printing plates made of rubber or other flexible plastics. Photopolymers are molecules that change properties upon exposure to light. Our business mix in this segment is focused on high innovation, higher cash flow businesses by offering new products. We believe growth in this segment will be driven by consumer demand and advertising.

AgroSolutions—Our AgroSolutions segment is based on a solutions-oriented business model that focuses on product innovation to address an ever-increasing need for higher crop yield and quality. We offer a wide variety of proven plant health and pest control products to growers, which are comprised of specific target applications in the following major product lines: seed treatment, insecticides, miticides, herbicides, fungicides, honey bee health, plant growth regulators, adjuvants and home applications (home and garden and ectoparasiticides). We refer to herbicides, fungicides, insecticides and honey bee health as our Global Value Added Portfolio (“GVAP”). Our product portfolio also includes Biosolutions (biostimulants, innovative nutrition and biocontrol), and regional off-patent AIs that complement our principal product lines.

Our operating segments include significant foreign operations. There are certain risks associated with our foreign operations. See “Risk Factors—Our substantial international operations subject us to risks not faced by domestic competitors, including unfavorable political, regulatory, labor, tax and economic conditions in other countries that could adversely affect our business, financial condition and results of operations” included in this prospectus.

We sell our products into three main geographic regions: the Americas, Asia and Europe. Because our segments utilize shared facilities and administrative resources and offer products that are distinct from one another, we make decisions about how to manage our operations by reference to each segment and not with respect to the underlying products or geographic regions that comprise each segment.

Global Economic and Industry Conditions

Our products are sold in industries that we believe are sensitive to changes in general economic conditions. Accordingly, net sales, gross profit and financial condition depend significantly on general economic conditions and the impact of these conditions on demand for our dynamic chemistries and services in the markets in which we compete. Our business is particularly impacted by demand for chemistry products utilized in the automotive, printed circuit board, offshore oil production and commercial packaging industries.

Our business is also significantly influenced by trends and characteristics in the specialty chemical industry and the printing industry. We believe that these industries are cyclical and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, short product life-cycles, raw material price fluctuations and changes in product supply and demand.

The specialty chemical industry is currently being affected by globalization and a shift in customers’ businesses out of traditional geographic markets and into high-growth, emerging markets.

The printing industry is currently shrinking, which is reflected in the newspaper closures and consolidations that have occurred during the past three years. The newspapers are also reducing capital spending due to outsourcing their production. As a result, sales of newspaper plates have been adversely impacted by these trends. This adverse impact has been offset by the double digit growth in the consumer packaging market, which typically commands higher margins.

Net sales in future periods will depend, among other factors, upon a continued general improvement in global economic conditions, our ability to meet unscheduled or temporary changes in demand, and our ability to penetrate new markets with strategic product initiatives in specific targeted markets.

Foreign Currency Exposure

For the Successor 2013 Period and the Predecessor 2013 Period, approximately 68% and 67%, respectively, of net sales, were denominated in currencies other than the U.S. Dollar—predominantly the Brazilian Real, British Pound Sterling, Chinese Yuan, Euro, Hong Kong Dollar and Japanese Yen. For the years ended December 31, 2012 and 2011, approximately 67% and 69%, respectively, of our net sales were denominated in currencies other than the U.S. Dollar. We do not manage our foreign currency exposure in a manner that eliminates the effects of changes in foreign exchange rates on its net sales, cash flows or the reported amount of its assets and liabilities. Therefore, our financial performance is positively or negatively impacted by changes in foreign exchange rates in any given reporting period. For most currencies, we are a net receiver of the foreign currency and therefore benefit from a weaker U.S. Dollar and are adversely affected by a stronger U.S. Dollar relative to the foreign currency.

For both the Successor 2013 Period and the Predecessor 2013 Periods, net sales were negatively impacted as the U.S. Dollar strengthened against the Brazil Real, British Pound Sterling and Euro when compared to 2012. However, the absolute impact on the combined Successor and Predecessor 2013 net sales was not material.

For the year ended December 31, 2012, net sales were negatively impacted as the U.S. Dollar strengthened against the Brazil Real, British Pound Sterling and Euro when compared to 2011. However, the absolute impact on 2012 net sales was not material.

The majority of CAS’ and Agriphar’s net sales are denominated in currencies other than the U.S. Dollar. Therefore, changes in foreign exchange rates in any given reporting period may positively or negatively impact their respective financial performance.

Factors Affecting Comparability of Results of Operations

MacDermid Acquisition

The MacDermid Acquisition was accounted for using the acquisition method of accounting, or “acquisition accounting”, in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations. Acquisition accounting provides a period of up to one year to obtain the information necessary to finalize the fair value of all assets acquired and liabilities assumed at October 31, 2013. As of December 31, 2013, we have recorded preliminary acquisition accounting allocations. Acquisition accounting resulted in certain items that affect the comparability of the results of operations between us and our Predecessor, including changes in asset carrying values (and related depreciation and amortization), and expenses related to assumption of the debt that financed the MacDermid Acquisition that were capitalized and amortized as interest expense. See Note 1 of the accompanying audited consolidated financial statements included in this prospectus describing the preliminary allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed.

In connection with the MacDermid Acquisition, fees and expenses related to the MacDermid Acquisition totaled $41.4 million ($15.2 million in the Successor 2013 Period and $26.2 million in the Predecessor 2013 Period), including $32.1 million ($15.2 million in the Successor 2013 Period and $16.9 million in the Predecessor 2013 Period) consisting principally of professional fees and deemed compensation expenses related to pre-acquisition share awards of $9.3 million (in the Predecessor 2013 Period) all of which are included as a component of our selling, technical, general and administrative expenses.

Successor 2014 Three-Month Period Compared to Predecessor 2013 Three-Month Period

Net Sales

Net sales of approximately $189.1 million in the Successor Quarterly Period decreased by $0.9 million, or 0.5%, compared to the Predecessor Quarterly Period. Net sales for the Successor Quarterly Period were favorably impacted by foreign currency translation of approximately $2.5 million as compared to the Predecessor Quarterly Period. Net sales of new products, which represent opportunities to enter markets adjacent to those we currently serve, was $22.4 million for the Successor Quarterly Period, compared to $18.6 million for the Predecessor Quarterly Period. Net sales decreased primarily due to decreased sales in the Graphic Solutions segment as a result of lower demand for newspaper plating products. We not only periodically introduce new products to market, but also continuously modify our existing products, often at the request of, or in collaboration with, customers.

Net sales in the Performance Materials segment in the Successor Quarterly Period increased by $1.8 million, or 1.2%, as compared to the Predecessor Quarterly Period. The increase in net sales is primarily attributable to strong demand for core industrial and film products in Europe during the Successor Quarterly Period. These increases were partially offset by a reduction in sales of offshore production control fluids as compared to the Predecessor Quarterly Period. Net sales in the Graphic Solutions segment decreased in the Successor Quarterly Period by $2.7 million, or 6.1%, as compared to the Predecessor Quarterly Period. The decrease in net sales is primarily attributable to lower demand for newspaper plating products.

By region, net sales in the Americas, Asia and Europe in the Successor Quarterly Period were $66.9 million, $52.8 million and $69.4 million, respectively. In the Predecessor Quarterly Period, net sales in the Americas, Asia and Europe were $72.6 million, $53.2 million and $64.2 million, respectively. Sales volumes, including the favorable foreign currency impact, were lower in the Americas in the Successor Quarterly Period primarily from the Graphic Solutions segment and lower offshore sales volume as previously discussed which was partially offset by an increase in European sales mainly attributable to higher demand for our core industrial and film products.

Changes in the average selling prices of the Company’s products did not have a material impact on net sales for the Successor Quarterly Period compared to the Predecessor Quarterly Period.

Cost of Sales

Cost of sales decreased $1.0 million, or 1.1%, in the Successor Quarterly Period compared to the Predecessor Quarterly Period. The decrease primarily corresponds to lower sales volume. As a percentage of net sales, cost of sales for the Successor Quarterly Period was 48.9% as compared to 49.2% in the Predecessor Quarterly Period.

Gross Profit

Gross profit increased in the Successor Quarterly Period by $0.1 million, or 0.2%, as compared to the Predecessor Quarterly Period and was favorably impacted by foreign currency translation of approximately $1.0 million as compared to the Predecessor Quarterly Period. Our gross margin was 51.1% in the Successor Quarterly Period as compared to 50.8% for the Predecessor Quarterly Period with the increase primarily due to favorable changes in product mix.

Selling, Technical, General and Administrative Expense

Selling, technical, general and administrative expense increased in the Successor Quarterly Period by $30.8 million, or 57.0%, as compared to the Predecessor Quarterly Period. The increase in selling, technical, general and administrative expense is primarily attributable to a fair value adjustment to the long-term contingent consideration liability of $10.8 million, incremental amortization expense on newly valued intangible assets associated with the MacDermid Acquisition of approximately $9.3 million and transaction costs primarily in connection with the CAS Acquisition of approximately $10.1 million in the Successor Quarterly Period. Excluding these adjustments, selling, technical, general and administrative expense as a percentage of net sales was 28.8% in the Successor Quarterly Period and 28.5% in the Predecessor Quarterly Period.

Research and Development Expense

Research and development expense was relatively consistent in both the Successor and Predecessor Quarterly Periods and was 3.1% as a percentage of net sales in both periods.

Operating Profit (Loss)

Operating profit for the Performance Materials segment in the Successor Quarterly Period decreased by $10.4 million, or 38.5%, as compared to the Predecessor Quarterly Period. The decrease in operating profit is primarily attributable to the increase in selling, technical, general and administrative expenses as described above of approximately $17.2 million associated with the MacDermid and CAS Acquisitions. Excluding these incremental expenses operating profit in the Performance Materials segment would have increased by approximately $6.8 million in the Successor Quarterly Period primarily due to increases from higher margins on electronics industry products sold in Asia and core industrial and film products sold in Europe .

Operating profit for the Graphic Solutions segment in the Successor Quarterly Period decreased by $20.5 million, or 216.4%, as compared to the Predecessor Quarterly Period. The decrease in operating profit is primarily attributable to the increase in selling, technical, general and administrative expenses as described above of approximately $15.3 million associated with the MacDermid and CAS Acquisitions. Excluding these incremental expenses operating profit in the Graphic Solutions segment would have decreased by approximately $5.2 million in the Successor Quarterly Period primarily due to the lower sales volume of newspaper plating products in the Successor Quarterly Period.

Restructuring Expense

Restructuring expense in the Successor Quarterly Period was $0.4 million and was primarily associated with severance charges related to the elimination of certain positions in both the Performance Materials and Graphic Solutions segments in the Americas. Restructuring charges in the Predecessor Quarterly Period were not material.

Interest Expense, net

Interest expense, net decreased in the Successor Quarterly Period by $5.2 million, or 40.3%, as compared to the Predecessor Quarterly Period. The decrease in interest expense is primarily attributable to lower debt balances outstanding in the Successor Quarterly Period as compared to the Predecessor Quarterly Period.

Loss on Extinguishment of Debt

In the Predecessor Quarterly Period, we recorded a loss of $18.8 million related to the refinancing of tranche B and tranche C term loans and senior subordinated notes. This amount consisted of $12.5 million of call premiums on the senior subordinated notes and $6.3 million of write-offs of deferred financing fees related to the extinguished debt.

Other (Expense) Income, net

Other expense decreased by $2.5 million in the Successor Quarterly Period as compared to the Predecessor Quarterly Period. The decrease was primarily due to a reduction of mark to market losses on foreign currency denominated debt of $2.3 million as compared to the Predecessor Quarterly Period.

Income Tax

The income tax benefit was $4.1 million for the Successor Quarterly Period compared to a tax expense of $7.8 million for the Predecessor Quarterly Period. The primary drivers of the difference between the statutory rate of 35% and the Company’s effective tax rate for the Successor and Predecessor Quarterly Periods of 158.23% and 388.75%, respectively is as follows. The tax benefit for the Successor Period was increased by ($4.2) million for a change in assertion that certain foreign earnings will no longer be repatriated to the United States and for the imposition of foreign taxes at different rates ($3.8) million. The benefit was decreased for the full tax impact of the non-deductible portion of the fair value adjustment to the long term contingent liability of $2.8 million and changes in tax reserves $1 million. The tax expense in the Predecessor Quarterly Period was increased for non-deductible expenses related to the retirement of bonds $6.6 million, changes in tax reserves $0.9 million and decreased by ($1.3) million for the imposition of foreign taxes at different rates. The tax impact of the year to date fair value adjustment to the long term contingent consideration liability was fully recorded in the interim period as reliable estimates of the full year adjustment could not be reasonably made.

Successor 2014 Six-Month Period Compared to Predecessor 2013 Six-Month Period

Net Sales

Net sales of approximately $372.9 million in the Successor 2014 Six-Month Period increased by $0.7 million, or 0.2%, compared to the Predecessor 2013 Six-Month Period. Net sales for the Successor 2014 Six-Month Period were also favorably impacted by foreign currency translation of approximately $2.3 million as compared to the Predecessor 2013 Six-Month Period. This increase was primarily attributable to an increase in net sales of the Performance Materials segment due to strong demand for industrial and film products in Europe and higher sales of electronic products in Asia. Net sales of new products, which represent opportunities to enter markets adjacent to those we currently serve, was $43.7 million for the Successor 2014 Six-Month Period, compared to $36.4 million for the Predecessor 2013 Six-Month Period.

Net sales in the Performance Materials segment in the Successor 2014 Six-Month Period increased by $6.1 million, or 2.1%, as compared to the Predecessor 2013 Six-Month Period. The increase in net sales is primarily attributable to strong demand for core industrial and film products in Europe and higher sales of electronic products in Asia during the Successor 2014 Six-Month Period. These increases were partially offset by lower sales of offshore fluids as compared to the Predecessor 2013 Six-Month Period. Net sales in the Graphic Solutions segment decreased in the Successor 2014 Six-Month Period by $5.4 million, or 6.1%, as compared to the Predecessor 2013 Six-Month Period. The decrease in net sales is primarily attributable to lower demand for newspaper plating products.

By region, net sales in the Americas, Asia and Europe in the Successor 2014 Six-Month Period were $132.6 million, $102.7 million and $137.6 million, respectively. In the Predecessor 2013 Six-Month Period, net sales in the Americas, Asia and Europe were $141.7 million, $102.1 million and $128.3 million, respectively. Sales volumes, including the favorable foreign currency impact, were lower in the Americas in the Successor 2014 Six-Month Period primarily from the Graphic Solutions segment and lower offshore sales volume which was partially offset by an increase in European sales mainly attributable to higher demand for our core industrial and film products.

Changes in the average selling prices of our products did not have a material impact on net sales for the Successor 2014 Six-Month Period compared to the Predecessor 2013 Six-Month Period.

Cost of Sales

Cost of sales increased $9.7 million, or 5.3%, in the Successor 2014 Six-Month Period compared to the Predecessor 2013 Six-Month Period. The increase is primarily due to the $12.0 million elimination of manufacturer’s profit in inventory charged to cost of sales related to the purchase accounting fair value adjustments to inventory associated with the MacDermid Acquisition in the first three months of 2014. Excluding this charge, cost of sales as a percentage of net sales for the Successor 2014 Six-Month Period was 48.3% as compared to 49.0% in the Predecessor 2013 Six-Month Period.

Gross Profit

Gross profit decreased in the Successor 2014 Six-Month Period by $8.9 million, or 4.7%, as compared to the Predecessor 2013 Six-Month Period. The decrease in gross profit is primarily attributable to the elimination of manufacturer’s profit in inventory charged to cost of sales in connection with the MacDermid Acquisition. Excluding this charge, our gross margin was 51.7% in the Successor 2014 Six-Month Period as compared to 51.0% for the Predecessor 2013 Six-Month Period with the increase primarily due to favorable changes in product mix.

Selling, Technical, General and Administrative Expense

Selling, technical, general and administrative expense increased in the Successor 2014 Six-Month Period by $48.8 million, or 44.3%, as compared to the Predecessor 2013 Six-Month Period. The increase in selling, technical, general and administrative expense is primarily attributable to a fair value adjustment to the long-term contingent consideration liability of $23.8 million and incremental amortization expense on acquired intangible assets associated with the MacDermid Acquisition of approximately $15.9 million. Additionally, we incurred transaction costs primarily in connection with the CAS Acquisition of approximately $10.1 million in the Successor 2014 Six-Month Period. Excluding these adjustments, selling, technical, general and administrative expense as a percentage of net sales was 29.2% and 29.6% in the Successor and Predecessor 2013 Six-Month Periods, respectively.

Research and Development Expense

Research and development expense increased by $0.3 million in the Successor 2014 Six-Month Period as compared to the Predecessor 2013 Six Month Period and was 3.2% as a percentage of net sales in both periods.

Operating Profit

Operating profit for the Performance Materials segment in the Successor 2014 Six-Month Period decreased by $23.0 million, or 47.5%, as compared to the Predecessor 2013 Six-Month Period. The decrease in operating profit is primarily attributable to the increase in selling, technical, general and administrative expenses as described above of approximately $33.1 million associated with the MacDermid and CAS Acquisitions. Excluding these incremental expenses operating profit in the Performance Materials segment would have increased by approximately $10.1 million in the Successor 2014 Six-Month Period primarily due to increases from higher margins on electronics industry products sold in Asia and core industrial and film products sold in Europe.

Operating profit for the Graphic Solutions segment in the Successor 2014 Six-Month Period decreased by $33.7 million, or 189.2%, as compared to the Predecessor 2013 Six-Month Period. The decrease in operating profit is primarily attributable to the increase in selling, technical, general and administrative expenses as described above of approximately $31.3 million associated with the MacDermid and CAS Acquisitions. Excluding these incremental expenses operating profit in the Graphic Solutions segment would have decreased by approximately $2.4 million in the Successor 2014 Six-Month Period primarily due to the lower sales volume of newspaper plating products in the Successor 2014 Six-Month Period.

Restructuring Expense

Restructuring expense in the Successor 2014 Six-Month Period was $0.4 million and was primarily associated with severance charges related to the elimination of certain positions in both the Performance Materials and Graphic Solutions segments in the Americas. Restructuring expense in the Predecessor 2013 Six-Month Period was approximately $1.7 million and was primarily associated with restructuring charges related to the elimination of certain positions in the Graphic Solutions segment in the Americas.

Interest Expense, net

Interest expense, net decreased in the Successor 2014 Six-Month Period by $9.1 million, or 37.3%, as compared to the Predecessor 2013 Six-Month Period. The decrease in interest expense is primarily attributable to lower debt balances outstanding in the Successor 2014 Six-Month Period as compared to the Predecessor 2013 Six-Month Period.

Loss on Extinguishment of Debt

In the Predecessor 2013 Six-Month Period, we recorded a loss of $18.8 million related to the refinancing of tranche B and tranche C term loans and senior subordinated notes. This amount consisted of $12.5 million of call premiums on the senior subordinated notes and $6.3 million of write-offs of deferred financing fees related to the extinguished debt.

Other (Expense) Income, net

Other income decreased by $1.2 million in the Successor 2014 Six-Month Period as compared to the Predecessor 2013 Six-Month Period primarily due to a reduction of mark to market gains on foreign currency denominated debt.

Income Tax

The income tax benefit was $2.0 million for the Successor 2014 Six-Month Period compared to a tax expense of $14.1 million for the Predecessor 2013 Six-Month Period. The primary drivers of the difference between the statutory rate of 35% and the Company’s effective tax rate for the Successor and Predecessor 2013 Six-Month Periods of 30.51% and 59.51%, respectively is as follows. The tax benefit for the Successor 2014 Six-Month Period increased for the imposition of foreign taxes at different rates ($4.5) million, and ($4.5) million for a change in assertion that certain foreign earnings will no longer be repatriated to the United States and decreased for the full tax impact of the non-deductible portion of the fair value adjustment for the long term contingent liability of $6.2 million and changes in reserves $1.8 million. The tax expense in the Predecessor Six-Month Period was increased for non-deductible expenses related to the retirement of bonds $6.6 million and decreased for the imposition of foreign taxes at different rates of ($2.4) million. The tax impact of the year to date fair value adjustment to the long term contingent consideration liability was fully recorded in the interim period as reliable estimates of the full year adjustment could not be reasonably made.

Results of Operations

The following table summarizes the results of operations for the Successor 2013 Period, the Predecessor 2013 Period, the Predecessor 2012 Period and the Predecessor 2011 Period:

	Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Year Ended December 31,
(dollars in thousands)	2013	2013	2012	2011
	Successor	Predecessor	Predecessor	Predecessor
Net sales	$118,239	$627,712	$731,220	$728,773
Cost of sales	82,587	304,875	376,166	388,298

Gross profit	35,652	322,837	355,054	340,475

Operating expenses:
Selling, technical, general and administrative	54,521	207,554	214,614	260,665
Non-cash charge related to preferred stock dividend rights	172,006	—	—	—
Research and development	3,995	19,898	25,051	22,966
Restructuring	762	3,636	292	896

Total Operating Expenses	231,284	231,088	239,957	284,527
Operating (loss) profit	(195,632)	91,749	115,097	55,948
Other income (expense):
Interest, net	(5,372)	(45,929)	(49,139)	(54,054)
Loss on extinguishment of debt	—	(18,788)	—	—
Other (expense) income, net	(440)	(557)	4,981	9,412

	(5,812)	(65,274)	(44,158)	(44,642)
(Loss) income before income taxes, non-controlling interest and accumulated payment-in-kind dividend on cumulative preferred shares	(201,444)	26,475	70,939	11,306
Income tax benefit (provision)	5,819	(12,961)	(24,673)	(9,953)

Net (loss) income	(195,625)	13,514	46,266	1,353
Net loss (income) attributable to the non-controlling interest	1,403	(295)	(289)	(366)

Net (loss) income attributable to Platform Specialty Products Corporation	(194,222)	13,219	45,977	987
Accrued payment-in-kind dividend on cumulative preferred shares	—	(22,454)	(44,605)	(40,847)

Net (loss) income attributable to common shares	$(194,222)	$(9,235)	$1,372	$(39,860)

Successor 2013 Period (April 23, 2013 to December 31, 2013)

Net Sales

Net sales for the Successor 2013 Period were approximately $118 million which were comprised of global sales from our Performance Materials and Graphic Solutions segments of $92.7 million and $25.6 million, respectively. We believe that net sales of products that we have identified as new products, which represent opportunities to enter markets adjacent to those we currently serve, were $11.2 million for the Successor 2013 Period. We not only periodically introduce new products to market, but also continuously modify our existing products, often at the request of, or in collaboration with, our customers. The impact of new product sales is a recurring factor to our results of operations.

For the Successor 2013 Period, net sales in the Americas were $42.7 million. In Europe and Asia, net sales were $41.0 million and $34.6 million, respectively, for the Successor 2013 Period.

Changes in our product mix and the average selling prices of products did not have a material impact on net sales for the Successor 2013 Period.

Gross Profit

For the Successor 2013 Period, gross profit was $35.7 million and gross margin was 30.2%. The largest driver of the decrease in the gross margin as compared to the Predecessor periods was a $23.9 million charge to cost of sales for the recognition of two-thirds of the inventory step up in connection with the MacDermid Acquisition. Excluding this charge, our gross margin was 50.4%. Changes in the product mix and the average selling prices of products did not have a material impact on gross profit for the Successor 2013 Period.

Non-Cash Charges related to Preferred Stock Dividend Rights

Our Series A Preferred Stock has dividend rights that were triggered upon the successful closing of the MacDermid Acquisition. Beginning in 2014, the holders of our Series A Preferred Stock are entitled to receive dividends on the Series A Preferred Stock in the form of shares of our common stock equal to 20% of the appreciation over $10.00 of the average market price for the last ten days of our calendar year. In subsequent years, the dividend amount will be calculated based on the appreciated common stock price compared to the highest average common stock price previously used in calculating the dividend, multiplied by the number of shares issued in our initial public offering plus the number of shares of our common stock issuable upon conversion of our outstanding Series A Preferred Stock. Dividends are paid for the term the Series A Preferred Stock is outstanding. The Series A Preferred Stock will be automatically converted into shares of our common stock on a one for one basis (i) in the event of a change of control of Platform following an acquisition or (ii) upon the last day of the seventh full financial year following the completion of the MacDermid Acquisition, being December 31, 2020 (extendable by our Board for three additional years). Each share of Series A Preferred Stock is convertible into one share of our common stock at the option of the holder until December 31, 2020 and has certain voting rights. We recognized a non-cash charge related to the fair value of the preferred dividend rights of $172,006 upon the completion of the MacDermid Acquisition. The fair value of the preferred dividend rights was measured based on significant inputs not observable in the market (Level 3 inputs). Key assumptions included the fair value of our common stock and an assumption of volatility. The fair value was calculated using a Monte-Carlo simulation.

Selling, Technical, General and Administrative Expense

Selling, technical, general and administrative expense was $54.5 million for the Successor 2013 Period. As a percentage of net sales, selling, technical, general and administrative expense was 46.1% for the Successor 2013 Period. Such expenses were higher than the Predecessor periods due primarily to acquisition-related charges of $15.2 million for professional fees in addition to incremental amortization expense on newly valued intangible assets.

Research and Development Expense

Research and development expense for the Successor 2013 Period was $4.0 million and was the result of additional investments made to support certain strategic projects. As a percentage of net sales, research and development expense was 3.4% for the Successor 2013 Period.

Operating Profit (Loss)

Operating losses for the Performance Materials segment and the Graphic Solutions segment for the Successor 2013 Period were approximately $(109) million and $(86.6) million, respectively. The operating losses were due to the segment allocation of adjustments recorded in connection with the MacDermid Acquisition.

Restructuring Expense

Restructuring expense for the Successor 2013 Period was $0.8 million and was comprised of several small restructuring initiatives in an effort to achieve cost savings.

Interest Expense, net

Interest expense, net for the Successor 2013 Period was $5.4 million and primarily represents interest, inclusive of amortization of deferred financing fees, on the first lien credit facility assumed in the MacDermid Acquisition of $5.5 million net of interest income.

Other (Expense) Income, net

Other expense for the Successor 2013 Period was $0.4 million due primarily to foreign exchange losses.

Income Tax (Benefit) Expense

For the Successor 2013 Period, we recorded an income tax benefit of $5.8 million. Our effective tax rate was 2.89% income tax benefit on pre-tax losses of $201.4 million. The effective tax rate was negatively impacted by the non-deductible charge related to preferred stock dividend rights of $60.2 million and non-deductible transaction costs of $4.2 million.

Predecessor 2013 Period (January 1, 2013 to October 31, 2013)

The following discussion and analysis compares (1) the operating results of the Predecessor for the period January 1, 2013 to October 31, 2013, which we refer to as the Predecessor 2013 Period, to the year ended December 31, 2012 and (2) the operating results for the years ended December 31, 2012 and 2011 to one another.

Net Sales

MacDermid’s net sales decreased in the Predecessor 2013 Period by approximately $104 million, or 14.2%, as compared to the annual 2012 period. The decrease in net sales is primarily attributable to comparing operating results for a ten month period to a period consisting of a full twelve months. MacDermid believes that net sales of products that it has identified as new products, which represent opportunities to enter markets adjacent to those it currently serves, was $65.6 million for the Predecessor 2013 Period, compared to $66.7 million for the year ended December 31, 2012. MacDermid not only periodically introduces new products to market, but also continuously modifies its existing products, often at the request of, or in collaboration with, its customers. The impact of new product sales is a recurring factor to MacDermid’s results of operations.

Net sales in the Performance Materials segment decreased by $77.7 million, or 13.9%, as compared to the annual 2012 period. The decrease in net sales is primarily attributable to comparing operating results for a ten month period to one consisting of a full twelve months. Net sales in the Graphic Solutions segment decreased by $25.8 million, or 15.0%, as compared to the annual 2012 period. The decrease in net sales is primarily attributable to comparing operating results for a ten month period to a period consisting of a full 12 months.

For the Predecessor 2013 Period, net sales in the Americas were $237 million. In Europe and Asia, net sales were $214 million and $177 million, respectively, for the Predecessor 2013 Period.

Changes in the average selling prices of MacDermid products did not have a material impact on net sales for the Predecessor 2013 Period compared to the year ended December 31, 2012.

Gross Profit

Gross profit decreased in the Predecessor 2013 Period by $32.2 million, or 9.1%, as compared to the annual 2012 period. The decrease in gross profit is primarily attributable to comparing operating results for a ten month period to a period consisting of a full twelve months. Despite lower gross profit, the gross margin of 51.4% in the Predecessor 2013 Period represented an increase of 280 basis points as compared to the year ended December 31, 2012 period gross margin of 48.6% primarily due to favorable changes in product mix.

Selling, Technical, General and Administrative Expense

Selling, technical, general and administrative expense decreased in the Predecessor 2013 Period by $7.1 million, or 3.3%, as compared to the annual 2012 period. The decrease in selling, technical, general and administrative is primarily attributable to comparing operating results for a ten month period to a period consisting of a full twelve months. As a percentage of net sales, selling, technical, general and administrative expense was 33.1% and 29.4% for the Predecessor 2013 Period and the year ended December 31, 2012, respectively. The Predecessor 2013 Period includes $16.9 million of acquisition-related costs primarily comprised of professional fees in addition to compensation expense of $9.3 million associated with recognition of legacy MacDermid Class C Junior shares representing 100% of expense for the vested shares due to the MacDermid Acquisition being sufficiently probable. Excluding these charges, selling, technical, general and administrative expense as a percentage of sales was 29.0%.

Research and Development Expense

Research and development expense decreased in the Predecessor 2013 Period by $5.2 million, or 20.6%, as compared to the annual 2012 period. The decrease in research and development expense is primarily attributable to comparing operating results for a ten month period to a period consisting of a full twelve months. As a percentage of net sales, research and development expense was 3.2% and 3.4% for the Predecessor 2013 Period and the year ended December 31, 2012, respectively. The slight decrease is due to higher investments made to support certain strategic projects for the year ended December 31, 2012 and which were non-recurring in the Predecessor 2013 Period.

Operating Profit (Loss)

Operating profit for the Performance Materials segment in the Predecessor 2013 Period decreased by $8.5 million, or 10.4%, as compared to the year ended December 31, 2012. The decrease in operating profit is primarily attributable to the allocation of approximately $13.0 million of acquisition-related costs as previously discussed in addition to comparing operating results for a ten month period to one consisting of a full twelve months. Partially offsetting these decreases are increases from higher sales of offshore industry products and higher margins on industrial products sold in the United States and electronics industry products sold in Asia.

Operating profit for the Graphic Solutions segment in the Predecessor 2013 Period decreased by $14.8 million, or 45.0%, as compared to the annual 2012 period. The decrease in operating profit is primarily attributable to the allocation of approximately $13.0 million of acquisition-related costs as previously discussed in addition to comparing operating results for a ten month period to a period consisting of a full twelve months. Partially offsetting these decreases are increases in operating profit from higher net sales in the Americas and Europe, as discussed above, and the continued market share gains related to new and higher margin products.

Restructuring Expense

Restructuring expense increased in the Predecessor 2013 Period by $3.3 million as compared to the year ended December 31, 2012. The primary driver of the increase is due to $2.2 million of restructuring charges related to the elimination of certain positions in the Graphic Solutions segment in the Americas and $0.7 million related to the elimination of certain positions in the Performance Materials segment in Europe. Actual cash cost savings to be realized depend on the timing of payments and many other factors, some of which are beyond MacDermid’s control, and could differ materially from its estimates. MacDermid anticipates recognizing the estimated cash cost savings once all payments have been finalized related to these restructuring initiatives.

Interest Expense, net

Interest expense, net decreased in the Predecessor 2013 Period by $3.2 million, or 6.5%, as compared to the annual 2012 period. The decrease in interest expense is primarily attributable to comparing operating results for a ten month period to a period consisting of a full twelve months. Partially offsetting the favorable impact due to the lower number of months of operations included in each period were higher debt balances outstanding in the Predecessor 2013 Period.

Loss on Extinguishment of Debt

In the Predecessor 2013 Period, we recorded a loss of $18.8 million related to the refinancing of tranche B and tranche C term loans and senior subordinated notes. This amount consisted of $12.5 million of call premiums on the senior subordinated notes and $6.3 million of write-offs of deferred financing fees related to the extinguished debt.

Other (Expense) Income, net

The Predecessor 2013 Period included other expense, net of $0.6 million compared to other income, net of $5.0 million for the year ended December 31, 2012. The primary components of other expense, net in the Predecessor 2013 Period were foreign currency exchange losses of $1.4 million partially offset by a remeasurement gain of $1.1 million on Euro denominated debt, due to the fluctuation of the Euro compared to the U.S. Dollar. The primary components of other income, net for the year ended December 31, 2012 were a remeasurement gain of $8.4 million on foreign currency denominated intercompany loans partially offset by a remeasurement loss of $2.7 million on Euro denominated debt and foreign exchange losses of $1.1 million.

Income Tax Expense

Income tax expense was $13.0 million in the Predecessor 2013 Period compared to $24.7 million for the year ended December 31, 2012. For the Predecessor 2013 Period and the year ended December 31, 2012, MacDermid’s effective tax rate was 49.0% and 34.8%, respectively. The effective tax rate for the Predecessor 2013 Period was increased by non-deductible transaction costs of $1.9 million and an increase in the valuation allowance for federal, state and foreign net operating losses and tax credits of $3.6 million. MacDermid is a U.S. based company with a statutory income tax rate of 35%. MacDermid operates in various foreign countries, which have tax rates that are different from the U.S. statutory tax rate. The effective tax rate for the period ended December 31, 2012 was impacted by the imposition of foreign taxes at different tax rates of ($11.6 million), an increase in uncertain tax positions of $5.7 million and an increase in the valuation allowance for federal, state and foreign net operating losses and tax credits of $6.9 million.

Predecessor 2012 Period Compared to Predecessor 2011 Period

Net Sales

Net sales of approximately $731 million for the Predecessor 2012 Period increased by $2.4 million, or 0.3%, compared to the Predecessor 2011 Period. Net sales for the Predecessor 2011 Period were negatively impacted by $18.6 million due to the increase in value of the U.S. Dollar during the Predecessor 2012 Period compared to the Predecessor 2011 Period. MacDermid believes that net sales of products that it has identified as new products, which represent opportunities to enter markets adjacent to those it currently serves, were $66.7 million for the Predecessor 2012 Period, compared to $56.0 million for the Predecessor 2011 Period. MacDermid not only periodically introduces new products to market, but also continuously modifies its existing products, often at the request of, or in collaboration with, its customers. The impact of new product sales is a recurring factor to MacDermid’s results of operations.

The Performance Materials segment had lower net sales for the Predecessor 2012 Period of $9.1 million, or 1.6%, compared to the Predecessor 2011 Period. This decrease was attributable to an increase of $17.2 million, or 25.2%, in net sales of offshore industry products due primarily to higher worldwide demand for offshore fluids, offset by a decrease of $15.3 million, or 4.5%, in net sales of industrial products due to a stronger U.S. Dollar against the Britain Pound Sterling and Euro, lower automotive sales in Brazil and Europe and a decrease of $10.9 million, or 6.8%, in net sales of electronics industry products primarily attributable to lower product sales in China during 2012. The Graphic Solutions segment had higher net sales for the Predecessor 2012 Period of $11.5 million, or 7.2%, compared to the Predecessor 2011 Period due to higher sales of new products and market share gains.

For the Predecessor 2012 Period, net sales in the Performance Materials segment increased by $14.1 million, or 8.6%, in the Americas due to higher demand for offshore industry products as discussed above. In Asia, net sales in the Performance Materials segment decreased by $12.1 million, or 6.0%, for the Predecessor 2012 Period compared to the Predecessor 2011 Period due to lower sales in Japan as economic conditions in Japan caused lower consumer demand for electronics and MacDermid’s strategic decision in 2011 to cease selling low margin products in Asia negatively impacting sales in 2012. In Europe, net sales in the Performance Materials segment decreased by $11.1 million, or 5.5%, for the Predecessor 2012 Period compared to the Predecessor 2011 Period due to a stronger U.S. Dollar which increased by 1.1% against the British Pound Sterling and 7.7% against the Euro. Excluding the impact of the stronger U.S. dollar, the Performance Materials segment in Europe experienced modest growth from the Predecessor 2011 Period to the Predecessor 2012 Period.

The Graphic Solutions segment in the Americas reported higher net sales levels for the Predecessor 2012 Period of $9.0 million, or 10.2%, compared to the Predecessor 2011 Period due to stronger customer demand for digital printing sheets and the introduction of new products. This increase primarily reflects a gain in market share as a result of customers switching to MacDermid’s LUX ® process. The Graphic Solutions segment in Europe had higher net sales for the Predecessor 2012 Period of $2.6 million, or 4.6%, compared to the Predecessor 2011 Period due to market share gains from new product sales. Changes in MacDermid’s product mix and the average selling prices of products did not have a material impact on net sales for the Predecessor 2012 Period compared to the Predecessor 2012 Period.

Gross Profit

For the Predecessor 2012 Period, gross profit increased $14.6 million, or 4.3%, compared to the Predecessor 2011 Period primarily attributable to MacDermid’s decision in 2011 to cease selling low margin products in Asia and higher sales levels of high margin products in 2012. Gross profit for the Predecessor 2011 Period was negatively impacted by $9.7 million due to the increase in value of the U.S. Dollar during the Predecessor 2012 Period compared to the Predecessor 2011 Period. As a percentage of net sales, gross profit for the Predecessor 2012 Period was 48.6%, as compared to 46.7% for the Predecessor 2011 Period. Changes in the product mix and the average selling prices of products did not have a material impact on gross profit for the Predecessor 2012 Period compared to the Predecessor 2011 Period.

Selling, Technical, General and Administrative Expense

Selling, technical, general and administration expenses decreased $46 million, or 17.7%, for the Predecessor 2012 Period compared to the 2011 Period primarily as the result of a $46.4 million impairment charge recorded in the 2011 Period. Additionally, higher selling expenses of $1.9 million in the 2012 Period resulting from higher sales was offset by lower amortization of intangibles of $1.5 million resulting from the impairment of customer related intangibles and the full amortization during the 2011 Period of a portion of customer related intangibles.

Research and Development Expense

Research and development expense for the Predecessor 2012 Period increased $2.1 million, or 9.1%, from the Predecessor 2011 Period primarily due to additional investments made to support certain strategic projects. As a percentage of net sales, research and development expense was 3.4% for the Predecessor 2012 Period, as compared to 3.2% for the Predecessor 2011 Period, due to higher salary expense.

Restructuring Expense

During the Predecessor 2012 Period, MacDermid recorded $0.3 million of restructuring expense primarily due to the elimination of certain positions in the Performance Materials segment in Europe. The actual cash cost savings to be realized depend on the timing of payments and many other factors, some of which are beyond MacDermid’s control, and could differ materially from our estimates.

During the Predecessor 2011 Period, MacDermid recorded $0.9 million of operational restructuring expense primarily due to the elimination of certain positions in the Performance Materials segment in Europe.

Interest Expense, net

Interest expense for the Predecessor 2012 Period decreased by $4.9 million, or 9.0%, compared to the Predecessor 2011 Period due to lower outstanding debt balances.

Other (Expense) Income, net

Other income, net for the Predecessor 2012 Period was $5.0 million compared to the $9.4 million of other income, net recorded during the Predecessor 2011 Period. For the Predecessor 2012 Period, MacDermid recorded a net remeasurement gain of $5.7 million on foreign currency denominated debt partially offset by foreign exchange losses of $1.1 million. For the Predecessor 2011 Period, MacDermid recorded a net remeasurement gain of $9.2 million on foreign currency denominated debt and a gain of $0.6 million on settled foreign currency hedges partially offset by foreign exchange of $0.2 million.

Income Tax Expense

Income tax expense was $24.7 million in the Predecessor 2012 Period compared to $10 million for the Predecessor 2011 Period. For the Predecessor 2012 Period, MacDermid’s effective tax rate was 34.8% compared to 88.0% for the Predecessor 2011 Period. MacDermid is a U.S. based company with a statutory income tax rate of 35%. MacDermid operates in various foreign countries, which have tax rates that are different from the U.S. statutory tax rate. The effective tax rate for the Predecessor 2012 Period was impacted by the imposition of foreign taxes at different tax rates of ($11.6 million), an increase in uncertain tax positions of $5.7 million and an increase in the valuation allowance for federal, state and foreign net operating losses and tax credits of $6.9 million. The effective tax rate for the Predecessor 2011 Period was impacted an increase in the valuation allowance for federal, state and foreign net operating losses and tax credits of $6.7 million.

Segment Reporting

The following discussion breaks down MacDermid’s net sales and operating profit by operating segment for the Predecessor 2012 Period compared to the Predecessor 2011 Period.

Performance Materials—Net sales decreased by $9.1 million, or 1.6%, for the Predecessor 2012 Period as compared to the Predecessor 2011 Period, and were negatively impacted by $14.8 million due to the increase in value of the U.S. Dollar during the Predecessor 2012 Period compared to the Predecessor 2011 Period. Our Americas operations experienced the highest net sales growth among the geographic regions in our Performance Materials segment for the Predecessor 2012 Period of $14.1 million, or 8.6%, due to an increase in our sales of offshore industry products. In Europe, our Performance Materials segment had lower sales of $11.1 million, or 5.5%, due to a stronger U.S. Dollar against the Euro and British Pound Sterling as discussed above. Our Performance Materials segment in Asia had lower sales of $12.1 million, or 6.0%, for the Predecessor 2012 Period compared to the Predecessor 2011 Period due to lower sales in China as a result of our strategic decision in 2011 to cease selling low margin products in Asia which negatively impacted sales in 2012 and the sale of our Australian and New Zealand industrial operations in 2011, which negatively impacted 2012 sales by approximately $6.8 million. Overall our sales of our offshore products increased by 25.5% from the Predecessor 2011 Period compared to the Predecessor 2012 Period within our Performance Materials segment while our sales of our industrial and electronics products decreased by 4.5% and 6.8%, respectively, from the Predecessor 2011 Period compared to the Predecessor 2012 Period within our Performance Materials segment.

Operating profit for the Performance Materials segment for the Predecessor 2012 Period increased by $51.8 million, or 170.7%, as compared to the Predecessor 2011 Period. This increase is primarily attributable to the $46.4 million of impairment charges related to a write down of certain customer list intangible assets in the Performance Materials segment in Asia recorded during the Predecessor 2011 Period and the decision in 2011 to cease selling low margin products in Asia. The Performance Materials segment operating profit was positively impacted by $2.3 million for the Predecessor 2012 Period due to the increase in value of the U.S. Dollar during the Predecessor 2012 Period compared to the Predecessor 2011 Period.

	Year Ended December 31,
	2012	2011	Change
(amounts in thousands)	Predecessor	Predecessor
Performance Materials
Net sales	$559,520	$568,578	-1.6%
Operating profit	82,101	30,331	170.7%

Graphic Solutions—Net sales increased by $11.5 million, or 7.2%, for the Predecessor 2012 Period as compared to the Predecessor 2011 Period, and were negatively impacted by $3.8 million due to the increase in value of the U.S. Dollar. The Graphic Solutions segment in the Americas reported higher net sales levels for the Predecessor 2012 Period of $9.0 million, or 10.2%, compared to the Predecessor 2011 Period due to stronger customer demand for digital printing sheets and the introduction of new products. This increase primarily reflects a gain in market share as a result of customers switching to MacDermid’s LUX ® process. The Graphic Solutions segment in Europe had higher net sales for the Predecessor 2012 Period of $2.6 million, or 4.6%, compared to the Predecessor 2011 Period due to market share gains from new product sales.

Operating profit for the Graphic Solutions segment for the Predecessor 2012 Period was $7.4 million, or 28.8%, higher than the Predecessor 2011 Period, an increase primarily due to the increase in net sales in the Graphic Solutions segment in the Americas and Europe, as discussed above, and the introduction of higher margin products in 2011 in those operations which carried into the full year of 2012. The Graphic Solutions segment operating profit for the Predecessor 2012 Period was negatively impacted by $1.1 million due to the increase in value of the U.S. Dollar during the Predecessor 2012 Period compared to the Predecessor 2011 Period.

	Year Ended December 31,
	2012	2011	Change
(amounts in thousands)	Predecessor	Predecessor
Graphic Solutions
Net sales	$171,700	$160,195	7.2%
Operating profit	32,996	25,617	28.8%

Liquidity and Capital Resources

On October 8, 2014 and November 6, 2014, we completed the October/November Private Placement, selling an aggregate of 16,060,960 and 9,404,064 shares, respectively, of our common stock at a price of $25.59 per share, pursuant to which we received net proceeds of approximately $651.5 million, after deducting fees and offering expenses.

On May 20, 2014, we completed the May Private Placement pursuant to which we issued and sold an aggregate of 15,800,000 shares of our common stock for an aggregate consideration of $300.2 million, gross of transaction costs of approximately $13.4 million.

Our primary sources of liquidity in the Successor 2014 Six-Month Period and Successor 2013 Period were cash raised from the May Private Placement, our initial public offering, a warrant exchange offer and cash generated from operations. Our primary uses of cash and cash equivalents are raw material purchases, salary expense, acquisitions, capital expenditures and debt service obligations. We believe that our cash and cash equivalent balance and cash generated from operations will be sufficient to meet our working capital needs, capital expenditures and other business requirements for at least the next twelve months. At June 30, 2014, we had $643 million in cash and cash equivalents in addition to an unused line of credit of approximately $49 million. At December 31, 2013, we had $123 million in cash and cash equivalents.

Of our $643 million of cash and cash equivalents at June 30, 2014, $68.2 million was held by our foreign subsidiaries. Of our $123 million of cash and cash equivalents at December 31, 2013, $41.5 million was held by our foreign subsidiaries. The majority of the cash held by foreign subsidiaries is generally available for the ongoing needs of our operations. The laws of certain countries may limit our ability to utilize cash resources held in those countries for operations in other countries. However, these laws are not likely to impact our liquidity in any material way. The operations of each foreign subsidiary generally fund such subsidiary’s capital requirements. In the event that other foreign operations or operations within the United States require additional cash, we may transfer cash between and among subsidiaries as needed so long as such transfers are in accordance with law. As of June 30, 2014 and December 31, 2013, we had the ability to repatriate $17.2 million and $10.3 million, respectively, of cash at our discretion from the foreign subsidiaries and branches while the remaining balances of $51.0 million and $31.2 million, respectively, were held at subsidiaries in which earnings are considered permanently reinvested. Repatriation of some of these funds could be subject to delay and could have potential tax consequences, principally with respect to withholding taxes paid in foreign jurisdictions. If cash is repatriated from jurisdictions in which earnings are considered permanently reinvested we will be required to accrue and pay U.S. income taxes on such repatriations.

Our primary sources of liquidity in the Successor 2014 Quarterly Period and Successor 2013 Period were cash raised from our initial public offering, a warrant exchange offer and cash generated from operations. Our primary uses of cash and cash equivalents are raw material purchases, salary expense, acquisitions, capital expenditures and debt service obligations. We believe that our cash and cash equivalent balance and cash generated from operations will be sufficient to meet our working capital needs, capital expenditures and other business requirements for at least the next twelve months. At March 31, 2014, we had $317 million in cash and cash equivalents in addition to an unused line of credit of approximately $46 million. At December 31, 2013, we had $123 million in cash and cash equivalents.

The following is a summary of our cash flows provided by (used in) operating, investing and financing activities during the periods indicated:

	Six Months Ended June 30,	Six Months Ended June 30,	Period from Inception (April 23, 2013) to December 31,	January 1, 2013 through October 31,	Year Ended December 31,
	2014	2013	2013	2013	2012	2011
(amounts in thousands)	Successor	Predecessor	Successor	Predecessor	Predecessor	Predecessor
Cash and cash equivalents, beginning of the period	$123,040	$143,351	$—	$143,351	$113,452	$106,740

Cash provided by operating activities	49,214	37,247	7,523	56,062	75,176	49,746
Cash provided by (used in) investing activities	240	(2,630)	(920,231)	(7,815)	(18,277)	(3,454)
Cash provided by (used in) financing activities	469,966	(133,605)	1,035,656	(104,240)	(27,232)	(37,798)
Exchange rate impact on cash and cash equivalents	300	(1,455)	92	(303)	232	(1,782)

Cash and cash equivalents, end of the period	$642,760	$42,908	$123,040	$87,055	$143,351	$113,452

Successor 2014 Six-Month Period Compared to Predecessor 2013 Six-Month Period

Operating Activities

During the Successor 2014 Six-Month Period, we generated $49.2 million in cash from operating activities primarily due to a net loss of $4.4 million offset by non-cash charge add-backs for depreciation and amortization of $38.3 million, a fair value adjustment to the long-term contingent consideration liability of $23.8 million and the elimination of the final portion of the manufacturer’s profit in inventory in connection with the MacDermid Acquisition of $12.0 million. These favorable changes were partially offset by a non-cash deferred tax benefit of $13.8 million, lower accrued expenses of $5.4 million primarily from payments of deferred compensation made during the Successor 2014 Six-Month Period in addition to higher accounts receivable of $2.0 million due to timing of sales as compared to the Predecessor 2013 Six-Month Period.

During the Predecessor 2013 Six-Month Period, we generated $37.2 million in cash from operating activities primarily due to net income of $9.6 million, non-cash charges for depreciation and amortization of $19.7 million and loss on extinguishment of debt of $18.8 million. These increases were partially offset by unfavorable changes in accounts receivable of $10.6 million mainly from slower collections and accrued expenses of $3.4 million primarily from higher interest payments made in the Predecessor 2013 Six-Month Period.

Our management uses days sales outstanding (“DSO”) to measure how efficiently we manage the billing and collection of accounts receivable. We calculate DSO by dividing the product of 360 and our accounts receivable balance by our annualized net sales. At June 30, 2014 and December 31, 2013, DSO was 68 days and 73 days, respectively.

Our management uses days in inventory (“DII”) to calculate our efficiency at realizing inventories, which is calculated by dividing the product of 360 and our inventory balance, net of reserves, by our annualized cost of sales, excluding any intercompany sales. At June 30, 2014 and December 31, 2013, DII was 78 days and 88 days (inclusive of finished goods step-up adjustment of $35.9 million and related recognition of two-thirds of the inventory step-up in the November and December 2013 of $23.9 million in connection with the MacDermid Acquisition), respectively. Our products generally have shelf lives that exceed one year.

Investing Activities

During the Successor 2014 Six-Month Period, we generated cash from investing activities of approximately $0.2 million primarily from cash received for the working capital adjustment of $8.5 million in connection with the MacDermid Acquisition partially offset by cash payments made in connection with the 401(k) exchange settlement of $2.6 million and capital expenditures of $4.6 million.

During the period from our inception (April 23, 2013) through June 30, 2013 (the “Platform Preacquisition Period”), we used cash from investing activities of approximately $359.9 million to purchase marketable securities.

During the Predecessor 2013 Six-Month Period, we used cash from investing activities of approximately $2.6 million primarily for capital expenditures.

Financing Activities

During the Successor 2014 Six-Month Period, we generated cash from financing activities of $470.0 million primarily from proceeds received from the issuance of common shares from the May Private Placement, net of transaction costs, and warrant exercises of approximately $473.6 million. These were partially offset by debt repayments of $3.8 million.

During the Platform Preacquisition Period, we generated cash from financing activities of approximately $881.2 million primarily from proceeds received from issuances of common and preferred shares.

During the Predecessor 2013 Six-Month Period, we used cash from financing activities of $133.6 million primarily for the repayment of long-term borrowings, including escrowed funds, of $730.3 million, in addition to the payment of debt financing fees of $12.6 million. We also repurchased Predecessor Series A Preferred Stock and accumulated dividends of $500.0 million. Partially offsetting these uses were proceeds received from the issuance of debt in connection with a refinancing and recapitalization of $1.11 billion. Refer to Note 8—“Debt” for further discussion pertaining to these financing activities.

Successor 2013 Period

Operating Activities

During the Successor 2013 Period, we generated $7.5 million in cash from operating activities primarily due to the favorable changes in working capital of approximately $8.1 million.

Investing Activities

During the Successor 2013 Period, we used cash from investing activities of approximately $920 million primarily for the MacDermid Acquisition.

Financing Activities

During the Successor 2013 Period, we generated cash from financing activities of $1.04 billion from proceeds received from the issuance of common and preferred shares and warrants.

Predecessor 2013 Period

Operating Activities

During the Predecessor 2013 Period, we generated cash from operating activities of $56.1 million which was primarily comprised of net income of $13.5 million, depreciation and amortization of $32.8 million, and $18.8 million related to the loss on extinguishment of debt partially offset by unfavorable changes in working capital of $13.6 million.

Investing Activities

During the Predecessor 2013 Period, we used cash from investing activities of $7.8 million primarily for the purchase of capital expenditures of $8.9 million.

Financing Activities

During the Predecessor 2013 Period, we used cash from financing activities of approximately $104 million as borrowings of $1.10 billion (net of debt discounts of $5.5 million) were used primarily to (1) pay off tranche B and tranche C terms loans of approximately $380 million, (2) pay off senior subordinated notes of approximately $355 million (inclusive of a call premium payment), (3) repurchase approximately $270 million of outstanding Series A Preferred Stock, (4) pay accumulated dividends on the Series A Preferred Stock of approximately $230 million and (5) pay $13.6 million of financing costs. Additionally, an advance of $33.3 million was sent by Platform Acquisition Holdings Limited and received by MacDermid prior to the acquisition.

Predecessor 2012 Period Compared to Predecessor 2011 Period

Operating Activities

MacDermid generated cash flows from operating activities of $75.2 million for the year ended December 31, 2012, compared to $49.7 million for the same period in 2011. The increase in cash flow provided by operations, for the year ended December 31, 2012 was primarily attributable to an increase in earnings of $44.9 million, a decrease of $46.4 million in impairment charges, a $3.5 million increase in remeasurement charges on foreign currency denominated debt, an increase of deferred income taxes of $7.6 million primarily due to a change in the deferred tax balances associated with the Euro denominated debt and the $46.4 million of impairment charges related to a write down of customer list intangible assets, a decrease in accounts receivable of $4.5 million, an increase in accounts payable of $6.8 million attributable to higher inventory levels, a $9.1 million increase in accrued expenses due to higher bonus accruals and a $5.3 million increase in income tax balances due to recording higher income taxes payable based upon earnings.

We review accounts receivable on a consolidated basis on a business-by-business level. These quarterly reviews focus primarily on the seasonality and collectability of accounts receivable. As a result of these reviews, MacDermid determined that the composition of accounts receivable did not change in any material respect during (1) the Successor 2013 Period, (2) the Predecessor 2013 Period or (3) the year ended December 31, 2012 compared to the year ended December 31, 2011. MacDermid’s management uses days sales outstanding (“DSO”) to measure how efficiently MacDermid manages the billing and collection of accounts receivable. MacDermid calculates DSO by dividing the product of 360 and its accounts receivable balance by its annualized net sales. At December 31, 2013 and December 31, 2012, DSO was 73 days and 68 days, respectively.

The primary components of MacDermid’s inventory are finished goods, raw materials and supplies and equipment. MacDermid reviews its inventories quarterly on a consolidated basis on a business-by-business level for obsolescence and excess quantities and to evaluate the appropriateness of the composition of its inventory at any given time. MacDermid’s management uses DII to calculate its efficiency at realizing inventories. MacDermid calculates DII by dividing the product of 360 and its inventory balance, net of reserves, by its annualized cost of sales, excluding any intercompany sales. At December 31, 2013 and December 31, 2012, DII was 88 days (inclusive of finished goods step-up adjustment of $35.9 million and related recognition of two-thirds of the inventory step-up in the Successor 2013 Period of $23.9 million in connection with the MacDermid Acquisition) and 73 days, respectively. Its products generally have shelf lives that exceed one year.

Investing Activities

Net cash flows used in investing activities for the year ended December 31, 2012 was $18.3 million compared to $3.5 million for the same period in 2011. The decrease of $14.8 million was primarily attributable to $13.4 million of capital expenditures and $5.0 million related to the acquisition of a company in Brazil during the year ended December 31, 2012 compared to $3.3 million of proceeds from the sale of business units, $0.3 million of proceeds from the sale of assets, capital expenditures of $8.7 million, the purchase of equity securities of $0.8 million and the redemption of a certificate of deposit of $2.5 million during the year ended December 31, 2011.

Financing Activities

Net cash flows used in financing activities for the year ended December 31, 2012 was $27.2 million compared to $37.8 million for the same period in 2011, a decrease of $10.6 million primarily due to $10.9 million in lower payments of long-term debt made during the year ended December 31, 2012 compared to the same period in 2011. The decrease in long-term debt payments was due to a $14.6 million mandatory excess cash flow payment based upon MacDermid’s 2011 operating results made during the first quarter of 2012, compared to a $24.2 million mandatory excess cash flow payment based upon MacDermid’s 2010 operating results made during the same time period in 2011. MacDermid also had a decrease in short term borrowings of $1.3 million for the year ended December 31, 2012 compared to the same period in 2011, offset by lower proceeds from capital leases of $1.1 million for the year ended December 31, 2012 compared to the same period in 2011.

Financial Borrowings

Credit Facilities

We are party to the Amended and Restated Credit Agreement consisting of (i) a $755 million first lien credit facility (which we refer to as our “first lien credit facility”) and (ii) a $50.0 million revolving credit facility (which we refer to as our “revolving credit facility”, and together with our first lien credit facility, our “credit facilities”), in each case, which amount is reflective of our borrowing capacity prior to the CAS Acquisition. In June 2013, we entered into a $360 million second lien facility that was repaid in connection with the MacDermid Acquisition. A portion of our revolving credit facility not in excess of $15.0 million is available for the issuance of letters of credit. Pursuant to the Further Amendments to the Amended and Restated Credit Agreement which became effective upon the consummation of the CAS Acquisition on November 3, 2014, (i) we borrowed New Tranche B Term Loans in an aggregate principal amount of $130 million through an increase in our existing tranche B term loan facility, (ii) our existing U.S. Dollar revolving credit facility was increased by $62.5 million to $87.5 million and (iii) our existing multicurrency revolving credit facility was increased by $62.5 million to $87.5 million. On the date of the CAS Acquisition, we borrowed $60 million under the U.S. Dollar revolving credit facility and €55 million ($69 million assuming an exchange rate of $1.26 per €1.00) under the multicurrency revolving credit facility. In addition, Euro Tranche Term Loans in an aggregate amount of €205 million (or $259 million assuming an exchange rate of $1.26 per €1.00), were borrowed by MAS Holdings and NAIP. Pursuant to the Further Amendments, MAS Holdings and NAIP were added as borrowers under the Second Amended and Restated Credit Agreement in respect of the Euro Tranche Term Loans and certain domestic and foreign subsidiaries of Platform and MacDermid, including MAS Holdings and NAIP, became guarantors under our Amended and Restated Credit Agreement, and in connection therewith, pledged certain additional collateral to secure the obligations incurred under the Euro Tranche Term Loans and/or other loans incurred under the facility.

As of June 30, 2014, we had approximately $747 million of indebtedness outstanding under our first lien credit facility and there were no borrowings under our revolving credit facility, other than stand-by letters of credit issued in the amount of $1.0 million which reduce the borrowings available under our revolving credit facility. As of December 31, 2013, we had approximately $751 million of indebtedness outstanding under our first lien credit facility and there were no borrowings under our revolving credit facility, other than stand-by letters of credit issued in the amount of $4.6 million which reduce the borrowings available under our revolving credit facility. Our credit facilities contain various covenants, including limitations on additional indebtedness, dividends and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens, transactions with affiliates, amendments to organizational documents, accounting changes, sale and leaseback transactions and dispositions. In addition, the revolving credit facility requires us to comply with a financial covenant if our borrowings under the revolving credit facilities and letter of credit obligations exceed 25% of the revolving credit commitments as of the last day of any fiscal quarter which requires us to maintain a 6.5 to 1.0 ratio of (x) consolidated indebtedness secured by a first lien minus unrestricted cash and cash equivalents of the borrowers and guarantors under the Second Amended and Restated Credit Agreement to (y) consolidated EBITDA for the four most recent fiscal quarters, subject to a right to cure. As of June 30, 2014, we were in compliance with the debt covenants contained in the new senior secured credit facilities.

In connection with the CAS Acquisition, on April 16, 2014, Platform entered into a debt commitment letter with Barclays Bank PLC for (i) $600 million of incremental first lien term loans (the “First Lien Facility”) to be incurred under our Amended and Restated Credit Agreement and (ii) second lien term loans (the “Second Lien Facility”) in an aggregate principal amount of $120 million for the purposes of financing the CAS Acquisition and the fees and expenses in connection therewith, on the terms and subject to the conditions set forth in such debt commitment letter. On July 15, 2014, Platform amended and restated the debt commitment letter entered into in connection with the CAS Acquisition pursuant to which the maximum commitment under the First Lien Facility was reduced to $405 million and the Second Lien Facility commitment was eliminated. These amendments resulted from Platform’s improved cash on hand position, primarily as a result of the May Private Placement completed on May 21, 2014. Unless agreed otherwise, the First Lien Facility will mature on June 7, 2020.

Senior Subordinated Notes

On April 12, 2007, MacDermid issued $350 million of senior subordinated notes with a fixed interest rate of 9.50% at par. The senior subordinated notes were called and retired in the Predecessor 2013 Period.

Contractual Obligations and Commitments

We own most of our major manufacturing facilities, but we do lease certain office, manufacturing factories and warehouse space and land, as well as other equipment primarily under non-cancelable operating leases.

Summarized in the table below are our obligations and commitments to make future payments in connection with debt, minimum lease payment obligations (net of minimum sublease income), interest payments and long-term contingent consideration as of December 31, 2013. This table does not reflect the Further Amendments, which became effective upon consummation of the CAS Acquisition and any further capital lease obligations in connection with the Agriphar Acquisition:

	Payment Due by Period
(amounts in thousands)	2014	2015	2016	2017	2018	2019 and Thereafter	Total
Debt obligations (including short-term debt)(1)	$7,550	$7,550	$7,550	$7,550	$7,550	$713,475	$751,225
Capital lease obligations(2)	408	342	186	71	17	—	1,024
Operating leases(3)	7,449	4,970	3,625	2,900	2,482	17,295	38,721
Interest payments(4)	29,924	29,611	29,300	28,994	28,690	40,596	187,115
Redeemable 401(k) Plan interest(5)	20,972	—	—	—	—	—	20,972
Long-term contingent consideration(6)	—	—	—	—	—	100,000	100,000

Total cash contractual obligations	$66,303	$42,473	$40,661	$39,515	$38,739	$871,366	$1,099,057

(1)	Reflects the principal payments on the credit facilities.
(2)	Excludes interest on capital lease obligations of $0.1 million at December 31, 2013.
(3)	Amounts are net of sublease income on operating leases of approximately $0.1 million in 2014 and $0.1 million in 2015.
(4)	Amounts are based on currently applicable interest rates in the case of variable interest rate debt.
(5)	Reflects payment to be made pursuant to the Exchange Agreement to the fiduciaries of the MacDermid Savings Plan.
(6)	Reflects the expected payout of 100% of the contingent purchase price relating to the MacDermid Acquisition in December 2020.

To the extent we can reliably determine when payments will occur pertaining to unrecognized tax benefit liabilities, the related amount will be included in the table above. However, due to the high degree of uncertainty regarding the timing of potential future cash flows associated with the $25.7 million of such liabilities at December 31, 2013, we are unable to make a reliable estimate of when (if at all) amounts may be paid to the respective taxing authorities.

Off-Balance Sheet Transactions

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, to finance our business. None of these arrangements has or is reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Significant Accounting Policies and Critical Estimates

Our significant accounting policies are more fully described in Note 1 to the audited consolidated financial statements. As disclosed in Note 1, the preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the reported amounts and accompanying disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and also assumptions upon which accounting estimates are based. We apply judgment based on our understanding and analysis of the relevant circumstances to reach these decisions. By their nature, these judgments are subject to an inherent degree of uncertainty. Accordingly, actual results could differ significantly from the estimates applied.

Those areas requiring the greatest degree of management judgment or deemed most critical to our financial reporting involve:

Stock-based Compensation

We expense employee stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards and forfeiture rates, if any. Compensation cost is determined using the Black-Scholes option pricing model to estimate the fair value of the awards at the grant date. An offsetting increase to stockholders’ equity is recorded equal to the amount of the compensation expense charge. The assumptions used in calculating the fair value of stock-based awards represent our best estimates and involve inherent uncertainties and the application of judgment. The amount of the compensation expense is based on the estimated fair value of the awards of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. On May 17, 2013, we issued an aggregate of 250,000 options to our non-founder directors. The expense related to this issuance is included in stock-based compensation expense in the accompanying Statement of Operations.

Revenue Recognition

We recognize revenue, including freight charged to customers, when the earnings process is complete. This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectability is probable and pricing is fixed or determinable. Shipping terms are customarily “FOB shipping point” and do not include right of inspection or acceptance provisions. Equipment sales arrangements may include right of inspection or acceptance provisions, in which case revenue is deferred until these provisions are satisfied.

Earnings per Share

Basic earnings (loss) per ordinary share excludes dilution and is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares or resulted in the issuance of ordinary shares that then shared in the earnings of the entity. Since we have only incurred losses, basic and diluted losses per share are the same. The amount of potentially dilutive securities excluded from the calculation at December 31, 2013 was 16,247,554 shares of common stock underlying 48,742,662 warrants, 2,000,000 shares of Series A Preferred Stock (convertible into shares of common stock on a one-for-one basis) and options to purchase 250,000 shares of common stock.

Fair Value Measurement

We record cash equivalents at fair value. ASC Topic 820, “ Fair Value Measurements and Disclosures”, establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and our own assumptions (unobservable inputs). The hierarchy consists of three levels:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Unobservable inputs that reflect our own assumptions about the assumptions market participants would use in pricing the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

We used Level 1 fair value hierarchy assumptions to measure the fair value of all of our cash and cash equivalents as of December 31, 2013.

Goodwill

Goodwill is tested for impairment at the reporting unit level annually, or when events or changes in circumstances indicate that goodwill might be impaired. We test goodwill for impairment at our reporting unit level in accordance with ASC 350-20 “Intangibles — Goodwill and Other”. Our reporting units are determined based upon our organizational structure in place at that date of the goodwill impairment test. Our evaluation of potential impairment of goodwill did not change for the Successor 2013 Period, the Predecessor 2013 Period or the years ended December 31, 2012 and 2011. For goodwill, a two-step impairment test is performed at the reporting unit level. In the first step of impairment testing, the fair value of each reporting unit is compared to its carrying value. The fair value of each reporting unit is determined based on the present value of discounted future cash flows. The discounted cash flows are prepared based upon cash flows at the reporting unit level for the twelve months ended preceding the date of impairment testing. The cash flows utilized in goodwill impairment testing differ from actual consolidated cash flows due to exclusion of non-recurring charges. The cash flow model utilized in the goodwill impairment test involves significant judgments related to future growth rates, discount rates and tax rates, among other considerations. If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and no further testing is performed. If the carrying value of the net assets assigned to that reporting unit exceeds the fair value of that reporting unit, then the second step of the impairment test must be performed to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of the reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recorded equal to the difference. For the Predecessor annual impairment testing related to goodwill performed on April 1, 2011, 2012 and 2013, respectively, no reporting units had lower estimated fair values than carrying values in the first step of goodwill impairment evaluation; therefore no further testing was performed and no goodwill impairment charges were recorded. Platform will perform its annual goodwill assessment on October 1. There were no other events or changes in circumstances indicated that goodwill might be impaired.

As of April 1, 2013 and 2012, we had four reporting units that have been allocated goodwill. As of April 1, 2013, no reporting units had lower estimated fair values than carrying values in the first step of the goodwill impairment evaluation; therefore no further testing was performed and no goodwill impairment charges were recorded. As of April 1, 2013, the estimated fair value of all of the reporting units substantially exceeded their carrying value. The estimated discounted cash flows utilized in our April 1, 2013 goodwill impairment testing procedures were prepared based upon the cash flows at the reporting unit level for the 12 months preceding the date of the impairment testing. The cash flows utilized in the goodwill impairment testing differ from the actual consolidated cash flows due to exclusion of non-recurring charges utilized in the cash flows.

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets (including our tradenames) are reviewed for potential impairment on an annual basis when events or circumstances indicate that these indefinite-lived intangible assets may be impaired by comparing the estimated fair value of the indefinite-lived purchased intangible assets to the carrying value. An impairment charge is recognized when the estimated fair value of an indefinite-lived intangible asset is less than the carrying value. We use the “relief from royalty” method to test trade name intangible assets for impairment. The primary assumptions in these calculations are our net sales projections, growth rates and the weighted average cost of capital (“WACC”) that we apply to determine the present value of these cash flows. The WACC we utilize is based upon comparable industry averages. We then apply a royalty rate to the projected net sales. The royalty rate is based on market royalty rates and royalties we pay to outside parties. The resulting royalty savings are reduced by income taxes resulting from the annual royalty savings at a market participant corporate income tax rate to arrive at the after-tax royalty savings associated with owning the trade names. Finally, the present value of the estimated annual after-tax royalty savings for each year is used to estimate the fair value of the trade names. Assumptions concerning net sales are impacted by global and local economic conditions in the various markets we serve as well as uncertainties related to sales growth, economic growth, future product development and cost estimates.

Long-Lived Assets Including Finite-Lived Intangible Assets

Finite-lived intangible assets such as developed technology and customer lists are amortized on a straight-line basis over their estimated useful lives, which are currently range between seven to ten years for developed technology and between eight and twenty years for customer lists. If circumstances require a long-lived asset group to be tested for possible impairment, we first determine whether the estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, based on comparable market values.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement bases and the tax bases of assets, liabilities, net operating losses and tax credit carry-forwards. A valuation allowance is required to be recognized to reduce the recorded deferred tax asset to the amount that will more likely than not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income by jurisdiction during the periods in which those temporary differences become deductible or when carry-forwards can be utilized. We consider the scheduled reversal of deferred tax liabilities, projected future taxable and tax planning strategies in this assessment. If these estimates and related assumptions change in the future, we may be required to record additional valuation allowances against our deferred tax assets resulting in additional income tax expense. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences and loss carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in evaluating its uncertain tax positions and determining its provision for income taxes. The first step in evaluating the tax position for recognition is to determine the amount of evidence that supports a favorable conclusion for the tax position upon audit. In order to recognize the tax position, we must determine whether it is more likely than not that the position is sustainable. The final requirement is to measure the tax benefit as the largest amount that has a more than 50% chance of being realized upon final settlement.

We accrue for non-income tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

Employee Benefits and Pension Obligations

Amounts recognized in our audited consolidated financial statements related to pension and other postretirement benefits are determined from actuarial valuations. Inherent in such valuations are assumptions including expected return on plan assets, discount rates at which the liabilities could be settled, rates of increase in future compensation levels, mortality rates. These assumptions are updated annually and are disclosed in Note 7 to our audited consolidated financial statements. In accordance with GAAP, actual results that differ from the assumptions are accumulated in other comprehensive income and amortized over future periods and, therefore, affect expense recognized.

We consider a number of factors in determining and selecting assumptions for the overall expected long-term rate of return on plan assets. We consider the historical long-term return experience of our assets, the current and expected allocation of our plan assets, and expected long-term rates of return. We derive these expected long-term rates of return with the assistance of our investment advisors. We base our expected allocation of plan assets on a diversified portfolio consisting of domestic and international equity securities, fixed income, real estate and alternative asset classes. The measurement date used to determine pension and other postretirement benefits is December 31, at which time the minimum contribution level for the following year is determined.

With respect to U.S. plans, our investment policies incorporate an asset allocation strategy that emphasizes the long-term growth of capital and acceptable asset volatility as long as it is consistent with the volatility of the relevant market indexes. The investment policies attempt to achieve a mix of approximately 75% of plan investments for long-term growth and 25% for near-term benefit payments. We believe this strategy is consistent with the long-term nature of plan liabilities and ultimate cash needs of the plans. Plan assets consist primarily of corporate bond mutual funds, limited partnership interests, listed stocks and cash. The corporate bond mutual funds held by the pension plan include primarily corporate bonds from companies from diversified industries located in the U.S. The listed stocks are investments in large-cap and mid-cap companies located in the U.S. The assets from the limited partnership investments primarily include listed stocks located in the U.S. The weighted average asset allocation of the MacDermid, Incorporated Employees’ Pension Plan (the “Pension Plan”) was 22% equity securities and managed equity funds, 65% limited partnership interests, 9% bond mutual fund holdings and 4% cash at December 31, 2013. Return on asset (“ROA”) assumptions are determined annually based on a review of the asset mix as well as individual ROA performances, benchmarked against indexes such as the S&P 500 Index and the Russell 2000 Index. In determining an assumed rate of return on plan assets, we consider past performance and economic forecasts for the types of investments held by the Pension Plan. The asset allocation strategy and ROA assumptions for the non-U.S. plans are determined based on similar set of criteria adapted for local investments, inflation rates and in certain cases specific government requirements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may, under Section 7(a)(2)(B) of the Securities Act, delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. We may take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of this extended transition period. We may elect to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act, upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ ASU”) No.2013-02 , “ Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income ,” which adds additional disclosure requirements for items reclassified out of accumulated other comprehensive income. We adopted the amendments in this ASU effective January 1, 2013, and the initial adoption of the amendments in this ASU concerns presentation and disclosure only and did not have a significant impact on our audited consolidated financial statements.

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity ,” which resolves diversity in practice regarding the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investments in a foreign entity. In addition, the standard resolves diversity in practice for the treatment of business combinations achieved in stages involving a foreign entity. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2013. The adoption of this new ASU did not have a material impact on our consolidated financial position, results of operations or cash flows in the Successor 2014 Six-Month Period.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” which requires standard presentation of an unrecognized tax benefit when a carryforward related to net operating losses or tax credits exist. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2013, with early adoption permitted. We adopted this new ASU in the period ended October 31, 2013. The adoption of this ASU did not have a material impact on our audited consolidated financial statements.

In July 2013, the FASB also issued ASU No. 2013-10, “Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes, (a Consensus of the FASB Emerging Issues Task Force),” which permits the use of the Fed Funds Effective Swap Rate (OIS) as an acceptable benchmark interest rate for hedge accounting purposes in addition to U.S. Treasury rates and the LIBOR swap rate. This ASU was effective upon issuance and should be applied prospectively for qualifying new or redesignated hedging relationships entered into. We do not anticipate the adoption of this new ASU to have a material impact on our audited consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which (1) removes inconsistencies and weaknesses in revenue requirements, (2) provides a more robust framework for addressing revenue issues, (3) improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets, (4) provides more useful information to users of financial statements through improved disclosure requirements and (5) simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2016. We are in the process of evaluating the impact of this new ASU.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation — Stock Compensation (Topic 718 ).” The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. As indicated in the definition of vest, the stated vesting period (which includes the period in which the performance target could be achieved) may differ from the requisite service period. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2015. The Company is in the process of evaluating the impact of this new ASU.

CAS MANAGEMENT’S DISCUSSION OF OPERATIONS AND CASH FLOWS

The following discussion is intended to provide a high-level discussion of the major elements of the combined income statement and unaudited statements of cash flows of CAS. Platform did not own CAS for any of the periods discussed below and CAS’ results described below may not be indicative of CAS’ results for future periods. This section should be read in conjunction with CAS’ audited combined financial statements and footnotes for the years ended December 31, 2013 and 2012 and the unaudited combined financial statement and footnotes for the six months ended June 30, 2014 and 2013 (collectively, the “CAS Financial Statements”), included in this prospectus and “Unaudited Pro Forma Financial Information” included in this prospectus.

Statements in the following discussion may include forward-looking statements. These forward-looking statements involve risks and uncertainties. See “Information Regarding Forward-Looking Statements” for additional discussion of these factors and risks.

Overview

Established over 50 years ago, CAS is a leading niche provider of seed treatment and agrochemical products for a wide variety of crop protection applications in numerous geographies. CAS focuses on specific target applications and offers a variety of proven plant health and pest control products to growers. CAS’ business is comprised of seven major product lines: seed treatments; insecticides; miticides; herbicides; fungicides; plant growth regulators; and adjuvants.

CAS’ products are developed for use on high-value target crops such as tree and vine fruits, ornamentals and nuts and for commodity row crops such as soybeans, oilseed rape and corn. CAS’ dedicated sales force works with growers and distributors to promote the use of CAS’ products throughout a crop’s growth cycle and to address selective regional, climate and growth opportunities. Historically, CAS has expanded its presence in worldwide targeted markets by developing or acquiring crop protection products and obtaining registrations for new products, new uses for existing products and use of existing products in new countries.

CAS works closely with customers, distributors, and individual growers as part of an on-the-ground coordinated effort. CAS develops products in response to ongoing customer demands, drawing upon existing technologies and tailoring them to match immediate needs. For example, a grower’s crops may require varying levels of treatment depending on weather conditions and the degree or type of infestation. CAS’ research and technology is therefore geared towards responding to threats to crops around the world under a variety of conditions.

Product registration is a significant competitive advantage, particularly in developed countries and CAS’ experience with registering products provides a valuable advantage in this regard. Registration of products is a complex process in which CAS has developed proficiency over time.

Results of Operations

	For the six months ended June 30 (Unaudited)		For the year ended December 31
	2014	2013	2013	2012
	(In thousands)
Net sales	$240.1	$222.2	$449.3	$410.1

Costs and expenses:
Cost of goods sold, excluding depreciation	138.9	136.1	275.1	252.9
Selling, general and administrative expenses	40.7	30.9	65.0	63.7
Depreciation and amortization	6.5	7.3	14.4	15.1
Research and development	4.8	5.8	13.2	13.4
Facility closures, severance and related (benefit) costs	—	(0.2)	(0.3)	2.7
Equity (income) loss	0.1	1.2	(1.0)	2.6

Operating income	49.1	41.1	82.9	59.7

Interest expense	(0.1)	(0.1)	(0.2)	(0.4)
Other income (expense), net	3.5	(0.1)	(6.6)	(3.2)

Earnings before income taxes	52.5	40.9	76.1	56.1
Income tax expense	(18.6)	(12.5)	(29.2)	(17.7)

Net earnings	$33.9	$28.4	$46.9	$38.4

The following data should be read in conjunction with the CAS Financial Statements.

Year ended December 31, 2013 compared with year ended December 31, 2012

Revenues

Net sales increased by 9.6% from $410.1 million in 2012 to $449.3 million in 2013 primarily as a result of improved sales volume in both North America and Latin America for miticide and seed treatment products coupled with the introduction of new products and higher selling prices. The increase reflected $34 million in higher sales volume and $18 million in higher selling prices partially offset by $12 million of unfavorable foreign currency translation, primarily related to Latin America.

Cost of Goods Sold, Excluding Depreciation

Cost of goods sold, excluding depreciation, increased from $252.9 million or 61.7% of net sales to $275.1 million or 61.2% of net sales due primarily to improved product mix along with sales volume growth.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses grew by 2% from $63.7 million to $65 million year over year primarily as a result of increases in advertising and selling expenses partially offset by the execution and completion of cost cutting restructuring plans related to corporate overhead costs.

Depreciation and Amortization

Depreciation and amortization expense was comparable year over year.

Research & Development

Research and development costs for the year ended December 31, 2013 were in line with those for the year ended December 31, 2012.

Facility Closures, Severance and Related (Benefit) Costs

Facility closures, severance and related benefits of $0.3 million in 2013 related to the true-up of estimated accruals from the 2012 restructuring charges allocated to CAS from Chemtura.

For 2012, facility closures, severance and related costs of $2.7 million consisted of costs for improvement of the operating effectiveness of certain global corporate functions.

Equity (Income) Loss

The change in equity (income) loss between 2012 and 2013 from a $2.6 million loss to $1 million of income relates primarily to the gain on the sale of product lines in CAS’ ISEM joint venture (the “ISEM Joint Venture”).

Interest Expense

The decrease in interest expense from 2012 to 2013 from $0.4 million to $0.2 million related to a decrease in the average borrowings and related interest rate on a line of credit in India.

Other Income (Expense), net

The increase in other expense from $3.2 million to $6.6 million relates primarily to foreign exchange movements.

Income Tax Expense

The effective income tax rate increased from 31.6% to 38.4% from 2012 to 2013 due primarily to an increased level of income subject to overseas taxes as well as some changes in overseas statutory rates.

Six Months ended June 30, 2014 compared to Six Months ended June 30, 2013

Revenues

Net sales increased 8.1% from $222.2 million in the six months ending June 30, 2013 to $240.1 million in the first six months of 2014 primarily as a result of strength in North America (acaricides due to low inventory levels in the distribution channel and increased mite pressures) and in Latin America (soybean market).

Cost of Goods Sold, Excluding Depreciation

Cost of goods, excluding depreciation, sold increased from $136.1 million in the six months ending June 30, 2013 to $138.9 million in the first six months of 2014 due primarily to higher sales volumes offset by significantly improved manufacturing variances in 2014 on higher production volumes.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $9.8 million in the six months ending June 30, 2014, primarily due to an increase in allowances for doubtful accounts and legal expenses.

Depreciation and Amortization

Depreciation and amortization expenses decreased by $0.8 million dollars between the first six months of 2014 compared to the six months ending June 30, 2013 due to a number of intangible assets being fully amortized.

Research & Development

Research and development costs decreased by $1.0 million in the first six months of 2014, primarily due to lower third party study expense.

Facility Closures, Severance and Related (Benefit) Costs

The benefit for the six months ended June 30, 2013 related to the true-up of estimated accruals from the 2012 restructuring charges allocated to CAS from Chemtura.

Equity (Income) Loss

Equity loss narrowed from $1.2 million for the six months ended June 30, 2013 to $0.1 million for the first six months of 2014 due to winding down the ISEM Joint Venture. Administrative activity ceased during 2014 and final distributions to shareholders occurred in August, 2014.

Interest Expense

Interest expense was comparable for the six months ended June 30, 2014 and 2013.

Other Income (Expense), net

Other income increased to $3.5 million for the six months ended June 30, 2014 from an expense of $0.1 million for the six months ended June 30, 2013 primarily due to changes in foreign exchange rates.

Income Tax Expense

For the six months ended June 30, 2014 and 2013, CAS reported an income tax expense of $18.6 million and $12.5 million, respectively. The tax expense reported for the six months ended June 30, 2014 and 2013 is related to taxable income of certain of CAS’ international and domestic subsidiaries.

Cash Flows

The following table summarizes CAS’ primary sources and uses of cash for the periods indicated:

	For the six months ended June 30 (Unaudited)		For the year ended December 31
	2014	2013	2013	2012
	(In thousands)
Net cash (used in) provided by operating activities	$(21,716)	$5,633	$52,907	$63,170
Net cash (used in) provided by investing activities	(3,348)	6,676	12,783	(12,147)
Net cash provided by (used in) financing activities	26,358	(10,954)	(64,371)	(50,049)

Net cash used by operating activities for the six months ended June 30, 2014 was $21.7 million, and the net cash flow provided by operating activities for the six months ended June 30, 2013 was $5.6 million. The change in cash flows between periods was primarily due to increases in accounts receivable and inventories in support of the growth of the business and lower inflows from accounts payable.

Net cash provided by operating activities decreased from $63.2 million to $52.9 million from 2012 to 2013 primarily due to increases in accounts receivable and decreases in accrued expenses partially offset by an increase in accounts payable, a decrease in inventories and higher net earnings.

Investing Activities

Net cash used by investing activities for the six months ended June 30, 2014 was $3.3 million compared to cash provided by investing activities of $6.7 million in the same period in 2013. 2013 included $10.7 million from the sale of product lines in CAS’ ISEM Joint Venture.

Net cash provided or used by investing activities for 2013 as compared to 2012 was primarily affected by the investments in, dividends from and loans provided to and repayment of loans from, unconsolidated entities.

Substantially all such investments were dissolved or otherwise divested during 2014. Capital expenditures for both property plant and equipment and for crop registration expenses were comparable in 2013 and 2012.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2014 was $26.4 million compared to $10.9 million used in the same period of 2013. The cash in 2014 was provided by CAS’ parent in order to fund the cash used in operating and investing activities.

Net cash used in financing activities increased approximately $14.4 million in 2013 compared to 2012 due primarily to additional cash generated by the combined investing and operating activities being provided to Chemtura.

Significant Accounting Policies and Critical Estimates

CAS’ significant accounting policies, which are the basis of this following presentation, are more fully described in Note 1 to the CAS Financial Statements. As disclosed in Note 1, the preparation of financial statements in conformity with GAAP requires CAS management to make estimates and assumptions that impact the reported amounts and accompanying disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and also assumptions upon which accounting estimates are based. CAS management applies judgment based on their understanding and analysis of the relevant circumstances to reach these decisions. By their nature, these judgments are subject to an inherent degree of uncertainty. Accordingly, actual results could differ significantly from the estimates applied.

Those areas requiring the greatest degree of management judgment or deemed most critical to financial reporting involve:

Revenue Recognition

Substantially, all of CAS’ revenues are derived from the sale of products, net of reductions for sales discounts and volume discounts. Revenue is recognized when risk of loss and title to the product is transferred to the customer. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with the collected taxes recorded as current liabilities until remitted to the respective governmental authorities. CAS’ products are sold subject to various shipping terms included on its sales invoices and order confirmation documents.

Stock-Based Compensation

Compensation expense includes grants under Chemtura’s stock based compensation plans to employees of CAS. Chemtura recognizes compensation expense for stock-based awards issued over the requisite service period for each separately vesting tranche, as if multiple awards were granted. Stock-based compensation expense is measured at the date of grant, based on the fair value of the award.

Operating Costs and Expenses

Cost of goods sold (“COGS”) includes all costs incurred in manufacturing goods, including raw materials, direct manufacturing costs and manufacturing overhead. COGS also includes warehousing, distribution, engineering, purchasing, customer service, environmental, health and safety functions, and shipping and handling costs for outbound product shipments. SG&A expenses include costs and expenses related to the following functions and activities: selling, advertising, marketing, legal, provision for doubtful accounts, business related and corporate facilities and administration. SG&A expenses also include accounting, information technology, finance and human resources, excluding direct support in manufacturing operations, which is included as COGS. Research and development (“R&D”) expenses include basic and applied research and development activities of a technical and non-routine nature. R&D costs are expensed as incurred. COGS, SG&A and R&D expenses exclude depreciation and amortization expenses which are presented on a separate line in the accompanying combined statements of income.

Income Taxes

CAS does not file separate U.S. federal tax returns, but rather is included as part of the various U.S. returns filed by Chemtura or its subsidiaries. For the purpose of the CAS Financial Statements, the CAS tax provision was computed as if it were a separate company using the tax rates in effect at the time. Chemtura manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carry forwards, are not necessarily reflective of what CAS would have followed as a standalone entity.

Accrued federal, state and foreign income tax balances are treated as fully settled with Chemtura immediately. Therefore, they are included in net parent investment in the accompanying combined balance sheets.

CAS accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to its taxable income in the years in which these temporary differences are expected to be recovered or settled.

CAS recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, considering the technical merits of the position based on specific tax regulations and the facts of each matter, that the position will be sustained upon examination. CAS accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

In establishing the appropriate income tax valuation allowances, CAS assesses its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized. The tax benefit or valuation allowance relating to net operating losses is recognized and is evaluated on a stand-alone basis.

Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be indefinitely reinvested.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for doubtful accounts. The allowance for doubtful accounts reflects a reserve representing Chemtura’s estimate of the amounts that may not be collectible. Chemtura considers many factors in estimating CAS’ reserves, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, Chemtura may adjust its assumptions for anticipated changes in any of these or other factors expected to affect collection. Accounts receivable, net also includes a reserve for sales returns based on historical return rates.

In addition, CAS accrues the estimated cost of customer rebates as a reduction of sales. Customer rebates are primarily based on customers achieving defined sales targets over a specified period of time. CAS estimates the cost of these rebates based on the likelihood of the rebate being achieved and recognizes the cost as a deduction from sales when such sales are recognized. Rebate programs are monitored on a regular basis and adjusted as required. Customer rebates outside of the United States in 2013 and 2012 are included as a reduction to accounts receivable on CAS’ combined balance sheets as they are typically settled as credits. Customer rebates in the United States in 2013 and 2012 are included in accrued expenses on CAS’ combined balance sheets as they are typically settled in cash.

Inventory Valuation

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Adjustments to net realizable value for excess and obsolete inventory are estimated and recorded based on a variety of factors, including the age of the inventory, product and regulatory changes, and estimated future demand.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, and are depreciated over their estimated economic useful lives. Depreciation expense is computed on the straight-line method using the following ranges of asset lives: land improvements — 3 to 20 years; buildings and improvements — 2 to 40 years; machinery and equipment — 2 to 25 years; information systems and equipment — 2 to 10 years; motor vehicles — 5 to 9 years; and furniture, fixtures and other — 1 to 10 years.

Renewals and improvements that significantly extend the useful lives of the assets are capitalized. Capitalized leased assets and leasehold improvements are depreciated over the shorter of their useful lives or the remaining lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Patents, crop re-registration costs, trademarks, production rights and other intangibles assets are being amortized principally on a straight-line basis over their estimated useful lives using the following ranges: patents — 5 to 20 years; crop re-registration costs — 15 years in the United States and 10 years in Europe; trademarks — 6 to 40 years; production rights — 10 years; and other intangibles — 5 to 20 years.

Recoverability of Long-Lived Assets

CAS evaluates the recoverability of the carrying value of certain long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, CAS assesses whether the projected undiscounted cash flows of its long-lived assets are sufficient to recover the existing unamortized cost of its long-lived assets. If the undiscounted projected cash flows are not sufficient, CAS calculates the impairment amount by discounting the projected cash flows using its weighted-average cost of capital. The amount of the impairment is written off against earnings in the period in which the impairment is determined.

Pension Benefits

CAS’ U.S. employees participate in the defined contribution pension plans as administered and sponsored by Chemtura. Pension expense related to these defined contribution plans for CAS is reflected in net earnings on CAS’ combined statements of income.

Environmental Liabilities

Each quarter, CAS evaluates and reviews its estimates for future remediation, operation and management costs directly related to environmental remediation to determine appropriate environmental reserve amounts. For each site where remediation is probable and the cost is reasonably estimable, CAS determines the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by CAS and the anticipated time frame over which payments to implement the remediation plan will occur. At sites where CAS expects to incur ongoing operations and maintenance expenditures, those costs which are probable and reasonably estimable are accrued on an undiscounted basis, for a period of generally 10 years.

Litigation and Contingencies

In accordance with guidance in ASC Topic 450, Contingencies , CAS records amounts representing its estimated liability for claims, litigation and guarantees. As information about current or future litigation or other contingencies becomes available, management assesses whether such information warrants the recording of additional expenses relating to those contingencies. CAS records such amounts when it is probable that a liability has been incurred and the amount can be reasonably estimated.

ARYSTA MANAGEMENT’S DISCUSSION OF OPERATIONS AND CASH FLOWS

The following discussion is intended to provide a high-level discussion of Arysta’s financial condition and results of operations during each of the fiscal years ended December 31, 2013 and 2012 and the six-month periods ended June 30, 2014 and 2013. These results may not be indicative of the results that Arysta would expect to recognize as a consolidated company. This discussion should be read in conjunction with Arysta’s consolidated historical financial statements for the six-month periods ended June 30, 2014 and 2013 and the fiscal years ended December 31, 2013 and 2012, and the section titled “Unaudited Pro Forma Information,” included elsewhere in this prospectus.

Statements in the following discussion may include forward-looking statements. These forward-looking statements involve risks and uncertainties. See “Information Regarding Forward-Looking Statements” for additional discussion of these factors and risks.

Overview

Arysta is a leading global provider of crop solutions, with expertise in agrochemical and biological products. Arysta has a solutions-oriented business model that focuses on product innovation to address grower needs. Arysta’s solutions are delivered on a local basis, utilizing globally managed patented and proprietary off-patent agrochemical AIs and biological solutions, or biosolutions, complemented by a broad portfolio of regionally managed off-patent agrochemical offerings. Biosolutions includes biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Arysta employs a targeted market strategy aimed at specific regions and crops where it is believed that its market position, product portfolio and capabilities enable Arysta to achieve sustainable high growth and a strong leadership position. Arysta’s product portfolio consists of a distinctive suite of both agrochemical and biosolutions products. Arysta’s products serve a broad and diverse geographic mix, focusing on high-growth regions such as Latin America, Africa, the Middle East, Central and Eastern Europe, China and South Asia, which collectively accounted for 68.6% of Arysta’s sales in 2013. As of June 30, 2014, Arysta’s extensive product portfolio included over 200 agrochemical AIs, and over 3,600 registrations worldwide. Arysta obtained 155 new product registrations in 2013. Arysta does not conduct any basic research for the discovery of new agrochemical AIs (which involves significant cost and risk); rather, Arysta selectively acquires or licenses the rights to AIs. Arysta sources AIs from over 800 suppliers and utilizes a balanced mix of “toll production,” which typically involved the formulation, packaging, or repackaging of one or more products by a supplier, and in-house formulation capabilities. Arysta operates in over 100 countries and has 13 formulation facilities strategically located in Latin America, Europe, Asia and Africa. In general, Arysta does not engage in direct agrochemical AI manufacturing.

Basis of Financial Presentation

Arysta’s consolidated statements for the years ended December 31, 2012 and 2013 are the first that Arysta has prepared in accordance with IFRS as issued by the IASB. Historically, Arysta’s operations and business were primarily conducted through Arysta Corporation. Prior to 2013, when Arysta completed an internal reorganization of its legal entity structure, Arysta was a holding company.

Other than Arysta’s IFRS consolidated financial statements, for periods up to and including the year ended December 31, 2012, Arysta has only prepared unconsolidated financial statements in accordance with Irish GAAP, and Arysta Corporation has only prepared consolidated financial statements in accordance with JGAAP. Arysta prepared consolidated financial statements under JGAAP for the year ended December 31, 2013. A reconciliation from JGAAP to IFRS is presented in Note 25 to Arysta’s audited consolidated financial statements.

Fiscal Year ended December 31, 2013 Compared to Fiscal Year ended December 31, 2012

Results of Operations

Below is a discussion of Arysta’s results of operations for the years ended December 31, 2012 and 2013:

	Years ended December 31,
	2012	2013	Change	%
	(U.S. dollars in thousands)
Continuing operations
Sales	$1,468,075	$1,508,925	$40,850	2.8%
Cost of goods sold	(954,336)	(979,335)	(24,999)	2.6%
Gross profit	513,739	529,590	15,851	3.1%
Selling, general and administrative	(345,439)	(347,759)	(2,320)	0.7%
Other operating income(1)	6,592	5,732	(860)	(13.0)%
Other operating expense	(6,409)	(49,979)	(43,570)	679.8%
Operating income	168,483	137,584	(30,899)	(18.3)%
Interest income	24,983	24,293	(690)	(2.8)%
Other financial income	631	9,071	8,440	1,337.6%
Financial income	25,614	33,364	7,750	30.3%
Interest expense	(135,689)	(134,595)	1,094	(0.8)%
Other financial expense	(92,340)	(70,091)	22,249	(24.1)%
Financial expense	(228,029)	(204,686)	23,343	(10.2)%
Income (loss) before tax from continuing operations	(33,932)	(33,738)	194	(0.6)%
Income tax benefit (expense)	(45,078)	(47,593)	(2,515)	5.6%
Income (loss) after tax from continuing operations	(79,010)	(81,331)	(2,321)	2.9%

(1)	Other operating income consists of Arysta’s proportionate share of earnings from equity investments in which Arysta has significant influence but not ultimate control, gains on the disposal of fixed assets and other items of income, both recurring and non-recurring. For the year ended December 31, 2012, other operating income included an impairment reversal of $5.1 million, earnings on equity method investments of $0.6 million, gains on disposal of fixed assets of $0.6 million and other items in the amount of $0.2 million. In 2013, other operating income included earnings on equity method investments of $0.8 million, gains on disposal of fixed assets of $0.3 million and other items in the amount of $4.7 million.

Sales

For the year ended December 31, 2013, Arysta’s consolidated sales increased by $40.9 million, or 2.8%, to $1,508.9 million from $1,468.1 million in 2012. The increase in sales was primarily due to an increase in the volume and price of products sold, partially offset by less favorable exchange rates. Increases in both sales of acephate-based products in Latin America and in sales of Arysta’s fluoxastrobin-based products in North America were partially offset by reduced sales of Arysta’s insecticide products in Japan, Central and Eastern Europe. Broad increases in demand in kasugamycin and atonik products were the key drivers in Arysta’s Biosolutions products, in addition to favorable weather-related and less favorable exchange rates. Offsetting these impacts was a reduction in sales of Regional products in Arysta’s North America segment as a result of Arysta’s deliberate strategy to shift sales to higher margin GVAP products.

Costs of Sales and Gross Profit

For the year ended December 31, 2013, Arysta’s consolidated gross profit increased by $15.9 million, or 3.1%, to $529.6 million from $513.7 million in 2012. As a percentage of total sales, Arysta’s gross margin was 35.0% and 35.1% for the year ended December 31, 2012 and December 31, 2013, respectively. The increase in gross margin for the years ended December 31, 2013 was mainly due to an increase in the volume and price of products sold as a result of increased demand, largely offset by an increase in the prices of raw materials and productions costs, as well as less favorable exchange rates. Acephate and flucarbazone-based products led increases in gross profit in Arysta’s GVAP products, offset by decreases in amicarbazone and captan products. Increases in gross profit in biozyme, atonik and Arysta’s biocontrol products drove increases in Biosolutions products.

Selling, General and Administrative Expenses

For the year ended December 31, 2013, Arysta’s consolidated SG&A expenses increased by $2.3 million, or 0.7%, to $347.8 million from $345.4 million in the prior year. SG&A increases included expenses to support business growth, including increases in employment-related expenses, travel, advertising and promotion and various other items including information technology and facility related expenses. Increases were primarily in Latin America and Africa, Middle East and Western Europe where Arysta invested in distributor education and relationship programs, additional formulations, infrastructure and investments in new markets. SG&A expenses also increased due to additional professional fees largely as a result of costs incurred in connection with Arysta’s debt refinancing.

These increases were partially offset by a reduction in depreciation and amortization driven largely by an extension of the useful life of certain product research and development intangibles in Europe, Africa and the Middle East. SG&A was also positively impacted by movements in foreign exchange rates. Arysta’s SG&A expenses are generally denominated in the local currency where the activity occurs. Arysta’s growth in SG&A expenses were partially offset by the strengthening of the U.S. dollar when compared with the Brazilian Real, Mexican Peso and Japanese Yen. The strong Euro, when compared with the U.S. dollar, partially offset this trend.

Other Operating Income

For the year ended December 31, 2013, other operating income decreased by $0.9 million, or 13.0%, to $5.7 million from $6.6 million in 2012. The decrease in other operating income was due to reduced gains on the disposal of fixed assets and a 2012 impairment reversal not repeated in 2013. These decreases were offset, in part, by an increase in Arysta’s proportionate share of earnings from equity investments where Arysta has significant influence but not ultimate control and other non-recurring benefits.

Other Operating Expense

For the year ended December 31, 2013, other operating expense increased by $43.6 million to $50.0 million from $6.4 million in 2012. In 2013, Arysta recorded an impairment charge of $49.1 million, consisting primarily of a $47.8 million impairment of product registration rights.

The impairments recorded are impacted by Arysta’s initial adoption of IFRS. Arysta elected certain exemptions for business combinations resulting in most of Arysta’s goodwill and intangible assets being denominated in Japanese Yen. As Arysta’s cash inflows are denominated in the local currencies, primarily the Brazilian Real, the U.S. dollar, Euro and Japanese Yen. Arysta’s impairment tests are impacted by and sensitive to exchange rate movements between the local currencies and the Japanese Yen.

Consolidated Operating Income

For the year ended December 31, 2013, consolidated operating income decreased by $30.9 million to $137.6 million from $168.5 million in 2012. Excluding the impact in 2013 of the $47.8 million impairment of certain product registration rights and the $5.1 million impairment reversal in 2012, operating income increased by $22.0 million due primarily to a $15.9 million increase in gross profit, offset by a $2.3 million increase in selling, general and administrative costs.

Financial Income

For the year ended December 31, 2013, interest income decreased by $0.7 million to $24.3 million from $25.0 million in 2012. The decrease in interest income was due primarily to the impact of a stronger U.S. dollar on U.S. dollar linked invoices in Brazil.

Other financial income increased by $8.4 million to $9.1 million in 2013 from $0.6 million in 2012. The increase in financial income was due primarily to non-recurring benefit resulting from the settlement of disputed tax assessments in Brazil for less than the expected amount.

Financial Expense

For the year ended December 31, 2013, interest expense decreased by $1.1 million to $134.6 million from $135.7 million in 2012. The decrease in interest expense was due to interest rates on the refinancing executed in May 2013, offset by increased borrowings.

For the year ended December 31, 2013, other finance expense decreased by $22.2 million to $70.1 million from $92.3 million in 2012. The decrease in other financial expense was due primarily to reduced losses on hedging instruments as a greater proportion of Arysta’s hedging instruments were designated as cash flow hedges requiring unrealized losses to be recorded in other comprehensive income as opposed to the income statement.

Provision for Income Taxes

Despite losses from continuing operations, Arysta recorded an income tax expense of $47.6 million in 2013 and $45.1 million in 2012. Arysta’s consolidated net loss included amortization of intangible assets, and impairments of certain intangible assets, which are not immediately deductible for tax purposes and in some cases may never be deductible. Arysta LifeScience is a tax resident of the Republic of Ireland, where the standard corporate tax rate is 12.5%. However, Arysta is subject to tax in many jurisdictions, most of which have corporate income tax rates materially higher than the 12.5% rate. Brazil has a tax rate of 34%. Other material jurisdictions for Arysta include the United States and France with corporate tax rates of 30%, 38% and 33%, respectively. Consequently, Arysta’s effective tax rate is materially different from the standard tax rate of 12.5% in the Republic of Ireland.

Liquidity and Capital Resources

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Cash flow from operating activities	$177,615	$216,919
Net cash flow from operating activities	98,287	22,998
Net cash flow from (used for) investing activities	(73,789)	(35,294)
Net cash flow from (used for) financing activities	(13,587)	162,755

Cash Flow From Operating Activities

Cash flow from operating activities was $216.9 million in 2013, up from $177.6 million in 2012, an increase of $39.3 million. The improvement in cash flow from operating activities was due to a $27.7 million increase in income (loss) before tax, adjusted for non-cash items including depreciation and amortization, impairment losses and financial income and financial expense in 2013. Cash flows from operating activities also benefited from better management of accounts receivable and other current liabilities offset by payments of trade payables.

Net Cash Flow From Operating Activities

Net cash flow from operating activities was $23.0 million in 2013, down from $98.3 million in 2012 mainly due to the items impacting cash flow from operating activities discussed above as well as increased interest payments of $96.9 million associated with the refinancing of Arysta’s debt in May 2013 and increased payments of income taxes due to stronger underlying operating results.

Net Cash Flow (used for) Investing Activities

Cash flow used for investing activities decreased to $35.3 million in 2013 from $73.8 million in 2012, largely as a result of a timing of purchases of product registration rights and payments made in 2012 for contingent consideration of an acquisition completed in 2011. The decrease in cash used for investing activities was also impacted by reduced purchases of, and increased proceeds from, the sale of property, plant and equipment.

Net Cash Flow (used for) Financing Activities

Cash flows provided by financing activities increased $176.3 million in 2013 as financing activities provided $162.8 million in 2013 as opposed to a cash requirement of $13.6 million in 2012.

The increase in cash flows was due to a refinancing of Arysta’s borrowings in May 2013, which repaid existing borrowings. The net impact from the refinancing (proceeds less repayments of long-term debt) was $200.2 million and was the primary driver of the net increase in cash flows from financing activities. The increase in cash flows from the refinancing was partially offset by increased payments for derivative investments and a reduction in short-term debt. During 2012, cash flow from financing activities included cash received from Arysta’s parent company of $79.9 million.

Six-month Period ended June 30, 2014 Compared to Six-month Period ended June 30, 2013

	Six months ended June 30,
(U.S. dollars in thousands, except change percentage)	2013	2014	Change	%
Continuing Operations
Sales	$678,903	$699,646	$20,743	3.1%
Cost of goods sold	(437,040)	(438,958)	(1,918)	0.4%

Gross profit	241,863	260,688	18,825	7.8%

Selling general and administrative expense	(166,221)	(176,471)	(10,250)	6.2%
Other operating income	220	479	259	117.7%
Other operating expense	(1,498)	(949)	549	(36.6)%

Operating income	74,364	83,747	9,383	12.6%

Financial income	39,881	14,654	(25,227)	(63.3)%
Financial expense	(97,937)	(81,924)	16,013	(16.4)%

Income (loss) before tax from continuing operations	16,308	16,477	169	1.0%

Income tax benefit (expense)	(47,751)	(35,745)	12,006	(25.1)%

Income (loss) after tax from continuing operations	$(31,443)	$(19,268)	12,175	(38.7)%

Consolidated Sales

For the six months ended June 30, 2014, Arysta’s consolidated sales increased by $20.7 million, or 3.1%, to $699.6 million from $678.9 million in same period in the prior year. Sales increased despite unfavorable weather conditions during the first half of the year, including a drought in Brazil, a delayed monsoon season in India and heavy rain and snow in North America. Adverse exchange rates, in particular the weakening of the Brazilian Real versus the U.S. Dollar, also negatively impacted sales. The Brazilian Real fell from 2.09 vs. the U.S. Dollar in the first half of 2013 to 2.27 in the first half of 2014.

Sales increased in the six months ended June 30, 2014 as increased weed resistance drove volume demand for Arysta’s Clethodim-based products in Latin America, Africa and North America. Sales also benefited from successful tenders in Western Africa for large corporate growers and commercial, state-owned companies and the acquisition of Laboratoires Goëmar in March 2014.

Consolidated Costs of Sales and Gross Profit

For the six months ended June 30, 2014, Arysta’s consolidated gross profit increased by $18.8 million, or 7.8%, to $260.7 million from $241.9 million in same period of the prior year. The increase in consolidated gross profit was primarily driven by volume growth in Africa & Western Europe, price increases in North America and the impact of the acquisition of the Goëmar business. These increases were partially offset by decreases in Japan and Central/Eastern Europe and Corporate. Gross profit in Latin America was consistent in the six month period ended June 30, 2014 when compared with the same period in the prior year as volume growth and price increases were offset by adverse exchange rates. As a percentage of total sales, Arysta’s gross margin was 35.6% and 37.3% for the six month periods ended June 30, 2013 and 2014, respectively. Gross profit benefited from increased demand for Arysta’s GVAP products, which generally are higher margin compared to Arysta’s Regional portfolio, price increase in North America, tenders in Western Africa and the impact of the acquisition of the Goëmar business.

Selling, General and Administrative Expense

For the six months ended June 30, 2014, Arysta’s consolidated SG&A expense increased by $10.3 million, or 6.2%, to $176.5 million from $166.2 million in the same period of the prior year. The increase in SG&A expense was due primarily to the impact of the acquisition of Goëmar as well as investments in employment-related expenses to support growth. The increases in personnel expenses were offset, in part, by a strong U.S. Dollar. Increases in advertising and promotion costs and research and development expenses also contributed to the increase in SG&A.

The increases in SG&A expense described above were partially offset by decreases in provisions for bad debt and lower legal and consulting expenses. Legal and consulting expenses in the first six months of 2013 included costs associated with Arysta’s debt restructuring completed in May 2013, which were not repeated in the six month period ended 2014. SG&A expense was also positively impacted by movements in foreign exchange rates as SG&A expense is generally denominated in the local currency where the activity occurs.

Other Operating Income

For the six months ended June 30, 2014, other operating income increased by $0.3 million to $0.5 million from $0.2 million in the same period in the prior year. The increase in other operating income was due to increased gains on the disposal of fixed assets and Arysta’s proportionate share of earnings from equity investments.

Other Operating Expense

For the six months ended June 30, 2014, other operating expense decreased by $0.6 million to $0.9 million from $1.5 million in same period of the prior year. The decrease in other operating expense was due to fewer losses on the disposal of fixed assets.

Consolidated Operating Income

For the six months ended June 30, 2014, consolidated operating income increased by $9.3 million to $83.7 million from $74.4 million in same period of the prior year. The increase is due primarily to an $18.8 million increase in gross profit, offset by a $10.3 million increase in selling, general and administrative expense.

Financial Income

For the six months ended June 30, 2014, financial income was $14.7 million, a decrease of $25.2 million from $39.9 million in the same period of the prior year. The decrease in financial income was due primarily to net foreign exchange gains of $22.4 million recorded in first six months of 2013 that were not repeated in the first six months of 2014.

Financial Expense

For the six months ended June 30, 2014, financial expense was $81.9 million, a decrease of $16.0 million from $97.9 million in the same period of the prior year. This decrease compared to the prior year was driven to a large extent by lower interest expense which decreased by $25.2 million to $54.6 million from $79.8 million in 2013 as lower interest rates achieved by a debt refinancing executed in May 2013 were only partially offset by increased borrowings including $175 million of debt issued in March 2014.

Financial expense was also adversely impacted by net foreign exchange losses recorded in first six months of 2014 as opposed to net foreign exchange gains recorded in the same period of the prior year offset, in part, by fewer non-recurring losses recorded in the six month period ended June 30, 2014. During 2014, as part of a reorganization, certain intercompany loans have been classified as net investments as no repayment is planned in the foreseeable future.

Provision for Income Taxes

For the six months ended June 30, 2014, income tax expense decreased to $35.7 million, or by $12.1 million, from $47.8 million when compared to the same period from the prior year. Income tax expense exceeded Arysta’s income before tax from continuing operations in the six month periods ended June 30, 2013 and 2014. This was due to certain expenses which were not immediately deductible for tax purposes, including but not limited to amortization and impairment of intangible assets. As discussed in section “Fiscal Year ended December 31, 2013 Compared to Fiscal Year ended December 31, 2012”, Arysta LifeScience is a tax resident of the Republic of Ireland, where the standard corporate tax rate is 12.5%. However, Arysta is subject to tax in many jurisdictions, most of which have corporate income tax rates materially higher than the 12.5% rate. Consequently, Arysta’s effective tax rate is materially higher from the standard tax rate of 12.5% in the Republic of Ireland.

Liquidity and Capital Resources

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
Cash flow from (used for) operating activities	$41,338	$(32,279)
Net cash flow from (used for) operating activities	(85,128)	(108,209)
Net cash flow from (used for) investing activities	(5,451)	(160,900)
Net cash flow from (used for) financing activities	169,396	197,244

Cash Flow From Operating Activities

Cash flow used for operating activities was $32.3 million in the first six months of 2014, a decrease of $73.6 million from the same period in the prior year. The decrease in cash from operating activities was due primarily to the timing and payments of other current liabilities, working capital requirements of inventory and trade receivables due to Arysta’s continued growth in sales. Arysta’s operating cash flows are impacted by the seasonal nature of Arysta’s business as working capital requirements tend to peak in the first half of the year and decline thereafter until the fourth quarter. Typically, inventory builds in advance of the peak sales made in the second quarter and in the fourth quarter where it begins to increase again. The majority of Arysta’s receivables come due in the period from May to October.

These decreases were offset by an increased pre-tax profitability after adjusting for non-cash items including depreciation and amortization, impairment losses and financial income and financial expense in the first six months of 2014 when compared to the same period in 2013. Reduced payments of trade accounts payable also offset the decrease in cash from operating activities.

Net Cash Flow From Operating Activities

Net cash flow used for operating activities was $108.2 million in the first six months of 2014, an increase from $85.1 million in the same period of the prior year mainly due to the items impacting cash flow from operating activities discussed above offset by decreased interest payments of $57.2 million. The increased interest payments made in the first six months of 2013 were made in conjunction with the refinancing of Arysta’s debt in May 2013, as Arysta paid various fees related to the refinancing, in addition to interest that had accrued over several years.

Net Cash Flow (used for) Investing Activities

Cash flow used for investing activities increased to $160.9 million in the first six months of 2014 from $5.5 million in same period of the prior year, largely as a result of the acquisition of Goëmar. Increased purchases of product registration rights and increased purchases of property, plant and equipment also contributed to the increase in cash used for investing activities.

Net Cash Flow (used for) Financing Activities

Cash flows provided by financing activities increased to $197.2 million in the first six months of 2014 from $169.4 million in the same period in the prior year. In the first six months of 2014, Arysta issued $175.0 million of First and Second Lien debt primarily for the purchase of Goëmar and general corporate requirements. The cash flow from financing activities achieved in the first six months of 2013 was due to the refinancing of Arysta’s borrowings in May 2013, which resulted in a net proceeds from debt.

Critical Accounting Estimates

The preparation of these financial statements requires Arysta to make significant estimates and judgments that affect the reported amounts of assets, liabilities, sales and expense. Arysta bases its estimates and judgments on historical experience, current conditions and other reasonable factors. Several of the estimates and assumptions Arysta is required to make relate to matters that are inherently uncertain as they pertain to future events. Arysta considers the accounting policies discussed below to be critical to the understanding of Arysta’s financial statements and involve subjective and complex judgments that could potentially affect reported results. Actual results could differ from Arysta’s estimates and assumptions, and any such difference could be material to Arysta’s financial statements.

Valuation and Impairments of Goodwill and Intangible Assets

The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable judgment from management, generally with support from specialist consultants, and include estimates based on historical information, current market data and future expectations. The principal assumptions utilized in valuation methodologies include quantitative factors, such as sales growth rates, operating margin estimates and discount rates, as well as qualitative factors, such as the economic and political climate where the acquired business operates. While Arysta believes Arysta’s valuation process is reasonable, those estimates are inherently uncertain. As explained above, Arysta performs regular tests of the recoverability of goodwill and indefinite-lived intangible assets. For the purposes of assessing impairment, Arysta applies its judgment in determining its cash generating units, or CGUs, the lowest level of asset group for which there are independent cash flows, and the groups of CGUs to which goodwill is allocated. The recoverable amount for goodwill is determined based on value in use of the relevant CGU, or groups of GGUs, to which the goodwill is allocated. The recoverable amounts of all material intangible assets and property, plant and equipment are based on their value in use, which requires assumptions to estimate future cash flows. These assumptions are reviewed annually and are subject to significant adjustment from such factors as changes in market conditions.

As part of Arysta’s initial adoption of IFRS, Arysta elected certain exemptions for business combinations resulting in their goodwill and intangible assets being denominated in Japanese Yen. Arysta’s cash flows are denominated in various currencies, primarily Brazilian Real, the U.S. dollar, Euro and Japanese Yen. Accordingly, future impairment tests will be impacted by and sensitive to exchange rate movements between the local currencies and the Japanese Yen. At December 31, 2013, no additional impairment would arise unless the Japanese Yen was to significantly appreciate when compared to the local currencies in which the cash flows are denominated.

Provision for Doubtful Accounts

At each reporting date, trade receivables are carried at their original invoice amounts less a provision for doubtful collections based on estimated losses and any discounted component of an effective financing component. Arysta estimates the provision at each reporting period based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific customers. Arysta also considers any changes in the financial condition of Arysta’s customers and any other external market factors that could impact the collectability of the receivables in the determination of Arysta’s provision for doubtful accounts.

Provisions

Provisions are estimates of financial loss associated with risks resulting from a variety of areas including legal, product, regulatory and environmental issues. The determination of the amount of a provision is complex and is based on the relevant facts, as understood by management, for each issue. The provisions may be adjusted periodically as additional technical or legal information becomes available. Actual costs can deviate from these estimates.

Income Tax

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or in which tax losses can be utilized. The tax effect of unused tax losses is recognized as a deferred tax asset when it becomes probable that the tax losses will be utilized. In making assessments regarding deferred tax assets, management considers economic and political factors in the respective tax jurisdiction, estimates of taxable temporary differences, projected future taxable income and tax planning strategies. At the end of each reporting period, management believes it will realize benefits at least equal to its recognized deferred tax assets. Estimates are subject to change due to market and financial performance as well as political uncertainties

Future taxable income is dependent, to some degree, on the way in which Arysta operates including its global supply chain and intellectual property rights, which are used internationally within the company. Transfer prices for the delivery of goods and charges for the provision of services, including recharges of intellectual property, may be subject to challenge by the respective national tax authorities in any of the countries in which Arysta operates, which may result in a significant increase in Arysta’s tax expense. Interpretation of taxation rules relating to financing arrangements between entities within Arysta’s company and to foreign currency translation differences may also give rise to uncertain tax positions.

Arysta estimates its provision for income tax that will ultimately be payable when reviewed by the respective tax authorities. These estimates include significant management judgments about the eventual outcome of the reviews expected to be taken by each tax authority. Actual outcomes and settlements may differ significantly from the estimates recorded in the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Risk

We conduct a significant portion of our business in currencies other than the U.S. Dollar, the currency in which our audited consolidated financial statements are reported. Generally, each of our operations utilizes the local currency of the operation as its functional currency — the currency in which it incurs operating expenses and collects accounts receivable. Our business is exposed to foreign currency risk primarily from changes in the exchange rate between the U.S. Dollar and the following currencies: Brazilian Real, British Pound Sterling, Chinese Yuan, the Euro, Hong Kong Dollar and Japanese Yen. As a result, our operating results could be affected by foreign currency exchange rate volatility relative to the U.S. Dollar.

Generally, we have not utilized foreign currency hedges to mitigate exchange rate changes between the U.S. Dollar and the foreign currencies of our operations other than with respect to the British Pound Sterling. However, approximately 25% of the net sales of our Autotype foreign subsidiary, which is based in the United Kingdom and utilizes the British Pound Sterling as its functional currency, are denominated in U.S. Dollars. For that reason, we utilize foreign currency hedges between the British Pound Sterling and the U.S. Dollar to help mitigate the risk of a stronger British Pound Sterling for our Autotype foreign subsidiary. To hedge against the risk of a stronger British Pound Sterling with respect to our Autotype foreign subsidiary, in 2013, 2012 and 2011, we contracted with a financial institution to deliver U.S. Dollars at a fixed British Pound Sterling rate and to receive British Pound Sterling in exchange for the U.S. Dollar. We did not pay up-front premiums to obtain the hedge. As of June 30, 2014, the aggregate U.S. Dollar notional amount of foreign currency forward contracts, designated as hedges, was $0 as the hedge expired on that date. We use the discounted period-end forward rates methodology to determine market value of its forward contracts. As of December 31, 2013 and June 30, 2014, the aggregate U.S. Dollar notional amount of foreign currency forward contracts, designated as hedges, was $9.5 million and $0.0, respectively. These contracts were all denominated in British Pound Sterling. The fair value of the foreign currency forward contract at December 31, 2013 and June 30, 2014, was a $0.2 million and a $0.0 current asset, respectively.

Our policies prohibit us from speculating in financial instruments for profit on exchange rate price fluctuations, from trading in currencies for which there are no underlying exposures, and from entering into trades for any currency to intentionally increase the underlying exposure.

Interest Rate Risk

We are also exposed to interest rate risk associated with our cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, long-term debt, and other financing commitments. At June 30, 2014, we had cash and cash equivalents of $642 million. At June 30, 2014, we had total debt of approximately $748 million including approximately $747 million of variable interest rate debt based on one-month LIBOR. Our remaining variable interest rate debt is subject to interest rate risk, because its interest payments will fluctuate as the underlying interest rates change from market changes. A 100 basis point increase in LIBOR rates would result in a higher interest expense of approximately $1.3 million annually.

Counterparty Risk

Outstanding financial derivative instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. The credit exposure related to these financial instruments is represented by the fair value of contracts with an obligation fair value as of June 30, 2014. On a periodic basis, we review the credit ratings of our counterparties and adjust our exposure as deemed appropriate. As of June 30, 2014, we believe that our exposure to counterparty risk is immaterial.

OUR BUSINESS

Overview

We are a global producer of high technology specialty chemical products and provider of technical services. Our business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes are sold into multiple industries including agrochemical, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling industries. We refer to our products as “dynamic chemistries” due to their delicate chemical compositions, which are frequently altered during customer use. Our dynamic chemistries are used in a wide variety of attractive niche markets and we believe that the majority of our operations hold strong positions in the product markets they serve.

As our name “Platform Specialty Products Corporation” implies, we continually seek opportunities to act as an acquirer and consolidator of specialty chemical businesses on a global basis, particularly those meeting Platform’s “asset lite, high touch” philosophy, which involves prioritizing extensive resources to research and development and highly technical, post-sale customer service, while managing conservatively our investments in fixed assets and capital expenditures. To date, Platform has completed three acquisitions, the MacDermid Acquisition, on October 31, 2013, the Agriphar Acquisition, on October 1, 2014, and the CAS Acquisition on November 3, 2014. On October 20, 2014, Platform announced the proposed Arysta Acquisition, which is expected to close in the first quarter of 2015, subject to closing conditions customary for a transaction of this type. See “— Recent Developments” and “Risk Factors — Risks Related to the Acquisitions — There can be no assurance that the Arysta Acquisition will be completed.”

We were initially incorporated with limited liability under the laws of the British Virgin Islands on April 23, 2013 under the name Platform Acquisition Holdings Limited. We were created for the purpose of acquiring a target company or business with an anticipated enterprise value of between $750 million and $2.50 billion. We completed our initial public offering in the United Kingdom on May 22, 2013, raising net proceeds of approximately $881 million and were listed on the London Stock Exchange.

Acquisitions

MacDermid Acquisition

On October 31, 2013, we completed the MacDermid Acquisition, pursuant to which we indirectly acquired substantially all of the equity of MacDermid Holdings which, at the time, owned approximately 97% of MacDermid. As a result, we became a holding company for the MacDermid business. We acquired the remaining 3% of MacDermid on March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between us and the fiduciaries of the MacDermid Savings Plan. Concurrently with the closing of the MacDermid Acquisition, we changed our name to Platform Specialty Products Corporation. On January 22, 2014, we completed the Domestication, changing our jurisdiction of incorporation from the British Virgin Islands to Delaware, and on January 23, 2014, our common stock began trading on the NYSE.

The total consideration for the MacDermid Acquisition and the Exchange Agreement was approximately $1.80 billion (including the assumption of approximately $754 million of indebtedness), plus (i) up to $100 million of contingent consideration tied to achievement of EBITDA and stock trading price performance metrics over a seven-year period following the closing of the MacDermid Acquisition and (ii) an interest in certain MacDermid pending litigation. The consideration for the MacDermid Acquisition was paid in both equity interests and cash. Certain sellers elected to receive common stock in our subsidiary PDH, representing approximately $97.0 million of the total consideration. Holders of PDH Common Stock have the right to exchange such shares for shares of our common stock, on a one-for-one basis, at 25% per year, beginning on October 31, 2014.

Agriphar Acquisition

On October 1, 2014, we completed the Agriphar Acquisition. Pursuant to the terms of the Agriphar Acquisition Agreement, MAS Holdings acquired 100% of the equity interests of Percival for a purchase price of €300 million

($379 million assuming an exchange rate of $1.26 per €1.00), consisting of €285 million in cash ($360 million assuming an exchange rate of $1.26 per €1.00) and 711,551 restricted shares of our common stock.

Agriphar is a European crop protection group supported by a team of researchers and regulatory experts which provides a wide range of herbicides, fungicides and insecticides with end markets primarily across Europe. We believe Agriphar’s wide variety of product applications and expertise will amplify our benefits from the recently completed CAS Acquisition and the proposed Arysta Acquisition, if and when completed. For the year ended December 31, 2013, Agriphar had $164.3 million of revenue and $20.4 million of net income.

CAS Acquisition

On November 3, 2014, we completed the CAS Acquisition for approximately $1.00 billion, consisting of $950 million in cash, subject to certain post-closing working capital and other adjustments, 2,000,000 shares of our common stock and the assumption of certain liabilities by Platform.

Established over 50 years ago, CAS is a leading niche provider of seed treatment and agrochemical products for a wide variety of crop protection applications in numerous geographies. CAS focuses on specific target applications in seven major product lines: seed treatments; insecticides; miticides; herbicides; fungicides; plant growth regulators; and adjuvants. CAS develops, sells and registers its own products, as well as products manufactured by others on a license or resale basis.

Recent developments

Proposed Arysta Acquisition

On October 20, 2014, we entered into the Arysta Acquisition Agreement to acquire Arysta, a leading global provider of crop solutions with expertise in agrochemical and biological products, for approximately $3.51 billion, consisting of $2.91 billion in cash, subject to working capital and other adjustments, and $600 million of new Series B Convertible Preferred Stock.

Arysta has a solutions-oriented business model that focuses on product innovation to address grower needs. Arysta’s solutions are delivered on a local basis, utilizing globally managed patented and proprietary off-patent agrochemical AIs and biological solutions, or biosolutions, complemented by a broad portfolio of regionally managed off-patent agrochemical offerings. Biosolutions includes biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Arysta employs a targeted market strategy aimed at specific regions and crops where it is believed that its market position, product portfolio and capabilities enable Arysta to achieve sustainable high growth and a strong leadership position.

The proposed Arysta Acquisition is expected to close in the first quarter of 2015, subject to the satisfaction or waiver of certain closing conditions customary for a transaction of this type. There can be no assurance that the Arysta Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing. See “Risk Factors — Risks Related to the Acquisitions — There can be no assurance that the Arysta Acquisition will be completed.” The closing of the Proposed Public Offering is not conditioned on, and is expected to be consummated before, the closing of the proposed Arysta Acquisition.

As Arysta is being acquired by a U.S. company, the Arysta Acquisition Agreement provides that prior to the closing of the Arysta Acquisition, the seller will cause Arysta to terminate all the business and operations of Arysta and its subsidiaries in or directed to certain countries subject to sanctions by the United States. We can make no assurance that Arysta will fully wind down these operations, and to the extent that it does not, the closing of the proposed Arysta Acquisition could be delayed or may not occur at all. In addition, to the extent that any action by Arysta prior to the consummation of the proposed Arysta Acquisition is deemed to have violated applicable laws, Platform could face the risk of potential investigations or enforcement actions (including potential successor liability) related to those acts.

Business Segments

We generate revenue through the manufacture and sale of our dynamic chemistries and by providing highly technical post-sale service to our customers through our extensive global network of specially trained service personnel. Our personnel work closely with our customers to ensure that the chemical composition and function of our dynamic chemistries are maintained as intended. As an example, a customer will engage us to manufacture and sell a product consisting of a process composed of eight successive chemical baths, each of which is made up of our specialty chemicals, in order to enhance the overall performance of that customer’s circuit boards. In addition to providing such product, a member of our professional service team would visit the customer’s manufacturing facilities on a regular basis post-sale to ensure that the process sold maintains the correct chemical balance and can be used effectively in the manner and for the purpose desired.

We leverage our close customer relationships to execute our growth strategies by working with our customers to identify opportunities for new products, which we develop by drawing upon our significant intellectual property portfolio and technical expertise. We believe that our customers place significant value on our brands, which have been developed through innovation, product leadership and customer service.

Until consummation of the CAS Acquisition, we managed our business in two operating segments: Performance Materials and Graphic Solutions. Upon consummation of the CAS Acquisition, we created a new operating segment, AgroSolutions, which includes Agriphar’s and CAS’ complementary businesses. Upon consummation of the Arysta Acquisition, AgroSolutions will also include Arysta’s business. See “Our Business—AgroSolutions.”

For financial information about Performance Materials and Graphic Solutions, see Note 19 to our audited consolidated financial statements for the Successor 2013 Period, for the Predecessor 2013 Period, and the years ended December 31, 2012 and 2011 included in this prospectus. For financial information about the geographic areas in which we currently operate see Note 19 to our consolidated audited financial statements for the Successor and Predecessor 2013 Periods and the years ended December 31, 2012 and 2011 included in this prospectus.

Our operating segments include significant foreign operations. There are certain risks associated with our foreign operations. See “Risk Factors — Our substantial international operations subject us to risks not faced by domestic competitors, including unfavorable political, regulatory, labor, tax and economic conditions in other countries that could adversely affect our business, financial condition and results of operations” included in this prospectus.

Performance Materials

Overview

Our Performance Materials segment manufactures and markets dynamic chemistry solutions that are used in the electronics, automotive and oil and gas production and drilling industries. We operate in the Americas, Asia and Europe. Our products include surface and coating materials and water-based hydraulic control fluids. In conjunction with the sale of these products, we provide extensive technical service and support to ensure superior performance of their application. The regional sales mix in this segment has shifted over the past several years from more industrialized nations towards emerging markets, such as Asia and South America. To better serve customers in these markets, we have developed state-of-the-art facilities in São Paulo, Brazil and Suzhou, China. We have over 600 personnel and three manufacturing facilities in Asia and remain focused on further increasing our presence in the region.

Our Performance Materials segment utilizes shared manufacturing facilities and administrative resources to provide specialty chemicals to three industries:

Electronics. We believe we are one of the leading global suppliers of chemical compounds to the printed circuit board fabrication industry. In this industry, we design and formulate a complete line of proprietary “wet” dynamic chemistries that our customers use to process the surface of the printed circuit boards and other electronic components they manufacture. Our product portfolio in this business is focused on niches such as final finishes, through hole metallization and circuit formation, in which we are a small cost to the overall finished product, but a critical component for maintaining the products’ performance. We believe our growth in this industry will be driven by demand in telecommunication, wireless devices and computers, and the increasing use of electronics in automobiles. Our customer base includes customers in the following end markets: computers, telecommunications, wireless devices, audio visual, automotive and office equipment.

Industrial. We believe that we are one of the worldwide leaders in industrial metal and plastic finishing chemistries. In this industry, our dynamic chemistries are used for finishing, cleaning and providing surface coatings for a broad range of metal and non-metal surfaces. These coatings may have functional uses, such as improving wear and tear or providing corrosion resistance for appliance parts, or decorative uses, such as providing gloss finishes to components used in automotive interiors. Our chemical compounds are manufactured for these surface coating applications, including cleaning, activating, polishing, electro and electroless plating, phosphatizing, stripping and coating, anti-tarnishing and rust inhibiting for metal and plastic surfaces. Electroless plating is a method of plating metals onto a variety of base materials using chemical reduction without the application of electrical power. Electro plating, in contrast, involves plating metals with the use of an electrical current. Phosphatizing is the application of phosphates, such as iron and zinc, to prevent corrosion of steel surfaces. Our industrial customer base is highly fragmented and includes customers in the following end markets: automotive parts, industrial parts, transportation equipment, electronics equipment and appliances and plumbing goods. We believe our growth in this industry will be primarily driven by increased world-wide automobile production and demand for appliances, computers and general engineering hardware.

Offshore. We produce water-based hydraulic control fluids for major oil companies and drilling contractors for offshore deep water production and drilling applications. Production fluids are used in the control systems that open and close critical valves for the deep water oil extraction and transportation process. Drilling fluids are used in control systems to operate valves on the ocean floor. Our current customer base is primarily in the production area of this business. We believe there is significant growth potential for this business as the oil and gas industry continues to grow and as oil is produced from new offshore, sub-sea wells.

Products

We review our portfolio of products quarterly to identify and replace low margin products with high margin products. Accordingly, our product mix may frequently change depending upon customer demand and the cost and selling prices related to any given product. In our Performance Materials segment, we offer various products to the electronics, industrial and offshore end markets.

As of June 30, 2014, the following products were among those offered by MacDermid to customers in the Performance Materials segment:

•	Plating products, which are used to plate holes drilled through printed circuit boards to connect opposite sides of the board and to connect the different layers of multi-layer printed circuit boards;

•	Final finishes, which are used on printed circuit boards to preserve the solderability of the finished boards;

•	Circuit formation products, which are an assortment of products to promote adhesion and form circuit patterns;

•	Oxides, which are conversion coatings used in the fabrication of multilayer circuit boards;

•	Pre-treatment and cleaning solutions, which are applied to prepare the surfaces of a wide variety of industrial products for additional treatment. We have a complete line of aqueous and semi-aqueous pre-treatment and cleaning products, which are more environmentally friendly than the solvents they replace;

•	Functional conversion coatings, which are applied to metals to enhance corrosion resistance and paint adhesion in a wide spectrum of industrial applications where heavy duty usage and exposure to unfavorable environments are anticipated. Our products plate various parts that are used in automotive and aerospace equipment, appliances, computer hard disks and other electronic products;

•	Electroless nickel, which is applied to a variety of metal and plastic surfaces to enhance corrosion resistance, wear resistance, solderability and to repair worn or over-machined surfaces in a variety of applications. MacDermid was among the earliest developers of electroless nickel products, which are safer and more environmentally friendly than the products they replace;

•	Decorative plating products, which can be used on all surface conditions to provide mirror-like finishes on steel, alloys or plastic in a more environmentally friendly manner. We offer an extensive range of quality decorative plating processes used in the plating of appliances, plumbing goods and automotive trim;

•	Hard-coated films for the membrane switch and touch screen markets;

•	Production fluids which are water-based hydraulic control fluids used in subsea production control systems to operate valves for the deep water oil extraction and transportation process; and

•	Drilling fluids, which are water-based hydraulic control fluids used in subsea control systems to operate valves for drilling rigs on the ocean floor.

Seasonality

There is no material portion of Performance Materials that is subject to seasonality.

Graphic Solutions

Overview

Our Graphic Solutions segment primarily produces and markets photopolymers through an extensive line of flexographic plates that are used in the commercial packaging and printing industries. We manufacture photopolymers used to produce printing plates for transferring images onto commercial packaging, including packaging for consumer food products, pet food bags, corrugated boxes, labels and beverage containers. In addition, we also produce photopolymer printing plates for the flexographic and letterpress newspaper and publications markets. Our products are used to improve print quality and printing productivity. Flexography is a printing process that utilizes flexible printing plates made of rubber or other flexible plastics. Photopolymers are molecules that change properties upon exposure to light. Our business mix in this segment is focused on high innovation, higher cash flow businesses by offering new products. We believe growth in this segment will be driven by consumer demand and advertising.

Products

We review our portfolio of products quarterly to identify and replace low margin products with high margin products. Accordingly, our product mix may frequently change depending upon customer demand and the cost and selling prices related to any given product.

As of June 30, 2014, the following products were among those offered by MacDermid to customers in the Graphic Solutions segment:

•	Solid sheet printing elements, which are digital and analog printing sheets used in the flexographic printing and platemaking processes. Our extensive line of flexographic plates are used in the commercial packaging and letterpress newspaper and publication industries;

•	Liquid products, which are liquid photopolymers used to produce printing plates for transferring images onto commercial packaging; and

•	Printing equipment, which are thermal plate processing systems that allow press-ready printing plates to be created without solvents.

Seasonality

There is no material portion of Graphic Solutions that is subject to seasonality.

AgroSolutions

Overview

Upon consummation of the CAS Acquisition, we created a new operating segment, AgroSolutions, which includes Agriphar’s and CAS’ complementary businesses. Upon consummation of the Arysta Acquisition, AgroSolutions will also include Arysta’s business.

Our AgroSolutions segment is based on a solutions-oriented business model that focuses on product innovation to address an ever-increasing need for higher crop yield and quality. We offer a wide variety of proven plant health and pest control products to growers, which are comprised of specific target applications in the following major product lines: seed treatment, insecticides, miticides, herbicides, fungicides, honey bee health, plant growth regulators, adjuvants and home applications (home and garden and ectoparasiticides). We refer to herbicides, fungicides, insecticides and honey bee health as our Global Value Added Portfolio, or GVAP. Our product portfolio also includes Biosolutions (biostimulants, innovative nutrition and biocontrol), and regional off-patent AIs that complement our principal product lines.

Established over 50 years ago, CAS is a leading niche provider of seed treatment and agrochemical products for a wide variety of crop protection applications in numerous geographies. CAS focuses on specific target applications in seven major product lines: seed treatments; insecticides; miticides; herbicides; fungicides; plant growth regulators; and adjuvants. CAS has a new product pipeline with over 100 new launches in each of the last two years and is on track for over 100 new launches in 2014. CAS’ products are developed for use on high-value target crops such as tree and vine fruits, ornamentals and nuts and for commodity row crops such as soybeans, oilseed rape and corn. CAS’ dedicated sales force works with growers and distributors to promote the use of CAS’ products throughout a crop’s growth cycle and to address selective regional, climate and growth opportunities. Historically, CAS has expanded its presence in worldwide targeted markets by developing or acquiring crop protection products and obtaining registrations for new products, new uses for existing products and use of existing products in new countries. CAS’ expertise in registering its product offerings and diverse global presence differentiates CAS from its competitors. CAS develops, sells and registers its own products, as well as products manufactured by others on a license or resale basis.

Agriphar is a European crop protection group with leading product development, registration and distribution capabilities. Its product portfolio provides a wide range of herbicides, fungicides and insecticides with end markets primarily across Europe and is supported by a talented team of researchers and regulatory experts. With its main operational facility in Belgium and owned distribution subsidiaries in France, Spain, Greece and Italy, we believe Agriphar has a strong on the ground presence in Western Europe and has developed a footprint in Central and Latin America. Agriphar brings a wide variety of product applications and expertise across a range of geographic markets. We believe that these added capabilities will amplify our benefits from the CAS Acquisition.

Arysta is a leading global provider of crop solutions, with expertise in agrochemical and biological products. Arysta has a solutions-oriented business model that focuses on product innovation to address grower needs. Arysta’s solutions are delivered on a local basis, utilizing globally managed patented and proprietary off-patent agrochemical AIs and biological solutions, or biosolutions, complemented by a broad portfolio of regionally managed off-patent agrochemical offerings. Biosolutions includes biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Arysta employs a targeted market strategy aimed at specific regions and crops where it is believed that its market position, product portfolio and capabilities enable Arysta to achieve sustainable high growth and a strong leadership position. Arysta’s product portfolio consists of a distinctive suite of both agrochemical and biosolutions products. Arysta’s products serve a broad and diverse geographic mix, focusing on high-growth regions such as Latin America, Africa, the Middle East, Central and Eastern Europe, China and South Asia, which collectively accounted for 68.6% of Arysta’s sales in 2013. As of June 30, 2014, Arysta’s extensive product portfolio included over 200 agrochemical AIs, and over 3,600 registrations worldwide. Arysta obtained 155 new product registrations in 2013. Arysta does not conduct any basic research for the discovery of new agrochemical AIs (which involves significant cost and risk); rather, Arysta selectively acquires or licenses the rights to AIs. Arysta sources AIs from over 800 suppliers and utilizes a balanced mix of “toll production,” which typically involved the formulation, packaging, or repackaging of one or more products by a supplier, and in-house formulation capabilities. Arysta operates in over 100 countries and has 13 formulation facilities strategically located in Latin America, Europe, Asia and Africa. In general, Arysta does not engage in direct agrochemical AI manufacturing.

Products

Our future AgroSolutions segment will offer a wide variety of proven plant health and pest control products to growers. CAS’ business is comprised of seven major product lines (seed treatment, insecticides, miticides, herbicides, fungicides, plant growth regulators and adjuvants); Agriphar focuses on four major areas (insecticides, herbicides, fungicides and plant growth regulators), as well as home applications (home and garden and ectoparasiticides); and Arysta is comprised of its GVAP (herbicides, fungicides, insecticides and honey bee health), Biosolutions (biostimulants, innovative nutrition and biocontrol), as well as a Regional portfolio that complements their principal product lines:

Seed Treatment:	CAS has a leading position in the high-growth and high-value seed treatment industry with a diverse portfolio which encompasses pioneer products, such as Carboxin, an early AI that is still used widely today, and Ipconazole, Cypermethrin and Thiram. CAS’ seed treatments are used to coat seeds in order to protect the seed during germination and protect the plant during its initial growth phases. CAS anticipates growth in seed treatment resulting from the expanded use of higher-value genetically-modified seeds.

Insecticides:	CAS’ insecticides, such as Diflubenzuron, are products used against insect pests at different stages of the pest life cycle from egg and larvae to nymph and adult. These products have both crop and public health applications. Agriphar aims to propose a full package to the farmer through innovation solutions. The strategy is based on reshaped concepts and a new outlook on positioning and formulation of its key products.

Miticides:	Miticides (acaricides) are products that control a variety of mite pests on crops. The products are primarily targeted at tree fruit and nut, vine, ornamental and selected row crop applications for effective mite control programs. CAS’ main miticide products, such as Bifenazate and Propargite, are sold globally.

Herbicides:	Herbicides are products used to control unwanted plants while leaving the crops they are targeted to treat unharmed. CAS’ main herbicide products are Quizalofop-P-tefuryl and Dichlobenil. Agriphar produces total and selective herbicides with a variety of formulations for many temperate and tropical crops such as tomatoes, potatoes, soya beans and onions. Arysta’s main herbicide products are Clethodim, Flucarbazone and Propisochlor.

Fungicides:	Fungicides are products that prevent the spread of fungi in crops. CAS’ main fungicide products are Triflumizole and Etridiazole. Agriphar offers a targeted range of products designed to control different fungicidal infestations. Agriphar’s main fungicide product is Proplant. Arysta’s main fungicide products are Fluoxastrobin, Tetraconazole and Captan.

Plant Growth Regulators:	Plant growth regulators are products used for controlling or modifying plant growth processes without severe phytotoxicity. CAS’ main plant growth regulator products are Daminozide, Maleic Hydrazide and N-decanol. Agriphar also develops a number of efficient and powerful products to help growers increase yield and improve conservation.

Adjuvants:	Adjuvants are used to help improve the performance of pesticides such as herbicides, insecticides and fungicides. Adjuvants improve the pesticide’s ability to spread and penetrate the crop, ensuring good plant coverage and increased probability of contact with the targeted pest. CAS’ main adjuvant products are Latex and Trisiloxane.

Home and Garden:	Agriphar has a dedicated range of products in both ready-to-use and concentrated formulations to combat mosquitoes, cockroaches, ants, wasps and flies. Agriphar’s main product in this line is Nurelle D.

Ectoparasiticides:	Agriphar offers AIs that are highly effective at targeting and preventing infestation of domestic animals and livestock (sheep, cattle, goats, pigs and poultry) by lice, fleas and ticks without hurting the animal. Agriphar’s main ectoparasiticides are Signal and Exit.

Biosolutions:	Arysta’s Biosolutions product line segment includes over 700 biostimulants, innovative nutrition and biocontrol products. This portfolio is highly differentiated and primarily protected by trade secrets. Biostimulant products include Biozyme, Atonik, BM 86 and BM Headset. Innovative nutrition products include Poliquel and Foltron. Biocontrol products include Kasumin, Vacciplant and Carpovirusine.

Seasonality

The agrochemical business is seasonal in nature and corresponds to agricultural cycles within each region in which they operate. In addition, this business is influenced by worldwide weather, disease and pest infestation conditions. For additional factors that may impact the performance of our future AgroSolutions segment, see “Risk Factors—Risks Related to our AgroSolutions Business.”

Competitive Strengths

We believe that the following are our key competitive strengths:

•	Strong Market Position in Attractive Niche End Markets. Our businesses strategically focus on acquiring and maintaining leading positions in niche sectors of high-growth markets by offering high value-added services that are indispensable to our customers. We believe that the combination of our global presence, innovative technology, process know-how, strong commitment to research and development, dedication to customer service and broad range of proprietary products distinguishes us from our competitors, allowing us to maintain our strong market share positions. Furthermore, we believe the diversity of the niche end markets we serve will enable us to continue our growth throughout economic cycles and mitigate the impact of a downturn in any single market. For example, according to Phillips McDougall, the agrochemical market has experienced a CAGR of 6.48% between 2003 and 2013.

•	Diversified Customer, Product, End-Market and Geographic Mix. We offer a broad range of products and services to diverse and often unrelated end markets, ranging from agrocultural, electronics to printing and offshore oil drilling that we believe help mitigate the effects of any adverse event affecting a specific industry, end market or region. As a result, no single customer accounted for more than 3% of net sales for the Successor 2013 period or Predecessor 2013 period. As of December 31, 2013, our MacDermid business serviced more than 3,500 customers globally and enjoyed longstanding relationships with blue-chip customers. Our AgroSolutions business segment also has a highly diversified business mix that is well balanced across regions, crops, products and customers. Our AgroSolutions business segment currently has products that are available to over 100 countries and jurisdictions.

The Arysta business is well-aligned to our diverse product and service offerings. Arysta has approximately 3,600 products and registrations. With the exception of soybeans, no single crop accounted for more than 10% of Arysta’s business segment pro forma total sales in 2013. Additionally, Arysta’s business enjoys leading positions in high-growth regional and national markets, such as Brazil and Africa.

•	“Asset-Lite, High-Touch” Business Model. We define an “asset-lite, high-touch” business model as the intersection of top-level returns, unit margins and asset efficiency with over half of our employees residing in either technological innovation or sales and services areas. Our commitment to technological innovation and our extensive intellectual property portfolio enables us to develop our cutting-edge products. In order to continue to provide innovative products and highly specialized technical service to our customers, we place a premium on maintaining an expert and qualified employee base. This commitment is exemplified by the fact that our AgroSolutions business segment employs approximately 150 research and development personnel and approximately 250 sales and marketing personnel. Arysta’s business employs approximately 200 research and development personnel and approximately 1,300 sales and marketing personnel.

Our global sales and service personnel possess extensive knowledge of and experience in our local markets. For instance, our technical management team serving our Asian markets has, on average, over 20 years of experience, including decades of joint product development with our key customers located in the greater China region. We believe that our proprietary technology, extensive industry experience and customer service-focused business model are difficult for our competitors to replicate. As a result, and in order to avoid the transition risks that go along with switching suppliers, customers may elect not to switch from our products to those of our competitors. In addition to high switching costs, customers may not elect to replace our products due to our professional customer service and sales teams that have strong technical expertise, local market knowledge and deep customer relationships.

•

Attractive Financial Profile with Strong Cash Flow Generation. Our key proprietary technology, service-oriented business model, high barriers to entry and significant customer switching costs have allowed us to achieve stable, industry-leading margins while protecting our market share. Further, our business model has allowed us to maintain strong cash generation even during economic downturns. Our fixed asset base is modern and well-maintained and, accordingly, requires low capital expenditures. In 2013, the fixed manufacturing costs of the MacDermid business were approximately 10% of net sales, and its capital expenditures were approximately 1.5% of net sales.

•	Strong Expertise in Distribution and Registration. Our AgroSolutions business’ distribution network currently reaches over 100 countries and jurisdictions through a network of wholly-owned, as well as third-party, distributors. Our large distribution network enables us to focus on profitable niche applications, which are less sensitive to competitive pricing pressures. Our distribution network also allows us to attract licensing and resale opportunities from partner companies for new products and technologies.

In addition to the strength of our distribution network, we have a team of specialists dedicated to the complex yet crucial process of product registration across various jurisdictions. We are well-experienced in obtaining the required registrations for our products in each country in which they are sold and for each crop on which they are applied. Once obtained, these registrations provide a right to use the active ingredient upon which the product is based for the specified crop in that country or region for a number of years. Our AgroSolutions business segment currently has products that are available to over 100 countries and jurisdictions via over 2,000 national product registrations. Arysta maintains approximately 3,600 product registrations, which, if combined with our business, would nearly double the number of product registrations of our AgroSolutions business segment and strengthen our robust distribution capabilities and registration catalog.

•	Experienced Management Team. We believe our management has a proven track record of delivering consistent growth, even during economic downturns. Our Chief Executive Officer, Dan H. Leever, has been Chief Executive Officer of MacDermid since 1990, where he produced strong, resilient growth through multiple economic cycles. In our AgroSolutions business segment, CAS’ management team, including its president Nelson Gibson will join our AgroSolutions business segment and remain with the CAS business. Arysta’s current senior management team is also expected to join Platform upon the completion of the Arysta Acquisition. Wayne Hewett, Arysta’s Chief Executive Officer, has agreed to become President of Platform and lead the AgroSolutions business segment, as well as the integration of CAS, Agriphar and Arysta.

Business Strategies

We intend to continue to grow our business, improve profitability and drive shareholder returns by pursuing the following integrated strategies:

Expand our Core Businesses. We believe that we can capitalize on our technical capabilities, sophisticated process know-how, strong customer relationships and deep industry knowledge to enhance growth by:

•	Extending Product Breadth: We intend to extend many of our product offerings through the development of new applications for our existing products in our existing markets. For example, we are extending our capabilities for films used in in-mold decoration for high-end automotive interiors, exteriors and other applications. We are also leveraging our capabilities in plating technology for printed circuits and automotive applications to meet the emerging technological and environmental needs of our customers.

•	Continuing to Grow Internationally with Our Customers: We intend to continue to grow internationally by expanding our product sales to our existing multinational customers as they continue to penetrate emerging regions. We continue to make investments, especially in technical staff, in high-growth markets such as the greater China region and Brazil in order to better serve our customers.

•	Maintaining our Strong Presence in Rapidly Growing Markets: We strategically focus on rapidly growing emerging markets and are targeting those geographies with attractive market fundamentals where our strengths in marketing, portfolio development, registration and customer education can add value for growers. Arysta’s business is well-aligned with our strategic focus on rapidly growing emerging markets. For example, in 2013, Arysta generated 68.6% of its sales from high-growth markets such as Latin America, Africa, the Middle East, Central and Eastern Europe, China and South Asia.

Leverage our Capabilities to Grow into New Markets and Applications. Building on our core competencies in product innovation, applications development and technical services, we intend to expand into new high-growth markets and expand upon our existing technologies to develop new products for new applications in markets that are adjacent to those we currently serve. Examples of our initiatives include:

•	Plating for Molded Interconnect Devices: Molded interconnect devices are devices made with injection-molded parts that integrate mechanical and electrical functions into a single piece. We are extending our “plating on plastics” technology into antenna manufacturing for smartphones. We believe that our technology results in a higher manufacturing yield and lower cost to our customers;

•	High Value PET Recycling: As worldwide demand for recycled polyethylene terephthalate (“PET”) grows, we are leveraging our strong position in Europe for specialized cleaners and defoamers that are used in recycling plastic products made of PET to expand that business globally, especially in emerging markets such as Asia and South America. Our specialized cleaners and defoamers enable recycled PET to be used in higher value applications such as bottle resin; and

•	Digital Flexographic Printing: We have developed an innovative LUX ® process, which uses a flat top dot processing technology that significantly increases the quality and consistency of the printed image from a flexographic printing plate in a manner that is more efficient and cost effective for our customers. The LUX ® process is a proprietary process we developed that changes the form of the dots on printing plates and enables printing with higher definition and fidelity.

•	BioSolutions: Within the biosolutions space, we believe there is significant untapped potential for discovery of new AIs and technologies addressing currently unmet needs, while the research and development costs and time to market are significantly lower than in agrochemicals.

•	AI Portfolio: Within the AgroSolutions business segment, we intend to focus on developing our portfolio of AIs through selective acquisitions and licensing of proprietary and proven AIs that are complementary to our future offerings and that can enhance our market access. Arysta’s business is well-aligned with our focus on developing our portfolio. For example, Arysta alone has acquired or licensed more than six AIs since 2012.

Pursue Strategic Acquisitions. We intend to pursue acquisitions as a way to enhance our strong organic growth. We will only focus on businesses that share our “asset-lite, high-touch” philosophy, with product offerings that provide geographic or product diversification, or expansion into related categories that can be marketed through our existing distribution channels or provide us with new distribution channels for our existing products, thereby increasing marketing and distribution efficiencies. Furthermore, we expect that acquisition candidates would demonstrate a combination of attractive margins, strong cash flow characteristics, category leading positions and products that generate recurring revenue. We anticipate that the fragmented nature of the specialty chemical products market will continue to provide opportunities for growth through strategic acquisitions of complementary businesses. We will only pursue acquisition opportunities that meet our acquisition criteria and when we deem it to be fiscally prudent.

Maintain our Commitment to Technology and Value-Added Customer Service. We are focused on product innovation and high quality customer service, the two book-ends of Platform’s business model. We believe that our commitment to technology, as well as research and development, will result in future success in our product innovation and development. Because the highly technical service we provide to our customers is an integral part of their successful use of our products, our service personnel become embedded with our customers’ product development processes. These close customer relationships enable us to identify and forecast the needs of our customers and draw upon our intellectual property portfolio and expertise in technology research and development to develop new products and successfully position our portfolio of products within the ever-changing business environment. In order to maximize high-impact new product launches in these industries, we intend to draw upon our existing technologies and flexible supply chain to rapidly commercialize new products and quickly respond to customer needs. Our overall low-cost and value-added customer service creates significant barriers to entry and high switching costs.

Focus on Human Capital. The success of our business depends on our ability to continue to capitalize on our technical capabilities, unique process know-how, strong customer relationships and industry knowledge. Our technical expertise and history of innovation demonstrated by the employees we acquired in the MacDermid Acquisition reflect the specialized and highly skilled nature of our research and development personnel. Our strong customer relationships and familiarity with our local markets result from the work of our highly talented and experienced sales and service personnel. As such, we intend to focus on attracting, retaining and developing the best human capital across all levels of our organization, which is key to our ability to successfully operate and grow our business.

Customers

Currently, we have more than 3,500 customers worldwide. Among these customers are some of the world’s preeminent companies, such as FIAT, Ford, GM, LG, Molex, Samsung, Stanley Black & Decker and major companies in the offshore oil and gas industries. We believe that we are able to service these customers and that we will attract new customers successfully through a global network of 16 manufacturing sites, nine research centers, and a direct sales force in over 20 countries. Our international reach, coupled with our local presence, enables us to meet the global and local needs of our customers.

We believe that our business is not materially dependent upon a single customer. However, although we have a diverse customer base and no customer or distributor constitutes 10% or more of our consolidated net sales, we do have customers and independent, third-party distributors, the loss of which could have a material adverse effect on our results of operations for the affected earnings periods. Both our Performance Materials segment and our Graphic Solutions segment are dependent on such customers and distributors. The principal two types of products purchased by such customers are surface finishing chemicals in our Performance Materials segment and solid sheet printing elements in our Graphic Solutions segment.

Selling & Marketing

Proprietary sales are generated from manufactured chemical compounds produced from our own research and development laboratories and manufacturing facilities. In many cases, these products are protected with patents or trademarks. Proprietary products have higher gross margins than non-proprietary products, and are perceived by our management to be more critical to our overall performance.

Methods for selling and marketing our proprietary products vary slightly by geographic region. In total, we generate business through the efforts of sales and service personnel and regional distributors and manufacturing representatives. In the Americas, approximately 330 sales, administrative and service personnel market our entire line of proprietary products. In certain areas of the United States, distributors and manufacturing representatives also sell and service many of our products. We market certain of our products through wholly owned subsidiaries in Canada and Mexico, and through 95% ownership of our operations in Brazil. In Europe, approximately 380 sales, administrative and service representatives, who are employed by our wholly owned subsidiaries located in Belgium, Czech Republic, France, Germany, Great Britain, Italy, Luxembourg, the Netherlands, Spain and Sweden, market our proprietary products. In the Asia-Pacific region, our local subsidiaries employ more than 470 sales, administrative and service representatives to market our proprietary products through either wholly owned subsidiaries or branches in Australia, mainland China, Hong Kong, India, Japan, Singapore, South Korea and Taiwan. In addition to the countries where we have wholly owned subsidiaries, some of our proprietary chemicals are sold in other countries throughout Asia, Europe and South America through distributors. Such resale items are marketed in conjunction with and as an aid to the sale of proprietary chemicals.

Employees

In order to ensure that we are able to continue to provide innovative products and highly technical service to our customers, we place a premium on maintaining a highly specialized and qualified employee base. As of June 30, 2014, we employed approximately 2,000 full-time employees across over 20 countries, including approximately 1,000 research and development chemists and experienced technical service and sales personnel. Our management believes that our relationships with our employees and collective bargaining unions are satisfactory.

Research and Development

With respect to our Performance Materials and Graphic Solutions segments, research in connection with proprietary products is performed principally in China, Great Britain, Japan and the United States. We spent approximately $23.9 million during 2013, which includes the Predecessor 2013 Period and the Successor 2013 period, and $25.0 million during the year ended December 31, 2012 on research and development activities. Substantially all research and development activities were performed internally.

Agrochemical research and development activities focus on the creation of high-impact new product formulations and applications while optimizing existing production technologies and maintaining product registrations around the world. CAS’ research and development expenditures totaled $13.2 million and $4.8 million as of December 31, 2013 and June 30, 2014, respectively. Arysta’s total investment in research and development, including acquiring new product registration rights and seeking new innovative formulations, expenditures totaled $26.8 million as of December 31, 2013.

Competitive Environment

We provide a broad line of proprietary chemical compounds and supporting services. Broadly speaking, we compete in the specialty chemicals market. On a more narrow scale, we compete in markets for specialty chemicals for agrochemicals, electronic applications, general metal and plastic finishing, printing and oil exploration and production.

We have many competitors in some proprietary product areas. Some of our competitors may have greater financial, technical and marketing resources than we do and may be able to devote greater resources to promoting and selling certain products. Some large competitors operate globally, as we do, but most operate only locally or regionally. We encounter competition from numerous and varied competitors in all areas of our business; however, our most significant competitors are Atotech Inc. (a division of Total S.A.), Enthone Inc. (an Alent plc company) and Rohm and Haas (a division of The Dow Chemical Company) for our Performance Materials segment and Asahi, DuPont and Flint Group for our Graphic Solutions segment. See “Risk Factors — We face intense competition, and our failure to compete successfully may have an adverse effect on our net sales, gross profit and financial condition.” included in this prospectus.

The agrochemical sector in particular is a highly developed and competitive industry with a wide range of established competitors that offer a broad variety of competing products. The biosolutions sector is a newer and less mature industry than agrochemicals; however, Arysta still faces significant competition from various competitors seeking to offer competing products and solutions to our customers. In AgroSolutions, our competitors include major multinational agrochemical companies such as BASF SE, Bayer AG, Syngenta AG, E. I. du Pont de Nemours and Company and The Dow Chemical Company, as well as a number of Japanese participants and a variety of similar biosolutions companies. Many of these organizations have longer operating histories, significantly greater resources, greater brand recognition, and a larger base of customers than we do in one or more of the markets in which we sell our products. As a result, they may be able to devote greater resources to the research and development, manufacturing, formulation, promotion, or sale of their products, receive greater resources and support from independent distributors, initiate or withstand substantial price competition, or more readily take advantage of acquisition or other opportunities.

We compete primarily on the basis of quality, technology, performance, reliability, brand, reputation, range of products and services, and service and support. We maintain extensive support, technical and testing services for our customers, and are continuously developing new products. We believe that our combined abilities to manufacture, sell, service and develop new products and applications, enable us to compete successfully both locally and internationally.

Patents, Trademarks and Proprietary Products

We own more than 750 domestic and foreign patents related to Performance Materials and Graphic Solutions segments . The patents we hold are important to our business and have remaining lives of varying duration. Although certain of these patents are becoming increasingly more important to our business, we believe that our ability to provide technical and testing services to customers, and to meet our customers’ rapid delivery requirements is equally, if not, more important. No specific group or groups of intellectual property rights are material to our business. However, we have many proprietary products which are not covered by patents and which are responsible for a large component of our total sales. Further, we hold a number of domestic and foreign trade names and trademark registrations and applications for registration, which we consider to be of value in identifying the MacDermid business and our products. We do not hold nor have we granted any franchises or concessions.

With respect to our AgroSolutions segment, our intellectual property and other proprietary rights are equally important and are protected by a combination of patents, trade secrets, trademarks, data exclusivity, and other marketing exclusivity rights, exclusive or semi-exclusive manufacturing arrangements, and other non-patent strategies. We seek intellectual property and other proprietary rights protection both in major market countries and other countries worldwide, as well as confidentiality procedures and contractual exclusivity and other rights to protect our intellectual property, proprietary formulations, processes, and other rights.

Government and Environmental Regulation

We are subject to numerous federal, state and local laws and regulations in the countries in which we operate, including tax and other laws that govern the way we conduct our business. However, no portion of our business is subject to re-negotiation of profits or termination of contracts or subcontracts at the election of the governments in the countries in which we operate.

We are subject to the FCPA, which prohibits companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. Our reliance on independent distributors to sell some of our proprietary chemicals internationally demands a high degree of vigilance in maintaining our policy against participation in corrupt activity, because these distributors could be deemed to be our agents, and we could be held responsible for their actions. Other U.S. companies have faced criminal penalties under the FCPA for allowing their agents to deviate from appropriate practices in doing business with these individuals. We are also subject to similar anti-bribery laws in the jurisdictions in which we operate, including the United Kingdom’s Bribery Act of 2010, which went into effect in the third quarter of 2011, which also prohibits commercial bribery and makes it a crime for companies to fail to prevent bribery. These laws are complex and far-reaching in nature, and, as a result, we cannot assure you that we would not be required in the future to alter one or more of our practices to be in compliance with these laws or any changes in these laws or the interpretation thereof. Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition, or results of operations. In recent years, several jurisdictions have enhanced their laws and regulations in this area, increased their enforcement activities, and increased the level of cross-border coordination and information sharing. We could also suffer severe penalties, including criminal and civil penalties, disgorgement, and other remedial measures.

We maintain a Business Conduct and Ethics Policy (the “Ethics Policy”) and a Code of Ethics for Senior Financial Officers (the “Code of Ethics”) which were approved by our Board. The Ethics Policy and the Code of Ethics cover compliance with the FCPA and similar anti-corruption laws, as well as other legal areas applicable to our operations. We provide compliance training to our employees in an effort to raise awareness, foster compliance and set an expectation of compliance at all levels within the Company. The Ethics Policy establishes a duty to report non-compliance and provides avenues for making such reports, including a reporting hotline. We also maintain a system for auditing compliance with applicable laws.

As a manufacturer and distributor of specialty chemicals and systems, we are subject to extensive U.S. and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated properties and occupational safety and health matters. We have and may in the future incur significant costs, including cleanup costs, fines and sanctions and third-party claims for property or natural resource damage or personal injuries as a result of past or future violations of, or liabilities under, such laws and regulations. As of June 30, 2014, we had appropriate reserves for various non-material environmental matters.

Domestic and international laws regulate the production and marketing of chemical substances. Almost every country has its own legal procedures for registration, transportation, export and import. Of these, the laws and regulations in Brazil, China, Canada, the European Union, Taiwan, the United Kingdom and the United States are the most significant to the businesses of CAS and Arysta. The European Union Commission for example has established procedures whereby all existing crop protection active ingredient chemicals commercially available in the European Union (the “EU”) are to be reviewed. The Registration, Evaluation, Authorization and Restriction of Chemical

substances (“REACH”), adopted in December 2006, requires manufacturers and importers of most chemicals in the EU to register these chemicals and evaluate their potential impact on human health and the environment. The effective date of the legislation was June 1, 2007 and it required all covered substances to be pre-registered by November 30, 2008. Since December 1, 2008, no product containing covered substances can be manufactured in or imported into the EU unless the substances therein have been pre-registered. Active substances and co-formulants used in plant protection products (pesticides) are generally exempt from REACH as they are considered as already registered under the Plant Protection Products Directive 91/414/EEC. However, there are certain exceptions that may apply that require the active substance or co-formulant to be registered under REACH, particularly if the substance has a non-plant protection use. While CAS has registered and continues to register substances as necessary in accordance with applicable registration deadlines, the majority of CAS’ substances, to the extent registration will be required, will be registered in 2018. The cost estimates could vary based on the number of substances requiring registration, data availability and cost. The implementation of the REACH registration process may affect CAS’ ability to manufacture and sell certain products in the future. Additionally, other laws and regulations regulate and may limit their business in other countries. CAS incurs substantial costs to register and maintain the registrations of its products in the jurisdictions in which it does business.

In response to increased government attention to environmental matters worldwide, we continue to develop proprietary products designed to reduce the discharge of pollutant materials into the environment and eliminate the use of certain targeted raw materials while enhancing the efficiency of customer chemical processes.

In addition, many of our full-time employees are employed outside the United States. In certain jurisdictions where we operate, particularly Brazil, France, Germany, Italy and Japan, labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights on termination of employment. In addition, in certain countries where we operate, our employees are members of unions or are represented by a works council as required by law. We are often required to consult and seek the consent or advice of these unions and/or works councils. These laws, coupled with the requirement to consult with the relevant unions or works councils, could adversely affect our flexibility in managing costs and responding to market changes and could limit our ability to access the skilled employees on which our business depends.

We believe that none of CAS, Arysta or Agriphar has any material environmental issues outstanding.

Properties

At June 30, 2014, we lease or own facilities and laboratories throughout the United States, some of which have multiple buildings and warehouses, and these U.S. facilities encompass approximately 0.9 million square feet. We lease or own international facilities encompassing approximately 1.3 million square feet primarily in Asia, Europe and South America. Of the United States and international manufacturing and warehouse facilities, approximately 1.6 million square feet of space is owned, while the remaining 0.6 million square feet of space is leased. The approximate percentage of the facility square footage used by the Performance Materials segment and the Graphic Solutions segment is 71% and 29%, respectively. We believe that all of our facilities and equipment are in good condition, well maintained, adequate for our present operations and utilized for their intended purposes.

Insurance

Our belief is that we have customary levels of insurance for a company of our size in our industry. Our insurance policies are subject to deductibles and limits. We have property coverage with a limit of $50.0 million, domestic employee benefits coverage with a limit of $2.0 million and cargo transport liability with a limit of $1.5 million. We also maintain other types of insurance, such as aviation products liability, automobile, and general liability insurance.

We maintain insurance coverage at levels that we believe to be reasonable. However, we are not fully insured against all potential hazards incident to our business. Additionally, we may incur losses beyond the limits of, or outside the coverage of, our insurance. We maintain full replacement value insurance coverage for property damage to a majority our facilities and business interruption insurance. Nevertheless, a significant business interruption in the operation of one or more of our facilities could have a material adverse effect on our business. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage.

Legal Proceedings

On July 8, 2014, a federal court jury found in favor of MacDermid Printing Solutions LLC (“MPS”) in litigation against Cortron, Inc. (“Cortron”) and awarded MPS $3,941 in anti-trust damages; $7,904 in breach of contract damages; $3,791 and additional punitive damages for misappropriation of trade secrets, and $11,875 plus additional punitive damages for unfair trade practices. The actual aggregate amount of damages, including the amount of punitive damages and an award of attorney fees will be determined by the presiding judge after post-trial briefing by the parties. Cortron may appeal the verdict; accordingly, MPS’ ability to collect on the judgment is uncertain. All proceeds from this litigation are subject to the pending litigation provisions of our Platform Business Combination Agreement dated as of October 10, 2013. On September 22, 2014, the United States District Court for the District of New Jersey handed MacDermid a significant victory in this patent litigation with DuPont. The Court issued summary judgment rulings in favor of MacDermid finding certain DuPont’s patents invalid and not infringed. These rulings summarily find against DuPont on all of the patent claims asserted by DuPont in this lawsuit. The ruling, however, leaves all counterclaims made by MacDermid against DuPont in place.

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, product liability claims, contractual disputes, premises claims and employment and environmental, health, and safety matters. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, prospects, financial condition, cash flows and results of operations.

We are a manufacturer and distributor of specialty chemical products, and are therefore exposed to the risk of liability or claims with respect to environmental cleanup or other matters, including those in connection with the disposal or releases of, or exposure to, hazardous materials. We have received notices of violation with respect to instances of non-compliance with environmental laws. A number of our facilities and former facilities have been environmentally impacted from historic operations and some of our facilities are in the process of being investigated and remediated. See Note 16 to our audited consolidated financial statements for the year ended December 31, 2013 included in this prospectus.

We or our affiliates have been named as a potentially responsible party in numerous superfund sites due to historic operations. Asbestos and other hazardous substances are or may be present at our facilities. We are subject to extensive domestic and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing discharges of pollutants into soil, air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated properties. We have incurred, and will continue to incur, costs and capital expenditures in complying with these laws and regulations. Additional costs could be incurred, including cleanup costs, fines, sanctions, and third-party claims, as a result of violations of or liabilities under environmental laws. As of June 30, 2014, we had reserved approximately $3.3 million for our outstanding legal proceedings.

From time to time, CAS, Arysta and Agriphar are involved in routine claims, litigation and administrative proceedings arising out of the ordinary course of business.

DESCRIPTION OF INDEBTEDNESS

The following is a description of our current indebtedness.

Second Amended and Restated Credit Agreement

On April 12, 2007, MacDermid entered into three senior secured credit facilities consisting of (i) a $360 million tranche B term loan credit facility denominated in U.S. Dollars, (ii) a $250 million tranche C term loan credit facility denominated in Euros and (iii) a $50 million revolving credit facility denominated in U.S. Dollars (collectively, the “2007 Credit Facilities”). On April 12, 2007, MacDermid also issued $350 million of senior subordinated notes with a fixed interest rate of 9.50% at par.

On June 7, 2013, MacDermid completed a refinancing arrangement whereby the outstanding amounts under the 2007 Credit Facilities and outstanding senior subordinated notes were replaced with two new senior secured credit facilities (the “2013 Credit Facilities”) pursuant to a Credit Agreement dated as of June 7, 2013 (the “Credit Agreement”), which consisted of (i) a $805 million first lien credit facilities allocated between (a) a $755 million term loan facility denominated in U.S. Dollars (“first lien term loan”), and (b) a $25 million revolving credit facility denominated in U.S. Dollars and $25 million multi-currency revolving credit facility (collectively, the “revolving credit facilities”), and (ii) a $360 million second lien term loan facility denominated in U.S. Dollars (“second lien term loan”). The first lien term loan and related revolving credit facilities accrued interest at L+3.00% subject to, in the case of the first lien term loan, (i) stepdowns based on total leverage ratios and (ii) a LIBOR floor of 1.00%. The revolving credit facilities portion of the first lien term facilities was scheduled to mature June 7, 2018. The first lien term loan was scheduled to mature June 7, 2020. The second lien term loan accrued interest at L+6.75%, was subject to a LIBOR floor of 1.00% and was scheduled to mature on December 7, 2020. The 2013 Credit Facilities were guaranteed by MacDermid Holdings and certain of its direct and indirect wholly owned domestic subsidiaries and were secured by the personal and real property owned or thereafter acquired of MacDermid Holdings and certain of its direct and indirect wholly owned domestic subsidiaries and also 65% of the stock of a loan party’s first tier foreign subsidiaries, subject to customary exceptions, exclusions and release mechanisms.

In connection with the MacDermid Acquisition, on October 31, 2013, we entered into an Amendment No. 1 to the Credit Agreement with respect to the 2013 Credit Facilities whereby, among other things, we (i) amended and restated the Credit Agreement (such facilities as so amended and restated, the “A&R 2013 Credit Facilities” and the Credit Agreement as so amended and restated, the “Amended and Restated Credit Agreement”), (ii) repaid in full the second lien term loan and (iii) Platform became a co-borrower on all obligations under the revolving credit facilities, and the negative and affirmative covenants contained therein were modified to reflect the new corporate structure.

On August 6, 2014, we amended and restated the A&R 2013 Credit Facilities by entering into an Amendment No. 2 to the Amended and Restated Credit Agreement (such facilities as so amended and restated, the “Second A&R 2013 Credit Facilities” and the Amended and Restated Credit Agreement as so amended and restated, the “Second Amended and Restated Credit Agreement”), and agreeing on the implementation of certain further amendments upon consummation of the CAS Acquisition (the “Further Amendments”) to the Second Amended and Restated Credit Agreement. The Second Amended and Restated Credit Agreement generally provides for, among other things, (i) Platform as a borrower under the term loan facility, (ii) increased flexibility with respect to permitted acquisitions, (iii) the ability to request incremental facilities in currencies other than U.S. Dollars, and (iv) securing foreign assets in support of future term loans. The Second Amended and Restated Credit Agreement also allows us, subject to certain limitations, to extend the maturity of our term loans and/or revolving credit commitments.

On October 1, 2014, we and MacDermid, as borrowers, MacDermid Holdings, certain subsidiaries of MacDermid Holdings and Platform party thereto, Barclays Bank PLC, as collateral agent and administrative agent, and the incremental lender entered into the Incremental Amendment to the Second Amended and Restated Credit Agreement for an increase in the term loan tranche of the Second A&R 2013 Credit Facilities (the “USD Incremental Loans”) in an aggregate principal amount of $300 million. Except as set forth in the Incremental Amendment, the USD Incremental Loans have identical terms as the existing Tranche B Term Loans (as defined in the Second Amended and Restated Credit Agreement) and are otherwise subject to the provisions of the Second Amended and Restated Credit Agreement. As a result of the Incremental Amendment, the Second Amended and Restated Credit Agreement provides for USD term loans in an aggregate principal amount of $1,055 million. The proceeds from the Incremental Amendment were used to finance the Agriphar Acquisition.

As described above, the Second Amended and Restated Credit Agreement, as amended by the Incremental Amendment, and without taking into effect the consummation of the Further Amendments discussed below, provides for senior secured credit facilities consisting of (i) U.S. Dollar term loans in an aggregate principal amount of $1,055 million, (ii) a U.S. Dollar revolving credit facility in an aggregate principal amount of $25 million, and (iii) a multi-currency revolving credit facility in an aggregate principal amount of $25 million.

The Second Amended and Restated Credit Agreement contains customary covenants including limitations on additional indebtedness, dividends and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens, transactions with affiliates, amendments to organizational documents, accounting changes, sale and leaseback transactions and dispositions. The revolving credit facilities also impose a financial covenant requiring us, if our borrowings under the revolving credit facilities and letter of credit obligations exceed 25% of the revolving credit commitments as of the last day of any fiscal quarter, to maintain a 6.5 to 1.0 ratio of (x) consolidated indebtedness secured by a first lien minus unrestricted cash and cash equivalents of the borrowers and guarantors under the Second Amended and Restated Credit Agreement to (y) consolidated EBITDA for the four most recent fiscal quarters, subject to a right to cure.

The Second Amended and Restated Credit Agreement also contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of certain covenants, inaccuracy of representations and warranties, failure to make payment on certain other material indebtedness, bankruptcy and insolvency events, material judgments and a change of control of Platform. Upon the occurrence of an event of default, payment of any outstanding amounts under the Second Amended and Restated Credit Agreement may be accelerated. Borrowings under the Second Amended and Restated Credit Agreement are also subject to mandatory prepayment from the proceeds of certain dispositions of assets and from certain insurance and condemnation proceeds, excess cash flow and debt incurrences, in each case, subject to customary carve-outs and exceptions.

Letters of Credit

We have letters of credit outstanding of $989,000 at June 30, 2014. Letters of credit reduce the borrowings available under our revolving credit facility.

Other Debt Facilities

We carry various short-term debt facilities worldwide which are used to fund short-term cash needs. As of June 30, 2014, there were no borrowings under these other debt facilities. We also have various overdraft facilities available. At June 30, 2014, the capacity under these overdraft facilities was approximately $23.0 million. As of June 30, 2014, these overdraft lines bore interest rates ranging from 1.1% to 6.25%.

Acquisition Financings

CAS Acquisition

CAS Debt Commitment Letter

In connection with the CAS Acquisition, on April 16, 2014, we entered into a debt commitment letter for (i) $600 million of incremental first lien term loans (the “2014 First Lien Facility”) to be incurred under the Second Amended and Restated Credit Agreement and (ii) second lien term loans (the “2014 Second Lien Facility”) in an aggregate principal amount of $120 million for the purposes of financing the CAS Acquisition and the fees and expenses in connection therewith, on the terms and subject to the conditions set forth in such debt commitment letter.

On July 15, 2014, we amended and restated the debt commitment letter entered into in connection with the CAS Acquisition pursuant to which the maximum commitment under the 2014 First Lien Facility was reduced to $405 million and the 2014 Second Lien Facility commitment was eliminated. These amendments resulted from our improved cash on hand position, primarily as a result of the May Private Placement completed on May 21, 2014.

Amended and Restated Credit Agreement

On August 6, 2014, we, Barclays Bank PLC, the several lenders from time to time party thereto and the other parties thereto further amended our senior secured credit facility by entering into a second amended and restated credit agreement (the “Amended and Restated Credit Agreement”), which generally provides for, among other things, (i) Platform as a borrower under the term loan facility, (ii) increased flexibility with respect to permitted acquisitions, (iii) the ability to request incremental facilities in currencies other than U.S. Dollars, and (iv) securing foreign assets in support of future term loans. The Amended and Restated Credit Agreement also allows us, subject to certain limitations, to extend the maturity of our term loans and/or revolving credit commitments.

The Further Amendments

In addition, pursuant to the Further Amendments to the Amended and Restated Credit Agreement which became effective upon the consummation of the CAS Acquisition on November 3, 2014, (i) we borrowed New Tranche B Term Loans in an aggregate principal amount of $130 million through an increase in our existing tranche B term loan facility, (ii) our existing U.S. Dollar revolving credit facility was increased by $62.5 million to $87.5 million and (iii) our existing multicurrency revolving credit facility was increased by $62.5 million to $87.5 million. On the date of the CAS Acquisition, we borrowed $60 million under the U.S. Dollar revolving credit facility and €55 million ($69 million assuming an exchange rate of $1.26 per €1.00) under the multicurrency revolving credit facility. In addition, Euro Tranche Term Loans in an aggregate amount of €205 million ($259 million assuming an exchange rate of $1.26 per €1.00), were borrowed by a newly indirect subsidiary of Platform, MAS Holdings and NAIP, serving as United States co-borrower. Pursuant to the Further Amendments, MAS Holdings and NAIP were added as borrowers under the Second Amended and Restated Credit Agreement in respect of the Euro Tranche Term Loans and certain domestic and foreign subsidiaries of Platform and MacDermid, including MAS Holdings and NAIP, became guarantors under our Amended and Restated Credit Agreement, and in connection therewith, pledged certain additional collateral to secure the obligations incurred under the Euro Tranche Term Loans and/or other loans incurred under the facility.

With the exception of the collateral package as noted above and the interest rate, the terms of the Euro Tranche Term Loans are substantially similar to Platform’s New Tranche B Term Loans and bear interest at a rate per annum equal to an applicable margin plus an adjusted Eurocurrency Rate, calculated as set forth in the Amended and Restated Credit Agreement, and mature on June 7, 2020. As amended by the Further Amendments, the Amended and Restated Credit Agreement now also provides for, among other things, additional flexibility with respect to certain limiting covenants, including by increasing certain dollar baskets.

As of result of the Incremental Amendment and the Further Amendments in connection with the CAS Acquisition, we have (i) approximately $1,437 million outstanding under our first lien credit facility (including new term loans denominated in Euros in an aggregate of €205 million) and (ii) $129 million outstanding under our revolving credit facilities.

Arysta Acquisition

Debt Commitment Letter

On October 20, 2014, we entered into the Debt Commitment Letter with the Commitment Parties for the New Term Facilities, for the purposes of financing the Arysta Acquisition and the fees and expenses in connection therewith, on the terms and subject to the conditions set forth in the Debt Commitment Letter. The Commitment Parties’ obligation to provide the Facilities is subject to a number of customary conditions precedent. Furthermore, we are under no obligation to borrow under the Facilities and anticipate seeking a number of alternative financings for the Arysta Acquisition in lieu of the New Facilities, including, but not limited to, equity (including the Shares offered hereby) or debt offerings and other borrowings under our Amended and Restated Credit Agreement. For a complete discussion of our anticipated and backstop financing plans with respect to the Arysta Acquisition, see “Use of Proceeds.”

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of November 1, 2014, are as follows:

Name	Age	Title
Martin E. Franklin	50	Chairman
Daniel H. Leever	66	Chief Executive Officer, President and Vice Chairman
Frank J. Monteiro	44	Senior Vice President and Chief Financial Officer
Robert L. Worshek	43	Vice President and Chief Accounting Officer
John L. Cordani	51	Vice President—Legal and Secretary
Michael V. Kennedy	53	Vice President of Tax and Treasurer
Ian G. H. Ashken	54	Director
Nicolas Berggruen	53	Director
Michael F. Goss	54	Director
Ryan Israel	29	Director
E. Stanley O’Neal	63	Director

Martin E. Franklin has served as a director of Platform since April 28, 2013 and has served as Chairman since October 31, 2013. Mr. Franklin is the founder and Executive Chairman of Jarden Corporation, a Fortune 500 broad-based consumer products company (“Jarden”). Mr. Franklin was appointed to Jarden’s board of directors in June 2001 and served as Jarden’s Chairman and Chief Executive Officer from September 2001 until June 2011, at which time he began service as Executive Chairman. Mr. Franklin has experience serving on the boards of private and public companies. Mr. Franklin is currently serving on the board of directors of Nomad Holdings Limited and served on the boards of directors of Justice Holdings Limited (“Justice”) from February 2011 until its business combination with Burger King Worldwide, Inc. (“Burger King”) in June 2012, and continues to serve on the board of Burger King and as a member of its audit committee. During the last five years, Mr. Franklin also served on the board of directors of Kenneth Cole Productions, Inc., Liberty Acquisition Holdings (International) Company, GLG Partners, Inc. (f/k/a Freedom Acquisition Holdings, Inc.) and Grupo Prisa. Mr. Franklin is also a director and trustee of a number of private companies and charitable institutions. Mr. Franklin graduated from the University of Pennsylvania.

Daniel H. Leever has served as a director of Platform since October 31, 2013. Mr. Leever is currently the Chief Executive Officer, President and Vice Chairman of Platform. Mr. Leever served as Chief Executive Officer of MacDermid from 1990 to 2013. From 1998 to 2013, Mr. Leever served as Chairman of the board of directors of MacDermid. From 1989 to 1990, Mr. Leever served as Senior Vice President and Chief Operating Officer of MacDermid. Mr. Leever initially joined MacDermid as an employee in 1982. Mr. Leever attended undergraduate school at Kansas State University and graduate school at the University of New Haven School of Business.

Frank J. Monteiro has served as the Senior Vice President and Chief Financial Officer of Platform since October 31, 2013. Mr. Monteiro served as the Senior Vice President and Chief Financial Officer of MacDermid from February 2010 to October 31, 2013. From April 2007 until February 2010, Mr. Monteiro served as Vice President of Finance and Treasurer of MacDermid. Mr. Monteiro joined the MacDermid business in June 1998 and, from June 1998 to April 2007, served in the positions of General Accounting Manager, Domestic Accounting Manager and Assistant Controller of Industrial Americas operations, and as Assistant Treasurer and Risk Manager of MacDermid. Mr. Monteiro received a Bachelor of Science in Accountancy from Bentley University.

Robert L. Worshek has served as Vice President and Chief Accounting Officer (“CAO”) of Platform since August 5, 2014. In his role as CAO, Mr. Worshek is the principal accounting officer of Platform. Prior to joining Platform, Mr. Worshek was the Chief Accounting Officer of SunTrust Banks, Inc. (NYSE:STI) from 2011 to 2013 and was employed by PricewaterhouseCoopers, LLP from 1997 to 2011. Mr. Worshek has a Bachelors of Science in Business Administration from the University of Nebraska at Omaha and a Masters of Business Administration from the Booth School of Business at the University of Chicago.

John L. Cordani has served as Vice President – Legal and Secretary of Platform since August 5, 2014. Mr. Cordani has served as the Corporate Secretary of Platform since October 31, 2013 and as the Secretary and General Counsel of MacDermid from 1994, other than during the period from May 2000 to March 2002, when he worked as a partner at Carmody & Torrance LLP, and Corporate Secretary of Platform since October 31, 2013. From 1989 until 1992, Mr. Cordani served as IP Manager of MacDermid. Having joined MacDermid in 1986, Mr. Cordani served as a researcher for the company from 1986 until 1989. Since 2001, Mr. Cordani also works as an Adjunct Professor of Law at Quinnipiac University Law School. Mr. Cordani received a Juris Doctor from Quinnipiac University Law School, a Master of Science in Materials Science from Rensselaer Polytech, and a Bachelor of Science in Chemical Engineering from Texas A&M University.

Michael V. Kennedy has served as Vice President of Tax and Treasurer of Platform since May 3, 2014. Mr. Kennedy served as Vice President of Tax of MacDermid since December 2013. Mr. Kennedy has also served as the Treasurer and Director of Tax of MacDermid Group, Inc. since its formation and as the Director of Tax of MacDermid, continuously since August 2006 and previously from January 1997 until September 2001. Mr. Kennedy has also served as Treasurer of MacDermid, since May 2011. From October 2001 through June 2006, Mr. Kennedy was Vice President-Tax for Allied Domecq North American Corporation, an alcoholic beverage company. From October 1989 to December 1996, he was a tax manager at Dynamics Corporation of America, an electrical appliance and electronic device manufacturer. Mr. Kennedy began his career at Arthur Andersen & Co as a tax accountant and a senior tax supervisor from 1986 to 1989. Mr. Kennedy is a certified public accountant and received a Bachelor of Business Administration in Accounting from Pace University.

Ian G. H. Ashken has served as a director of Platform since October 31, 2013. Mr. Ashken co-founded Jarden and serves as its Vice Chairman, President and Chief Financial Officer. Until February 15, 2007, Mr. Ashken was also Secretary of Jarden. Mr. Ashken was appointed to Jarden’s board of directors on June 25, 2001 and became its Vice Chairman, Chief Financial Officer and Secretary effective September 24, 2001. Mr. Ashken is also a director or trustee of a number of private companies and charitable institutions. Mr. Ashken also served as the Vice Chairman and/or Chief Financial Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc., between 1992 and 2000. During the last five years, Mr. Ashken also served as a director of GLG Partners, Inc. (f/k/a Freedom Acquisition Holdings, Inc.) and Phoenix Group Holdings (f/k/a Pearl Group).

Nicolas Berggruen has served as a director of Platform since April 28, 2013. Mr. Berggruen founded what became Berggruen Holdings Ltd in 1984 to act as the direct investment vehicle of what became the Nicolas Berggruen Charitable Trust. Mr. Berggruen has served as the Chairman of Berggruen Holdings Ltd since its inception. Mr. Berggruen is also the founder of the Berggruen Institute on Governance, an independent, nonpartisan think tank. Mr. Berggruen has experience serving on the boards of private and public companies. He served on the board of directors of Justice from February 2011 until its business combination with Burger King in June 2012. Mr. Berggruen also served on the board of directors of Liberty Acquisition Holdings Corp. from June 2007 until its business combination with Grupo Prisa, in November 2010, and continued to serve on the board of Grupo Prisa until March 2014. Mr. Berggruen served on the board of directors of Liberty Acquisition Holdings (International) Company from January 2008 until its acquisition of Phoenix Group Holdings (f/k/a Pearl Group) in September 2009, Freedom Acquisition Holdings, Inc. from June 2006 until its acquisition of GLG Partners, Inc. in November 2007, and continued to serve on the board of GLG Partners, Inc. until February 2009. Mr. Berggruen studied at l’Ecole Alsacienne before attending Le Rosey in Switzerland and obtained his B.S. in finance and international business from New York University.

Michael F. Goss has served as a director of Platform since the MacDermid Acquisition on October 31, 2013. Mr. Goss retired from Bain Capital in December 2013 following thirteen years with the firm in various senior managerial capacities. Mr. Goss joined Bain Capital in 2001 as Managing Director and Chief Financial Officer and in 2004, he assumed the additional role of Chief Operating Officer. Prior to joining Bain Capital, Mr. Goss was Executive Vice President and Chief Financial Officer of Digitas Inc., a global internet professional services firm, which he helped take public in March 2000. Prior to joining Digitas Inc., Mr. Goss was Executive Vice President and Chief Financial Officer, and a member of the board of directors of Playtex Products, Inc. Mr. Goss graduated from Kansas State University in 1981 with a BS in economics and received an MBA with Distinction from Harvard Business School in 1986.

Ryan Israel has served as a director of Platform since October 31, 2013. Mr. Israel is currently a partner at Pershing Square Capital Management, L.P. (“Pershing Square”), a research intensive, fundamental value based investment firm based in New York City. Mr. Israel joined Pershing Square in March 2009, and is responsible for identifying, analyzing and monitoring current and prospective investment opportunities across a variety of industries. Before joining Pershing Square, during the last five years, Mr. Israel was an investment banker in the technology, media and telecom division at Goldman Sachs. Mr. Israel attended the Wharton School at the University of Pennsylvania, where he received a B.S. in Economics, with concentrations in Finance and Accounting.

E. Stanley O’Neal has served as a director of Platform since October 31, 2013. Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. (“Merrill Lynch”) until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Mr. O’Neal has served as a director of Alcoa, an aluminum manufacturing company, since January 2008 and is a member of its audit and governance and nominating committees. Mr. O’Neal was a director of General Motors Corporation from 2001 to 2006, and a director of American Beacon Advisors, Inc. (investment advisor registered with the SEC) from 2009 to September 2012. Mr. O’Neal graduated from Kettering University in 1974 with a degree in industrial administration and received his MBA from Harvard Business School in 1978.

Board of Directors

Our Board currently consists of seven directors. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences around our board room. Our amended and restated by-laws provide that our directors are elected for a one-year term expiring at the next annual meeting of our stockholders. Our amended and restated by-laws further provide that, in uncontested elections, directors will be elected by a majority of the votes cast, and in contested elections, directors will be elected by a plurality of the votes cast.

Director Independence

Upon the listing of our common stock on the NYSE, the composition of the Board and its committees (as discussed below) became subject to the independence requirements set forth under the NYSE corporate governance listing standards as well as the Governance Principles and Code of Conduct (the “Governance Principles”) which have been adopted by the Board. Under the NYSE corporate governance listing standards, a director qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with Platform. While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination. In making each of these independence determinations, the Board has considered all of the information provided by each director in response to detailed inquiries concerning his independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with us.

Based on information provided by each director concerning his background, employment and affiliations, we have determined that each of Ian G. H. Ashken, Nicolas Berggruen, Michael F. Goss, Ryan Israel and E. Stanley O’Neal is “independent” as this term is defined under the applicable rules and regulations of the SEC and the NYSE corporate governance listing standards. In evaluating such independence, the Board specifically considered, among other things, their present employment and other direct or indirect affiliations or relationships between or with Platform.

Corporate Governance Guidelines

Our Board is responsible for overseeing the management of our Company. On December 16, 2013, the Board adopted the Governance Principles which sets forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	board structure and meetings;

•	management succession; and

•	the performance evaluation of our Board and Chief Executive Officer.

Our Governance Principles are available in the Investor Relations section of our website at www.platformspecialtyproducts.com.

Board Leadership Structure

The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chief Executive Officer and Chairman of the Board and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for Platform. Currently, Platform separates the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the day-to-day leadership and performance of Platform, while the Chairman of the Board provides strategic guidance to the Chief Executive Officer, sets the agenda for and presides over the Board meetings. In addition, Platform believes that the current separation provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of Platform’s performance and governance standards.

Involvement in Certain Legal Proceedings

No director, executive officer or person nominated to become a director or executive officer has, within the last ten years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy filing or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting his involvement in any type of business, securities or banking activities or practice; or (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

We are not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than five percent (5%) of any class of the Company’s voting securities, or any associate of any such director, executive officer, affiliate, owner of record or beneficial owner of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Family Relationships

There are no family relationships among any of the directors or executive officers of the Company.

Board Committees

The Board has three standing board committees that were formed on October 31, 2013: the audit committee, the compensation committee and the nominating and policies committee. Copies of the committee charters of each of the audit committee, the compensation committee and the nominating and policies committee setting forth the respective responsibilities of the committees can be found under the Investor Relations section of our website at

www.platformspecialtyproducts.com. Such information is also available in print to any stockholder who requests it through our Investor Relations department. We periodically review and, if necessary, will revise the committee charters of each of our committees.

Audit Committee

Our audit committee consists of Messrs. Goss (Chairman of the audit committee), Ashken and Israel. We have reviewed the background, experience and independence of the audit committee members and based on this review, we have determined that each member of the audit committee (i) meets the independence requirements of the NYSE corporate governance listing standards, (ii) meets the enhanced independence standards for audit committee members required by the SEC, and (iii) is financially literate, knowledgeable and qualified to review financial statements . In addition, the Board has determined that each of Messrs. Goss (Chairman) and Ashken qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

On December 16, 2013, our Board adopted a written audit committee charter that governs the responsibilities of the audit committee. The audit committee is responsible for, among other things:

•	overseeing our accounting and the financial reporting processes;

•	appointing and overseeing the audit of our independent registered public accounting firm (including resolution of disagreements between management and our independent registered public accounting firm);

•	pre-approving all auditing services and permitted non-auditing services to be performed for us by our independent registered public accounting firm and approving the fees associated with such services;

•	reviewing interim and year-end financial statements with management and our independent registered public accounting firm;

•	overseeing our internal audit function, reviewing any significant reports to management arising from such internal audit function and reporting to the Board; and

•	reviewing and approving all related-party transactions required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Under procedures adopted by the audit committee, the audit committee reviews and pre-approves all audit and non-audit services performed by our independent registered public accountants.

Compensation Committee

Our compensation committee consists of Messrs. O’Neal (Chairman of the compensation committee), Berggruen and Israel. We have reviewed the background, experience and independence of the compensation committee members and based on this review, we have determined that each member of the compensation committee (i) meets the independence requirements of the NYSE corporate governance listing standards, (ii) is an “outside director” pursuant to the criteria established by the Internal Revenue Service (“IRS”), and (iii) meets the enhanced independence standards for compensation committee members established by the SEC.

In addition, the Board has determined that each member of the compensation committee is (i) independent pursuant to the enhanced independence standards for compensation committee members set forth in Section 303A.02(A)(ii) of the NYSE Listed Company Manual, based on evaluations conducted in accordance with and considering the factors set forth in Section 303A.02(A)(ii), and (ii) an “outside director” pursuant to the criteria established by the Internal Revenue Service.

On December 16, 2013, our Board adopted a written compensation committee charter that governs the responsibilities of the compensation committee. The compensation committee is responsible for, among other things:

•	assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of any executive succession plans;

•	reviewing and approving corporate goals and objectives with respect to compensation for the Chief Executive Officer;

•	making recommendations to the Board with respect to compensation of other executive officers and providing oversight of management’s decisions concerning the performance and compensation of such executive officers;

•	reviewing on a periodic basis compensation and benefits paid to directors;

•	reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board as needed;

•	assuring the effective representation of Platform’s stockholders; and

•	preparing a compensation committee report on executive compensation required by the SEC to be included in our annual proxy statement.

The compensation committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The compensation committee also has authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion. The compensation committee has sole authority to approve related fees and retention terms.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee who presently serve, or in the past year have served, on the compensation committee has interlocking relationships as defined by the SEC or had any relationships with Platform requiring disclosure under the SEC rules relating to certain relationships and related party transactions.

Nominating and Policies Committee

Our nominating and policies committee consists of Messrs. Berggruen (Chairman of the nominating and policies committee), Ashken and Israel. We have reviewed the background, experience and independence of the nominating and policies committee members and based on this review, we have determined that each of Messrs. Berggruen, Ashken and Israel meets the independence requirements of the NYSE corporate governance listing standards and SEC rules and regulations.

On December 16, 2013, our Board adopted a written nominating and policies committee charter that governs the responsibilities of the nominating and policies committee. The nominating and policies committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;

•	leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval at our annual meetings;

•	reviewing the Board’s committee structure and recommending to the Board for approval directors to serve as members of each committee;

•	developing and recommending to the Board for approval a set of corporate governance guidelines and generally advising the Board on corporate governance matters;

•	reviewing such corporate governance guidelines on a periodic basis and recommending changes as necessary; and

•	reviewing director nominations submitted by stockholders.

The nominating and policies committee may, when it deems appropriate, delegate certain of its responsibilities to one or more nominating and policies committee members or subcommittees.

The nominating and policies committee considers possible candidates for nominees for directors from many sources, including management and stockholders. The nominating and policies committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the nominating and policies committee.

In making nominations, the nominating and policies committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In evaluating nominees, the nominating and policies committee is required to take into consideration the following attributes, which are desirable for a member of the Board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. In addition, while Platform does not have a formal, written diversity policy, the nominating and policies committee will attempt to select candidates who will assist in making the Board a diverse body. Platform believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions.

Codes of Ethics

On December 16, 2013, our Board adopted the Ethics Policy, which establishes the standard of ethical conduct applicable to all our directors, officers and employees. The Ethics Policy addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the Ethics Policy, employee misconduct, conflicts of interest or other violations.

On March 26, 2014, our Board also adopted the Code of Ethics, which is applicable to our Chief Executive Officer, Chief Financial Officer and principal accounting officer (collectively, the “Financial Officers”). The Code of Ethics defines additional specific requirements, beyond the Ethics Policy, to which the Financial Officers are bound. The Code of Ethics is designed to promote honest and ethical conduct, confidentiality, proper disclosure in Platform’s periodic reports and compliance with applicable laws, rules and regulations.

Copies of both our Ethics Policy and Code of Ethics are publicly available in the Investor Relations section of our website at www.platformspecialtyproducts.com. Any waiver of our Ethics Policy or Code of Ethics with respect to any Financial Officer, controller or persons performing similar functions may only be authorized by our Board and will be disclosed on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

Communication with the Board

Any stockholder or other interested party who desires to contact any member of the Board (or our Board as a group) may do so in writing to the following address:

Corporate Secretary

Platform Specialty Products Corporation

245 Freight Street

Waterbury, Connecticut 06702

United States

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

Summary Compensation Table

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” as such term is defined in the JOBS Act. Daniel H. Leever and Frank J. Monteiro were executive officers of MacDermid Holdings as of December 31, 2012. Upon completion of the MacDermid Acquisition, Messrs. Leever and Monteiro became executive officers of Platform. The following table summarizes the compensation to our current executive officers (i) for the fiscal year ended December 31, 2013 (which includes compensation paid by MacDermid for the period of January 1, 2013 through October 31, 2013 and by Platform for the period of November 1, 2013 through December 31, 2013) and (ii) for their services to MacDermid for the fiscal year ended December 31, 2012. The MacDermid board of directors was responsible for all decisions regarding compensation until the MacDermid Acquisition.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(11)(12)	Total ($)
Daniel H. Leever	2013	843,750	2,500,000	(2)	1,700,000	363,590	(6)	9,233	5,416,573
Chief Executive Officer, President and Vice Chairman	2012	818,750	43,416	(3)	825,000	111,978	(7)	3,564	1,802,708

Frank J. Monteiro	2013	337,462	600,000	(2)	352,430	29,470	(8)	1,080	1,320,442
Senior Vice President and Chief Financial Officer	2012	293,475	12,529	(3)	200,000	121,503	(9)	541	628,048

John L. Cordani	2013	316,274	300,000	(2)	240,000	—		1,080	857,354
Corporate Secretary of Platform, Vice President and General Counsel of MacDermid	2012	309,700	3,685	(3)	114,060	219,894	(10)	810	648,149

(1)	The amounts disclosed in this column represent annual base salary. These amounts were not reduced to reflect the covered persons’ elections to defer receipt of salary.
(2)	These amounts represent the fair value of the Class C Junior Share awards made to the covered persons by the MacDermid board. For information relating to the assumptions made in determining the fair value of the Class C Junior Share awards, which are liability-classified awards, see Note 6 in our financial statements for the fiscal year ended December 31, 2013, included in this prospectus. The performance conditions of the Class C Junior Shares were satisfied upon completion of the MacDermid Acquisition and the vesting of the remaining unvested shares accelerated. As a result, the Class C Junior shares settled upon completion of the MacDermid Acquisition and the full liquidated value of the Class C Junior Shares, set forth in the table above, was paid to the covered persons. See “Narrative Disclosure to Summary Compensation Table — Stock Awards” below for a discussion of the terms of the Class C Junior Shares.
(3)	These amounts represent the fair value of awards made to the covered persons by the MacDermid board. For information relating to the assumptions made in determining the fair value of such awards, see Note 6 in our financial statements for the fiscal year ended December 31, 2013, included in this prospectus.
(4)	A discussion of the terms of the non-equity incentive plan is set forth in “Amended and Restated 2013 Incentive Compensation Plan” below.
(5)	We maintain an unfunded Supplemental Executive Retirement Plan for certain executive officers, which is a non-qualified deferred compensation plan under which the covered persons are entitled to participate. The amounts shown in this column represent the aggregate change in the actuarial present value of accumulated benefits under all MacDermid defined benefit plans.
(6)	This amount includes a change in pension value of $(76,674) and non-qualified deferred compensation earnings of $440,264.
(7)	This amount includes a change in pension value of $90,410 and non-qualified deferred compensation earnings of $21,568.

(8)	This amount includes a change in pension value of $(21,857) and non-qualified deferred compensation earnings of $51,327.
(9)	This amount includes a change in pension value of $71,946 and non-qualified deferred compensation earnings of $49,557.
(10)	This amount includes a change in pension value of $149,941 and non-qualified deferred compensation earnings of $69,953.
(11)	The amounts disclosed in this column represent premiums paid on behalf of the covered persons for a company-sponsored life insurance program. During 2013, Mr. Leever was, on occasion, accompanied by family members when flying on business in the aircraft owned by MacDermid. MacDermid did not incur any incremental costs associated with this perquisite. Incremental costs are typically calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the aircraft for the year. Since the aircraft is used mainly for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, exterior paint, other maintenance and inspection and capital improvement costs intended to cover a multiple-year period. It is Platform’s policy to ask Mr. Leever to reimburse Platform for any personal use of the aircraft. These amounts are not included in the summary compensation table as these amounts are reimbursed to the Company. For 2013, Mr. Leever reimbursed $172,890 for his personal use of the aircraft. On August 28, 2013, MacDermid granted a $275,000 bridge loan to Frank J. Monteiro in connection with his relocation and purchase of a new home. The principal amount of the loan and the accrued interest was repaid in full on October 31, 2013, in advance of the due date.
(12)	Platform entered into Director and Officer Indemnification Agreements with each of its current directors and officers. Such Indemnification Agreements generally provide that Platform shall indemnify each director or officer to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as director or officer of Platform. The Indemnification Agreements also includes rights to advancement of expenses and contribution.

Narrative Disclosure to Summary Compensation Table

The following describes material features of the MacDermid compensation disclosed in the Summary Compensation Table above. Upon completion of the MacDermid Acquisition, our current compensation committee became responsible for developing and overseeing our executive compensation policies, program and decisions.

Non-Equity Incentive Plan

For 2012 and 2013, MacDermid had an annual performance-based compensation plan (the “MacDermid Performance Compensation Plan”) in which each of our executive officers and covered persons participated. Under the MacDermid Performance Compensation Plan, each of our executive officers and covered persons was eligible to receive annual performance-based cash compensation equal to a percentage of their annual salary. Whether an individual received such cash compensation depended upon whether various financial performance and corporate performance metrics tied to each individual’s responsibilities were satisfied and whether certain strategic projects were completed.

To be considered for annual performance-based cash compensation, MacDermid had to first meet the predetermined threshold level for consolidated EBITDA, or no annual performance-based compensation would be granted to participants.

For 2012, if the “threshold” level was reached, each of Messrs. Leever, Monteiro and Cordani became eligible for annual performance-based compensation equal to 20%, 20% and 10% of his salary, respectively. If the “target” level was reached, each of Messrs. Leever, Monteiro and Cordani became eligible for annual performance-based cash compensation equal to 100%, 50% and 35% of his salary, respectively. If the “stretch” level was reached, each of Messrs. Leever, Monteiro and Cordani became eligible for annual performance-based cash compensation equal to 200%, 75% and 50% of his salary, respectively.

For 2013, if the “threshold” level was reached, each of Messrs. Leever, Monteiro and Cordani became eligible for annual performance-based compensation equal to 20%, 20% and 20% of his respective salary. If the “target” level was reached, Messrs. Leever, Monteiro and Cordani became eligible for annual performance based cash compensation equal to 100%, 60% and 50% of his salary, respectively. If the “stretch” level was reached, Messrs. Leever, Monteiro and Cordani became eligible for annual performance-based cash compensation equal to 200%, 100% and 75% of his salary, respectively.

For 2012, the consolidated threshold level was $153 million, the target level was $162 million and the stretch level was a $170 million. MacDermid achieved consolidated EBITDA of $162.4 million in 2012, the target level. For 2013, the consolidated threshold level was $166 million, the target level was $172 million and the stretch level was a $179 million. MacDermid achieved consolidated EBITDA of $180.2 million in 2013, the stretch level.

Mr. Leever then recommended each individual’s annual performance based on cash compensation (other than his own) based upon an evaluation of each individual’s overall performance and contributions over the prior year with respect to satisfying corporate performance metrics (e.g., corporate year-end tax rate, etc.) and completing strategic projects. Mr. Leever’s recommendations were reviewed by the MacDermid board of directors, which retained final discretion in determining the amount of any annual performance based on cash compensation actually paid.

As a result, MacDermid paid annual performance based on cash compensation of $825,000 and $1.7 million to Mr. Leever, $200,000 and $352,430 to Mr. Monteiro and $114,060 and $240,000 to Mr. Cordani in each case for performance in 2012 and 2013, respectively.

Stock Awards

On January 29, 2013, the MacDermid board of directors granted our executive officers and covered persons Class C Junior Shares in MacDermid Holdings. One-third of the Class C Junior Shares vested on January 29, 2013, the award date, and one-third vested on each of the second and third anniversary of the award date. The payment of the Class C Junior Shares was subject to (i) the occurrence of a liquidating event, such as a sale of the company or an initial public offering, and (ii) such liquidating event transaction value exceeding a prescribed amount. The terms of the Class C Junior Shares included a single-trigger acceleration of vesting and cash payout upon a change in control or liquidating event.

As a result of the closing of the MacDermid Acquisition, all then-outstanding Class C Junior Shares vested and each of the other conditions were satisfied. Accordingly, Mr. Leever received $2.5 million, Mr. Monteiro received $600,000 and Mr. Cordani received $300,000 in cash.

2013 Outstanding Equity Awards at Fiscal Year End

In connection with the completion of MacDermid Acquisition on October 31, 2013, all outstanding unvested equity awards (consisting of membership interests in MacDermid Holdings) held by Platform’s executive officers and covered persons vested. Platform did not make any awards of unvested equity during 2013 to its executive officers and covered persons. Consequently, as of December 31, 2013, none of Platform’s executive officers and covered persons has outstanding equity awards.

Severance Agreements

Each of Messrs. Leever, Monteiro and Cordani has a severance agreement with MacDermid.

If Mr. Leever is involuntarily terminated without cause at any time, he will be paid severance equal to two (2) years base salary, based upon the then most recent one (1) year period, and two (2) years’ target bonus based upon the then current and applicable bonus plan as approved by our Board.

If either Mr. Monteiro or Mr. Cordani is involuntarily terminated within two (2) years following the MacDermid Acquisition, he will be paid severance equal to two (2) years’ base salary and cash bonus, based upon the then most recent two-year period. Otherwise, if either Mr. Monteiro or Mr. Cordani is involuntarily terminated without cause, he will be paid a severance equal to one (1) year’s base salary, based upon the then most recent year period.

Benefit Pension Plans

Supplemental Executive Retirement Plan

We maintain an unfunded Supplemental Executive Retirement Plan (“SERP”) that entitles certain executive officers to the difference between the benefits actually paid to them and the benefits they would have received under the MacDermid, Incorporated Employees’ Pension Plan (the “Pension Plan”) were it not for certain restrictions imposed by the Internal Revenue Code of 1986, as amended (the “Code”), which relate to the amount of annual compensation which may be taken into account in determining benefits under the SERP. Covered compensation under the SERP includes an employee’s annual salary and bonus.

Domestic Defined Benefit Post-Retirement Medical and Dental Plan

We also sponsor a defined benefit post-retirement medical and dental plan that covers all of our domestic full-time employees, hired prior to April 1, 1997, who retire after age 55, with at least 10 to 20 years of service (depending upon the date of hire). Eligible employees receive a subsidy from us towards the purchase of their retiree medical benefits. The subsidy level is based on the date of retirement from MacDermid.

Equity Compensation Plans

Amended and Restated 2013 Incentive Compensation Plan

On October 31, 2013, our Board approved the Platform Specialty Products Corporation 2013 Incentive Compensation Plan, which was amended and restated on December 16, 2013 when our Board approved the Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan herein referred to as our “2013 Plan.” The 2013 Plan was approved by our stockholders at our 2014 annual meeting held on June 12, 2014 (the “2014 Annual Meeting”).

Purpose. The purpose of our 2013 Plan is to assist us and our subsidiaries and other designated affiliates, which we refer to as “Related Entities”, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with long term performance incentives to expend their maximum efforts in the creation of stockholder value.

Administration. Our 2013 Plan is to be administered by a committee designated by our Board consisting of not less than two directors, hereinafter referred to as the “Committee;” provided, however, that except as otherwise expressly provided in the Plan, our Board may exercise any power or authority granted to the Committee under our 2013 Plan. From and after the date on which we are a publicly held corporation (as defined in Section 162(m) of the Code), the Committee will consist solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code.

Subject to the terms of our 2013 Plan, the Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2013 Plan, construe and interpret the 2013 Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of our 2013 Plan.

Eligibility. The persons eligible to receive awards under our 2013 Plan are the officers, directors, employees, consultants and other persons who provide services to us or our subsidiaries or other designated affiliates (each a “Related Party”). An employee on leave of absence may be considered as still in the employ of us or a Related Entity for purposes of eligibility for participation in our 2013 Plan.

As of September 30, 2014, Platform estimates that 2 officers, 6 directors, 1,921 employees and 1 consultant are eligible to participate in the 2013 Plan.

Types of Awards. Our 2013 Plan provides for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Committee.

Shares Available for Awards; Annual Per-Person Limitations. The total number of shares of our common stock that may be subject to the granting of awards under our 2013 Plan is equal to 15,500,000 shares, of which 15,136,708 are currently available. The foregoing limit shall be increased by the number of shares with respect to which awards granted under our 2013 Plan are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares. Awards issued in substitution for awards previously granted by a company acquired by us or a Related Entity, or with which we or any Related Entity combines, do not reduce the limit on grants of awards under our 2013 Plan.

In addition, our 2013 Plan imposes individual limitations on the amount of certain awards. Under these limitations, during any 12-month period, the number of stock options and stock appreciation rights granted to any one participant under the 2013 Plan may not exceed 3,100,000 shares of common stock, and the number of shares of restricted stock, restricted stock units, performance shares and other stock based-awards granted to any one participant under the 2013 Plan may not exceed 3,100,000 shares of common stock, in each case subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month period is $2,000,000 (pro-rated for any period less than 12 months), and with respect to any performance period longer than 12 months, the maximum amount is $4,000,000.

The Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the shares of common stock so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Description of Awards

Stock Options and Stock Appreciation Rights. The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Committee, but must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the 2013 Plan, the term “fair market value” means the fair market value of a share of common stock or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of a share of common stock as of any given date shall be the closing sales price per share of our common stock as reported on the principal stock exchange or market on which the shares of common stock are traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or other service generally are fixed by the Committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the 2013 Plan to be paid in cash, shares (including the withholding of shares otherwise deliverable pursuant to the award), other awards or other property (including loans to participants). Options may be exercised by payment of the exercise price in cash, shares of common stock or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which shall be subject to such risks of forfeiture and other restrictions as the Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of Platform, unless otherwise determined by the Committee. An award of restricted stock units confers upon a participant the right to receive shares of common stock, cash equal to the fair market value of a specified number of shares of common stock, or a combination thereof, as determined by the Committee, at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an award of restricted stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the Committee.

Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under our 2013 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Other Stock-Based Awards. The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee determines the terms and conditions of such awards.

Performance Awards. The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Committee upon the grant of the performance award; provided however, that a performance period cannot be shorter than 12 months or longer than 5 years. Performance awards may be valued by reference to a designated number of shares of common stock (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the Committee. Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by the company under Section 162(m) of the Code. For purposes of Section 162(m), the term “covered employee” means a company’s chief executive officer and each other person whose compensation is required to be disclosed in such company’s filings with the SEC by reason of that person being among the three highest compensated officers of such company as of the end of a taxable year (other than the chief financial offer). If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not our Board.

If and to the extent that the Committee determines that these provisions of the 2013 Plan are to be applicable to any award, one or more of the following business criteria for Platform, on a consolidated basis, and/or for Related Entities, or for business or geographical units of Platform and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for awards under the 2013 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of Platform; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and (18) fair market value of a share of common stock. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to Platform. The Committee shall exclude the impact of an event or occurrence, or otherwise make adjustments to the performance goals, which the Committee determines should appropriately be excluded, or made to avoid unanticipated results or to otherwise insure that the results are determined in a manner consistent with the intention of the Committee at the time it established the goals, including, without limitation, exclusions or adjustments for (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) a change in accounting standards required by generally accepted accounting principles or (iii) such other exclusions or adjustments that the Committee specifies at the time an award is granted.

The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under our 2013 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 of the Exchange Act.

Awards under our 2013 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in exchange for other awards under our 2013 Plan, awards under other Platform plans, or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and, if so provided in the award agreement or otherwise determined by the Committee, vesting shall occur in the case of a “change in control” of Platform, as defined in our 2013 Plan. In addition, the Committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination. Our Board may amend, alter, suspend, discontinue or terminate our 2013 Plan or the Committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which our shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to our 2013 Plan. Our 2013 Plan will terminate at the earliest of (1) such time as no shares of common stock remain available for issuance under our 2013 Plan, (2) termination of our 2013 Plan by our Board or (3) the tenth anniversary of the effective date of the 2013 Plan. Awards outstanding upon expiration of our 2013 Plan shall remain in effect until they have been exercised or terminated or have expired.

Federal Income Tax Consequences of Awards. The 2013 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options. An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the 2013 Plan. On exercise of a nonqualified stock option granted under the 2013 Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of Platform’s stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, will be taxed on the exercise of the option in the manner described above as if he or she had paid the exercise price in cash. If a separate identifiable stock certificate or other indicia of ownership is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate or other indicia of ownership will be equal to his or her tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

Platform generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for Platform and is reasonable in amount, and either the employee includes that amount in income or Platform timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an Incentive Stock Option (“ISO”). In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the “Required Holding Period,” the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a “Disqualifying Disposition,” the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for this year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

Platform is not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, Platform is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for Platform and is reasonable in amount, and either the employee includes that amount in income or Platform timely satisfies its reporting requirements with respect to that amount.

Stock Awards. Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2013 Plan (for example, if the recipient is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the stock award, equal to the excess, if any, of the fair market value of the stock on the date the stock award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2013 Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Platform generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for Platform, is reasonable in amount, and is not precluded by the deduction limitations imposed by Section 162(m) of the Code, and either the recipient includes that amount in income or Platform timely satisfies its reporting requirements with respect to that amount.

RSUs, Performance Shares, Performance Cash and Performance Units. The recipient of a performance share, performance cash, performance unit or RSU that provides for the payment of cash or the delivery of shares at a future date, will not recognize taxable income at the time of grant. The recipient will generally recognize taxable income, and if the recipient is an employee, be subject to withholding for income and employment taxes, when the payment of cash or the delivery of shares is actually made.

Platform will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired pursuant to the performance share, performance cash, performance unit or RSU awards will be the amount paid for such shares, if any, plus any ordinary income recognized when the stock is received. Upon the disposition of any such stock received, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights. Platform may grant Stock Appreciation Rights (“SARs”) separate from any other award, which we refer to as “Stand-Alone SARs,” or Tandem SARs, under the 2013 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for Federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no Federal income tax deduction allowed to Platform upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, Platform generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents. Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. Platform generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations. Section 162(m) of the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to participants under the 2013 Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such awards, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) of the Code deductibility cap of $1 million. However, the Committee may, in its discretion, grant awards that are not intended to be exempt from the deduction limitations imposed by Section 162(m) of the Code. In addition, future changes in Section 162(m) of the Code or the regulations thereunder may adversely affect our ability to ensure that awards under the 2013 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m) of the Code.

Section 409A of the Code. The 2013 Plan is intended to comply with Section 409A of the Code to the extent that such section would apply to any award under the 2013 Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of RSUs that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture (even if the award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the award.

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change.

2014 Employee Stock Purchase Plan

On March 6, 2014, our Board adopted the Platform Specialty Products Corporation 2014 Employee Stock Purchase Plan, which we refer to herein as the “ESPP.” The ESPP was approved by our stockholders at the 2014 Annual Meeting.

Purpose of the ESPP. The purpose of the ESPP is (i) to provide eligible employees, Platform and any subsidiary or affiliate that has been designated by the administrator to participate in the plan and who wish to become stockholders of Platform a convenient method of doing so, (ii) to encourage employees to work in the best interests of Platform’s stockholders, (iii) to support recruitment and retention of qualified employees, and (iv) to provide employees an advantageous means of accumulating long-term investments. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the employees and Platform.

Structure of the ESPP. The ESPP includes a sub-plan (the “Statutory Plan”) designed to permit offerings of grants to employees of certain designated subsidiaries where such offerings are intended to satisfy the requirements of Section 423 of the Code (although Platform makes no undertaking nor representation to obtain or maintain qualification under Section 423 of the Code for any subsidiary, individual, offering or grant) and also separate sub-plans (the “Non-Statutory Plans”) which permit offerings of grants to employees of certain designated subsidiaries and affiliates which are not intended to satisfy the requirements of Section 423 of the Code. The administrator of the ESPP is authorized to make changes to the features of the ESPP with respect to any Non-Statutory Plan as may be necessary or appropriate to achieve a desired tax treatment in any foreign jurisdiction or to comply with the laws applicable to any subsidiaries or affiliates. Therefore, the following is a summary of the principal features of the Statutory Plan and all references to the “ESPP” hereinafter will only refer to the Statutory Plan. This summary does not purport to be a complete description of all of the provisions of the ESPP, and is qualified in its entirety by reference to the full text of the ESPP.

ESPP Terms. The ESPP permits employees of Platform and its designated subsidiaries, which we each refer to as a “Participating Company,” to purchase common stock at a discount equal to 85% of the lesser of (i) the market value of the shares on the offering date of such offering and (ii) the market value of the shares on the purchase date of such offering, subject to limits set by the Code and the ESPP. Sales of shares under the ESPP are generally made pursuant to offerings that are intended to satisfy the requirements of Section 423 of the Code.

Administration. The ESPP is administered by the compensation committee of the Board. Subject to the provisions of the ESPP, the administrator of the ESPP has full authority and discretion to adopt, administer and interpret such rules and regulations as it deems necessary to administer the ESPP, and its decisions are final and binding upon all participants. In all cases, the ESPP is required to be administered in such a manner so as to comply with applicable requirements of Rule 16b-3 of the Exchange Act and Section 423 of the Code.

Eligibility and Participation. The ESPP allows employees of the Participating Companies on one or more offering dates and who do not, immediately after the option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Platform or of a “parent corporation” or “subsidiary corporation” within the meaning of Sections 423(b)(3) and 424(d) of the Code, to participate in the ESPP. Notwithstanding, employees of a Participating Company who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) shall not be eligible to participate in the ESPP if: (i) the grant of an option under the ESPP to such employee is prohibited under the laws of such jurisdiction; or (ii) compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code.

As of September 30, 2014, Platform estimates that 497 persons are eligible to participate in the ESPP.

ESPP participants may authorize payroll deductions of at least $60 but no more than $10,000 of the participant’s base pay, inclusive of any employer-paid leave, overtime, cash bonuses, and commissions for such calendar year, to be applied toward the purchase of Platform’s common stock. A participant may elect, at any time during an offering, to (i) increase or decrease the amount to be withheld from his or her compensation under the ESPP, or (ii) discontinue payroll contributions, by completing and filing with Platform an amended enrollment agreement authorizing the increase, decrease or cessation of payroll deductions. An amended enrollment agreement shall remain in effect until the participant changes such enrollment agreement in accordance with the terms of the ESPP. The administrator of the ESPP may, from time to time, establish (i) limitations on the frequency and/or number of any permitted changes in the amount withheld during an offering, (ii) payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in Platform’s processing of properly completed withholding elections, and

(iii) such other limitations or procedures as deemed advisable by the administrator of the ESPP in its sole discretion that are consistent with the ESPP and in accordance with the requirements of Code Section 423.

Shares Available for Issuance. 5,178,815 shares of common stock have been reserved for issuance under the ESPP. As of November 3, 2014, 4,108 shares have been issued under the ESPP.

Offerings. The ESPP provides for separate calendar quarter offerings, commencing on March 6, June 1, September 1 and December 1 of each year; provided, however, that the initial offering period shall be from the date of shareholder approval of the ESPP through August 31, 2014. Notwithstanding the foregoing, the administrator of the ESPP may establish (i) a different term for one or more future offerings and (ii) different commencing and ending dates for such offerings; provided, however, that in no event shall any offering exceed 27 months. In the event the first or the last day of an offering is not a regular business day, then the first day of the offering shall be deemed to be the next regular business day and the last day of the offering shall be deemed to be the last preceding regular business day.

Payroll Deductions, Purchase Price, and Shares Purchased. An employee must authorize a payroll deduction before the start of an offering in order to participate in that offering. On the last business day of the offering, the employee will be deemed to have exercised the option to purchase as many shares as the employee’s payroll deduction will allow at the option price, up to 500 shares in any single offering. The purchase price is equal to eighty five percent (85%) of the lesser of (i) the market value of the shares on the offering date of such offering and (ii) the market value of the shares on the purchase date of such offering. No employee will be permitted to purchase any shares under the ESPP (i) if such employee, immediately after such purchase, owns shares possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Platform or its parent or subsidiary corporations or (ii) to the extent that his or her rights to purchase stock under all of Platform’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year in which the purchase right is outstanding.

Withdrawal and Termination of Employment. An employee may withdraw from an offering, in whole but not in part, at any time during the offering for which such withdrawal is to be effective, or by any other date specified by the administrator of the ESPP for a future offering. Upon withdrawal, the amount in the employee’s account will be refunded. An employee who has withdrawn from or suspended participation in an offering may not participate again in that same offering. In order to participate in a subsequent offering, the participant must re-enroll in the ESPP in accordance with the ESPP’s enrollment procedures. Upon termination of employment for any reason, the employee’s participation in the ESPP will immediately terminate and the payroll deductions credited to the employee’s account will be returned to him or her and such employee’s option will automatically terminate.

Transferability. No participant is permitted to sell, assign, transfer, pledge, encumber or otherwise dispose of either the payroll deductions credited to his or her account or an option or any rights granted under the ESPP other than by will or the laws of descent and distribution. During the participant’s lifetime, only the participant can make decisions regarding the participation in or withdrawal from an offering under the ESPP.

Adjustments upon Changes in Capitalization. In the event of any change in the structure of common stock, such as a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation offerings of rights, or other similar event, the administrator of the ESPP shall make an appropriate adjustment in the number, kind, and price of shares available for purchase under the ESPP, and in the number of shares an employee is entitled to purchase including, without limitation, closing an offering early and permitting purchase on the last business day of the reduced offering period, or terminating an offering and refunding participants’ account balances.

Amendment and Termination of the ESPP. The Board may amend the ESPP in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, stockholder approval will be required for any amendment that will (i) increase the total number of shares as to which options may be granted under the ESPP, except as provided above in the event of any change in the structure of Platform’s common stock, (ii) modify the class of employees eligible to receive options, or (iii) otherwise require stockholder approval under any applicable law or regulation; and provided further, that except as provided below, no amendment to the ESPP will make any change in any option previously granted which adversely affects the rights of any participant.

The ESPP will continue in effect for ten years after the date of its adoption by the Board. Notwithstanding the foregoing, the Board may at any time and for any reason suspend or terminate the ESPP. During any period of suspension or upon termination of the ESPP, no options shall be granted.

Except as provided above in the event of any change in the structure of common stock, no such termination of the ESPP may affect options previously granted, provided that the ESPP or an offering may be terminated by the Board on a purchase date or by the Board’s setting a new purchase date with respect to an offering then in progress if the Board determines that termination of the ESPP and/or the offering is in the best interests of Platform and the stockholders or if continuation of the ESPP and/or the offering would cause Platform to incur adverse accounting charges as a result of a change after the effective date of the ESPP in the generally accepted accounting rules applicable to the ESPP.

Change of Control, Dissolution or Liquidation of Platform. In the event of a change of control of Platform (as defined in the ESPP), each outstanding option shall be assumed or an equivalent option substituted by the successor company or parent thereof (the “Successor Company”). In the event that the Successor Company refuses to assume or substitute for the option, any offering then in progress shall be shortened by setting a new purchase date. The new purchase date shall be a specified date before the date of the change of control. The administrator of the ESPP will notify each participant in writing, prior to the new purchase date, that the purchase date for the participant’s option has been changed to the new purchase date and that the participant’s option shall be exercised automatically on the new purchase date, unless prior to such date the participant has withdrawn from an offering then in progress or the ESPP.

In the event of the proposed dissolution or liquidation of Platform, the offering then in progress shall be shortened by setting a new purchase date and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The new purchase date will be a specified date before the date of Platform’s proposed dissolution or liquidation. The administrator of the ESPP will notify each participant in writing, prior to the new purchase date, that the purchase date for the participant’s option has been changed to the new purchase date and that the participant’s option shall be exercised automatically on the new purchase date, unless prior to such date the participant has withdrawn from an offering then in progress or the ESPP.

Federal Income Tax Consequences. The following discussion is a summary of the general U.S. federal income tax rules applicable to purchases offered by Platform and certain of its designated subsidiaries under the ESPP offerings that are intended to comply with Section 423 of the Code. Employees should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply. The ESPP and the right of participants to make purchases under it are intended to qualify under the provisions of Code Sections 421 and 423. Under those provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. However, a participant may become liable for tax upon dispositions of shares acquired under the ESPP, and the tax consequences will depend on how long a participant has held the shares prior to disposition. If the shares are disposed of (i) more than two years after the date of the beginning of the offering period and (ii) more than one year after the stock is purchased in accordance with the ESPP (or if the employee dies while holding the shares), the following tax consequences will apply. The lesser of (i) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the “option price”), or (ii) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the offering date) will be taxed as ordinary income to the participant. Any further gain upon disposition generally will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. If an employee holds the shares for the holding periods described above, no deduction in respect of the disposition of such shares will be allowed to Platform.

If the shares are sold or disposed of (including by way of gift) before the expiration of either the two year or the one year holding periods described above, the following tax consequences will apply. The amount by which the fair market value of the shares on the date the option is exercised (which is the last business day of the offering period and which is hereafter referred to as the “termination date”) exceeds the option price will be taxed as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be taxed as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the option. If the shares are sold for an amount that is less than their fair market value as of the termination date, the participant recognizes ordinary income equal to the excess of the fair market value of the shares on the termination date over the option price, and the participant may recognize a capital loss equal to the difference between the sales price and the value of such shares on the termination date. Platform, in the event of an early disposition, will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee. Currently, Platform is not required to withhold employment or income taxes upon the exercise of options under plans qualifying under Code Sections 421 and 423.

Stock Options

On May 17, 2013, we issued an aggregate 250,000 option deeds to our non-founder Directors. The exercise price of each option is $11.50 and the option deeds expire in five years from the date of completion of acquisition and vest on completion of acquisition.

We estimate the fair value of stock option grants using a Black-Scholes option pricing. In applying this model, we use the following assumptions:

•	Risk-Free Interest Rate: We determined the risk-free interest rate equivalent to the expected term based on the U.S. Treasury constant maturity rate.

•	Expected Volatility: We determined our future stock price volatility based on the average historical stock price volatility of comparable peer companies.

•	Expected Term: We determined the expected term equal to the life of the contract.

•	Expected Dividend Rate: We have not paid and do not anticipate paying any cash dividends in the near future.

The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and expensed under the straight line method over the vesting period. The following assumptions were used:

Stock option plans
Exercise price	$11.50
Expected stock price volatility	18.49%
Risk-free rate of interest	0.37%
Expected life of options	5.0 years

Stock-based compensation expense from option deeds was approximately $247 for the period from inception (April 23, 2013) to December 31, 2013. The options vested on the date of completion of an acquisition, which was October 31, 2013 and accordingly, the total value of the options at issuance are amortized over the period from inception to October 31, 2013.

The following table summarizes stock option activity:

	Number of Shares	Weighted Average Exercise Price	Total Weighted Average Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at April 23, 2013	—
Options granted	250,000
Options exercised	—
Options forfeited	—
Options cancelled	—
Outstanding at December 31, 2013	250,000	$11.50	$—	4.4
Options vested and exercisable	250,000	$11.50	$—	4.4

Director Compensation

From April 23, 2013 (date of our inception) until October 31, 2013, we paid our non-founder directors an annual fee of $85,000, paid in advance, and our Chairman an annual fee of $125,000, paid in advance. Such annual fees were paid in shares of common stock in lieu of cash. Paul Myners, our former Chairman, was paid compensation for his services as Chairman.

Upon our inception, Mr. Myners was granted a five year option to acquire 100,000 ordinary shares and each of Alun Cathcart and Alain Minc was granted a five year option to acquire 75,000 ordinary shares. All of these options are fully vested and, upon our Domestication on January 22, 2014, became options to acquire shares of common stock.

Commencing as of October 31, 2013, all non-executive directors are entitled an annual fee of $50,000, paid quarterly in equal installments. Members of any of our committees are entitled to an additional annual fee of $2,000. The chairman of our audit committee is entitled to an additional $10,000 annual fee, and each of the chairmen of our compensation committee and nominating and policies committee is entitled to an additional $7,500 annual fee. In addition, all non-executive directors will be granted annually a number of restricted shares of our common stock equal to $100,000 at the date of issue. Such restricted shares will vest on the date of the following year’s annual meeting or not later than 13 months from the date of issuance.

Messrs. Goss and O’Neal will be paid compensation for their respective services on our Board. For their initial term as directors, each of Messrs. Franklin, Ashken, Berggruen and Israel has elected to waive all compensation for service as a director. Neither Mr. Franklin nor Mr. Berggruen, who served as our founder directors, nor Mr. Leever, who serves as our Chief Executive Officer, is entitled to receive any additional compensation for their services as directors. Fees are payable quarterly in arrears. In addition, all of the directors are entitled to be reimbursed by Platform for actual travel, hotel and other expenses incurred by them in the course of their directors’ duties relating to Platform.

The following table sets forth information regarding the compensation of our directors for 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(5)	Option Awards ($)(2)(5)	All Other Compensation ($)(3)(4)	Total ($)
Martin E. Franklin	—	—	—	440,000	440,000
Daniel H. Leever	—	—	—	—	—
Ian G. H. Ashken	—	—	—	—	—
Nicholas Berggruen	—	—	—	—	—
Michael F. Goss	25,000	100,000	—	—	125,000
Ryan Israel	—	—	—	—	—
E. Stanley O’Neal	23,958	100,000	—	—	123,958
Lord Paul Myners	—	125,000	100,000	—	225,000
Alun Cathcart	—	85,000	75,000	—	160,000
Alain Minc	—	85,000	75,000	—	160,000

(1)	The amounts shown include the annual non-executive director fee and additional committee and committee chair fees for all directors.
(2)	Grants of restricted shares of our common stock were made on March 6, 2014. Grants of stock options were made on April 28, 2013. The amounts in the “Stock Awards” column and the “Option Awards” reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2013 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2013 grants, refer to Note 6 in our financial statements for the fiscal year ended December 31, 2013, which is included in our Annual Report on Form 10-K filed with the SEC.
(3)	Represents fees paid to Mariposa Capital, LLC, an affiliate of Martin E. Franklin, pursuant to an Advisory Services Agreement. See “Certain Relationships and Related Party Transactions” in this prospectus.
(4)

Platform entered into Director and Officer Indemnification Agreements with each of its current directors and officers. Such Indemnification Agreements generally provide that Platform shall indemnify each director or officer to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer of Platform. The Indemnification Agreements also include rights to advancement of expenses and contribution.
(5)	The following table sets forth the aggregate number of restricted shares of our common stock outstanding at December 31, 2013 for each of our non-executive directors:

Name	Aggregate Number of Restricted Shares Outstanding at December 31, 2013		Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2013
Martin E. Franklin	—		—
Daniel H. Leever	—		—
Ian G. H. Ashken	—		—
Nicholas Berggruen	—		—
Michael F. Goss	4,621	*	—
Ryan Israel	—		—
E. Stanley O’Neal	4,621	*	—
Lord Paul Myners	—		100,000
Alun Cathcart	—		75,000
Alain Minc	—		75,000

*	Vested on June 12, 2014, the date of the 2014 Annual Meeting. Each RSU represented a contingent right to receive one share of our common stock. On July 31, 2014, such RSUs were settled in shares of our common stock and issued to Messrs. Goss and O’Neal.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Private Placement and Resale Registration Statement

On May 20, 2014, we completed the May Private Placement. Blue Ridge Limited Partnership, a stockholder of more than five percent (5%) of our issued and outstanding common stock as of October 15, 2014, along with one of its affiliates, Blue Ridge Offshore Master Limited Partnership, purchased an aggregate 1,000,000 shares of our common stock issued in the May Private Placement, at a per share price of $19.00.

In connection with the October/November Private Placement, Blue Ridge Limited Partnership, a stockholder of more than five percent (5%) of our issued and outstanding common stock as of October 15, 2014, along with one of its affiliates, Blue Ridge Offshore Master Limited Partnership, purchased an aggregate 1,953,888 shares of our common stock, at a per share price of $25.59. In addition, Pershing Square, a stockholder of more than five percent (5%) of our issued and outstanding common stock as of October 15, 2014, through funds managed by Pershing Square, purchased an aggregate 9,404,064 shares of our common stock, at a per share price of $25.59. A partner of Pershing Square is a member of Platform’s board of directors. Each of Blue Ridge Limited Partnership, Blue Ridge Offshore Master Limited Partnership and Pershing Square were a party to a registration rights agreement entered into in connection with the October/November Private Placement, as described below.

Support Agreements

In connection with the October/November Private Placement, on October 3, 2014, Platform entered into separate support agreements (the “Support Agreements”) with certain stockholders of Platform (the “Support Parties”) holding, in the aggregate, approximately 28.5% of our common stock as of such date. The Support Parties included Blue Ridge Limited Partnership, Berggruen Acquisition Holdings IV Ltd, Daniel H. Leever (Platform’s Chief Executive Officer, President and Vice Chairman), Mariposa Acquisition, LLC and Wellington Management Company, LLP, as investment advisor to certain stockholders.

Martin E. Franklin, Platform’s Chairman of the Board, is the managing member of Mariposa Acquisition, LLC. As of the date hereof, Mr. Franklin owns, directly or indirectly, 61.32% of Mariposa Acquisition, LLC.

Daniel H. Leever is currently the Chief Executive Officer, President and Vice Chairman of Platform and the sole director and manager of Tartan Holdings, LLC, a Delaware limited liability company (“Tartan”). Mr. Leever and Tartan beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 7,468,466 shares of our common stock. Mr. Leever owns, directly or indirectly, approximately 80.66% of Tartan, representing 6,024,627 shares of our common stock. Tartan was formed in connection with the MacDermid Acquisition for the purpose of holding and managing the PDH Common Stock. The PDH Common Stock is convertible, at the option of the holder, into a like number of shares of our common stock beginning on October 31, 2014, on a one-for-one basis (subject to adjustment).

Nicolas Berggruen is a director of the Company. As of the date hereof, Berggruen Acquisition Holdings IV Ltd. owns (i) 5,517,142 shares of our common stock and (ii) 940,000 shares of our Series A Preferred Stock, which are convertible at any time at the option of the holder into shares of our common stock on a one-for-one basis. Mr. Berggruen does not have any pecuniary or beneficial ownership of shares reported by Berggruen Acquisition Holdings IV Ltd., a British Virgin Islands business company. Mr. Berggruen is the president and one of three directors of Berggruen Acquisition Holdings IV Ltd. Berggruen Acquisition Holdings IV Ltd. is the direct subsidiary of Berggruen Holdings Ltd, a British Virgin Islands business company. All of the shares of Berggruen Holdings Ltd. are owned by the Nicolas Berggruen Charitable Trust, a British Virgin Islands trust. The trustee of the Nicolas Berggruen Charitable Trust is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of Platform.

Under their respective Support Agreement, each Support Party agreed to vote at our special meeting of stockholders held on November 6, 2014, all of the shares of common stock they beneficially owned as of the record date for the special meeting (i) in favor of the approval of a proposal to approve the issuance to certain funds managed by Pershing Square of 9,404,064 shares of our common stock in the October/November Private Placement, and (ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone the special meeting to a later date if there are not sufficient votes for approval of such matters on the date on which the special meeting is held.

Registration Rights Agreements

On November 7, 2013, we entered into a registration rights agreement with Pershing Square, the beneficial owner of approximately 25.8% of our outstanding shares as of November 7, 2014. Those shares were acquired by Pershing Square in our initial public offering and upon exchange or exercise of warrants issued in our public offering.

Pursuant to this agreement, for so long as any of the included funds managed by Pershing Square holds any Platform shares, Platform agreed to cooperate with such holders’ reasonable requests to facilitate any proposed sale of shares by the requesting holder(s) in accordance with the provisions of Rule 144 (“Rule 144”) promulgated under the Securities Act, or any successor rule, including, without limitation, by complying with the current public information requirements of Rule 144 and providing opinions of counsel, to the extent required. Additionally, Platform agreed that promptly after becoming eligible to utilize a Form S-3 registration statement, Platform will file with the SEC a registration statement on Form S-3 registering (among other securities) the resale of the Platform shares held by the holders and use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after its filing. Platform’s obligations under the registration rights agreement shall terminate on the earlier of (i) the date on which all of a holder’s shares have been sold, and (ii) the date on which all of a holder’s shares may be sold pursuant to Rule 144 without volume or other restrictions.

In connection with the October/November Private Placement, we entered into registration rights agreements with each investor pursuant to which we agreed to (i) file (or amend) a resale registration statement with the SEC covering the resale of the shares, as promptly as practicable following our special meeting of stockholders held on November 6, 2014 and, in any event, within ten business days following the filing of our annual report on Form 10-K for the year ended December 31, 2014 (but in no event will we be obligated to make the initial filing of the registration statement until such time as we are able to comply with the financial statement requirements under Regulation S-X of the SEC’s rules and regulations), and (ii) use commercially reasonable efforts, subject to receipt of necessary information from all the purchasers of the shares, to cause the SEC to declare this registration statement effective by the earlier of (a) three business days after the SEC has advised us that the registration statement has not been selected for review by the SEC, (b) three business days after the SEC has advised us that it has no further comments to the registration statement, or (iii) 90 days after the filing date. Pursuant to these registration rights agreements, on November 3, 2014, we initially filed this resale registration statement on Form S-1, which was amended on November 10, 2014, to register the resale of the shares sold in the October/November Private Placement. We expect this registration statement to be declared effective on November 10, 2014.

Retaining Holder Securityholders’ Agreement

Immediately prior to the closing of the MacDermid Acquisition on October 31, 2013, each of Daniel H. Leever, Frank J. Monteiro, John L. Cordani and Michael V. Kennedy (each a “Retaining Holder”) executed a Retaining Holder Securityholders’ Agreement (each, a “RHSA”) with us pursuant to which they agreed to exchange their respective interests in MacDermid Holdings for PDH Common Stock, at an exchange rate of $11.00 per share plus, with respect to the common, class A and class B unit equity interests of MacDermid Holdings held by the Retaining Holder (i) a proportionate share of a contingent interest in certain pending litigation, and (ii) a proportionate share of up to $100 million of contingent purchase price payable upon the attainment of certain EBITDA and stock trading price performance metrics during the seven-year period following the closing of the MacDermid Acquisition. Immediately prior to the closing of the MacDermid Acquisition, members of MacDermid management and certain affiliates, including each of Messrs. Leever, Monteiro and Cordani, contributed all or a portion of their MacDermid Holdings interests to Tartan, and Tartan agreed to receive the PDH Common Stock consideration in exchange for such MacDermid Holdings equity interests. As of the date hereof, 7,468,466 shares of PDH Common Stock are being indirectly held by Daniel H. Leever; 283,117 by Frank J. Monteiro; 69,246 by John L. Cordani and 20,338 by Michael V. Kennedy through their membership in Tartan.

Pursuant to the terms of each RHSA, each Retaining Holder agreed to not, without our prior consent, (i) sell, assign, transfer (including by operation of law), incur any liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, dispose of or otherwise encumber any PDH Common Stock received, (ii) deposit any PDH Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to PDH Common Stock that is inconsistent with the RHSA, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect transfer or other disposition of any PDH Common Stock or the economic interests thereunder; provided, that each Retaining Holder may transfer any PDH Common Stock, for a period of four years from the closing of the MacDermid Acquisition, to (i) its spouse or former spouse pursuant to a domestic relations order or similar court order upon the divorce of such Retaining Holder and his or her spouse, and (ii) the Retaining Holder’s executors, administrators or testamentary trustees upon the death of such Retaining Holder; provided that, in each case, (A) such transfer does not violate any federal or state securities laws and (B) the respective transferee, as a condition to such transfer, agrees in writing to be bound by the terms and conditions of the RHSA. Pursuant to the terms of each RHSA, each Retaining Holder further agreed not to transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a transfer of, 25% of the total shares of PDH Common Stock initially received by such Retaining Holder commencing on the first through the fourth anniversary of the closing of the MacDermid Acquisition.

Each RHSA also provides that beginning on October 31, 2014, the PDH Common Stock received by each Retaining Holder will be exchangeable, at the option of the Retaining Holder, into shares of our common stock, on a one-for-one basis (subject to adjustment). The RHSA defines “Change of Control” as (a) a merger or consolidation of Platform with another entity where Platform is not the surviving entity and where immediately after the merger or consolidation Platform’s stockholders immediately prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity, or (b) the sale of all or substantially all of Platform’s and its subsidiaries’ assets to a third party if, immediately following such sale, Platform’s stockholders hold less than 50% of the stock of said third party. Pursuant to the RHSA, we filed with the SEC a registration statement registering the resale of our common stock issuable upon exchange of the PDH Common Stock promptly after the completion of Platform’s Domestication. We have agreed to use our commercially reasonable efforts to keep such registration statement continuously effective until the earlier of (a) the date on which all of such Retaining Holder’s shares of our common stock have been sold, and (b) the date on which all of such Retaining Holder’s shares of our common stock may be sold pursuant to Rule 144 (without volume or other restrictions).

Advisory Services Agreement

On October 31, 2013, we entered into an Advisory Services Agreement with Mariposa Capital, LLC, an affiliate of Martin E. Franklin (“Mariposa”) and Mariposa Acquisition, LLC. Under this agreement, Mariposa will provide certain advisory services to Platform. In connection with these services, Mariposa is entitled to receive an annual fee equal to $2.0 million payable in quarterly installments. This agreement will expire on October 31, 2015 but will be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by Platform upon a vote of a majority of its directors. In the event that this agreement is terminated by Platform, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be. Under this agreement, Platform paid a pro-rated advisory fee of $440,000 for the fiscal year 2013 and $1 million for the Successor 2014 Six-Month Period.

Bridge Loan

On August 28, 2013, MacDermid granted a bridge loan to Frank J. Monteiro in connection with his relocation and purchase of a new home. The principal amount of the loan was $275,000 and the agreed interest rate was prime plus 1.0%. All principal and interest on the loan was to become due on the date Mr. Monteiro’s existing home was sold. The principal amount of the loan and the accrued interest of $2,081 was repaid in full on October 31, 2013, in advance of the due date.

Additional Stock Issuances to our Founder Entities, Certain Directors and Certain Stockholders

On November 6, 2013, in connection with the closing of a warrant exchange offer, we issued and sold 190,476 ordinary shares at $10.50 per share to each of Berggruen Acquisition Holdings IV, Ltd., Mariposa Acquisition, LLC, Michael F. Goss (one-half of which were issued to a family trust) and E. Stanley O’Neal. In connection with our Domestication on January 22, 2014, our then-issued and outstanding ordinary shares automatically converted, on a one-for-one basis, into shares of common stock.

On March 6, 2014, as contemplated by the Director Compensation Policy previously adopted by the Board on October 31, 2013, the Board approved the grant to each of Michael F. Goss and E. Stanley O’Neal, directors of Platform, of 4,621 RSUs that vested on June 12, 2014, the date of the 2014 Annual Meeting. Each RSU represented a contingent right to receive one share of our common stock. On July 31, 2014, such RSUs were settled in shares of our common stock and issued to these directors.

As of March 4, 2014, in accordance with the terms of the warrant instrument governing our outstanding warrants, a mandatory redemption event occurred with respect to all of our outstanding warrants as the daily volume weighted average price of our common stock on the NYSE for the ten consecutive trading days ended March 4, 2014 was equal to or greater than $18.00. Each warrant was to be mandatorily redeemed by us for $0.01 per warrant on April 3, 2014, unless exercised on or before April 2, 2014. The warrants were exercisable in multiples of three for one share of common stock at an exercise price of $11.50 per whole share of common stock. On or after April 3, 2014, holders of warrants which were not exercised had no further rights with regards to such warrants, except to receive $0.01 per warrant.

In connection with such mandatory redemption, the following exercises and purchases of shares of our common stock occurred:

•	On March 7, 2014, Pershing Square exercised 12,500,001 warrants to purchase 4,166,665 shares of our common stock;

•	On March 13, 2014, Mariposa Acquisition, LLC, an affiliate of Martin E. Franklin, exercised 2,649,999 warrants to purchase 883,333 shares of our common stock. Martin E. Franklin is the managing member of Mariposa Acquisition, LLC. As of June 1, 2014, Mr. Franklin owns, directly or indirectly, 61.32% of Mariposa Acquisition, LLC representing 3,800,087 shares of our common stock and 649,992 shares of our Series A Preferred Stock;

•	On March 13, 2014, Ian G. H. Ashken benefited from the exercise by Mariposa Acquisition, LLC of 299,980 warrants to purchase 99,993 shares of our common stock, which represent Mr. Ashken’s indirect interest held by Mariposa Acquisition, LLC;

•	On March 18, 2014, Stanhope Investments exercised 9,999,999 warrants to purchase 3,333,339 shares of our common stock; and

•	On March 26, 2014, Berggruen Acquisition Holdings IV Ltd., an affiliate of Nicolas Berggruen, exercised 2,350,004 warrants to purchase 783,334 shares of our common stock. Mr. Nicolas Berggruen does not have any pecuniary or beneficial ownership of such shares.

On May 20, 2014, in connection with the May Private Placement, Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership acquired an additional 751,500 and 248,500 shares of our common stock, respectively.

In connection with the October/November Private Placement, Blue Ridge Limited Partnership, Blue Ridge Offshore Master Limited Partnership and certain funds managed by Pershing Square purchased an additional 1,289,566, 664,322 and 9,404,064 shares of our common stock, respectively.

Policy Concerning Related Party Transactions

The Board has determined that the audit committee is best suited to review and approve or ratify transactions with related persons, in accordance with the policy set forth in the audit committee charter. Such review will apply to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and Platform or any subsidiary of Platform, and which is required to be disclosed under Item 404 of Regulation S-K under the Securities Act. For purposes of the policy, “related persons” will consist of executive officers, directors, director nominees, any stockholder beneficially owning more than five percent (5%) of the issued and outstanding common stock, and immediate family members of any such persons. In reviewing related person transactions, the audit committee will take into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the audit committee will be permitted to participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family member is the related person.

Board Role in Risk Management

The Board is actively involved in the oversight and management of risks that could affect Platform. This oversight and management is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The audit committee is primarily responsible for overseeing Platform’s policies and procedures with respect to risk assessment and risk management. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies their oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Platform.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) all stockholders, or group of affiliated stockholders, known by us to be the beneficial owners of more than 5% of our issued and outstanding common stock and (ii) each executive officer, each director and all executive officers and directors as a group, together with the approximate percentages of issued and outstanding common stock owned by each of them or as a group . Percentages are calculated based upon our issued and outstanding common stock plus shares which the holder has the right to acquire within sixty (60) days . Unless otherwise indicated, amounts are as of November 7, 2014 and each of the stockholders, directors and executive officers has sole voting and investment power with respect to the shares of our common stock beneficially owned, subject to community property laws where applicable . As of November 7, 2014, we had 165,481,005 shares of common stock issued and outstanding.

Unless otherwise indicated, the address of each person named in the table below is c/o Platform Specialty Products Corporation, 5200 Blue Lagoon Drive, Suite 855, Miami, Florida 33126, United States.

	Shares Beneficially Owned
	Number of Shares		%
Beneficial Owner

5% Stockholders:
Blue Ridge Limited Partnership(1)	10,953,888	(2)	6.6%
Pershing Square Capital Management, L.P.(3)	42,737,394	(4)	25.8%
Stanhope Investments(5)	19,789,287	(6)	12.0%

Executive Officers and Directors:
Martin E. Franklin	7,257,142	(7)	4.4%
Daniel H. Leever	8,347,228	(8)	5.0%
Frank J. Monteiro	13,329	(9)	*
Robert L. Worshek	—	(10)	—
John L. Cordani	—	(9)	—
Michael V. Kennedy	500	(9)	*
Ian G. H. Ashken	—	(11)	—
Nicolas Berggruen	—	(12)	—
Michael F. Goss	195,097	(13)	*
Ryan Israel	—	(14)	—
E. Stanley O’Neal	195,097		*
All Executive Officers and Directors as a group (11 persons):	16,008,393	(15)	9.6%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock .
(1)	The address of each of Blue Ridge Limited Partnership, Blue Ridge Capital, L.L.C. and Mr. John A. Griffin is 660 Madison Ave., 20th Floor, New York, New York 10065. The address of Blue Ridge Offshore Master Limited Partnership is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.
(2)	Based on a Schedule 13G filed by Blue Ridge Limited Partnership, Blue Ridge Capital, L.L.C., Blue Ridge Offshore Master Limited Partnership and John A. Griffin on February 3, 2014, Blue Ridge Limited Partnership has shared voting and dispositive power over 5,188,469 shares of common stock, Blue Ridge Capital, L.L.C. has shared voting and dispositive power over 8,000,000 shares of common stock, Blue Ridge Offshore Master Limited Partnership has shared voting and dispositive power over 2,811,531 shares of common stock and Mr. Griffin shares voting and dispositive power over the common stock held by Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership. Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership acquired an additional 751,500 and 248,500 shares of common stock, respectively, in the May Private Placement. This amount also includes an additional 1,289,566 and 664,322 shares of common stock acquired by Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership, respectively, in the October/November Private Placement.

(3)	The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York, 10019.
(4)	Based on a Schedule 13G filed by Pershing Square on January 24, 2014 and a Form 4 filed by Pershing Square, PS Management GP, LLC and William A. Ackman on October 3, 2014.
(5)	The address of Stanhope Investments is 190 Elgin Avenue, Grand Cayman, E9 KY1-9005.
(6)	Based on a Schedule 13G filed by Stanhope Investments on May 12, 2014 and a Form 4/A filed by Stanhope Investments on June 25, 2014. Stanhope Investments has sole voting and dispositive power over 19,789,287 shares of common stock.
(7)	Based on a Schedule 13D/A filed by Mariposa Acquisition, LLC, on October 7, 2014. This number includes (i) 6,197,142 shares of common stock and (ii) 1,060,000 shares of Platform Series A Preferred Stock, which are convertible at any time at the option of the holder into shares of common stock on a one-for-one basis. Martin E. Franklin holds sole voting and investment power over such shares. Martin E. Franklin owns or controls, directly or indirectly, 61.32% of Mariposa Acquisition, LLC. Martin E. Franklin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(8)	Based on a Schedule 13D filed by Tartan, on August 11, 2014 and a Form 4 filed by Daniel H. Leever on March 4, 2014. This number includes (i) 7,468,466 shares of common stock beneficially owned through Tartan, and (ii) 878,762 shares of common stock held through the MacDermid, Incorporated Profit Sharing and Employee Savings Plan. Mr. Leever is the sole director and manager of Tartan. Tartan was formed in connection with the MacDermid Acquisition for the purpose of holding and managing the shares of common stock of our subsidiary Platform Delaware Holdings, Inc., a Delaware corporation. The PDH Common Stock is convertible, at the option of the holder, into a like number of shares of our common stock at any time beginning on October 31, 2014, on a one-for-one basis (subject to adjustment).
(9)	Does not include 283,117 shares of our common stock issuable to Frank J. Monteiro; 69,246 shares of our common stock issuable to John L. Cordani; and 20,338 shares of our common stock issuable to Michael V. Kennedy, all in exchange for shares of PDH Common Stock, at the option of the holder, at any time beginning on October 31, 2014, on a one-for-one basis (subject to adjustment).
(10)	Does not include 15,000 RSUs granted to Mr. Worshek on August 5, 2014, which will vest on the date on which we file our annual report on Form 10-K for the year ended December 31, 2017, only if a certain EBITDA target is achieved for fiscal year 2017. The RSUs may, in certain circumstances, become immediately vested as of the date of a change of control of the Company. Each RSU represents a contingent right to receive one share of our common stock.
(11)	Does not include any indirect interest held by Mariposa Acquisition, LLC.
(12)	Based on a Form 3 filed by Nicolas Berggruen on January 24, 2014. Does not include any beneficial ownership of (i) 5,517,142 shares of our common stock and (ii) 940,000 shares of our Series A Preferred Stock, which are convertible at any time at the option of the holder into shares of our common stock on a one-for-one basis held by Berggruen Acquisition Holdings IV Ltd. Mr. Berggruen does not have any pecuniary or beneficial ownership of shares reported by Berggruen Acquisition Holdings IV Ltd., a British Virgin Islands business company. Mr. Berggruen is the president and one of three directors of Berggruen Acquisition Holdings IV Ltd. Berggruen Acquisition Holdings IV Ltd. is the direct subsidiary of Berggruen Holdings Ltd, a British Virgin Islands business company. All of the shares of Berggruen Holdings Ltd. are owned by the Nicolas Berggruen Charitable Trust, a British Virgin Islands trust. The trustee of the Nicolas Berggruen Charitable Trust is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of Platform.
(13)	Based on a Form 4 filed by Michael F. Goss on July 31, 2014. Includes 99,859 shares of common stock held directly by Mr. Goss and 95,238 shares of common stock held by The Michael F Goss 2012 GST Non-Exempt Irrevocable Family Trust, Michael F Goss & R Bradford Malt Trustees U/Inst Dtd 9/27/2012 (the “Trust”). Mr. Goss is a trustee of the Trust and disclaims beneficial ownership.
(14)	Does not include any beneficial ownership reported by Pershing Square, PS Management GP, LLP or William A. Ackman. No securities are beneficially owned by Mr. Israel.
(15)	This amount includes an aggregate of 1,060,000 shares of common stock issuable upon conversion of our Series A Preferred Stock.

SELLING STOCKHOLDERS

This prospectus covers the public resale of the Shares owned by the selling stockholders named below. Such selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them. The selling stockholders, however, make no representations that the Shares will be offered for sale. The table below presents information regarding the selling stockholders and the Shares that each such selling stockholder may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the name of each selling stockholder;

•	the number of Shares beneficially owned by each selling stockholder prior to the sale of the Shares covered by this prospectus;

•	the number of Shares that may be offered by each selling stockholder pursuant to this prospectus;

•	the number of Shares to be beneficially owned by each selling stockholder following the sale of any Shares covered by this prospectus; and

•	the percentage of our issued and outstanding common stock to be owned by each selling stockholder following the sale of any Shares covered by this prospectus (based on 165,481,005 shares of common stock of Platform issued and outstanding as of November 7, 2014).

All information with respect to common stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders and is as of October 15, 2014, except with respect to shares owned by the Pershing Square Funds which is as of November 6, 2014. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling stockholder identified in the table may sell some or all of the Shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholder will sell all of the Shares owned beneficially by them that are covered by this prospectus, but will not sell any other Shares of our common stock that they presently own. Unless otherwise indicated in the footnotes, shares in the table refer to shares of outstanding common stock.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to this Offering	Number of Shares Available Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares
Alpha Opportunities Fund (Nominee: Snailmarker & Co.) **(1)	568,876	316,097	252,779	*
Alpha Opportunities Trust (Nominee: Snaildive & Co.)**(1)	250,956	133,067	117,889	*
Anchor Series Capital Appreciation Portfolio(1)	819,382	490,154	329,228	*
Barclays Bank UK Retirement Fund(1)	184,816	81,579	103,237	*
Entities affiliated with Blue Ridge Capital, L.L.C.(2)
Blue Ridge Limited Partnership	5,939,969	1,289,566	4,650,403	2.8%
Blue Ridge Offshore Master Limited Partnership	3,060,031	664,322	2,395,709	1.4%
ConocoPhillips Retirement Plan (Nominee: Mac & Co.) (1)	54,868	12,704	42,164	*
Corvex Master Fund, L.P.(3)	6,386,664	5,861,664	525,000	*
Desjardins American Equity Growth Fund (Nominee: Desjardins Trust)(1)	74,021	17,240	56,781	*
Global Multi-Strategy Fund (Nominee: Hare & Co.)(1)	101,441	67,836	33,605	*
Harbor Mid Cap Growth Fund(1)	524,134	147,875	376,259	*

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to this Offering	Number of Shares Available Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares
Hartford Global Capital Appreciation Fund (Nominee: Cudd & Co.)(1)	192,900	82,385	110,515	*
Hartford Small Company HLS Fund (Cudd & Co.)(1)	1,039,375	471,956	567,419	*
John Hancock Funds II Small Cap Growth Fund (Nominee: Snailcreek & Co.)**(1)	142,371	25,167	117,204	*
John Hancock Pension Plan** (Nominee: Stormbeach & Co.)(1)	30,581	4,141	26,440	*
John Hancock Seaport Fund**(1)	74,705	74,705	0	—
John Hancock Variable Insurance Trust Small Cap Growth Trust (Nominee: Beachcraft & Co.)**(1)	299,296	32,433	266,863	*
MassMutual Select Small Cap Growth Equity Fund**(1)	137,494	47,772	89,722	*
Mid Cap Growth Portfolio(1)	44,489	15,033	29,456	*
Mid Cap Stock Fund**(1)	1,185,265	367,376	817,889	*
Mid Cap Stock Trust**(1)	627,915	184,501	443,414	*
MML Small Cap Growth Equity Fund**(1)	49,814	18,925	30,889	*
Molson Coors (UK) Pension Plan (Nominee: Ell & Co.)(1)	192,425	108,875	83,550	*
Northeast Utilities Service Company Master Trust (Nominee: Mac & Co.)(1)	44,486	6,436	38,050	*
Optimum Small-Mid Cap Growth Fund (Nominee: Mac & Co.)**(1)	34,690	32,118	2,572	*
Pershing Square Funds(4)	42,737,394	9,404,064	33,333,330	20.1%
Retirement Income Plan for Employees of Armstrong World Industries, Inc. (Nominee: Cudd & Co.)(1)	44,106	19,063	25,043	*
Russell Global Equity Fund(1)	58,579	48,379	10,200	*
Russell Global Equity Pool(1)	24,011	20,411	3,600	*
Russell Global Opportunities Fund(1)	362,108	295,194	66,914	*
Russell Institutional Funds, LLC—Russell Multi-Asset Core Plus Fund**(1)	60,440	60,440	0	—
Russell Investment Company—Russell Global Equity Fund**(1)	533,077	433,823	99,254	*
Russell Trust Company—Multi-Asset Core Fund(1)	111,443	94,543	16,900	*
Russell Trust Company Russell World Equity Fund(1)	68,489	55,989	12,500	*
SEI Institutional Investments Trust—Small/Mid Cap Equity Fund (Nominee: Hare & Co.)**(1)	139,053	17,789	121,264	*
Smithfield Foods Master Trust(1)	35,972	29,472	6,500	*
The Hartford Capital Appreciation Fund (Nominee: Cudd & Co.)(1)	337,114	197,346	139,768	*
The Hartford Capital Appreciation Fund (Nominee: Cudd & Co.)(1)	615,751	242,543	373,208	*
The Hartford Growth Opportunities Fund (Nominee: Cudd & Co.)(1)	2,835,886	1,313,716	1,522,170	*
The Hartford Small Company Fund (Nominee: Cudd & Co.)(1)	734,775	133,694	601,081	*
The Hartford Small Company Fund (Nominee: Cudd & Co.)	458,895	83,466	375,429	*
TOMS Capital Investments LLC(5)	1,953,888	1,953,888	0	—
Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust (Nominee: Mac & Co.)(1)	107,203	24,766	82,437	*
Trustees of Hamilton College (Nominee: Mac & Co.)(1)	45,471	9,898	35,573	*
U.S. Small Company Equity Fund**(1)	13,273	1,172	12,101	*

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to this Offering	Number of Shares Available Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Global Equities Portfolio**(1)	46,460	20,225	26,235	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Wells Fargo Select Small Cap Growth Portfolio**(1)	204,378	36,150	168,228	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Capital Appreciation Equity Portfolio**(1)	57,908	36,143	21,765	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Opportunistic Growth Portfolio**(1)	10,781	2,546	8,235	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Small Cap Growth Portfolio**(1)	23,945	4,022	19,923	*
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Capital Appreciation Equity Portfolio**(1)	56,551	35,744	20,807	*
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Dynamic Growth Portfolio**(1)	53,040	53,040	0	—
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Global Select Capital Appreciation Portfolio**(1)	475,147	280,747	194,400	*
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Opportunistic Growth Portfolio**(1)	14,053	2,824	11,229	*

*	Denotes less than 1% of shares outstanding
**	Denotes a selling stockholder that is affiliated with a broker-dealer. The selling stockholder has certified that it purchased the Shares in the ordinary course of business and that, at the time of the purchase of the Shares, it had no agreements or understandings, directly or indirectly, with any person to distribute the Shares.
(1)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the 1940 Act. Wellington serves as an investment adviser to the selling stockholder and, in such capacity, may be deemed to share beneficial ownership over the shares held by such selling stockholder.
(2)	Blue Ridge Capital, L.L.C. (“Blue Ridge”) serves as the investment manager to each of its affiliated entities listed in the above table. Blue Ridge, in such capacity, has shared voting and dispositive power over the shares held by such affiliated entities. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is John A. Griffin.
(3)	Corvex Master Fund, LP (the “Fund”) is a Cayman Islands limited partnership, the general partner of which is controlled by Keith Meister. Corvex Management, LP, a Delaware limited partnership (“Corvex Management”) whose general partner is controlled by Mr. Meister, serves as investment adviser to the Fund. Corvex Management and Mr. Meister may be deemed to beneficially own the Shares held by the Fund.
(4)

Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”) serves as the investment adviser to Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square II, L.P., a Delaware limited partnership (“PS II”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”), and Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH” and together with PS, PS II and PS International, the “Pershing Square Funds”). As the general partner of Pershing Square, PS Management GP, LLC, a Delaware limited liability company may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) shares held by the Pershing Square Funds. The natural person with ultimate voting or investment control over shares held by the Pershing Square Funds is William A. Ackman.
(5)	The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Noam Gottesman.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table, we believe that the stockholder identified in the table below possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Except for being holders of our securities listed in the table above, none of the selling stockholders has had any position, office or other material relationship with us in the past three years, except for Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership, and the Pershing Square Funds, as described in the section titled “Certain Relationships and Related Party Transactions” included in this prospectus.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of their Shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such Shares in the course of hedging the positions they assume. The selling stockholders may also sell Shares short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Shares offered by them will be the purchase price of such Shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of the Shares.

The selling stockholders also may resell all or a portion of their Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the date on which all of the shares of common stock sold in connection with the October/November Private Placement are fully saleable by non-affiliates of Platform without volume restrictions pursuant to Rule 144 or its other subsections (or any successor thereto) under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our common stock and preferred stock does not purport to be complete. You should refer to our certificate of incorporation, as amended, and our amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the DGCL.

General

As of November 7, 2014, the capital stock authorized by our certificate of incorporation, as amended, consists of 405,000,000 shares divided into (i) 400,000,000 shares, par value $0.01 per share, of common stock, and (ii) 5,000,000 shares, par value $0.01 per share, of preferred stock, of which 2,000,000 shares are designated as “Series A Preferred Stock.” The balance of shares of preferred stock may be designated and issued by our Board in the future in one or more additional series.

As of November 7, 2014, we had 165,481,005 shares of common stock and 2,000,000 shares of Series A Preferred Stock were issued and outstanding. Currently, our common stock is listed on the NYSE under the ticker symbol “PAH.”

In connection with the Arysta Acquisition, we intend to issue to the seller $600 million of new Series B Convertible Preferred Stock. See “—Preferred Stock” below.

Common Stock

Voting. Each holder of our common stock will generally be entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of our stockholders. Except as otherwise required by law, holders of common stock (as well as holders of any preferred stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There will be no cumulative voting rights with respect to the election of directors or any other matters.

Dividends and distributions.  Subject to applicable law and the rights, if any, of the holders of any series of preferred stock then outstanding, the holders of our common stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our Board, from legally available funds.

Liquidation, dissolution or winding up.  Subject to applicable law and the rights, if any, of the holders of any series of preferred stock then outstanding, in the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets available for distribution after payment or reasonable provision for the payment of all creditors.

Redemption, conversion or preemptive rights.  Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

Other provisions.  There will be no redemption provisions or sinking fund provisions applicable to our common stock.

The rights, preferences, and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights, preferences and privileges of the holders of any series of our preferred stock.

Preferred Stock

Blank Check Preferred.  Under our certificate of incorporation, as amended, our Board is authorized by resolution to create and issue one or more series of preferred stock, and, with respect to each series, to determine the number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, which may include dividend rights, conversion or exchange rights, voting rights, redemption rights and terms and liquidation preferences, without stockholder approval. Our Board may therefore create and issue one or more series of preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and which could have certain anti-takeover effects. Before we may issue any series of preferred stock, our Board will be required to adopt resolutions creating and designating such series of preferred stock.

Series A Preferred Stock

As of the date hereof, 2,000,000 shares of preferred stock have been designated as “Series A Preferred Stock,” all of which are outstanding. The special rights, preferences and privileges of the Series A Preferred Stock are set forth in our certificate of incorporation, as amended.

Dividends.  Subject to applicable law and the rights, if any, of any series of our preferred stock ranking senior to the Series A Preferred Stock as to dividends, the holders of the Series A Preferred Stock are entitled to receive, in respect of each calendar year (each a “Dividend Year”), a cumulative annual dividend amount (the “Annual Dividend Amount”), which is calculated as follows:

A X B, where:

A = an amount equal to 20% of the increase (if any) in the value of a share of our common stock, such increase calculated as being the difference between (i) the Average Price (as defined in our certificate of incorporation, as amended) per share of our common stock or Platform ordinary shares, as the case may be, over the last ten days of the relevant calendar year for such annual dividend (the “Dividend Price”) and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of our common stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year (provided in each case such amount is subject to such adjustment either as the Board in its absolute discretion determine to be fair and reasonable in the event of a subdivision, combination or similar reclassification or recapitalization of our outstanding common stock or otherwise as determined in accordance with our certificate of incorporation, as amended, in each case without a corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock); and

B = 90,529,500 (based on the number of shares issued in our initial public offering plus the number of shares of our common stock issuable upon conversion of our outstanding shares of Series A Preferred Stock), which such amount is subject to such adjustment either as the Board in its absolute discretion determine to be fair and reasonable in the event of a subdivision, combination or similar reclassification or recapitalization of the outstanding our common stock or otherwise as determined in accordance with our certificate of incorporation, as amended, in each case without a corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock.

Each Annual Dividend Amount shall be divided between the holders pro rata to the number of Series A Preferred Stock held by them on the relevant Dividend Date (as defined in our certificate of incorporation, as amended). The Annual Dividend Amount will be paid no later than ten trading days from the Dividend Date by the issue to each holder of Series A Preferred Stock of such number of shares of common stock as is equal to the pro rata amount of the Annual Dividend Amount to which they are entitled divided by the average closing price per share of our common stock on the relevant Dividend Date.

Conversion

Automatic Conversion.  The Series A Preferred Stock will be automatically converted (the “Automatic Conversion”) into shares of our common stock on a one-for-one basis (subject to adjustment in accordance with our certificate of incorporation, as amended) (i) in the event of a Change of Control (as defined in our certificate of incorporation, as amended) or (ii) upon the last day of our seventh full financial year following October 31, 2013, or the last day of such subsequent financial year (not exceeding the tenth full financial year of Platform following October 31, 2013) as agreed between the holders of a majority of the Series A Preferred Stock and a majority of the Platform independent directors in accordance with our certificate of incorporation, as amended, as described below (or if either such date is not a trading day, the first trading day immediately following such date). In the event of any Automatic Conversion, the Annual Dividend Amount shall be payable for such shortened Dividend Year on the trading day immediately prior to such conversion.

Upon notice in writing from the holders of a majority of the Series A Preferred Stock to Platform to be received not less than ten business days prior to the last day of the seventh full financial year of Platform after October 31, 2013, such holder(s) may request that the date of automatic conversion be deferred to the last day of the eighth full financial year of Platform following October 31, 2013. If a majority of the independent directors determine in their discretion to defer the relevant date of Automatic Conversion as requested then (i) the date of Automatic Conversion shall be such deferred date; and (ii) the holders of a majority of the Series A Preferred Stock will have the right to make a further request in writing no later than ten business days prior to the last day of the eighth full financial year of Platform following October 31, 2013 for the deferral of the relevant date of Automatic Conversion by a further year. In the event a majority of the Platform independent directors approve any such further request for a deferral of the relevant date of Automatic Conversion then (i) the date of Automatic Conversion shall be such deferred date and (ii) the holders of a majority of Series A Preferred Stock will have the right to make one further request on the same basis as referenced above no later than ten business days prior to the last day of the ninth full financial year of Platform following October 31, 2013 for the deferral of the relevant date of Automatic Conversion by a further year. In the event that a majority of the Platform independent directors approve any such further request for a deferral of the relevant date of Automatic Conversion then the date of Automatic Conversion shall be such deferred date. In no circumstances shall the date of Automatic Conversion be deferred beyond the last day of the tenth full financial year of Platform following October 31, 2013 (or, if such date is not a trading day, on the first trading day immediately following such date).

Optional Conversion.  A holder of Series A Preferred Stock may require some or all of his, her or its Series A Preferred Stock to be converted (the “Optional Conversion”) into an equal number of shares of our common stock (subject to adjustment in accordance with our certificate of incorporation, as amended) by written notice to Platform, and in such circumstances those Series A Preferred Stock the subject of such conversion request shall be converted into shares of our common stock five trading days after receipt by Platform of the written notice. In the event of an Optional Conversion, no Annual Dividend Amount shall be payable in respect of those Series A Preferred Stock for the Dividend Year in which the date of the Optional Conversion. A holder of Series A Preferred Stock may exercise its rights independently of the other holders of Series A Preferred Stock.

Voting Rights.  The Series A Preferred Stock do not carry voting rights except in respect of any amendment to our certificate of incorporation, as amended, that alters or changes the rights, preferences or privileges of the Series A Preferred Stock.

Series B Preferred Stock

In connection with the Arysta Acquisition, we intend to issue to the seller $600 million of new Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock will be convertible into such number of shares of common stock of Platform as is determined by dividing a $1,000 liquidation preference by a conversion price of $27.14. Each share of Series B Convertible Preferred Stock that is not previously converted to common stock will be subject to automatic redemption on either (a) the Maturity Date or (b) the occurrence of a Triggering Event. The redemption price for each share of Series B Convertible Preferred Stock will be $1,000, which must be paid in cash in the event of redemption upon a Triggering Event. The redemption price may be paid in cash or shares of common stock (valued at $27.14 per share), at the option of Platform, in the event of redemption at the Maturity Date. However, Platform may not issue more than 22,107,590 shares of common stock in connection with a redemption at the Maturity Date. To the extent that the aggregate value of such 22,107,590 shares of common stock is less than $600 million (based on a 10-day volume weighted average price), then, pursuant to the Arysta Acquisition Agreement, such shortfall would be payable in cash by Platform as additional purchase price. Assuming that the Proposed Public Offering is consummated, we do not intend to issue any mandatory preferred stock contemplated by the Debt Commitment Letter in connection with the Arysta Acquisition.

The form of the certificate of designation for the Series B Convertible Preferred Stock is attached as Exhibit A to the Arysta Acquisition Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights

On November 7, 2013, we entered into a registration rights agreement with Pershing Square, the beneficial owner of approximately 25.8% of our outstanding shares as of November 7, 2014. Those shares were acquired by Pershing Square in our initial public offering and a warrant exchange offer.

Pursuant to the agreement, for so long as the included funds managed by Pershing Square holds any Platform shares, Platform agreed to cooperate with such holders’ reasonable requests to facilitate any proposed sale of shares by the requesting holder(s) in accordance with the provisions of Rule 144, including, without limitation, by complying with the current public information requirements of Rule 144 and providing opinions of counsel, to the extent required. Additionally, Platform agreed that promptly after becoming eligible to utilize a Form S-3 registration statement, Platform will file with the SEC a registration statement on Form S-3 registering (among other securities) the resale of the Platform shares held by the holders and use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after its filing. Platform’s obligations under the registration rights agreement shall terminate on the earlier of (i) the date on which all of a holder’s shares have been sold, and (ii) the date on which all of a holder’s shares may be sold pursuant to Rule 144 without volume or other restrictions.

Pursuant to registration rights agreements we entered into in connection with the October/November Private Placement, we agreed to file with the SEC a resale registration statement on Form S-3 or other appropriate form, subject to certain exceptions, as promptly as practicable following our special meeting of stockholders held on November 6, 2014 and, in any event, within ten business days following the filing of our annual report on Form 10-K for the year ended December 31, 2014 for the shares of our common stock issued in the October/November Private Placement. Pursuant to these registration rights agreements, on November 3, 2014, we initially filed this resale registration statement on Form S-1, which was amended on November 10, 2014. We expect this registration statement to be declared effective on November 10, 2014.

In connection with the proposed Arysta Acquisition, we have agreed to enter into a registration rights agreement with the seller or Arysta pursuant to which we would be obligated to file with SEC a resale registration statement for the shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock.

Certificate of Incorporation and Amended and Restated By-laws Anti-Takeover Provisions

Our certificate of incorporation, as amended, and amended and restated by-laws contain several provisions which could delay, defer or prevent a change of control from occurring. These provisions provide the following:

•	our Board has the authority to issue preferred stock without stockholder approval with any rights or preferences the Board determines;

•	special meetings of stockholders may only be called by our Board or the Chief Executive Officer; and

•	there is no cumulative voting in the election of directors.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Delaware Law Anti-Takeover Provision

As a Delaware corporation, we are subject to Section 203 of the DGCL, which restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an interested stockholder unless: (1) the “business combination” or the transaction which caused the person or entity to become an interested stockholder is approved by the Board prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an “interested stockholder,” such interested stockholder holds at least 85% of the voting stock of Platform not including (x) shares held by officers and directors and (y) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an “interested stockholder,” the “business combination” is approved by the Board and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested stockholder. A Delaware corporation may elect not to be governed by Section 203. Platform has not made such an election.

Transfer Agent

The transfer agent for our common stock is Computershare, P.O. Box 30170, College Station, TX 77842.

LEGAL MATTERS

The validity of the Shares offered by this prospectus and other certain legal matters will be passed upon for us by Greenberg Traurig, LLP.

EXPERTS

The consolidated financial statements of Platform Specialty Products Corporation as of December 31, 2013 and for the period from inception (April 23, 2013) to December 31, 2013, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of MacDermid, Incorporated and subsidiaries as of December 31, 2012, and for the ten-month period ended October 31, 2013, and for each of the years in the two-year period ended December 31, 2012, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Platform has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that may arise as a result of KPMG LLP’s consent to the inclusion of its audit report on MacDermid’s past financial statements included in this registration statement.

The combined financial statements of Chemtura AgroSolutions Business of Chemtura Corporation as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Arysta LifeScience Limited as of January 1, 2012 and December 31, 2012 and 2013 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013 have been included herein and in the registration statement in reliance upon the report of Ernst & Young ShinNihon LLC, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. The information contained on the SEC website is specifically not incorporated into this prospectus and should not be considered to be a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

We also maintain an Internet website at www.platformspecialtyproducts.com. Information on, or accessible through, our website is not a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’

of Platform Specialty Products Corporation:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2013 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the period from inception (April 23, 2013) to December 31, 2013 present fairly, in all material respects, the financial position of Platform Specialty Products Corporation and its subsidiaries at December 31, 2013, and the results of their operations and their cash flows for the period from inception (April 23, 2013) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

March 31, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the measurement period adjustments described in Note 2 and also impacting Notes 4, 5, 8, 12, and 19, as to which the date is September 26, 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

MacDermid, Incorporated:

We have audited the accompanying consolidated balance sheet of MacDermid, Incorporated and subsidiaries (the “Company”) as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the ten-month period ended October 31, 2013 and each of the years in the two-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as of and for the ten-month period ended October 31, 2013 and as of and for each of the years in the two-year period ended December 31, 2012. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MacDermid, Incorporated and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the ten-month period ended October 31, 2013 and each of the years in the two-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material aspects, the information set forth therein.

/s/ KPMG LLP

Hartford, Connecticut

February 11, 2014

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share amounts)

	Period from Inception (April 23, 2013) through December 31, 2013	January 1, 2013 through October 31, 2013	Year Ended December 31,
			2012	2011
	Successor	Predecessor	Predecessor	Predecessor
Net sales	$118,239	$627,712	$731,220	$728,773
Cost of sales	82,587	304,875	376,166	388,298

Gross profit	35,652	322,837	355,054	340,475

Operating expenses:
Selling, technical, general and administrative	54,521	207,554	214,614	260,665
Non-cash charge related to preferred stock dividend rights	172,006	—	—	—
Research and development	3,995	19,898	25,051	22,966
Restructuring	762	3,636	292	896

Total operating expenses	231,284	231,088	239,957	284,527

Operating (loss) profit	(195,632)	91,749	115,097	55,948

Other (expense) income:
Interest, net	(5,372)	(45,929)	(49,139)	(54,054)
Loss on extinguishment of debt	—	(18,788)	—	—
Other (expense) income, net	(440)	(557)	4,981	9,412

	(5,812)	(65,274)	(44,158)	(44,642)
(Loss) income before income taxes, non-controlling interests and accrued payment-in-kind dividends on cumulative preferred shares	(201,444)	26,475	70,939	11,306
Income tax benefit (provision)	5,819	(12,961)	(24,673)	(9,953)

Net (loss) income	(195,625)	13,514	46,266	1,353
Net loss (income) attributable to the non-controlling interests	1,403	(295)	(289)	(366)

Net (loss) income attributable to Common Shareholders	(194,222)	13,219	45,977	987
Accrued payment-in-kind dividend on cumulative preferred shares	—	(22,454)	(44,605)	(40,847)

Net (loss) income attributable to common shares	$(194,222)	$(9,235)	$1,372	$(39,860)

Earnings (loss) per share
Basic	$(2.10)	n/a	n/a	n/a
Diluted	$(2.10)	n/a	n/a	n/a

Weighted average shares outstanding (In thousands)
Basic	92,563	n/a	n/a	n/a
Diluted	92,563	n/a	n/a	n/a
See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Period from Inception (April 23, 2013) through December 31, 2013	January 1, 2013 through October 31, 2013	Year Ended December 31,
			2012	2011
	Successor	Predecessor	Predecessor	Predecessor
Net (loss) income	$(195,625)	$13,514	$46,266	$1,353

Other comprehensive (loss) income, before tax
Foreign currency translation adjustments	(659)	(6,136)	(6,232)	(5,683)
Pension and postretirement plans	3,534	30,716	(16,653)	(22,691)
Unrealized gain (loss) on available for sale securities	65	223	290	(153)
Derivative financial instruments revaluation	163	(384)	3,047	3,485

Total other comprehensive (loss) income, before tax	3,103	24,419	(19,548)	(25,042)
Income tax (expense) benefit on comprehensive (loss) income	(1,838)	(10,082)	4,247	6,085

Other comprehensive income (loss), net of tax	1,265	14,337	(15,301)	(18,957)
Comprehensive loss (income) attributable to the non-controlling interests	1,403	(292)	(299)	(366)

Comprehensive (loss) income attributable to Common Shareholders	$(192,957)	$27,559	$30,666	$(17,970)

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	As of December 31,
	2013	2012
	Successor	Predecessor
Assets
Cash & cash equivalents	$123,040	$143,351
Accounts receivable, net of allowance for doubtful accounts of $10,113 and $8,831 at December 31, 2013 and 2012, respectively	140,525	138,970
Inventories	89,618	76,093
Prepaid expenses & other current assets	30,269	16,115

Total current assets	383,452	374,529

Property, plant & equipment, net	136,166	100,391
Goodwill	989,808	476,232
Intangible assets, net	720,302	251,772
Other assets	30,426	30,993

Total assets	2,260,154	1,233,917

Liabilities & Stockholders’ Equity
Accounts payable	56,156	53,416
Accrued salaries, wages and employee benefits	22,656	14,289
Accrued interest	143	6,985
Current installments of long-term debt	7,958	26,819
Accrued income taxes payable	6,669	4,443
Accrued expenses and other current liabilities	26,091	22,194

Total current liabilities	119,673	128,146

Long-term debt	744,291	693,821
Long-term retirement benefits, less current portion	25,129	54,207
Long-term deferred income taxes	169,800	49,411
Long-term contingent consideration	34,800	—
Other long-term liabilities	30,387	35,895

Total liabilities	1,124,080	961,480

Commitments and contingencies (Note 16)	—	—
Redeemable 401(k) plan interest	20,972	—

Stockholders’ Equity
Successor preferred shares (2,000,000 designated as Series A), 5,000,000 shares authorized, 2,000,000 shares issued and outstanding at December 31, 2013	—	—
Predecessor 9.00% cumulative Series A preferred shares, 316,000 shares authorized and issued, 315,144 shares outstanding at December 31, 2012	—	525,027
Predecessor 9.50% cumulative Series B preferred shares, 44,977 shares authorized and 0 shares outstanding at December 31, 2012	—	—
Successor common shares, 200,000,000 shares authorized, 103,571,941 shares issued and outstanding at December 31, 2013	—	—
Predecessor common shares, 50,000,000 shares authorized and issued, 49,582,936 shares outstanding at December 31, 2012	—	50,000
Additional paid-in capital	1,212,038	2,318
Accumulated deficit	(194,222)	(273,086)
Accumulated other comprehensive income (loss)	1,265	(30,270)
Less: Treasury stock, at stock (856 Predecessor 9% Series A cumulative preferred shares and 417,064 Predecessor common shares at December 31, 2012)	—	(1,264)

Total stockholders equity	1,019,081	272,725
Non-controlling interests	96,021	(288)

Total equity	1,115,102	272,437

Total liabilities, redeemable 401(k) plan interest and stockholders equity	$2,260,154	$1,233,917

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Period from Inception (April 23, 2013) through December 31, 2013	January 1, 2013 through October 31, 2013	Year Ended December 31,
			2012	2011
	Successor	Predecessor	Predecessor	Predecessor
Cash flows from operating activities:
Net (loss) income	$(195,625)	$13,514	$46,266	$1,353
Adjustments to reconcile net (loss) income from operations to net cash flows provided by operating activities:
Non-cash charge related to preferred stock dividend rights	172,006	—	—	—
Depreciation and amortization	12,778	32,835	42,193	46,745
Deferred income taxes	(7,481)	(4,845)	(8,364)	(16,010)
Manufacturer’s profit in inventory adjustment	23,912	—	—	—
Loss on extinguishment of debt	—	18,788	—	—
Equity compensation expense	542	9,317	162	727
Impairment charges	—	427	—	46,438
Other, net	(523)	6,754	335	(877)

Changes in assets & liabilities, net of acquisitions:
Accounts receivable	6,222	(11,345)	(4,912)	(401)
Inventory	2,090	(4,612)	789	1,481
Accounts payable	(193)	2,367	3,274	(3,498)
Accrued expenses	(8,719)	3,915	(3,603)	(12,743)
Income tax balances	(1,321)	(8,231)	3,315	(2,011)
Long term assets	(419)	(2,243)	(1,550)	(10,977)
Other assets and liabilities	4,254	(579)	(2,729)	(481)

Net cash flows provided by operating activities	7,523	56,062	75,176	49,746

Cash flows from investing activities:
Capital expenditures	(2,263)	(8,931)	(13,399)	(8,741)
Proceeds from sale of non-financial assets	4,393	2,133	140	3,528
Acquisition of business, net of cash acquired	(922,361)	—	(5,059)	—
Purchases of marketable securities	(359,934)	—	—	—
Redemption of marketable securities	359,934	—	—	—
Other, net	—	(1,017)	41	1,759

Net cash flows used in investing activities	(920,231)	(7,815)	(18,277)	(3,454)

Cash flows from financing activities:
Proceeds from issuance of debt, net of discount and fees	200	1,109,513	—	—
Repayments of borrowings	(2,180)	(732,873)	(26,092)	(36,983)
Repurchase of Series A preferred stock	—	(270,167)	—	—
Advance from Platform Acquisition Holdings Limited	—	33,268	—	—
Proceeds from issuance of preferred stock, net	20,000	—	—	—
Proceeds from issuance of common stock, net	1,019,491	—	—	—
Payment of accumulated dividends on Series A preferred stock	—	(229,833)	—	—
Payment of financing fees	(1,830)	(13,589)	(321)	(264)
Other, net	(25)	(559)	(819)	(551)

Net cash flows provided by (used in) financing activities	1,035,656	(104,240)	(27,232)	(37,798)

Effect of exchange rate changes on cash and cash equivalents	92	(303)	232	(1,782)

Net increase (decrease) in cash and cash equivalents	123,040	(56,296)	29,899	6,712
Cash and cash equivalents at beginning of period	—	143,351	113,452	106,740

Cash and cash equivalents at end of period	$123,040	$87,055	$143,351	$113,452

Supplemental disclosure information:
Cash paid for interest	$5,084	$49,958	$45,235	$50,040

Cash paid for income taxes	$2,932	$21,808	$27,144	$25,878

Non-cash financing activities:
Cash paid by Platform Acquisition Holdings, Ltd for interest	$—	$5,028	$—	$—

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share and per share amounts)

Predecessor
	Series A Preferred Shares	Series B Preferred Shares	Common Shares	Additional Paid-In Capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Treasury Shares	Non-controlling interest	Total equity (deficit)
Balance at December 31, 2011	$480,449	$—	$50,000	$2,156	$(274,458)	$(14,959)	$(994)	$(388)	$241,806
Net income	—	—	—	—	45,977	—	—	289	46,266
Equity compensation	—	—	—	162	—	—	—	—	162
Accrual of paid in kind dividend on cumulative preferred shares	44,605	—	—	—	(44,605)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(6,242)	—	10	(6,232)
Pension and postretirement plans, net of tax benefit of $5,415	—	—	—	—	—	(11,238)	—	—	(11,238)
Derivatives valuation, net of tax expense of $1,067	—	—	—	—	—	1,980	—	—	1,980
Shares repurchased	—	—	—	—	—	—	(270)	—	(270)
Unrealized gain on available for sale equity securities, net of tax expense of $101	—	—	—	—	—	189	—	—	189
Dividend paid to non-controlling interest partner	—	—	—	—	—	—	—	(677)	(677)
Dividend paid on preferred stock	(27)	—	—	—	—	—	—	—	(27)
Assignment of value for non controlling interest in business acquisition	—	—	—	—	—	—	—	447	447
Sale of noncontrolling interest in subsidiary	—	—	—	—	—	—	—	31	31

Balance at December 31, 2012	525,027	—	50,000	2,318	(273,086)	(30,270)	(1,264)	(288)	272,437
Net income	—	—	—	—	13,219	—	—	295	13,514
Equity compensation	—	—	—	281	—	—	—	—	281
Accrual of paid in kind dividend on cumulative preferred shares	20,805	1,649	—	—	(22,454)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(6,133)	—	(3)	(6,136)
Pension and postretirement plans, net of tax expense of $10,139	—	—	—	—	—	20,577	—	—	20,577
Derivatives valuation, net of tax benefit of $135	—	—	—	—	—	(249)	—	—	(249)
Unrealized loss on available for sale equity securities, net of tax expense of $79	—	—	—	—	—	145	—	—	145
Shares repurchased	(500,000)		—	—	—	—	(35)	—	(500,035)
Shares exchanged	(44,977)	44,977	—	—	—	—	—	—	—
Shares canceled	(855)	—	(417)	—	—	—	1,272	—	—
Dividend paid to non-controlling interest partner	—	—	—	—	—	—	—	(552)	(552)
Assignment of value for non controlling interest in business acquisition	—	—	—	—	—	—	—	17	17

Balance at October 31, 2013	$—	$46,626	$49,583	$2,599	$(282,321)	$(15,930)	$(27)	$(531)	$(200,001)

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)

(In thousands, except share and per share amounts)

Successor
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total Stockholders’ Equity	Non- controlling interest	Total equity
Total stockholders’ equity as of April 23, 2013 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—	$—
Issuance of 2 preferred shares @ $10.00 per share on April 25, 2013	2	—	—	—	—	—	—	—	—	—
Issuance of 1,999,998 preferred shares @ $10.00 per share with matching warrants on May 22, 2013 along with 2 matching warrants matching with previously issued preferred shares	1,999,998	—	—	—	20,000	—	—	20,000	—	20,000
Issuance of 88,529,500 common shares @ $10.00 per share with matching warrants on May 22, 2013	—	—	88,529,500	—	885,000	—	—	885,000	—	885,000
Equity offering cost	—	—	—	—	(24,078)	—	—	(24,078)	—	(24,078)
Equity compensation	—	—	—	—	542	—	—	542	—	542
Exercise of warrants for 13,071,199 common shares @ $10.50 per share on October 30, 2013	—	—	13,071,199	—	137,248	—	—	137,248	—	137,248
Preferred stock dividend rights	—	—	—	—	172,006	—	—	172,006	—	172,006
Exercise of warrants for 391,081 common shares @ $10.50 on November 13, 2013	—	—	391,081	—	4,106	—	—	4,106	—	4,106
Issuance of 761,904 common shares @ $10.50 per share on November 13, 2013	—	—	761,904	—	8,000	—	—	8,000	—	8,000
Exchange of warrants for 466,666 common shares @ $11.50 per share on November 20, 2013	—	—	466,666	—	5,367	—	—	5,367	—	5,367
Issuance of 349,691 common shares @ $11.00 per share on December 23, 2013	—	—	349,691	—	3,847	—	—	3,847	—	3,847
Issuance of 1,900 common shares @ $11.00 per share on December 23, 2013 to an unrelated third party for services	—	—	1,900	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(194,222)	—	(194,222)	(1,403)	(195,625)
Foreign currency translation adjustments	—	—	—	—	—	—	(659)	(659)	16	(643)
Pension and postretirement plans, net of tax expense of $1,750	—	—	—	—	—	—	1,784	1,784	—	1,784
Derivatives valuation, net of tax expense of $63	—	—	—	—	—	—	100	100	—	100
Unrealized gain on available for sale equity securities, net of tax expense of $25	—	—	—	—	—	—	40	40	—	40
Dividend paid to non-controlling interest partner	—	—	—	—	—	—	—	—	(25)	(25)
Assignment of value for non controlling interest in business acquisition	—	—	—	—	—	—	—	—	97,433	97,433

Balance at December 31, 2013	2,000,000	$—	103,571,941	$—	$1,212,038	$(194,222)	$1,265	$1,019,081	$96,021	$1,115,102

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Company — Platform Specialty Products Corporation (“Platform” or the “Company”) (formerly named Platform Acquisition Holdings Limited) is a global producer of high-technology specialty chemical products and provider of technical services and currently operates through its indirect subsidiary, MacDermid, Incorporated (“MacDermid” or the “Predecessor”). Platform was originally incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act on April 23, 2013. Until its acquisition of MacDermid on October 31, 2013, the Company had neither engaged in any operations nor generated any income. As such, the Company was considered to be in the development stage as defined in FASB Accounting Standards Codification 915, or FASB ASC 915, “Development Stage Entities,” and was subject to the risks associated with activities of development stage companies. The Company selected December 31 as its fiscal year end. All activity through October 31, 2013 was related to the Company’s formation, initial public offering (the “Offering”) and identification and investigation of prospective target businesses with which to consummate an initial business combination.

On October 31, 2013, Platform indirectly acquired substantially all of the equity of, MacDermid Holdings, LLC (“MacDermid Holdings”), which owned approximately 97% of MacDermid (the “MacDermid Acquisition”). As a result, we became a holding company for the MacDermid business. We acquired the remaining 3% of MacDermid on March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between us and the fiduciaries of the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the “MacDermid Savings Plan”). Concurrently with the closing of the MacDermid Acquisition, we changed our name to Platform Specialty Products Corporation. On January 22, 2014, we changed our jurisdiction of incorporation from the British Virgin Islands to Delaware (the “Domestication”) and on January 23, 2014, our shares of Common Stock, par value $0.01 per share (“Common Stock”) began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “PAH.”

Business Description — The Company develops, produces and markets a broad line of specialty chemical and printing products that are used worldwide. These products are supplied to the metal and plastic finishing markets (for automotive and other applications), the electronics industry (to create electrical patterns on circuit boards), the offshore oil and gas markets (for oil production) and to the commercial printing and packaging industries (for image transfer applications). The Company’s products are delivered primarily to customers directly or secondarily through distributors. The financial statements and information included herein are for the Company as of December 31, 2013 and for the period from April 23, 2013 (inception) through December 31, 2013 (the “Successor 2013 Period”), and for MacDermid (the “Predecessor”) as of December 31, 2012 and for the ten month period ended October 31, 2013 (the “Predecessor 2013 Period”) and the years ended December 31, 2012 and 2011, which was prior to the consummation of the MacDermid Acquisition.

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of the Successor or the Predecessor, as applicable, and all of its majority-owned domestic and foreign subsidiaries. All intercompany accounts and transactions were eliminated in consolidation.

Use of Estimates — In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), Company management must undertake decisions that impact the reported amounts and related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and also assumptions upon which accounting estimates are based. The Company applies judgment based on its understanding and analysis of the relevant circumstances to reach these decisions. By their nature, these judgments are subject to an inherent degree of uncertainty. Accordingly, actual results could differ significantly from the estimates applied. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts and sales returns, deferred tax asset valuation allowances, inventory valuation, share-based compensation, liabilities for employee benefit obligations, environmental liabilities, income tax uncertainties, contingent consideration in connection with the acquisition as discussed in Note 2 below and other contingencies.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Cash and Cash Equivalents — The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Credit Risk Management — The Company’s products are sold primarily to customers in the automotive, electronic and printing industries. This level of concentration exposes the Company to certain collection risks which are subject to a variety of factors, including economic and technological change within these industries. As is common industry practice, the Company generally does not require collateral or other security as a condition of sale, rather relying on credit approval, balance limitation and monitoring procedures to control credit risk on trade accounts receivable. The Company establishes reserves against estimated uncollectible amounts based on historical experience and specific knowledge regarding customers’ ability to pay.

Derivatives — The Company operates internationally, with manufacturing and sales facilities in various locations around the world, and uses certain financial instruments to manage its foreign currency exposures. To qualify a derivative as a hedge at inception and throughout the hedge period, the Company formally documents the nature and relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategies for undertaking various hedge transactions, and the method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it is deemed probable that the forecasted transaction will not occur, then the gain or loss would be recognized in current earnings. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. The Company does not engage in trading or other speculative use of financial instruments.

The Company has used and may use forward contracts and options to mitigate its exposure to changes in foreign currency exchange rates on third party and intercompany forecasted transactions. The effective portion of unrealized gains and losses associated with forward contracts and the intrinsic value of option contracts are deferred as a component of Accumulated other comprehensive income until the underlying hedged transactions are reported in the Company’s Consolidated Statements of Operations.

Inventories — Inventories are stated at the lower of weighted-average cost or market with cost being determined principally by the first-in, first out method. The Company regularly reviews inventories for obsolescence and excess quantities and calculates a reserve based on historical write-offs, customer demand, product evolution, usage rates and quantities of stock on hand. Inventory in excess of estimated usage requirements is written down to its estimated net realizable value.

Property, Plant and Equipment — Property, plant and equipment are stated at cost less accumulated depreciation. The Company records depreciation on a straight-line basis over the estimated useful life of each asset. Estimated useful lives by asset class are as follows:

Buildings and building improvements —	5 to 20 years
Machinery, equipment & fixtures —	3 to 15 years
Leasehold improvements —	Lesser of useful life or lease life

Maintenance and repair costs are charged directly to expense; renewals and betterments which significantly extend the useful life of the asset are capitalized. Costs and accumulated depreciation on assets, retired or disposed of, are removed from the accounts and any resulting gains or losses are recorded to earnings in the period of disposal.

Goodwill and Indefinite-Lived Purchased Intangible Assets — Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets of an acquired business. The Company does not amortize

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

goodwill and other intangible assets that have indefinite useful lives; rather, goodwill and other intangible assets with indefinite lives are tested for impairment. Goodwill is tested for impairment at the reporting unit level annually, or when events or changes in circumstances indicate that goodwill might be impaired. MacDermid’s annual test for goodwill impairment was historically performed as of April 1st. Our annual impairment testing date for goodwill is October 1st.

The quantitative goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. The Company uses an income approach derived from a discounted cash flow model to estimate the fair value of its reporting units. The aggregate fair value of the Company’s reporting units is compared to the Company’s market capitalization on the valuation date to assess its reasonableness. The initial recognition of goodwill, as well as the annual review of the carrying value of goodwill, requires that the Company develop estimates of future business performance. These estimates are used to derive expected cash flow and include assumptions regarding future sales levels and the level of working capital needed to support a given business. The Company relies on data developed by business segment management as well as macroeconomic data in making these calculations. The discounted cash flow model also utilizes a risk adjusted weighted average cost of capital to discount estimated future cash flows. Changes in these estimates can impact the present value of the expected cash flow that is used in determining the fair value of acquired intangible assets as well as the overall expected value of a given reporting unit.

The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated impairment. The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit and the subsequent reversal of goodwill impairment losses is not permitted.

Indefinite-lived intangible assets consist of tradenames which are reviewed for potential impairment on an annual basis, or when events or changes in circumstances indicate that indefinite-lived intangible assets might be impaired. MacDermid’s annual test for indefinite-lived intangible assets impairment was historically performed as of April 1st . Our annual impairment testing date for indefinite-lived intangible assets is October 1st. Indefinite-lived intangible assets are reviewed for impairment by comparing the estimated fair value of the indefinite-lived intangible assets to the carrying value. The estimated fair value of these intangible assets is determined using the “relief from royalty” approach. An impairment loss is recognized when the estimated fair value of an indefinite-lived intangible asset is less than the carrying value.

Long-lived Assets Including Finite-Lived Intangible Assets — Finite-lived intangible assets such as developed technology and customer lists are amortized on a straight-line basis over their estimated useful lives, which currently range between seven to ten years for developed technology and eight and twenty years for customer lists. The Company evaluates long-lived assets, such as property, plant and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. If circumstances require a long-lived asset group to be tested for possible impairment, the Company first determines if the estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values.

Asset Retirement Obligations — The Company records the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred, if a reasonable estimate of fair value

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

can be made. Upon initial recognition of a liability, the Company capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in its present value and the capitalized cost is depreciated over the useful life of the related asset.

Employee Benefits — The Company sponsors a variety of employee benefit programs, some of which are non-contributory. The accounting policies used to account for these plans are as follows:

Retirement — The Company provides non-contributory defined benefit plans to domestic and certain foreign employees.

The projected unit credit actuarial method is used for financial reporting purposes. The Company recognizes the funded status; the difference between the fair value of the plan assets and the projected benefit obligation (pension plans) or the accumulated postretirement benefit obligation (other postretirement plan) in its Consolidated Balance Sheets. The Company’s funding policy for qualified plans is consistent with federal or other local regulations and customarily equals the amount deductible for federal and local income tax purposes. Foreign subsidiaries contribute to other plans, which may be administered privately or by government agencies in accordance with local regulations. The Company also provides the defined contribution MacDermid Savings Plan (401(a), (k) and 501(a)) for substantially all domestic employees. The Company may make discretionary contributions to the MacDermid Savings Plan; however, there were no such discretionary contributions made during the Predecessor 2013 Period or Successor 2013 Period or for the years ended December 31, 2012 or 2011. Effective with the MacDermid Acquisition on October 31, 2013, the MacDermid Savings Plan was terminated. Refer to Note 20 for discussion regarding the 401(k) Exchange that occurred on March 4, 2014.

Post-retirement — The Company currently accrues for post-retirement health care benefits for U.S. employees hired prior to April 1, 1997. The post-retirement health care plan is unfunded.

Post-employment — The Company currently accrues for post-employment disability benefits to United Kingdom (“U.K.”) employees meeting specified service requirements. The post-employment benefits plan is unfunded.

Financial Instruments — The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, accounts payable, contingent consideration and current and long-term debt. The Company believes that the carrying value of the cash and cash equivalents, accounts receivable and accounts payable are representative of their respective fair values because of the short maturities of these instruments. Available for sale equity investments are carried at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive (loss) income. See Note 11 for the fair value of the Company’s financial instruments.

Foreign Currency Translation — Primarily all of the Company’s foreign subsidiaries use their local currency at their functional currency. The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. Dollars using foreign currency exchange rates prevailing as of the balance sheet dates. Revenue and expense accounts are translated at weighted-average foreign currency exchange rates for the periods presented. Cumulative currency translation adjustments are included in accumulated other comprehensive income (loss) in the stockholders’ equity section of the Consolidated Balance Sheets. Gains and losses realized from foreign currency transactions are included in miscellaneous income (expense), net in the Consolidated Statements of Operations.

Revenue Recognition — The Company recognizes revenue, including freight charged to customers, when the earnings process is complete. This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectability is probable and pricing is fixed or determinable. Shipping terms are customarily “FOB shipping point” and do not include right of inspection or acceptance provisions. Equipment sales arrangements may include right of inspection or acceptance provisions, in which case revenue is deferred until these provisions are satisfied.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Cost of Sales — Cost of sales consists primarily of raw material costs and related purchasing and receiving costs used in the manufacturing process, direct salary and wages and related fringe benefits, packaging costs, shipping and handling costs, plant overhead and other costs associated with the manufacture and distribution of the Company’s products. In addition, for the Successor 2013 Period, cost of sales includes a manufacturer’s profit in inventory adjustment of approximately $23.9 million associated with the inventory revaluation related to the MacDermid Acquisition.

Shipping and Handling Costs — Costs related to shipping and handling are recognized as incurred and included in cost of sales in the Consolidated Statements of Operations.

Selling, technical, general and administrative expenses — Selling, technical, general and administrative expenses consist primarily of personnel and travel costs, advertising and marketing expenses, administrative expenses associated with accounting, finance, legal, human resource, amortization of intangible assets, risk management and overhead associated with these functions.

Research and development — Research and development costs, primarily relating to internal salaries, are expensed as incurred.

Income Taxes — The provision for income taxes includes federal, foreign, state and local income taxes currently payable as well as the net change in deferred tax assets and liabilities during the period. Deferred income taxes are recorded at currently enacted tax rates for temporary differences between the financial reporting and income tax basis of assets and liabilities. Deferred federal and state income taxes are not provided on the undistributed earnings of certain foreign subsidiaries where management has determined that such earnings have been permanently reinvested.

Equity-based Compensation Plans — The Company accounts for stock-based compensation in accordance with ASC No. 718, “Compensation — Stock Compensation.” Stock-based compensation expense recognized during the period is based on the value of the portion of share-based awards that are ultimately expected to vest. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of restricted stock is determined based on the number of share granted and the closing price of the Company’s common stock on the date of grant. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period.

Net (Loss) Income Per Common Share

Basic net (loss) income per common share is determined by dividing net (loss) income by the weighted-average number of common shares outstanding during the period.

Diluted net (loss) income per common share assumes the issuance of all potentially dilutive share equivalents using the treasury stock method. For stock options it is assumed that the proceeds will be used to buy back shares. Such proceeds equal the average unrecognized compensation plus the assumed exercise of weighted average number of options outstanding and windfall tax benefits. For unvested restricted shares, the proceeds equal the average unrecognized compensation plus windfall tax benefits.

New Accounting Standards — In February 2013, the Financial Accounting Standards Board (the “FASB”) issued ASU No.2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income,” which adds additional disclosure requirements for items reclassified out of accumulated other comprehensive income. We adopted the amendments in this ASU effective at our inception. The predecessor adopted the amendment in this ASU effective January 1, 2013. As the adoption of the amendments in this ASU only related to presentation and disclosure, it did not impact our consolidated financial position, results of operations or cash flows.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” which resolves diversity in practice regarding the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investments in a foreign entity. In addition, the standard resolves diversity in practice for the treatment of business combinations achieved in stages involving a foreign entity. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2013. We do not anticipate the adoption of this new ASU to have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2013, the FASB also issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” which requires standard presentation of an unrecognized tax benefit when a carryforward related to net operating losses or tax credits exist. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2013, with early adoption permitted. The Predecessor adopted the amendments in this ASU effective January 1, 2013 and as a result of the adoption, we present liabilities related to unrecognized tax benefits on a net basis which resulted in an initial reduction of the unrecognized tax benefits by the Company upon adoption of $7,635.

In July 2013, the FASB also issued ASU No. 2013-10, “Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes, (a Consensus of the FASB Emerging Issues Task Force),” which permits the use of the Fed Funds Effective Swap Rate (OIS) as an acceptable benchmark interest rate for hedge accounting purposes in addition to U.S. Treasury rates and the LIBOR swap rate. This ASU was effective upon issuance and should be applied prospectively for qualifying new or redesignated hedging relationships entered into. The adoption of this ASU did not have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The guidance in this ASU is intended to reduce complexity and costs of the annual impairment tests for indefinite-lived intangible assets by providing entities with the option of performing a qualitative assessment to determine whether further impairment testing is necessary. The amendments in this ASU include examples of events and circumstances that might indicate that an asset’s fair value is less than its carrying value. The amendments in this ASU are effective for annual and interim indefinite-lived intangible assets impairment tests performed for fiscal years beginning after September 15, 2012 with early adoption permitted. We adopted the amendment at our inception. The Predecessor adopted the amendments in this ASU effective January 1, 2013, without impact on the consolidated financial position, results of operations or cash flows.

2. ACQUISITIONS OF BUSINESSES

MacDermid Acquisition

On October 31, 2013, the Company completed the MacDermid Acquisition. The total consideration paid in connection with the MacDermid Acquisition and the acquisition of the approximately 3% of MacDermid equity interests (the “MacDermid Plan Shares”) not already held by MacDermid Holdings was approximately $1,800,000 (including the assumption of approximately $754,200 of indebtedness), plus (i) up to $100,000 of contingent consideration tied to achievement of EBITDA and stock trading price performance metrics over a seven-year period following the closing of the acquisition and (ii) an interest in certain MacDermid pending litigation. As a result of a favorable adjustment to the preliminary estimated working capital factored into the purchase price, the Company received a payment of approximately $8,540 in January 2014 which was recorded in Prepaid expenses and other current assets on the Consolidated Balance Sheets at December 31, 2013.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The fair value of contingent consideration was measured based on significant inputs not observable in the market (Level 3 inputs). Key assumptions included in the fair value calculation of the EBITDA related earnout include a discount rate of approximately 2% and expected future value of payments of $60,000 calculated using a probability weighted EBITDA assessment with higher probability associated with the Company achieving the maximum EBITDA targets. Key assumptions included in the fair value calculation of the stock price related earnout include the fair value of common stock and an assumption of volatility. The stock price related earnout was calculated using a Monte Carlo simulation. At the inception of the acquisition, the fair value of the contingent payments was $35,500. As of December 31, 2013, the fair value of the contingent consideration was $34,800, which was included in Other long-term liabilities in the accompanying Consolidated Balance Sheets.

The Company paid approximately $15,200 and $16,925 of MacDermid Acquisition related expenses in the Successor and Predecessor 2013 Periods, respectively. These costs were recorded in Selling, technical, general and administrative expenses in the respective Successor and Predecessor 2013 Periods.

The excess of the cost of the MacDermid Acquisition over the net of amounts assigned to the fair value of the assets acquired and the liabilities assumed is recorded as goodwill. None of the goodwill recorded in connection with the MacDermid Acquisition is expected to be deductible for tax purposes. The purchase price allocation for the MacDermid Acquisition is substantially complete. Based on this preliminary fair valuation, the purchase price is allocated as follows:

Preliminary Purchase Price Allocation (in thousands):
Preliminary value assigned:
Accounts receivable	$147,400
Inventories	115,300
Other current assets	26,200
Property, plant and equipment	140,900
Customer relationships	494,000
Developed technology	164,200
Tradenames	70,800
Goodwill	990,000
Other assets	28,300
Accounts payable	(55,900)
Other current liabilities	(62,000)
Long-term debt	(754,200)
Non-current deferred tax liability	(171,200)
Contingent consideration	(35,500)
Redeemable 401(k) plan interest	(21,000)
Other liabilities	(66,500)

Total purchase price	$1,010,800

The measurement period adjustments described above had a cumulative $600 impact to amortization expense which was recorded in the three months ended June 30, 2014 as the impact on the period since inception (April 23, 2013) to December 31, 2013 was not material.

Certain sellers of MacDermid exchanged their equity in MacDermid for equity in a wholly owned subsidiary, PDH and a proportionate share of the contingent consideration described above and an interest in certain MacDermid pending litigation (referred to as “Retaining MacDermid Holdings”). This 6.76% ownership has been accounted for as a non-controlling interest in the financial statements. The holders of the Retaining MacDermid Holdings can exchange their

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

shares for Platform common stock beginning on November 1, 2014 up to 25% a year at their election. Potential platform shares issuable upon the exchange are 8,900,000. This equity is classified as a non-controlling interest on the Consolidated Balance Sheets.

Upon the closing of the MacDermid Acquisition, the MacDermid Savings Plan retained a 3% interest in MacDermid, Incorporated, that was paid subsequent to the listing of stock on the NYSE. The fair value of the obligation to purchase these shares of $20,972 was recorded as a redeemable 401(k) interest in the mezzanine section of the Consolidated Balance Sheets since it can be settled in either cash or stock. Refer to Note 20 for further discussion.

Customer relationships have useful lives ranging from 8 to 20 years and developed technology have useful lives ranging between 7 to 10 years. This results in weighted average useful lives for customer relationships and developed technology, of approximately 16 years and 10 years, respectively, for an aggregate weighted average useful life of approximately 15 years at December 31, 2013. As the Company’s inception date was April 23, 2013, no pro-forma financial disclosures are necessary as all of the results of operations of MacDermid are included in the Successor and Predecessor 2013 Periods.

Other

During the quarter ended March 31, 2012, MacDermid acquired 95% of the stock of a specialty chemical business in Brazil. This business was acquired to complement the service and product offerings within Brazil and its balance sheet and results of operations have been integrated into the Performance Materials segment. The total purchase price was approximately $8,900. At December 31, 2013, approximately $1,200 remains payable to the former owners of the acquired business. The payable represents the estimated fair value of contingent consideration expected to be payable in the event that the acquired business achieves specific performance metrics over the next year. Assets and liabilities of the acquired business were recorded as of the date of acquisition based on their estimated fair value as determined in a purchase price allocation, using available information and making assumptions the Company believes are reasonable. The Company’s allocation of purchase price for this acquisitions included current assets of approximately $2,000, property, plant and equipment of approximately $2,000, goodwill of approximately $1,900 and intangible assets of $3,000. No goodwill from this acquisition is expected to be deductible for tax purposes. Of the $3,000 of acquired intangible assets, $500 was assigned to registered trademarks that are not subject to amortization. The remaining $2,500 of acquired intangible assets has a weighted-average useful life of approximately six years.

3. INVENTORIES

The major components of inventory were as follows:

	December 31, 2013	December 31, 2012
	Successor	Predecessor
Finished goods	$58,360	$46,820
Raw materials and supplies	29,870	27,657
Equipment	1,388	1,616

Total inventory, net	$89,618	$76,093

In connection with the MacDermid Acquisition, finished goods were marked up by $35,868 to reflect fair value. Of this amount, $23,912 was charged through the Consolidated Statement of Operations in the Successor 2013 period based on our estimated inventory turnover. The remaining portion of the mark up of $11,956 is included in finished goods at December 31, 2013.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

4. PROPERTY, PLANT AND EQUIPMENT

The major components of property, plant and equipment were as follows:

	December 31, 2013	December 31, 2012
	Successor	Predecessor
Land and leasehold improvements	$29,946	$22,370
Buildings and improvements	38,914	63,979
Machinery, equipment and fixtures	63,475	98,401

	132,335	184,750
Less: accumulated depreciation	(3,900)	(89,118)

	128,435	95,632
Construction in process	7,731	4,759

Property, plant and equipment, net	$136,166	$100,391

For the Successor and Predecessor 2013 Periods, the Company recorded depreciation expense of $3,900 and $10,459, respectively. For the years ended December 31, 2012 and 2011, the Company recorded depreciation expense of $15,093 and $18,167, respectively.

5. GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by segment are as follows:

	Performance Materials	Graphic Solutions	Total
Predecessor:
Balance, December 31, 2011	$446,101	$28,480	$474,581
Addition from acquisitions	1,940	—	1,940
Foreign currency translation and other	(289)	—	(289)

Balance, December 31, 2012	447,752	28,480	476,232
Foreign currency translation and other	(4,436)	—	(4,436)

Balance, October 31, 2013	$443,316	$28,480	$471,796

Successor:
Balance, April 23, 2013 (Inception)	—	—	—
Addition from acquisitions	761,498	228,660	990,158
Foreign currency translation and other	(1,127)	777	(350)

Balance, December 31, 2013	$760,371	$229,437	$989,808

The Company is in the process of completing its analysis of fair value of the assets acquired related to the MacDermid Acquisition as discussed in Note 2 and anticipates that the final assessment of values will not differ materially from the preliminary assessment.

Accumulated goodwill impairment related to the Performance Materials reporting segment recognized prior to December 31, 2011 (Predecessor) was $57,515. There was no goodwill impairment in either reporting segment in the Successor or Predecessor 2013 Periods or for the years ended December 31, 2012 and 2011, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The carrying value of indefinite-lived intangible assets other than goodwill was as follows:

	December 31, 2013	December 31, 2012
	Successor	Predecessor
Tradenames	$70,913	$58,417

Intangible assets subject to amortization were as follows:

	December 31, 2013			December 31, 2012
	Successor			Predecessor
	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value
Customer lists	$494,000	$(6,420)	$487,580	$276,480	$(119,120)	$157,360
Developed technology	164,200	(2,391)	161,809	83,760	(47,883)	35,877
Other	—	—	—	376	(258)	118

Total	$658,200	$(8,811)	$649,389	$360,616	$(167,261)	$193,355

Customer relationships have useful lives ranging from 8 to 20 years and developed technology have useful lives ranging between 7 to 10 years. This results in weighted average useful lives for customer relationships and developed technology, of approximately 16 years and 10 years, respectively, for an aggregate weighted average useful life of approximately 15 years at December 31, 2013.

For the Successor and Predecessor 2013 Periods, the Company recorded amortization expense on intangible assets of $8,878 and $22,376, respectively. For the years ended December 31, 2012 and 2011, the Predecessor recorded amortization expense on intangible assets of $27,100 and $28,578, respectively.

Estimated future amortization of intangible assets for each of the next five fiscal years from 2014 through 2018 is $53,266.

For the year ended December 31, 2011, MacDermid recorded $46,438 of impairment charges related to a write down of certain customer list intangible assets in the Performance Materials segment to their estimated fair values. This impairment charge is included in Selling, technical, general and administrative expenses in the Consolidated Statement of Operations.

6. EQUITY COMPENSATION PLANS

On October 31, 2013, the Company’s Board of Directors approved the Platform Specialty Products Corporation 2013 Incentive Compensation Plan, and on December 16, 2013 the Board of Directors approved the Amended and Restated Platform Specialty Products Corporation 2013 Incentive Compensation Plan (the “2013 Plan”). The 2013 Plan was approved by the Board of Directors on March 6, 2014 and will be submitted to the Company’s stockholders for approval within 12 months. The purpose of the 2013 Plan is to assist the Company and its subsidiaries and other designated affiliates in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to our Company or its affiliates. The 2013 Plan is to be administered by a committee designated by the Company’s Board of Directors consisting of not less than two directors (the “Committee”); provided, however, that except as otherwise expressly provided in the 2013 Plan, the Board of Directors may exercise any power or authority granted to the Committee under the 2013 Plan. The Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

participant), and the rules and regulations for the administration of the 2013 Plan, construe and interpret the 2013 Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2013 Plan. The total number of common shares of our Company that may be subject to the granting of awards under the 2013 Plan is equal to 15,500,000 shares. At December 31, 2013, no shares were issued under the Plan.

On May 17, 2013, the Company issued an aggregate 250,000 option deeds to its non-founder Directors. The exercise price of each option is $11.50 and the option deeds expire in five years from the date of completion of acquisition and vest on completion of acquisition.

The Company estimates the fair value of stock option grants using a Black-Scholes option pricing. In applying this model, the Company uses the following assumptions:

•	Risk-Free Interest Rate: The Company determined the risk-free interest rate equivalent to the expected term based on the U.S. Treasury constant maturity rate.

•	Expected Volatility: The Company determined its future stock price volatility based on the average historical stock price volatility of comparable peer companies.

•	Expected Term: The Company determined the expected term equal to the life of the contract.

•	Expected Dividend Rate: The Company has not paid and does not anticipate paying any cash dividends in the near future.

The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and expensed under the straight line method over the vesting period. The following assumptions were used:

Stock option plans
Exercise price	$11.50
Expected stock price volatility	18.49%
Risk-free rate of interest	0.37%
Expected life of options (in years)	5.0

Stock-based compensation expense from option deeds was approximately $247 for the period from inception (April 23, 2013) to December 31, 2013. The options vested on the date of completion of an acquisition, which was October 31, 2013 and accordingly, the total value of the options at issuance are amortized over the period from inception to October 31, 2013.

The following table summarizes stock option activity:

	Number of Shares	Weighted Average Exercise Price	Total Weighted Average Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at April 23, 2013	—

Options granted	250,000
Options exercised	—
Options forfeited	—
Options cancelled	—

Outstanding at December 31, 2013	250,000	$11.50	$—	4.4

Options vested and exercisable	250,000	$11.50	$—	4.4

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

On April 13, 2007, the Predecessor authorized and issued 2,150,000 Class A Junior Shares (the “A Shares”) to employees who purchased both preferred and common shares of the Predecessor as part of a $7,000 management buy-in of both preferred and common shares of the Predecessor. The issuance of the A Shares was designed to compensate certain of the Predecessor’s employees for their long-term commitment to the Predecessor and, in a liquidation event, to permit employees to share in the value of equity in the Predecessor. Vesting of the A Shares occurred evenly over a five year period and required continued employment. Forfeited A Shares could be reissued at the Board of Directors’ discretion. Holders of the A Shares were not entitled to any dividends at the time that they vest, but were entitled to distributions if declared by the Board of Directors of MacDermid Holdings, LLC. Any such distributions, when declared, would be paid in the order of priority specified in the MacDermid Holdings, LLC operating agreement. The redemption value of the A Shares was based on a sliding formula which took into account the final valuation of MacDermid at a “liquidity event,” such as an initial public offering or sale of the Company. At the point of the liquidity event, the A Shares were to be liquidated in their order of priority or seniority, as compared to each of MacDermid’s debt and equity instruments. If during the liquidity event, there were not enough proceeds to redeem the Company’s debt and equity instruments with senior claims, then the A Shares would potentially have a $0 value.

The A Shares were valued at $1.00 per share for equity compensation expense purposes. The Predecessor determined the estimated fair value of the A Shares as of the date of grant based upon the issuance price of the common stock in connection with the Merger, which was determined based on various factors including the lack of liquidity of the common stock, the general and industry specific economic outlook and the relative rights of the holders of capital stock of the Predecessor and MacDermid Holdings, LLC to receive assets of the Predecessor upon a liquidation event. A key assumption in determining the value of the A Shares was that the Predecessor would attain the performance metrics required for full vesting of the B Shares described below because the number of B Shares vested at the time of any liquidation event would impact the amount of assets available for distribution to the A Shares upon such liquidation event. None of the specific terms of the A Shares, other than their vesting terms and the rights of the holders of the A Shares in a liquidation event relative to the rights of the holders of the common shares, preferred shares and B Shares, impacted the fair value of the A Shares.

As the A Shares vested, the Predecessor recorded equity based compensation expense and the number of vested A Shares reflected on the balance sheet was increased. For the ten month period ended October 31, 2013 the Predecessor recorded equity based compensation expense of $8, based upon the vesting of the A Shares. The Predecessor did not receive any funds upon the vesting of the A Shares. The total intrinsic value of A Shares exercised for the ten month period ended October 31, 2013 and the year ended 2012 was $0. As of December 31, 2012, there was $11 of unrecognized compensation cost related to the A Shares and 1,880,192 vested A Shares, respectively. In connection with the MacDermid Acquisition, the A shares liquidation value was approximately $22,063.

The following table presents the activity in the A Shares in the Predecessor 2013 Period:

A Shares:	A Shares	Weighted Average Grant Date Fair Value
Outstanding non-vested balance at December 31, 2012	18,598	$1.00
Changes during the period:
Vesting	(12,598)	1.00
Forfeited	(6,000)	1.00
Granted	—	—

Nonvested balance at October 31, 2013	—	$1.00

On April 13, 2007, the Predecessor authorized 1,620,000 B Shares for issuance. In May 2008, the Company issued 1,364,000 Class B Junior Performance Shares (“B Shares”). The B Shares carried a vesting period of one to four

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

years as well as performance conditions when issued. The issuance of the B Shares was designed to compensate certain of the Predecessor’s employees for their long-term commitment to the Predecessor, motivate sustained increases in the Predecessor’s financial performance and, in a liquidation event, permit employees to share in the value of equity in the Predecessor.

The B Shares were modified by resolution of the Predecessor’s Board of Directors on February 28, 2011, subject to MacDermid Holdings, LLC member consent, to take into account the divestitures and acquisitions undertaken by the Company since 2007 and the difficult global economic conditions that occurred in 2009. MacDermid Holdings, LLC’s’ member consent was completed on April 4, 2011. The change resulted in the reinstatement of shares previously forfeited under the former performance metrics. As a result of the modification of the performance metrics, the Predecessor determined the estimated fair value of the B Shares as of the modification date to be $0.67 per share. The stock valuation model that the Predecessor utilized and that was used to estimate the fair value of the B Shares considered a number of factors including operating and financial performance, the lack of liquidity of the Predecessor’s common stock and the relative rights of the holders of capital stock of the Predecessor and MacDermid Holdings, LLC to receive assets of the Predecessor upon a liquidation event. The key assumptions and estimates in determining the value of the B Shares were (1) the assumption that the Predecessor would attain the modified performance metrics required for full vesting of the B Shares and (2) the estimation of the fair value of the Predecessor’s common stock on the modification date of the B Shares. None of the specific terms of the B Shares, other than their vesting terms and the rights of the holders of the B Shares in a liquidation event relative to the rights of the holders of the common shares, preferred shares and A Shares, impacted the fair value of the B Shares.

The B Shares were to vest ratably on each of March 31, 2011, 2012, 2013, 2014 and 2015 (each, a “Vesting Date”) if the Predecessor attained the modified performance metrics with respect to the calendar year immediately prior to the year of the applicable Vesting Date (a “Performance Vesting Target”), or upon a change in control. The Company met the modified performance metrics for calendar year 2011 and 2012 resulting in 20% of the B shares vesting as of March 31, 2013 and 2012. As of December 31, 2012, there were 411,756 vested B shares.

Based on the consummation of the MacDermid Acquisition, the change in control provisions caused the B shares to fully vest at October 31, 2013. There were 1,056,640 vested B shares as of October 31, 2013. The Predecessor did not receive any funds upon the vesting of the B Shares.

In connection with the MacDermid Acquisition, the B shares liquidation value was approximately $12,317.

The following table presents the activity in the non-vested B Shares in the Predecessor 2013 Period:

B Shares:	B Shares	Weighted Average Grant Date Fair Value
Nonvested balance at December 31, 2012	653,064	$0.67
Changes during the period:
Forfeited	(8,000)	0.67
Canceled	—	—
Vested	(645,064)	0.67
Granted	—	—

Nonvested balance at October 31, 2013	—	$0.67

On January 29, 2013, the Predecessor authorized for issuance 5,000,000 Class C Junior Shares. The Class C Junior Shares were allocated to three tranches of 1,666,666 shares each and defined as Class C-1 Junior Shares, Class C-2 Junior Shares and Class C-3 Junior Shares (collectively, “C Shares”). The Class C-1 Junior Shares vested upon the grant date of January 29, 2013. Class C-2 Junior Shares were to vest on January 1, 2014 and the Class C-3 Junior

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Shares were to vest on January 1, 2015. The number of issued and awarded Class C Junior Shares was 4,890,000 shares or 1,630,000 shares each for the Class C-1 Junior Shares, Class C-2 Junior Shares and Class C-3 Junior Shares. The value of the C Shares was measured based upon the performance criteria in the operating agreement of MacDermid Holdings, LLC based on the estimated equity value of the Predecessor. The C Shares were to be paid in cash in accordance with the operating agreement of MacDermid Holdings, LLC upon a change in control, liquidating event or initial public offering. Payment for the C shares required continued employment through a change in control, liquidating event, or initial public offering. The C Shares were considered liability-classified awards with the related fair value recognized as compensation expense ratably over the performance period, with changes in the fair value of the award cumulatively adjusted through compensation expense each period. During the Predecessor 2013 Period, $9,030 was recognized as compensation expense related to the C Shares due to the consummation of the MacDermid Acquisition eliminating the risk that consummation of the business combination will not occur.

7. PENSION, POST-RETIREMENT AND POST-EMPLOYMENT PLANS

The Company has multiple deferred compensation arrangements, which are described below. The Company has defined benefit pension plans for certain domestic and foreign employees, a supplemental executive retirement plan (“SERP”) for executive officers and a post-employment benefits program for certain domestic employees. Aggregate amounts charged to earnings for these plans by the Company for the Successor and Predecessor 2013 Periods was ($2,742) and $3,544, respectively. In connection with the MacDermid Acquisition as discussed in Note 2, certain benefits in the MacDermid, Incorporated Employees’ Pension Plan (the “Pension Plan”) were frozen resulting in a curtailment gain of $3,028 which was recorded in the Successor 2013 Period. For the years ended December 31, 2012 and 2011, amounts charged to earnings were $3,209 and $1,873, respectively.

Domestic Defined Benefit Pension Plan

The Company has a non-contributory domestic defined benefit pension plan (“Pension Plan”), which provides retirement benefits based upon years of service and compensation levels. At December 31, 2013 and 2012, the projected benefit obligation for the Pension Plan was $131,303 and $137,078, respectively. The measurement date used to determine pension and other postretirement benefits was December 31, 2013 and 2012, at which time the minimum contribution level for the following year was determined. As the Pension Plan is overfunded as of December 31, 2013, the Company does not currently expect contributions will be required in 2014 or in each of the four years thereafter. In connection with the MacDermid Acquisition as discussed in Note 2, certain benefits in the Pension Plan were frozen resulting in a curtailment gain of $3,028 which was recorded in the Successor 2013 Period.

The Company’s investment policies incorporate an asset allocation strategy that emphasizes the long-term growth of capital and acceptable asset volatility as long as it is consistent with the volatility of the relevant market indexes. The investment policies attempt to achieve a mix of approximately 75% of plan investments for long-term growth and 25% for near-term benefit payments. The Company believes this strategy is consistent with the long-term nature of plan liabilities and ultimate cash needs of the plans. Plan assets consist primarily of corporate bond mutual funds, limited partnership interests, listed stocks and cash. The corporate bond mutual funds held by the Pension Plan include primarily corporate bonds from companies from diversified industries located in the U.S. The listed stocks are investments in large-cap and mid-cap companies located in the U.S. The limited partnership funds primarily include listed stocks located in the U.S. The weighted average asset allocation of the Pension Plan was 22% equity securities, 65% limited partnership interests and managed equity funds, 9% bond mutual fund holdings and 4% cash at December 31, 2013.

An investment committee, appointed by the Board of Directors, manages Pension Plan assets in accordance with the Pension Plan’s investment policies. The investment committee meets at least four times per year to assess risk factors, rates of return, investment managers and asset allocation limitations as prescribed by the committee’s

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

investment policy statement. Return on asset (“ROA”) assumptions are determined annually based on a review of the asset mix as well as individual ROA performances, benchmarked against indexes such as the S&P 500 Index and the Russell 2000 Index. In determining an assumed rate of return on plan assets, the Company considers past performance and economic forecasts for the types of investments held by the Pension Plan.

Actual pension expense and future contributions required to fund the Pension Plan will depend on future investment performance, changes in future discount rates, the level of contributions the Company makes and various other factors related to the populations participating in the Pension Plan. The Company will re-evaluate the Pension Plan’s actuarial assumptions, on an annual basis including the expected long-term rate of return on assets and discount rate, and will adjust the assumptions as necessary to ensure proper funding levels are maintained so the Pension Plan can meet its obligations as they become due.

Supplemental Executive Retirement Plan

The Company sponsors an unfunded Supplemental Executive Retirement Plan (“SERP”) that entitles certain executive officers to the difference between the benefits actually paid to them and the benefits they would have received under the Pension Plan were it not for certain restrictions imposed by the Internal Revenue Service Code, which relate to the amount of annual compensation which may be taken into account in determining benefits under the SERP. Covered compensation under the SERP includes an employee’s annual salary and bonus. At December 31, 2013 and 2012, the projected benefit obligation under the SERP was $6,055 and $7,276, respectively.

Foreign Pension Plans

The Company has retirement and death benefit plans (the “U.K. Pension Plan”) covering employees in the U.K. The U.K. Pension Plan is comprised of a defined benefit plan and a defined contribution plan. The defined benefit plan is closed to new entrants and, effective March 31, 2000, existing active members ceased accruing any further benefits exclusive of adjustments for an inflation factor. The defined contribution plan is structured whereby the Company contributes an amount equal to a specified percentage of each employee’s contribution up to an annual maximum contribution per participant.

The projected benefit obligation of the U.K. Pension Plan was $67,567 and, $68,564 at December 31, 2013 and 2012, respectively. The measurement date used to determine U.K. Pension Plan benefits is December 31, at which time the minimum contribution level for the following year is also determined. The Company does not anticipate making any contribution pension funding payments in each of the next five years as the U.K. Pension Plan is overfunded. The U.K. Pension Plans’ assets consist primarily of pooled funds that invest in bonds, listed stocks and property.

The weighted-average asset allocation of the U.K. Pension Plan as of December 31, 2013 was 82% pooled bond funds, 13% pooled equity funds and 5% cash. An independent trustee committee, appointed by Company management and employees participating in the U.K. Pension Plan meet to assess risk factors, rates of return, and asset allocations prescribed by the committee’s investment policy statement. In addition, an annual review is conducted to ensure that proper funding levels are maintained so the U.K. Pension Plan can meet its obligations as they become due.

The Company also has retirement and death benefit plans covering employees in Taiwan and certain former employees in Germany. The Company also has longevity plans covering employees in France. These plans are not significant, individually or in the aggregate, to the consolidated financial position, results of operations or cash flows. Information for these plans, along with the U.K. Pension Plan, is included in the tables below.

Certain other foreign subsidiaries maintain benefit plans that are consistent with statutory practices but do not meet the criteria for accounting rules under defined benefit plans under ASC 715-30 Compensation — Retirement

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Benefits — Defined Benefit Plans — Pensions. These benefit plans had obligation balances of $3,776 as of December 31, 2013 and $3,741 as of December 31, 2012. Of these amounts, $3,719 and $3,698, respectively, are included in Retirements Benefits with the remainder included in Other Current Liabilities on the Consolidated Balance Sheets and are excluded from the accompanying tables of pension benefits.

Domestic Defined Benefit Post-Retirement Medical and Dental Plan

The Company sponsors a defined benefit post-retirement medical and dental plan that covers all of its domestic full-time employees, hired prior to April 1, 1997, who retire after age fifty-five, with at least ten to twenty years of service (depending upon the date of hire).

In 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Health Care Acts”) were approved in the U.S. The Health Care Acts include several provisions that may affect a company’s postretirement benefit plans. The Company has evaluated the effects of the Health Care Acts and has concluded that there was no current impact on the Company’s domestic defined benefit post-retirement medical and dental plans.

Eligible employees receive a subsidy from the Company towards the purchase of their retiree medical benefits. The subsidy level is based on the date of retirement from MacDermid. The annual increase in the Company’s costs for post-retirement medical benefits is subject to a limit of 5% for those retiring prior to March 31, 1989 and 3% for those retiring after April 1, 1989. Retirees will be required to contribute to the plan costs in excess of their respective Company limits in addition to their other required contributions.

The projected benefit obligation for the post-retirement plan at December 31, 2013 was comprised of 28% retirees, 42% fully eligible active participants and 30% other active participants. As described above, the annual increase in healthcare cost to the Company is subject to a defined limit of 3% or 5% for post-retirement medical benefits, based on the date of retirement; therefore, the healthcare trend rate assumption has no effect on the amounts reported.

Foreign Defined Benefit Post-Retirement Medical Plan

The Company has recorded the obligation for a government sponsored defined benefit post retirement medical plan that covers certain employees located in Brazil. This plan was mandated by the Brazilian government in 2012 at which time the Company recorded the liability related to this plan.

Domestic Defined Benefit Post-Employment Compensation Plan

The Company sponsors a defined benefit post-employment compensation continuation plan that covers all full-time domestic employees. Employees who have completed at least six months of service, and become permanently disabled and are unable to return to work, are eligible to receive a benefit under the plan. The benefit may range from one week to a maximum of six months of compensation. The estimated ongoing after-tax annual cost is not material to the overall consolidated financial statements. The Company does not expect to make any cash contributions to the postretirement benefit plan in 2014 or in each of the four years thereafter.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The components of net periodic benefit cost of the pension, SERP and post-employment benefit plans were as follows:

	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Pension & SERP Benefits:
Net periodic benefit expense:
Service cost	$698	$130	$3,595	$560	$3,647	$678	$2,982	$654
Interest cost on the projected benefit obligation	1,178	495	5,216	2,453	6,096	3,096	5,806	3,262
Expected return on plan assets	(1,576)	(714)	(6,632)	(4,088)	(7,330)	(4,478)	(7,104)	(4,314)
Amortization of prior service cost	—	—	77	—	93	—	54	—
Amortization of net loss	—	—	1,654	433	601	508	(54)	90
Plan curtailments	(3,028)	(2)	—	—	—	68	—	—

Net periodic (benefit) cost	$(2,728)	$(91)	$3,910	$(642)	$3,107	$(128)	$1,684	$(308)

	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Postretirement Benefits:
Net periodic benefit expense:
Service cost	$11	$5	$60	$35	$65	$—	$99	$—
Interest cost on the projected benefit obligation	54	6	243	31	305	—	398	—
Amortization of prior service cost	—	—	(117)	24	(140)	—	—	—

Net periodic cost (benefit)	$65	$11	$186	$90	$230	$—	$497	$—

Key assumptions used to determine the net periodic benefit expense of the pension and post-retirement benefit liabilities are as follows:

	Pension and SERP Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	5.1%	4.1%	4.4%	4.2%	5.2%	4.6%	5.7%	5.1%
Rate of compensation increase	4.0%	3.3%	4.0%	3.4%	4.0%	3.4%	4.0%	3.4%
Long-term rate of return on assets	7.8%	4.9%	7.8%	6.5%	7.8%	6.5%	8.0%	7.4%

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Postretirement Medical Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	5.0%	11.7%	4.4%	10.8%	5.2%	10.8%	5.7%	N/A
Rate of compensation increase	**	**	**	**	**	**	**	**
Long-term rate of return on assets	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

**	Not a meaningful statistic

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) are as follows:

	For the period from inception (April 23, 2013) through December 31, 2013
	(Successor)
	Pension		Postretirement Medical Benefits
	Domestic	Foreign	Domestic	Foreign	Total
Current year actuarial gain (loss)	$5,655	$(1,851)	$(71)	$46	$3,779
Amortization of actuarial (loss) gain	—	(228)	—	—	(228)
Translation adjustment	—	(40)	—	(1)	(41)

Total recognized in other comprehensive income (loss) (pre tax)	$5,655	$(2,119)	$(71)	$45	$3,510

	For the ten months ended October 31, 2013
	(Predecessor)
	Pension		Postretirement Medical Benefits
	Domestic	Foreign	Domestic	Foreign	Total
Current year actuarial (loss) gain	$(22,877)	$(5,307)	$(171)	$(96)	$(28,451)
Amortization of prior service cost	(77)	—	118	(23)	18
Amortization of actuarial (loss) gain	(1,654)	(433)	—	—	(2,087)
Translation adjustment	—	(360)	—	(19)	(379)

Total recognized in other comprehensive (loss) income (pre tax)	$(24,608)	$(6,100)	$(53)	$(138)	$(30,899)

	For the year ended December 31, 2012
	(Predecessor)
	Pension		Postretirement Medical Benefits
	Domestic	Foreign	Domestic	Foreign	Total
Current year actuarial (loss) gain	$(14,830)	$(1,792)	$(780)	$—	$(17,402)
Amortization of prior service cost	93	—	(139)	(364)	(410)
Amortization of actuarial (loss) gain	601	576	—	—	1,177
Translation adjustment	—	(701)	—	—	(701)

Total recognized in other comprehensive (loss) income (pre tax)	$(14,136)	$(1,917)	$(919)	$(364)	$(17,336)

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company does not expect to recognize any accumulated other comprehensive income (loss) in net periodic benefit cost for the year ending December 31, 2014 as the amount is de-minimus.

The following table summarizes changes in the funded status of the Company’s pension and SERP plans:

	Pension and SERP Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Change in Projected Benefit Obligation:
Beginning of period balance	$—	$—	$144,354	$74,996	$121,459	$67,609	$103,749	$63,323
Acquisitions	142,038	72,860	—	—	—	—	—	—
Service cost	698	130	3,595	560	3,647	678	2,982	654
Interest cost	1,179	495	5,216	2,453	6,096	3,096	5,806	3,262
Plan curtailment	(3,028)	226	—	—	—	—	—	—
Actuarial (gain)/ loss due to assumption change	(2,845)	(999)	(7,124)	1,570	15,436	3,871	9,440	4,196
Actuarial (gain)/ loss due to plan experience	10	(183)	(647)	(3,170)	1,492	530	2,582	(129)
Benefits and expenses paid	(694)	(869)	(3,356)	(2,686)	(3,776)	(3,570)	(3,544)	(3,124)
Amendments	—	—	—	—	—	—	444	—
Settlement	—	(558)	—	—	—	(347)	—	—
Translation adjustment	—	1,994	—	(863)	—	3,129	—	(573)

End of period balance	$137,358	$73,096	$142,038	$72,860	$144,354	$74,996	$121,459	$67,609

	Pension and SERP Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Change in Fair Value of Plan Assets:
Beginning of period balance	$—	$—	$102,640	$79,639	$90,988	$68,094	$85,909	$65,209
Acquisitions	123,272	86,781	—	—	—	—	—	—
Actual return on plan assets, net of expenses	4,397	(2,317)	21,738	7,368	9,428	6,668	2,623	709
Employer contributions	—	2,478	2,250	2,729	6,000	5,086	6,000	5,260
Benefits paid	(694)	(869)	(3,356)	(2,259)	(3,776)	(3,152)	(3,544)	(2,688)
Settlement	—	(558)	—	—	—	(347)	—	—
Translation adjustment	—	2,623	—	(696)		3,290	—	(396)

End of period balance	$126,975	$88,138	$123,272	$86,781	$102,640	$79,639	$90,988	$68,094

Funded status of plan	$(10,383)	$15,042	$(18,766)	$13,921	$(41,714)	$4,643	$(30,471)	$485

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The accumulated benefit obligation for all defined benefit pension plans was $191,810 and $194,183 at December 31, 2013 and 2012, respectively.

The following table summarizes changes in the Company’s post-retirement medical benefit obligations:

	Postretirement Medical Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Change in Accumulated Benefit Obligation:
Beginning of period balance	$—	$—	$6,814	$364	$6,028	$—	$7,168	$—
Acquisitions	6,671	311	—	—	—	—	—	—
Service cost	11	5	60	35	65	—	99	—
Interest cost	54	6	243	31	305	—	398	—
Employee contributions	35	—	181	—	271	—	—	—
Actuarial loss/(gain) due to assumption change	79	(35)	(56)	(88)	625	—	(458)	—
Actuarial loss/(gain) due to plan experience	(8)	(11)	(115)	(7)	155	—	(2)	—
Other	—	—	—	—	—	364	—	—
Benefits and expenses paid	(90)	—	(456)	(2)	(635)	—	(435)	—
Translation adjustment	—	(23)	—	—	—	—	—	—
Amendments	—	—	—	(22)	—	—	(742)	—

End of period balance	$6,752	$253	$6,671	$311	$6,814	$364	$6,028	$—

	Postretirement Medical Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Change in Fair Value of Plan Assets:
Beginning of period balance	$—	$—	$—	$—	$—	$—	$—	$—
Employer contributions	55	—	275	2	364	—	435	—
Employee contributions	35	—	181	—	271	—	—	—
Benefits paid	(90)	—	(456)	(2)	(635)	—	(435)	—

End of period balance	$—	$—	$—	$—	$—	$—	$—	$—

Funded status of plan	$(6,752)	$(253)	$(6,671)	$(311)	$(6,814)	$(364)	$(6,028)	$—

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Amounts included in the Consolidated Balance Sheets consist of the following:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)
Prepaid pension assets
Foreign pension	$19,107	$9,261

Total long term assets	19,107	9,261

Other current liabilities
Domestic pension	—	3,000

Total current liabilities	—	3,000

Retirement benefits, less current portion
Domestic pension & SERP	10,383	38,714
Foreign pensions	4,022	4,618
Domestic postretirement medical benefits	6,752	6,814
Foreign postretirement medical benefits	253	364

Total non-current liabilities	$21,410	$50,510

Key assumptions used to determine the benefit obligations in the actuarial valuations of the pension and post-retirement benefit liabilities are as follows:

	Pension and SERP Benefits
	December 31, 2013		December 31, 2012
	(Successor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to measure benefit obligations at measurement date:
Discount rate	5.2%	4.2%	4.4%	4.2%
Rate of compensation increase	4.0%	3.3%	4.0%	3.4%

Postretirement Medical Benefits
	December 31, 2013		December 31, 2012
	(Successor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to measure benefit obligations at measurement date:
Discount rate	5.1%	12.4%	4.7%	10.8%
Rate of compensation increase	**	**	**	**

**	Not a meaningful statistic

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Amounts recognized in Accumulated other comprehensive income (loss) consist of the following:

	Pension and SERP Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Net actuarial gain (loss)	$5,655	$(2,119)	$10,473	$10,824	$(35,004)	$(16,924)	$(20,775)	$(15,007)
Prior service credits (costs)	—	—	586	—	(663)	—	(756)	—

	$5,655	$(2,119)	$11,059	$10,824	$(35,667)	$(16,924)	$(21,531)	$(15,007)

	Postretirement Medical Benefits
	For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012		For the year ended December 31, 2011
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Net actuarial (loss) gain	$(71)	$45	$124	$(93)	$295	$—	$485	$—
Prior service (costs) credits	—	—	(485)	319	(602)	364	742	—

	$(71)	$45	$(361)	$226	$(307)	$364	$1,227	$—

The major categories of assets in the Company’s various defined benefit pension plans as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor) are presented in the following tables. Assets are segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (see Note 11 — Fair Value Measurements). The Company’s domestic and foreign post-retirement plans are unfunded.

		Fair Value Measurements Using
	December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(Successor)
Asset Category
Domestic equities	$19,124	$19,124	$—	$—
Pooled funds holding global equity securities	10,945	—	10,945	—
Pooled funds holding global fixed income securities	71,166	—	71,166	—
Mutual funds holding U.S. Treasury Securities	11,762	11,762	—	—
Mutual funds holding domestic securities	4,399	4,399	—	—
Limited partnership interests (b)	82,355	—	82,355	—
Designated benefit fund (c)	1,464	—	1,464	—
Cash and cash equivalents	13,898	13,898	—	—

Total	$215,113	$49,183	$165,930	$—

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

		Fair Value Measurements Using
	December 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(Predecessor)
Asset Category
Domestic equities	$17,523	$17,523	$—	$—
Pooled funds holding global equity securities	42,361	—	42,361	—
Pooled funds holding global fixed income securities	24,285	—	24,285	—
Pooled funds holding property in the United Kingdom (a)	5,376	—	—	5,376
Mutual funds holding U.S. Treasury Securities	11,774	11,774	—	—
Mutual funds holding domestic securities	3,005	3,005	—	—
Limited partnership interests (b)	62,356	—	62,356	—
Designated benefit fund (c)	1,815	—	1,815	—
Cash and cash equivalents	13,784	13,784	—	—

Total	$182,279	$46,086	$130,817	$5,376

(a)	This category represents investments in real estate directly held by the pooled funds.
(b)	This category represents limited partner investments with general partners that invest in equity securities.
(c)	This category includes assets held in a fund with the Bank of Taiwan as prescribed by the Taiwan government in accordance with local statutory rules.

The fair value measurement of plan assets using significant unobservable inputs (Level 3) changed due to the following:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Predecessor)	(Predecessor)
Beginning balance	$—	$5,376	$5,298
Acquisitions	5,424	—	—
Unrealized gains relating to instruments still held in the reporting period	115	293	342
Purchases	—	—	—
Sales	(5,539)	(245)	(264)

Ending balance	—	$5,424	$5,376

The Company’s retirement plan assets are reported at fair value. Level 1 assets include investments in publicly traded equity securities and mutual funds. These securities are actively traded and valued using quoted prices for identical securities from the market exchanges. Level 2 assets consist of global fixed-income securities, limited partnership interests and commingled funds that are not actively traded or whose underlying investments are valued using observable marketplace inputs. The fair value of plan assets invested in fixed-income securities is generally determined using market approach pricing methodology, where observable prices are obtained by market transactions involving identical or comparable securities of issuers with similar credit ratings. Plan assets that are invested in limited partnership interests and commingled funds are valued using a unit price or net asset value (NAV) that is based on the underlying fair value of investments of the fund. Level 3 assets include investments in pooled funds holding real estate in the United Kingdom which are valued using discounted cash flow models which consider long-term lease estimates, future rental receipts and estimated residual values. Valuation estimates are supplemented by third-party appraisals on a monthly basis.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

As of December 31, 2013, expected future benefit payments related to the Company’s defined benefit plans were as follows:

Year End	Domestic	Foreign	Postretirement Benefits	Total
2014	$4,514	$3,254	$398	$8,166
2015	5,671	3,338	408	9,417
2016	5,188	3,448	408	9,044
2017	5,442	3,473	421	9,336
2018	5,796	3,537	430	9,763
Thereafter	39,154	18,859	2,028	60,041

Total	$65,765	$35,909	$4,093	$105,767

8. INCOME TAXES

(Loss) income before income taxes, non-controlling interests and accrued payment-in-kind dividends on cumulative preferred shares are as follows:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Domestic (1)(2)	$(7,949)	$(74,244)	$(36,846)	$(45,363)
Foreign (1)	(193,495)	100,719	107,785	56,669

Total	$(201,444)	$26,475	$70,939	$11,306

(1)	Income in the period from inception (April 23, 2013) through December 31, 2013 was impacted by costs associated with the MacDermid Acquisition.
(2)	Income for the period ended October 31, 2013 was impacted by the recapitalization transaction.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Income tax (benefit) expense consisted of the following:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Current:
U.S.:
Federal	$282	$(5,267)	$1,839	$(4,221)
State and local	52	297	473	324
Foreign	1,328	22,776	30,725	29,860

Total current	1,662	17,806	33,037	25,963

Deferred:
U.S.:
Federal	(2,049)	(3,104)	(4,937)	3,459
State and local	(313)	79	100	(615)
Foreign	(5,119)	(1,820)	(3,527)	(18,854)

Total deferred	(7,481)	(4,845)	(8,364)	(16,010)

Provision for income taxes	$(5,819)	$12,961	$24,673	$9,953

Income tax (benefit) expense differed from the amounts computed by applying the U.S. Federal statutory tax rates to pretax income, as a result of the following:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
U.S. Federal Statutory tax rate	35.0%	35.0%	35.0%	35.0%

Taxes computed at U.S. statutory rate	$(70,505)	$9,267	$24,829	$3,957
State income taxes, net of Federal benefit	389	(2,232)	(459)	(702)
Preferred dividend valuation	60,202	—	—	—
Tax on foreign operations	396	805	(11,613)	(1,469)
Net change in reserve	(713)	(76)	5,724	(27)
Change in valuation allowances	(880)	3,635	6,915	6,674
Provision for tax on undistributed foreign earnings	752	(682)	204	(260)
Change of tax rate	—	(487)	(1,054)	(847)
Foreign exchange impact on provision	—	54	100	1,193
Non-deductible Transaction Costs	4,234	1,901	—	—
Other, net	306	776	27	1,434

Income tax (benefit) expense	$(5,819)	$12,961	$24,673	$9,953

Effective tax rate	2.89%	48.95%	34.78%	88.02%

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company has not recognized a deferred tax liability for U.S. taxes on the undistributed earnings of certain foreign subsidiaries which have been determined to be indefinitely reinvested in those subsidiaries. A deferred tax liability will be recognized when the Company expects to recover those earnings in a taxable transaction, such as the receipt of dividends or sale of the investment in foreign subsidiary, net of foreign tax credits. A determination of the deferred tax liability related to the undistributed earnings of foreign subsidiaries that are indefinitely reinvested is not practical. The undistributed earnings of those subsidiaries were $185,067 and $127,001 at December 31, 2013 and December 31, 2012, respectively.

The components of deferred income taxes at December 31, 2013 and 2012 are as follows:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)
Deferred tax assets:
Accounts receivable	$1,758	$1,313
Inventory	3,272	2,414
Accrued liabilities	3,683	1,617
Employee benefits	12,252	18,910
Research and development costs	14,093	13,267
Tax credits	34,041	39,541
Net operating losses	21,368	12,783
Other	8,213	5,194

Total deferred tax assets	98,680	95,039
Valuation allowance	(15,778)	(41,446)

Total gross deferred tax assets	82,902	53,593

Deferred tax liabilities:
Plant and equipment	17,447	882
Goodwill and intangibles	210,438	73,962
Partnership basis difference	179	11,585
Undistributed foreign earnings	6,301	6,185
Other	7,817	3,409

Total gross deferred tax liabilities	242,182	96,023

Net deferred tax liability	$159,280	$42,430

The following schedule presents net current and net long-term deferred tax assets and liabilities as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)
Net current deferred tax asset	$10,974	$5,169
Net noncurrent deferred tax asset	(454)	1,812

	10,520	6,981
Net noncurrent deferred tax liability	169,800	49,411

Total net deferred tax liability	$159,280	$42,430

Net current deferred tax assets are included in prepaid expenses and other current assets and net noncurrent deferred tax assets are included in Other assets on the Consolidated Balance Sheets.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Valuation allowances reflect our assessment that it is more likely than not that certain deferred tax assets for state and foreign net operating losses, foreign tax credits and state tax credit carry-forwards will not be realized. The assessment of the need for a valuation allowance requires management to make estimates and assumptions about future earnings, reversal of existing temporary differences and available tax planning strategies. If actual experience differs from these estimates and assumptions, the recorded deferred tax asset may not be fully realized resulting in an increase to income tax expense in our results of operations. The valuation allowance for deferred tax assets was $15,778 and $41,446 at December 31, 2013 and December 31, 2012, respectively.

At December 31, 2013, the Company had Federal, state and foreign net operating loss carry forwards of approximately $17,019, $266,640 and $11,811 respectively. The Federal net operating loss expires in 2033. The majority of the state net operating loss carry-forwards expire between the years 2016 and 2026. The state net operating loss carry-forwards result in a deferred tax asset of $12,295. A valuation allowance of $8,610 has been provided against the deferred tax asset because it is more likely than not that the Company will not be able to utilize all of the state net operating losses before they expire based on the Company’s domestic operations and structure. The foreign tax net operating loss carry-forwards expire between the years 2016 through 2030, with some being unlimited in utilization. This results in a deferred tax asset of $3,115. A valuation allowance of $702 has been provided against the deferred tax assets associated with certain foreign net operating loss carry-forwards because the recent results of the business units associated with the loss carry-forwards indicate that it is more likely than not that the benefits from the net operating loss carry-forwards will not be realized. A valuation allowance of $1,021 has been provided against the deferred tax asset for interest benefit recorded at a foreign subsidiary where it is more likely than not that the recognition of the benefit will not be realized.

In addition, at December 31, 2013, the Company has approximately $22,822, $6,890, $2,070 and $2,259 of foreign tax credits, research and development credits, alternative minimum tax credits and state tax credits (net of federal tax), respectively, that are available for carryforward. These carry-forward periods range from ten years to an unlimited period of time. A valuation allowance of $3,185 and $2,259 is provided for foreign tax credits and state tax credits, respectively, that the Company believes the benefits from the credits will not be realized.

Tax Uncertainties — The following table summarizes the activity related to the Company’s unrecognized tax benefits for the Successor and Predecessor 2013 Periods and the years ended December 31, 2012 and December 31, 2011:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Unrecognized tax benefits at beginning of period	$—	$22,759	$18,833	$22,502
Additions based on current year tax positions	328	837	2,308	3,716
Additions based upon prior year tax positions (including acquired uncertain tax positions)	26,349	283	1,748	(3,881)
Reductions due to closed statutes	(1,024)	(379)	(130)	—
Reductions for settlements and payments	—	—	—	(3,504)

Total Unrecognized Tax benefits at end of period	$25,653	$23,500	$22,759	$18,833

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company has $25,653 of total unrecognized tax benefits as of December 31, 2013, of which $25,653, if recognized, would impact the Company’s effective tax rate. The Company estimates that $618 of the total unrecognized benefits will reverse within the next twelve months.

The Company recognizes interest and/or penalties related to income tax matters as part of income tax expense. The Company has approximately $4,245 and $3,972 accrued for interest and penalties as of December 31, 2013 and December 31, 2012, respectively. Changes in these balances are recorded in income tax expense or as a reduction of the balance for payments made. The Company made no payments in 2013.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has closed all U.S. federal tax matters for years through 2005. Federal income tax returns for 2006 through December 2013 are currently open to examination although no audits are ongoing. The Company is undergoing audits in the United Kingdom for the 2009 and 2011 tax years as well as a notification requesting that the 2008 tax year remain open for one subsidiary.

As of December 31, 2013 the following tax years remained subject to examination by the major tax jurisdiction indicated:

Major Jurisdiction	Open Years
Brazil	2008 through 2013
China	2011 through 2013
France	2010 through 2013
Germany	2009 through 2013
Italy	2008 through 2013
Japan	2012 through 2013
Netherlands	2007 through 2013
Singapore	2008 through 2013
United Kingdom	2008 through 2013
United States	2006 through 2013

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

9. DEBT AND CAPITAL LEASES

The Company’s debt and capital lease obligations consisted of the following:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)
Borrowings under lines of credit	$—	$—

First lien secured credit facility, due 2020, interest at the greater of 4.00% or LIBOR plus 3.00%, weighted average interest rate of 4.00% at December 31, 2013	751,225	—
Senior secured credit facility, tranche B due 2014, LIBOR plus 2.00%, weighted average interest rate of 0% and 2.29%, respectively; Credit facility paid in full June 7, 2013	—	217,656
Senior secured credit facility, tranche C due 2014, EURIBOR plus 2.25%, weighted average interest rate of 0% and 2.64%, respectively; credit facility paid in full June 7, 2013	—	147,337
Called senior subordinated notes due 2017, 9.5% interest rate; notes paid in full July 8, 2013	—	350,000
Japanese senior secured bank debt, due in 2014, weighted average interest rate of 2.40% and 1.90%, respectively, paid in full October 2013	—	4,698
Capital lease obligations	1,024	949

Total debt and capital lease obligations	752,249	720,640
Less: current portion debt and capital lease obligations	(7,958)	(26,819)

Total long-term debt and capital lease obligations	$744,291	$693,821

Minimum future principal payments on short-term debt, long-term debt and capital leases are as follows:

Year End	Capital leases	Long-term debt	Total
2014	$408	$7,550	$7,958
2015	342	7,550	7,892
2016	186	7,550	7,736
2017	71	7,550	7,621
2018	17	7,550	7,567
Thereafter	—	713,475	713,475

Total	$1,024	$751,225	$752,249

Refinancing

On June 7, 2013, the Predecessor completed a refinancing arrangement whereby the outstanding Tranche B term loan, Tranche C term loan, revolving credit facility and senior subordinated notes payable were replaced with two new senior secured credit facilities. The new senior secured credit facilities consist of (i) a $805,000 first lien credit facility allocated between a $755,000 term loan denominated in U.S. Dollars (“first lien term loan”), a $25,000 revolving credit facility denominated in U.S. Dollars and $25,000 multi-currency revolving credit facility and (ii) a $360,000 second lien term loan credit facility denominated in U.S. Dollars (“second lien term loan”). The first lien term loan and related revolving credit facilities accrue interest at the greater of 4.00% or LIBOR plus 3.00% and has quarterly principal payments of $1,888. The revolving credit facility portion of the first lien term loan matures June 7, 2018. The first lien term loan matures June 7, 2020. The second lien term loan accrued interest at the greater of 7.75% or LIBOR plus 6.75% and matures December 7, 2020. The first lien term loan was originally issued at a discount of $1,887 and the

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

second lien term loan was issued at a discount of $3,600. The new senior secured credit facilities are guaranteed by MacDermid Holdings and certain of its direct and indirect wholly owned domestic subsidiaries and are secured by the personal property now owned or hereafter acquired of MacDermid Holdings and certain of its direct and indirect wholly owned domestic subsidiaries and also 65% of the stock of the Company’s first tier foreign subsidiaries, subject to customary exceptions, exclusions and release mechanisms.

In connection with the MacDermid Acquisition, on October 31, 2013, MacDermid entered into Amendment No. 1 to the First Lien Credit Agreement (the “Amended and Restated First Lien Credit Facility”) and MacDermid paid $373,000 in connection with the repayment of the $360,000 in principal on the second lien credit facility. Pursuant to the Amended and Restated First Lien Credit Facility, Platform became a co-borrower on all obligations under the $50,000 Revolving Credit Facility and the term loan (together, the “First Lien Facilities”) and the negative and affirmative covenants contained therein were modified to reflect the new corporate structure. Otherwise, the terms relating to the incremental facility, maturity, indicative margin, LIBOR floor, ranking, guarantors, mandatory prepayments and financial covenants remained unmodified by the amendment. In connection with the MacDermid Acquisition, the first lien term loan was marked to fair value by adding the original discount of $1,775 to the carrying value at the time.

During the Successor 2013 Period and Predecessor 2013 Period, interest payments of $5,105 and 12,241, respectively, were made on the first lien term loan. During each of the Successor 2013 Period and Predecessor 2013 Period, principal payments of $1,888 were made on the first lien term loan.

During the Predecessor 2013 Period, interest payments of $11,315 were made on the second lien term loan.

The Company also has letters of credit outstanding of $4,559 at December 31, 2013. The letters of credit reduce the borrowings available under the new revolving credit facility.

Predecessor Retired Senior Secured Credit Facility

On April 12, 2007, the Predecessor closed three new senior secured credit facilities consisting of (i) a $360,000 tranche B term loan credit facility denominated in U.S. Dollars (“tranche B”), (ii) a $250,000 tranche C term loan credit facility denominated in Euros (“tranche C”) and (iii) a $50,000 revolving credit facility denominated in U.S. Dollars.

During the Predecessor 2013 Period, interest payments of $2,054 were made on the tranche B term loan. During the Predecessor 2013 Period, interest payments of $1,454 were made on the tranche C term loan.

During the Predecessor 2013 Period, principal payments of $217,656 were made on the tranche B term loan. The tranche B principal payments for the Predecessor 2013 Period consist of a quarterly payment of $900, excess cash flow prepayment of $10,277 and the retirement payoff of the outstanding balance of $206,479.

During the Predecessor 2013 Period, principal payments of $146,194 were made on the tranche C term loan. The principal payments for the Predecessor 2013 Period consist of a quarterly payment of $647, excess cash flow prepayment of $6,810 and the payoff of the outstanding balance of $138,737.

During the Predecessor 2013 Period, the Company recorded $1,137 of other income related to the remeasurement gain on the foreign currency denominated tranche C term loan.

During the year ended December 31, 2012, $3,600 and $5,066 of principal and interest payments, respectively, were made on the tranche B term loan and $2,606 and $3,878 of principal and interest payments, respectively, were made on the tranche C loan.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

During the year ended December 31, 2011, $3,600 and $5,316 of principal and interest payments, respectively, were made on the tranche B term loan and $2,756 and $5,750 of principal and interest payments, respectively, were made on the tranche C loan.

During the year ended December 31, 2012, the Predecessor recorded $2,710 of other expense related to the remeasurement loss on the foreign currency denominated tranche C term loan.

During the year ended December 31, 2011, the Company recorded $4,736 of other income related to the remeasurement gain on the foreign denominated tranche C term loan.

In addition to scheduled repayments, the tranche B and tranche C loans contain mandatory prepayment provisions, whereby the Company was required to reduce the outstanding principal amounts of these loans based on excess cash flow (as defined in the credit agreement for the tranche B and tranche C loans) as of the most recent completed fiscal year. The Predecessor estimated mandatory excess cash flow prepayments, based upon 2012 operating results, of $10,199 on the tranche B term loan and $6,904 on the tranche C term loan. These prepayments were due by March 31, 2013 and are included in current installments of long-term obligations in the Consolidated Balance Sheet as of December 31, 2012. During the year ended December 31, 2012, the Predecessor made a mandatory excess cash flow prepayment, based on 2011 operating results, of $8,726 on the tranche B loan and $5,882 on the tranche C loan.

Predecessor Retired Revolving Credit Facility

As discussed above, on April 12, 2007, the Predecessor entered into a $50,000 revolving credit facility. In May 2012, the revolving credit facility was amended and extended; the facility was retired on June 7, 2013 as part of the refinancing. There were no balances outstanding under the revolving credit facility on the retirement date or as of December 31, 2012. During the Predecessor 2013 Period, the Company paid commitment fees of $118 for the revolving credit facility. During the year ended December 31, 2012, the Predecessor paid commitment fees of $292 for the revolving credit facility.

The Predecessor had letters of credit outstanding of $3,874 at December 31, 2012. The letters of credit reduced the borrowings available under the revolving credit facility. Upon the retirement of this revolving credit facility, the outstanding letters of credit were reissued under the new revolving credit facility

Predecessor Senior Subordinated Notes

On April 12, 2007, the Predecessor issued $350,000 of senior subordinated notes with a fixed interest rate of 9.50% at par. As discussed above and as part of the refinance and recapitalization, the senior subordinated notes were called on June 7, 2013 and $249,519 of principal and a redemption premium of $9,357 were paid to retire the tendered senior subordinated notes. Additionally, $105,864 of the new debt proceeds from the refinance and recapitalization were escrowed to pay the outstanding called senior subordinated notes of $100,481. Additionally, proceeds from the refinance were escrowed for a redemption premium of $3,182 on the called senior subordinated notes outstanding and accrued interest of $2,201 related to these called senior subordinated notes. The escrowed funds were paid to the holders of the remaining senior subordinated note holders on July 8, 2013.

During the Predecessor 2013 Period, the Company made interest payments of $20,049 under the senior subordinated notes. During each of the years ended December 31, 2012 and 2011, $33,250 of interest payments were made on the senior subordinated notes.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Japanese Senior Secured Bank Debt

In February 2007, the Predecessor borrowed approximately $15,000 denominated in Japanese Yen in three separate notes that were paid in full by their respective maturity dates between 2009 and 2013. In May 2007 the Predecessor borrowed an additional $7,557, denominated in Japanese Yen which was paid in full in May 2012. In September 2007, the Predecessor borrowed an additional $2,519 denominated in Japanese Yen which was paid in full in July 2013. In October 2009, the Predecessor borrowed $5,569 denominated in Japanese Yen which was paid in full in October 2013.

During the Predecessor 2013 Period, the Company made principal and interest payments of $4,179 and $50, respectively, on Japanese senior secured bank debt. During the year ended December 31, 2012, $4,624 and $144 of principal and interest payments, respectively, were made on the Japanese senior secured bank debt. During the year ended December 31, 2011, $5,935 and $245 of principal and interest payments, respectively, were made on the Japanese senior secured bank debt.

Debt Covenants

The new senior secured credit facilities contain various covenants including restrictions on liens, limitations on additional indebtedness, dividends and other distributions, entry into new lines of business, transactions with affiliates, use of loan proceeds, capital expenditures, restricted payments, amendments to organizational documents, accounting changes, sale and leaseback transactions and dispositions. In addition, the new revolving credit facilities requires the Company to comply with certain financial covenants, including a maximum consolidated leverage ratio, a minimum interest coverage ratio and limitations on capital expenditures if the Company’s funding under the revolving credit facility exceeds $12,500 at the end of the fiscal quarter. As of December 31, 2013, the Company was in compliance with the debt covenants contained in the new senior secured credit facilities.

Other debt facilities

The Company carries various short-term debt facilities worldwide which are used to fund short-term cash needs. As of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), there were no borrowings under these other debt facilities. The Company also has various overdraft facilities available. At December 31, 2013 (Successor) and December 31, 2012 (Predecessor), the capacity under these overdraft facilities was approximately $22,075 and $18,761, respectively. As of December 31, 2013, the Company’s overdraft lines bore interest rates ranging from 1% to 6.25%.

10. DERIVATIVE INSTRUMENTS

In the normal course of business, the Company is exposed to risks relating to changes in foreign currency exchange rates, interest rates and commodity prices. Derivative financial instruments, such as interest rate collars are used to manage changes in market conditions related to debt obligations. All derivatives are recognized on the consolidated balance sheets at fair value at the end of each year. The counterparty to the Company’s derivative agreements is a major international financial institution. The Company continually monitors its positions and the credit ratings of its counterparties, and does not anticipate nonperformance by the counterparties.

Interest Rates

The Predecessor entered into an interest rate collar agreement (“collar”) in June 2007 to protect against interest rate changes on its floating rate U.S. Dollar denominated debt. The collar had a floor of 5.20% and a ceiling of 6.25%, a notional amount of $100,000 and covered the period from June 30, 2010 through June 30, 2012.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Changes in the fair value of a derivative that is designated as and meets all the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified into earnings as the underlying hedged item affects earnings. Amounts reclassified into earnings related to the interest rate collar are included in interest expense. For the year ended December 31, 2012, $(13) was recorded as other expense in the statement of operations for hedge ineffectiveness. For the year ended December 31, 2012, the Predecessor recorded $1,462 of unrealized gains, net of tax, to Other Comprehensive Income.

During the years ended December 31, 2012 and 2011, the Company made payments of $2,364 and $4,949, respectively, related to the difference between the interest rate collar agreement rate of 5.20% and the actual interest rate on the Company’s floating rate U.S. Dollar denominated debt. These payments were recorded as interest expense in the Consolidated Statement of Operations.

Foreign Currency

The Company conducts a significant portion of its business in currencies other than the U.S. Dollar, the currency in which the consolidated financial statements are reported, and as a result, the Company’s operating results are affected by foreign currency exchange rate volatility relative to the U.S. dollar. The Company’s Autotype subsidiary in the United Kingdom uses the British Pound Sterling (“GBP”) as its functional currency while approximately 25 percent of its revenues are denominated in U.S. Dollars. In order to protect against the risk of a strengthening GBP, the Corporate Treasury Group entered into forward contracts in 2012 and 2013, on behalf of the Autotype subsidiary to deliver U.S. dollars at a fixed GBP rate and to receive GBP in exchange for the U.S. dollar.

As of December 31, 2013, the aggregate U.S. Dollar notional amount of foreign currency forward contracts, designated as hedges, was $9,500. The Company uses the discounted period-end forward rates methodology to determine market value of its forward contracts.

During the Successor and Predecessor 2013 Periods, $163 and $(384), respectively, of unrealized gains (losses) were recorded in other comprehensive income relating to foreign currency exchange contracts. During the Successor and Predecessor 2013 Periods, the Company recorded realized gains (losses) of $115 and $(387), respectively, in other income (expense) related to the settlement of foreign exchange contracts. During the year ended December 31, 2012, unrealized gains and (losses) of $518, net of tax, was recorded to other comprehensive income related to foreign currency hedges. During the years ended December 31, 2012 and 2011, the Predecessor recorded realized gains of $128 and $555, respectively, in other income (expense) related to the settlement of hedged foreign exchange contracts.

The following table summarizes foreign currency forward contract derivative instrument amounts as of December 31, 2013, by currency and the portion of the asset that settles within the next twelve months.

	Local Currency Amount	U.S. Dollar Amount	Percentage Settled Within One Year	Dates Contracts are Through
Derivative Assets
Great Britain Pound	£2,796	$4,500	100%	March 31, 2014
Great Britain Pound	£3,107	5,000	100%	June 30, 2014

		$9,500

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table summarizes the fair value of derivative instruments reported in the Consolidated Balance Sheets:

		December 31, 2013 U.S. Dollar Amount	December 31, 2012 U.S. Dollar Amount
		(Successor)	(Predecessor)
Derivatives designated as hedging instruments:	Assets Balance Sheet Location
Foreign exchange contracts	Other current assets	$163	$336

Total derivative contracts		$163	$336

An accumulated other comprehensive pre-tax gain of $163 related to the foreign exchange contracts is expected to be reclassified into earnings by June 30, 2014.

11. FAIR VALUE MEASUREMENTS

The Company determines fair value measurements used in its consolidated financial statements based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs, as determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company has used the most advantageous market, which is the market in which the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement.

Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

The three levels of the fair value hierarchy are as follows:

•	Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in non-active markets; and model derived valuations whose inputs are observable or whose significant valuation drivers are observable.

•	Level 3 — significant inputs to the valuation model are unobservable and/or reflect the Company’s market assumptions.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following tables present the Company’s financial instruments, assets and liabilities that are measured at fair value on a recurring basis:

		Fair Value Measurement Using
	December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	Successor
Asset Category
Money market accounts	$78,633	$78,633	$—	$—
Available for sale equity securities	2,302	1,470	832	—
Derivatives	163	—	163	—

Total	$81,098	$80,103	$995	$—

Liability Category
Long term contingent consideration	$34,800	$—	$—	$34,800

		Fair Value Measurement Using
	December 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	Predecessor
Asset Category
Money market accounts	$110,867	$110,867	$—	$—
Available for sale equity securities	2,233	2,233	—	—
Derivatives	336	—	336	—

Total	$113,436	$113,100	$336	$—

Money market accounts are included in cash and cash equivalents in the balance sheet. Available for sale equity securities are included in other long term assets in the balance sheet.

Nonrecurring Fair Value Measurements

In accordance with the provisions of ASC Topic 350, an indefinite lived intangible asset with a carrying amount of $4,300 in the Graphic Solutions segment was written down to its estimated fair value of $3,900, resulting in impairment charges of $400 recorded as in Selling, technical, general and administrative expenses in the Predecessor 2013 Period.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table presents the Company’s financial instruments, assets and liabilities that are measured at fair value on a nonrecurring basis in the Predecessor 2013 Period and for the year ended December 31, 2011. No such measurements were required in the Successor 2013 period or for the year ended December 31, 2012.

		Fair Value Measurement Using
For the ten months ended October 31, 2013	Carrying Value Prior to Impairment Analysis	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
	Predecessor
Asset Category
Other intangible assets — Graphic Solutions	$4,300	$—	$—	$3,900	$(400)

Total	$4,300	$—	$—	$3,900	$(400)

		Fair Value Measurement Using
For the year ended December 31, 2011	Carrying Value Prior to Impairment Analysis	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
	Predecessor
Asset Category
Customer list intangible assets — Performance Materials	$51,138	$—	$—	$4,700	$(46,438)

Total	$51,138	$—	$—	$4,700	$(46,438)

The following table presents the carrying value and estimated fair value of the Company’s first lien, second lien, tranche B, tranche C and Senior subordinated notes debt:

	December 31, 2013		December 31, 2012
	(Successor)		(Predecessor)
	Carrying Value	Fair Value	Carrying Value	Fair Value
First lien loan, including current portion	$751,225	$752,637	$—	$—
Tranche B, tranche C and senior subordinated notes debt outstanding, including current portion	—	—	714,993	727,589

	$751,225	$752,637	$714,993	$727,589

The carrying value of the Company’s Japanese senior secured bank debt approximates fair value as of December 31, 2012. As discussed in Note 9, this debt was paid in full in connection with the MacDermid Acquisition.

The following methods and assumptions were used to estimate the fair value of each class of the Company’s financial instruments, assets and liabilities:

Money market accounts — The Company invests in various money market funds which are managed by financial institutions. These money market funds are not publicly traded, but historically have been highly liquid. The fair value of the money market accounts is determined by the banks based upon the funds’ net asset values (“NAV”). All of the money market accounts currently permit daily investments and redemptions at $1.00 NAV.

Derivatives — The fair values of foreign currency derivatives were determined using pricing models based upon observable market inputs including both forward and spot prices for the underlying currencies.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Available for sale equity securities — Equity securities classified as available for sale are measured using quoted market prices at the reporting date multiplied by the quantity held.

First Lien, Tranche B, Tranche C and senior subordinated notes debt — The first lien tranche B, tranche C and senior subordinated debt are measured using quoted market prices at the reporting date multiplied by the carrying amount of the related debt. Such instruments are valued using Level 2 inputs.

12. STOCKHOLDERS’ EQUITY

Successor

Founder Preferred Shares

On April 25, 2013, the Company issued two preferred shares, one to each of the founder entities (“Founders”) for $20. In connection with the initial public offering on May 22, 2013, the Founders purchased an additional 1,999,998 preferred shares (“Preferred” shares or stock; no par value) for $20,000. Beginning in 2014, if the average stock price of the common shares exceeds $11.50 per share for ten consecutive trading days, which it has, the holders of the Preferred stock receive a dividend in the form of common shares equal to 20% of the appreciation of the market price of common shares issued to common shareholders in the initial offering (90,500,000 shares). In the first year a dividend is payable (if any), the dividend amount will be calculated at the end of each calendar year based on the appreciated stock price as determined above (the “Dividend Price) compared to the initial offering price of $10.00 per ordinary share. In subsequent years, the dividend amount will be calculated based on the appreciated stock price compared to the highest Dividend Price previously used in calculating the Preferred stock dividends. Dividends are paid for the term the Preferred stock is outstanding. The Preferred shares will be automatically converted into ordinary shares on a one for one basis (i) in the event of a Change of Control of the Company following an acquisition or (ii) upon the last day of the seventh full financial year following acquisition, being December 31, 2020 (extendable by our Board of Directors for three additional years). Each Preferred share is convertible into one ordinary share at the option of the holder until December 31, 2020 and has certain voting rights. During the Successor 2013 Period, the Company recognized a non-cash charge related to the fair value of the preferred dividend rights of $172,006. The fair value of the preferred dividend rights was measured based on significant inputs not observable in the market (Level 3 inputs). Key assumptions included the fair value of the common stock and an assumption of volatility. The fair value was calculated using a Monte-Carlo simulation.

Ordinary Shares

In connection with the initial offering on May 22, 2013, the Company issued 88,500,000 common shares (no par value) for gross proceeds of $885,000. Also, on May 22, 2013, the Company issued an aggregate of 29,500 common shares to non-founder directors for $10.00 per share. Each common share has voting rights and winding-up rights.

Each of the 2,000,000 Preferred shares, 88,500,000 Common shares issued with the initial offering as well as the 29,500 Common shares issued to the non-founder directors was issued with a warrant (90,529,500 warrants in aggregate), entitling the holder of each warrant to purchase one-third of common shares with a strike price of $11.50 per common share. Each warrant is exercisable until three years from the date of an acquisition, unless mandatorily redeemed by the Company. The warrants are mandatorily redeemable by the Company at a price of $0.01 should the average market price of a common share exceed $18.00 for 10 consecutive trading days.

In order to fund a portion of the cash consideration for the MacDermid Acquisition, the Company conducted an offer to issue common shares of the Company in exchange for $10.50 and 3 warrants, up to a maximum of half of the warrants outstanding (the Warrant Exchange Offer”) in which 40,386,840 warrants and $141,354 in cash were exchanged in return for the issuance of 13,462,280 common shares. In conjunction with the Warrant Exchange Offer not being fully subscribed, the Company issued 380,952 shares at $10.50 per share to the Founders and issued 190,476 shares each to two of its independent directors at $10.50 per share.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

During the fourth quarter of 2013, the Company issued 818,257 common shares in connection with the exercise of 1,399,998 warrants and issuances of common stock to employees and consultants. At December 31, 2013, there were 48,742,662 warrants outstanding.

Non-Controlling Interest

In connection with the MacDermid Acquisition, approximately $97,500 was raised in new equity consisting of shares of a wholly owned subsidiary of Platform that may be exchanged for shares of Platform at a rate of 25% per year over a four year period. This equity is classified as a non-controlling interest on the Consolidated Balance Sheets at December 31, 2013 and will continue to be until such time as it is exchanged for Platform ordinary common shares. As the holders of this equity have a 6.76% interest in PDH, approximately $1,434 of net loss has been allocated to them as included in the Consolidated Statements of Operations.

Predecessor

The Company had previously issued 50,000,000 shares at $1.00 par value per share of common share prior to the MacDermid Acquisition. As of December 31, 2012, there were 49,582,936 common shares outstanding.

The Company also issued 316,000 preferred shares at $1,000 original cost per share. The preferred shares accrued a 9% cumulative payment in kind dividend compounded quarterly. At December 31, 2012, the amount of the cumulative payment in kind dividend was $209,027. At December 31, 2012, there were 315,144 preferred shares outstanding. The preferred shares were not redeemable and had no voting rights, covenants or restrictions. Upon the liquidation of the Company, the preferred shares would first receive, to the extent funds are available, proceeds equal to the payment in kind dividend then the unreturned preferred share original cost, which was $1,000 per share. Then, the holders of the common shares will receive the unreturned common share original issue cost, which was $1.00 per share. The holders of the common shares and junior Class A and B shares shall be entitled to receive the remaining portion of the proceeds from liquidation. Based on the MacDermid Acquisition described in Note 2, the respective shareholders were paid in accordance with these terms.

Accumulated other comprehensive (loss) income consisted of the following:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)
Foreign currency translation adjustments	$(659)	$3,317
Pension and postretirement benefit plans, net of tax	1,784	(33,908)
Foreign currency hedges — derivative valuation, net of tax	100	217
Available for sale securities, net of tax	40	104

Accumulated other comprehensive income (loss)	$1,265	$(30,270)

13. EARNINGS PER SHARE

A computation of the weighted average shares outstanding for the Successor 2013 Period follows. No such computation is necessary for the Predecessor 2013 Period or for the years ended December 31, 2012 and 2011.

(in thousands)	2013
Weighted average shares outstanding:
Basic	92,563
Convertible securities	—	(1)

Diluted	92,563

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(1)	No share adjustments are included in the dilutive weighted average shares outstanding computation as the Successor 2013 Period resulted in a net loss.

At December 31, 2013, the portion of 16,247,554 outstanding common shares convertible from the 48,742,662 outstanding warrants, accounted for under the treasury stock method, have been excluded from the computation of diluted earnings per share as the effect would be antidilutive.

14. OPERATING LEASE COMMITMENTS

The Company leases certain land, office space, warehouse space and equipment under agreements which are classified as operating leases for financial statement purposes. Certain of these leases provide for payment of real estate taxes, common area maintenance, insurance and certain other expenses. Lease terms may have escalating rent provisions and rent holidays which are recognized on a straight-line basis over the term of the lease. The leases expire at various dates through 2047. Total rental expense for leases for the Successor and Predecessor 2013 Periods was $1,458 and $9,142, respectively. Total rental expense for leases for the years ended December 31, 2012 and 2011 was $9,700 and $10,224, respectively. The fixed operating lease commitments detailed below assume that the Company continues the leases through their initial lease terms.

Minimum future non-cancelable operating lease commitments are as follows:

2014	$7,449
2015	4,970
2016	3,625
2017	2,900
2018	2,482
Thereafter	17,295

$38,721

15. OTHER (EXPENSE) INCOME, NET

The major components of other (expense) income, net are as follows:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Other income:
Remeasurement gain on foreign currency denominated debt	$—	$1,137	$—	$4,093
Remeasurement gain on foreign currency denominated intercompany loans	—	—	8,430	5,063
Other, net	190	93	521	986

Total other income	$190	$1,230	$8,951	$10,142

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Other expense:
Remeasurement loss on foreign currency denominated debt	$—	$—	$(2,728)	$—
Foreign exchange loss, net	(630)	(1,380)	(1,050)	(208)
Other, net	—	(407)	(192)	(522)

Total other expense	(630)	(1,787)	(3,970)	(730)

Net other (expense) income	$(440)	$(557)	$4,981	$9,412

16. CONTINGENCIES, ENVIRONMENTAL AND LEGAL MATTERS

Asset Retirement Obligations

The Company has recognized asset retirement obligations (“AROs”) for properties where it can make a reasonable estimate of the future expenditures necessary to satisfy the related obligations. The Company considers identified legally enforceable obligations, estimated settlement dates and appropriate discount and inflation rates in calculating the fair value of its AROs. At December 31, 2013 (Successor) and December 31, 2012 (Predecessor), the Company has accrued $4,765 and $2,283, respectively, for its AROs at sites in the U.S., Europe and Japan. The AROs are included in the other long-term liabilities in the Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012. Changes in the Company’s AROs for the Successor and Predecessor 2013 Periods are as follows:

Successor:
Balance, April 23, 2013 (inception)	$—
Acquisitions	2,206
Additional obligations incurred	2,558
Accretion expense	31
Foreign currency adjustments	(30)

Balance, December 31, 2013	$4,765

Predecessor:
Balance, December 31, 2012	$2,283
Settlements	(96)
Accretion expense	117
Foreign currency adjustments	(98)

Balance, October 31, 2013	$2,206

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Changes in the Company’s AROs for the years ended December 31, 2012 and 2011, respectively, are as follows:

Predecessor:
Balance, December 31, 2011	$2,497
Additional obligations incurred	100
Settlements	(259)
Accretion expense	227
Revisions	(200)
Foreign currency adjustments	(82)

Balance, December 31, 2012	$2,283

Predecessor:
Balance, December 31, 2010	$2,283
Accretion expense	170
Foreign currency adjustments	44

Balance, December 31, 2011	$2,497

Environmental

The Company is a manufacturer and distributor of specialty chemical products, and is exposed to claims with respect to environmental cleanup or other matters, including those in connection with the disposal of hazardous materials. The Company is subject to extensive domestic and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated properties. The Company has incurred, and will continue to incur, costs and capital expenditures in complying with these laws and regulations. Additional costs could be incurred, including cleanup costs, fines, sanctions, and third-party claims, as a result of violations of or liabilities under environmental laws.

Remediation activities vary substantially in duration and cost from site to site. These activities, and their associated costs, depend on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, as well as the presence or absence of potentially responsible parties. The Company has received notices of violation respect to instances of non-compliance with environmental laws. A number of facilities and former facilities of the Company have been environmentally impacted from historic operations and some facilities are in the process of being investigated and remediated. As of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), $2,896 and $2,142, respectively, was reserved for various environmental matters. Ultimate costs may vary from current estimates, and the discovery of additional contaminants at these facilities or other sites, or the imposition of additional cleanup obligations or third-party claims relating thereto could result in additional costs. The Company’s management believes that any possible losses related to environmental remediation in addition to the amounts recorded as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor) would not be material to the consolidated financial position, results of operations or cash flows.

Legal Proceedings

From time to time, the Company is involved in various legal proceedings in the normal course of its business. MacDermid believes that the resolution of these claims, to the extent not covered by insurance, will not individually or in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or cash flows. As of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), the Company has reserved approximately $2,881 and $1,041, respectively, for its outstanding legal proceedings.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

17. RELATED PARTY TRANSACTIONS

For the Predecessor 2013 Period, the Company paid management fees of $7,515 to Court Square Capital Partners II LP (“Court Square” or “CSC”), an investor. For the years ended December 31, 2012 and 2011, the Predecessor paid management fees of $305 and $509, respectively, to Court Square. Three of MacDermid’s board members prior to the MacDermid Acquisition were employees of Court Square. The significant increase in management fees paid compared to the year ended December 31, 2012 was due to a final payment made to CSC in connection with the consummation of the MacDermid Acquisition and per the terms of the Management Agreement.

For the Predecessor 2013 Period, the Company paid management fees to Weston Presidio, an investor, of $1,723. For the years ended December 31, 2012 and 2011, the Predecessor paid management fees to Weston Presidio of $116 and $70, respectively.

On August 26, 2013, MacDermid loaned $275 to an officer in exchange for a promissory note bearing interest at Prime plus 1% per annum. As collateral, the note was secured by real estate owned by the officer. The principal amount of the loan and the accrued interest was repaid in full on October 31, 2013.

On October 31, 2013, in order to complete the MacDermid Acquisition, Platform advanced $33,268 to MacDermid representing the portion of the cash consideration required to purchase the equity held by MacDermid employee shares in connection with the MacDermid Acquisition. Also in conjunction with closing of the MacDermid Acquisition, Platform paid $5,028 of interest on the first and second lien credit facilities on MacDermid’s behalf.

Immediately prior to the closing of the MacDermid Acquisition, each holder of a portion of MacDermid Holdings not owned by Platform (each, a “Retaining Holder”), including certain officers of MacDermid, executed a Retaining Holder Securityholders’ Agreement (a “RHSA”) with the Company pursuant to which they agreed to exchange their respective interests in MacDermid Holdings for shares of common stock of Platform’s subsidiary Platform Delaware Holdings, Inc. (the “PDH Common Stock”), at an exchange rate of $11.00 per share plus, with respect to the common, class A and class B unit equity interests of MacDermid Holdings held by the Retaining Holder (i) a proportionate share of a contingent interest in certain pending litigation (the “CLP”), and (ii) a proportionate share of up to $100 million of contingent purchase price payable upon the attainment of certain EBITDA and stock trading price performance metrics during the seven-year period following the Closing Date (the “CPP”) as discussed further in Note 2. Immediately prior to the closing of the MacDermid Acquisition, members of MacDermid management and certain affiliates, including certain officers of MacDermid, contributed all or a portion of their MacDermid Holdings interests to Tartan Holdings, LLC, a newly-formed Delaware limited liability company (“Tartan”), and Tartan agreed to receive the PDH Common Stock in exchange for such MacDermid Holdings equity interests. The resulting noncontrolling interest percentage for the Retaining Holders was 6.76%.

On October 31, 2013, the Company entered into an Advisory Services Agreement with Mariposa Capital, LLC, an affiliate of one of our founder directors. Under this agreement, Mariposa Capital, LLC will provide certain advisory services. In connection with these services, Mariposa Capital, LLC will be entitled to receive an annual fee equal to $2,000, payable in quarterly installments. This agreement will expire on October 31, 2014 but will be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by the Company upon a vote of a majority of its directors. In the event that this agreement is terminated by the Company, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be. The Company paid $440 during 2013 under this agreement.

On November 7, 2013, the Company entered into a registration rights agreement with Pershing Square Capital Management, L.P. (“Pershing Square”), the beneficial owner of approximately 31.0% of the Company’s outstanding shares. Those shares were acquired by Pershing Square in the Offering and the Warrant Exchange Offer. Pursuant to the agreement, for so long as any of the included funds managed by Pershing Square holds any Platform shares, the

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Company agreed to cooperate with such holders’ reasonable requests to facilitate any proposed sale of shares by the requesting holder(s) in accordance with the provisions of Rule 144 promulgated under the Securities Act or any successor rule (“Rule 144”), including, without limitation, by complying with the current public information requirements of Rule 144 and providing opinions of counsel, to the extent required. Additionally, the Company agreed that promptly after becoming eligible to utilize a Form S-3 registration statement, the Company will file with the SEC a registration statement on Form S-3 registering (among other securities) the resale of the Company shares held by the holders and use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after its filing. The Company’s obligations under the registration rights agreement shall terminate on the earlier of (i) the date on which all of a holder’s shares have been sold, and (ii) the date on which all of a holder’s shares may be sold pursuant to Rule 144 without volume or other restrictions.

18. RESTRUCTURING ACTIVITIES

The Company continuously evaluates all operations to identify opportunities to improve profitability by leveraging existing infrastructure to reduce operating costs and respond to overall economic conditions. The Predecessor implemented certain restructuring actions which were intended to better align the Company’s manufacturing capacity, eliminate excess capacity by lowering operating costs, and streamline the organizational structure for improved long-term profitability. The restructuring actions consist of facility consolidations and closures and employee terminations. The Company expects to incur incremental manufacturing costs at the operating locations impacted by the restructuring actions during the related restructuring implementation period. The restructuring plans initiated in 2013 primarily related to the consolidation of manufacturing processes which affected a manufacturing facility in the Graphic Solutions segment.

During the Successor 2013 Period and the Predecessor 2013 Period, the Company recorded $762 and $3,636, respectively, of restructuring expense primarily relating to the elimination of certain positions in both the Graphic Solutions the Performance Materials segments. As of December 31, 2013, the Company has accrued restructuring costs of $2,029 that are anticipated to be paid out in the next twelve months.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

During the year ended December 31, 2012, the Company recorded $292 of restructuring expense primarily relating to the elimination of certain positions in the Performance Materials Europe reporting unit.

The activity in the restructuring liabilities was as follows:

		For the Successor 2013 Period
Successor	Balance, November 1, 2013	Charges to Expense	Cash Payments	Non-cash Adjustments	Total Costs and Adjustments	Balance, December 31, 2013
Graphic Solutions:
Severance and other benefits	$666	$—	$—	$33	$33	$699

Total Graphics Solutions	666	—	—	33	33	699

Performance Materials:
Severance and other benefits	1,671	762	(1,117)	14	(341)	1,330

Total Performance Materials	1,671	762	(1,117)	14	(341)	1,330

Total restructuring liability	$2,337	$762	$(1,117)	$47	$(308)	$2,029

		For the Predecessor 2013 Period
Predecessor	Balance, December 31, 2012	Charges to Expense	Cash Payments	Non-cash Adjustments	Total Costs and Adjustments	Balance, October 31, 2013
Graphic Solutions:
Severance and other benefits	$—	$2,159	$(1,493)	$—	$666	$666

Total Graphics Solutions	—	2,159	(1,493)	—	666	666

Performance Materials:
Severance and other benefits	632	1,477	(458)	20	1,039	1,671

Total Performance Materials	632	1,477	(458)	20	1,039	1,671

Total restructuring liability	$632	$3,636	$(1,951)	$20	$1,705	$2,337

		For the year ended December 31, 2012
Predecessor	Balance, December 31, 2011	Charges to Expense	Cash Payments	Non-cash Adjustments	Total Costs and Adjustments	Balance, December 31, 2012
Graphic Solutions:
Severance and other benefits	$20	$67	$(87)	$—	$(20)	$—

Total Graphics Solutions	20	67	(87)	—	(20)	—

Performance Materials:
Severance and other benefits	1,012	396	(814)	22	(396)	616
Other	215	(171)	(28)	—	(199)	16

Total Performance Materials	1,227	225	(842)	22	(595)	632

Total restructuring liability	$1,247	$292	$(929)	$22	$(615)	$632

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19. SEGMENT INFORMATION

The Company’s operations are organized into two reportable segments: Performance Materials and Graphic Solutions. The segments represent businesses for which separate financial information is utilized by the chief operating decision maker (the “CODM”) for purpose of allocating resources and evaluating performance. Each of the reportable segments has its own president who report to the CODM.

The Performance Materials segment manufactures and markets dynamic chemistry solutions that are used in the electronics, automotive and oil and gas production and drilling industries. Its products include surface and coating materials and water-based hydraulic control fluids. In conjunction with the sale of these products, we provide extensive technical service and support to ensure superior performance of their application. Within the Performance Materials segment, the Company has two primary categories of products. Industrial products are materials used to improve the performance or look of a component of an industrial part or process. Electronic products are materials used to manufacture and improve the performance of circuit boards and similar electronic items.

The Graphic Solutions segment primarily produces and markets photopolymers through an extensive line of flexographic plates that are used in the commercial packaging and printing industries. The Company evaluates the performance of its operating segments based on net sales and operating profit. Operating profit for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Operating profit for each segment includes an allocation of corporate costs such as corporate salary and wages, equity compensation expense and legal costs.

Segment assets include cash, prepaid expenses, receivables, inventories, capital assets, goodwill, intangible assets, deferred taxes and other long term assets. Segment assets exclude corporate assets, which consist primarily of cash and cash equivalents, corporate property, plant and equipment, goodwill and other intangible assets.

The following table summarizes financial information regarding each reportable segment’s results of operations for the periods presented:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Net Sales:
Performance Materials	$92,671	$481,823	$559,520	$568,578
Graphic Solutions	25,568	145,889	171,700	160,195

Consolidated net sales	118,239	627,712	731,220	728,773

Depreciation and amortization:
Performance Materials	9,698	26,520	33,965	37,827
Graphic Solutions	3,080	6,315	8,228	8,918

Consolidated depreciation and amortization	12,778	32,835	42,193	46,745

Operating (loss) profit:
Performance Materials	(109,043)	73,588	82,101	30,331
Graphic Solutions	(86,589)	18,161	32,996	25,617

Consolidated operating (loss) profit	$(195,632)	$91,749	$115,097	$55,948

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Total assets by reportable segment as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor) were as follows:

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)
Performance Materials	$1,297,489	$665,354
Graphic Solutions	787,513	421,402
Corporate/Unallocated	175,152	147,161

Total consolidated assets	$2,260,154	$1,233,917

The following tables provide information for those countries that represent 10 percent or more of net sales and long-lived assets:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Net Sales*:
United States	$31,506	$176,390	$205,567	$187,480

Foreign Net Sales:
United Kingdom	17,756	93,395	115,160	113,129
China	13,524	64,179	66,294	72,763
Other countries	55,453	293,748	344,199	355,401

Total Foreign Net Sales	86,733	451,322	525,653	541,293

Total consolidated net sales	$118,239	$627,712	$731,220	$728,773

*	Net sales are attributed to countries based on the country which generates the sale.

	December 31, 2013	December 31, 2012
	(Successor)	(Predecessor)
Long lived assets, net (1) :
United States	$56,501	$39,818

Foreign countries
United Kingdom	30,037	21,463
Italy	13,819	14,266
China	17,428	8,766
Other countries	18,381	16,078

	79,665	60,573

Total long lived assets, net	$136,166	$100,391

(1)	Long-lived assets represent property, plant and equipment, net.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table shows the Company’s external party sales by product for the periods presented:

	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Performance Materials
Industrial Group	$67,807	$353,397	$411,091	$409,251
Electronics Group	24,864	128,426	148,429	159,327

	92,671	481,823	559,520	568,578

Graphic Solutions	25,568	145,889	171,700	160,195

Total consolidated net sales	$118,239	$627,712	$731,220	$728,773

20. SUBSEQUENT EVENTS

In connection with the MacDermid Acquisition, the Company agreed to apply to list its shares on the New York Stock Exchange and to change its jurisdiction of incorporation from the British Virgin Islands to Delaware. The Company filed a registration statement on Form S-4 with the Securities and Exchange Commission to effect these changes. The registration statement was declared effective on January 22, 2014 and on that same date the Company changed its jurisdiction of incorporation from the British Virgin Islands to Delaware (the “Domestication”). On January 23, 2014, the Company’s common stock began trading on the New York Stock Exchange under the ticker symbol “PAH.” On March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between the Company and the fiduciaries of the MacDermid Savings Plan, the Company acquired the remaining approximately 3% of the MacDermid Plan Shares not already held by MacDermid Holdings. In connection with the closing of the transactions contemplated by the Exchange Agreement, Platform issued to the fiduciaries of the MacDermid Savings Plan, for the benefit of the individual Plan participants, an aggregate of approximately $2,600 in cash and 1,670,386 shares of the Company’s common stock in exchange for all remaining outstanding equity interests of MacDermid, Incorporated owned by the Plan.

In connection with the Domestication, (i) each ordinary share of the Company that was issued and outstanding immediately prior to the Domestication was automatically converted into one share of common stock of the Company, (ii) outstanding options, warrants and other rights to acquire ordinary shares became options, warrants or rights to acquire the corresponding shares of common stock of the Company, and (iii) each Founder Preferred Share that was issued and outstanding immediately prior to the Domestication was automatically converted into one share of Series A Preferred Stock of the Company. The Series A Preferred Stock will be automatically converted into shares of Common Stock on a one-for-one basis upon the occurrence of certain events.

As of March 4, 2014, a mandatory redemption event occurred with respect to all of the Company’s outstanding warrants. The Company fixed April 3, 2014 as the date of the mandatory redemption of the warrants, and accordingly, on or after that date, holders of warrants will have no further rights with regard to such warrants except to receive $0.01 per warrant. As of March 26, 2014, there were 4,573,602 warrants outstanding and 119,969,706 common shares outstanding. If all warrants are exercised, an additional 1,524,534 common shares would be issued at a price of $11.50 per share.

In March 2014, the initial target trading price relating to the stock trading price component of the contingent consideration arrangement discussed in Note 2 was achieved. As a result, the Company will adjust the fair value of the long-term contingent consideration accordingly in the first quarter of 2014.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company has evaluated subsequent events through the date of the filing of this Annual Report. There were no events or transactions during this evaluation that require recognition or disclosure in the financial statements.

21. SUPPLEMENTARY DATA

Selected Quarterly Financial Data (Unaudited)

	Successor
	2013
(in thousands, except per share amounts)	Period from Inception (April 23, 2013) to June 30, 2013	Third Quarter	Fourth Quarter (b)
Net sales	$—	$—	$118,239
Gross profit	—	—	35,652
Net (loss) income attributable to common shareholders	(80)	(4,710)	(189,432)
Basic earnings (loss) per share (a)	—	(0.05)	(2.05)
Diluted earnings (loss) per share (a)	—	(0.05)	(2.05)

	Predecessor
	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (c)
Net sales	$182,132	$189,992	$188,433	$67,155
Gross profit	93,314	96,541	98,972	34,010
Net income (loss) attributable to MacDermid, Inc.	15,248	(5,855)	14,497	(10,671)
Basic earnings (loss) per share (a)	n/a	n/a	n/a	n/a
Diluted earnings (loss) per share (a)	n/a	n/a	n/a	n/a

	Predecessor
	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$182,195	$186,203	$180,427	$182,395
Gross profit	86,311	90,289	89,686	88,768
Net income (loss) attributable to MacDermid, Inc.	4,887	25,533	10,012	5,545
Basic earnings (loss) per share (a)	n/a	n/a	n/a	n/a
Diluted earnings (loss) per share (a)	n/a	n/a	n/a	n/a

(a)	Earnings per share calculations for each quarter are based on the weighted average number of shares outstanding for each period. As MacDermid was not a Registrant prior to the Successor 2013 Period, no earnings per share data is presented.
(b)	Platform’s fourth quarter includes the results of MacDermid from November 1, 2013 through December 31, 2013.
(c)	MacDermid’s fourth quarter includes results from October 1, 2013 through October 31, 2013.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Schedule II

Platform Specialty Products Corporation

Valuation and Qualifying Accounts and Reserves

(in thousands)

	Balance at beginning of period	Charges to costs and expense	Deductions from reserves	Other (2)	Balance at end of period
Reserves against accounts receivable (1):
Successor
April 23, 2013 (Inception) to December 31, 2013)	$—	$(285)	$586	$(10,414)	$(10,113)

Predecessor
December 31, 2012 to October 31, 2013	(8,831)	(2,077)	555	(51)	(10,404)
December 31, 2011 to December 31, 2012	(8,730)	(1,694)	1,736	(143)	(8,831)
December 31, 2010 to December 31, 2011	(8,179)	(1,995)	1,278	166	(8,730)

Valuation allowances against deferred tax assets:
Successor
April 23, 2013 (Inception) to December 31, 2013)	—	880	—	(23,229)	$(22,349)

Predecessor
December 31, 2012 to October 31, 2013	(41,446)	(3,634)	—	—	(45,080)
December 31, 2011 to December 31, 2012	(34,531)	(6,915)	—	—	(41,446)
December 31, 2010 to December 31, 2011	$(27,858)	$(6,673)	$—	$—	$(34,531)

(1)	Principally consisting of reserves for uncollectable accounts and sales returns and allowances.
(2)	Principally consisting of the opening balance sheet as a result of the MacDermid Acquisition.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the three months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013	For the three months ended June 30, 2013	For the six months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013	For the six months ended June 30, 2013
	Successor	Successor	Predecessor	Successor	Successor	Predecessor
Net sales	$189,132	$—	$189,992	$372,858	$—	$372,124
Cost of sales	92,445	—	93,451	191,949	—	182,269

Gross profit	96,687	—	96,541	180,909	—	189,855

Operating expenses:
Selling, technical, general and administrative	84,779	97	53,989	158,811	97	109,969
Research and development	5,898	—	5,874	12,096	—	11,826
Restructuring	404	—	46	404	—	1,652

Total operating expenses	91,081	97	59,909	171,311	97	123,447

Operating profit (loss)	5,606	(97)	36,632	9,598	(97)	66,408

Other (expense) income:
Interest, net	(7,662)	17	(12,849)	(15,404)	—	(24,567)
Loss on extinguishment of debt	—	—	(18,788)	—	—	(18,788)
Other (expense) income, net	(512)	—	(2,999)	(601)	17	588

	(8,174)	17	(34,636)	(16,005)	17	(42,767)
(Loss) income before income taxes, non-controlling interests and accrued payment-in-kind dividends on cumulative preferred shares	(2,568)	(80)	1,996	(6,407)	(80)	23,641
Income tax benefit (provision)	4,056	—	(7,760)	1,947	—	(14,068)

Net income (loss)	1,488	(80)	(5,764)	(4,460)	(80)	9,573
Net income attributable to the non-controlling interests	(1,864)	—	(91)	(3,334)	—	(180)

Net (loss) income attributable to common shareholders	(376)	(80)	(5,855)	(7,794)	(80)	9,393
Accrued payment-in-kind dividend on cumulative preferred shares	—	—	(9,278)	—	—	(21,072)

Net loss attributable to common shares	$(376)	$(80)	$(15,133)	$(7,794)	$(80)	$(11,679)

Earnings (loss) per share
Basic	$(0.00)	$(0.00)	n/a	$(0.07)	$(0.00)	n/a
Diluted	$(0.00)	$(0.00)	n/a	$(0.07)	$(0.00)	n/a

Weighted average shares outstanding (In thousands)
Basic	128,595	88,529	n/a	117,937	88,529	n/a
Diluted	128,595	88,529	n/a	117,937	88,529	n/a

See accompanying notes to condensed consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(In thousands)

	For the three months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013	For the three months ended June 30, 2013	For the six months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013	For the six months ended June 30, 2013
	Successor	Successor	Predecessor	Successor	Successor	Predecessor
Net income (loss)	$1,488	$(80)	$(5,764)	$(4,460)	$(80)	$9,573

Other comprehensive income (loss) income, before tax
Foreign currency translation adjustments	19,688	—	(5,453)	22,975	—	(22,009)
Unrealized (loss) gain on available for sale securities	57	—	(96)	6	—	49
Pension and postretirement plan	—	—	—	217	—	—
Derivative financial instruments revaluation	(178)	—	130	(163)	—	(650)

Total other comprehensive income (loss), before tax	19,567	—	(5,419)	23,035	—	(22,610)
Income tax benefit (provision) on comprehensive income (loss)	53	—	(12)	72	—	210

Other comprehensive income (loss), net of tax	19,620	—	(5,431)	23,107	—	(22,400)
Comprehensive income attributable to the non-controlling interests	(3,209)	—	(91)	(4,674)	—	(148)

Comprehensive income (loss) attributable to common shareholders	$17,899	$(80)	$(11,286)	$13,973	$(80)	$(12,975)

See accompanying notes to condensed consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
Assets
Cash & cash equivalents	$642,760	$123,040
Accounts receivable, net of allowance for doubtful accounts of $10,430 and $10,113 at June 30, 2014 and December 31, 2013, respectively	142,011	140,525
Inventories	80,511	89,618
Prepaid expenses & other current assets	24,262	30,269

Total current assets	889,544	383,452
Property, plant & equipment, net	133,641	136,166
Goodwill	1,004,354	989,808
Intangible assets, net	699,443	720,302
Other assets	39,707	30,426

Total assets	$2,766,689	$2,260,154

Liabilities & Stockholders’ Equity
Accounts payable	56,990	56,156
Accrued salaries, wages and employee benefits	17,136	22,656
Current installments of long-term debt	7,953	7,958
Accrued income taxes payable	3,434	6,669
Accrued expenses and other current liabilities	29,812	26,234

Total current liabilities	115,325	119,673
Long-term debt	740,497	744,291
Long-term retirement benefits, less current portion	23,812	25,129
Long-term deferred income taxes	166,298	169,800
Long-term contingent consideration	58,600	34,800
Other long-term liabilities	35,956	30,387

Total liabilities	1,140,488	1,124,080

Commitments and contingencies (Note 13)
Redeemable 401(k) plan interest	—	20,972

Stockholders’ Equity
Preferred shares (2,000,000 designated as Series A), 5,000,000 shares authorized, 2,000,000 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	20	—
Common shares, $0.01 par value (effective January 23, 2014), 400,000,000 shares authorized, 137,290,980 and 103,571,941 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1,353	—
Additional paid-in capital	1,703,483	1,212,038
Accumulated deficit	(202,016)	(194,222)
Accumulated other comprehensive income	24,372	1,265

Total stockholders equity	1,527,212	1,019,081
Non-controlling interests	98,989	96,021

Total equity	1,626,201	1,115,102

Total liabilities, redeemable 401(k) plan interest and stockholders’ equity	$2,766,689	$2,260,154

See accompanying notes to condensed consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the six months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013	For the six months ended June 30, 2013
	Successor	Successor	Predecessor
Cash flows from operating activities:
Net (loss) income	$(4,460)	$(80)	$9,573
Adjustments to reconcile net (loss) income from operations to net cash flows provided by operating activities:
Depreciation and amortization	38,286	—	19,741
Deferred income taxes	(13,801)	—	4,954
Non-cash fair value adjustment to contingent consideration	23,800	—	—
Manufacturer’s profit in inventory adjustment	11,956	—	—
Loss on extinguishment of debt	—	—	18,788
Other, net	1,568	27	3,153
Changes in assets & liabilities, net of acquisitions:
Accounts receivable	(1,990)	—	(10,620)
Inventories	(1,700)	—	(2,818)
Accrued expenses	(5,415)	—	(3,351)
Other assets and liabilities	970	(2)	(2,173)

Net cash flows provided by (used in) operating activities	49,214	(55)	37,247

Cash flows from investing activities:
Capital expenditures, net	(4,587)	—	(3,687)
Purchases of marketable securities	—	(359,933)	—
Acquisition of business, net	4,827	—	—
Other, net		—	1,057

Net cash flows provided by (used in) investing activities	240	(359,933)	(2,630)

Cash flows from financing activities:
Proceeds from issuance of debt, net of discount and fees	—	—	1,109,513
Repayments of borrowings	(3,795)	—	(624,396)
Repurchase of Predecessor Series A preferred stock	—	—	(270,167)
Payment of Predecessor Series A preferred stock	—	—	(229,833)
Escrowed funds for debt repayment	—	—	(105,864)
Proceeds from issuance of common stock, net	473,625	861,218	—
Proceeds from issuance of preferred stock, net	—	20,000	—
Payment of debt financing fees	—	—	(12,571)
Other, net	136	—	(287)

Net cash flows provided by (used in) financing activities	469,966	881,218	(133,605)

Effect of exchange rate changes on cash and cash equivalents	300	—	(1,455)

Net increase (decrease) in cash and cash equivalents	519,720	521,230	(100,443)
Cash and cash equivalents at beginning of period	123,040	—	143,351

Cash and cash equivalents at end of period	$642,760	$521,230	$42,908

See accompanying notes to condensed consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Platform Specialty Products Corporation and its subsidiaries (“Platform,” the “Company,” “we” or “us”) (formerly named Platform Acquisition Holdings Limited) is a global producer of high-technology specialty chemical products and provider of technical services and currently operates through its indirect subsidiary, MacDermid, Incorporated (“MacDermid” or the “Predecessor”). Platform was originally incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act on April 23, 2013. Until its acquisition of MacDermid on October 31, 2013, the Company had neither engaged in any operations nor generated any income. The Company selected December 31 as its fiscal year end.

On October 31, 2013, Platform indirectly acquired substantially all of the equity of, MacDermid Holdings, LLC (“MacDermid Holdings”), which owned approximately 97% of MacDermid (the “MacDermid Acquisition”). As a result, Platform became a holding company for the MacDermid business. We acquired the remaining 3% of MacDermid on March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between us and the fiduciaries of the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the “MacDermid Savings Plan”). Concurrently with the closing of the MacDermid Acquisition, we changed our name to Platform Specialty Products Corporation. On January 22, 2014, we changed our jurisdiction of incorporation from the British Virgin Islands to Delaware (the “Domestication”) and on January 23, 2014, our shares of common stock, par value $0.01 per share (“Common Stock”) began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “PAH.”

The accompanying unaudited condensed consolidated interim financial statements and related information included herein are (1) for Platform as of June 30, 2014 and December 31, 2013 and for the period from April 1, 2014 through June 30, 2014 (the “Successor Quarterly Period”) and January 1, 2014 through June 30, 2014 (the “Successor Six Month Period”), (2) for Platform, prior to the completion of the MacDermid Acquisition, for the period from Inception (April 23, 2013) through June 30, 2013 (the “Platform Preacquisition Period”), and (3) for MacDermid for the period from April 1, 2013 through June 30, 2013 (the “Predecessor Quarterly Period”) and January 1, 2013 through June 30, 2013 (the “Predecessor Six Month Period”).

These unaudited condensed consolidated interim financial statements and related information have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These unaudited condensed consolidated interim financial statements reflect all adjustments that are, in the opinion of management, normal and recurring and necessary for a fair statement of the results of operations. These unaudited condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto included in the Company’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Certain reclassifications and revisions have been made to the Consolidated Balance Sheet at December 31, 2013 and corresponding disclosures in accordance with Financial Accounting Standards Board (the “FASB”) ASC Topic 805, “Business Combinations” to reflect retrospective purchase accounting adjustments to the preliminary estimated fair values of certain assets acquired and liabilities assumed upon completion of the MacDermid Acquisition in addition to accumulated other comprehensive income. See Note 2 — “Acquisitions of Businesses” for further discussion.”

Accounting Policies Recently Adopted and Pending Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” which 1) removes inconsistencies and weaknesses in revenue requirements, 2) provides a

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

more robust framework for addressing revenue issues, 3) improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets, 4) provides more useful information to users of financial statements through improved disclosure requirements and 5) simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2016. The Company is in the process of evaluating the impact of this new ASU.

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity, (a consensus of the FASB Emerging Issues Task Force)” which resolves diversity in practice regarding the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investments in a foreign entity. In addition, the standard resolves diversity in practice for the treatment of business combinations achieved in stages involving a foreign entity. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2013. The adoption of this new ASU did not have a material impact on our consolidated financial position, results of operations or cash flows in the Successor Quarterly or Six Month Periods.

2. ACQUISITIONS OF BUSINESSES

MacDermid Acquisition

On October 31, 2013, the Company completed the MacDermid Acquisition. The total consideration paid in connection with the MacDermid Acquisition and the acquisition of the approximately 3% of MacDermid equity interests (the “MacDermid Plan Shares”) not already held by MacDermid Holdings was approximately $1,800,000 (including the assumption of approximately $754,200 of indebtedness), plus (i) up to $100,000 of contingent consideration tied to achievement of EBITDA and stock trading price performance metrics over a seven-year period following the closing of the MacDermid Acquisition and (ii) an interest in certain MacDermid pending litigation. As a result of a favorable adjustment to the preliminary estimated working capital factored into the purchase price, the Company received a payment of approximately $8,540 in January 2014 which is reflected in “Acquisition of business, net” in the accompanying Condensed Consolidated Statements of Cash Flows.

The fair value of contingent consideration was measured based on significant inputs not observable in the market, which are considered to be Level 3 inputs under the FASB ASC Topic 820 fair value hierarchy (see Note 10 — “Fair Value Measurements”). Key assumptions included in the fair value calculation of the EBITDA related earnout include a discount rate of approximately 2% and expected future value of payments of $60,000 calculated using a probability weighted EBITDA assessment with higher probability associated with the Company achieving the maximum EBITDA targets. Key assumptions included in the fair value calculation of the stock price related earnout include the fair value of Common Stock, the expected future value of payments of $40,000 and an assumption of volatility. The stock price related earnout was calculated using a Monte Carlo simulation. At the time of the MacDermid Acquisition, the fair value of the contingent payments was $35,500. As of June 30, 2014 and December 31, 2013, the fair value of the contingent consideration was $58,600 and $34,800, respectively, which was included in “Other long-term liabilities” in the accompanying Condensed Consolidated Balance Sheets. The $10,800 and $23,800 increase in fair value during the Successor Quarterly and Six Month Periods, respectively, which is recorded in “Selling, technical, general and administrative expenses” in the accompanying Condensed Consolidated Statements of Operations, was primarily due to the achievement of certain stock trading price performance metric targets of the contingent consideration arrangement.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

During the Successor Quarterly Period, the Company revised its allocations of the purchase price as follows:

Purchase Price Allocation (in thousands):	Original	Revised	Revision
Preliminary value assigned:
Accounts receivable	$147,400	$147,400	$—
Inventories	115,300	115,300	—
Other current assets	26,200	26,200	—
Property, plant and equipment	142,800	140,900	(1,900)
Customer relationships	458,400	494,000	35,600
Developed technology	155,000	164,200	9,200
Tradenames	73,400	70,800	(2,600)
Goodwill	993,800	990,000	(3,800)
Other assets	30,800	28,300	(2,500)
Accounts payable	(55,900)	(55,900)	—
Other current liabilities	(62,100)	(62,000)	100
Long-term debt	(754,200)	(754,200)	—
Non-current deferred tax liability	(140,700)	(171,200)	(30,500)
Contingent consideration	(35,500)	(35,500)	—
Redeemable 401(k) plan interest	(21,000)	(21,000)	—
Other liabilities	(66,500)	(66,500)	—

Total purchase price	$1,007,200	$1,010,800	$3,600

The measurement period adjustments described above had a cumulative $1,500 impact to amortization expense which was recorded in the Successor Quarterly Period as the impact on prior periods was not material.

Immediately prior to the closing of the MacDermid Acquisition, certain sellers of MacDermid, including certain officers of MacDermid (each, a “Retaining Holder”), executed a Retaining Holder Securityholders’ Agreement (a “RHSA”) with the Company pursuant to which they agreed to exchange their equity in MacDermid for equity in our subsidiary, Platform Delaware Holdings, Inc. (“PDH”), at an exchange rate of $11.00 per shares plus, (i) a proportionate share of the $100,000 contingent consideration described above and (ii) an interest in certain MacDermid pending litigation. This 6.76% ownership has been accounted for as a non-controlling interest in the Company’s financial statements. The Retaining Holders can exchange up to 25% of shares for Platform Common Stock beginning on November 1, 2014. The number of potential shares of Common Stock issuable upon the exchange is approximately 8.8 million. This equity is classified as a “Non-controlling interest” in the accompanying Condensed Consolidated Balance Sheets.

Upon the closing of the MacDermid Acquisition, the MacDermid Savings Plan retained a 3% interest in MacDermid. The fair value of the obligation to purchase these shares of $20,972 was recorded as a redeemable 401(k) interest in the mezzanine section of the Consolidated Balance Sheets at December 31, 2013 since it could be settled in either cash or stock. On March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between the Company and the fiduciaries of the MacDermid Savings Plan, the Company acquired the remaining approximately 3% of the MacDermid Plan Shares for approximately $2,600 in cash (which is reflected in “Acquisition of business, net” in the accompanying Condensed Consolidated Statements of Cash Flows) and 1,670,386 shares of the Company’s Common Stock.

Chemtura Acquisition

On April 16, 2014, Platform entered into a Stock and Asset Purchase Agreement with Chemtura Corporation, a Delaware corporation (“Chemtura,” and together with certain of its subsidiaries, the “Sellers”) pursuant to which

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

Platform agreed to acquire the Sellers’ agrochemicals business, Chemtura AgroSolutions, consisting of the manufacture, distribution, marketing and sale of seed treatments and crop protection in niche markets across seven major product lines — seed treatments, insecticides, miticides, herbicides, fungicides, plant growth regulators and adjuvants, for approximately $1,000,000, consisting of $950,000 in cash, subject to working capital and other adjustments, 2,000,000 shares of Common Stock and the assumption of certain liabilities by Platform (the “Chemtura Acquisition”). The closing of the Chemtura Acquisition is subject to the satisfaction or waiver of certain customary and other closing conditions for transactions of this type, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approvals of government authorities. Subsequent to Platform’s announcement of the Chemtura Acquisition, Platform’s cash on hand position improved, primarily as a result of a private placement completed on May 21, 2014 (the “Private Placement”). See Note 11 — “Stockholders’ Equity” for more information. As a result, the Company deposited $315,000 into an escrow account on July 3, 2014, which is restricted to the financing of the Chemtura Acquisition, and entered into an amended and restated debt commitment letter. See Note 8 — “Debt” for more information. In connection with the Chemtura Acquisition, the Company incurred approximately $9,900 in related expenses in the Successor Quarterly Period that are included in Selling, technical, general and administrative expenses in the Condensed Consolidated Statement of Operations. The Company is also committed to pay an additional $5,000 in finder’s fees upon the closing of the Chemtura Acquisition.

Other

During the quarter ended March 31, 2012, MacDermid acquired 95% of the stock of a specialty chemical business in Brazil for a total purchase price of $8,900. This business was acquired to complement the service and product offerings within Brazil and its balance sheet and results of operations have been included in the Performance Materials segment. During the first quarter of 2014, the remaining $1,114 purchase price was paid.

3. INVENTORIES

The major components of inventory were as follows:

	June 30, 2014	December 31, 2013
Finished goods	$49,880	$58,360
Raw materials and supplies	28,761	29,870
Equipment	1,870	1,388

Total inventory, net	$80,511	$89,618

In connection with the MacDermid Acquisition, the fair value assessment of inventory resulted in an increase to finished goods of $35,868. During the Successor Period ended December 31, 2013, $23,992 was charged to cost of sales in the Consolidated Statement of Operations and $11,956 was charged to cost of sales in the Condensed Consolidated Statement of Operations during the three months ended March 31, 2014 based on our estimated inventory turnover.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

4. PROPERTY, PLANT AND EQUIPMENT

The major components of property, plant and equipment were as follows:

	June 30, 2014	December 31, 2013
Land and leasehold improvements	$27,860	$29,946
Buildings and improvements	36,290	38,914
Machinery, equipment and fixtures	73,424	63,475

	137,574	132,335
Less: accumulated depreciation	(14,202)	(3,900)

	123,372	128,435
Construction in process	10,269	7,731

Property, plant and equipment, net	$133,641	$136,166

Depreciation expense of $5,392 and $3,162 was recorded during the Successor Quarterly Period and Predecessor Quarterly Period, respectively. Depreciation expense of $8,965 and $6,314 was recorded during the Successor Six Month Period and Predecessor Six Month Period, respectively. There was no depreciation expense recorded for the Platform Preacquisition Period.

5. GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by segment are as follows:

	Performance Materials	Graphic Solutions	Total
Balance, December 31, 2013	$760,371	$229,437	$989,808
Foreign currency translation and other	14,089	457	14,546

Balance, June 30, 2014	$774,460	$229,894	$1,004,354

The carrying value of indefinite-lived intangible assets other than goodwill which consist solely of tradenames was $71,033 and $70,913 at June 30, 2014 and December 31, 2013, respectively.

Intangible assets subject to amortization were as follows:

	June 30, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value
Customer lists	$494,000	$(19,600)	$474,400	$494,000	$(6,420)	$487,580
Developed technology	164,200	(10,190)	154,010	164,200	(2,391)	161,809

Total	$658,200	$(29,790)	$628,410	$658,200	$(8,811)	$649,389

Customer relationships have useful lives ranging from 8 to 20 years and developed technology has useful lives ranging between 7 to 10 years. This results in weighted average useful lives for customer relationships and developed technology, of approximately 16 years and 10 years, respectively, for an aggregate weighted average useful life of approximately 15 years at June 30, 2014.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

Amortization expense of $16,004 and $6,692 was recorded during the Successor Quarterly Period and Predecessor Quarterly Period, respectively. Amortization expense of $29,321 and $13,427 was recorded during Successor Six Month Period and Predecessor Six Month Period, respectively. There was no amortization expense recorded for the Platform Preacquisition Period.

6. EQUITY COMPENSATION PLANS

Successor Period

On June 12, 2014, the Company’s stockholders approved the Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan (the “2013 Plan”). At June 30, 2014, the total number of shares of Common Stock of our Company that may be subject to the granting of awards under the 2013 Plan based on the grants issued as discussed below is approximately 15,088,000 shares.

On March 6, 2014, the Board of Directors (the “Board”) approved a grant of 329,823 restricted stock units (“RSUs”), effective on June 12, 2014 with approval of the 2013 Plan, to certain employees that cliff vest on December 31, 2020. The RSUs are subject to an EBTIDA performance condition and a share price market condition that are similar in terms to those discussed in Note 2 — “Acquisitions of Businesses” related to the contingent consideration arrangement. Additionally, the number of shares of Common Stock to be issued is limited to a maximum cash value, requiring these awards to be classified as liabilities. The combined undiscounted maximum cash value of all RSU’s issued is approximately $7,100 which will be recognized as compensation expense through the vesting date. Compensation expense associated with these awards for the three and six month periods ended June 30, 2014 was approximately $92.

On March 6, 2014, the Board approved a grant of 9,242 RSUs to directors of the Company, effective on June 12, 2014 with approval of the 2013 Plan, that immediately vested. Compensation expense of $262 associated with these awards was fully recognized in the three and six month periods ended June 30, 2014. On July 31, 2014 such RSUs were settled in shares of Common Stock and issued to the directors.

On May 3, 2014, the Board approved a grant of 72,500 RSUs to certain employees of the Company, effective on June 12, 2014 with approval of the 2013 Plan, with a weighted average grant-date fair value per share of $28.36. Approximately 69% of these RSUs vest on the date on which the Company files its financial statement on Form 10-K for the year ending December 31, 2019, while the remainder will vest under similar terms for the year ending December 31, 2017. The RSUs are subject to an EBTIDA performance condition that must be achieved in the final vesting year. Compensation expense associated with these awards for the three and six month period ended June 30, 2014 was approximately $41.

Effective March 6, 2014, the Board adopted the Platform Specialty Products Corporation 2014 Employee Stock Purchase Plan (the “ESPP”), which was approved by the Company’s stockholders on June 12, 2014. The Board approved a maximum of 5,178,815 shares of Common Stock, which were reserved and made available for issuance under the ESPP. As of June 30, 2014, no shares have been issued under the ESPP.

Predecessor Period

On January 29, 2013, the Predecessor authorized for issuance 5,000,000 Class C Junior Shares. The Class C Junior Shares were allocated to three tranches of 1,666,666 shares each and defined as Class C-1 Junior Shares, Class C-2 Junior Shares and Class C-3 Junior Shares (collectively, “C Shares”). The Class C-1 Junior Shares vested upon the grant date of January 29, 2013. Class C-2 Junior Shares were to vest on January 1, 2014 and the Class C-3 Junior Shares were to vest on January 1, 2015. The number of issued and awarded Class C Junior Shares was 4,890,000 shares or 1,630,000 shares each for the Class C-1 Junior Shares, Class C-2 Junior Shares and Class C-3 Junior Shares. The

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

value of the C Shares was measured based upon the performance criteria in the operating agreement of MacDermid Holdings based on the estimated equity value of the Predecessor. The C Shares were to be paid in cash in accordance with the operating agreement of MacDermid Holdings upon a change in control, liquidating event or initial public offering. Payment for the C shares required continued employment through a change in control, liquidating event, or initial public offering. The C Shares were considered liability-classified awards with the related fair value recognized as compensation expense ratably over the performance period, with changes in the fair value of the award cumulatively adjusted through compensation expense each period. During the three and six months ended June 30, 2013 no compensation expense was recognized related to the C Shares as a change in control, liquidating event or initial public offering related to the Company (as defined in the MacDermid Holdings operating agreement) was not probable. The estimated fair value of the Class C Shares (all tranches) was approximately $9,030 at June 30, 2013.

7. PENSION, POST-RETIREMENT AND POST-EMPLOYMENT PLANS

The components of net periodic pension and postretirement benefit costs for the Successor and Predecessor Quarterly and Six Month Periods are as follows:

	For the three months ended June 30,				For the six months ended June 30,
	2014		2013		2014		2013
	(Successor)		(Predecessor)		(Successor)		(Predecessor)
Pension & SERP Benefits:	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Net periodic cost (benefit):
Service cost	$—	$211	$1,078	$174	$—	$419	$2,156	$348
Interest cost on the projected benefit obligation	1,728	768	1,565	768	3,456	1,523	3,130	1,536
Expected return on plan assets	(2,433)	(913)	(2,005)	(1,283)	(4,866)	(1,811)	(4,010)	(2,566)
Amortization of prior service cost	—	—	23	—	—	—	46	—
Amortization of net loss	—	—	505	135	—	—	1,010	270

Net periodic (benefit) cost	$(705)	$66	$1,166	$(206)	$(1,410)	$131	$2,332	$(412)

	For the three months ended June 30,				For the six months ended June 30,
	2014		2013		2014		2013
	(Successor)		(Predecessor)		(Successor)		(Predecessor)
Postretirement Benefits:	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Net periodic cost (benefit):
Service cost	$14	$7	$18	$11	$28	$14	$36	$22
Interest cost on the projected benefit obligation	83	8	73	10	166	16	146	20
Amortization of prior service cost	—	—	(35)	7	—	—	(70)	14

Net periodic cost	$97	$15	$56	$28	$194	$30	$112	$56

No domestic pension service cost was recognized in the Successor Quarterly or Six month Periods, nor will be in future periods, as benefits in the domestic pension plan were frozen in connection with the MacDermid Acquisition.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

8. DEBT

The Company’s debt consisted of the following:

	June 30, 2014	December 31, 2013
Borrowings under lines of credit	$—	$—

First lien secured credit facility, due 2020, interest at the greater of 4.00% or LIBOR plus 3.00%, weighted average interest rate of 4.00% at June 30, 2014	747,450	751,225
Other	1,000	1,024

Total debt	748,450	752,249
Less: current portion debt	(7,953)	(7,958)

Total long-term debt	$740,497	$744,291

Predecessor Recapitalization and Refinancing

On April 12, 2007, the Predecessor closed three senior secured credit facilities consisting of (i) a $360,000 tranche B term loan credit facility denominated in U.S. Dollars (“tranche B”), (ii) a $250,000 tranche C term loan credit facility denominated in Euros (“tranche C”) and (iii) a $50,000 revolving credit facility denominated in U.S. Dollars.

On June 7, 2013, the Predecessor completed a refinancing arrangement whereby the outstanding tranche B term loan, tranche C term loan, revolving credit facility and senior subordinated notes payable were replaced with two new senior secured credit facilities (the “Refinancing”). These senior secured credit facilities consisted of (i) a $805,000 first lien credit facility allocated between a $755,000 term loan denominated in U.S. Dollars (“first lien term loan”), a $25,000 revolving credit facility denominated in U.S. Dollars and $25,000 multi-currency revolving credit facility and (ii) a $360,000 second lien term loan credit facility denominated in U.S. Dollars (“second lien term loan”). The first lien term loan and related revolving credit facilities accrued interest at the greatest of 4.00% or LIBOR plus 3.00% and had quarterly principal payments of $1,878. The revolving credit facility portion of the first lien term loan was scheduled to mature June 7, 2018. The first lien term loan was scheduled to mature June 7, 2020. The second lien term loan accrued interest at the greater of 7.75% or LIBOR plus 6.75% and was scheduled to mature on December 7, 2020. The first lien and second lien term loans were originally issued at discounts of $1,887 and $3,600, respectively. These senior secured credit facilities were guaranteed by MacDermid Holdings and certain of its direct and indirect wholly owned domestic subsidiaries and were secured by the personal property owned or hereafter acquired of MacDermid Holdings and certain of its direct and indirect wholly owned domestic subsidiaries and also 65% of the stock of MacDermid Holdings’ first tier foreign subsidiaries, subject to customary exceptions, exclusions and release mechanisms.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

The recapitalization and refinancing transactions sources and uses of cash are summarized below:

Sources:
First lien term loan	$755,000
Second lien term loan	360,000
Cash	117,080

Total sources	$1,232,080

Uses:
Retire Tranche B and Tranche C term loans and accrued interest	$345,426
Retire senior subordinated notes, accrued interest and call premium	368,164
Redemption of Series A preferred stock and accumulated dividends	500,000
Fees and expenses	13,003
Discount on first lien term loan and second lien term loan	5,487

Total uses	$1,232,080

As part of the Refinancing, $100,481 of the senior subordinated notes were called but not tendered on June 7, 2013 and were still outstanding on June 30, 2013. As a result, $105,864 of the new debt proceeds from the refinance and recapitalization were escrowed to pay the outstanding called senior subordinated notes of $100,481, redemption premium of $3,182 and accrued interest $2,201 through the tender date of July 8, 2013. The escrowed funds were paid to the holders of the remaining senior subordinated note holders on July 8, 2013.

MacDermid utilized $500,000 of the proceeds from the new term loans to complete a recapitalization whereby the outstanding 9.00% cumulative Series A preferred shares and related accumulated payment in kind dividends were exchanged for cash and issuance of cumulative 9.50% cumulative Series B preferred shares. As a result, 44,977 shares of 9.50% cumulative Series B preferred stock were issued as part of the exchange, the 9.00% cumulative Series A preferred shares were retired and related accumulated payment in kind dividends were paid.

During the Predecessor Quarterly Period and in connection with the recapitalization and refinancing, MacDermid recorded a loss of $18,788 on extinguishment of debt. This consisted of $12,539 of called bond retirement premiums and $6,249 of write-offs of deferred financing fees related to the extinguished debt.

In connection with the recapitalization and Refinancing, the Company recorded an additional $13,003 of deferred financing costs during the Predecessor Quarterly Period, which were to be amortized into interest expense over seven years.

Successor Refinancing

In connection with the MacDermid Acquisition, on October 31, 2013, MacDermid amended its existing credit agreement dated as of June 7, 2013 (as amended, restated and/or otherwise modified on October 31, 2013 and from time to time, the “Amended and Restated Credit Agreement”) and paid $373,000, including $13,000 in early termination fees and accrued and unpaid interest in connection with the repayment of the $360,000 in principal on its second lien credit facility. Pursuant to the Amended and Restated Credit Agreement, Platform became a co-borrower on all obligations under the $50,000 Revolving Credit Facility and the term loan (together, the “First Lien Facilities”) and the negative and affirmative covenants contained therein were modified to reflect the new corporate structure; otherwise, the terms relating to the incremental facility, maturity, indicative margin, LIBOR floor, ranking, guarantors, mandatory prepayments and financial covenants remained unmodified by the amendment. In connection with the MacDermid Acquisition, the First Lien Credit Facilities were marked to fair value by adding the original discount of $1,775 to the carrying value at the time as the fair value was approximately par.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

In connection with the Chemtura Acquisition as discussed in Note 2 — “Acquisitions of Businesses,” on April 16, 2014, Platform entered into a commitment letter (the “Debt Commitment Letter”) with Barclays Bank PLC for (i) $600,000 of incremental first lien term loans (the “2014 First Lien Facility”) to be incurred under the Amended and Restated Credit Agreement and (ii) second lien term loans (the “2014 Second Lien Facility”) in an aggregate principal amount of $120,000 for the purposes of financing the Chemtura Acquisition and the fees and expenses in connection therewith, on the terms and subject to the conditions set forth in the Debt Commitment Letter. On July 15, 2014, Platform entered into an amended and restated Debt Commitment Letter whereby the maximum commitment under the 2014 First Lien Facility was reduced to $405,000 and the 2014 Second Lien Facility commitment was eliminated. These amendments resulted from Platform’s improved cash on hand position, primarily as a result of the Private Placement completed on May 21, 2014. Unless agreed otherwise, the First Lien Facility will mature on June 7, 2020 respectively.

During the Successor Quarterly Period, principal and interest payments of $1,888 and $7,577, respectively, were made on the first lien term loan. During the Successor Six Month Period, principal and interest payments of $3,775 and $15,089, respectively, were made on the first lien term loan. During the Predecessor Quarterly and Six Month Periods, interest payments of $1,762 were made on the first lien term loan. During the Predecessor Quarterly and Six Month Periods, interest payments of $1,628 were made on the second lien term loan.

The Company also has letters of credit outstanding of $989 at June 30, 2014. As indicated above, letters of credit reduce the borrowings available under the Revolving Credit Facility.

Debt Covenants

The senior secured credit facilities contain various covenants including restrictions on liens, limitations on additional indebtedness, dividends and other distributions, entry into new lines of business, transactions with affiliates, use of loan proceeds, capital expenditures, restricted payments, amendments to organizational documents, accounting changes, sale and leaseback transactions and dispositions. In addition, the new revolving credit facilities requires the Company to comply with certain financial covenants, including a maximum consolidated leverage ratio, a minimum interest coverage ratio and limitations on capital expenditures if the Company’s funding under the revolving credit facility exceeds $12,500 at the end of the fiscal quarter. As of June 30, 2014, the Company was in compliance with the debt covenants contained in the new senior secured credit facilities.

Other Debt Facilities

The Company carries various short-term debt facilities worldwide which are used to fund short-term cash needs. As of June 30, 2014 and December 31, 2013, there were no borrowings under these other debt facilities. The Company also has various overdraft facilities available. At June 30, 2014 and December 31, 2013, the capacity under these overdraft facilities was approximately $23,028 and $22,075, respectively. As of June 30, 2014, the Company’s overdraft lines bore interest rates ranging from 1% to 6.25%.

Predecessor Retired Senior Secured Credit Facility

In addition to scheduled repayments, the tranche B and tranche C loans contained mandatory prepayment provisions, whereby the Company was required to reduce the outstanding principal amounts of these loans based on excess cash flow (as defined in the credit agreement for the tranche B and tranche C loans) as of the most recent completed fiscal year. During the Predecessor Six Month Period, the Predecessor made a mandatory excess cash flow prepayment, based upon 2012 operating results, of $10,277 on the tranche B term loan and $6,810 on the tranche C term loan.

During the Predecessor Quarterly and Six Month Periods, the outstanding tranche B loan and tranche C loan were retired with payments of $206,479 and $138,737, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

During the Predecessor Quarterly Period, the Company recorded $7,084 of other expense related to the remeasurement loss on the foreign currency denominated tranche C term loan. During the Predecessor Quarterly Period, the realized portion of the remeasurement gain on the foreign currency denominated tranche C term loan was approximately $4,074.

During the Predecessor Six Month Period, the Company recorded $3,261 of other expense related to the remeasurement loss on the foreign denominated tranche C term loan. During the Predecessor Six Month Period, the realized portion of the remeasurement gain on the foreign denominated tranche C term loan was approximately $4,398.

Predecessor Retired Revolving Credit Facility

There were no balances outstanding under the revolving credit facility on the retirement date.

Predecessor Senior Subordinated Notes

As part of the Refinancing, the senior subordinated notes were called on June 7, 2013 and $249,519 of principal and a redemption premium of $9,357 were paid to retire the tendered senior subordinated notes. Additionally, $105,864 of the new debt proceeds from the refinance and recapitalization were escrowed to pay the outstanding called senior subordinated notes of $100,481. Additionally, proceeds from the refinancing were escrowed for a redemption premium of $3,182 and accrued interest of $2,201 related to these called senior subordinated notes. The escrowed funds were paid to the holders of the remaining senior subordinated note holders on July 8, 2013.

Japanese Senior Secured Bank Debt

In February 2007, the Predecessor borrowed approximately $15,000 denominated in Japanese Yen in three separate notes that were paid in full by their respective maturity dates between 2009 and 2013. In September 2007, the Predecessor borrowed an additional $2,519 denominated in Japanese Yen which was paid in full in July 2013. In October 2009, the Predecessor borrowed $5,569 denominated in Japanese Yen which was paid in full in October 2013.

9. DERIVATIVE INSTRUMENTS

In the normal course of business, the Company is exposed to risks relating to changes in foreign currency exchange rates, interest rates and commodity prices. Derivative financial instruments, such as foreign currency exchange rate hedges are used to manage changes in market conditions related to foreign currency exchange rate volatility. All derivatives are recognized on the consolidated balance sheets at fair value at the end of each period. The counterparty to the Company’s derivative agreements is a major international financial institution. The Company continually monitors its positions and the credit ratings of its counterparties, and does not anticipate nonperformance by the counterparties.

Foreign Currency

The Company conducts a significant portion of its business in currencies other than the U.S. Dollar, the currency in which the Company’s consolidated financial statements are reported, and as a result, the Company’s operating results are affected by foreign currency exchange rate volatility relative to the U.S. dollar. The Company’s Autotype subsidiary in the United Kingdom uses the British Pound Sterling (“GBP”) as its functional currency while approximately 25 percent of its revenues are denominated in U.S. Dollars. In order to protect against the risk of a strengthening GBP, the Company’s corporate treasury group entered into forward contracts in 2013, on behalf of the Autotype subsidiary to deliver U.S. Dollars at a fixed GBP rate and to receive GBP in exchange for the U.S. Dollar. As

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

of June 30, 2014, the aggregate U.S. Dollar notional amount of foreign currency forward contracts, designated as hedges, was $0 as the hedge expired on that date. The Company uses the discounted period-end forward rates methodology to determine market value of its forward contracts.

During the Successor Quarterly Period, $178 was recorded as unrealized gains to other comprehensive income related to foreign currency hedges. During the Successor Quarterly Period, the Company recorded a realized gain of $315 in other income related to the settlement of hedged foreign exchange contracts.

During the Successor Six Month Period, $163 was recorded as unrealized losses to other comprehensive income related to hedged foreign currency exchange contracts. During the Successor Six Month Period, the Company recorded realized gains of $474 in other income related to the settlement of hedged foreign exchange contracts.

During the Predecessor Quarterly Period, $130 was recorded as unrealized gains to other comprehensive income related to foreign currency hedges. During the Predecessor Quarterly Period, the Company recorded realized (loss) of $(111) in other expense related to the settlement of hedged foreign exchange contracts.

During the Predecessor Six Month Period, $(650) was recorded as unrealized losses to other comprehensive income related to hedged foreign currency exchange contracts. During the Predecessor Six Month Period, the Company recorded realized (loss) of $(334) in other expense related to the settlement of hedged foreign exchange contracts.

The following table summarizes the fair value of derivative instruments reported in the Condensed Consolidated Balance Sheets:

		June 30, 2014 U.S. Dollar Amount	December 31, 2013 U.S. Dollar Amount
Derivatives designated as hedging instruments:	Assets Balance Sheet Location
Foreign exchange contracts	Other current assets	$—	$163

Total derivative contracts		$—	$163

10. FAIR VALUE MEASUREMENTS

The Company determines fair value measurements used in its consolidated financial statements based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs, as determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company has used the most advantageous market, which is the market in which the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement.

Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

The three levels of the fair value hierarchy are as follows:

•	Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

•	Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in non-active markets; and model derived valuations whose inputs are observable or whose significant valuation drivers are observable.

•	Level 3 — significant inputs to the valuation model are unobservable and/or reflect the Company’s market assumptions.

The following tables present the Company’s financial instruments, assets and liabilities that are measured at fair value on a recurring basis:

		Fair Value Measurement Using
	June 30, 2014	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset Category
Money market accounts	$56,767	$56,767	$—	$—
Available for sale equity securities	2,315	1,507	808	—

Total	$59,082	$58,274	$808	$—

Liability Category
Long term contingent consideration	$58,600	$—	$—	$58,600

		Fair Value Measurement Using
	December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset Category
Money market accounts	$78,633	$78,633	$—	$—
Available for sale equity securities	2,302	1,470	832	—
Derivatives	163	—	163	—

Total	$81,098	$80,103	$995	$—

Liability Category
Long term contingent consideration	$34,800	$—	$—	$34,800

Money market accounts are included in cash and cash equivalents in the Condensed Consolidated Balance Sheets. Available for sale equity securities are included in other long term assets in the Condensed Consolidated Balance Sheets.

As discussed in Note 2 — “Acquisitions of Businesses,” the long term contingent consideration represents a potential liability up to $100,000 tied to achievement of EBITDA and stock trading price performance metrics over a seven year period in connection with the MacDermid Acquisition. The fair value of the long term contingent consideration was derived using the income approach with unobservable inputs, which included 1) future forecasts and present value assumptions for the EBITDA component and 2) the fair value of Common Stock and related volatility using a Monte Carlo simulation for the Share Price component and there was little or no market data associated with either component. The Company assessed the fair values of the liabilities as of date of the MacDermid Acquisition date and will assess quarterly thereafter until settlement in December 2020.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

Nonrecurring Fair Value Measurements

The following table presents the carrying value and estimated fair value of the Company’s first lien credit facility:

	June 30, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
First lien credit facility, including current portion	$747,450	$747,450	$751,225	$752,637

In accordance with the provisions of FASB ASC Topic 350, “Intangibles — Goodwill and Other” other intangible assets with carrying amounts of $4,300 in the Graphic Solutions segment were written down to their implied fair values of $3,900 using Level 3 inputs, resulting in intangible asset impairment charges of $400. These impairment charges were included in selling, technical, general and administrative expense in the accompanying Condensed Consolidated Statements of Operations for the Predecessor Quarterly and Six Month Periods.

The following methods and assumptions were used to estimate the fair value of each class of the Company’s financial instruments, assets and liabilities:

Money market accounts — The Company invests in various money market funds which are managed by financial institutions. These money market funds are not publicly traded, but historically have been highly liquid. The fair value of the money market accounts is determined by the banks based upon the funds’ net asset values (“NAV”). All of the money market accounts currently permit daily investments and redemptions at $1.00 NAV.

Available for sale equity securities — Equity securities classified as available for sale are measured using quoted market prices at the reporting date multiplied by the quantity held. Level II equity securities are measured using quoted prices for similar instruments in active markets.

Derivatives — The fair values of foreign currency derivatives were determined using pricing models based upon observable market inputs including both forward and spot prices for the underlying currencies.

First Lien credit facility — The first lien credit facility is measured using quoted market prices at the reporting date multiplied by the carrying amount of the related debt. Such instruments are valued using Level 2 inputs.

11. STOCKHOLDERS’ EQUITY

Successor

Amendment to Certificate of Incorporation

On June 12, 2014, the Company amended its Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from two hundred million (200,000,000) to four hundred million (400,000,000) shares of Common Stock.

Founder Preferred Shares

On April 25, 2013, the Company issued one preferred share each to Mariposa Acquisition, LLC and Berggruen Acquisition Holdings, IV, Ltd, our founder entities (collectively, the “Founders”), for $20.00. In connection with the initial public offering on May 22, 2013, the Founders purchased an additional 1,999,998 preferred shares (“Preferred” shares or stock; $0.01 par value) for $20,000. The preferred shares have certain voting rights. Beginning in 2014, the holders of the Preferred stock are entitled to receive a dividend in the form of shares of Common Stock equal to 20% of the appreciation of the market price of common shares multiplied by total initial offering shares (90,500,000 shares). In

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

the first year a dividend is payable (if any), the dividend amount will be calculated at the calendar year-end based on the last ten trading days volume weighted average share price (the “Dividend Price) compared to the initial offering price of $10.00 per ordinary share. In subsequent years, the dividend amount will be calculated based on the appreciated stock price compared to the highest Dividend Price previously used in calculating the Preferred stock dividends. Dividends are paid for the term the Preferred stock is outstanding. The Preferred shares may be converted into ordinary shares on a one for one basis (i) automatically in the event of a change of control of the Company following an acquisition, (ii) upon the last day of the seventh full financial year following the MacDermid Acquisition (December 31, 2020, (extendable by the Board of Directors for three additional years)), or (iii) at the option of the holder until December 31, 2020. No shares were issued or dividends paid in the Successor Quarterly or Six Month Period. Although not finally determinable until December 31, 2014, had the closing price for the Company’s Common Stock on June 30, 2014 been used, a dividend of approximately 11.3 million shares would have been issued to the Founders.

Common Shares

In connection with the initial public offering on May 22, 2013, the Company issued 88,500,000 common shares (no par value) for gross proceeds of $885,000. Also, on May 22, 2013, the Company issued an aggregate of 29,500 common shares to non-founder directors for $10.00 per share. Each common share has voting rights and winding-up rights.

Each of the 2,000,000 Preferred shares, 88,500,000 common shares issued in connection with the initial public offering as well as the 29,500 common shares issued to the non-founder directors was issued with a warrant (90,529,500 warrants in aggregate), entitling the holder of each warrant to purchase one-third of common shares with a strike price of $11.50 per common share. Each warrant was exercisable until three years from the date of an acquisition, unless mandatorily redeemed by the Company. The warrants were mandatorily redeemable by the Company at a price of $0.01 should the average market price of a common share exceed $18.00 for 10 consecutive trading days. In order to fund a portion of the cash consideration for the MacDermid Acquisition in November 2013, the Company conducted an offer to issue shares of Common Stock of the Company in exchange for $10.50 and 3 warrants, up to a maximum of half of the warrants outstanding (the Warrant Exchange Offer”) in which 40,386,840 warrants (representing $141,354 in cash) were exercised and 13,462,280 underlying shares of Common Stock were issued. In conjunction with the Warrant Exchange Offer not being fully subscribed, on November 13, 2013, the Company issued 380,952 shares at $10.50 per share to the Founders and issued 190,476 shares each to two of its independent directors at $10.50 per share.

In connection with the MacDermid Acquisition, the Company agreed to apply to list its shares on the NYSE and to change its jurisdiction of incorporation from the British Virgin Islands to Delaware, (the “Domestication”). The Company filed a registration statement on Form S-4 with the SEC to effect these changes. The registration statement was declared effective on January 22, 2014 and on that same date the Company completed its Domestication. On January 23, 2014, the Company’s Common Stock began trading on the NYSE under the ticker symbol “PAH.” On March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between the Company and the fiduciaries of the MacDermid Savings Plan, the Company acquired the remaining approximately 3% of the MacDermid Plan Shares for approximately $2,600 in cash (which is reflected in “Acquisition of business, net” in the accompanying Condensed Consolidated Statements of Cash Flows) and 1,670,386 shares of the Company’s Common Stock.

In connection with the Domestication, (i) each ordinary share of the Company that was issued and outstanding immediately prior to the Domestication was automatically converted into one share of Common Stock (par value $0.01) of the Company, (ii) outstanding options, warrants and other rights to acquire ordinary shares became options, warrants or rights to acquire the corresponding shares of Common Stock of the Company, and (iii) each Founder Preferred share that was issued and outstanding immediately prior to the Domestication was automatically converted into one share of Series A Preferred Stock of the Company.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

On March 4, 2014, a mandatory redemption event occurred with respect to all of the Company’s outstanding warrants. The Company fixed April 3, 2014 as the date of the mandatory redemption of the warrants, and accordingly, on or after that date, holders of warrants had no further rights with regard to such warrants except to receive $0.01 per warrant. During the Successor Quarterly Period, 3,755,232 warrants were exercised for 1,251,744 shares of Common Stock resulting in proceeds to the Company of $14,395. During the Successor Six Month Period, the Company issued 16,244,694 shares of Common Stock in connection with the exercise of a total of 48,734,082 warrants resulting in proceeds to the Company of $186,814. On April 3, 2014, Platform completed the mandatory redemption of the remaining 8,580 outstanding warrants for $0.01 per warrant.

On May 20, 2014, the Company issued to certain investors, an aggregate of 15,800,000 shares of the Company’s Common Stock for an aggregate consideration of $300,200, gross of transaction costs of approximately $13,433, through the Private Placement. Such shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were issued pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act. On May 23, 2014, we filed a resale registration statement on Form S-1, which registered an aggregate of 14,825,000 shares of the Company’s Common Stock acquired in the Private Placement. Such registration statement, as amended on June 13, 2014, was declared effective on June 19, 2014 and the 14,825,000 shares covered by such registration statement were eligible for resale in the public market immediately after the effective date of such registration statement.

Non-Controlling Interest

As described more fully in Note 2 — “Acquisitions of Businesses,” in connection with the MacDermid Acquisition, certain sellers elected to receive shares of common stock of Platform’s subsidiary PDH (the “PDH Common Stock”) representing approximately $97,500, which is classified as a non-controlling interest on the Condensed Consolidated Balance Sheets at June 30, 2014 and December 31, 2013 and will continue to be until such time as it is exchanged for Platform’s Common Stock. Approximately $1,314 and $3,068 of net income has been allocated to the non-controlling interest for the three and six months ended June 30, 2014, respectively, and is included in the accompanying Condensed Consolidated Statements of Operations.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

A reconciliation of consolidated changes in equity for the Successor Six Month Period, the Platform Preacquisition Period and the Predecessor Six Month Period is as follows:

Successor
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total Stockholders’ Equity	Non- controlling interest	Total equity
Balance at December 31, 2013	2,000,000	$—	103,571,941	$—	$1,212,038	$(194,222)	$1,265	$1,019,081	$96,021	$1,115,102
Impact of Domestication	—	20	—	1,016	(1,036)	—	—	—	—	—
Issuance of common shares @ $11.00 per share on January 5, 2014	—	—	3,959	—	44	—	—	44	—	44
Exercise of warrants for common shares @ $11.50 per share	—	—	16,244,694	163	186,652	—	—	186,815	—	186,815
Issuance of common shares @$19.00 per share in connection with Private Placement Offering			15,800,000	158	300,042	—	—	300,200	—	300,200
Issuance costs in connection with Private Placement Offering	—	—	—	—	(13,433)	—	—	(13,433)	—	(13,433)
Issuance of common shares @$11.00 per share in connection with 401(k) Exchange Agreement	—	—	1,670,386	16	18,358	—	—	18,374	—	18,374
Recovery of short swing profits, net	—	—	—	—	515	—	—	515	—	515
Equity compensation expense	—	—	—	—	303	—	—	303	—	303
Net (loss) income	—	—	—	—	—	(7,794)	—	(7,794)	3,334	(4,460)
Foreign currency translation adjustments	—	—	—	—	—	—	22,975	22,975	14	22,989
Pension and postretirement plans, tax benefit of $11	—	—	—	—	—	—	228	228	—	228
Derivatives valuation, net of tax benefit of $63	—	—	—	—	—	—	(100)	(100)	—	(100)
Unrealized gain on available for sale equity securities, net of tax provision of $2	—	—	—	—	—	—	4	4	—	4
Distribution to non-controlling interest	—	—	—	—	—	—	—	—	(380)	(380)

Balance at June 30, 2014	2,000,000	$20	137,290,980	$1,353	$1,703,483	$(202,016)	$24,372	$1,527,212	$98,989	$1,626,201

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

Successor
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at April 23, 2013 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of preferred shares @ $10.00 per share on April 25, 2013	2	—	—	—	—	—	—
Issuance of preferred shares @ $10.00 per share with matching warrants on May 22, 2013 along with 2 matching warrants matching with previously issued preferred shares	1,999,998	—	—	—	20,000	—	20,000
Issuance of common shares @ $10.00 per share with matching warrants on May 22, 2013	—	—	88,529,500	—	885,296	—	885,296
Equity offering cost	—	—	—	—	(24,078)	—	(24,078)
Equity compensation expense	—	—	—	—	49	—	49
Net loss	—	—	—	—	—	(80)	(80)

Balance at June 30, 2013	2,000,000	$—	88,529,500	$—	$881,267	$(80)	$881,187

Predecessor
	Series A Preferred Shares	Series B Preferred Shares	Common Shares	Additional Paid-In Capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Treasury Stock	Total Stockholders’ Equity	Non- controlling interest	Total equity (deficit)
Balance at December 31, 2012	$525,027	$—	$50,000	$2,318	$(273,086)	$(30,270)	$(1,264)	$272,725	$(288)	$272,437
Net income	—	—	—	—	9,393	—	—	9,393	180	9,573
Equity compensation	—	—	—	78	—	—	—	78	—	78
Accrual of paid in kind dividend on cumulative preferred shares	20,805	267	—	—	(21,072)	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(22,009)	—	(22,009)	(32)	(22,041)
Derivatives valuation, net of tax benefit of $227	—	—	—	—	—	(423)	—	(423)	—	(423)
Unrealized loss on available for sale equity securities, net of tax expense of $17	—	—	—	—	—	32	—	32	—	32
Shares repurchased	(500,000)	—	—				(8)	(500,008)	—	(500,008)
Shares exchanged	(44,977)	44,977	—					—	—	—
Shares canceled	(855)	—	(417)				1,272	—	—	—
Dividend paid to non-controlling interest partner	—	—	—	—	—	—	—	—	(304)	(304)
Contribution from non-controlling interest	—	—	—	—	—	—	—	—	17	17

Balance at June 30, 2013	$—	$45,244	$49,583	$2,396	$(284,765)	$(52,670)	$—	$(240,212)	$(427)	$(240,639)

The income tax benefit (provision) allocated to the components of other comprehensive income for the Successor and Predecessor Quarterly and Six Month Periods is as follows:

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Foreign currency translation adjustment	$—	$—	$—	$—
Unrealized gain loss on available for sale securities	(20)	33	(2)	(17)
Pension and postretirement plans	—	—	11	—
Derivative valuation	73	(45)	63	227

Income tax benefit (provision) related to other comprehensive income	$53	$(12)	$72	$210

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

12. EARNINGS PER SHARE

A computation of the weighted average shares outstanding for the Successor Quarterly and Six Month Periods and Platform Preacquisition Period follows.

(in thousands)	Three months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013	Six months ended June 30, 2014	Period from Inception (April 23, 2013) through June 30, 2013
Net income attributable to common shareholders	$(376)	$(80)	$(7,794)	$(80)

Basic weighted average common shares outstanding	128,595	88,529	117,937	88,529
Dilutive weighted average common shares outstanding [1]	128,595	88,529	117,937	88,529

[1]	No share adjustments are included in the dilutive weighted average shares outstanding computation as each period was a net loss.

The following weighted-average stock options and warrants were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive (in thousands).

	Three months ended June 30, 2014	Six months ended June 30, 2014
Number of shares contingently issuable for founder preferred share dividend rights	11,279	11,279
Number of shares issuable upon conversion of the PDH non-controlling interest	8,775	8,775
Number of shares issuable upon conversion of founder preferred shares	2,000	2,000
Number of shares contingently issuable for the contingent consideration	713	713
Number of warrants	—	2,243
Number of shares issuable upon conversion of the 401k exchange rights	—	544
Number of stock options	88	80
Number of restricted stock shares and units	2	1

	22,857	25,635

13. CONTINGENCIES, ENVIRONMENTAL AND LEGAL MATTERS

Asset Retirement Obligations

The Company has recognized asset retirement obligations (“AROs”) for properties where it can make a reasonable estimate of the future expenditures necessary to satisfy the related obligations. The Company considers identified legally enforceable obligations, estimated settlement dates and appropriate discount and inflation rates in calculating the fair value of its AROs. At June 30, 2014 and December 31, 2013, the Company has accrued $5,364 and $4,765, respectively, for its AROs at sites in the U.S., Europe and Japan. The AROs are classified in the accompanying Condensed Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013 as follows:

	June 30, 2014	December 31, 2013
Accrued expenses and other current liabilities	$463	$69
Other long-term liabilities	4,901	4,696

	$5,364	$4,765

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

Environmental

The Company is a manufacturer and distributor of specialty chemical products, and is exposed to claims with respect to environmental cleanup or other matters, including those in connection with the disposal of hazardous materials. The Company is subject to extensive domestic and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated properties. The Company has incurred, and will continue to incur, costs and capital expenditures in complying with these laws and regulations. Additional costs could be incurred, including cleanup costs, fines, sanctions, and third-party claims, as a result of violations of or liabilities under environmental laws.

Remediation activities vary substantially in duration and cost from site to site. These activities, and their associated costs, depend on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, as well as the presence or absence of potentially responsible parties. The Company has received notices of violation with respect to instances of non-compliance with environmental laws. A number of facilities and former facilities of the Company have been environmentally impacted from historic operations and some facilities are in the process of being investigated and remediated. As of June 30, 2014 and December 31, 2013, $2,250 and $2,896, respectively, was reserved for various environmental matters. Ultimate costs may vary from current estimates, and the discovery of additional contaminants at these facilities or other sites, or the imposition of additional cleanup obligations or third-party claims relating thereto could result in additional costs. Management believes that any possible losses related to environmental remediation in addition to the amounts recorded as of June 30, 2014 and December 31, 2013 would not be material to the Company’s consolidated financial position, results of operations or cash flows.

Legal Proceedings

On July 8, 2014, a federal court jury found in favor of MacDermid Printing Solutions LLC (“MPS”) in litigation against Cortron, Inc. (“Cortron”) and awarded MPS $3,941 in anti-trust damages; $7,904 in breach of contract damages; $3,791 and additional punitive damages for misappropriation of trade secrets, and $11,875 plus additional punitive damages for unfair trade practices. The actual aggregate amount of damages, including the amount of punitive damages and an award of attorney fees will be determined by the presiding judge after post-trial briefing by the parties. Cortron may appeal the verdict; accordingly, MPS’s ability to collect on the judgment is uncertain. All proceeds from this litigation are subject to the pending litigation provisions of the Platform Business Combination Agreement as discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

From time to time, the Company is involved in various legal proceedings in the normal course of its business. Management believes that the resolution of these claims, to the extent not covered by insurance, will not individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. As of June 30, 2014 and December 31, 2013, the Company has reserved approximately $3,293 and $2,881, respectively, for its outstanding legal proceedings.

14. INCOME TAXES

The tax impact of the year to date fair value adjustment to the long term contingent consideration liability was recorded in the interim periods as a reliable estimate of the full year adjustment could not be reasonably made. Additionally, unrecognized tax benefits of approximately $7.6 million may be recognized within the next 12 months.

The Company has historically provided deferred taxes under ASC 740-30-25, formerly APB 23, for the presumed repatriation to the United States earnings from several non-U.S. subsidiaries. The indefinite reversal criterion of ASC 740-30-25 allows the Company to overcome that presumption to the extent the earnings are indefinitely reinvested outside the United States.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

In June 2014, the Company determined that approximately $23.7 million of certain foreign subsidiaries’ undistributed net earnings would now be indefinitely reinvested in operations outside the United States. These earnings will provide the Company an opportunity to reinvest in the existing international business and provide funding for future acquisitions outside of the United States. As a result of the change in assertion, the Company reduced its deferred tax liabilities related to undistributed foreign earnings by $4.5 million as a discrete item in the second quarter.

15. RELATED PARTY TRANSACTIONS

Immediately prior to the closing of the MacDermid Acquisition, each Retaining Holder, including certain officers of MacDermid, executed a RHSA with the Company pursuant to which they agreed to exchange their respective interests in MacDermid Holdings for PDH Common Stock of Platform’s subsidiary PDH, at an exchange rate of $11.00 per share plus, with respect to the common, class A and class B unit equity interests of MacDermid Holdings held by the Retaining Holder (i) a proportionate share of a contingent interest in certain pending litigation, and (ii) a proportionate share of up to $100 million of contingent purchase price payable upon the attainment of certain EBITDA and stock trading price performance metrics during the seven-year period following the closing of the MacDermid Acquisition as discussed further in Note 2 — “Acquisitions of Businesses.” Immediately prior to the closing of the MacDermid Acquisition, members of MacDermid management and certain affiliates, including certain officers of MacDermid, contributed all or a portion of their MacDermid Holdings interests to Tartan Holdings, LLC, a newly-formed Delaware limited liability company (“Tartan”), and Tartan agreed to receive the PDH Common Stock in exchange for such MacDermid Holdings equity interests. The resulting noncontrolling interest percentage for the Retaining Holders was 6.76%.

Pursuant to an Advisory Services Agreement between the Company and Mariposa Capital, LLC, an affiliate of one of our Founders, (“Mariposa”), advisory fees paid to Mariposa, for the Successor Quarterly and Six Month Periods were $500 and $1,000, respectively.

On November 7, 2013, the Company entered into a registration rights agreement with Pershing Square Capital Management, L.P. (“Pershing Square”), the beneficial owner of approximately 24.3% of the Company’s outstanding shares as of June 30, 2014. Those shares were acquired by Pershing Square in the initial public offering and the Warrant Exchange Offer. Pursuant to the agreement, for so long as any of the included funds managed by Pershing Square holds any Platform shares, the Company agreed to cooperate with such holders’ reasonable requests to facilitate any proposed sale of shares by the requesting holder(s) in accordance with the provisions of Rule 144 or any successor rule (“Rule 144”) promulgated under the Securities Act, including, without limitation, by complying with the current public information requirements of Rule 144 and providing opinions of counsel, to the extent required. Additionally, the Company agreed that promptly after becoming eligible to utilize a Form S-3 registration statement, the Company will file with the SEC a registration statement on Form S-3 registering (among other securities) the resale of the Company shares held by the holders and use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after its filing. The Company’s obligations under the registration rights agreement shall terminate on the earlier of (i) the date on which all of a holder’s shares have been sold, and (ii) the date on which all of a holder’s shares may be sold pursuant to Rule 144 without volume or other restrictions.

For the three and six months ended June 30, 2013, the Company paid management fees of $102 and $204, respectively, to Court Square Capital Partners II LP, a Predecessor investor.

For the three and six months ended June 30, 2013, the Company paid management fees to Weston Presidio, a Predecessor investor, of $23 and $47, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

16. RESTRUCTURING ACTIVITIES

During both the three and six months ended June 30, 2014, the Company recorded $404 of restructuring expense relating to the elimination of certain positions in both the Graphic Solutions and the Performance Materials segments. During the three and six months ended June 30, 2013, the Company recorded $46 and $1,652, respectively, of restructuring expense primarily relating to the elimination of certain positions in both the Graphic Solutions and the Performance Materials segments. As of June 30, 2014, the Company has accrued restructuring costs of $1,325 that are anticipated to be paid out in the next twelve months.

Restructuring expense was as follows for the three and six month periods ended June 30, 2014 and 2013:

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Severance and other benefits	$404	$46	$404	$1,652

Total restructuring expense	$404	$46	$404	$1,652

The activity in the restructuring liabilities for the Successor and Predecessor Six Month Periods was as follows:

		For the Successor Period
Successor	Balance, December 31, 2013	Charges to Expense	Cash Payments	Non-cash Adjustments	Balance, June 30, 2014
Graphic Solutions:
Severance and other benefits	$699	$179	$(291)	$—	$587

Total Graphics Solutions	699	179	(291)	—	587

Performance Materials:
Severance and other benefits	1,330	225	(741)	(76)	738

Total Performance Materials	1,330	225	(741)	(76)	738

Total restructuring liability	$2,029	$404	$(1,032)	$(76)	$1,325

		For the Predecessor Period
Predecessor	Balance, December 31, 2012	Charges to Expense	Cash Payments	Non-cash Adjustments	Balance, June 30, 2013
Graphic Solutions:
Severance and other benefits	$—	$1,508	$(643)	$—	$865

Total Graphics Solutions	—	1,508	(643)	—	865

Performance Materials:
Severance and other benefits	632	144	(112)	(9)	655

Total Performance Materials	632	144	(112)	(9)	655

Total restructuring liability	$632	$1,652	$(755)	$(9)	$1,520

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

17. SEGMENT INFORMATION

The Company’s operations are organized into two reportable segments: Performance Materials and Graphic Solutions.

The Performance Materials segment manufactures and markets dynamic chemistry solutions that are used in the electronics, automotive and oil and gas production and drilling industries. Its products include surface and coating materials and water-based hydraulic control fluids. In conjunction with the sale of these products, we provide extensive technical service and support to ensure superior performance of their application. Within the Performance Materials segment, the Company has two primary categories of products. Industrial products are materials used to improve the performance or look of a component of an industrial part or process. Electronic products are materials used to manufacture and improve the performance of circuit boards and similar electronic items.

The Graphic Solutions segment primarily produces and markets photopolymers through an extensive line of flexographic plates that are used in the commercial packaging and printing industries. The Company evaluates the performance of its segments based on net sales and operating profit. Operating profit for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Operating profit for each segment includes an allocation of corporate costs such as corporate salary and wages, equity compensation expense and legal costs.

The following table summarizes financial information regarding each reportable segment’s results of operations for the periods presented:

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Net Sales:
Performance Materials	$147,129	$145,274	$290,240	$284,098
Graphic Solutions	42,003	44,718	82,618	88,026

Consolidated net sales	189,132	189,992	372,858	372,124

Operating profit (loss):
Performance Materials	16,641	27,115	25,480	48,563
Graphic Solutions	(11,035)	9,517	(15,882)	17,845

Consolidated operating profit	$5,606	$36,632	$9,598	$66,408

18. SUBSEQUENT EVENTS

On August 4, 2014, MacDermid Agricultural Solutions Holdings B.V., a limited liability company incorporated and organized under the laws of the Netherlands and a wholly-owned subsidiary of Platform, as the purchaser (the “Purchaser”), and Platform, as guarantor, entered into an agreement (the “Agreement”) with a representative (the “Vendor”) of Percival S.A., a société anonyme incorporated and organized under the laws of Belgium (“Percival”), pursuant to which the Purchaser agreed to acquire Percival, including Percival’s agrochemical business that does business under the Agriphar trade name and which product portfolio includes a wide range of herbicide, fungicides and insecticides (the “Agriphar Acquisition”), for €300 million, consisting of €285 million in cash, subject to working capital and other adjustments, and a number of shares of Common Stock equal to the U.S. Dollar equivalent of €15 million (the “Shares”).

The Vendor agreed not to transfer the Shares prior to January 2, 2018 without the prior written consent of the Purchaser; it being understood that (i) as of January 2, 2016, the Vendor may freely transfer a maximum of 1/3 of the

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(in thousands, except share and per share amounts)

(Unaudited)

Shares, and (ii) as of January 2, 2017, the Vendor may freely transfer a maximum of an additional 1/3 of the Shares, subject to the terms and provisions of a solvency letter described in the Agreement. Platform has agreed to guarantee to the Vendor the due and punctual performance and observance by the Purchaser of all its obligations under the Agreement.

The Agriphar Acquisition is expected to close no later than December 31, 2014, subject to the satisfaction or waiver of certain customary and other closing conditions.

Report of Independent Auditors

The Board of Directors and Shareholder of

Arysta LifeScience Limited

We have audited the accompanying consolidated balance sheets of Arysta LifeScience Limited as of January 1, 2012 and December 31, 2012 and 2013 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arysta LifeScience Limited as of January 1, 2012 and December 31, 2012 and 2013 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

September 9, 2014

ARYSTA LIFESCIENCE LIMITED CONSOLIDATED FINANCIAL STATEMENTS CONSOLIDATED INCOME STATEMENT

Continuing operations	Notes	Years ended December 31,
		2012	2013
		(U.S. dollars in thousands)
Sales	3	$1,468,075	$1,508,925
Cost of goods sold	8	(954,336)	(979,335)

Gross profit		513,739	529,590

Selling, general and administrative expense	8	(345,439)	(347,759)
Other operating income	7	6,592	5,732
Other operating expense	7	(6,409)	(49,979)

Operating income		168,483	137,584

Interest income		24,983	24,293
Other financial income		631	9,071

Financial income	9	25,614	33,364

Interest expense		(135,689)	(134,595)
Other financial expense		(92,340)	(70,091)

Financial expense	9	(228,029)	(204,686)

Income (loss) before tax from continuing operations		(33,932)	(33,738)

Income tax benefit (expense)	5	(45,078)	(47,593)

Income (loss) after tax from continuing operations		$(79,010)	$(81,331)

Discontinued operations
Income (loss) after tax from discontinued operations	4	(73,092)	(12,104)

Net income (loss)		$(152,102)	$(93,435)

Attributable to:
Arysta LifeScience Limited (“ALS”) shareholder		(160,802)	(102,629)
Non-controlling interests	21	8,700	9,194

Net income (loss)		$(152,102)	$(93,435)

Earnings per share
Continuing operations	6	(79,010)	(81,331)
Discontinued operations	6	(73,092)	(12,104)

Basic and diluted earnings (loss) per share		$(152,102)	$(93,435)

Weighted average shares used to compute earnings (loss) per share

Basic and diluted		1	1

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Notes	Years ended December 31,
		2012	2013
		(U.S. dollars in thousands)
Net income (loss)		$(152,102)	$(93,435)
Components of other comprehensive income (OCI) from continuing operations
Items that will not be reclassified subsequently to net income or loss:
Re-measurement gains (losses) on defined benefit pension plans		(1,132)	1,343
Items that may be reclassified subsequently to net income or loss:
Unrealized gains (losses) on available-for-sale financial assets	23	746	1,322
Gains (losses) on derivatives designated as cash flow hedges	23	—	(2,496)
Foreign currency translation effects		13,067	(49,010)

Total components of OCI		12,681	(48,841)

Total comprehensive income		$(139,421)	$(142,276)

Attributable to:
ALS shareholder		(147,276)	(148,804)
Non-controlling interests		7,855	6,528

		$(139,421)	$(142,276)

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

	Notes	As of January 1,	As of December 31,
		2012	2012	2013
		(U.S. dollars in thousands)
Assets
Current assets
Cash and cash equivalents	10	$103,024	$112,390	$258,565
Trade and other receivables	11	679,677	743,068	746,835
Inventories	13	260,715	217,471	236,968
Current financial assets	16, 23	4,769	2,954	4,350
Other current assets	12	51,079	53,274	60,084

Total current assets		1,099,264	1,129,157	1,306,802

Non-current assets
Property, plant and equipment	14	79,912	73,308	72,075
Goodwill and intangible assets	15	1,802,253	1,557,486	1,237,953
Deferred tax assets	5	70,387	60,208	55,151
Non-current financial assets	16, 23	65,399	25,432	24,801
Other non-current assets		11,953	11,505	9,794

Total non-current assets		2,029,904	1,727,939	1,399,774

Total assets		$3,129,168	$2,857,096	$2,706,576

Liabilities and equity
Current liabilities
Trade and other payables	17	391,107	402,954	396,536
Short-term debt	19, 23	196,539	149,817	17,794
Other current financial liabilities	19, 23	97,104	145,170	115,850
Other current liabilities	18	147,424	156,471	161,706

Total current liabilities		832,174	854,412	691,886

Non-current liabilities
Long-term debt	19, 23	1,610,850	1,416,884	1,589,649
Other non-current financial liabilities	19, 23	13,585	5,760	370
Deferred tax liabilities	5	145,074	121,822	110,325
Other non-current liabilities	18	67,188	58,471	57,682

Total non-current liabilities		1,836,697	1,602,937	1,758,026

Total liabilities		$2,668,871	$2,457,349	$2,449,912

Equity
Issued capital	20	—	—	—
Other equity	20	985,839	1,065,779	1,065,779
Retained earnings		(541,216)	(702,018)	(804,647)
Other components of equity		107	13,633	(32,542)

Equity of ALS shareholder		444,730	377,394	228,590

Non-controlling interests	21	15,567	22,353	28,074

Total equity		460,297	399,747	256,664

Total liabilities and equity		$3,129,168	$2,857,096	$2,706,576

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Attributable to ALS shareholder								Non-controlling interests	Total equity
	Issued capital (note 20)	Other equity (note 20)	Retained earnings	Currency translation reserve	Available-for- sale reserve (note 23)	Defined benefit plans	Gain (loss) on hedged items (note 23)	Equity of ALS shareholder
	(U.S. dollars in thousands)
January 1, 2012	$—	$985,839	$(541,216)	$—	$398	$(291)	$—	$444,730	$15,567	$460,297
Net income (loss)	—	—	(160,802)	—	—	—	—	(160,802)	8,700	(152,102)
OCI	—	—	—	13,782	746	(1,002)	—	13,526	(845)	12,681

Total comprehensive income	—	—	(160,802)	13,782	746	(1,002)	—	(147,276)	7,855	(139,421)

Dividends paid	—	—	—	—	—	—	—	—	(1,069)	(1,069)
Capital contribution	—	79,940	—	—	—	—	—	79,940	—	79,940

December 31, 2012	$—	$1,065,779	$(702,018)	$13,782	$1,144	$(1,293)	$—	$377,394	$22,353	$399,747

Net income (loss)	—	—	(102,629)	—	—	—	—	(102,629)	9,194	(93,435)
OCI	—	—	—	(46,174)	1,322	1,173	(2,496)	(46,175)	(2,666)	(48,841)

Total comprehensive income	—	—	(102,629)	(46,174)	1,322	1,173	(2,496)	(148,804)	6,528	(142,276)

Dividends paid	—	—	—	—	—	—	—	—	(807)	(807)

December 31, 2013	$—	$1,065,779	$(804,647)	$(32,392)	$2,466	$(120)	$(2,496)	$228,590	$28,074	$256,664

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

	Notes	Years ended December 31,
		2012	2013
		(U.S. dollars in thousands)
Operating activities
Income (loss) before tax from continuing operations		$(33,932)	$(33,738)
Income (loss) before tax from discontinued operations	4	(89,391)	(11,788)

Income (loss) before tax		(123,323)	(45,526)

Non-cash adjustments to reconcile to net cash flows
Depreciation and amortization	4, 8, 14, 15	76,037	66,687
Impairment losses	4, 7, 14, 15	59,004	49,082
Financial income	4, 9	(26,175)	(33,369)
Financial expense	4, 9	229,782	206,158
Working capital adjustments
(Increase) decrease in inventories		45,800	(13,910)
(Increase) decrease in trade and other receivables		(59,643)	(2,688)
Increase (decrease) in trade and other payables		12,547	(4,580)
(Increase) decrease in other current assets		(2,065)	(4,859)
Increase (decrease) in other current liabilities		(35,015)	(2,261)
Increase in other working capital		666	2,185

Cash flow from operating activities		177,615	216,919

Interest and dividends received		25,281	24,380
Interest paid		(69,748)	(166,619)
Income tax paid		(34,861)	(51,682)

Net cash flow from (used for) operating activities		98,287	22,998

Investing activities
Purchase of property, plant and equipment		(15,595)	(14,938)
Proceeds from sales of property, plant and equipment		1,494	3,263
Purchase of intangible assets		(47,707)	(24,318)
Purchases of investments in associates		(2,690)	(757)
Cash paid for contingent consideration		(12,001)	—
Other items		2,710	1,456

Net cash flow from (used for) investing activities		(73,789)	(35,294)

Financing activities
Proceeds from (payments of) short-term borrowings, net		17,092	(31,073)
Proceeds from long-term debt		3,274	1,640,124
Repayments of long-term debt		(111,417)	(1,439,902)
Capital contribution		79,940	—
Payment for derivative instruments, net		(1,021)	(5,198)
Dividends paid to non-controlling interests		(1,069)	(807)
Other items		(386)	(389)

Net cash flow from (used for) financing activities		(13,587)	162,755

Net change in cash and cash equivalents		10,911	150,459
Net foreign exchange difference		(1,545)	(4,284)

Cash and cash equivalents at beginning of the year	10	103,024	112,390

Cash and cash equivalents at end of the year	10	$112,390	$258,565

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Preparation and Corporate Information

Arysta LifeScience Limited (“the Company”) is domiciled and incorporated in the Republic of Ireland and its corporate headquarters are located at 5 George’s Dock, IFSC, Dublin 1. The consolidated financial statements of the Company and its subsidiaries (collectively, the “Group”) are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Group was originally created through the merger of the agrochemical interests of two Japanese trading companies, Tomen Corporation and Nichimen Corporation, in February 2001, and has grown organically and through a series of business and product acquisitions. The Group was then acquired by an investor group led by Olympus Capital Holdings in 2002. In March 2008, the Group was purchased by the Permira Funds, a private equity firm, through the establishment of Arysta LifeScience Limited, previously Industrial Equity Investments Limited, in March 2008, for approximately $2.2 billion.

The Group develops and distributes value-added crop solutions specializing in agrochemicals, biological solutions, or biosolutions, as well as complementary areas of life sciences. The Group’s agrochemical products protect crops from weeds (herbicides), insects (insecticides), and diseases (fungicides). Agricultural crop protections and biosolutions comprised over 90% of the Group’s 2013 sales, with the remainder derived from the health and nutrition science business unit. The Group’s biosolutions business focuses on the growing markets for biological stimulants, or biostimulants, innovative nutrition, and biological pesticide, or biocontrol, products. The Group operates in over 100 countries worldwide and has an expansive product portfolio, with over 3,600 product registrations in over 100 countries and approximately 950 patents worldwide.

Historically, the Company’s operations and business were primarily conducted through its wholly owned subsidiary Arysta LifeScience Corporation (“Arysta Corporation”), a corporation organized under the laws of Japan. As described in note 25, these financial statements for the years ended December 31, 2012 and 2013 are the first the Group has prepared in accordance with IFRS. The opening consolidated balance sheet was prepared as of January 1, 2012 (the date of transition to IFRS).
Prior to the year ended December 31, 2013, the Company had prepared unconsolidated financial statements in accordance with Irish generally accepted accounting principles (“Irish GAAP”) and Arysta Corporation, its wholly owned subsidiary, prepared consolidated financial statements in accordance with Japanese generally accepted accounting principles (“JGAAP”). The Group prepared consolidated financial statements under JGAAP for the year ended December 31, 2013. Accordingly, the previous GAAP for the purpose of these consolidated financial statements is considered to be JGAAP and a reconciliation from JGAAP to IFRS has been presented.

These consolidated financial statements are presented in United States dollars (“USD” or “$”), which is the functional currency of certain subsidiaries and represents the major transactional currency of the Group. The functional currency of Arysta LifeScience Limited is the Euro. The consolidated financial statements are prepared on a historical cost basis, except for derivative financial instruments and available-for-sale financial assets that are measured at fair value. All amounts are rounded to the nearest thousand, except when otherwise indicated. The consolidated financial statements were authorized for issue in accordance with a resolution of the Company’s Board of Directors on September 8, 2014.

2. Significant Accounting Policies and Judgments

Adoption of IFRS

The Group’s transition date to IFRS is January 1, 2012, and, accordingly, the Group has applied IFRS 1 First-time Adoption of International Financial Reporting Standards. The impact of the transition to IFRS on the Consolidated Balance Sheet, Consolidated Income Statement and Consolidated Statement of Cash Flows, is explained in note 25, “First-time Adoption of IFRS.”

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Basis of Consolidation

All subsidiaries are included in the consolidated financial statements for the entire period or, if acquired, from the date that the Group obtains control. Control over an entity exists when: the Group has power, defined as existing rights that give the ability to direct the activities which affect the entity’s returns; the Group is exposed to or has rights to returns which may vary depending on the entity’s performance; and the Group has the ability to use its power to affect its own returns from its involvement with the entity. The Group fully consolidates the income, expenses, assets, liabilities and cash flows of subsidiaries from the date it acquires control up to the date control ceases. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

All intragroup balances, transactions, unrealized gains and losses resulting from intragroup transactions and dividends are eliminated upon consolidation. The financial statements of the subsidiaries are prepared for the same reporting period as the Group, using consistent accounting policies.

Business Combinations

The Group uses the acquisition method for all business combinations. Acquisition cost is the fair value of the consideration transferred including the fair value of any contingent consideration and any existing ownership interest the Group held in the acquired entity. Acquisition-related costs incurred are recognized in net income (loss) in the periods in which they are incurred. In a business combination achieved in stages, gain (loss) arising on the revaluation of an existing interest in an acquired entity is recognized in the Consolidated Income Statement.

The assets and liabilities of acquired businesses are identified, and are recorded in the consolidated financial statements at their acquisition date fair values. The amount of any non-controlling interests is measured as elected for each business combination either at fair value or at the proportionate interest in the identifiable net assets of the acquiree.

Investments in Associates

Associates are those entities in which the group has the ability to exercise significant influence but not control, over the financial and operating policies. Significant influence generally exists when the group holds between 20 and 50 percent of the voting power of another entity.

Investments in associates are accounted for using the equity method and are initially recognized at cost. The consolidated financial statements include the Group’s share of the income and expenses of the equity accounted investees from the date that significant influence commences until the date that significant influence ceases. When the Group’s share of losses exceeds its interest in an equity accounted investment, the carrying amount of that interest, including any long term investments, is reduced to nil, and the recognition of further losses is discontinued except to the extent that the Group has an obligation or has made payments on behalf of the investee.

Currency Transactions

The functional currency of each subsidiary is the primary transactional currency for sales and cost of sales which is generally, but not exclusively, the local currency of its country of operations. Transactions in currencies other than each subsidiary’s functional currency are translated at the rate prevailing at the date of the transactions. Monetary assets and liabilities denominated in currencies other than each subsidiary’s functional currency are translated at the rate prevailing at the end of each reporting period. Non-monetary assets and liabilities are translated using the exchange rates at the dates of the initial transactions. Differences arising from settlement and translation of monetary assets and liabilities are recognized in net income (loss).

The Group translates all assets and liabilities of its subsidiaries into their presentation currency, the USD, using the spot exchange rate at the end of each reporting period. Income and expense items are translated into USD at the average exchange rates for the period.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Exchange differences arising from translation of the financial statements of foreign operations are recognized in other comprehensive income. These differences are presented as “Currency Translation Reserve” as a component of equity. On disposal of the entire interest of a foreign operation, and on the partial disposal of an interest resulting in loss of control, significant influence and joint control, the cumulative amount of such exchange differences is reclassified to net income (loss) as part of gain (loss) on disposal of a foreign operation.

Discontinued Operations

Discontinued operations include separate major lines of business or geographical areas that have been disposed of or which are subject to a single coordinated plan to be disposed of. A subsidiary that is acquired exclusively with a view to resale is also defined as a discontinued operation.

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as “Income (loss) after tax from discontinued operations” in the Consolidated Income Statement.

Non-current assets classified as held for disposal and disposal groups are measured at the lower of their carrying amount and fair value less costs to sell, unless they are not within the measurement scope as defined in IFRS 5 Non-current Assets Held for Sale and Discontinued Operations.

Taxes

Income tax for the year comprises current and deferred taxes, calculated using rates enacted or substantively enacted at the balance sheet date, in the countries where the Group operates. Current tax is the expected tax payable on taxable income for the year and any adjustments to tax payable in respect of previous years.

The Group’s estimates of current income tax expense and liabilities are calculated assuming that all tax computations filed by its subsidiaries will be subject to review or audit by the relevant tax authorities. The Group records provisions for taxes it estimates will ultimately be payable once reviews or audits with the relevant tax authority are completed including allowances for any interest and penalties. The provisions are either increased or decreased based on the final determination made by the relevant tax authority or released if the statute of limitations for the applicable tax return expires.

Deferred tax is recognized using the liability method and therefore is calculated on temporary differences between the tax bases of assets and liabilities and their respective carrying amounts in the Consolidated Balance Sheet. Deferred tax is provided, where required, on all temporary differences arising except where the timing of the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognized on the initial recognition of goodwill even if the carrying amount of goodwill exceeds its tax base.

Deferred tax assets, including those related to unused tax losses, are recognized to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences can be utilized. Income tax expense, current and deferred, is recognized in net income (loss) unless it relates to items recognized in other comprehensive income.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax assets to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax assets to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sales

Sales are measured at the fair value of the consideration received or receivable. Sales of goods are recognized in the Consolidated Income Statement when the significant risks and rewards of ownership are transferred to the customer, which is usually upon delivery, at a fixed or determinable price, and when collectability is reasonably assured. Delivery is defined based on the terms of the sales contract. Sales are reported net of related taxes such as value-added tax, returns, cash rebates and discounts granted to customers. Rebates to customers are provided for in the same period that the related sales are recorded.

The Group is deemed to act as a principal when it has exposure to the significant risks and rewards related to the sales of a product and the total amount of consideration is included in sales. If the Group does not have exposure to the significant risks and rewards related to the sale of a product the Group only includes the portion representing commissions earned in sales.

Sales are discounted to their present value as of the transaction date if the receipt of consideration is deferred such that the effect of inherent financing is material, and discounts for early payments granted on those transactions are included in financial expense.

The Group allows certain distributors a one-time, non-repeatable extension of credit on a limited proportion of purchases made during a purchasing cycle which remain in the distributor’s inventory. The extension of credit is not a right to return, and distributors must pay unconditionally when the extended credit period expires and therefore the Group recognizes sales upon delivery, in accordance with International Accounting Standards (“IAS”) 18 Revenue.

Where a right of return exists, sales are recognized when the right of return expires or when a reasonable estimate that this right will not be used can be made, whichever is earlier.

Income from interest-bearing assets is recognized on the outstanding receivables using interest rates calculated by means of the effective interest method.

Trade and Other Receivables

Trade and other receivables include invoiced amounts less adjustments, such as provisions for doubtful receivables, which are only recognized when there is objective evidence that the Group will not be able to collect amounts due, such as a breach of contract or significant financial difficulty of the obligor. In certain circumstances, the Group obtains security, generally land, agricultural commodities or machinery as collateral for trade receivable balances and accordingly, its trade receivable balances are occasionally settled from proceeds from sales of this security. Non-cash consideration received is independently valued and any resultant gain (loss) is recorded as operating income or expense in the Consolidated Income Statement.

Factoring arrangements transferring substantially all economic risks and rewards associated with trade receivables to a third party are accounted for by derecognizing the trade receivables upon receiving the cash proceeds from the factoring arrangement. Factoring arrangements that transfer to a third party some, but not substantially all, economic risks and rewards and where the assets subject to the factoring remain under control of the Group are accounted by not derecognizing the trade receivable and by recognizing any related obligation to the third party.

Research and Development

Research and development (“R&D”) costs are charged to the Consolidated Income Statement when incurred. Development expenses mainly comprise the costs of defending existing patents, costs for field trials, regulatory approvals and approval extensions. Certain development costs are capitalized and included in intangible assets when such costs are expected to generate future economic benefits and when the cost of such an asset can be measured reliably. The Group invests in tax incentivized R&D activities in several jurisdictions. The Group records any government support received as a reduction in the corresponding operating expenses when earned.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Income and Expense

Financial income consists primarily of interest income, dividend income and net changes in the fair values of financial assets measured at fair value through profit or loss (“FVTPL”), such as forward contracts which are not designated as hedging instruments. Interest income is calculated using the effective interest method. Dividend income is recognized on the date when the Group’s right to receive the payment is established.

Financial expense consists primarily of interest expense, impairment losses on available-for-sale financial assets and financial assets measured at amortized cost, and net changes in the fair values of financial assets measured at FVTPL. Interest expense is accrued using the effective interest method.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in hand, bank deposits and short-term deposits that are readily convertible to a known amount of cash, and that are subject to an insignificant risk of changes in value.

Inventories

Inventories are measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

The costs of inventories include purchasing costs, processing costs and all other costs incurred in the process of bringing such inventories to their present location and condition. Cost is determined by either the first-in, first-out (“FIFO”) method or the weighted average cost method depending on the nature and use of the inventory.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, including all costs to get the asset ready for its intended use, net of accumulated depreciation and accumulated impairment losses. Land is recorded at cost and is not depreciated. Depreciation is primarily charged on a straight-line basis to the Consolidated Income Statement, starting from the date the asset is ready for use, over the following estimated useful lives:

•	Buildings and structures from 7 to 35 years; and

•	Machinery and transport equipment from 4 to 12 years.

The basis of depreciation of property, plant and equipment, such as depreciation method, useful life, and residual value, is reviewed during each reporting period, and changed when necessary. When there is a change in the basis of depreciation, the depreciation charge is adjusted prospectively as a change of an accounting estimate. On disposal of an asset, a gain (loss) is recognized in the Consolidated Income Statement as the difference between the net disposal proceeds of the item and its carrying amount.

The Group reviews its assets to determine if an indicator of impairment exists at the end of each reporting period. If indicators of impairment exist, the Group compares the carrying amount of the asset, or its CGU (cash generating unit), with its recoverable amount. An impairment loss is recognized whenever the carrying amount of an asset, or the relevant CGU, exceeds the estimated recoverable amount. An impairment loss is reversed only as a result of future changes in the assumptions used in the original estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Goodwill and Intangible Assets

Goodwill is recognized as the excess of (a) the total fair value of the consideration transferred and the amount recognized for non-controlling interests, and any previous interest held, over (b) the fair value of the identifiable assets

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquired or liabilities assumed. Goodwill is recognized as an asset and presented within non-current assets. Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the acquisition date.

The useful lives of intangible assets are assessed as either finite or indefinite.

Goodwill and intangible assets with indefinite useful lives are not subject to amortization and are measured at cost less any accumulated impairment loss. If the Group determines an intangible asset no longer has an indefinite useful life, the asset is reclassified as an intangible asset with a finite useful life, and amortization charges are adjusted prospectively as a change of accounting estimate.

Goodwill and intangible assets with indefinite useful lives are reviewed for impairment whenever events or changes in circumstances suggest that the carrying amount may not be recoverable and at least annually at each financial year end.

The Group estimates the recoverable amount of goodwill and intangible assets as the higher of the asset’s or the related CGU’s, or group of CGU’s, fair value less costs of disposal and value in use. Value in use is the present value of the cash flows expected from the asset’s or CGU’s use and eventual disposal. An impairment loss is recorded in the Consolidated Income Statement to the extent that the carrying amount of the tested asset or CGU exceeds its recoverable amount. Impairment losses relating to goodwill are not reversed in future periods.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to the CGU or the group of CGUs that are expected to benefit from the synergies of the business combination. Intangible assets with finite useful lives are amortized, on a straight-line basis, over the following expected useful lives:

•	Product registration rights from 3 to 22 years; and

•	Software for internal use from 2 to 7 years.

Post-employment Benefits

The Group contributes to various defined contribution plans on behalf of its employees and contributions are included in the Consolidated Income Statement when incurred. The defined contribution plans also include governmental pension schemes.

The Group, in limited instances, provides defined benefit plans to employees in certain locations. In both 2012 and 2013, the defined benefit obligations and plan assets are considered insignificant.

Debt

Debt is recognized initially at fair value less transaction costs, which represents the net proceeds from issuing the debt. Subsequently, debt is stated at amortized cost using the effective interest method and is classified as current if the debt agreement terms in force at the balance sheet date require repayment within one year. Otherwise, debt is classified as non-current.

Reportable Segments

The operating segments of the Group for which discrete financial information is available are regularly reviewed by the chief operating decision maker (“CODM”). The Group is organized into six reportable segments: (1) Latin America, (2) Africa and Western Europe, (3) North America, (4) Japan and Central/Eastern Europe, (5) China, South Asia and Life Sciences and (6) Corporate.

Financial Instruments

Financial assets and financial liabilities are recognized in the Consolidated Balance Sheet on the date that the Group becomes party to the contractual provisions of the instrument. Financial assets are derecognized when the

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contractual rights to the cash flows from the financial asset expire or when the financial asset, with all risks and rewards of ownership, is transferred. Financial liabilities are derecognized when the contractual obligation expires, is discharged or cancelled. Purchases and sales of financial instruments are accounted for using the settlement date.

The fair values of financial instruments are generally determined using quoted prices in an active market. Otherwise, the measurement is based on internal valuation models using current market parameters, where available, or external valuations prepared by third parties. If there is objective evidence of the impairment of a financial instrument that is not measured at FVTPL, an impairment loss is recognized.

If the reason for the impairment of loans and receivables as well as held-to-maturity financial instruments no longer exists, the impairment is reversed either in total or in part, and that reversal is recognized in the Consolidated Income Statement.

Financial assets and liabilities are classified into the following valuation categories:

•	Financial Assets and Liabilities at FVTPL consist of derivatives which are reported in other financial assets or other financial liabilities. The calculation of fair value is based on market parameters or valuation models based on such parameters, where available. Financial assets at fair value through profit or loss are carried in the Consolidated Balance Sheet at fair value with net changes in fair value presented as financial expense (negative net changes in fair value) or financial income (positive net changes in fair value) in the Consolidated Income Statement.

•	Loans and Receivables comprise financial assets with fixed or determinable payments, which are not quoted in an active market and are not derivatives or classified as available-for-sale. This valuation category includes trade receivables as well as other receivables and loans classified under other receivables and loans classified under other current financial assets. Loans and receivables are initially recognized at fair value. Subsequently, the loans and receivables are measured at amortized cost using the effective interest method. If there is objective evidence of impairment of a receivable or loan, an individual valuation provision is recorded for the specific loan or receivable. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. When assessing the need for a valuation provision, regional and other specific conditions are considered, such as internal and external ratings, as well as customer specific risks and, in some cases, historical default rates.

If, in a subsequent period, the amount of the valuation provision decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment is reversed through net income (loss). The impairment can be reversed provided that the value of the loan or receivable does not exceed what the amortized cost would have been had the impairment not been recognized at the date the impairment was reversed. Loans and receivables are written off when they are determined to be uncollectible.

•	Held-to-Maturity Financial Assets consist of non-derivative financial assets with fixed or determinable payments and a fixed term, for which the Group has the ability and the intent to hold until maturity, and which are not included in other classification categories. Held-to-maturity financial assets are initially recognized at fair value. Subsequent measurement is at amortized cost, using the effective interest method. The Group did not have financial assets in this category during any periods presented.

•	Available-for-Sale Financial Assets include equity investments that are neither classified as held for trading nor designated at fair value through profit or loss.

Subsequent measurements are at fair value. Changes in fair value are recognized directly in other comprehensive income and are only recorded in net income (loss) when the assets are disposed of or are impaired due to a significant

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or prolonged decline in value below the carrying value. The fair values are determined using market prices. Investments whose fair value cannot be reliably determined are carried at acquisition cost and are written down when impaired. Impairment losses on equity investments are not reversed through profit or loss; increases in their fair value after impairment are recognized in Other Comprehensive Income. Only in the case of debt instruments are reversals recognized in net income (loss).

•	Financial Liabilities which are not Derivatives are initially measured at fair value, which normally corresponds to the amount received or to be received. Subsequent measurement is carried out at amortized cost using the effective interest method.

•	Derivative Financial Instruments are initially recognized at fair value with transaction costs recognized in net income (loss) when they occur. The Group holds derivatives only for the purpose of hedging the underlying risk related to foreign currency and interest rates. Subsequently, derivatives are measured at fair value. The differences in fair value are recognized as financial income or expense in the Consolidated Income Statement, except when the derivative is designated as a hedging instrument.

Derivatives can be embedded within other contracts. If IFRS requires separation, then the embedded derivative is recorded separately from its host contract and is measured at fair value.

Cash Flow Hedge Accounting is applied to certain transactions to hedge the exposure to the variability in cash flows from future transactions. The effective hedge portion of the change in fair value of the derivative is recognized as a component of other comprehensive income, taking deferred taxes into account. The ineffective portion is recognized immediately in net income (loss). The cumulative fair value changes of the hedging instruments are transferred from equity to net income (loss) in the reporting period in which the hedged item affects the Consolidated Income Statement.

For a hedge of a forecast transaction, the maturity of the hedging instrument is determined based on the anticipated date of the future transaction.

Significant Accounting Judgments, Estimates and Assumptions

The preparation of these financial statements requires the Group to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses. The Group bases its estimates and judgments on historical experience, current conditions and other reasonable factors.

Valuation and Impairments of Goodwill and Intangible Assets

The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable judgment from management, generally with support from specialist consultants, and include estimates based on historical information, current market data and future expectations. The principal assumptions utilized in valuation methodologies include quantitative factors, such as sales growth rates, operating margin estimates and discount rates, as well as qualitative factors, such as the economic and political climate where the acquired business operates. While the Group believes its valuation process is reasonable, those estimates are inherently uncertain. As explained above, the Group performs regular tests of the recoverability of goodwill and indefinite-lived intangible assets. For the purposes of assessing impairment, the Group applies judgment in determining its CGUs, the lowest level of asset group for which there are independent cash flows, and the groups of CGUs to which goodwill is allocated. The recoverable amount for goodwill is determined based on value in use of the relevant CGU, or groups of CGUs, to which the goodwill is allocated. The recoverable amounts of all material intangible assets and property, plant and equipment are based on their value in use, which requires assumptions to estimate future cash flows. These assumptions are reviewed annually and are subject to significant adjustment from such factors as changes in market conditions.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Provision for Doubtful Accounts

At each reporting date, trade receivables are carried at their original invoice amounts less a provision for doubtful collections based on estimated losses and any discounted component of an effective financing component. The Group estimates the provision at each reporting date based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific customers. The Group also considers any changes in the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of its provision for doubtful accounts.

Provisions

Provisions are estimates of financial loss associated with risks resulting from a variety of areas including legal, product, regulatory and environmental issues. The determination of the amount of a provision is complex and is based on the relevant facts, as understood by management, for each issue. The provisions may be adjusted periodically as additional technical or legal information becomes available. Actual costs can deviate from these estimates.

Income Tax

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or in which tax losses can be utilized. The tax effect of unused tax losses is recognized as a deferred tax assets when it becomes probable that the tax losses will be utilized. In making assessments regarding deferred tax assets, management considers economic and political factors in the respective tax jurisdiction, estimates of taxable temporary differences, projected future taxable income and tax planning strategies. At the end of each reporting period, management believes it will realize benefits at least equal to its recognized deferred tax assets. Estimates are subject to change due to both market and financial performance as well as political uncertainties.

Future taxable income is dependent, to some degree, on the way in which the Group operates, including its global supply chain and intellectual property rights, which are used internationally within the Group. Transfer prices for the delivery of goods and charges for the provision of services, including intellectual property, may be subject to challenge by the respective national tax authorities in any of the countries in which the Group operates, which may result in a significant increase in its tax expense. Interpretation of taxation rules relating to financing arrangements between entities within the Group and to foreign currency translation differences may also give rise to uncertain tax positions.

The Group estimates its provision for income tax that will ultimately be payable when reviewed by the respective tax authorities. These estimates include significant management judgments about the eventual outcome of the reviews expected to be taken by each tax authority. Actual outcomes and settlements may differ significantly from the estimates recorded in these consolidated financial statements.

Recent Accounting Pronouncements

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the consolidated financial statements are disclosed below.

IFRS 15 Revenue from Contracts with Customers

In May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers, which replaces IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations. IFRS 15 is effective for annual periods beginning on or after January 1, 2017, with early adoption permitted. This guidance requires that an entity should recognize revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance shall be applied using

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

one of two methods: retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initially applying this statement recognized at the date of initial application. Management has not yet determined which method it will apply. The Group is currently evaluating the impact of the new standard on its financial statements.

IFRS 9 Financial Instruments

In July 2014, the IASB issued IFRS 9 Financial Instruments, which replaces IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. IFRS 9 provides guidance on the classification and measurement of financial assets and financial liabilities, general hedge accounting and impairment. The Group is currently evaluating the impact of the new standard.

Amendments to IAS 32 Offsetting Financial Assets and Financial Liabilities

These amendments clarify the meaning of “currently has a legally enforceable right to set-off” and the criteria for non-simultaneous settlement mechanisms of clearing houses to qualify for offsetting. These are effective for annual periods beginning on or after January 1, 2014. The adoption of these amendments are not expected to have a material impact on the Group’s financial statements.

Amendments to IAS 39 Novation of Derivatives and Continuation of Hedge Accounting

These amendments provide relief from discontinuing hedge accounting when novation of a derivative designated as a hedging instrument meets certain criteria. These amendments are effective for annual periods beginning on or after January 1, 2014 and are not expected to have a material impact on the Group’s financial statements.

Amendments to IAS 36 Impairment of Assets — Recoverable Amount Disclosures for Non-Financial Assets

These amendments remove the unintended consequences of IFRS 13 on the disclosures required under IAS 36. In addition, these amendments require the disclosure of the recoverable amounts for the assets or CGUs for which impairment losses have been recognized or reversed during the period. The Group has adopted this standard from the date of its adoption of IFRS, January 1, 2012.

IFRIC Interpretation 21 Levies

IFRIC 21 clarifies that a liability is recognized for a levy when the activity that triggers its payment, as identified by the relevant legislation, occurs. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability should be anticipated before the specified minimum threshold is reached. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014. The Group does not expect that adopting IFRIC 21 will have material financial impact on the Group’s financial statements.

3. Segment Information

Reportable Segments

The Group develops and distributes value-added crop solutions specializing in agrochemicals and biosolutions as well as in the complementary areas of health and nutrition sciences. The Group organizes its crop protection business by major geographic regions. Life Sciences and the China and South Asia geographic regions of the crop protection business are aggregated into a single reportable segment.

Segment sales, except Corporate, are based on the geographic location of customers. Corporate segment sales include certain provisions for rebates and sales returns held centrally and not allowed to other segments. Segment income is based on operating income before depreciation of property, plant and equipment, amortization of intangible assets, other operating income (expense), net and other adjustments described below. Segment income includes items

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items include adjustments allowed under existing credit agreement, which include but are not limited to restructuring costs, costs related to debt refinancing, sponsor payments, expenses related to mergers and acquisitions, unusual and non-recurring charges. The Group does not allocate assets and liabilities to reportable segments because such assets and liabilities are not regularly reviewed by the CEO, who is considered the chief operating decision maker, to make decisions about resource allocation and to assess performance.

During 2013, the Group reorganized its operating segments, which included revised management reporting to the CODM and new segment managers. Accordingly, the reportable segments were also revised as presented below and corresponding items for earlier periods adjusted retrospectively. The reportable segment information of the Group for the years ended December 31, 2012 and 2013 was summarized as follows:

For the year ended December 31, 2012

	Latin America	Africa and Western Europe	North America	Japan and Central/Eastern Europe	China, South Asia and Life Sciences	Corporate	Total
	(U.S. dollars in thousands)
Segment sales	$553,226	$301,028	$201,203	$269,422	$210,329	$(5,369)	$1,529,839
Segment income	129,853	52,117	31,117	57,827	31,177	(26,065)	276,026

For the year ended December 31, 2013

	Latin America	Africa and Western Europe	North America	Japan and Central/Eastern Europe	China, South Asia and Life Sciences	Corporate	Total
	(U.S. dollars in thousands)
Segment sales	$624,275	$300,765	$187,798	$242,616	$218,766	$6,501	$1,580,721
Segment income	137,799	46,430	39,089	52,168	29,833	(20,713)	284,606

Adjustments and Eliminations

The adjustments between reportable segment information and the consolidated financial statements of the Group for the years ended December 31, 2012 and 2013 were summarized as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Segment sales	$1,529,839	$1,580,721
Agent sales, discounts and adjustments not attributable to a segment	(61,764)	(71,796)

Sales	$1,468,075	$1,508,925

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Consolidated segment income	$276,026	$284,606
Depreciation and amortization	(74,163)	(66,554)
Other credit agreement adjustments	(33,563)	(36,221)
Other operating income (expense), net (Note 7)	183	(44,247)

Operating income	168,483	137,584

Financial income (expense), net (Note 9)	(202,415)	(171,322)

Income (loss) before tax from continuing operations	$(33,932)	$(33,738)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sales by product group

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Crop protection and biosolutions	$1,383,195	$1,421,930
Life Sciences	84,880	86,995

Total	$1,468,075	$1,508,925

Geographic Information

Sales by location

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Brazil	$333,088	$392,871
Rest of the world	1,134,987	1,116,054

Total	$1,468,075	$1,508,925

Crop protection and biosolutions is shown in the aggregate as sales by each product group are not available and the cost to develop it would be excessive.

No single customer accounted for 10% or more of the Group’s total sales. The group had no sales in Ireland for the years ended December 31, 2012 and 2013.

Total non-current assets, other than financial assets and deferred tax assets, located in Ireland and the rest of the world were nil and $1.32 billion as of December 31, 2013, respectively (2012: zero and $1.63 billion).

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4. Discontinued Operations

In 2012, the Group discontinued two separate businesses, its Midas business, primarily located in North America, and the FES group of companies, which represents substantially all of its business located in Russia. The Group discontinued its Midas business due to adverse market conditions and high input costs. The Group discontinued FES, due to a disagreement with a minority shareholder, which was resolved on an amicable basis, difficulties in attracting new management talent and a number of factors including challenging market conditions resulting from weak supply/demand dynamics. The Group disposed of FES in July 2014, and no material gain or loss was recorded. Income (loss) relating to those discontinued operations was as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Sales	$84,610	$3,867
Cost of goods sold	(79,748)	(5,769)

Gross profit	4,862	(1,902)

Selling, general and administrative expense	(20,349)	(7,888)
Other operating income	393	—
Other operating expense	(73,105)	(531)

Operating income	(88,199)	(10,321)

Financial income	561	5
Financial expense	(1,753)	(1,472)

Income (loss) before tax from discontinued operations	(89,391)	(11,788)

Income tax benefit (expense)	16,299	(316)

Income (loss) after tax from discontinued operations attributable to ALS shareholder	$(73,092)	$(12,104)

Other operating expense included in discontinued operations, for the year ended December 31, 2012, included impairments to goodwill and to intangible assets and property, plant and equipment of $25.7 million and $32.8 million, respectively.

The net cash flows incurred by discontinued operations were as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Operating activities	$(5,303)	$(13,522)
Investing activities	2,313	2,808
Financing activities	—	—

Net cash inflows (outflows)	$(2,990)	$(10,714)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. Income Taxes

Income tax benefit (expense) on income was as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Income (loss) before tax
Income (loss) before tax from continuing operations	$(33,932)	$(33,738)
Income (loss) before tax from discontinued operations	(89,391)	(11,788)

Total income (loss) before tax	$(123,323)	$(45,526)

Current income tax benefit (expense)	(41,838)	(51,616)
Deferred tax benefit (expense):
Origination and reversal of temporary differences	3,517	(5,177)
Changes in unrecognized deferred tax assets	(6,757)	9,200

Total deferred tax expense	(3,240)	4,023

Total income tax benefit (expense)	$(45,078)	$(47,593)

Income tax benefit (expense) from continuing operations	(45,078)	(47,593)
Income tax benefit (expense) from discontinued operations	16,299	(316)

Total income tax benefit (expense)	$(28,779)	$(47,909)

Income tax relating to other comprehensive income was as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Gains (losses) on derivatives designated as cash flow hedges	$—	$(3,891)
Unrealized gains (losses) on available-for-sale financial assets	185	238
Other	145	18

Total	$330	$(3,635)

Analysis of Tax Rate

The table below presents a reconciliation of the Group’s effective tax rate, from both continuing and discontinued operations, and the statutory tax rate applicable in the Republic of Ireland for the years ended December 31, 2012 and 2013.

	Years ended December 31,
	2012	2013
Irish income tax rate	12.50%	12.50%
Changes in unrecognized deferred tax assets	(56.84%)	(68.39%)
Effect on tax rate differences in foreign jurisdictions	32.54%	48.52%
Impact of a group reorganization	—	(56.57%)
Tax exempt income	3.38%	19.14%
Future tax on undistributed income	(11.83%)	(39.08%)
Effect of non-deductible expense for tax purposes	(2.11%)	(21.73%)
Others	(0.98%)	0.38%

Effective tax rate	(23.34%)	(105.23%)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years ended December 31,
	2012	2013
Effective tax rate from continuing operations	(132.85%)	(141.07%)
Effective tax rate from discontinued operations	18.23%	(2.68%)

The principal items of the deferred tax assets and liabilities before offset of balances within countries were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Deferred tax assets
Net operating loss carry-forwards	$116,134	$104,130	$81,324
Provision for doubtful receivables	37,026	32,442	21,825
Unrealized intercompany profits	2,202	2,280	2,457
Others	33,587	28,681	26,831

Total deferred tax assets	188,949	167,533	132,437

Deferred tax liabilities
Goodwill and intangible assets	(232,554)	(183,636)	(131,413)
Undistributed earnings	(20,694)	(35,198)	(51,285)
Property, plant and equipment	(2,457)	(2,175)	(2,279)
Others	(7,931)	(8,138)	(2,634)

Total deferred tax liabilities	(263,636)	(229,147)	(187,611)

Net deferred tax liabilities	$(74,687)	$(61,614)	$(55,174)

The deferred tax assets and liabilities reconcile to the amounts presented in the Consolidated Balance Sheet as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Adjusted deferred tax assets	$188,949	$167,533	$132,437
Adjustment to offset deferred tax assets and liabilities	(118,562)	(107,325)	(77,286)

Deferred tax assets	$70,387	$60,208	$55,151

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Adjusted deferred tax liabilities	$(263,636)	$(229,147)	$(187,611)
Adjustment to offset deferred tax assets and liabilities	118,562	107,325	77,286

Deferred tax liabilities	$(145,074)	$(121,822)	$(110,325)

Deferred tax assets and liabilities relating to income taxes levied by the same taxation authority on the same taxable entity or on entities net basis or to realize the assets and settle the liabilities simultaneously are offset for presentation on the face of the Consolidated Balance Sheet where a legal right of set-off exists.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The movements in deferred tax assets and liabilities during the years ended December 31, 2012 and 2013 were as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Beginning balance (net deferred tax liabilities)	$(74,687)	$(61,614)
Recognized in net income	13,089	10,582
Recognized in OCI	(16)	(4,142)

Ending balance (net deferred tax liabilities)	$(61,614)	$(55,174)

The gross amounts of unused tax losses for which no deferred tax assets had been recognized, by expiration date, were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
One year	$55,919	$—	$—
Two years	—	—	—
Three years	—	—	—
Four years	—	—	—
More than five years	2,683	127,964	149,357
No expiry	—	—	—

Total	$58,602	$127,964	$149,357

As of January 1, 2012, December 31, 2012 and 2013, the following amounts have not been considered for recognition as either a deferred tax asset or liability:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Temporary differences for which deferred tax assets have not been recognized	$369,920	$376,263	$527,226
Temporary differences from investments in subsidiaries and associates for which deferred tax liabilities have not been recognized	$61,170	$32,524	$196,536

6. Earnings (loss) per Share

Basic and diluted earnings per share (“EPS”) amounts are calculated by dividing the net income (loss) for the year attributable to the ordinary shareholder of the Company by the weighted average number of ordinary shares outstanding during the year. In 2012, the Group excluded certain potentially issuable shares from the calculation of diluted net loss per share as their effect, if included, would have been anti-dilutive. Refer to note 20 for more information regarding these potentially issuable shares. There were no potentially issuable shares as of December 31, 2013. There are no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following reflects the income and share data used in the basic and diluted earnings per share computations:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Net income (loss) attributable to the shareholder of ALS from continuing operations	$(79,010)	$(81,331)
Net income (loss) attributable to the shareholder of ALS from discontinued operations	(73,092)	(12,104)

Net income (loss) attributable to the shareholder of ALS	$(152,102)	$(93,435)

	Years ended December 31,
	2012	2013
Weighted average number of shares — basic and diluted	1	1

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Basic and diluted EPS attributable to ordinary shareholder of ALS	$(152,102)	$(93,435)

Basic and diluted EPS from continuing operations	$(79,010)	$(81,331)

7. Other Income (Expense)

Other Operating Income

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Gain on disposal of fixed assets	$622	$275
Earnings on equity method	596	783
Impairment losses reversal	5,140	—
Others	234	4,674

Total other operating income	$6,592	$5,732

Other Operating Expense

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Loss on disposal of fixed assets	$(847)	$(897)
Impairment losses	(5,562)	(49,082)

Total other operating expense	$(6,409)	$(49,979)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8. Depreciation, Amortization, Costs of Inventories and Personnel Expenses

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Included in cost of goods sold
Depreciation	$(4,701)	$(4,727)
Amortization of intangible assets	(100)	(72)
Costs of inventories recognized as expense	(880,238)	(890,619)
Inventory write-down	(1,533)	(2,828)
Included in selling, general and administrative expense
Depreciation	(5,832)	(4,868)
Amortization of intangible assets	(63,530)	(56,887)
Included in personnel expenses:
Salaries and wages	(104,810)	(105,809)
Social security costs	(19,525)	(19,046)
Other employment costs	(10,223)	(10,401)

Discontinued operations included depreciation and amortization of $1.9 million and $0.1 million for the years ended December 31, 2012 and December 31, 2013, respectively.

9. Financial Income and Expense

Financial Income by Category of Financial Instruments

For the year ended December 31, 2012

	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Interest income	$24,983	$—	$24,983
Dividend income	—	103	103

	$24,983	$103	$25,086

Others			528

Total financial income			$25,614

For the year ended December 31, 2013

	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Interest income	$24,293	$—	$24,293
Dividend income	—	66	66

	$24,293	$66	$24,359

Others			9,005

Total financial income			$33,364

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Expense by Category of Financial Instruments

For the year ended December 31, 2012

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Total
	(U.S. dollars in thousands)
Interest expense	$—	$(135,689)	$(135,689)
Losses on valuation of derivatives, net	(31,175)	—	(31,175)

	$(31,175)	$(135,689)	$(166,864)

Foreign exchange loss			(37,347)
Financing discounts			(13,748)
Others			(10,070)

Total financial expense			$(228,029)

For the year ended December 31, 2013

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Interest expense	$—	$(133,100)	$(1,495)	$(134,595)
Losses on valuation of derivatives, net	(1,125)	—	—	(1,125)

	$(1,125)	$(133,100)	$(1,495)	$(135,720)

Foreign exchange loss				(39,525)
Financing discounts				(11,081)
Others				(18,360)

Total financial expense				$(204,686)

10. Cash and Cash Equivalents

Cash and cash equivalents were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Cash at bank and on hand	$95,778	$111,342	$246,627
Short-term deposits	7,246	1,048	11,938

Cash and cash equivalents	$103,024	$112,390	$258,565

The Group had approximately $5.9 million and $9.0 million of cash and cash equivalent balances in countries where exchange controls apply or legal restrictions were in place such that the cash and cash equivalents were not available for immediate use as of December 31, 2012 and 2013, respectively.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11. Trade and Other Receivables

Trade and other receivables were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Trade receivables	$699,509	$770,208	$742,724
Notes receivables	18,556	11,142	16,013
Provision for doubtful receivables	(81,509)	(83,255)	(66,578)
Income tax receivables	18,242	21,623	17,216
VAT and other tax receivables	18,241	8,413	5,862
Others	6,638	14,937	31,598

Total trade and other receivables	$679,677	$743,068	$746,835

Movements in the provision for doubtful receivables were as follows:

	2012	2013
	(U.S. dollars in thousands)
January 1,	$(81,509)	$(83,255)
(Charged) credited to the income statement	(10,739)	(2,231)
Utilized and others	5,372	13,840
Currency translation effects	3,621	5,068

December 31,	$(83,255)	$(66,578)

Notes and trade receivables that were transferred without meeting the criteria for derecognition as of January 1, 2012, December 31, 2012 and 2013 were $34.9 million, $82.2 million and $98.9 million, respectively, and are included in trade and other receivables in the accompanying Consolidated Balance Sheet, while corresponding amounts received as part of the transfer of $34.9 million, $82.2 million and $98.9 million as of January 1, 2012, December 31, 2012 and December 31, 2013, respectively, are included in other financial liabilities in the accompanying Consolidated Balance Sheet. As the Group retains substantially all the risks and rewards of ownership of the transferred assets, and as the Group assumes payment obligations in the event of default, these assets do not qualify for derecognition. The carrying amounts of these assets and liabilities approximate their fair values.

Of the amounts above, the carrying amounts of the transferred assets for which the transferee has the right to recourse only to the transferred assets and the related liabilities were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Transferred assets	$1,290	$26,872	$20,068
Related liabilities	(1,283)	(26,856)	(20,058)

Net position	$7	$16	$10

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. Other Current Assets

Other current assets were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Prepaid expenses	$9,368	$11,866	$12,223
Prepaid taxes	19,817	18,530	25,128
Advances to suppliers	7,627	11,077	9,222
Held-for-sale assets	8,501	7,267	11,399
Others	5,766	4,534	2,112

Total other current assets	$51,079	$53,274	$60,084

Held-for-sale assets are measured at the lower of their carrying amount and fair value less costs to sale. As of January 1, 2012, December 31, 2012 and 2013, respectively, the Group measured the carrying amount of its held-for-sale assets at cost, which were lower than their respective fair values.

13. Inventories

Inventories, net of provision to record inventories at net realizable value, were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Raw materials	$70,132	$56,820	$62,367
Work in progress	9,685	10,712	8,652
Finished products	180,898	149,939	165,949

Total inventories	$260,715	$217,471	$236,968

14. Property, Plant and Equipment

Movements in property, plant and equipment were as follows:

	Buildings and structures	Machinery and transport equipment	Land	Construction in progress	Others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2012	$56,437	$84,717	$2,504	$9,786	$23,167	$176,611
Additions	1,503	7,017	—	5,398	1,227	15,145
Disposals	(494)	(4,485)	—	—	(932)	(5,911)
Currency translation effects and other	152	(522)	458	(5,278)	1,258	(3,932)

December 31, 2012	$57,598	$86,727	$2,962	$9,906	$24,720	$181,913

Accumulated depreciation and impairments
January 1, 2012	$(32,479)	$(48,391)	$—	$—	$(15,829)	$(96,699)
Depreciation charges	(2,123)	(6,084)	—	—	(3,163)	(11,370)
Impairment losses	—	(4,725)	—	(906)	—	(5,631)
Disposals	313	3,009	—	—	576	3,898
Currency translation effects and other	(228)	570	—	—	855	1,197

December 31, 2012	$(34,517)	$(55,621)	$—	$(906)	$(17,561)	$(108,605)

Net carrying amount as of December 31, 2012	$23,081	$31,106	$2,962	$9,000	$7,159	$73,308

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Buildings and structures	Machinery and transport equipment	Land	Construction in progress	Others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2013	$57,598	$86,727	$2,962	$9,906	$24,720	$181,913
Additions	1,109	7,719	—	4,818	1,245	14,891
Disposals	(1,176)	(3,098)	—	(78)	(592)	(4,944)
Currency translation effects and other	5,097	(4,135)	(14)	(7,378)	(886)	(7,316)

December 31, 2013	$62,628	$87,213	$2,948	$7,268	$24,487	$184,544

Accumulated depreciation and impairments
January 1, 2013	$(34,517)	$(55,621)	$—	$(906)	$(17,561)	$(108,605)
Depreciation charges	(2,145)	(6,169)	—	—	(1,415)	(9,729)
Impairment losses	—	(37)	—	—	(127)	(164)
Disposals	563	2,176	—	—	536	3,275
Currency translation effects and other	(507)	3,068	—	—	193	2,754

December 31, 2013	$(36,606)	$(56,583)	$—	$(906)	$(18,374)	$(112,469)

Net carrying amount as of December 31, 2013	$26,022	$30,630	$2,948	$6,362	$6,113	$72,075

The impairments recorded in 2012 were primarily associated with the Company’s decision to discontinue its MIDAS business and the entire carrying amount of the assets was fully impaired as recoverable amount was zero. See Note 4.

15. Goodwill and Intangible Assets

Movements in goodwill and intangible assets were as follows:

	Goodwill	Product registration rights	Software and others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2012	$929,702	$1,310,201	$159,447	$2,399,350
Additions — internal development	—	38,980	14,088	53,068
Currency translation effects and other	(101,766)	(107,328)	(3,165)	(212,259)

December 31, 2012	$827,936	$1,241,853	$170,370	$2,240,159

Accumulated amortization and impairments
January 1, 2012	$—	$(538,939)	$(58,158)	$(597,097)
Amortization charge	—	(53,591)	(11,076)	(64,667)
Impairment losses	(26,814)	(24,874)	(1,685)	(53,373)
Currency translation effects and other	893	30,100	1,471	32,464

December 31, 2012	$(25,921)	$(587,304)	$(69,448)	$(682,673)

Net carrying amount as of December 31, 2012	$802,015	$654,549	$100,922	$1,557,486

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Goodwill	Product registration rights	Software and others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2013	$827,936	$1,241,853	$170,370	$2,240,159
Additions	—	10,188	12,699	22,887
Currency translation effects and other	(140,024)	(140,780)	(10,841)	(291,645)

December 31, 2013	$687,912	$1,111,261	$172,228	$1,971,401

Accumulated amortization and impairments
January 1, 2013	$(25,921)	$(587,304)	$(69,448)	$(682,673)
Amortization charges	—	(47,570)	(9,388)	(56,958)
Impairment losses	—	(47,752)	(1,166)	(48,918)
Currency translation effects and other	583	53,209	1,309	55,101

December 31, 2013	$(25,338)	$(629,417)	$(78,693)	$(733,448)

Net carrying amount as of December 31, 2013	$662,574	$481,844	$93,535	$1,237,953

In addition, total research and development expenditure of $8.9 million for the year ended December 31, 2013 (2012: $11.0 million) is primarily for the registration costs required to maintain existing crop protection patents and for new product development. These costs are not eligible for capitalization and are recognized in Selling, General and Administrative expense in the accompanying Consolidated Income Statement.

Product registration rights include registrations for active ingredient registration in various jurisdictions. As of December 31, 2011, the largest product registration right had a carrying value of $218.5 million and a remaining life of 15 years. As of December 31, 2012, the largest product registration right had a carrying value of $183.0 million and a remaining life of 14 years. As of December 31, 2013, the largest product registration right had a carrying value of $142.2 million and a remaining life of 13 years.

Impairment of Goodwill

The Group performs an impairment test of goodwill annually, as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to the CGU or group of CGUs that is expected to benefit from the synergies of the business combination. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of cash inflows from other assets or groups of assets. The goodwill impairment test is performed at the lowest level at which goodwill is monitored for internal management purposes and may represent a single CGU or a group of CGUs.

As of January 1, 2012, the goodwill from the acquisition of the Group by the Permira Funds represents substantially all of the goodwill, with the exception of $25.7 million recorded as part of the acquisition of its business in Russia, which was completely impaired during 2012 (see note 4). As of January 1, 2012, goodwill was allocated to the following seven CGUs which represented the operating segments of the Group at that time: Latin America; North America; Japan and North Asia; Europe; Africa and Middle East; China and South Asia; and Life Sciences. As of December 31, 2012 and 2013, goodwill was monitored on the basis of the seven CGUs and accordingly, impairment testing was carried out at that level. In 2013, the Group reorganized its operating segments, but continued to monitor its goodwill using the CGUs described above as these CGUs continue to represent the lowest level of cash flows at which goodwill is monitored for internal management purposes.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill has been allocated to the CGUs as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Latin America	$226,546	$350,226	$271,060
North America	299,755	162,123	170,631
Japan and North Asia	140,921	97,987	70,997
Europe	91,309	73,175	56,276
Africa and Middle East	49,607	41,485	33,798
China and South Asia	37,163	27,238	24,601
Life Sciences	58,699	49,781	35,211

Total	$904,000	$802,015	$662,574

The recoverable amount of a CGU or group of CGUs is the higher of its value in use and fair value less costs of disposal. The recoverable amounts are determined based on value in use of the relevant CGU or group of CGUs to which the goodwill is allocated. For the purpose of estimating the value in use, the Group used its existing forecasts of pre-tax cash flows, which cover a period of up to the next five years, and then the terminal value was estimated. The main assumptions used include management’s forecasted pre-tax cash flows, terminal growth rate, and discount rate for the relevant CGU. The terminal growth rate used considers country specific conditions and does not exceed the average long-term growth rate of the industry in which the CGU or group of CGUs operate. Pre-tax discount rates used are determined based on comparable companies of the relevant CGU or group of CGUs, market interest rates, and other factors.

These assumptions were management’s best estimates completed as part of its routine financial planning process, which obtains forecasts from each business unit and involves a comprehensive review of all relevant inputs and estimates. These forecasts considered past experiences, actual operating results, and external market information and were approved by the board of directors when these forecasts were completed. These assumptions can be subject to significant adjustment from factors such as macroeconomic factors impacting the general market, financial performance of new product registrations, and the Group’s ability to maintain or grow market share in primary markets.

As part of Group’s initial adoption of IFRS, the Group elected the exemptions for business combinations, resulting in most of the Group’s goodwill being denominated in Japanese Yen. The cash flows from the CGUs or Groups of CGUs are denominated in various currencies, primarily the Brazilian Real (“BRL”), the USD, the Euro and the Japanese Yen. Accordingly, the impairment tests are impacted by and are sensitive to exchange rate movements between the local currencies and the Japanese Yen. As of December 31, 2013, no additional impairment would arise unless the Japanese Yen was to appreciate by at least 21%, as compared to any of the currencies in which the cash flows of the CGUs are denominated.

Significant assumptions used in the calculation of value in use were as follows:

CGU	January 1, 2012		December 31, 2012		December 31, 2013
	Terminal growth rate	Pre-tax discount rate	Terminal growth rate	Pre-tax discount rate	Terminal growth rate	Pre-tax discount rate
Latin America	4.8%	19.7%	4.5%	18.9%	4.6%	18.9%
North America	1.9%	13.2%	2.1%	12.7%	2.1%	12.2%
Japan and North Asia	0.5%	11.9%	0.7%	12.6%	1.4%	12.7%
Europe	4.5%	15.7%	3.0%	14.4%	2.7%	14.7%
Africa and Middle East	4.8%	21.0%	5.0%	21.5%	6.0%	22.6%
China and South Asia	4.2%	19.1%	6.3%	21.4%	4.8%	20.3%
Life Sciences	0.6%	11.3%	0.9%	12.0%	1.6%	13.6%

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Group recorded an impairment charge of $251.7 million on January 1, 2012, the transition date to IFRS. The impairment charge was recorded within retained earnings in the Consolidated Balance Sheet and allocated by operating segment to North America, Japan and Central/Eastern Europe and Africa and Western Europe as $88.1 million $55.2 million, and $108.4 million, respectively.

In 2012, the Group recorded an impairment charge of $25.7 million associated with the discontinued operations of its Russian-based business, and the amount was included in Income (loss) after tax from discontinued operations in the accompanying Consolidated Income Statement.

At December 31, 2013 significant headroom exists in all CGUs and in aggregate values in use of the CGUs were approximately 80% greater than their aggregate carrying values. Based on the sensitivity analysis performed, a 20% change in each significant assumption would not cause the carrying value of any CGU to materially exceed its recoverable amount.

Impairment of Intangible Assets

The Group assesses whether there are impairment indicators for intangible assets at each annual reporting date. If impairment indicators are present, recoverable amounts for such assets are calculated and impairment losses are assessed. The recoverable amounts are determined based on the value in use of the intangible assets.

The Group reviewed each product registration right as of January 1, 2012, the date of transition to IFRS, as well as December 31, 2012 and 2013 for indicators of impairment and determined that various product registration rights should be tested for impairment at each of the respective dates. Assumptions used in the calculation of recoverable amounts for the various product rights varied by product registration right. A summary of the significant assumptions used are as follows:

Product registration rights	Terminal growth rate	Pre-tax discount rate
January 1, 2012	1.9%–3.7%	11.7%–14.9%
December 31, 2012	3.2%–3.4%	14.3%–15.9%
December 31, 2013	2.8%–4.6%	13.8%–17.1%

These assumptions used in testing the intangible assets for impairment were management’s best estimates and were completed as part of its routine financial planning process, which is described above.

As part of the group’s initial adoption of IFRS, the group elected certain exemptions for business combinations resulting in their intangible assets being denominated in Japanese Yen. The cash flows from the CGUs are denominated in the local currencies, primarily Brazilian Real, USD, Euro and Japanese Yen. Accordingly, the impairment tests are impacted by and sensitive to exchange rate movements between the local currencies and the Japanese Yen.

The Group used the relief-from-royalty method to estimate the future cash flows generated by ownership of the underlying product registration as opposed to leasing it from a third party, as an approximation of value in use. Based on its analysis, the Group determined that the carrying value of certain product registration rights were in excess of their recoverable amounts and recorded impairment losses, in respect of continuing operations, of $218.0 million, $3.8 million and $47.8 million on January 1, 2012, December 31, 2012 and December 31, 2013, respectively. The impairment losses were generally due to either lower expectations for the overall profitability or the expected discontinuation of the underlying product. The impairment recorded on January 1, 2012 was allocated to Latin America, North America, Japan and Central/Eastern Europe, Africa and Western Europe, and China and South Asia as $20.1 million, $153.1 million, $13.2 million, $31.2 million, $0.4 million, respectively. The impairments of intangible assets recorded in 2013 were allocated to Latin America, North America, Japan and Central/Eastern Europe, Africa and

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Western Europe, and China and South Asia as $27.3 million, $3.3 million, $8.8 million, $7.0 million, $1.4 million, respectively. The charges recorded for the year ended December 31, 2013 are recorded within Other Operating Expense in the Consolidated Income Statement.

During the year ended December 31, 2012, the Group recorded a gain of $5.1 million on the partial reversal of an impairment loss recorded as of January 1, 2012 as the Group’s forecast determined increased opportunities for the underlying product, which was recorded within Other Operating Income in the Consolidated Income Statement. This reversal was allocated to the Latin American operating segment.

In the year ended December 31, 2012, apart from the impairment review described above, the Group recorded an impairment of $32.8 million associated with intangible assets and related property, plant and equipment resulting from its decision to discontinue its Midas business. See note 4.

The Group did not perform impairment tests of product registration rights where there were no indicators of impairment.

16. Financial Assets

Financial assets were as follows:

As of January 1, 2012

	Financial assets at FVTPL	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Loan receivables	$—	$2,377	$—	$2,377
Interest receivables	—	337	—	337
Derivative assets	2,055	—	—	2,055

Current financial assets	$2,055	$2,714	$—	$4,769

Equity investments	$—	$—	$13,501	$13,501
Long-term loan receivables	—	5,519	—	5,519
Long-term derivative assets	42,715	—	—	42,715
Others	—	3,664	—	3,664

Non-current financial assets	$42,715	$9,183	$13,501	$65,399

As of December 31, 2012

	Financial assets at FVTPL	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Loan receivables	$—	$635	$—	$635
Interest receivables	—	274	—	274
Derivative assets	2,045	—	—	2,045

Current financial assets	$2,045	$909	$—	$2,954

Equity investments	$—	$—	$15,289	$15,289
Long-term loan receivables	—	5,363	—	5,363
Long-term derivative assets	3,671	—	—	3,671
Others	—	1,109	—	1,109

Non-current financial assets	$3,671	$6,472	$15,289	$25,432

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2013

	Financial assets at FVTPL	Loans and receivables	Available-for-sale financial assets	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Loan receivables	$—	$695	$—	$—	$695
Interest receivables	—	256	—	—	256
Derivative assets	2,554	—	—	845	3,399

Current financial assets	$2,554	$951	$—	$845	$4,350

Equity investments	$—	$—	$14,886	$—	$14,886
Long-term loan receivables	—	1,526	—	—	1,526
Long-term derivative assets	—	—	—	6,466	6,466
Others	—	1,923	—	—	1,923

Non-current financial assets	$—	$3,449	$14,886	$6,466	$24,801

17. Trade and Other Payables

Trade and other payables were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Notes payable	$8,657	$6,636	$9,475
Accounts payable	351,342	368,271	354,789
Income tax and other taxes payable	31,108	28,047	32,272

Total trade and other payables	$391,107	$402,954	$396,536

Trade and other payables are categorized as financial liabilities measured at amortized cost.

18. Other Liabilities

Other liabilities were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Payroll accruals	$27,887	$27,824	$28,862
Rebate accruals	80,321	91,906	78,415
Other accruals (*)	39,216	36,741	54,429

Total other current liabilities	$147,424	$156,471	$161,706

Retirement benefits	$10,121	$9,952	$8,624
Held-for-sale liabilities	—	—	4,152
Other long-term liabilities (*)	57,067	48,519	44,906

Total other non-current liabilities	$67,188	$58,471	$57,682

(*)

Included in other accruals and other long-term liabilities are amounts resulting from the Group’s election to participate in a corporate tax settlement program established by Brazilian tax authorities, introduced by Decree No. 58.811/2012, during 2013. This program allows Brazilian federal tax obligations to be paid in predefined

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

installments. In May 2013, the Group agreed to pay $13.2 million (BRL 26.4 million). The Group paid $1.7 million (BRL 4.1 million) initially and will pay the remaining amount over 120 monthly installments. As of December 31, 2013, the remaining outstanding balance was $10.8 million (BRL 25.5 million). As a result of this tax settlement program, the Group adjusted the relevant provision and the benefit was recorded in other financial income in the accompanying Consolidated Income Statement.

In 2009, the Group elected to participate in another corporate tax settlement program established by Brazilian tax authorities, introduced by Law No.11,941/09 and Provisional Executive Order (MP) 470/09. Under these Programs, the Group agreed to pay $43.7 million (BRL 72.0 million) in 180 monthly installments. As of January 1, 2012, December 31, 2012 and December 31, 2013, the balance was $44.0 million (BRL 82.0 million), $38.8 million (BRL 79.6 million) and $32.5 million (BRL 76.9 million) respectively.

19. Debt and Other Financial Liabilities

Debt and other financial liabilities were as follows:

As of January 1, 2012

Debt is as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Short-term debt	$97,697	$60,772	$6,294
Current portion of long-term debt	98,842	89,045	11,500

Total short-term debt	196,539	149,817	17,794

Long-term debt	$1,610,850	$1,416,884	$1,589,649

Total debt	$1,807,389	$1,566,701	$1,607,443

All debt is categorized as a financial liability and measured at amortized cost.

As of January 1, 2012 and December 31, 2012, the Group had debt under a syndicate of various financial institutions consisting of both variable and fixed rate (the “Syndicate Loans”).

	Interest rates	January 1, 2012		December 31, 2012
		Nominal amount	Carrying amount	Nominal amount	Carrying amount
		(U.S. dollars in thousands)
Variable	LIBOR +2.25-2.75%	$1,411,774	$1,379,157	$1,157,594	$1,137,036
Fixed	14%	435,631	428,232	435,178	429,665

Total		$1,847,405	$1,807,389	$1,592,772	$1,566,701

The Syndicate Loans were denominated in multiple currencies including Japanese Yen, USD, Euro and other currencies and totaled $1.1 billion, $261.7 million, $146.1 million and, $14.9 million as of December 31, 2012. The Syndicate Loans matured on various dates from March 2015, but were fully repaid from the proceeds of the loans raised during the year ended December 31, 2013. The Syndicate Loans required the Group to maintain compliance with certain covenants, in the normal course of business including maintaining certain earnings to debt ratios, among others. As of December 31, 2012, the Group was in compliance with all such covenants. As of December 31, 2013, there were no amounts outstanding under these loans. The nominal interest rates applied for each loan as of January 1, 2012 and December 31, 2012, were stated in the “Interest rate” column, which were different from the effective interest rates.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In May 2013, the Group borrowed $1.64 billion under its First and Second Lien Credit and Guaranty Agreements (collectively its “First and Second Lien Term Loans”). The term loan under the Group’s First Lien Credit Facility of $1.15 billion (the “First Lien Term Loan”) was issued at discount to par at a price of 99.5% at LIBOR plus 3.5%, due May 2020, and the term loan under the Second Lien Credit Facility of $490.0 million (the “Second Lien Term Loan”) was issued at discount to par at a price of 99.0% at LIBOR plus 7.0%, due November 2020. The interest rates on the First and Second Lien Term Loans have minimum LIBOR rates of 1% and 1.25%, respectively. As of December 31, 2013, the interest rates were 4.5% and 8.25%, respectively. Additionally, a revolving credit facility (“the Revolving Credit Facility”) with a capacity to borrow loans totaling $150.0 million was made available to the Group. The Group used the proceeds from the issuance of the First and Second Lien Term Loans primarily to repay loans existing at that time, as well as to fund general corporate purposes. As of December 31, 2013, the carrying amount of the First and Second Lien Term Loans were $1.1 billion and $478.4 million, respectively.

The First and Second Lien Term Loans require the Group to maintain compliance with certain covenants, including restrictions on dividend payments and the incurrence of additional debt. As of December 31, 2013, the Group was in compliance with all such covenants. Utilization of the Revolving Credit Facility would result in an additional financial covenant to maintain a specific net first lien debt-to-EBITDA ratio. To date the Revolving Credit Facility has not been utilized.

As disclosed in Note 23, the Group used interest rate swaps to mitigate interest rate risk in connection with its First and Second Lien Term Loans in 2013 and certain portion of its Syndicate Loans in 2012.

Loan commitments

Total commitment line and drawdown were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Total commitment line	$260,020	$230,600	$150,000
Drawdown	92,307	46,120	—

Available for drawdown	$167,713	$184,480	$150,000

Other financial liabilities were as follows:

As of January 1, 2012

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Total
	(U.S. dollars in thousands)
Interest payable	$—	$57,571	$57,571
Derivative liabilities	1,495	—	1,495
Factoring and other financial liabilities	—	38,038	38,038

Total other current financial liabilities	$1,495	$95,609	$97,104

Derivative liabilities	12,633	—	12,633
Other long-term financial liabilities	—	952	952

Total other non-current financial liabilities	$12,633	$952	$13,585

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2012

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Total
	(U.S. dollars in thousands)
Interest payable	$—	$63,013	$63,013
Derivative liabilities	2,039	—	2,039
Factoring and other financial liabilities	—	80,118	80,118

Total other current financial liabilities	$2,039	$143,131	$145,170

Derivative liabilities	5,054	—	5,054
Other non-current financial liabilities	—	706	706

Total other non-current financial liabilities	$5,054	$706	$5,760

As of December 31, 2013

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Interest payable	$—	$9,500	$—	$9,500
Derivative liabilities	2,619	—	5,885	8,504
Factoring and other financial liabilities	—	97,846	—	97,846

Total other current financial liabilities	$2,619	$107,346	$5,885	$115,850

Derivative liabilities	—	—	73	73
Other non-current financial liabilities	—	297	—	297

Total other non-current financial liabilities	$—	$297	$73	$370

20. Issued Capital and Reserves

	January 1, 2012	December 31, 2012	December 31, 2013
Ordinary shares issued and outstanding and fully paid with a par value of €1.00	1	1	1

Authorized shares with a par value of €1.00	100	100	100

Other Equity

(U.S. dollars in thousands)
January 1, 2012	$985,839
Capital contributions	79,940

December 31, 2012	1,065,779

December 31, 2013	$1,065,779

As of January 1, 2012, other equity consisted of $483.2 million of capital contributions from the Company’s immediate parent company, Nalozo S.á.r.l (“Nalozo”), which is ultimately controlled by the Permira Funds, and $502.6 million of convertible loans from Nalozo issued in various tranches, each of which having substantially identical terms.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The convertible loans could have been settled at the Group’s option by delivering cash, by issuing shares or through other means and totaled $502.6 million and $582.5 million, as of January 1, 2012 and December 31, 2012, respectively. On May 24, 2013, Nalozo exchanged the convertible loans for an unconditional capital contribution for $582.5 million, which had no impact on the classification within the Consolidated Balance Sheet. The capital contribution was not made in return for any share capital nor for any additional rights.

Capital Structure Management

The aim of capital structure management is to maintain the financial flexibility needed to meet the liquidity and capital requirements of the Group’s growing businesses and to take advantage of strategic opportunities, primarily acquisitions, as they arise. The Group defines capital as its current and non-current debt along with its issued capital and other equity. The objectives of the Group’s financing policy are to secure liquidity, limit financial risks and optimize the cost of capital by means of an appropriate capital structure.

In May 2013, the Group borrowed $1.15 billion under the First Lien Term Loan at LIBOR plus 3.5% and $490.0 million under the Second Lien Term Loan at LIBOR plus 7.0%. The Group also has a Revolving Credit Facility with a capacity to borrow $150.0 million. The Group used the proceeds from the issuance of the First and Second Lien Term Loans primarily to repay existing debt as well as to fund general corporate purposes.

The Group maintains credit grade ratings from external rating agencies to ensure it has access to capital markets to avail of strategic opportunities as they arise. Subsequent to year-end, the Group raised an additional $175.0 million debt, the proceeds of which were used primarily to pursue certain opportunities including the acquisition of the Laboratoires Goëmar group, a global manufacturer and supplier of biostimulants, biocontrol and innovative nutrition products.

As part of the Group’s interest rate risk management, as disclosed in note 23, the Group uses various derivative instruments including interest rate swaps to mitigate interest rate risk in connection with its First and Second Lien Term Loans.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21. Transactions and Agreements with Related Parties

The Company’s parent and all of its significant subsidiary undertakings are listed below.

Relationship	Company name	Location	Equity Interest
			January 1, 2012		December 31, 2012		December 31, 2013
Parent	Nalozo S.à r.l. (1)	Luxembourg	100.00	%(2)	100.00	%(2)	100.00	%(2)
Subsidiaries	Arysta LifeScience Corporation	Tokyo/Japan	100.00%		100.00%		100.00%
	Arysta LifeScience U.K. USD Limited	London/U.K.	—		—		100.00%
	Arysta LifeScience Vietnam Co., Ltd.	Ho Chi Minh/Vietnam	100.00%		100.00%		100.00%
	Arysta LifeScience North America LLC.	North Carolina/USA	100.00%		100.00%		100.00%
	Arysta LifeScience Canada, Inc.	Vancouver/British Columbia	100.00%		100.00%		100.00%
	Arysta LifeScience Mexico S.A.de C.V	Distrito Federal/Mexico	100.00%		100.00%		100.00%
	Arysta LifeScience SPC, LLC	Delaware/USA	—		—		100.00%
	Arysta LifeScience (Mauritius) Limited	Ebene/Mauritius	100.00%		100.00%		100.00%
	Arysta LifeScience South Africa (Pty) Limited	La Lucia/South Africa	100.00%		100.00%		100.00%
	Volcano Agroscience (Pty) Ltd.	La Lucia/South Africa	100.00%		100.00%		100.00%
	Arysta LifeScience Asia Pte. Ltd.	Singapore	100.00%		100.00%		100.00%
	Arysta LifeScience (Shanghai) Co. Ltd.	Shanghai/China	100.00%		100.00%		100.00%
	Devidayal (Sales) Ltd.	Gujarat/India	100.00%		100.00%		100.00%
	Arysta LifeScience S.A.S.	Nogueres/France	100.00%		100.00%		100.00%
	Arysta LifeScience do Brasil Industria Química e Agropecuária Ltda.	São Paulo/Brazil	84.82%		84.82%		84.82%
	Arysta LifeScience Chile S.A.	Santiago/Chile	100.00%		100.00%		100.00%
	Grupo Bioquimico Mexicano, S.A. de C.V.	Saltillo/Mexico	100.00%		100.00%		100.00%
	Arysta LifeScience Colombia S.A.	Bogota/Colombia	90.02%		90.02%		90.02%
	Arysta LifeScience Argentina S.A.	Buenos Aires/Argentina	100.00%		100.00%		100.00%
	Arysta Health & Nutrition Sciences Corp.	Tokyo/Japan	100.00%		100.00%		100.00%
	Arysta LifeScience America Inc.	New York/USA	100.00%		100.00%		100.00%
	Arysta LifeScience Europe S.A.S.	Villebon sur Yvette/France	100.00%		100.00%		100.00%
	Arysta LifeScience Paraguay S.R.L.	Asuncion/Paraguay	66.67%		66.67%		66.67%

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	The ultimate controlling parties are Permira IV L.P. 1, Permira IV L.P. 2, Permira Investments Limited and P4 Co-Investment L.P. (collectively “Permira Funds”), see note 1.
(2)	Represents Nazolo’s investment in the Company.

In addition to the above, the financial statements of 93 subsidiaries are included in the consolidated financial statements as of and for the year ended December 31, 2013.

The Group’s subsidiaries based in the United Kingdom are registered at the Companies House, an executive agency of the Department for Business, Innovation and Skills (BIS) (the “Companies House”). The Group has availed itself of the exemption under section 479A of the Companies Act 2006 (the “Companies Act”) allowing it to file unaudited individual financial statements for Arysta LifeScience Global Limited (08544740), Arysta LifeScience U.K. Limited (06753741), Arysta LifeScience U.K. Holdings Limited (08532536), Arysta LifeScience U.K. USD Limited (08536902), Arysta LifeScience U.K. EUR Limited (08536900), Arysta LifeScience U.K. JPY Limited (08536901) and Arysta LifeScience U.K. CAD Limited (08536897).

The Group has availed itself of the exemption, under section 394A of the Companies Act, from the general requirement to file individual financial statements with the Companies House for Arysta LifeScience BRL Limited (08672867) and Arysta LifeScience UK USD-2 Limited (08672903).

Executive Compensation

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Short-term employee benefits	$9,603	$9,012
Post-employment pension and medical benefits	254	235

Total	$9,857	$9,247

Transactions with Controlling Party

The Group offers a Management Executive Plan for its senior employees (the “MEP Plan”) that grants units (the “units”) in Nalozo MIV L.P., an entity which owns approximately 24% of the limited partnership interests of Nalozo S.á.r.l., the Company’s immediate parent. The units do not represent a significant portion of the equity of the Group and substantially all of the units were granted prior to January 1, 2012.

Under the terms of the MEP Plan, the units generally vest ratably over five years. The units’ value depends on achieving certain contingencies including but not limited to, an initial public offering or other share sale that exceeds a minimum valuation target. As required by IFRS 2, Share based Payments, the units are treated as equity-settled share based payments in the Group’s financial statements as the obligation to settle the units, in cash, when the vesting criteria are met resides with entities other than Arysta LifeScience Limited and controlled by the Permira Funds. The valuation of the units at the grant date, net of the initial investment by the participants were determined to be insignificant. If the vesting criteria are met by achieving an initial public offering, the units will be settled, in cash, by the entities controlled by The Permira Funds, and consequently no additional compensation costs in excess of its grant date valuation will be recorded by the Group.

The Group has a consulting agreement with the Permira Funds for management support services. The Group has remitted $2.0 million for the year ended December 31, 2013 (2012: $2.0 million). There were no amounts outstanding as of December 31, 2012 and 2013.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the year ended December 31, 2012, the Group received capital contributions from its immediate parent company, Nalozo, which is ultimately controlled by the Permira Funds of $79.9 million. As of December 31, 2013, the Group had received capital contributions of $1.1 billion since being acquired by the Permira Funds in 2008. See note 20.

Dr. Christopher Richards, a current director of the Company, was paid $0.1 million in March 2014, for consulting services performed during the year ended December 31, 2013 (2012: nil).

On June 5, 2014, Arysta LifeScience Global Services (“ALSGS”), a subsidiary in the Group sold certain non-voting shares and an obligation to repurchase the shares to an investment vehicle beneficially owned by Jean-Pierre Princen, Chief Executive Officer of Laboratoires Goemar for $4.1 million. These non-voting shares will be repurchased, at prices specified in the agreement, by ALSGS upon certain triggering events including but not limited to a change of control including an Initial Public Offering, and achieving certain benchmarks of EBITDA growth of the Goemar group of companies. The Company will record the non-voting shares and the related options as a liability in its Consolidated Balance Sheet following this transaction and these liabilities will be measured at amortized cost.

22. Commitments and Contingencies

Operating Leases

Fixed-term, non-cancellable operating lease commitments totaled $16.8 million as of December 31, 2013, (2012: $17.0 million) of which $5.9 million was due within one year (2012: $5.8 million), and $10.8 million was due within one and five years (2012: $11.0 million) and $0.1 million thereafter (2012: $0.2 million). Operating lease payments relate to leases of buildings and office equipment.

Purchase Commitments

The Group had non-cancelable purchase commitments of $12.5 million of which $3.3 million was due within one year, $9.2 million was due within one to five years. Purchase commitments are generally purchase agreements on inventory related goods that are enforceable and legally binding on the Group and that specify all significant terms, including fixed or minimum quantities to be purchased and the approximate timing of the transaction. Purchase commitments exclude agreements that are cancellable without penalty. Purchase obligations also exclude open purchase orders that are routine arrangements entered into in the ordinary course of business, as they are difficult to quantify in a meaningful way.

Litigation and Other

The Group is subject to extensive regional, national and local laws, regulations, rules, and ordinances relating to pollution, protection of the environment, and the generation, storage, handling, transportation, treatment, disposal, and remediation of hazardous substances and waste materials. In the ordinary course of business, the Group is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, our formulation and packaging facilities require operating permits that are subject to renewal, modification, and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on operations, substantial fines, and civil or criminal sanctions.

Litigation is inherently unpredictable and the Group believes it has valid defenses with respect to legal matters pending against it.

Even though, the Group’s cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies, these risks and legal claims were not expected to result in any material expense as of December 31, 2012 and 2013.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23. Financial Instruments

Financial Risk Management Objectives and Policies

Policy for Financial Risk Management

The Group operates a financial risk management framework, approved by the Board of Directors. This framework provides guidance over all treasury and finance related matters, and is supported by delegated authority guidelines and other procedures in place across the Group. The Group monitors financial risk with a goal of limiting fluctuations in reported earnings and cash flows from these risks and providing economic protection against cost increases.

The Group raises funds to fund acquisitions and capital investment and other corporate needs, mainly through debt from financial institutions and banks. The Group limits its fund management only to short-term deposits and uses derivatives for the purpose of reducing the fluctuation risk relating to foreign currency exchange rates and interest rates, and does not enter into derivative transactions for speculative purposes.

Details of Financial Instruments and Related Risks

The Group is exposed to credit risk in relation to customers in respect of notes receivable and trade receivables. Notes receivable and trade receivables denominated in foreign currencies, which arise from the Group’s global operations, are exposed to exchange rate fluctuation risk.

Notes payable and accounts payable have a range of payment due dates and are generally due within one year. Those denominated in foreign currencies are exposed to foreign currency exchange risk. Short-term debt is taken out principally for the purpose of operating activities. The Group’s long- term debt is mainly utilized for business combinations and capital investment. Certain agreements relating to short-term debt, current portion of long-term debt and long-term debt include financial covenants as disclosed in Note 19.

The Group enters into forward foreign currency exchange contracts and currency option contracts to hedge the market risk of adverse fluctuations in foreign currency exchange rates inherent in holding foreign currency denominated assets and liabilities. The Group has employed various techniques to manage its interest rate risks and has entered into interest rate swap contracts and interest cap contracts to reduce the interest rate fluctuation risk of debt.

Risk Management of Financial Instruments

The Group conducts business activities with counterparties around the world, and thus is subject to the effects of credit risk, liquidity risk, and market risk (the risk arising from fluctuations in foreign currency exchange rates, interest rates, and others) described below. Financial instruments are, however, well diversified in the counterparties’ geographical locations, avoiding particular concentration of these risks. The Group evaluates these risks through monitoring on a regular basis.

Credit Risk

1) Overview of Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Financial assets held by the Group are mainly trade receivables. These are exposed to credit risk associated with respective customers or counterparties.

2) Management of Credit Risk

In accordance with the internal regulations, the Group periodically monitors due dates and outstanding balances of each customer. Customer credit risk is managed by each entity subject to the Group’s established policies, procedures and controls relating to customer credit risk management. In addition, the Group attempts to identify and mitigate the risk of bad debts from customers in financial difficulty.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3) Exposure to Credit Risk

The exposure after provision, as detailed in the table below, represents the maximum exposure to credit risk without taking into account the collateral held or any other credit enhancements. In certain instances the Group obtains collateral and other security for its trade receivables to limit is credit exposure. As of January 1, 2012, December 31, 2012 and December 31, 2013, the Group had $43.9 million, $49.3 million, and $54.2 million of collateral.

As of January 1, 2012

	Classification by creditworthiness			Total exposure	Provision for doubtful accounts	Exposure after provision
	Not impaired		Impaired assets
	Assets not past due	Assets past due
	(U.S. dollars in thousands)
Trade receivables	$482,481	$107,572	$109,456	$699,509	$(81,509)	$618,000
Notes receivables	18,556	—	—	18,556	—	18,556
Short-term deposits	7,246	—	—	7,246	—	7,246
Loan receivables	5,287	2,609	—	7,896	—	7,896
Derivative assets	44,770	—	—	44,770	—	44,770
Interest receivables	27	310	—	337	—	337
Other financial assets	3,664	—	—	3,664	—	3,664

Total	$562,031	$110,491	$109,456	$781,978	$(81,509)	$700,469

As of December 31, 2012

	Classification by creditworthiness			Total exposure	Provision for doubtful accounts	Exposure after provision
	Not impaired		Impaired assets
	Assets not past due	Assets past due
	(U.S. dollars in thousands)
Trade receivables	$590,291	$83,819	$96,098	$770,208	$(83,255)	$686,953
Notes receivables	11,142	—	—	11,142	—	11,142
Short-term deposits	1,048	—	—	1,048	—	1,048
Loan receivables	1,547	4,451	—	5,998	—	5,998
Derivative assets	5,716	—	—	5,716	—	5,716
Interest receivables	32	242	—	274	—	274
Other financial assets	1,109	—	—	1,109	—	1,109

Total	$610,885	$88,512	$96,098	$795,495	$(83,255)	$712,240

As of December 31, 2013

	Classification by creditworthiness			Total exposure	Provision for doubtful accounts	Exposure after provision
	Not impaired		Impaired assets
	Assets not past due	Assets past due
	(U.S. dollars in thousands)
Trade receivables	$547,451	$103,651	$91,622	$742,724	$(66,578)	$676,146
Notes receivables	16,013	—	—	16,013	—	16,013
Short-term deposits	11,938	—	—	11,938	—	11,938
Loan receivables	852	1,369	—	2,221	—	2,221
Derivative assets	9,865	—	—	9,865	—	9,865
Interest receivables	4	252	—	256	—	256
Other financial assets	1,923	—	—	1,923	—	1,923

Total	$588,046	$105,272	$91,622	$784,940	$(66,578)	$718,362

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aging Analysis of Past Due but not Impaired Financial Assets

In this aging analysis, amounts of financial assets for which the payment is overdue or the payment has not been made since the contractual due dates are stated by length of overdue period from due dates to the end of the year. The financial assets below have collective impairment provisions set aside to cover estimated credit losses.

The ages of financial assets as of January 1, 2012, December 31, 2012 and December 31, 2013 that were past due, but not impaired, were as follows:

As of January 1, 2012

	Amounts past due
	Up to 3 months	3 to 6 months	6 to 12 months	More than 1 year
	(U.S. dollars in thousands)
Trade receivables	$64,876	$12,249	$15,652	$14,795
Long-term loan receivables	26	16	43	2,524
Interest receivables	—	2	1	307

Total	$64,902	$12,267	$15,696	$17,626

As of December 31, 2012

	Amounts past due
	Up to 3 months	3 to 6 months	6 to 12 months	More than 1 year
	(U.S. dollars in thousands)
Trade receivables	$46,451	$15,862	$6,832	$14,674
Long-term loan receivables	16	7	36	4,392
Interest receivables	—	—	—	242

Total	$46,467	$15,869	$6,868	$19,308

As of December 31, 2013

	Amounts past due
	Up to 3 months	3 to 6 months	6 to 12 months	More than 1 year
	(U.S. dollars in thousands)
Trade receivables	$50,983	$16,985	$12,428	$23,255
Long-term loan receivables	25	—	81	1,263
Interest receivables	—	—	—	252

Total	$51,008	$16,985	$12,509	$24,770

Liquidity Risk

1) Outline of Liquidity Risk

Liquidity risk arises from the difficulty in raising funds to meet payment obligations when they fall due. The Group’s primary liquidity risk arises from the future repayment of its debt.

2) Management of Liquidity Risk

Based on the Group’s internal regulations, the persons responsible for cash flow management consistently monitor the Group’s cash flow status, prepare and update the Group’s financial plans on a timely basis and ensure stable liquidity in order to manage liquidity risk.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3) Exposure to Liquidity Risk

The table below summarizes the maturity profile for the Group’s financial liabilities based on the contractual undiscounted payments.

As of January 1, 2012

	Amounts due
	1 year or less	From 1 to 5 years	Total
	(U.S. dollars in thousands)
Debt	$196,539	$1,650,866	$1,847,405
Notes payable	8,657	—	8,657
Accounts payable	351,342	—	351,342
Interest payable	57,571	—	57,571
Derivative liabilities	1,495	12,633	14,128

Total	$615,604	$1,663,499	$2,279,103

As of December 31, 2012

	Amounts due
	1 year or less	From 1 to 5 years	Total
	(U.S. dollars in thousands)
Debt	$149,817	$1,442,955	$1,592,772
Notes payable	6,636	—	6,636
Accounts payable	368,271	—	368,271
Interest payable	63,013	—	63,013
Derivative liabilities	2,039	5,054	7,093

Total	$589,776	$1,448,009	$2,037,785

As of December 31, 2013

	Amounts due
	1 year or less	From 1 to 5 years	From 5 to 10 years	Total
	(U.S. dollars in thousands)
Debt	$17,794	$46,097	$1,576,750	$1,640,641
Notes payable	9,475	—	—	9,475
Accounts payable	354,789	—	—	354,789
Interest payable	9,500	—	—	9,500
Derivative liabilities	8,504	73	—	8,577

Total	$400,062	$46,170	$1,576,750	$2,022,982

Market Risk

1) Outline of Market Risk

The Group’s activities are exposed mainly to risks associated with changes in economic environments and financial market environments. Risks associated with changes in financial market environments are specifically: 1) foreign currency exchange rate risk, and 2) interest rate risk.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign currency exchange rate risk from financial instruments results from the translation at the closing rate of trade receivables, trade payables and other financial instruments denominated in foreign currencies into the functional currency of the respective subsidiaries.

Interest rate risk results from changes in prevailing market interest rates, which can cause a change in the interest payments of floating rate financial instruments.

2) Management of Market Risk

In order to reduce the foreign currency exchange rate risk arising from trade receivables, trade payables and other financial instruments denominated in foreign currencies, the Group enters into forward foreign exchange contracts and currency option contracts. The Group uses various methods for managing its market risk and has entered into interest rate swap contracts and interest cap contracts to reduce interest rate risk of debt.

In conducting and managing derivative transactions, the Group enters into derivative transactions in accordance with internal policies, which set authorization levels and limits on transaction volumes.

Foreign Currency Exchange Rate Risk

Foreign currency exchange rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency exchange rates. The Group conducts transactions in a variety of currencies and is subject to the effects of exchange rate risks associated with business activities conducted in foreign currencies. In order to hedge the risks associated with business activities, such as the risk of changes in cash flows of foreign currency denominated trade receivables and payables, the Group enters into forward foreign exchange contracts, currency swap contracts to mitigate these risks associated with exchange rate fluctuations.

Sensitivity Analysis of Foreign Currency Exchange Rate Risk

The Group’s sales are denominated in various currencies, primarily U.S. dollars, Japanese Yen, Euro and Brazilian Real. Consequently, sales are impacted by the various currency movements when compared to the U.S. dollar. Operating income is generally negatively impacted by a stronger U.S. dollar as reductions in U.S. dollar-reported sales are not offset completely by costs denominated in local currencies, as a significant portion of the Group’s purchases are in U.S. dollars.

A 10% appreciation of the U.S. dollar against the Euro and Japanese Yen, after accounting for any currency hedges in place before tax effect adjustments, would have the following impact on income before tax.

	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Income (loss) before tax
Euro	$(391)	$(415)
Japanese Yen	344	(127,297	)(1)

(1)	Subsequent to year end, as part of a reorganization, certain intercompany loans have been classified as net investments as no repayment is planned in the foreseeable future and any future foreign currency impacts will be recorded in other comprehensive income. Excluding the impact of these reorganized intercompany loans, the impact of a 10% appreciation of the U.S. dollar as of December 31, 2013 would have been net gains of approximately $0.2 million.

Conversely, a 10% depreciation of the U.S. dollar would result in the opposite impact on income before tax.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest Rate Risk

Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group, as a result of procuring debt at floating interest rates, is subject to the effects of changes in future cash flows of financial instruments caused by the fluctuation of market interest rates despite the Group interest rate swap contracts and other agreements to mitigate interest rate risks.

Sensitivity Analysis of Interest Rate Risk

In regards to financial instruments held by the Group as of the end of the fiscal year, the following table shows the amount affecting income before tax, as reported in the consolidated financial statements, in the case that the interest rate increases or decreases by 1%. The Group calculated the impact of changing interest rates including calculating any potential offsetting amounts from relevant hedging instruments. Such analysis is based on the assumption that other factors remain constant.

	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Income (loss) before tax
+1%	$(4,890)	$(4,099)
-1%	9,702	—

The interest rates on the First and Second Lien Term Loans have a minimum LIBOR rate of 1% and 1.25%, respectively. As of December 31, 2013, any declines in LIBOR would not reduce the amount of interest charged as LIBOR was below the respective minimum amounts.

3) Fair Value

The following tables show the carrying amounts and fair values of financial assets and liabilities by classes of financial instruments as of January 1, 2012, December 31, 2012, December 31, 2013, respectively. The inputs used in the fair value measurement are categorized into three levels based upon the observability of the inputs in markets.

Definition of Each Level of Fair Value Hierarchy

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can assess at the measurement date
Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly
Level 3:	Unobservable inputs for the assets or liabilities

Carrying amounts and fair value of financial instruments as of January 1, 2012

	Carrying amount	Fair value	Fair value hierarchy
			Level 1	Level 2	Level 3
	(U.S. dollars in thousands)
Long-term loan receivables	$5,519	$5,519	$—	$5,519	$—
Equity investments	13,501	13,501	1,101	28	12,372
Derivative assets	44,770	44,770	—	44,770	—
Long-term other financial assets	3,664	3,664	—	3,664	—

Total financial assets	$67,454	$67,454	$1,101	$53,981	$12,372

Long-term debt	$1,610,850	$1,679,321	$—	$1,679,321	$—
Derivative liabilities	14,128	14,128	—	14,128	—
Other long-term financial liabilities	952	952	—	952	—

Total financial liabilities	$1,625,930	$1,694,401	$—	$1,694,401	$—

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Carrying amounts and fair value of financial instruments as of December 31, 2012

	Carrying amount	Fair value	Fair value hierarchy
			Level 1	Level 2	Level 3
	(U.S. dollars in thousands)
Long-term loan receivables	$5,363	$5,363	$—	$5,363	$—
Equity investments	15,289	15,289	973	31	14,285
Derivative assets	5,716	5,716	—	5,716	—
Long-term other financial assets	1,109	1,109	—	1,109	—

Total financial assets	$27,477	$27,477	$973	$12,219	$14,285

Long-term debt	$1,416,884	$1,471,527	$—	$1,471,527	$—
Derivative liabilities	7,093	7,093	—	7,093	—
Other long-term financial liabilities	706	706	—	706	—

Total financial liabilities	$1,424,683	$1,479,326	$—	$1,479,326	$—

Carrying amounts and fair value of financial instruments as of December 31, 2013

	Carrying amount	Fair value	Fair value hierarchy
			Level 1	Level 2	Level 3
	(U.S. dollars in thousands)
Long-term loan receivables	$1,526	$1,526	$—	$1,526	$—
Equity investments	14,886	14,886	1,026	29	13,831
Derivative assets	9,865	9,865	—	9,865	—
Long-term other financial assets	1,923	1,923	—	1,923	—

Total financial assets	$28,200	$28,200	$1,026	$13,343	$13,831

Long-term debt	$1,589,649	$1,589,649	$—	$1,589,649	$—
Derivative liabilities	8,577	8,577	—	8,577	—
Other long-term financial liabilities	297	297	—	297	—

Total financial liabilities	$1,598,523	$1,598,523	$—	$1,598,523	$—

The carrying amounts of short-term financial instruments such as trade receivables, loan receivables and trade payables approximate the estimated fair values, and consequently are not included in the table above.

During the years ended December 31, 2012 and 2013, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into and out of the Level 3 fair value measurement.

Movements in equity investments within Level 3 were as follows:

(U.S. dollars in thousands)	Equity Investments
January 1, 2012	$12,372
Purchases	2,457
Sales	(20)
Gains or losses recognized in OCI	884
Foreign exchange translation	(1,408)

December 31, 2012	$14,285

Purchases	—
Sales	—
Gains or losses recognized in OCI	1,950
Foreign exchange translation	(2,404)

December 31, 2013	$13,831

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Measurement of Fair Value

Assets

(1) Loan receivables

The fair value of long-term loans included in loan receivables is measured at the present value calculated by discounting each portion of receivables as sorted into certain periods, for the corresponding remaining maturity, using the interest rate with credit risk taken into consideration.

(2) Equity investments

The fair value of listed shares is measured on the basis of quoted prices at the end of year.

The fair value of investments in unlisted shares is estimated using discounted future cash flows method, price comparison method, based on the prices of similar type of stocks and other valuation methods. The valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these unlisted equity investments.

For equity investments classified as level 3, no significant changes in fair value are expected to occur as a result of changing unobservable inputs to other alternative assumptions that are considered reasonable.

Liabilities

(1) Debt

The fair value of debt is measured at present value calculated by discounting each future payment using the appropriate discount rate, which considers both the interest rate and the credit risk.

Derivative Assets and Liabilities

(1) Currency related derivatives

The fair value of currency related derivatives is mainly measured at the end of year based on the forward exchange rates.

(2) Interest rate related derivatives

The fair value of interest rate related derivatives is mainly measured at the present value calculated by discounting future cash flows by applying the appropriate rate at the end of each year.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4) Derivatives and Hedge Accounting

Derivative Assets and Liabilities

The fair value and notional amount of derivatives qualifying as cash flow hedges and derivatives not qualifying for hedge accounting were as follows:

Derivatives qualifying for hedge accounting

	December 31, 2013
	Notional amount	Fair value
		Assets	Liabilities
	(U.S. dollars in thousands)
Cash flow hedges
Interest rate swap	$1,230,000	$5,655	$5,439
Forwards	22,289	399	492
Cross currency swap	300,000	1,257	27

Total	$1,552,289	$7,311	$5,958

The Group had no derivative investments that qualified for hedge accounting for the year ended December 31, 2012.

Derivatives not qualifying for hedge accounting

	January 1, 2012			December 31, 2012			December 31, 2013
	Notional amount	Fair value		Notional amount	Fair value		Notional amount	Fair value
		Assets	Liabilities		Assets	Liabilities		Assets	Liabilities
	(U.S. dollars in thousands)
Currency derivatives
Forwards	$1,033,819	$2,055	$1,495	$1,464,420	$2,045	$2,039	$81,904	$2,554	$2,619
Currency options	928,271	41,922	—	830,160	1,690	—	—	—	—

Interest rate derivatives
Interest rate swap	1,019,714	793	12,633	1,019,359	—	5,054	—	—	—
Interest rate caps	217,693	—	—	219	1,981	—	—	—	—

Total	$3,199,497	$44,770	$14,128	$3,314,158	$5,716	$7,093	$81,904	$2,554	$2,619

Hedge Accounting

A cash flow hedge is a hedge of exposure to fluctuations in cash flows attributable to a particular risk associated with a recognized asset or liability, firm commitment or highly probable forecast transaction and could affect net income (loss). The Group designates interest rate swap contracts as hedging instruments to hedge the risk of fluctuations of cash flows relating to floating rate debt and designates forward exchange transactions as hedging instruments to hedge the risk of fluctuations of cash flows concerning firm commitments or highly probable forecast transactions in foreign currencies.

There were no significant amounts recognized in net income (loss) relating to the ineffective portion of hedges or portions excluded from the assessment of hedge effectiveness.

The maximum period of exposure to cash flow risk, where cash flow hedge accounting is applied, is within 45 months, and the loss on valuation of derivatives that is expected to be realized within 12 months from December 31, 2013 is approximately $5.0 million.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amounts of cash flow hedges reclassified from Other Comprehensive Income into net gains (losses) included in “Financial Expense” in the Consolidated Income Statement were nil and $(1.7) million for the years ended December 31, 2012 and 2013.

Offsetting

As disclosed in the table below, the Group has financial assets and liabilities that are subject to enforceable master netting arrangements with the same counterparties. However, these financial assets and liabilities do not meet the criteria for offsetting financial assets and financial liabilities and are shown separately in the Consolidated Balance Sheet.

As of January 1, 2012

	Gross	Amounts under master netting agreement	Net
	(U.S. dollars in thousands)
Derivative assets	$44,770	$(439)	$44,331
Derivative liabilities	14,128	(439)	13,689

As of December 31, 2012

	Gross	Amounts under master netting agreement	Net
	(U.S. dollars in thousands)
Derivative assets	$5,716	$(2,269)	$3,447
Derivative liabilities	7,093	(2,269)	4,824

As of December 31, 2013

	Gross	Amounts under master netting agreement	Net
	(U.S. dollars in thousands)
Derivative assets	$9,865	$(5,534)	$4,331
Derivative liabilities	8,577	(5,534)	3,043

The set-off rights on financial instruments that do not generally meet some or all of the offsetting criteria for offsetting financial assets and financial liabilities become enforceable only under special circumstances, such as when the counterparty can no longer fulfill its obligations due to bankruptcy and other reasons.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5) Pledged Assets

The following assets were pledged as collateral for the Group’s obligations.

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Cash and cash equivalents	$24,842	$29,489	$75,369
Trade and other receivables	117,073	161,767	75,240
Inventories	48,783	38,500	43,024
Property, and plant and equipment	21,468	16,161	7,061
Product registration rights	451,586	379,421	303,457
Other intangible assets	4,274	4,331	3,060
Other non-current assets	1,135	1,297	1,802

Total	$669,161	$630,966	$509,013

24. Subsequent Events

On March 25, 2014, the Group acquired 100% of the Laboratoires Goëmar group, a global manufacturer and supplier of biostimulants, biocontrol and innovative nutrition for plants based in Saint Malo, France. The Group will combine the Laboratoires Goëmar product portfolio, which includes Physio Activator™ and Natural Defense technologies™, with the Group’s existing BioSolution products increasing the distribution of Laboratoires Goëmar products.

The information related to the accounting for this business combination, such as the acquisition date fair value for assets acquired and liabilities assumed, including goodwill has not been disclosed because the initial accounting for this acquisition, including the determination of the acquisition date fair value of the assets acquired and the liabilities assumed has not been completed as of the issuance date of the consolidated financial statements.

On March 24, 2014, the Group borrowed $175 million to fund the acquisition of the Goëmar companies and for general corporate purposes.

On September 8 2014, the Company declared a dividend of €230,000 ($311,007) to its shareholder.

25. First-time Adoption of IFRS

As disclosed in note 1, the Group was originally created through the merger of the agrochemical interests of two Japanese trading companies, Tomen Corporation and Nichimen Corporation, in February 2001. Historically, the Company’s operations and business were primarily conducted through its wholly owned subsidiary, Arysta Corporation. These financial statements for the years ended December 31, 2012 and 2013 are the first the Group has prepared in accordance with IFRS. The opening Consolidated Balance Sheet was prepared as of January 1, 2012, the date of transition to IFRS.

Prior to the year ended December 31, 2013, the Company had prepared unconsolidated financial statements in accordance with Irish GAAP and Arysta Corporation, its wholly owned subsidiary, prepared consolidated financial statements in accordance with JGAAP. The Group prepared consolidated financial statements under JGAAP for the year ended December 31, 2013. Accordingly, the previous GAAP for the purpose of these consolidated financial statements is considered to be JGAAP and as the consolidated financial statements of ALSC in JGAAP represented substantially all of the Group’s activity and were regularly provided to its shareholder, lenders and similar stakeholders. A reconciliation from JGAAP to IFRS is presented below.

IFRS 1, First-time Adoption of International Financial Reporting Standards, in principle, requires a company adopting IFRS for the first time (hereinafter referred to as “First-time Adopter”) to retrospectively apply as of the

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transition date the standards in force as of the end of the first IFRS reporting period, December 31, 2013, except where IFRS 1 prohibits the retrospective application of certain standards (mandatory exceptions in accordance with IFRS 1). Meanwhile, voluntary exemptions from full retrospective application are allowed for certain standards (exemptions in accordance with IFRS 1). The adjustments as a result of the initial application of IFRS are recognized directly through retained earnings and other components of equity at the date of transition to IFRS.

Exemptions in Accordance with IFRS 1

The Group has mainly applied the following exemptions from retrospective application on transition to IFRS from JGAAP.

Business Combinations

A First-time Adopter may elect not to retrospectively apply IFRS 3 to business combinations that occurred before the date of transition to IFRS. The Group, on the basis of this exemption, elected not to retrospectively apply IFRS 3 to business combinations that occurred before the date of transition to IFRS. The Group also elected not to apply IAS 21, The Effects of Changes in Foreign Exchange Rates, retrospectively to fair value adjustments and goodwill arising on business combinations. Consequently, business combinations, including goodwill, which occurred before the date of transition to IFRS were not restated from the carrying value previously determined in accordance with JGAAP. The Group performed an impairment test on goodwill at the date of transition to IFRS regardless of whether there was an indication that the goodwill may be impaired.

Foreign Currency Translation Adjustments

Under IFRS 1, the Group may elect to deem the cumulative translation differences for all foreign operations to be zero at the date of transition to IFRS. The Group has elected to deem the cumulative translation differences for all foreign operations to be zero at the date of transition to IFRS.

Mandatory Exceptions in Accordance with IFRS 1

In accordance with IFRS 1, retrospective application of IFRS is prohibited in respect of estimates. Derecognition of financial assets and financial liabilities can only be applied retrospectively if the related information is available. The Group has applied the requirements of IFRS on “estimates” prospectively from the date of transition to IFRS and on “derecognition of financial assets and financial liabilities” retrospectively as the related information was available.

Reconciliation of JGAAP to IFRS

The following reconciliations and the related notes present the main impacts of the transition from JGAAP to IFRS, on the Consolidated Income Statement, Consolidated Statement of Comprehensive Income, Consolidated Balance Sheet and Consolidated Statement of Cash Flows. The column “JGAAP” indicates balances of the Consolidated Income Statement, and Consolidated Balance Sheet in accordance with JGAAP. These balances were reclassified, as appropriate, to conform with the presentation of the consolidated financial statements in accordance with IFRS. Such reclassifications do not impact total assets, total liabilities, total net assets nor net income (loss).

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of the Consolidated Balance Sheet as of January 1, 2012

	Notes	JGAAP	Transition impact	IFRS
	(U.S. dollars in thousands)
Assets
Current assets
Cash and cash equivalents		$102,923	$101	$103,024
Trade and other receivables	A	651,707	27,970	679,677
Inventories		258,644	2,071	260,715
Current financial assets		5,032	(263)	4,769
Other current assets	B	61,451	(10,372)	51,079
Deferred tax assets	C	26,422	(26,422)	—

Total current assets		1,106,179	(6,915)	1,099,264

Non-current assets
Property, plant and equipment		81,669	(1,757)	79,912
Goodwill and intangible assets	D	2,260,953	(458,700)	1,802,253
Deferred tax assets	C	39,629	30,758	70,387
Non-current financial assets		69,499	(4,100)	65,399
Other non-current assets	B	46,152	(34,199)	11,953

Total non-current assets		2,497,902	(467,998)	2,029,904

Total assets		$3,604,081	$(474,913)	$3,129,168

	Notes	JGAAP	Transition impact	IFRS
	(U.S. dollars in thousands)
Liabilities and equity
Current liabilities
Trade and other payables		$387,342	$3,765	$391,107
Short-term debt		195,923	616	196,539
Other current financial liabilities	A	60,419	36,685	97,104
Other current liabilities	A	135,426	11,998	147,424
Deferred tax liabilities	C	33,643	(33,643)	—

Total current liabilities		812,753	19,421	832,174

Non-current liabilities
Long-term debt	B	1,650,867	(40,017)	1,610,850
Other non-current financial liabilities		13,585	0	13,585
Deferred tax liabilities	C	307,986	(162,912)	145,074
Other non-current liabilities	E	573,393	(506,205)	67,188

Total non-current liabilities		2,545,831	(709,134)	1,836,697

Total liabilities		$3,358,584	$(689,713)	$2,668,871

Shareholder’s Equity
Issued capital		—	—	—
Other shareholder’s equity	F	221,820	222,910	444,730

Equity of ALS shareholder		221,820	222,910	444,730
Non-controlling interests		23,677	(8,110)	15,567

Total equity		245,497	214,800	460,297

Total liabilities and equity		$3,604,081	$(475,913)	$3,129,168

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of the Consolidated Income Statement for the year ended December 31, 2013

	Notes	Year ended December 31, 2013
		JGAAP	Transition impact	IFRS
	(U.S. dollars in thousands)
Continuing operations
Sales	G, I, J	$1,597,008	$(88,083)	$1,508,925
Cost of goods sold	G	(1,040,989)	61,654	(979,335)

Gross profit		556,019	(26,429)	529,590

Selling, general and administrative expense	H	(394,201)	46,442	(347,759)
Other operating income		—	5,732	5,732
Other operating expense	D	—	(49,979)	(49,979)

Operating income		161,818	(24,234)	137,584

Financial income	I	5,782	27,582	33,364
Financial expense	J	(271,563)	66,877	(204,686)
Total extraordinary gains	I	10,593	(10,593)	—
Total extraordinary losses		(7,635)	7,635	—

Income (loss) before tax from continuing operations		(101,005)	67,267	(33,738)

Income tax benefit (expense)	K	(68,281)	20,688	(47,593)

Income (loss) after tax from continuing operations		(169,286)	87,955	(81,331)

Discontinued operations

Income (loss) after tax from discontinued operations		—	(12,104)	(12,104)

Net income (loss)		$(169,286)	$75,851	$(93,435)

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of the Consolidated Balance Sheet as of December 31, 2013

	Notes	JGAAP	Transition impact	IFRS
	(U.S. dollars in thousands)
Assets
Current assets
Cash and cash equivalents		$259,581	$(1,016)	$258,565
Trade and other receivables	A	666,438	80,397	746,835
Inventories		237,116	(148)	236,968
Current financial assets		3,903	447	4,350
Deferred tax assets	C	25,638	(25,638)	—
Other current assets	B	59,053	1,031	60,084

Total current assets		1,251,729	55,073	1,306,802

Non-current assets
Property, plant and equipment		72,987	(912)	72,075
Goodwill and intangible assets	D	1,394,864	(156,911)	1,237,953
Deferred tax assets	C	16,440	38,711	55,151
Non-current financial assets		24,604	197	24,801
Other non-current assets	B	49,009	(39,215)	9,794

Total non-current assets		1,557,904	(158,130)	1,399,774

Total assets		$2,809,633	$(103,057)	$2,706,576

Liabilities and equity
Current liabilities
Trade and other payables		406,820	(10,284)	396,536
Short-term debt		17,848	(54)	17,794
Other financial liabilities	A	18,640	97,210	115,850
Other current liabilities	A	152,922	8,784	161,706
Deferred tax liabilities	C	50,796	(50,796)	—

Total current liabilities		647,026	44,860	691,886

Non-current liabilities
Long-term debt	B	1,624,442	(34,793)	1,589,649
Other non-current liabilities	A	333	37	370
Deferred tax liabilities	C	165,026	(54,701)	110,325
Other non-current liabilities		52,796	4,886	57,682

Total non-current liabilities		1,842,597	(84,571)	1,758,026

Total liabilities		$2,489,623	$(39,711)	$2,449,912

Shareholder’s Equity
Issued capital		—	—	—
Other shareholder’s equity	F	287,769	(59,179)	228,590

Equity of ALS shareholder		287,769	(59,179)	228,590
Non-controlling interests		32,241	(4,167)	28,074

Total equity		320,010	(63,346)	256,664

Total liabilities and equity		$2,809,633	$(103,057)	$2,706,576

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of the Consolidated Statement of Cash Flows for the year ended December 31, 2013.

Under JGAAP, financial assets are derecognized upon the transfer of control to a third party regardless if the risks and rewards are not fully transferred. IFRS allows derecognition if the factoring arrangements transfer substantially all economic risks and rewards associated with trade receivables to a third party. The Group adjusted its trade receivables, which decreased its cash flows from operating activities and correspondingly increased its cash flow from financing activities by $98.9 million for factored trade receivables that had not transferred substantially all economic risks and rewards to a third party for the years ended December 31, 2013.

Other than the accounting for factoring of trade receivables discussed above, the transition from JGAAP to IFRS did not have a material impact on the Consolidated Statement of Cash Flows.

Reconciliation of the Consolidated Statement of Comprehensive Income for the year ended December 31, 2013.

Other than the changes to the Consolidated Income Statement, the transition from JGAAP to IFRS did not have a material impact on the Consolidated Statement of Comprehensive Income.

Reconciliation of the Consolidated Balance Sheets as of January 1, 2012, and December 31, 2013 and the reconciliation of the Consolidated Income Statement for the year ended December 31, 2013.

Notes to Reconciliation

The following notes on the reconciliation of the Consolidated Balance Sheets as of January 1, 2012 and December 31, 2013 and the reconciliation of the Consolidation Income Statement for the year ended December 31, 2013 include explanations for certain material adjustments required to adjust the Group financial statements from JGAAP to IFRS.

A.	IFRS requires that consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances. As of January 1, 2012, this GAAP difference had an impact on the Group’s accounting policy for the provision for bad debt, sales returns and cash rebates reducing retained earnings by $6.4 million, $3.1 million and $3.4 million, respectively. As of December 31, 2013, this GAAP difference resulted in changes to the calculation of the Group’s provision for bad debt and sales returns reducing retained earnings by $13.3 million and $7.9 million, respectively.

Under JGAAP, financial assets are derecognized upon the transfer of control to a third party as part of a factoring arrangement regardless if the risks and rewards are not fully transferred. IFRS allows derecognition only if the risks and rewards have been fully transferred. Consequently, the Group adjusted its trade receivables and other financial liabilities by $34.9 million and $98.7 million relating to factored trade receivables that had not transferred substantially all economic risks and rewards to a third party as of January 1, 2012 and December 31, 2013, respectively.

Under JGAAP, sales are not required to be measured at the fair value. IFRS requires that sales are measured at the fair value of the consideration receivable and if the inflow of cash or cash equivalents is deferred, the fair value of the consideration should be discounted to its present value. Accordingly, the Company has recorded an adjustment of $8.2 million and $8.4 million as of January 1, 2012 and December 31, 2013.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The resulting GAAP differences in trade accounts receivable, other financial liabilities and other current liabilities are summarized as follows:

	As of January 1, 2012			As of December 31, 2013
(U.S. dollars in thousands)	Trade accounts receivable	Other financial liabilities	Other current liabilities	Trade accounts receivable	Other financial liabilities	Other current liabilities
Factoring	$34,941	$34,941	$—	$98,698	$98,698	—
Bad debt provision	(6,445)	—	—	(13,340)	—	—
Sales Returns	—	—	3,133	—	—	7,931
Revenue adjustments	(8,210)	—	—	(8,428)	—	—
Others	7,684	1,744	8,865	3,467	(1,488)	853

Total	$27,970	$36,685	$11,998	$80,397	$97,210	$8,784

Under IFRS, the useful life is determined by management estimate of its intention to use the asset. However, under JGAAP, the useful life is determined based on the economic useful life of the asset, regardless of management intentions on usage. The impact resulted in a reduction in retained earnings of $2.9 million.

B.	Under IFRS, borrowing costs are included in the calculation of the effective interest rate of the debt and are offset against the carrying value of the borrowing, resulting in a reduction in other assets by approximately $40.0 million, and $31.9 million as of January 1, 2012 and December 31, 2013, respectively.

C.	On transition to IFRS, the Group recognized deferred tax assets, associated with taxable losses carried forward where recovery is considered probable, of $118.6 million and $77.3 million as of January 1, 2012 and December 31, 2013, respectively. These deferred tax assets were offset with existing deferred tax liabilities.

Deferred tax was also impacted by the various adjustments required by IFRS discussed in this note. Any changes to deferred tax as of the transition date were included in retained earnings and the changes to deferred tax for the year ended December 31, 2013 were included in the Consolidated Income Statement. As a result of recognition of impairment losses for intangible assets, the Group reduced deferred tax liabilities of $79.1 million and $37.6 million as of January 1, 2012 and December 31, 2013, respectively. Finally, under IFRS, deferred tax assets and liabilities are classified as non-current.

D.	IFRS requires goodwill to be reviewed for impairment at the date of transition regardless of whether there is an indication that goodwill may be impaired. In respect of intangible assets, the indicators for impairment are defined differently between JGAAP and IFRS.

As a result of the testing required by IFRS, the Group recognized impairment losses of $251.7 million and $218.0 million at the date of transition to IFRS on its goodwill and intangible assets, respectively. The Group also recognized impairment losses of $48.9 million on its intangible assets in the Consolidated Income Statement for the year ended December 31, 2013.

Under JGAAP, goodwill is generally amortized within 20 years. Under IFRS, goodwill is not amortized but reviewed at least annually or when indicators of impairment exist. Accordingly, the Company reversed $110.6 million of goodwill amortization resulting in a corresponding increase to retained earnings for the year ended December 31, 2013.

GAAP differences in goodwill are summarized as follows:

Goodwill and intangible assets	Impairment	Amortization	R&D capitalization	Foreign exchange and other	Total
	(U.S. dollars in thousands)
January 1, 2012	$(469,669)	$—	$2,937	$8,042	$(458,700)
December 31, 2013	(291,177)	110,677	12,720	10,869	(156,911)

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

E.	JGAAP does not have a comprehensive standard on the classification of debt and equity instruments so convertible loans of $502.6 million were classified as debt. Under IFRS, the convertible loans have been reclassified to equity as the loans could have been settled at the Group’s option by delivering cash, by issuing shares or through other means.

F.	Reconciliation of total equity as of January 1, 2012

(U.S. dollars in thousands)	Notes	Total Equity
JGAAP reported Net Equity		$245,497
Goodwill and intangible assets	D	(458,700)
Reclassification of debt to equity	E	502,610
Contingent consideration	L	(13,886)
Uniform accounting policies and other GAAP differences	A	(21,240)
Deferred tax	C	200,891
Others		5,125

IFRS reported Net Equity		$460,297

(U.S. dollars in thousands)	Notes	Total Equity
JGAAP reported Net Equity		$320,010
Goodwill and intangible assets	D	(156,911)
Uniform accounting policies and other GAAP differences	A	(37,610)
Deferred tax	C	118,569
Others		12,606

IFRS reported Net Equity		$256,664

G.	Adopting IFRS required the Group to reduce sales by approximately $56.2 million due to transactions in which the Group acted as an agent, and the amount of revenue recognized was limited to the net commission earned. Cost of sales was reduced by a corresponding amount.

Additionally, when the inflow of cash from sales is deferred, the Group discounted the future receipts to their estimated present value reducing sales by approximately $14.6 million.

H.	Under IFRS, goodwill is not amortized as it is under JGAAP, reducing Selling, General and Administrative expense by $57.5 million for the year ended December 31, 2013. This decrease was offset by reclassification of extraordinary losses reported under JGAAP to Selling, General and Administrative expense, which were not classified as operating expense reported under JGAAP.

I.	As described above, IFRS requires future cash receipts to be discounted to their estimated present value when the sale effectively includes a financing arrangement. The impact of this change increased financial income by approximately $14.6 million with a corresponding amount decreasing sales. Financial Income also includes a $7.6 million reclassification from extraordinary gains reported under JGAAP.

J.	Under JGAAP, certain discounts provided to customers totaling $14.8 million were included in Financial Expense and under IFRS, these discounts are recorded as a reduction of sales.

Under JGAAP, certain non-recurring costs, generally related to strategic transactions, either debt or equity, including direct transactions costs as well as other related costs including consulting costs and other non-recurring transactions can be included as non-operating costs. Under IFRS these costs are required to be included as operating costs. As such The Company reclassified $24.5 million to Selling, General and Administrative expense.

Under JGAAP, $10.8 million of costs associated with discontinued operations were included in Financial Expense and have been reclassified to Discontinued Operations in our IFRS results.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

K.	Income taxes were also impacted by certain IFRS adjustments including the impairment of intangible assets which decreased income tax by $15.2 million and IFRS requires the Group to report its results, net of discontinued items, including income taxes. The IFRS adjustments impacted various subsidiaries within the Group and the calculation of the income tax impact used the applicable income tax rate for the respective jurisdiction. See note 5.

L.	Under JGAAP, contingent consideration is recognized after delivery or the exchange is fixed and the market value is reasonably determined and as a result no liability for this contingent payment is recognized as of acquisition date. Under IFRS, the fair value of the contingent consideration, which is based on the present value of the amount estimated to be payable in the future, is recognized on the acquisition date. As a result, under IFRS, the Group adjusted its accounting for business combinations completed prior to the transition date, resulting in a $13.9 million reduction of retained earnings as of January 1, 2012. In 2012, the Company settled the liability by $12.0 million.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

Interim Condensed Consolidated Income Statement

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
	(unaudited)	(unaudited)
Continuing operations
Sales	$678,903	$699,646
Cost of goods sold	(437,040)	(438,958)

Gross profit	241,863	260,688

Selling, general and administrative expense	(166,221)	(176,471)
Other operating income	220	479
Other operating expense	(1,498)	(949)

Operating income	74,364	83,747

Interest income	10,658	9,517
Other financial income	29,223	5,137

Financial income	39,881	14,654

Interest expense	(79,782)	(54,602)
Other financial expense	(18,155)	(27,322)

Financial expense	(97,937)	(81,924)

Income (loss) before tax from continuing operations	16,308	16,477

Income tax benefit (expense)	(47,751)	(35,745)

Income (loss) after tax from continuing operations	$(31,443)	$(19,268)

Discontinued operations
Income (loss) after tax from discontinued operations	(2,912)	(688)

Net income (loss)	$(34,355)	$(19,956)

Attributable to:
Arysta LifeScience Limited (“ALS”) shareholder	$(39,109)	$(23,581)
Non-controlling interests	4,754	3,625

Net income (loss)	$(34,355)	$(19,956)

Earnings (loss) per share
Continuing operations	$(31,443)	$(19,268)
Discontinued operations	(2,912)	(688)

Basic and diluted earnings (loss) per share	$(34,355)	$(19,956)

Weighted average shares used to compute earnings (loss) per share

Basic and diluted	1	1

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

Interim Condensed Consolidated Statement of Comprehensive Income

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
	(unaudited)	(unaudited)
Net income (loss)	$(34,355)	$(19,956)

Components of other comprehensive income (OCI) from continuing operations:

Items that will not be reclassified subsequently to net income or loss:	—	—

Items that may be reclassified subsequently to net income or loss:		—
Unrealized gains (losses) on available-for-sale financial assets	637	(31)
Gains (losses) on derivatives designated as cash flow hedges	3,655	(4,341)
Foreign currency translation effects	3,564	43,428

Total components of OCI	7,856	39,056

Total comprehensive income (loss)	(26,499)	19,100

Attributable to:
ALS shareholder	(28,465)	15,145
Non-controlling interests	1,966	3,955

	(26,499)	19,100

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

Interim Condensed Consolidated Balance Sheet

(U.S. dollars in thousands)	December 31, 2013	June 30, 2014
	(audited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$258,565	$184,207
Trade and other receivables	746,835	738,722
Inventories	236,968	301,647
Current financial assets	4,350	1,903
Other current assets	60,084	57,747

Total current assets	1,306,802	1,284,226

Non-current assets
Property, plant and equipment	72,075	81,029
Goodwill and intangible assets	1,237,953	1,400,624
Deferred tax assets	55,151	58,219
Non-current financial assets	24,801	33,914
Other non-current assets	9,794	7,789

Total non-current assets	1,399,774	1,581,575

Total assets	$2,706,576	$2,865,801

Liabilities and equity
Current liabilities
Trade and other payables	$396,536	$290,545
Short-term debt	17,794	56,336
Other current financial liabilities	115,850	88,808
Other current liabilities	161,706	197,504

Total current liabilities	691,886	633,193

Non-current liabilities
Long-term debt	1,589,649	1,758,900
Other non-current financial liabilities	370	3,743
Deferred tax liabilities	110,325	140,255
Other non-current liabilities	57,682	54,436

Total non-current liabilities	1,758,026	1,957,334

Total liabilities	$2,449,912	$2,590,527

Equity
Issued capital	—	—
Other equity	$1,065,779	$1,065,779
Retained earnings	(804,647)	(828,228)
Other components of equity	(32,542)	6,184

Equity of ALS shareholder	228,590	243,735

Non-controlling interests	28,074	31,539

Total equity	256,664	275,274

Total liabilities and equity	$2,706,576	$2,865,801

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

Interim Condensed Consolidated Statement of Changes in Equity

(unaudited)

	Attributable to ALS shareholder
	Issued capital	Other equity	Retained earnings	Currency translation reserve	Available- for-sale reserve	Defined benefit plans	Gain (loss) on hedging Items	Equity of ALS shareholder	Non- controlling interests	Total equity
	(U.S. dollars in thousands)

As of January 1, 2013	$—	$1,065,779	$(702,018)	$13,782	$1,144	$(1,293)	$—	$377,394	$22,353	$399,747
Net income (loss)	—	—	(39,109)	—	—	—	—	(39,109)	4,754	(34,355)
OCI	—	—	—	6,352	637	—	3,655	10,644	(2,788)	7,856

Total comprehensive income (loss)	—	—	(39,109)	6,352	637	—	3,655	(28,465)	1,966	(26,499)
Dividends paid	—	—	—	—	—	—	—	—	(807)	(807)

As of June 30, 2013	—	$1,065,779	$(741,127)	$20,134	$1,781	$(1,293)	$3,655	$348,929	$23,512	$372,441

As of January 1, 2014	$—	$1,065,779	$(804,647)	$(32,392)	$2,466	$(120)	$(2,496)	$228,590	$28,074	$256,664
Net income (loss)	—	—	(23,581)	—	—	—	—	(23,581)	3,625	(19,956)
OCI	—	—	—	43,098	(31)	—	(4,341)	38,726	330	39,056

Total comprehensive income (loss)	—	—	(23,581)	43,098	(31)	—	(4,341)	15,145	3,955	19,100
Dividends paid	—	—	—	—	—	—	—	—	(490)	(490)

As of June 30, 2014	—	$1,065,779	$(828,228)	$10,706	$2,435	$(120)	$(6,837)	$243,735	$31,539	$275,274

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

Interim Condensed Consolidated Statement of Cash Flows

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
	(unaudited)	(unaudited)
Operating activities
Income (loss) before tax from continuing operations	$16,308	$16,477
Income (loss) before tax from discontinued operations	(3,503)	(864)

Income (loss) before tax	12,805	15,613

Non-cash adjustment to reconcile to net cash flows
Depreciation and amortization	36,860	38,895
Financial income	(31,968)	(18,712)
Financial expense	80,360	79,773
Other items	88	(2,220)
Working capital adjustments
(Increase) decrease in inventories	(33,222)	(62,420)
(Increase) decrease in trade and other receivables	72,377	35,569
Increase (decrease) in trade and other payables	(172,367)	(116,986)
(Increase) decrease in other current assets	(15,906)	(1,765)
Increase (decrease) in other current liabilities	92,311	(26)

Cash flow from operating activities	41,338	(32,279)

Interest and dividends received	3,187	1,318
Interest paid	(114,495)	(57,227)
Income tax paid	(15,158)	(20,021)

Net cash flow from (used for) operating activities	(85,128)	(108,209)

Investing activities
Purchase of property, plant and equipment	(3,873)	(5,218)
Proceeds from sales of property, plant and equipment	1,962	272
Purchase of intangible assets	(4,755)	(8,627)
Acquisition of subsidiaries, net of cash acquired	—	(150,145)
Other items	1,215	2,818

Net cash flow from (used for) investing activities	(5,451)	(160,900)

Financing activities
Proceeds from debt	1,640,141	204,951
Repayments of debt	(1,464,549)	(6,662)
Payment for derivative instruments, net	(5,274)	—
Dividends paid to non-controlling interests	(807)	(490)
Other items	(115)	(555)

Net cash flow from (used for) financing activities	169,396	197,244

Net change in cash and cash equivalents	78,817	(71,865)
Net foreign exchange difference	6,707	(2,493)

Cash and cash equivalents as of January 1	112,390	258,565

Cash and cash equivalents as of June 30	$197,914	$184,207

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

1.	Basis of Preparation

Arysta LifeScience Limited (“the Company”) is domiciled and incorporated in the Republic of Ireland and its corporate headquarters are located at 5 George’s Dock, IFSC, Dublin 1.

The Group develops and distributes value-added crop solutions specializing in agrochemicals, biological solutions, or biosolutions, as well as complementary areas of life sciences. The Group’s agrochemical products protect crops from weeds (herbicides), insects (insecticides), and diseases (fungicides). The Group’s biosolutions business focuses on the growing markets for biological stimulants, or biostimulants, innovative nutrition, and biological pesticide, or biocontrol, products. The Group operates in over 100 countries worldwide and has an expansive product portfolio, with over 3,600 product registrations in over 100 countries and approximately 950 patents worldwide.

The interim condensed consolidated financial statements of the Company and its subsidiaries (collectively “the Group”) have been prepared in accordance with International Accounting Standard 34, “Interim Financial Reporting” and have been prepared using the same accounting policies as its annual consolidated financial statements. The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements.

The interim condensed consolidated financial statements are presented in United States dollars (USD). All values are rounded to the nearest thousand, except when otherwise indicated.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expensed during the reported period. Actual results could differ from those estimated.

Recent Accounting Pronouncements

IFRS 15 Revenue from Contracts with Customers

In May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers , which replaces IAS 11 Construction Contracts , IAS 18 Revenue and related interpretations. IFRS 15 is effective for annual periods beginning on or after January 1, 2017, with early adoption permitted. This guidance requires that an entity should recognize revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance shall be applied using one of two methods: retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initially applying this statement recognized at the date of initial application. Management has not yet determined which method it will apply. The Group is currently evaluating the impact of the new standard on its financial statements.

IFRS 9 Financial Instruments

In July 2014, the IASB issued IFRS 9 Financial Instruments , which replaces IAS 39 Financial Instruments: Recognition and Measurement . IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. IFRS 9 provides guidance on the classification and measurement of financial assets and financial liabilities, general hedge accounting and impairment. The Group is currently evaluating the impact of the new standard.

IAS 32 Offsetting Financial Assets and Financial Liabilities — Amendments to IAS 32

These amendments clarify the meaning of “currently has a legally enforceable right to set-off” and the criteria for non-simultaneous settlement mechanisms of clearing houses to qualify for offsetting. These amendments are effective for annual periods beginning on or after 1 January 2014. The adoption of these amendments did not have a material impact on the Group’s financial statements.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

1.	Basis of Preparation (continued)

IAS 39 Novation of Derivatives and Continuation of Hedge Accounting — Amendments to IAS 39

These amendments provide relief from discontinuing hedge accounting when novation of a derivative designated as a hedging instrument meets certain criteria. These amendments are effective for annual periods beginning on or after January 1, 2014. The adoption of these amendments did not have a material impact on the Group’s financial statements.

IFRIC Interpretation 21 Levies

IFRIC 21 clarifies that a liability is recognized for a levy when the activity that triggers its payment, as identified by the relevant legislation, occurs. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability should be anticipated before the specified minimum threshold is reached. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014. The adoption of these amendments did not have a material impact on the Group’s financial statements.

2.	Seasonality of Operations

The timing of the Group’s sales, profit and cash flows throughout the year is significantly influenced by seasonal factors. The inherent seasonal nature of the agriculture industry and the geographic spread of the Group’s products often result in significant variations in earnings and cash flow across fiscal quarters. Agrochemical and biosolutions sales typically begin ahead of the growing season and peak in the middle of the season. In the northern hemisphere, farmers purchase the majority of their crop inputs during the first half of the year. Growers in the southern hemisphere do the majority of their purchasing in the second half of the year. As a result, the Group has historically experienced significant fluctuations in quarterly sales, which have generally peaked in the fourth calendar quarter. The Group’s operating cash flows and working capital are impacted by the seasonal nature of the Group’s business as working capital requirements tend to peak in the first half of the year and decline thereafter until the fourth quarter. Typically, inventory builds in advance of the peak sales made in the second quarter and in the fourth quarter where it begins to increase again. The majority of the Group’s receivables come due in the period from May to October.

3.	Segment Information

The operating segments of the Group for which discrete financial information is available are regularly reviewed by the chief operating decision maker (“CODM”). The Group is organized into six Reportable Segments: (1) Latin America, (2) Africa and Western Europe, (3) North America, (4) Japan and Central/Eastern Europe, (5) China, South Asia (“CSA”), Goemar and Life Sciences and (6) Corporate.

Segment sales, except Corporate, are based on the geographic location of customers. Corporate segment sales include certain provisions for rebates and sales returns held centrally and not allocated to other segments. Segment income is based on operating income before depreciation of property, plant and equipment, amortization of intangible assets, other operating income (expense), net, and other adjustments described below. Segment income includes items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items include adjustments allowed under existing credit agreement, which include but are not limited to restructuring costs, costs related to debt refinancing, sponsor payments, expenses related to mergers and acquisitions, unusual and non-recurring charges. The Group does not allocate assets and liabilities to reportable segments because such assets and liabilities are not regularly reviewed by the CEO, who is considered the chief operating decision maker, to make decisions about resource allocation and to assess performance.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

3.	Segment Information (continued)

For the six months ended June 30, 2013

	Latin America	Africa and Western Europe	North America	Japan and Central/Eastern Europe	CSA, and Life Sciences	Corporate	Total
	(U.S. dollars in thousands)
Segment sales	$240,206	$139,591	$83,903	$142,250	$95,730	$6,807	$708,487
Segment income	52,628	23,276	5,965	35,968	13,911	(7,308)	124,440

For the six months ended June 30, 2014

	Latin America	Africa and Western Europe	North America	Japan and Central/Eastern Europe	CSA, Goemar and Life Sciences	Corporate	Total
	(U.S. dollars in thousands)
Segment sales	$241,022	$157,721	$86,479	$135,660	$105,905	$(101)	$726,686
Segment income	52,511	30,867	14,824	30,997	14,035	(12,561)	130,673

Adjustments and Eliminations

The adjustments between reportable segment information and the interim condensed consolidated financial statements of the Group for the six months ended June 30, 2013 and 2014 were summarized as follows:

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
Segment sales	$708,487	$726,686
Agent sales, discounts and adjustments not attributable to a segment	(29,584)	(27,040)

Sales	$678,903	$699,646

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
Consolidated segment income	$124,440	$130,673
Depreciation and amortization	(36,757)	(36,353)
Other operating income (expense), net	(1,278)	(470)
Other credit agreement adjustments	(12,041)	(10,103)

Operating income	74,364	83,747

Financial income (expense), net	(58,056)	(67,270)

Income (loss) before tax from continuing operations	$16,308	$16,477

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

4.	Discontinued Operations

In 2012, the Group discontinued two separate businesses, its Midas business, primarily located in North America, and the FES group of companies, which represents substantially all of its business located in Russia. The Group disposed of FES in July 2014, and no material gain or loss was recorded. Income (loss) relating to those discontinued operations was as follows:

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
Sales	$3,444	$549
Cost of goods sold	(3,374)	(549)

Gross profit	70	—

Selling, general and administrative expense	(3,099)	(187)
Other operating income	758	78
Other operating expense	(260)	(211)

Operating income (loss)	(2,531)	(320)

Financial income	4	—
Financial expense	(976)	(544)

Income (loss) before tax from discontinued operations	(3,503)	(864)

Income tax benefit (expense)	591	176

Income (loss) after tax from discontinued operations attributable to ALS shareholder	$(2,912)	$(688)

5.	Earnings (loss) per Share

Basic and diluted earnings per share (“EPS”) amounts are calculated by dividing the net income (loss) for the six months attributable to ordinary equity holders of the company by the weighted average number of ordinary shares outstanding during the six months as the Group has not issued any potentially dilutive securities, such as stock options or stock appreciation rights.

There have been no other transactions involving ordinary shares or ordinary shares between the reporting date and the date of authorization of these financial statements.

The following reflects the income and share data used in the basic and diluted earnings per share computations:

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
Net income (loss) attributable to shareholder of ALS from continuing operations	$(31,443)	$(19,268)
Net income (loss) attributable to shareholder of ALS from discontinued operations	(2,912)	(688)

Net income (loss) attributable to shareholder of ALS basic and diluted	$(34,355)	$(19,956)

	Six months ended June 30,
	2013	2014
Weighted average number of shares — basic and diluted	1	1

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

5.	Earnings (loss) per Share (continued)

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
Basic and diluted EPS attributable to ordinary shareholder of ALS	$(34,355)	$(19,956)

Basic and diluted EPS from continuing operations	$(31,443)	$(19,268)

6.	Financial Income (Expense)

Financial Income by Category of Financial Instruments

For the six months ended June 30, 2013

(U.S. dollars in thousands)	Loans and receivables	Available-for- sale financial assets	Total
Interest income	$10,658	$—	$10,658
Dividend income	—	18	18

	$10,658	$18	$10,676

Foreign exchange gain			22,448
Others			6,757

Total financial income			$39,881

For the six months ended June 30, 2014

(U.S. dollars in thousands)	Financial liabilities at FVTPL	Loans and receivables	Available-for- sale financial assets	Total
Interest income	$—	$9,517	$—	$9,517
Dividend income	—	—	17	17
Gains on valuation of derivatives, net	194	—	—	194

	$194	$9,517	$17	$9,728

Others				4,926

Total financial income				$14,654

Financial Expense by Category of Financial Instruments

For the six months ended June 30, 2013

(U.S. dollars in thousands)	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Total
Interest expense	$—	$(79,782)	$(79,782)
Losses on valuation of derivatives, net	(413)	—	(413)

	$(413)	$(79,782)	$(80,195)

Financing discounts			(2,231)
Others			(15,511)

Total financial expense			$(97,937)

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

6.	Financial Income (Expense) (continued)

For the six months ended June 30, 2014

(U.S.dollars in thousands)	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivative hedging instruments	Total
Interest expense	$—	$(51,828)	$(2,774)	$(54,602)

Foreign exchange loss				(19,360)
Financing discounts				(2,497)
Others				(5,465)

Total financial expense				$(81,924)

7.	Business Combinations

On March 25, 2014, the Group acquired 100% of the Laboratoires Goëmar group (“Goëmar”), a global manufacturer and supplier of innovative nutrition for plants based in Saint Malo, France. The Group will combine the Goëmar product portfolio, which includes Physio Activator TM and Natural Defense technologies, with the Group’s related products expanding Goëmar’s distribution capabilities.

The initial accounting for this acquisition, including the determination of the acquisition date fair value of the tangible and intangible assets acquired and the liabilities assumed, has not been finalized as of the issuance date of the interim condensed consolidated financial statements. The Group has used the book value of the acquired assets and liabilities assumed for the provisional purchase price accounting. The goodwill recognised does not give rise to any deduction for tax purposes.

The recognised identifiable assets and liabilities at March 25, 2014 were as follows:

U.S. dollars in thousands)	Provisional
Cash and cash equivalents	$7,572
Trade receivables and other current assets	13,732
Non-current assets	8,675

Total assets	29,979

Liabilities	19,687

Total net assets	10,292

Goodwill arising on acquisition	$147,288

Transaction costs of $5.0 million include $2.3 million of debt issuance costs, which were offset against the carrying value of the debt and will be amortized over the life of the debt. The remaining transaction costs have been expensed and are included in selling, general and administrative expenses. Since acquisition, revenue and net income of Goëmar was $7.2 million and $1.2 million, respectively. If the Company had acquired Goëmar as of January 1, 2014, proforma consolidated revenues and proforma net loss for the six months ended June 30, 2014 would have been $ 711.0 million and $7.6 million, respectively.

8.	Cash and Cash equivalents

(U.S. dollars in thousands)	December 31, 2013	June 30, 2014
Cash at bank and on hand	$246,627	$175,765
Short-term deposits	11,938	8,442

Cash and cash equivalents	$258,565	$184,207

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

9.	Inventories

(U.S. dollars in thousands)	December 31, 2013	June 30, 2014
Raw materials	$62,367	$74,696
Work in progress	8,652	14,483
Finished products	165,949	212,468

Total inventories	$236,968	$301,647

10.	Debt

(U.S. dollars in thousands)	December 31, 2013	June 30, 2014
Short-term debt	$6,294	$43,075
Current portion of long-term debt	11,500	13,261

Total short-term debt	$17,794	$56,336

Long-term debt	1,589,649	1,758,900

Total debt	$1,607,443	$1,815,236

In May 2013, the Group borrowed $1.64 billion under its First and Second Lien Credit and Guaranty Agreements (collectively its “First and Second Lien Term Loans”). The term loan under the Group’s First Lien Credit Facility of $1.15 billion was issued at LIBOR plus 3.5%, due May 2020, and the term loan under the Second Lien Credit Facility of $490.0 million was issued at LIBOR plus 7.0%, due November 2020.

On March 24, 2014, the Group borrowed an additional $175.0 million as an incremental term loan under its existing May 2013 $1.15 billion First Lien Credit and Guaranty Agreement issued at a discount to par at a price of 99.5% and bearing interest at LIBOR plus 3.5%, due May 2020. The Group used the proceeds from the additional borrowing for the acquisition of Goëmar as well as to fund general corporate purposes.

Additionally, the Group also has a revolving credit facility with a capacity to borrow $150.0 million.

(U.S. dollars in thousands)	December 31, 2013	June 30, 2014
Total revolving credit facility	$150,000	$150,000
Drawdown	—	—

Available for drawdown	$150,000	$150,000

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

11.	Other Financial Liabilities

As of December 31, 2013

(U.S. dollars in thousands)	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivative hedging instruments	Total
Interest payable	$—	$9,500	$—	$9,500
Derivative liabilities	2,619	—	5,885	8,504
Factoring and other financial liabilities	—	97,846	—	97,846

Total other current financial liabilities	$2,619	$107,346	$5,885	$115,850

Derivative liabilities	—	—	73	73
Other non-current financial liabilities	—	297	—	297

Total other non-current financial liabilities	$—	$297	$73	$370

As of June 30, 2014

(U.S. dollars in thousands)	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivative hedging instruments	Total
Interest payable	$—	$11,159	$—	$11,159
Derivative liabilities	6,063	—	4,014	10,077
Factoring and other financial liabilities	—	67,572	—	67,572

Total other current financial liabilities	$6,063	$78,731	$4,014	$88,808

Derivative liabilities	—	—	3,524	3,524
Other non-current financial liabilities	—	219	—	219

Total other non-current financial liabilities	$—	$219	$3,524	$3,743

12.	Commitments and Contingencies

There was no significant change in the total amount of commitments and contingencies as of June 30, 2014, compared with December 31, 2013.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

13.	Financial Instruments

The following tables show the carrying amounts and fair values of financial assets and liabilities by classes of financial instruments as of June 30, 2014 and December 31, 2013, respectively. The inputs used in the fair value measurement are categorised into three levels based upon the observability of the inputs in markets, described below.

Carrying amounts and fair value of financial instruments as of December 31, 2013

			Fair value hierarchy
(U.S. dollars in thousands)	Carrying amount	Fair value	Level 1	Level 2	Level 3
Long-term loan receivables	$1,526	$1,526	$—	$1,526	$—
Equity investments	14,886	14,886	1,026	29	13,831
Derivative assets	9,865	9,865	—	9,865	—
Long-term other financial assets	1,923	1,923	—	1,923	—

Total financial assets	$28,200	$28,200	$1,026	$13,343	$13,831

Long-term debt	$1,589,649	$1,589,649	$—	$1,589,649	$—
Derivative liabilities	8,577	8,577	—	8,577	—
Other non-current financial liabilities	297	297	—	297	—

Total financial liabilities	$1,598,523	$1,598,523	$—	$1,598,523	$—

Carrying amounts and fair value of financial instruments as of June 30, 2014

			Fair value hierarchy
(U.S. dollars in thousands)	Carrying amount	Fair value	Level 1	Level 2	Level 3
Long-term loan receivables	$2,512	$2,512	$—	$2,512	$—
Equity investments	15,152	15,152	3,177	—	11,975
Derivative assets	11,934	11,934	—	11,934	—
Long-term other financial assets	2,083	2,083	—	2,083	—

Total financial assets	$31,681	$31,681	$3,177	$16,529	$11,975

Long-term debt	$1,758,900	$1,758,900	$—	$1,758,900	$—
Derivative liabilities	13,601	13,601	—	13,601	—
Other non-current financial liabilities	219	219	—	219	—

Total financial liabilities	$1,772,720	$1,772,720	$—	$1,772,720	$—

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date
Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly
Level 3:	Unobservable inputs for the assets or liabilities

Measurement of Fair Value

(1)	Loan receivables

The fair value of long-term loans included in loan receivables is measured at the present value calculated by discounting each portion of receivables as sorted into certain periods, for the corresponding remaining maturity, using the interest rate with credit risk taken into consideration.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

13.	Financial Instruments (continued)

(2)	Equity investments

The fair value of listed shares is measured on the basis of quoted prices as of the end of each reporting period.

The fair value of investments in unlisted shares is estimated using discounted future cash flows method, price comparison method, based on the prices of similar type of stocks and other valuation methods. The valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these unlisted equity investments.

(3)	Debt

The fair value of debt is measured at present value calculated by discounting each future payment using the appropriate discount rate, which considers both the interest rate and the credit risk.

(4)	Currency related derivatives

The fair value of currency related derivatives is mainly measured at the end of year based on the forward exchange rates.

(5)	Interest rate related derivatives

The fair value of interest rate related derivatives is mainly measured at the present value calculated by discounting future cash flows by applying the appropriate rate as of the end of each reporting period.

INDEPENDENT AUDITORS’ REPORT

Management of Chemtura as the Owners of

The Chemtura AgroSolutions Business of Chemtura Corporation:

We have audited the accompanying combined financial statements of the Chemtura AgroSolutions Business of Chemtura Corporation (the “Business”), which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for each of the years in the two-year period ended December 31, 2013, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of the Business as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2013 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Stamford, Connecticut

May 30, 2014

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

(in thousands of US dollars)

	2013	2012
NET SALES	$449,255	$410,090

COSTS AND EXPENSES
Cost of goods sold (excluding depreciation)	275,106	252,922
Selling, general and administrative	64,982	63,663
Depreciation and amortization	14,363	15,079
Research and development	13,243	13,449
Facility closures, severance and related (benefit) costs	(271)	2,687
Impairment charges	—	—
Equity (income) loss	(1,020)	2,575

OPERATING INCOME	82,852	59,715
Interest expense	(208)	(417)
Other expense, net	(6,548)	(3,175)

Earnings before income taxes	76,096	56,123
Income tax expense	(29,241)	(17,662)

Net earnings	$46,855	$38,461

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

(in thousands of US dollars)

	2013	2012
Net earnings	$46,855	$38,461
Other comprehensive loss:
Foreign currency translation	(12,527)	(1,012)

Comprehensive income attributable to Chemtura AgroSolutions Business	$34,328	$37,449

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31

(in thousands of US dollars)

	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,859	$6,419
Accounts receivable, net	132,771	132,708
Inventories, net	87,224	95,176
Other current assets	13,852	15,707

Total current assets	240,706	250,010

NON-CURRENT ASSETS
Property, plant and equipment, net	32,693	34,388
Intangible assets, net	28,023	28,142
Investments in non-consolidated entities	5,752	23,769
Other assets	5,086	7,808

Total Assets	$312,260	$344,117

LIABILITIES AND NET PARENT INVESTMENT

CURRENT LIABILITIES
Short term debt	$1,130	$2,462
Accounts payable	31,243	27,960
Accrued expenses	18,179	26,071

Total current liabilities	50,552	56,493

NON-CURRENT LIABILITIES
Asset retirement obligations	272	243
Other non-current liabilities	2,267	3,314

Total liabilities	53,091	60,050

NET PARENT INVESTMENT
Total Net Parent Investment	259,169	284,067

Total Liabilities and Net Parent Investment	$312,260	$344,117

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

(in thousands of US dollars)

Increase (decrease) in cash	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$46,855	$38,461
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	14,363	15,079
Loss on sale of assets	161	3
Impairment charges	—	—
Provision for doubtful accounts	740	286
Equity (income) loss	(1,020)	2,575
Deferred taxes	(146)	(3,597)
Facility closures, severance and related (benefit) costs	(271)	2,687
Stock-based compensation expense funded by Chemtura	845	1,438
Changes in assets and liabilities, net:
Accounts receivable	(8,735)	(24,971)
Inventories	3,486	9,983
Accounts payable	4,604	8,452
Other current assets and liabilities	(435)	1,773
Other assets	229	91
Accrued expenses	(7,769)	10,910

Net cash provided by operating activities	52,907	63,170

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures — plant, property and equipment	(4,096)	(4,049)
Capital expenditures — crop registration intangibles	(6,262)	(6,638)
Proceeds from sale of assets	259	113
Proceeds from (payments related to formation of) joint venture	22,882	(1,573)

Net cash provided by (used in) investing activities	12,783	(12,147)

CASH FLOWS FROM FINANCING ACTIVITIES
Net parent investment	(63,256)	(48,817)
Short term (repayment) / borrowing	(1,115)	(1,232)

Net cash used in financing activities	(64,371)	(50,049)

CASH AND CASH EQUIVALENTS
Effect of exchange rates on cash and cash equivalents	(879)	216

Change in cash and cash equivalents	440	1,190
Cash and cash equivalents at beginning of year	6,419	5,229

Cash and cash equivalents at end of year	$6,859	$6,419

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF NET PARENT INVESTMENT

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(in thousands of US dollars)

Net Parent Investment
Balance, January 1, 2012	$290,404

Comprehensive income:
Net earnings	38,461
Equity adjustment for translation of foreign currencies	(1,012)
Contributions attributed to:
Net transfers to parent	(43,786)

Balance, December 31, 2012	$284,067

Comprehensive income:
Net earnings	46,855
Equity adjustment for translation of foreign currencies	(12,527)
Contributions attributed to:
Net transfers to parent	(59,226)

Balance, December 31, 2013	$259,169

See Accompanying Notes to Combined Financial Statements

NOTES TO COMBINED FINANCIAL STATEMENTS

1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Chemtura AgroSolutions Business is 100% owned by Chemtura Corporation (“Chemtura”). When we use the terms “Chemtura AgroSolutions Business,” “We,” “Us” and “Our” unless otherwise indicated or the context otherwise indicates, we are referring to the AgroSolutions Business of Chemtura Corporation to indicate the carved-out business to which these financial statements relate. When we use the terms “Chemtura” or the “Company,” unless otherwise indicated or the context otherwise requires, we are referring to Chemtura Corporation and its consolidated subsidiaries.

The Chemtura AgroSolutions Business focuses on specific target applications in six major product lines which include seed treatments, fungicides, miticides, insecticides, growth regulators and herbicides. We have developed our products for use on high-value target crops such as tree and vine fruits, ornamentals and nuts and for commodity row crops such as soybeans, oilseed rape and corn. Our dedicated sales force works with growers and distributors to promote the use of our products throughout a crop’s growth cycle and to address selective regional, climate, and growth opportunities. We expand our presence in worldwide targeted markets by developing or acquiring crop protection products and obtaining registrations for new uses and geographies where demand for our products and services has potential for growth. Our expertise in registering our product offerings and our diverse global position differentiates us from our competitors. We develop and sell our own products and we also sell and register products manufactured by others on a license and/or resale basis. Our seed treatments are used to coat seeds in order to protect the seed during germination and protect the plant during initial growth phases. Seed treatment is an environmentally attractive form of crop protection involving localized use of agricultural chemicals at much lower use rates than other (foliar) agrichemical treatments. We anticipate growth in seed treatment resulting from the expanded use of higher value genetically modified seed.

Our fungicides are products that prevent the spread of fungi in crops which can cause damage resulting in loss of yield and profit for growers. Our miticides (acaricides) are products that control a variety of mite pests on the crops. Our insecticides are products used against insect pests at different stages of the life cycle from egg and larvae to nymph and adult. They have both crop and public health applications. Our plant growth regulators are products used for controlling or modifying plant growth processes without severe phytotoxicity. Our herbicides are products used to control unwanted plants while leaving the crops they are targeted to treat unharmed.

We work closely with our customers, distributors, and individual growers as part of an on-the-ground coordinated effort. We develop products in response to ongoing customer demands, drawing upon existing technologies and tailoring them to match immediate needs. For example, a grower’s crops may require varying levels of treatment depending on weather conditions and the degree of infestation. Our research and technology is therefore geared towards responding to threats to crops around the world as they emerge under a variety of conditions.

Our experience with registering products is a valuable asset, as registration is a significant barrier to entry, particularly in developed countries. Registration of products is a complex process in which we have developed proficiency over time. The breadth of our distribution network and the depth of our experience enable us to focus on profitable applications that have been less sensitive to competitive pricing pressures than broad commodity segments. This position allows us to attract licensing and resale opportunities from partner companies providing us new products and technologies to accompany our own existing chemistries.

Basis of Presentation

The accompanying carve-out combined financial statements are comprised of the Chemtura AgroSolutions Business activities distributed across 48 legal entities (the “Carve-Out Entities”) of the parent company. All intercompany balances and transactions between the operations of the Carve-Out Entities have been eliminated in the accompanying combined financial statements, no intercompany transactions existed outside of the Carve-Out Entities.

The accompanying combined financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”). These combined financial statements have been extracted from the accounting records of Chemtura on the basis of accounting policies and procedures described below in the section entitled Accounting Policies. These combined financial statements are not intended to be a complete presentation of the financial position or results of operations of the Chemtura AgroSolutions Business had it been a stand-alone entity. Our historical results of operations, financial position, and cash flows may not be indicative of what they would actually have been had we been a separate stand-alone entity, nor are they indicative of what our results of operations, financial position and cash flows may be in the future.

The combined financial statements have been prepared to assist in Chemtura’s proposed divestiture of its Chemtura AgroSolutions Business and to demonstrate the historical results of operations, financial position and cash flows of the Chemtura AgroSolutions Business for the indicated periods under Chemtura’s management.

The accompanying combined financial statements reflect the assets and liabilities that are directly attributable to the Chemtura AgroSolutions Business. The assets and liabilities excluded from the accompanying combined financial statements consist of:

•	Cash that has been swept into Chemtura’s centralized cash management system. For most of the entities constituting its business including the Chemtura AgroSolutions Business, Chemtura uses a centralized approach to cash management and financing of its operations. Accordingly, none of the cash or cash equivalents, debt or capital leases, including interest thereon not directly related to the Chemtura AgroSolutions business, has been reflected in these combined financial statements.

•	Other assets and liabilities at Chemtura subsidiary companies that are not directly related to, or are not specifically owned by, or commitments of the Chemtura AgroSolutions Business, including fixed assets shared by the Chemtura AgroSolutions business with other Chemtura businesses.

Revenue and costs directly related to the Chemtura AgroSolutions Business have been entirely attributed to the Chemtura AgroSolutions Business in the accompanying combined financial statements. We also receive services and support from other functions of Chemtura. Our operations are dependent upon the ability of these other businesses and functions to provide these services and support. The costs associated with these services and support have been allocated to us using methodologies primarily based on proportionate revenues or proportionate headcount of the Chemtura AgroSolutions Business, as compared to the revenues or headcount of Chemtura as a whole, which we believe is the most appropriate method of allocation. These allocated costs are primarily related to corporate administrative expenses and restructuring costs, employee related costs including pensions and other benefits, for corporate and shared employees, depreciation expense on shared assets, and rental and usage fees for shared assets for the following functional groups: information technology; legal; accounting and finance; human resources; marketing and product support; product development; customer support; treasury; facility; and other corporate and infrastructural services.

These allocated costs are recorded primarily in cost of goods sold (“COGS”), research and development (“R&D”), and selling, general and administrative (“SG&A”) expenses in the combined statements of income. Income taxes have been accounted for using the separate return method in the accompanying combined financial statements as described below.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances.

Accounting Policies

Combined Financial Statements

The combined financial statements include the global historical assets, liabilities and operations of the Chemtura AgroSolutions Business. All significant transactions and balances between operations within the Chemtura AgroSolutions Business have been eliminated when preparing the carve-out combined financial statements. All significant balances between the Chemtura AgroSolutions Business legal entities and other Chemtura legal entities have been reflected in Net Parent Investment in the accompanying combined balance sheets.

Revenue Recognition

All of Chemtura AgroSolutions Business revenues are derived from the sale of products, net of reductions for sales discounts and volume discounts. Revenue is recognized when risk of loss and title to the product is transferred to the customer. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with the collected taxes recorded as current liabilities until remitted to the respective governmental authorities. Our products are sold subject to various shipping terms. Our terms of delivery are included on our sales invoices and order confirmation documents.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for doubtful accounts. Included in our accounts receivable, net are allowances for doubtful accounts in the amount of $8,570 thousand in 2013 and $8,801 thousand in 2012. The allowance for doubtful accounts reflects a reserve representing our estimate of the amounts that may not be collectible. We consider many factors in estimating our reserves, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collection. Accounts receivable, net also includes a reserve for sales returns in the amount of $2,744 thousand in 2013 and $5,446 thousand in 2012 based on historical return rates.

In addition we recognize customer rebates as a reduction of sales. Customer rebates are primarily based on customers achieving defined sales targets over a specified period of time. We estimate the cost of these rebates based on the likelihood of the rebate being achieved and recognize the cost as a deduction from sales when such sales are recognized. Rebate programs are monitored on a regular basis and adjusted as required. Our allowances for customer rebates were $3,240 thousand in 2013 and $2,744 thousand in 2012. Customer rebates outside of the U.S. in 2013 and 2012 are included as a reduction to accounts receivable on our combined balance sheets as they are typically settled as credits. Customer rebates in the U.S. in 2013 and 2012 are included in accrued expenses on our combined balance sheets as they are typically settled in cash.

Inventory Valuation

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Adjustments to net realizable value for excess and obsolete inventory are estimated and recorded based on a variety of factors, including the age of the inventory, product and regulatory changes, and estimated future demand.

Operating Costs and Expenses

Cost of goods sold (COGS) includes all costs incurred in manufacturing goods, including raw materials, direct manufacturing costs and manufacturing overhead. COGS also includes warehousing, distribution, engineering, purchasing, customer service, environmental, health and safety functions, and shipping and handling costs for outbound product shipments. Selling, general & administration (SG&A) expenses include costs and expenses related to the following functions and activities: selling, advertising, marketing, legal, provision for doubtful accounts, business related and corporate facilities and administration. SG&A also includes accounting, information technology, finance and human resources, excluding direct support in manufacturing operations, which is included as COGS. Research and development (R&D) expenses include basic and applied research and development activities of a technical and non-routine nature. R&D costs are expensed as incurred. COGS, SG&A and R&D expenses exclude depreciation and amortization expenses which are presented on a separate line in accompanying combined statements of income.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, and are depreciated over their estimated economic useful lives. Depreciation expense is computed on the straight-line method using the following ranges of asset lives: land improvements — 3 to 20 years; buildings and improvements — 2 to 40 years; machinery and equipment — 2 to 25 years; information systems and equipment — 2 to 10 years; motor vehicles — 5 to 9 years; and furniture, fixtures and other — 1 to 10 years.

Renewals and improvements that significantly extend the useful lives of the assets are capitalized. Capitalized leased assets and leasehold improvements are depreciated over the shorter of their useful lives or the remaining lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Patents, crop re-registration costs, trademarks, production rights and other intangibles assets are being amortized principally on a straight-line basis over their estimated useful lives using the following ranges: patents — 5 to 20 years; crop re-registration costs — 15 years in the United States and 10 years in Europe; trademarks — 6 to 40 years; production rights — 10 years; and other intangibles — 5 to 20 years.

Investments in Non-Consolidated Entities

Chemtura AgroSolutions has an investment in an unconsolidated affiliate, ISEM S.r.l. (“ISEM”), accounted for under the equity method. Under the equity method, carrying value is adjusted for Chemtura AgroSolutions’ share of the investees’ earnings and losses, as well as capital contributions to and distributions from the company. Distributions in excess of equity method earnings are recognized as a return of investment and recorded as investing cash inflows in the accompanying combined statements of cash flows. Chemtura AgroSolutions classifies operating income and losses as well as gains and impairments related to its investment in the unconsolidated affiliate as a component of operating income or loss, as Chemtura AgroSolutions’ investment in such unconsolidated affiliate is an extension of the their core business operations. Equity method investments are reported as investments in non-consolidated entities on the combined balance sheets.

Chemtura AgroSolutions has an investment in an unconsolidated affiliate, Certis Europe B.V., over which it does not have the ability to exercise significant influence and is accounted for under the cost method. In accordance with the cost method, the initial investment is recorded at cost and we record dividend income when applicable dividends are declared. Cost method investments are reported as investments in non-consolidated entities on the balance sheet. If a decline in the fair value of a cost method investment is determined to be other than temporary, an impairment charge is recorded and the fair value becomes the new cost basis of the investment.

Recoverability of Long-Lived Assets

We evaluate the recoverability of the carrying value of certain long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, we assess whether the projected undiscounted cash flows of our long-lived assets are sufficient to recover the existing unamortized cost of our long-lived assets. If the undiscounted projected cash flows are not sufficient, we calculate the impairment amount by discounting the projected cash flows using our weighted-average cost of capital. The amount of the impairment is written off against earnings in the period in which the impairment is determined.

Pension Benefits

U.S. Chemtura AgroSolutions Business employees participate in the defined contribution pension plans as administered and sponsored by Chemtura. Pension expense related to these defined contribution plans for the Chemtura AgroSolutions Business is reflected in net earnings on the combined statements of income.

Income Taxes

For the purpose of these combined financial statements, the tax provision of the Chemtura AgroSolutions Business was derived from financial information included in the consolidated financial statements of Chemtura, including allocations and eliminations deemed necessary by management. The Chemtura AgroSolutions Business does not file separate U.S. federal tax returns, but rather is included as part of the various U.S. returns filed by Chemtura or its subsidiaries. For the purpose of the combined financial statements, the Chemtura AgroSolutions Business tax provision was computed as if it were a separate company using the tax rates in effect at the time. Chemtura manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carry forwards, are not necessarily reflective of what the Chemtura AgroSolutions Business would have followed as a standalone entity.

Accrued federal, state and foreign income tax balances are treated as fully settled with Chemtura immediately. Therefore, they are included in net parent investment in the accompanying combined balance sheets.

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period expected to apply its taxable income in the years in which these temporary differences are expected to be recovered or settled.

We recognize the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. We accrue for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be indefinitely reinvested.

The tax benefit or valuation allowance relates to net operating losses (NOL’s) is recognized and is evaluated on a stand-alone basis.

In establishing the appropriate income tax valuation allowances, the Chemtura AgroSolutions Business assesses its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.

Environmental Liabilities

Each quarter we evaluate and review our estimates for future remediation, operation and management costs directly related to environmental remediation, to determine appropriate environmental reserve amounts. For each site where remediation is probable and the cost is reasonably estimable, we determine the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by us and the anticipated time frame over which payments to implement the remediation plan will occur. At sites where we expect to incur ongoing operations and maintenance expenditures, we accrue on an undiscounted basis, for a period of generally 10 years, those costs which are probable and reasonably estimable.

Litigation and Contingencies

In accordance with guidance in ASC Topic 450, Contingencies, we record in our combined financial statements amounts representing our estimated liability for claims, litigation and guarantees. As information about current or future litigation or other contingencies becomes available, management assesses whether such information warrants the recording of additional expenses relating to those contingencies. We record such amounts when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Stock-Based Compensation

Compensation expense includes grants under Chemtura’s stock based compensation plans to employees of the Chemtura AgroSolutions Business. We recognize compensation expense for stock-based awards issued over the requisite service period for each separately vesting tranche, as if multiple awards were granted. Stock-based compensation expense is measured at the date of grant, based on the fair value of the award.

Translation of Foreign Currencies

Our combined financial statements are presented in U.S. Dollars. The financial statements of our operations whose functional currency is not the U.S. Dollar are translated into U.S. Dollars at the exchange rates in effect at the balance sheet dates for assets and liabilities and at weighted average rates for the period for revenues and expenses. The unrealized foreign currency translation gains and losses on the net investment in these foreign operations are accumulated in the Net Parent Investment account as a component of other comprehensive income (loss), net of tax.

Cash and Cash Equivalents

Treasury activities of Chemtura are generally centralized. Cash balances for certain international locations are managed locally. Therefore, to the extent that cash balances are legally owned by the Chemtura AgroSolutions Business, they are reflected in the combined balance sheets and statements of cash flows.

Cash and cash equivalents include bank term deposits with original maturities of three months or less. There was no restricted cash included in cash and cash equivalents in the Chemtura AgroSolutions Business combined balance sheets at December 31, 2013 and 2012.

Sale of Accounts Receivables

Our Brazilian subsidiary (the “Seller”) utilizes trade receivables financing facilities (the “Brazilian A/R Financing Facilities”) with Citibank Brazil and Banco Itau. Pursuant to these Brazilian A/R Financing Facilities, and subject to certain conditions stated therein, the banks have agreed to finance for the end customers, on a revolving basis, certain trade receivables up to a maximum amount outstanding at any time of $24 million for Citibank and $8.5 million for Banco Itaú. At December 31, 2013 and 2012, there was $29.5 million and $16.5 million, respectively, of outstanding accounts receivables under these Brazilian A/R Financing Facilities. Cost associated with this facility of $1,844 thousand and $1,388 thousand for the years ended December 31, 2013 and 2012 respectively, is included in SG&A in our combined statements of income.

Supplemental Cash Flow Information

Change in net parent investment in the combined statements of cash flows excludes stock based compensation costs, severance and related costs provided by Chemtura, allocated depreciation on shared assets, and changes in net assets due to foreign currency translation as they are non-cash transactions.

Segment Reporting

Chemtura AgroSolutions identifies its operating segments based on business activities, management responsibility, and geographical location. Currently, Chemtura AgroSolutions has organized its operations into a single operating segment that develops, manufactures and sells agricultural chemicals formulated for crops across geographic regions for the purpose of enhancing crop quality and improving crop yields. Chemtura AgroSolutions manages the production process from a global perspective as manufacturing plants are strategically located in several geographical regions and may serve one region or multiple regions.

Use of Estimates

The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used on a regular basis and, with the information available, management reviews its estimates when accounting for items and matters such as revenue recognition and accruals relating to environmental costs, allowances for uncollectible accounts receivable, inventory provisions, product warranties, estimated useful lives of intangible assets and plant and equipment, asset valuations, impairment and recoverability assessments, employee benefits and share-based compensation, taxes and related valuation allowances and provisions, restructuring and other provisions, contingencies and allocations of various expenses that have historically been incurred by Chemtura.

Accounting Developments

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). The guidance in ASU 2013-02 requires an organization to present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The guidance in ASU 2013-02 is effective for fiscal years beginning after December 15, 2012. The adoption of this guidance did not have an impact on our results of operations of financial position because it only provides for enhanced disclosure requirements.

In March 2013, the FASB issued ASU 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity(“ASU” 2013-05”). The amendments in ASU 2013-05 address the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The amendments are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013 (early adoption is permitted). The adoption of this amendment did not have a material impact on our financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, providing guidance on the presentation of unrecognized tax benefits in the financial statements as either a reduction to a deferred tax asset or either a liability to better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses or tax credit carryforwards exist. The amendments in this ASU do not require new recurring disclosures. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments in this ASU should be applied prospectively to all unrecognized tax benefits that exist at the effective date. The adoption of the amendments in this ASU did not have a significant impact on our financial statements.

Risks and Uncertainties

Our revenues are largely dependent on the continued operation of our manufacturing facilities. There are many risks involved in operating agro chemical manufacturing plants, including the breakdown, failure or substandard performance of equipment, operating errors, and natural disasters, the need to comply with directives of, and maintain all necessary permits from, government agencies as well as potential terrorist attacks. Our operations can be adversely affected by raw material shortages, labor force shortages, energy shortages, work stoppages, increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products and events impeding or increasing the cost of transporting our raw materials and finished products. The occurrence of material operational problems, including but not limited to the events described above, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility.

Our operations are also subject to various hazards incident to the production of industrial chemicals. These include the use, handling, processing, storage and transportation of certain hazardous materials. Under certain circumstances, these hazards could cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. Claims arising from any future catastrophic occurrence at any one of our facilities may result in us being named as a defendant in lawsuits asserting potential claims.

Sales volumes for our products, like all agricultural products, are subject to the sector’s dependency on weather, disease and pest infestation conditions. Adverse weather conditions in a particular region could adversely impact our financial condition, results of operations and cash flows. Additionally, our products are typically sold pursuant to contracts with extended payment terms in Latin America and Europe. Customary extended payment periods, which are tied to particular crop growing cycles, render us susceptible to losses from receivables during growing seasons in which harvests are weak and may adversely affect our results of operations and cash flows.

In all regions of the world there are directives, laws and/or regulations that require the testing and registration of all agrochemical products before they can be sold for application to crops. Each country appoints agencies responsible for the administration of these approval processes. Under these laws or when such laws and regulations are periodically changed, the products that have been previously registered may be required to undergo a process of re-registration. The re-registration process frequently demands tests to be repeated to more modern and exacting standards or may even require completely new types of tests to be completed. These tests and processes for both new and existing agrochemical products can take significant time to complete and resources to perform, and may ultimately be unsuccessful in their objective of securing a registration of new products or re-registration of existing products. There is no assurance when an existing product requires re-registration that it will be approved for continuing use or all of its previously approved uses can be sustained. Globally, many of our products are subject to such re-registration processes which may result in products having their approval for sale withdrawn in some countries.

International operations are subject to various risks which may or may not be present in U.S. operations. These risks include political instability, the possibility of expropriation, restrictions on dividends and remittances, instabilities of currencies, requirements for governmental approvals for new ventures and local participation in operations such as local equity ownership and workers’ councils. Currency fluctuations between the U.S. dollar and the currencies in which we conduct business have caused and will continue to cause foreign currency transaction gains and losses, which may be material. Any of these events could have an adverse effect on our international operations.

2)	RESTRUCTURING AND ASSET IMPAIRMENT ACTIVITIES

Restructuring Activities

In February 2013, Chemtura approved a restructuring plan providing for, actions to reduce stranded costs related to divestitures of Antioxidants and Consumer products businesses and preserve pre-divestiture operating margins following the portfolio changes. Further, in October 2013, Chemtura approved additional restructuring actions to consolidate Chemtura’s Industrial business organizational structure in an effort to streamline the organization and gain efficiencies and additional cost savings. None of these restructuring plans materially benefitted or impacted Chemtura AgroSolutions as these plans were focused on reducing stranded costs that had previously been absorbed by the divested businesses of Chemtura. There were no allocations of restructuring charges to Chemtura AgroSolutions related to the 2013 restructuring plan. The pre-tax restructuring benefit of $271 thousand relates to the true-up of estimated accruals from the 2012 restructuring charges allocated to Chemtura AgroSolutions.

In April, 2012 Chemtura approved actions to improve the operating effectiveness of certain global corporate functions. This plan is expected to reduce costs in the areas of Finance and Information Technology. Chemtura allocated a pre-tax restructuring charge of $2,687 thousand to Chemtura AgroSolutions to facility closures, severance and related costs for the year ended December 31, 2012.

(in thousands)	Severance and Related Costs
Balance included in Net Parent Investment as of January 1, 2012	$747
Facility closures, severance, and related costs	2,687
Settlements with Chemtura	(2,694)

Balance included in Net Parent Investment as of December 31, 2012	740
Facility closures, severance, and related benefit	(271)
Settlements with Chemtura	(451)

Balance included in Net Parent Investment as of December 31, 2013	$18

Asset Impairments

No impairment charge was recorded in 2013 and 2012.

3)	INVENTORIES

(In thousands)	2013	2012
Finished goods	$64,821	$74,574
Work in process	4,709	5,960
Raw materials and supplies	17,694	14,642

	$87,224	$95,176

Included in the above net inventory balances are inventory obsolescence reserves of approximately $3,302 thousand and $4,754 thousand at December 31, 2013 and 2012, respectively.

4)	PROPERTY PLANT AND EQUIPMENT

(In thousands)	2013	2012
Land and improvements	$6,405	$6,239
Buildings and improvements	22,946	22,067
Machinery and equipment	82,595	88,914
Information systems and equipment	11,781	11,720
Motor vehicles	3,170	1,563
Furniture, fixtures and other	1,910	2,968
Construction in progress	1,727	3,076

	130,534	136,547
Less: accumulated depreciation	(97,841)	(102,159)

	$32,693	$34,388

Depreciation expense amounted to $7,567 thousand and $8,205 thousand for 2013 and 2012 respectively (includes allocated depreciation on shared assets of $3,134 thousand and $3,067 thousand for 2013 and 2012 respectively).

5)	INTANGIBLE ASSETS

The intangible assets of the Chemtura AgroSolutions Business are comprised of the following:

	2013			2012
(In thousands)	Gross Value	Accumulated Amortization	Net Intangibles	Gross Value	Accumulated Amortization	Net Intangibles
Patents	$2,489	$(2,482)	$7	$2,828	$(2,733)	$95
Crop registration	56,282	(29,030)	27,252	49,352	(24,165)	25,187
Trademarks	22,923	(22,788)	135	23,105	(21,405)	1,700
Production rights	820	(383)	437	927	(340)	587
Other	7,465	(7,273)	192	7,542	(6,969)	573

Total	$89,979	$(61,956)	$28,023	$83,754	$(55,612)	$28,142

Amortization expense related to intangible assets amounted to $6,796 thousand and $6,874 thousand in 2013 and 2012 respectively. The total amount is comprised of $4,647 thousand and $4,379 thousand related to crop registration costs at December 31, 2013 and 2012 respectively and $2,149 thousand and $2,495 thousand related to trademarks, production rights and other intangibles at December 31, 2013 and 2012 respectively. Estimated amortization expense of intangible assets for the next five fiscal years is as follows: $5,162 thousand (2014), $4,129 thousand (2015), $3,102 thousand (2016), $3,102 thousand (2017), and $3,101 thousand (2018).

6)	INVESTMENTS IN NON-CONSOLIDATED ENTITIES

(In thousands)	2013	2012
Equity Method Investment
ISEM S.r.l. (50%)	$3,865	$21,882

Cost Method Investment
Certis Europe B.V. (15%)	1,887	1,887

	$5,752	$23,769

On January 26, 2011, we announced the formation of ISEM S.r.l. (“ISEM”), a strategic research and development alliance with Isagro S.p.A., which provided us access to two commercialized products and accelerated the development and commercialization of new active ingredients and molecules related to our Chemtura AgroSolutions Business. ISEM is a 50/50 joint venture between us and Isagro S.p.A. and is being accounted for as an equity method investment. Our investment in the joint venture was €20 million ($26 million), which was made in January 2011. During 2011 and 2012, we made our pro-rata share of shareholder loans to ISEM to fund operating requirements in the amount of €2.27 million ($3.0 million). These loans are recorded as other assets on the combined balance sheets and are included in the combined cash flow statements as investing activities.

During 2013, ISEM sold, in two separate transactions, its two product lines for a sum of €38 million ($51 million) and recorded a gain in its financial statements. As a result, we recorded $1.02 million which represented our share of equity income during the fiscal year 2013. We received a return of capital of €15 million ($20 million) and €2 million ($3 million) as a full repayment of a shareholder loan during 2013. The joint venture currently holds cash, accounts receivable, inventory and other administrative and tax accruals. We anticipate the dissolution of this joint venture in 2014, at which time the remaining proceeds will be distributed to the partners.

On January 1, 2001, the Company entered into a 15% cost method investment in Certis Europe B.V. in an amount of $1,887 thousand.

7)	DEBT

Our Debt is comprised of the following:

(In thousands)	2013	2012
Line of credit facility in India	$1,130	$2,462

Our credit facility in India is a short term on demand facility supported by a U.S. parent guarantee and can be terminated upon payment of the outstanding balance. On April 8, 2010, we entered into an initial facility with Citibank of $1.45 million which was increased to $10 million on May 19, 2011. The interest rate on the line of credit is based on India’s local prime rate plus 75 basis points. As of December 31, 2013 and 2012, the interest rates on drawn down balances were 11% and 12% respectively. The interest expense was $185 thousand and $327 thousand as at December 31, 2013 and 2012 respectively.

8)	ACCRUED EXPENSES

Our Accrued expenses are comprised of the following:

(In thousands)	2013	2012
Accrued customer rebates	$4,754	$8,133
Accrued compensation and benefits	5,229	5,784
VAT payable	1,985	4,218
Other accrued liabilities	6,211	7,936

	$18,179	$26,071

9)	LEASES

At December 31, 2013, minimum rental commitments, primarily for buildings, vehicles and equipment under non-cancelable operating leases, amounted to $2,287 thousand (2014), $1,867 thousand (2015), $713 thousand (2016), $557 thousand (2017), $506 thousand (2018), $6 thousand (2019 and thereafter) and $5,936 thousand in the aggregate. Rental expenses under operating leases were $2,515 thousand (2013) and $2,391 thousand (2012).

Real estate taxes, insurance and maintenance expenses are generally our obligations and, accordingly, were not included as part of rental payments. It is expected that in the normal course of business, leases that expire will be renewed or replaced by similar leases.

10)	OTHER EXPENSE, NET

Other expense, net includes the following:

(In thousands)	2013	2012
Foreign exchange loss, net	$7,783	$2,879
Other (income) expense, net	(1,235)	296

	$6,548	$3,175

11)	INCOME TAXES

The components of earnings before income taxes and the income tax expense (benefit) are as follows:

(In thousands)	2013	2012
Pre-tax Earnings:
Domestic	$28,890	$18,428
Foreign	47,206	37,695

	$76,096	$56,123

Income Tax Expense (Benefit)
Domestic
Current	$8,569	$8,499
Deferred	2,604	(2,640)

	11,173	5,859
Foreign
Current	20,818	12,760
Deferred	(2,750)	(957)

	18,068	11,803
Total
Current	29,387	21,259
Deferred	(146)	(3,597)

	$29,241	$17,662

Income tax expense differs from the U.S. statutory rate for the following reasons:

(In thousands)	2013	2012
Income tax expense at the U.S. statutory rate	$26,633	$19,643
Foreign rate differential	(1,635)	(2,491)
State income taxes, net of federal benefit	682	317
Valuation allowance	1,165	2,396
US tax on foreign earnings	735	(32)
Non-includable expense (income), net	656	(1,749)
Statutory rate change	1,395	251
Other, net	(390)	(673)

Income tax expense	$29,241	$17,662

Deferred taxes are recorded based on differences between the book and tax basis of assets and liabilities using currently enacted tax rates and regulations. The increase in net operating loss carryforwards is due to taxable losses being generated for the Chemtura AgroSolutions business in foreign jurisdictions. A corresponding valuation allowance was recorded in many of these taxable loss jurisdictions. The components of the deferred tax assets and liabilities are as follows:

(In thousands)	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$14,440	$10,246
Other reserves	4,441	6,277
Tax credit carryforwards	—	258
Inventories and other	2,500	1,974
Financial instruments	27	798
Intangibles	971	520
Other	726	236

Total deferred tax assets	23,105	20,309

Valuation allowance	(13,471)	(12,585)

Total deferred tax assets	9,634	7,724

Deferred tax liabilities:
Unremitted foreign earnings of subsidiaries	(1,212)	(1,067)
Property, plant and equipment	(449)	(740)

Total deferred tax liabilities	(1,661)	(1,807)

Net deferred tax asset	$7,973	$5,917

Net current and non-current deferred taxes from each tax jurisdiction are included in the following accounts:

(In thousands)	2013	2012
Net current deferred taxes
Other current assets	$6,336	$5,651
Other accrued liabilities	—	(280)
Net non-current deferred taxes
Other assets	2,215	1,190
Other liabilities	(578)	(644)

	$7,973	$5,917

At December 31, 2013 and December 31, 2012, we had gross foreign net operating loss (“NOL”) carryforwards of $66,102 and $45,065 thousand, respectively. Foreign NOL’s expire beyond 2021.

During the year ended December 31, 2013, our liability for unrecognized tax benefits decreased $266 thousand. This decrease was primarily related to the close of the 2003 — 2005 Canadian audits. During the year ended December 31, 2012, our liability for unrecognized tax benefits decreased $110 thousand. This decrease was primarily related to a new reserve for Canadian manufacturing profits that has a competent authority offset which is generating a benefit.

The beginning and ending amount of unrecognized tax benefits reconciles as follows:

(In thousands)	2013	2012
Balance at January 1	$(858)	$(968)
Gross decrease for tax positions taken during current year	147	321
Gross decreases (increases) for tax positions taken during a prior period	119	(211)

Balance at December 31	$(592)	$(858)

In accordance with ASC Topic 740, we recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense in our combined statements of income. The amount of interest expense, interest income, and accrued interest was immaterial in all periods presented.

Chemtura files income tax returns in the U.S., various U.S. states and certain foreign jurisdictions, which include the Chemtura AgroSolutions Business. The federal examination has been completed through December 31, 2009. The tax years 2010-2012 remain open to examination. Foreign and United States jurisdictions have statutes of limitations generally ranging from 3 to 5 years. Significant exams currently in process include U.S., Canada, France and Italy.

12)	STOCK INCENTIVE PLANS

Compensation programs include share-based payments under various Chemtura stock-based compensation plans. Awards under these plans are granted to eligible officers, management employees and non-employee directors of Chemtura. Awards may be made in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units (“RSUs”) and performance shares. Under the plans, Chemtura issues additional shares of common stock upon the exercise of stock options or the vesting of RSUs.

Description of the Plans

When Chemtura’s Plan of Reorganization became effective on November 10, 2010, Chemtura implemented the Chemtura 2010 Long-Term Incentive Plan (the “2010 LTIP”) which had been previously approved by the Bankruptcy Court. All stock-based compensation plans existing prior to the Effective Date were terminated and any unvested or unexercised shares associated with these plans were cancelled. The 2010 LTIP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, stock units, bonus stock, performance awards, share awards, restricted stock, time based RSU’s and performance based RSU’s. The 2010 LTIP provides for the issuance of a maximum of 11 million shares to eligible Chemtura employees, in which certain Chemtura AgroSolutions Business employers are eligible to participate. Non-qualified and incentive stock options may be granted under the 2010 LTIP at prices equal to the fair market value of the underlying common shares on the date of the grant. All outstanding stock options will expire not more than ten years from the date of the grant. As of December 31, 2013, grants authorized under the 2010 LTIP are being administered through the following award plans; the 2009 Emergence Incentive Plan (the “2009 EIP”), the 2010 Emergence Incentive Plan (the “2010 EIP”), the 2010 Emergence Award Plan (the “2010 EAP”) and the 2011 Long-Term Incentive Plan (the “2011 LTIP”), 2012 Long-Term Incentive Awards (the “2012 Awards”), 2013 Long-Term Incentive Awards (the “2013 Awards”) as well as other grants made to the Board of Directors.

Total stock-based compensation expense, including amounts for RSUs and stock options, were $845 thousand and $1,438 thousand for the years ended December 31, 2013 and 2012 respectively. These expenses were reflected as follows in the combined statements of income:

	2013	2012
Cost of goods sold	$53	$184
Selling, general and administrative expenses	788	1,240
Research and development expenses	4	14

	$845	$1,438

13)	PENSIONS AND OTHER POST-RETIREMENT PLANS

Substantially all U.S. Chemtura AgroSolutions Business employees participate in the U.S. defined contribution pension plans as administered and sponsored by Chemtura. Contributions made by Chemtura for the defined contribution plans are determined as a percentage of the covered employee’s salary.

14)	FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities approximate their fair value because of the short-term maturities of these instruments.

Fair Value Measurements

We apply the provisions of ASC Topic 820 with respect to our financial assets and liabilities that are measured at fair value within the financial statements on a recurring basis. ASC Topic 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The fair value hierarchy specified by ASC Topic 820 is as follows:

•	Level 1 – Quoted prices in active markets for identical assets and liabilities.

•	Level 2 – Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market date.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

15)	ASSET RETIREMENT OBLIGATIONS

We apply the provisions of ASC Topic 410, Asset Retirements and Environmental Obligations (“ASC 410”), which require companies to make estimates regarding future events in order to record a liability for asset retirement obligations in the period in which a legal obligation is created. Such liabilities are recorded at fair value, with an offsetting increase to the carrying value of the related long-lived assets. The fair value is estimated by discounting projected cash flows over the estimated life of the assets using Chemtura AgroSolutions Business credit adjusted risk-free rate applicable at the time the obligation is initially recorded. In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. We also adjust the liability for changes resulting from revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, we either settle the obligation for its recorded amount or incur a gain or loss.

Our asset retirement obligations include estimates for all asset retirement obligations identified for Chemtura AgroSolutions Business worldwide facilities. Our asset retirement obligations are primarily the result of legal obligations for the removal of leasehold improvements and restoration of premises to their original condition upon termination of leases at approximately seven facilities and warehouses; and decommissioning and decontamination obligations that are legally required to be fulfilled upon closure of two of our manufacturing facilities.

The following is a summary of the change in the carrying amount of the non-current asset retirement obligations during 2013 and 2012, the net book value of assets related to the asset retirement obligations at December 31, 2013 and 2012 and the related depreciation expense recorded in 2013 and 2012.

(In thousands)	2013	2012
Asset retirement obligation balance at beginning of year	$243	$215
Accretion expense — cost of goods sold	26	25
Payments	—	—
Foreign currency translation	3	3

Asset retirement obligation balance at end of year	$272	$243

Net book value of asset retirement obligation assets at end of year	$5	$5

Depreciation expense	$—	$2

At December 31, 2013 and December 31, 2012, $78 and $67 thousand of the current asset retirement obligation balance was included in accrued expenses on our combined balance sheet respectively.

16)	LEGAL PROCEEDINGS AND CONTINGENCIES

The Chemtura AgroSolutions Business is involved in claims, litigation, administrative proceedings and investigations of various types in a number of jurisdictions. A number of such matters involve, or may involve, claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury.

Internal Review of Customer Incentive, Commission and Promotional Payment Practices

In 2009 and 2010, we conducted a review of various customer incentives, commission and promotional payment practices in the Europe, Middle East and Africa region of our business. This review — conducted under the oversight of the Audit Committee of the Board of Directors and with the assistance of outside counsel and forensic accounting consultants — identified evidence of suspicious payments to persons in certain Central Asian countries and activity intended to conceal the nature of such payments. The amounts of these payments were reflected in our books and records, but not recorded transparently, including payments redirected to persons other than the customers, distributors or agents specified in particular transactions. We disclosed the findings of our review to the Securities Exchange Commission (“SEC”). In 2012, the SEC staff advised us that it did not intend to recommend enforcement action by the Commission. Following our review, we have strengthened our worldwide internal controls relating to customer incentives and sales agent commissions and further enhanced our global policy prohibiting improper payments.

17)	RELATED PARTY TRANSACTIONS

Combined Statements of Income

The Chemtura AgroSolutions Business receives services and support functions from Chemtura for the following functions among others: information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services. The costs associated with these services generally include employee related costs, including payroll and benefit costs as well as overhead costs related to the support functions. Functional costs are allocated to the Chemtura AgroSolutions Business based on measures including, but not limited to, headcount and revenue. Total allocated expenses recorded in these combined financial statements were as follows:

(In thousands)	2013	2012
Cost of goods sold	$5,450	$6,145
Selling, general and administrative	21,753	24,243
Depreciation and amortization on shared assets	3,134	3,067
Research and Development	4	14
Facility closures, severance and related (benefit) cost	(271)	2,687

	$30,070	$36,156

Combined Statements of Net Parent Investment

For purposes of these financial statements, amounts due from/to Chemtura and other non-Chemtura AgroSolutions subsidiaries of Chemtura, as well as accumulated foreign currency translation adjustments, have been included in Net Parent Investment.

As discussed in Note 1, Chemtura uses a centralized approach for domestic cash management and to finance its operations. During the periods covered by these combined financial statements, domestic cash receipts were collected by Chemtura on a regular basis while the Chemtura AgroSolutions Business’ domestic cash disbursements were funded through Chemtura’s cash accounts. These transactions are reflected in Net Parent Investment.

The Chemtura AgroSolutions Business does not file separate tax returns in the United States, but rather are included in the Federal and state income tax returns filed by Chemtura and its domestic subsidiaries in various domestic jurisdictions. The current Federal and state provisions for the Chemtura AgroSolutions Business is calculated on a stand-alone basis with the offsetting amounts recorded to Net Parent Investment.

18)	SUBSEQUENT EVENTS

We have evaluated subsequent events from the balance sheet date through May 30, 2014, the date at which the combined financial statements were available to be issued, and determined that there are no subsequent events up to the date of issuance of financial statements.

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF INCOME (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30 2014 and 2013

(in thousands of US dollars)

	Six months ended June 30,
	2014	2013
NET SALES	$240,134	$222,230

COSTS AND EXPENSES
Cost of goods sold (excluding depreciation)	138,885	136,122
Selling, general and administrative	40,665	30,851
Depreciation and amortization	6,545	7,359
Research and development	4,835	5,788
Facility closures, severance and related benefit	—	(203)
Equity loss	144	1,221

OPERATING INCOME	49,060	41,092
Interest expense	(90)	(113)
Other income (expense), net	3,473	(117)

Earnings before income taxes	52,443	40,862
Income tax expense	(18,537)	(12,503)

Net earnings	$33,906	$28,359

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30 2014 AND 2013

(in thousands of US dollars)

	Six months ended June 30,
	2014	2013
Net earnings	$33,906	$28,359
Other comprehensive income (loss):
Foreign currency translation	1,603	(10,405)

Comprehensive income attributable to Chemtura AgroSolutions Business	$35,509	$17,954

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED BALANCE SHEETS

AS OF JUNE 30, 2014 (UNAUDITED) AND DECEMBER 31, 2013

(in thousands of US dollars)

	JUNE 30, 2014	DECEMBER 31, 2013
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,825	$6,859
Accounts receivable, net	205,777	132,771
Inventories, net	102,822	87,224
Other current assets	20,434	13,852

Total current assets	336,858	240,706

NON-CURRENT ASSETS
Property, plant and equipment, net	23,799	32,693
Intangible assets, net	29,306	28,023
Investments in non-consolidated entities	4,064	5,752
Other assets	5,602	5,086

Total Assets	$399,629	$312,260

LIABILITIES AND NET PARENT INVESTMENT

CURRENT LIABILITIES
Short term debt	$—	$1,130
Accounts payable	41,895	31,243
Accrued expenses	38,785	18,179

Total current liabilities	80,680	50,552

NON-CURRENT LIABILITIES
Asset retirement obligations	282	272
Other non-current liabilities	2,467	2,267

Total liabilities	83,429	53,091

NET PARENT INVESTMENT
Total Net Parent Investment	316,200	259,169

Total Liabilities and Net Parent Investment	$399,629	$312,260

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30 2014 AND 2013

(in thousands of US dollars)

	Six months ended June 30,
Increase (decrease) in cash	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$33,906	$28,359
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities
Depreciation and amortization	6,545	7,359
Loss on sale of assets	(20)	(51)
Provision for doubtful accounts	7,188	82
Equity loss	144	1,221
Deferred taxes	(340)	—
Facility closures, severance and related benefit	—	(203)
Stock-based compensation expense funded by Chemtura	487	491
Changes in assets and liabilities, net:
Accounts receivable	(78,960)	(58,065)
Inventories	(15,299)	(5,669)
Accounts payable	10,585	24,079
Other current assets and liabilities	(6,530)	162
Other assets	24	23
Accrued expenses	20,554	7,845

Net cash (used in) provided by operating activities	(21,716)	5,633

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures — plant, property and equipment	(1,021)	(925)
Capital expenditures — crop registration intangibles	(3,580)	(3,204)
Proceeds from sale of assets	107	63
Proceeds from joint venture	1,146	10,742

Net cash (used in) provided by investing activities	(3,348)	6,676

CASH FLOWS FROM FINANCING ACTIVITIES
Net parent investment	27,510	(9,772)
Short term debt repayment	(1,152)	(1,182)

Net cash provided by (used in) financing activities	26,358	(10,954)

CASH AND CASH EQUIVALENTS
Effect of exchange rates on cash and cash equivalents	(328)	(659)

Change in cash and cash equivalents	966	696
Cash and cash equivalents at beginning of period	6,859	6,419

Cash and cash equivalents at end of period	$7,825	$7,115

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF NET PARENT INVESTMENT (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30 2014

(in thousands of US dollars)

Net Parent Investment
Balance, January 1, 2014	$259,169
Comprehensive income:
Net earnings	33,906
Equity adjustment for translation of foreign currencies	1,603
Contributions attributed to:
Net transfers from parent	21,522

Balance, June 30, 2014	$316,200

See Accompanying Notes to Combined Financial Statements

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Chemtura AgroSolutions Business is 100% owned by Chemtura Corporation (“Chemtura”). When we use the terms “Chemtura AgroSolutions Business,” “We,” “Us” and “Our” unless otherwise indicated or the context otherwise indicates, we are referring to the AgroSolutions Business of Chemtura Corporation to indicate the carved-out business to which these financial statements relate. When we use the terms “Chemtura” or the “Company,” unless otherwise indicated or the context otherwise requires, we are referring to Chemtura Corporation and its consolidated subsidiaries.

The Chemtura AgroSolutions Business focuses on specific target applications in six major product lines which include seed treatments, fungicides, miticides, insecticides, growth regulators and herbicides. We have developed our products for use on high-value target crops such as tree and vine fruits, ornamentals and nuts and for commodity row crops such as soybeans, oilseed rape and corn. Our dedicated sales force works with growers and distributors to promote the use of our products throughout a crop’s growth cycle and to address selective regional, climate, and growth opportunities. We expand our presence in worldwide targeted markets by developing or acquiring crop protection products and obtaining registrations for new uses and geographies where demand for our products and services has potential for growth. Our expertise in registering our product offerings and our diverse global position differentiates us from our competitors. We develop and sell our own products and we also sell and register products manufactured by others on a license and/or resale basis.

Our seed treatments are used to coat seeds in order to protect the seed during germination and protect the plant during initial growth phases. Seed treatment is an environmentally attractive form of crop protection involving localized use of agricultural chemicals at much lower use rates than other (foliar) agrichemical treatments. We anticipate growth in seed treatment resulting from the expanded use of higher value genetically modified seed.

Our fungicides are products that prevent the spread of fungi in crops which can cause damage resulting in loss of yield and profit for growers. Our miticides (acaricides) are products that control a variety of mite pests on the crops. Our insecticides are products used against insect pests at different stages of the life cycle from egg and larvae to nymph and adult. They have both crop and public health applications. Our plant growth regulators are products used for controlling or modifying plant growth processes without severe phytotoxicity. Our herbicides are products used to control unwanted plants while leaving the crops they are targeted to treat unharmed.

We work closely with our customers, distributors, and individual growers as part of an on-the-ground coordinated effort. We develop products in response to ongoing customer demands, drawing upon existing technologies and tailoring them to match immediate needs. For example, a grower’s crops may require varying levels of treatment depending on weather conditions and the degree of infestation. Our research and technology is therefore geared towards responding to threats to crops around the world as they emerge under a variety of conditions.

Our experience with registering products is a valuable asset, as registration is a significant barrier to entry, particularly in developed countries. Registration of products is a complex process in which we have developed proficiency over time. The breadth of our distribution network and the depth of our experience enable us to focus on profitable applications that have been less sensitive to competitive pricing pressures than broad commodity segments. This position allows us to attract licensing and resale opportunities from partner companies providing us new products and technologies to accompany our own existing chemistries.

Basis of Presentation

The accompanying combined carve-out interim financial statements are comprised of the Chemtura AgroSolutions Business activities distributed across 48 legal entities (the “Carve-Out Entities”) of the parent company. All intercompany balances and transactions between the operations of the Carve-Out Entities have been eliminated in the accompanying combined financial statements, no intercompany transactions existed outside of the Carve-Out Entities.

The accompanying combined financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”). These combined financial statements have been extracted from the accounting records of Chemtura on the basis of accounting policies and procedures described below in the section entitled Accounting Policies. These combined financial statements are not intended to be a complete presentation of the financial position or results of operations of the Chemtura AgroSolutions Business had it been a stand-alone entity. Our historical results of operations, financial position, and cash flows may not be indicative of what they would actually have been had we been a separate stand-alone entity, nor are they indicative of what our results of operations, financial position and cash flows may be in the future.

The combined financial statements have been prepared to assist in Chemtura’s proposed divestiture of its Chemtura AgroSolutions Business and to demonstrate the historical results of operations, financial position and cash flows of the Chemtura AgroSolutions Business for the indicated periods under Chemtura’s management.

The accompanying combined financial statements reflect the assets and liabilities that are directly attributable to the Chemtura AgroSolutions Business. The assets and liabilities excluded from the accompanying combined financial statements consist of:

•	Cash that has been swept into Chemtura’s centralized cash management system. For most of the entities constituting its business including the Chemtura AgroSolutions Business, Chemtura uses a centralized cash management approach to finance its operations. Accordingly, none of the cash or cash equivalents, debt or capital leases, including interest thereon not directly related to the Chemtura AgroSolutions business, has been reflected in these combined financial statements.

•	Other assets and liabilities at Chemtura subsidiary companies that are not directly related to, or are not specifically owned by, or commitments of the Chemtura AgroSolutions Business, including fixed assets shared by the Chemtura AgroSolutions business with other Chemtura businesses.

Revenue and costs directly related to the Chemtura AgroSolutions Business have been entirely attributed to the Chemtura AgroSolutions Business in the accompanying combined financial statements. We also receive services and support from other functions of Chemtura. Our operations are dependent upon the ability of these other businesses and functions to provide these services and support. The costs associated with these services and support have been allocated to us using methodologies primarily based on proportionate revenues or proportionate headcount of the Chemtura AgroSolutions Business, as compared to the revenues or headcount of Chemtura as a whole, which we believe is the most appropriate method of allocation. These allocated costs are primarily related to corporate administrative expenses and restructuring costs, employee related costs including pensions and other benefits, for corporate and shared employees, depreciation expense on shared assets, and rental and usage fees for shared assets for the following functional groups: information technology; legal; accounting and finance; human resources; marketing and product support; product development; customer support; treasury; facility; and other corporate and infrastructural services.

These allocated costs are recorded primarily in cost of goods sold (“COGS”), research and development (“R&D”), and selling, general and administrative (“SG&A”) expenses in the combined statements of income. Income taxes have been accounted for using the separate return method in the accompanying combined financial statements as described below. Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances.

These combined carve-out interim financial statements should be read in conjunction with the combined carve-out financial statements and notes for the period ended December 31, 2013. The combined results of operations for the six months ended June 30, 2014 are not necessarily indicative of the results expected for the full year.

The combined carve-out interim financial statements included herein are unaudited; however, they contain all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the combined financial position of the Chemtura AgroSolutions Business as of June 30, 2014, and the results of its operations and cash flows for the six months ended June 30, 2014 and June 30, 2013.

Accounting Policies

Combined Financial Statements

The combined financial statements include the global historical assets, liabilities and operations of the Chemtura AgroSolutions Business. All significant transactions and balances between operations within the Chemtura AgroSolutions Business have been eliminated when preparing the carve-out combined financial statements. All significant balances between the Chemtura AgroSolutions Business legal entities and other Chemtura legal entities have been reflected in Net Parent Investment in the accompanying combined balance sheets.

Revenue Recognition

All of Chemtura AgroSolutions Business revenues are derived from the sale of products, net of reductions for sales discounts and volume discounts. Revenue is recognized when risk of loss and title to the product is transferred to the customer. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with the collected taxes recorded as current liabilities until remitted to the respective governmental authorities. Our products are sold subject to various shipping terms. Our terms of delivery are included on our sales invoices and order confirmation documents.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for doubtful accounts. Included in our accounts receivable, net are allowances for doubtful accounts in the amount of $14,763 thousand as of June 30, 2014 and $8,570 thousand as of December 31, 2013. The allowance for doubtful accounts reflects a reserve representing our estimate of the amounts that may not be collectible. We consider many factors in estimating our reserves, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collection. In August 2014, we were notified one customer in Brazil and a customer group in Kazakhstan were experiencing financial distress. Refer to Note 18 — Subsequent Events for additional details. Accounts receivable, net also includes a reserve for sales returns in the amount of $3,626 thousand as of June 30, 2014 and $2,744 thousand as of December 31, 2013 based on historical return rates.

In addition we recognize customer rebates as a reduction of sales. Customer rebates are primarily based on customers achieving defined sales targets over a specified period of time. We estimate the cost of these rebates based on the likelihood of the rebate being achieved and recognize the cost as a deduction from sales when such sales are recognized. Rebate programs are monitored on a regular basis and adjusted as required. Our allowances for customer rebates were $4,217 thousand as of June 30, 2014 and $3,240 thousand as of December 31, 2013. Customer rebates outside of the U.S. are included as a reduction to accounts receivable on our combined balance sheets as they are typically settled as credits. Customer rebates in the U.S. are included in accrued expenses on our combined balance sheets as they are typically settled in cash.

Inventory Valuation

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Adjustments to net realizable value for excess and obsolete inventory are estimated and recorded based on a variety of factors, including the age of the inventory, product and regulatory changes, and estimated future demand.

Operating Costs and Expenses

Cost of goods sold (COGS) includes all costs incurred in manufacturing goods, including raw materials, direct manufacturing costs and manufacturing overhead. COGS also includes warehousing, distribution, engineering, purchasing, customer service, environmental, health and safety functions, and shipping and handling costs for outbound product shipments. Selling, general & administration (SG&A) expenses include costs and expenses related to the following functions and activities: selling, advertising, marketing, legal, provision for doubtful accounts, business related and corporate facilities and administration. SG&A also includes accounting, information technology, finance and human resources, excluding direct support in manufacturing operations, which is included as COGS. Research and development (R&D) expenses include basic and applied research and development activities of a technical and non-routine nature. R&D costs are expensed as incurred. COGS, SG&A and R&D expenses exclude depreciation and amortization expenses which are presented on a separate line in the accompanying combined statements of income.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, and are depreciated over their estimated economic useful lives. Depreciation expense is computed on the straight-line method using the following ranges of asset lives: land improvements — 3 to 20 years; buildings and improvements — 2 to 40 years; machinery and equipment — 2 to 25 years; information systems and equipment — 2 to 10 years; motor vehicles — 5 to 9 years; and furniture, fixtures and other — 1 to 10 years.

Renewals and improvements that significantly extend the useful lives of the assets are capitalized. Capitalized leased assets and leasehold improvements are depreciated over the shorter of their useful lives or the remaining lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Patents, crop re-registration costs, trademarks, production rights and other intangibles assets are being amortized principally on a straight-line basis over their estimated useful lives using the following ranges: patents — 5 to 20 years; crop re-registration costs — 15 years in the United States and 10 years in Europe; trademarks — 6 to 40 years; production rights — 10 years; and other intangibles — 5 to 20 years.

Investments in Non-Consolidated Entities

Chemtura AgroSolutions has an investment in an unconsolidated affiliate, ISEM S.r.l. (“ISEM”), accounted for under the equity method. Under the equity method, carrying value is adjusted for Chemtura AgroSolutions’ share of the investees’ earnings and losses, as well as capital contributions to and distributions from the company. Distributions in excess of equity method earnings are recognized as a return of investment and recorded as investing cash inflows in the accompanying combined statements of cash flows. Chemtura AgroSolutions classifies operating income and losses as well as gains and impairments related to its investment in the unconsolidated affiliate as a component of operating income or loss, as Chemtura AgroSolutions’ investment in such unconsolidated affiliate is an extension of the their core business operations. Equity method investments are reported as investments in non-consolidated entities on the combined balance sheets.

Chemtura AgroSolutions has an investment in an unconsolidated affiliate, Certis Europe B.V., over which it does not have the ability to exercise significant influence and is accounted for under the cost method. In accordance with the cost method, the initial investment is recorded at cost and we record dividend income when applicable dividends are declared. Cost method investments are reported as investments in non-consolidated entities on the balance sheet. If a decline in the fair value of a cost method investment is determined to be other than temporary, an impairment charge is recorded and the fair value becomes the new cost basis of the investment.

Recoverability of Long-Lived Assets

We evaluate the recoverability of the carrying value of certain long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, we assess whether the projected undiscounted cash flows of our long-lived assets are sufficient to recover the existing unamortized cost of our long-lived assets. If the undiscounted projected cash flows are not sufficient, we calculate the impairment amount by discounting the projected cash flows using our weighted-average cost of capital. The amount of the impairment is written off against earnings in the period in which the impairment is determined.

Pension Benefits

U.S. Chemtura AgroSolutions Business employees participate in the defined contribution pension plans as administered and sponsored by Chemtura. Pension expense related to these defined contribution plans for the Chemtura AgroSolutions Business is reflected in net earnings on the combined statements of income.

Income Taxes

For the purpose of these combined financial statements, the tax provision of the Chemtura AgroSolutions Business was derived from financial information included in the consolidated financial statements of Chemtura, including allocations and eliminations deemed necessary by management. The Chemtura AgroSolutions Business does not file separate U.S. federal tax returns, but rather is included as part of the various U.S. returns filed by Chemtura or its subsidiaries. For the purpose of the combined financial statements, the Chemtura AgroSolutions Business tax provision was computed as if it were a separate company using the tax rates in effect at the time. Chemtura manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carry forwards, are not necessarily reflective of what the Chemtura AgroSolutions Business would have followed as a standalone entity.

Accrued federal, state and foreign income tax balances are treated as fully settled with Chemtura immediately. Therefore, they are included in net parent investment in the accompanying combined balance sheets.

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period expected to apply its taxable income in the years in which these temporary differences are expected to be recovered or settled.

We recognize the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. We accrue for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be indefinitely reinvested.

The tax benefit or valuation allowance relates to net operating losses (NOL’s) is recognized and is evaluated on a stand-alone basis.

In establishing the appropriate income tax valuation allowances, the Chemtura AgroSolutions Business assesses its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.

Environmental Liabilities

Each quarter we evaluate and review our estimates for future remediation, operation and management costs directly related to environmental remediation, to determine appropriate environmental reserve amounts. For each site where remediation is probable and the cost is reasonably estimable, we determine the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by us and the anticipated time frame over which payments to implement the remediation plan will occur. At sites where we expect to incur ongoing operations and maintenance expenditures, we accrue on an undiscounted basis, for a period of generally 10 years, those costs which are probable and reasonably estimable.

Litigation and Contingencies

In accordance with guidance in ASC Topic 450, Contingencies, we record in our combined financial statements amounts representing our estimated liability for claims, litigation and guarantees. As information about current or future litigation or other contingencies becomes available, management assesses whether such information warrants the recording of additional expenses relating to those contingencies. We record such amounts when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Stock-Based Compensation

Compensation expense includes grants under Chemtura’s stock based compensation plans to employees of the Chemtura AgroSolutions Business. We recognize compensation expense for stock-based awards issued over the requisite service period for each separately vesting tranche, as if multiple awards were granted. Stock-based compensation expense is measured at the date of grant, based on the fair value of the award.

Translation of Foreign Currencies

Our combined financial statements are presented in U.S. Dollars. The financial statements of our operations whose functional currency is not the U.S. Dollar are translated into U.S. Dollars at the exchange rates in effect at the balance sheet dates for assets and liabilities and at weighted average rates for the period for revenues and expenses. The unrealized foreign currency translation gains and losses on the net investment in these foreign operations are accumulated in the Net Parent Investment account as a component of other comprehensive income (loss), net of tax.

Cash and Cash Equivalents

Treasury activities of Chemtura are generally centralized. Cash balances for certain international locations are managed locally. Therefore, to the extent that cash balances are legally owned by the Chemtura AgroSolutions Business, they are reflected in the combined balance sheets and statements of cash flows.

Cash and cash equivalents include bank term deposits with original maturities of three months or less. There was no restricted cash included in cash and cash equivalents in the Chemtura AgroSolutions Business combined balance sheets at June 30, 2014 and December 31, 2013.

Sale of Accounts Receivables

Our Brazilian subsidiary (the “Seller”) utilizes trade receivables financing facilities (the “Brazilian A/R Financing Facilities — Vendor Cambial”) with Citibank Brazil and Banco Itau. Pursuant to these Brazilian A/R Financing Facilities — Vendor Cambial, and subject to certain conditions stated therein, the banks have agreed to finance for the end customers, on a revolving basis, certain trade receivables up to a maximum amount outstanding at any time of $24 million for Citibank and $8.5 million for Banco Itaú. We deemed the receivables settled upon receipt of funds from the banks. However, in August 2014, the bank notified us of a customer non-payment from one participant of this program. Refer to Note 18 — Subsequent Events for additional details.

As of June 30, 2014 and December 31, 2013, there was $13.4 million and $29.5 million, respectively, of outstanding accounts receivables under these Brazilian A/R Financing Facilities. Cost associated with this facility of $248 thousand and $506 thousand for the six months ended June 30, 2014 and June 30, 2013 respectively, are included in SG&A in our combined statements of income.

Supplemental Cash Flow Information

Change in net parent investment in the combined statements of cash flows excludes stock based compensation costs, severance and related costs provided by Chemtura, allocated depreciation on shared assets, and changes in net assets due to foreign currency translation as they are non-cash transactions.

Segment Reporting

Chemtura AgroSolutions identifies its operating segments based on business activities, management responsibility, and geographical location. Currently, Chemtura AgroSolutions has organized its operations into a single operating segment that develops, manufactures and sells agricultural chemicals formulated for crops across geographic regions for the purpose of enhancing crop quality and improving crop yields. Chemtura AgroSolutions manages the production process from a global perspective as manufacturing plants are strategically located in several geographical regions and may serve one region or multiple regions.

Use of Estimates

The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used on a regular basis and, with the information available, management reviews its estimates when accounting for items and matters such as revenue recognition and accruals relating to environmental costs, allowances for uncollectible accounts receivable, inventory provisions, product warranties, estimated useful lives of intangible assets and plant and equipment, asset valuations, impairment and recoverability assessments, employee benefits and share-based compensation, taxes and related valuation allowances and provisions, restructuring and other provisions, contingencies and allocations of various expenses that have historically been incurred by Chemtura.

Accounting Developments

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). The guidance in ASU 2013-02 requires an organization to present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The guidance in ASU 2013-02 is effective for fiscal years beginning after December 15, 2012. The adoption of this guidance did not have an impact on our results of operations of financial position because it only provides for enhanced disclosure requirements.

In March 2013, the FASB issued ASU 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU” 2013-05”) . The amendments in ASU 2013-05 address the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The amendments are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013 (early adoption is permitted). The adoption of this amendment did not have a material impact on our financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”), providing guidance on the presentation of unrecognized tax benefits in the financial statements as either a reduction to a deferred tax asset or either a liability to better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses or tax credit carryforwards exist. The amendments in this ASU do not require new recurring disclosures. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments in this ASU should be applied prospectively to all unrecognized tax benefits that exist at the effective date. The adoption of the amendments in this ASU did not have a significant impact on our financial statements.

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). This guidance improves GAAP by more faithfully representing when a company or other organization discontinues its operations. ASU 2014-08 changed the criteria for reporting a discontinued operation. Under the new guidance, a disposal of part of an organization that has a major effect on its operations and financial results is a discontinued operation. ASU 2014-08 is effective on a prospective basis for interim and annual periods beginning on or after December 15, 2014 although early adoption is permitted. The adoption of the amendments in this ASU would not have an impact on our financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that the ASU will have on our combined financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

Risks and Uncertainties

Our revenues are largely dependent on the continued operation of our manufacturing facilities. There are many risks involved in operating agro chemical manufacturing plants, including the breakdown, failure or substandard performance of equipment, operating errors, and natural disasters, the need to comply with directives of, and maintain all necessary permits from, government agencies as well as potential terrorist attacks. Our operations can be adversely affected by raw material shortages, labor force shortages, energy shortages, work stoppages, increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products and events impeding or increasing the cost of transporting our raw materials and finished products. The occurrence of material operational problems, including but not limited to the events described above, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility.

Our operations are also subject to various hazards incident to the production of industrial chemicals. These include the use, handling, processing, storage and transportation of certain hazardous materials. Under certain circumstances, these hazards could cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. Claims arising from any future catastrophic occurrence at any one of our facilities may result in us being named as a defendant in lawsuits asserting potential claims.

Sales volumes for our products, like all agricultural products, are subject to the sector’s dependency on weather, disease and pest infestation conditions. Adverse weather conditions in a particular region could adversely impact our financial condition, results of operations and cash flows. Additionally, our products are typically sold pursuant to contracts with extended payment terms in Latin America and Europe. Customary extended payment periods, which are tied to particular crop growing cycles, render us susceptible to losses from receivables during growing seasons in which harvests are weak and may adversely affect our results of operations and cash flows.

In all regions of the world there are directives, laws and/or regulations that require the testing and registration of all agrochemical products before they can be sold for application to crops. Each country appoints agencies responsible for the administration of these approval processes. Under these laws or when such laws and regulations are periodically changed, the products that have been previously registered may be required to undergo a process of re-registration. The re-registration process frequently demands tests to be repeated to more modern and exacting standards or may even require completely new types of tests to be completed. These tests and processes for both new and existing agrochemical products can take significant time to complete and resources to perform, and may ultimately be unsuccessful in their objective of securing a registration of new products or re-registration of existing products. There is no assurance when an existing product requires re-registration that it will be approved for continuing use or all of its previously approved uses can be sustained. Globally, many of our products are subject to such re-registration processes which may result in products having their approval for sale withdrawn in some countries.

International operations are subject to various risks which may or may not be present in U.S. operations. These risks include political instability, the possibility of expropriation, restrictions on dividends and remittances, instabilities of currencies, requirements for governmental approvals for new ventures and local participation in operations such as local equity ownership and workers’ councils. Currency fluctuations between the U.S. dollar and the currencies in which we conduct business have caused and will continue to cause foreign currency transaction gains and losses, which may be material. Any of these events could have an adverse effect on our international operations.

2)	RESTRUCTURING AND ASSET IMPAIRMENT ACTIVITIES

Restructuring Activities

During the second quarter of 2014, Chemtura approved further actions to consolidate its business’ organizational structure, which are in line with the restructuring actions approved by the Board in 2013. None of these restructuring actions materially benefitted or adversely impacted Chemtura AgroSolutions. There were no allocations of restructuring charges to Chemtura AgroSolutions related to the 2014 restructuring actions.

In February 2013, Chemtura approved a restructuring plan providing for, actions to reduce stranded costs related to divestitures of Antioxidants and Consumer products businesses and preserve pre-divestiture operating margins following the portfolio changes. Further, in October 2013, Chemtura approved additional restructuring actions to consolidate Chemtura’s Industrial business organizational structure in an effort to streamline the organization and gain efficiencies and additional cost savings. None of these restructuring plans materially benefitted or impacted Chemtura AgroSolutions as these plans were focused on reducing stranded costs that had previously been absorbed by the divested businesses of Chemtura. There were no allocations of restructuring charges to Chemtura AgroSolutions related to the 2013 restructuring plan.

In April, 2012 Chemtura approved actions to improve the operating effectiveness of certain global corporate functions. This plan is expected to reduce costs in the areas of Finance and Information Technology. Chemtura allocated a pre-tax restructuring charge of $2,687 thousand to Chemtura AgroSolutions to facility closures, severance and related costs for the year ended December 31, 2012. The remaining accrual for the 2012 plan ($18 thousand at December 31, 2013) was settled in 2014.

Asset Impairments

No impairment charge was recorded for the six months ended June 30, 2014 and June 30, 2013.

3)	INVENTORIES

(In thousands)	June 30, 2014	December 31, 2013
Finished goods	$77,239	$64,821
Work in process	5,202	4,709
Raw materials and supplies	20,381	17,694

	$102,822	$87,224

Included in the above net inventory balances are inventory obsolescence reserves of approximately $3,134 thousand and $3,302 thousand as of June 30, 2014 and December 31, 2013 respectively.

4)	PROPERTY PLANT AND EQUIPMENT

(In thousands)	June 30, 2014	December 31, 2013
Land and improvements	$742	$6,405
Buildings and improvements	10,948	22,946
Machinery and equipment	64,422	82,595
Information systems and equipment	11,124	11,781
Motor vehicles	1,708	3,170
Furniture, fixtures and other	3,182	1,910
Construction in progress	1,555	1,727

	93,681	130,534
Less: accumulated depreciation	(69,882)	(97,841)

	$23,799	$32,693

During 2013, the Ankerweg facility located in the Netherlands was dedicated for production related to the CAS business, and the requisite fixed asset balances are included in the combined carve-out balance sheet as of December 31, 2013. In 2014 management implemented an operational change and re-purposed the Ankerweg facility to incorporate both CAS and non-CAS production activities. As a result certain fixed assets have been re-characterized from “dedicated” to “shared” for purposes of expense allocation. Accordingly, these shared assets have been excluded from the combined carve-out balance sheet as of June 30, 2014 in conformity with the historical CAS financial statement basis of preparation. The assets were accounted for as transfers between common controlled entities, and recorded through the Net Parent Investment account. The gross cost and related accumulated depreciation for the transfer approximated $37,433 thousand and $29,347 thousand respectively. Refer to Note 1 — Basis of Presentation

Depreciation expense amounted to $3,861 thousand and $3,828 thousand for six months ended June 30, 2014, and June 30, 2013 respectively (includes allocated depreciation on shared assets of $2,000 thousand and $1,620 thousand for six months ended June 30, 2014, and June 30, 2013 respectively).

5)	INTANGIBLE ASSETS

The intangible assets of the Chemtura AgroSolutions Business are comprised of the following:

	June 30, 2014			December 31, 2013
(In thousands)	Gross Value	Accumulated Amortization	Net Intangibles	Gross Value	Accumulated Amortization	Net Intangibles
Patents	$2,444	$(2,444)	$—	$2,489	$(2,482)	$7
Crop registration	60,379	(31,802)	28,577	56,282	(29,030)	27,252
Trademarks	22,915	(22,777)	138	22,923	(22,788)	135
Production rights	846	(437)	409	820	(383)	437
Other	7,477	(7,295)	182	7,465	(7,273)	192

Total	$94,061	$(64,755)	$29,306	$89,979	$(61,956)	$28,023

Amortization expense related to intangible assets amounted to $2,684 thousand and $3,531 thousand during the six months ended June 30, 2014 and June 30, 2013 respectively. The total amount is comprised of $2,625 thousand and $2,234 thousand related to crop registration costs at June 30, 2014 and June 30, 2013 respectively and $59 thousand and $1,297 thousand related to trademarks, production rights and other intangibles at June 30, 2014 and June 30, 2013 respectively.

6)	INVESTMENTS IN NON-CONSOLIDATED ENTITIES

(In thousands)	June 30, 2014	December 31, 2013
Equity Method Investment
ISEM S.r.l. (50%)	$2,177	$3,865

Cost Method Investment
Certis Europe B.V. (15%)	1,887	1,887

	$4,064	$5,752

On January 26, 2011, we announced the formation of ISEM S.r.l. (“ISEM”), a strategic research and development alliance with Isagro S.p.A., which provided us access to two commercialized products and accelerated the development and commercialization of new active ingredients and molecules related to our Chemtura AgroSolutions Business. ISEM is a 50/50 joint venture between us and Isagro S.p.A. and is being accounted for as an equity method investment. Our investment in the joint venture was €20 million ($26 million), which was made in January 2011. During 2011 and 2012, we made our pro-rata share of shareholder loans to ISEM to fund operating requirements in the amount of €2.27 million ($3.0 million). These loans are recorded as other assets on the combined balance sheets.

During 2013, ISEM sold, in two separate transactions, its two product lines for a sum of €38 million ($51 million) and recorded a gain in its financial statements. We received a return of capital of €15 million ($20 million) and €2 million ($3 million) as a full repayment of a shareholder loan during 2013. In April, 2014 ISEM began its dissolution process. We received a return of capital of €1.1 million ($1.5 million) during the six months ended June 2014. The joint venture continued to hold cash, accounts receivable, inventory and other administrative and tax accruals. In August 2014, we received a final expected return of capital. Refer to Note — 18 Subsequent Events for additional information.

We recorded an equity loss of $144 thousand and $1,221 thousand for six months ended June 30, 2014 and June 30, 2013, respectively.

On January 1, 2001, the Company entered into a 15% cost method investment in Certis Europe B.V. in an amount of $1,887 thousand.

7)	DEBT

Our Debt is comprised of the following:

(In thousands)	June 30, 2014	December 31, 2013
Line of credit facility in India	$—	$1,130

Our credit facility in India is a short term on demand facility supported by a U.S. parent guarantee and can be terminated upon payment of the outstanding balance. On April 8, 2010, we entered into an initial facility with Citibank of $1.45 million which was increased to $10 million on May 19, 2011. The interest rate on the line of credit is based on India’s local prime rate plus 75 basis points. During fiscal year 2014, the short term credit facility has been repaid. For the period ending June 30, 2014 and June 30, 2013 the interest rate on drawn down balances was 12% and 11% respectively. The interest expense was $20 thousand and $118 thousand at June 30, 2014 and June 30, 2013 respectively.

8)	ACCRUED EXPENSES

Our Accrued expenses are comprised of the following:

(In thousands)	June 30, 2014	December 31, 2013
Accrued customer rebates	$19,282	$4,754
Accrued compensation and benefits	4,391	5,229
VAT payable	5,747	1,985
Vendor Cambial guarantee	3,050	—
Other accrued liabilities	6,315	6,211

	$38,785	$18,179

Accruals related to our customer rebate program in the U.S. are included in accrued expenses as they are typically settled in cash. This program operates from September to October annually, with payments of rebates accrued occurring in the last three months of the calendar year. The timing of these accruals and payments, in addition to seasonally higher sales in the spring and summer months, contributed to the significant increase in accrued customer rebates from December 31, 2013 to June 30, 2014.

In August 2014, we received a non-payment notification from the bank for one Brazilian customer participating in the Brazilian A/R Financing Facilities — Vendor Cambial. Please refer to Note 18 — Subsequent Events for additional details.

9)	LEASES

Rental expenses under operating leases for six months ended June 30, 2014 and June 30, 2013 were $1,098 thousand and $1,257 thousand respectively.

Real estate taxes, insurance and maintenance expenses are generally our obligations and, accordingly, were not included as part of rental payments. It is expected that in the normal course of business, leases that expire will be renewed or replaced by similar leases.

10)	OTHER INCOME (EXPENSE), NET

Other income (expense), net includes the following:

	Six months ended June 30,
(In thousands)	2014	2013
Foreign exchange gain (loss), net	$3,393	$(807)
Other income, net	80	690

	$3,473	$(117)

11)	INCOME TAXES

For the six months ended June 30, 2014 and 2013, we reported an income tax expense of $18,537 thousand and $12,503 thousand, respectively. The tax expense reported for the six months ended June 30, 2014 and 2013 is related to taxable income of certain of our international and domestic subsidiaries.

In the six months ended June 30, 2014, we maintained a valuation allowance against the tax benefits associated with our year-to-date losses in certain international jurisdictions. We will continue to adjust our tax provision through the establishment or reduction of non-cash valuation allowances until we determine that it is more-likely than not that the net deferred tax assets associated with our international operations will be utilized.

We have net liabilities related to unrecognized tax benefits of $628 thousand and $592 thousand at June 30, 2014 and December 31, 2013, respectively. We recognize interest and penalties related to unrecognized tax benefits as income tax expense.

We believe it is reasonably possible that our unrecognized tax benefits may decrease within the next year. This reduction may occur due to the statute of limitations expirations or conclusion of examinations by tax authorities. We further expect that the amount of unrecognized tax benefits will continue to change as a result of ongoing operations, the outcomes of audits and the expiration of the statutes of limitations. This change is not expected to have a significant impact on our financial condition.

12)	STOCK INCENTIVE PLANS

Compensation programs include share-based payments under various Chemtura stock-based compensation plans. Awards under these plans are granted to eligible officers, management employees and non-employee directors of Chemtura. Awards may be made in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units (“RSUs”) and performance shares. Under the plans, Chemtura issues additional shares of common stock upon the exercise of stock options or the vesting of RSUs.

Description of the Plans

When Chemtura’s Plan of Reorganization became effective on November 10, 2010, Chemtura implemented the Chemtura 2010 Long-Term Incentive Plan (the “2010 LTIP”) which had been previously approved by the Bankruptcy Court. All stock-based compensation plans existing prior to the Effective Date were terminated and any unvested or unexercised shares associated with these plans were cancelled. The 2010 LTIP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, stock units, bonus stock, performance awards, share awards, restricted stock, time based RSU’s and performance based RSU’s. The 2010 LTIP provides for the issuance of a maximum of 11 million shares to eligible Chemtura employees, in which certain Chemtura AgroSolutions Business employers are eligible to participate. Non-qualified and incentive stock options may be granted under the 2010 LTIP at prices equal to the fair market value of the underlying common shares on the date of the grant. All outstanding stock options will expire not more than ten years from the date of the grant. As of June 30, 2014, grants authorized under the 2010 LTIP are being administered through the following award plans; the 2009 Emergence Incentive Plan (the “2009 EIP”), the 2010 Emergence Incentive Plan (the “2010 EIP”), the 2010 Emergence Award Plan (the “2010 EAP”) and the 2011 Long-Term Incentive Plan (the “2011 LTIP”), 2012 Long-Term Incentive Awards (the “2012 Awards”), 2013 Long-Term Incentive Awards (the “2013 Awards”) as well as other grants made to the Board of Directors.

Total stock-based compensation expense, including amounts for RSUs and stock options, were $487 thousand and $491 thousand for the six months ended June 30, 2014 and June 30, 2013 respectively. These expenses were reflected as follows in the combined statements of income:

	Six months ended June 30,
	2014	2013
Selling, general and administrative expenses	$455	$450
Cost of goods sold	26	38
Research and development expenses	6	3

	$487	$491

13)	PENSIONS AND OTHER POST-RETIREMENT PLANS

Substantially all U.S. Chemtura AgroSolutions Business employees participate in the U.S. defined contribution pension plans as administered and sponsored by Chemtura. Contributions made by Chemtura for the defined contribution plans are determined as a percentage of the covered employee’s salary.

14)	FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities approximate their fair value because of the short-term maturities of these instruments.

Fair Value Measurements

We apply the provisions of ASC Topic 820 with respect to our financial assets and liabilities that are measured at fair value within the financial statements on a recurring basis. ASC Topic 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The fair value hierarchy specified by ASC Topic 820 is as follows:

•	Level 1 — Quoted prices in active markets for identical assets and liabilities.

•	Level 2 — Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market date.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

15)	ASSET RETIREMENT OBLIGATIONS

We apply the provisions of ASC Topic 410, Asset Retirements and Environmental Obligations (“ASC 410”), which require companies to make estimates regarding future events in order to record a liability for asset retirement obligations in the period in which a legal obligation is created. Such liabilities are recorded at fair value, with an offsetting increase to the carrying value of the related long-lived assets. The fair value is estimated by discounting projected cash flows over the estimated life of the assets using Chemtura AgroSolutions Business credit adjusted risk-free rate applicable at the time the obligation is initially recorded. In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. We also adjust the liability for changes resulting from revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, we either settle the obligation for its recorded amount or incur a gain or loss.

Our asset retirement obligations include estimates for all asset retirement obligations identified for Chemtura AgroSolutions Business worldwide facilities. Our asset retirement obligations are primarily the result of legal obligations for the removal of leasehold improvements and restoration of premises to their original condition upon termination of leases at approximately seven facilities and warehouses; and decommissioning and decontamination obligations that are legally required to be fulfilled upon closure of two of our manufacturing facilities.

The following is a summary of the change in the carrying amount of the non-current asset retirement obligations during 2014 and 2013, the net book value of assets related to the asset retirement obligations at June 30, 2014 and December 31, 2013 and the related depreciation expense recorded for six months ended June 30, 2014 and June 30, 2013.

(In thousands)	June 30, 2014	December 31, 2013
Asset retirement obligation balance at beginning of year	$272	$243
Accretion expense — cost of goods sold	12	26
Payments	—	—
Foreign currency translation	(2)	3

Asset retirement obligation balance at end of year	$282	$272

Net book value of asset retirement obligation assets at end of period	$5	$5

At June 30, 2014 and December 31, 2013, $233 thousand and $78 thousand of the current asset retirement obligation balance were included in accrued expenses on our combined balance sheet respectively.

The related depreciation expense for the six months ended June 30, 2014 and June 30, 2013 was nil.

16)	LEGAL PROCEEDINGS AND CONTINGENCIES

The Chemtura AgroSolutions Business is involved in claims, litigation, administrative proceedings and investigations of various types in a number of jurisdictions. A number of such matters involve, or may involve, claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury.

Internal Review of Customer Incentive, Commission and Promotional Payment Practices

In 2009 and 2010, we conducted a review of various customer incentives, commission and promotional payment practices in the Europe, Middle East and Africa region of our business. This review — conducted under the oversight of the Audit Committee of the Board of Directors and with the assistance of outside counsel and forensic accounting consultants — identified evidence of suspicious payments to persons in certain Central Asian countries and activity intended to conceal the nature of such payments. The amounts of these payments were reflected in our books and records, but not recorded transparently, including payments redirected to persons other than the customers, distributors or agents specified in particular transactions. We disclosed the findings of our review to the Securities Exchange Commission (“SEC”). In 2012, the SEC staff advised us that it did not intend to recommend enforcement action by the Commission. Following our review, we have strengthened our worldwide internal controls relating to customer incentives and sales agent commissions and further enhanced our global policy prohibiting improper payments.

17)	RELATED PARTY TRANSACTIONS

Combined Statements of Income

The Chemtura AgroSolutions Business receives services and support functions from Chemtura for the following functions among others: information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services. The costs associated with these services generally include employee related costs, including payroll and benefit costs as well as overhead costs related to the support functions. Functional costs are allocated to the Chemtura AgroSolutions Business based on measures including, but not limited to, headcount and revenue. Total allocated expenses recorded in these combined financial statements were as follows:

	Six months ended June 30,
(In thousands)	2014	2013
Cost of goods sold	$2,482	$2,754
Selling, general and administrative	11,757	11,085
Depreciation and amortization on shared assets	2,000	1,620
Research and Development	6	3
Facility closures, severance and related benefit	—	(203)

	$16,245	$15,259

Combined Statements of Net Parent Investment

For purposes of these financial statements, amounts due from/to Chemtura and other non-Chemtura AgroSolutions subsidiaries of Chemtura, as well as accumulated foreign currency translation adjustments, have been included in Net Parent Investment.

As discussed in Note 1, Chemtura uses a centralized approach for domestic cash management and to finance its operations. During the periods covered by these combined financial statements, domestic cash receipts were collected by Chemtura on a regular basis while the Chemtura AgroSolutions Business’ domestic cash disbursements were funded through Chemtura’s cash accounts. These transactions are reflected in Net Parent Investment.

The Chemtura AgroSolutions Business does not file separate tax returns in the United States, but rather are included in the Federal and state income tax returns filed by Chemtura and its domestic subsidiaries in various domestic jurisdictions. The current Federal and state provisions for the Chemtura AgroSolutions Business is calculated on a stand-alone basis with the offsetting amounts recorded to Net Parent Investment.

18)	SUBSEQUENT EVENTS

In August 2014, we received and recognized a final expected return of capital in an amount of €1.7 million ($2.3 million) related to the ISEM joint venture.

Also during August 2014, we were notified that one customer in Brazil and a customer group in Kazakhstan were in financial distress which culminated from financial difficulties that existed for these customers prior to June 30, 2014. Pursuant to ASC 450-20-25, we have recorded an allowance against accounts receivable and a related bad debt expense of $2,600 thousand for the Kazakhstani customer group in our June 30, 2014 combined carve-out interim financial statements.

The Brazilian customer was a participant of the Brazilian A/R Financing Facilities — Vendor Cambial. Accordingly, the original receivable was deemed settled upon receipt of funds from the banks. We were informed of a non-payment in August 2014 and subsequently conducted a credit review on this customer. We concluded they were in financial distress and as a result, we recorded a liability to the bank for $3,050 thousand in our June 30, 2014 combined carve-out interim financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the placing agents’ commissions, payable by us in connection with the resale of the Shares being registered. All amounts are estimated except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$75,307.46
Accounting Fees and Expenses	95,000.00
Legal Fees and Expenses	75,000.00
Miscellaneous	54,692.54

Total	$300,000.00

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145(a) of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Under Section 145(b) of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our amended and restated bylaws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by our Board.

As permitted by Section 102(b)(7) of the DGCL, our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision of our certificate of incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief, which will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to us, including for actions leading to improper personal benefit to the director, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our amended and restated by-laws also provide that we shall indemnify and advance expenses to our officers and directors to the fullest extent permitted by applicable law as currently in effect or as the same may be amended.

We have entered into director and officer indemnification agreements with each of our current directors and officers which, in certain respects, are broader than the specific indemnification and advancement provisions contained in our amended and restated by-laws. Specifically, such indemnification agreements provide our directors and officers with specific contractual assurances of such persons’ rights to indemnification and advancement of expenses to protect against litigation risks and expenses (regardless, among other things, of any change in our ownership or the composition of our Board).

Additionally, we maintain directors’ and officers’ liability insurance for each of our directors and officers.

Item 15.	Recent sales of unregistered securities.

On October 8, 2014 and November 6, 2014, we completed the October/November Private Placement, pursuant to which we sold an aggregate of 16,060,960 shares and 9,404,064 shares, respectively, of our common stock at a purchase price of $25.59 per share, and received net proceeds of approximately $651.5 million, after deducting fees and offering expenses. Such shares were not registered under the Securities Act and were issued pursuant to an exemption from the registration provided under Section 4(a)(2) of the Securities Act.

On May 20, 2014, we issued to eligible investors, all of whom qualify as “accredited investors” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), an aggregate of 15,800,000 shares of our common stock for an aggregate consideration of $300.2 million through the May Private Placement. Such shares were not registered under the Securities Act and were issued pursuant to an exemption from the registration provided under Section 4(a)(2) of the Securities Act.

In December 2013, we issued to certain of our employees, pursuant to purchase rights under the 2013 Plan an aggregate of 353,650 common shares for aggregate consideration of approximately $3.8 million. The securities issued under the 2013 Plan were not registered under the Securities Act and were issued pursuant to Rule 701 promulgated by the SEC under the Securities Act.

In December 2013, prior to the Domestication, we sold an aggregate of 1,900 ordinary shares to certain accredited investors for a total consideration of $0.02 million. The securities issued under such offering were not registered under the Securities Act and were issued pursuant to Rule 506 of the Securities Act.

Item 16.	Exhibits and financial statement schedules.

(A) Exhibits

		Incorporated by Reference				Included in this Registration Statement
Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
2.1	Business Combination Agreement And Plan Of Merger, dated as of October 10, 2013, by and among Platform Acquisition Holdings Limited, Platform Delaware Holdings, Inc., Platform Merger Sub, LLC, MacDermid Holdings, LLC, MacDermid, Incorporated, Tartan Holdings, LLC, and CSC Shareholder Services LLC as seller representative for the direct and indirect beneficial owners of MacDermid, Incorporated	S-4	333-192778	2.1	12/11/13

2.2	Exchange Agreement, dated as of October 25, 2013, by and between Platform Acquisition Holdings Limited and the MacDermid Incorporated Profit Sharing and Employee Savings Plan	S-4	333-192778	2.2	12/11/13

2.3	Stock and Asset Purchase Agreement, dated April 16, 2014, between Chemtura Corporation and Platform Specialty Products Corporation	8-K	001-36272	2.1	04/17/14

2.4	Letter agreement dated October 24, 2014 relating to the Stock and Asset Purchase Agreement, dated as of April 16, 2014, between Platform and Chemtura Corporation	8-K	001-36272	2.1	10/30/14

2.5	Agreement, dated as of August 4, 2014, among MacDermid Agricultural Solutions Holdings B.V., Platform Specialty Products Corporation, as guarantor and a representative of Percival S.A.	8-K	001-36272	2.1	08/06/14

2.6	Share Purchase Agreement, dated October 20, 2014, between Nalozo S.à.r.l. and Platform Specialty Products Corporation.	8-K	001-36272	2.1	10/21/14

3.1(a)	Certificate of Incorporation	S-4 POS	333-192778	3.1	01/24/14

3.1(b)	Certificate of Amendment of Certificate of Incorporation	8-K	001-36272	3.1	06/13/14

3.2	Amended and Restated By-laws	10-K	001-36272	3.2	03/31/14

4.1	Specimen Common Stock certificate	S-4	333-192778	4.1	01/02/14

5.1	Opinion of Greenberg Traurig, LLP					X

10.1	Severance Agreement Letter, dated as of May 23, 2011, between MacDermid, Incorporated and Daniel H. Leever	S-4	333-192778	10.1	01/02/14

10.2	Severance Agreement Letter, dated as of January 7, 2003, between MacDermid, Incorporated and Frank J. Monteiro	S-4	333-192778	10.2	01/02/14

		Incorporated by Reference				Included in this Registration Statement
Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
10.3	Severance Agreement Letter, dated as of July 22, 2002, between MacDermid, Incorporated and John L. Cordani	S-4	333-192778	10.3	01/02/14

10.4	Memorandum of Agreement, dated as of July 9, 2001, between MacDermid, Incorporated and John L. Cordani	S-4	333-192778	10.4	01/02/14

10.5	MacDermid, Incorporated Profit Sharing and Employee Savings Plan (as amended and restated generally effective January 1, 2010)	S-4	333-192778	10.5	12/11/13

10.6	MacDermid, Incorporated Employees’ Pension Plan (as amended and restated generally effective January 1, 2009)	S-4	333-192778	10.6	12/11/13

10.7	MacDermid, Incorporated Supplemental Executive Retirement Plan, effective April 1, 1994, as amended on February 25, 2005, and as further amended on July 11, 2013	S-4	333-192778	10.7	01/02/14

10.8	Second Amendment to MacDermid, Incorporated Employees’ Pension Plan, 2009 Restatement	S-4	333-192778	10.8	01/02/14

10.9	Amendment No. 1 to MacDermid, Incorporated Supplemental Executive Retirement Plan (as Previously Amended and Restated)	S-4	333-192778	10.9	01/02/14

10.10	Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan	S-8	333-194012	10.1	02/18/14

10.11	Form of Restricted Stock Agreement —Platform Specialty Products Corporation Equity Incentive Plan	S-4	333-192778	10.11	01/02/14

10.12	Form of Amended and Restated Restricted Stock Unit Agreement —Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan	10-Q	001-36272	10.5	08/06/14

10.13	Platform Specialty Products Corporation 2014 Employee Stock Purchase Plan	DEF 14A	001-36272	Appendix B	04/25/14

10.14	Form of Director and Officer Indemnification Agreement	S-4	333-192778	10.12	01/02/14

		Incorporated by Reference				Included in this Registration Statement
Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
10.15	Amended and Restated Credit Agreement, dated as of October 31, 2013, among, inter alia, Platform Acquisition Holding Limited, MacDermid Holdings, LLC, Matrix Acquisition Corp., MacDermid, Incorporated (as successor to Matrix Acquisition Corp., the borrower), the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto and Credit Suisse AG, as administrative agent and as collateral agent	S-4	333-192778	10.13	01/02/14

10.16	Second Amended and Restated Credit Agreement, dated as of August 6, 2014, among, inter alia, Platform Specialty Products Corporation, MacDermid Holdings, LLC, MacDermid, Incorporated, the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto and Barclays Bank PLC, as administrative agent and collateral agent	8-K	001-36272	10.1	08/08/14

10.17	Amendment No. 2, dated as of August 6, 2014, among, inter alia, Platform Specialty Products Corporation, MacDermid Holdings, LLC, MacDermid, Incorporated, the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto, and Barclays Bank PLC, as administrative agent and collateral agent	8-K	001-36272	10.1	08/08/14

10.18	Incremental Amendment, dated October 1, 2014, among Platform, MacDermid, Holdings, certain subsidiaries of Holdings and Platform party thereto, Barclays Bank PLC, as collateral agent and administrative agent, and the lenders party thereto	8-K	001-36272	10.1	10/01/14

10.19	Form of Retaining Holder Securityholders Agreement	S-4	333-192778	10.14	01/02/14

10.20	Advisory Services Agreement, dated October 31, 2013, by and between Platform Specialty Products Corporation and Mariposa Capital, LLC	S-4	333-192778	10.15	01/02/14

10.21	Letter Agreement with respect to Supplemental Executive Retirement Plan payment, dated as of October 29, 2013, between Platform Acquisition Holdings Limited and Daniel H. Leever	S-4	333-192778	10.16	01/02/14

10.22	Security Holder’s Agreement dated as of November 7, 2013	S-4	333-192778	10.17	01/02/14

10.23	Subscription agreement between Platform and Pershing Square (as investment advisor to the funds named therein)	8-K	001-36272	10.1	10/08/14

		Incorporated by Reference				Included in this Registration Statement
Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
10.24	Form of support agreement (filed as Annex A to Platform’s preliminary proxy statement, as filed on October 6, 2014, and incorporated herein by reference)	8-K	001-36272	10.2	10/08/14

10.25	Placing Agreement, dated May 17, 2013, by and between Platform Acquisition Holdings Limited, certain of its Directors, Berggruen Acquisition Holdings IV Ltd., Mariposa Acquisition, LLC, and Barclays Bank and Citigroup Global Markets Limited as placing banks	S-4	333-192778	10.18	01/02/14

10.26	Form of Option Deeds	S-4	333-192778	10.19	01/02/14

10.27	Third Amendment to Amended and Restated MacDermid, Incorporated Employees’ Pension Plan	S-4	333-192778	10.21	01/02/14

10.28	Form of Non-Qualified Stock Option Agreement — Platform Specialty Products Corporation Equity Incentive Plan	S-4	333-192778	10.22	01/02/14

10.29	Form of Incentive Stock Option Agreement — Platform Specialty Products Corporation Equity Incentive Plan	S-4	333-192778	10.23	01/02/14

10.30	Amended and Restated Pledge and Security Agreement, amended and restated as of October 31, 2013	10-K	001-36272	10.25	03/31/14

10.31	Commitment Letter dated April 16, 2014, between Barclays Bank PLC and Platform Specialty Products Corporation	8-K	001-36272	10.1	04/17/14

10.32	Amended and Restated Commitment Letter dated July 15, 2014, between Barclays Bank PLC and Platform Specialty Products Corporation	8-K	001-36272	10.13	07/21/14

10.33	Registration Rights Agreement, dated May 20, 2014, between Platform Specialty Products Corporation, the placement agents and the purchasers stated therein	8-K	001-36272	10.1	05/21/14

10.34	Registration rights agreement, dated October 8, 2014, between Platform and the purchasers of the Shares	8-K	001-36272	10.3	10/08/14

10.35	Form of Supply Agreement between Platform and Chemtura Corporation	8-K	001-36272	10.1	10/06/14

21.1	List of subsidiaries	10-K	001-36272	21.1	03/31/14

23.1	Consent of PricewaterhouseCoopers LLP (Platform)					X

23.2	Consent of KPMG LLP (MacDermid)					X

23.3	Consent of KPMG LLP (Chemtura AgroSolutions)					X

23.4	Consent of Ernst & Young ShinNihon LLC (Arysta)					X

		Incorporated by Reference				Included in this Registration Statement
Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
23.5	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1 herein)					X

24.1	Power of Attorney (included in signature page hereto)					X

101.1*	The following materials from Platform Specialty Products Corporation’s fiscal year ended December 31, 2013, formatted in XBRL (Extensible Business Reporting Language) are included in this registration statement: (i) the Consolidated Statements of Operations for the period from inception (April 23, 2013 through December 31, 2013), the period from January 1, 2013 through October 31, 2013, and the years ended December 31, 2012 and 2011, (ii) the Consolidated Statements of Comprehensive Income for the period from inception (April 23, 2013 through December 31, 2013), the period from January 1, 2013 through October 31, 2013, and the years ended December 31, 2012 and 2011, (iii) the Consolidated Balance Sheets at December 31, 2013 and December 31, 2012, (iv) the Consolidated Statements of Cash Flows for the period from inception (April 23, 2013 through December 31, 2013), the period from January 1, 2013 through October 31, 2013, and the years ended December 31, 2012 and 2011, (v) the Consolidated Statements of Changes in Stockholders’ Equity for the period from December 31, 2011 through December 31, 2012, the period from December 31, 2012 through October 31, 2013 and the period from inception (April 23, 2013 through December 31, 2013), and (vi) Notes to Consolidated Financial Statements. The following materials from Platform Specialty Products Corporation’s quarterly period ended June 30, 2014, formatted in XBRL (Extensible Business Reporting Language) are included in this registration statement : (i) the Condensed Consolidated Statements of Operations for the six months ended June 30, 2014 and 2013, (ii) the Condensed Consolidated Statements of Comprehensive Income for the six months ended June 30, 2014 and 2013, (iii) the Condensed Consolidated Balance Sheets at June 30, 2014 and December 31, 2013, (iv) the Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2014 and 2013, and (v) and Notes to the Condensed Consolidated Financial Statements.

*	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under these sections.

(B) Financial Statement Schedule

Schedule II — Valuation and Qualifying Accounts and Reserves

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on November 10, 2014.

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:	/s/ Daniel H. Leever
Name:	Daniel H. Leever
Title:	Chief Executive Officer, President and Vice Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ Daniel H. Leever Daniel H. Leever	Chief Executive Officer, President and Vice Chairman (principal executive officer)	November 10, 2014

/s/ Frank J. Monteiro Frank J. Monteiro	Senior Vice President and Chief Financial Officer (principal financial officer)	November 10, 2014

* Robert L. Worshek	Vice President and Chief Accounting Officer (principal accounting officer)	November 10, 2014

* Martin E. Franklin	Chairman of the Board	November 10, 2014

* Ian G.H. Ashken	Director	November 10, 2014

* Nicolas Berggruen	Director	November 10, 2014

* Michael F. Goss	Director	November 10, 2014

* Ryan Israel	Director	November 10, 2014

* E. Stanley O’Neal	Director	November 10, 2014

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the SEC on November 3, 2014 on the signature page to the registration statement on Form S-1 and incorporated herein by reference, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to registration statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Frank J. Monteiro
Name:	Frank J. Monteiro, Attorney-in-fact